     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1998

                                                      REGISTRATION NO. 333-48849
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------


                               AMENDMENT NO. 5 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                               CUMULUS MEDIA INC.
             (Exact name of Registrant as specified in its charter)

               ILLINOIS                                  4832                                 36-4159663
   (State or other jurisdiction of           (Primary standard industrial                   (IRS employer
    incorporation or organization)           classification code number)                identification number)

                          ----------------------------
                             111 EAST KILBOURN AVE.
                                   SUITE 2700
                              MILWAUKEE, WI 53202
                                 (414) 615-2800
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)
                          ----------------------------
                               RICHARD W. WEENING
                               EXECUTIVE CHAIRMAN
                              LEWIS W. DICKEY, JR.
                            EXECUTIVE VICE CHAIRMAN
                               CUMULUS MEDIA INC.
                             111 EAST KILBOURN AVE.
                                   SUITE 2700
                              MILWAUKEE, WI 53202
                                 (414) 615-2800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ----------------------------

                                   COPIES TO:

            WILLIAM F. SCHWITTER, ESQ.                           GEORGE R. KROUSE, JR., ESQ.
       PAUL, HASTINGS, JANOFSKY & WALKER LLP                     SIMPSON THACHER & BARTLETT
                  399 PARK AVENUE                                   425 LEXINGTON AVENUE
             NEW YORK, NEW YORK 10022                             NEW YORK, NEW YORK 10017
                  (212) 318-6000                                       (212) 455-2000

                          ----------------------------
    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                          ----------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                                          PROPOSED
                                                   AMOUNT         PROPOSED MAXIMUM        MAXIMUM            AMOUNT OF
          TITLE OF EACH CLASS OF                   TO BE         OFFERING PRICE PER      AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED              REGISTERED           SHARE(1)       OFFERING PRICE(1)         FEE(2)
Class A Common Stock, par value $.01 per         8,357,500
  share....................................      shares(3)             $16.00           $133,720,000          $39,448
      % Series A Cumulative Exchangeable          219,000
  Redeemable Preferred Stock due 2009......     shares(4)(5)           $1,000           $219,000,000          $64,605
   % Subordinated Exchange Debentures due
  2009.....................................      $     (6)               $              $219,000,000            (7)
      % Senior Subordinated Notes due
  2008.....................................     $150,000,000            100%            $150,000,000          $44,250
Guarantees of     % Senior Subordinated
  Notes due 2008...........................     $150,000,000            (8)                 (8)                 (8)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) The total registration fee of $148,303 was previously paid in connection with the Company's filings on March 30, 1998, May 18, 1998 and June 3, 1998.
(3) Includes 937,500 shares issuable upon exercise of the Underwriters' over-allotment option.
(4) Includes $34,200,000 of    % Series A Cumulative Exchangeable Redeemable
    Preferred Stock due 2009 being issued in exchange for $34,200,000 of the Registrant's Class A Preferred Stock.
(5) Includes 94,000 shares issuable to cover fixed payment obligations on the Series A Preferred Stock.
(6) Includes $94,000,000 in aggregate principal amount of Exchange Debentures issuable to cover fixed payment obligations on the Exchange Debentures.
(7) In accordance with Rule 457 (i) the registration fee is calculated and based
    solely on the offering price of the    % Series A Cumulative Exchangeable
    Redeemable Preferred Stock due 2009 and no additional fee is payable on the
       % Subordinated Exchangeable Debentures.
(8) No additional consideration for the Guarantees of       % Senior
    Subordinated Notes due 2008. Pursuant to Rule 457(n), no separate fee is payable therefor.
                          ----------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           TABLE OF OTHER REGISTRANTS

                                                                                            PRIMARY
                        EXACT NAME OF                              STATE OR OTHER          STANDARD
                        REGISTRANT AS                              JURISDICTION OF        INDUSTRIAL     I.R.S. EMPLOYER
                      SPECIFIED IN ITS                            INCORPORATION OR      CLASSIFICATION    IDENTIFICATION
                           CHARTER                                  ORGANIZATION          CODE NUMBER          NO.
-------------------------------------------------------------  -----------------------  ---------------  ----------------

Cumulus Broadcasting, Inc....................................  Nevada                           4832          36-4166963

Cumulus Licensing Corp.......................................  Nevada                           4832          36-4166966

Caribbean Communications Company Ltd.........................  Montserrat                       4832           N.A.

GEM Radio Five Ltd...........................................  Trinidad and Tobago              4832           N.A.

Forjay Broadcasting Corporation..............................  South Carolina                   4832          56-1003735

Forjay Licensing Corp........................................  Nevada                           4832          36-4231735

Minority Radio Associates, Inc...............................  Georgia                          4832          58-1741314

MRA Licensing Corp...........................................  Nevada                           4832          36-4231737

                                EXPLANATORY NOTE


    This Registration Statement contains four forms of prospectus: one to be used in connection with the offering of the Class A Common Stock in the United States and Canada (the "U.S. Common Stock Prospectus"), one to be used in connection with a concurrent offering of the Class A Common Stock outside the United States and Canada (the "International Common Stock Prospectus"), one to be used in connection with a concurrent offering of Senior Subordinated Notes (the "Notes Prospectus") and one to be used in connection with a concurrent offering of Series A Cumulative Exchangeable Redeemable Preferred Stock (the "Preferred Stock Prospectus"). The U.S. Common Stock Prospectus, the International Common Stock Prospectus, the Preferred Stock Prospectus and the Notes Prospectus will be identical in all respects except that they will contain different front and back cover pages, the Notes Prospectus (i) will not contain the sections entitled "Prospectus Summary -- The Stock Offering," "Dividend Policy," "Dilution," "Principal and Selling Stockholders," "Description of Credit Facility and Notes," "Shares Eligible for Future Sales," or "Certain United States Tax Consequences to Non-United States Holders of Class A Common Stock," (ii) will contain a different legend following the "Certain Definitions and Market and Industry Data" section, and a different "Prospectus Summary -- Risk Factors" section, "Risk Factors" section, "Underwriting" section and "Legal Matters" section and (iii) will contain additional sections entitled "Prospectus Summary -- The Debt Offering," "Principal Stockholders," "Description of Credit Facility," "Description of Notes," and "Certain Federal Income Tax Considerations" and the Preferred Stock Prospectus (i) will not contain the sections entitled "Prospectus Summary -- The Stock Offerings," "Dilution," "Principal and Selling Stockholders," or "Certain United States Tax Consequences to Non-United States Holders of Class A Common Stock," (ii) will contain a different legend following the "Certain Definitions and Market and Industry Data" section, and a different "Prospectus Summary -- Risk Factors" section, "Risk Factors" section, "Shares Eligible for Future Sale" section, "Underwriting" section and "Legal Matters" section and (iii) will contain additional sections entitled "Prospectus Summary -- The Preferred Stock Offering," "Principal Stockholders," "Description of the Series A Preferred Stock and Exchange Debentures," and "Certain Federal Income Tax Considerations."


    The U.S. Common Stock Prospectus is included herein and is followed by (i) those pages to be used in the International Common Stock Prospectus which differ from those in the U.S. Common Stock Prospectus, (ii) those pages to be used in the Notes Prospectus which differ from those in the U.S. Common Stock Prospectus, and (iii) those pages to be used in the Preferred Stock Prospectus which differ from those in the U.S. Common Stock Prospectus. Each of the additional pages for the International Common Stock Prospectus included herein has been labeled "Alternate Page for International Common Stock Prospectus."

    If required pursuant to Rule 424(b) of the General Rules and the Regulations under the Securities Act of 1933, as amended, copies of each of the prospectuses in the forms in which they are used after the Registration Statement becomes effective will be filed with the Securities and Exchange Commission.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PROSPECTUS         SUBJECT TO COMPLETION, DATED JUNE 25, 1998

                                7,420,000 SHARES

     [LOGO]
                               CUMULUS MEDIA INC.
                              CLASS A COMMON STOCK
                                 --------------

    Of the shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), offered hereby, 6,250,000 shares are being sold by Cumulus Media Inc. (the "Company") and 1,170,000 shares are being sold by State of Wisconsin Investment Board (the "Selling Stockholder"). Of the 7,420,000 shares of Class A Common Stock being offered, 5,936,000 shares are being offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters and 1,484,000 shares are being offered in a concurrent offering outside the United States and Canada (the "International Offering") by the International Managers (together with the U.S. Underwriters, the "Underwriters"). The U.S. Offering and the International Offering are collectively referred to as the "Stock Offerings." The offering price and underwriting discounts and commissions for each of the Stock Offerings will be identical.

    Upon consummation of the Reorganization (as defined in "Prospectus Summary--Reorganization and Corporate Structure"), the Company's authorized capital stock will include Class A Common Stock, Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), and Class C Common Stock, par value $.01 per share (the "Class C Common Stock" and, together with the Class A Common Stock and the Class B Common Stock, the "Common Stock"). Except with respect to voting and conversion, the rights of holders of Class A Common Stock, Class B Common Stock and Class C Common Stock are identical. Except upon the occurrence of certain events, holders of Class B Common Stock are not entitled to vote, whereas each share of Class A Common Stock entitles its holder to one vote and subject to certain exceptions, each share of Class C Common Stock entitles its holder to ten votes. Under certain conditions and subject to prior governmental approval, shares of Class B Common Stock are convertible into shares of Class A Common Stock and/or shares of Class C Common Stock on a one-for-one basis at the option of the holder, and shares of Class C Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder. Following the Stock Offerings, existing stockholders of the Company, including the officers and directors of the Company, will continue to own approximately 60% of the Common Stock (representing approximately 78% of the voting power) and will have the ability to control the Company. See "Description of Capital Stock."

    Concurrently with the Stock Offerings, the Company is offering (the
"Preferred Stock Offering") $125.0 million of    % Series A Cumulative
Exchangeable Redeemable Preferred Stock Due 2009 (the "Series A Preferred Stock"), approximately $34.2 million of which are being offered directly by the Company, and not through the Underwriters, to The Northwestern Mutual Life Insurance Company, the sole owner of the NML Preferred Stock (as defined in "Prospectus Summary--Reorganization and Capital Structure"), which had an accreted value as of June 1, 1998 of $34,179,810, at a purchase price equal to
the price to public and $150.0 million of   % Senior Subordinated Notes Due 2008
(the "Notes") (the "Debt Offering" and, together with the Stock Offerings and the Preferred Stock Offering, the "Offerings"). Consummation of each Offering is contingent upon consummation of each of the other Offerings. A portion of the proceeds of the Offerings will be used to repay the Credit Facility (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources-- Sources of Liquidity") for which affiliates of Lehman Brothers Inc. act as arranger and lender.

    Prior to the Stock Offerings, there has been no public market for the Class A Common Stock of the Company. It is anticipated that the initial public offering price will be between $15 and $17 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

    The Class A Common Stock of the Company is expected to be approved for inclusion in the Nasdaq National Market System under the symbol "CMLS." There can be no assurance that an active public market for the Class A Common Stock will develop or be maintained after the consummation of the Stock Offerings.
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE CLASS A COMMON STOCK.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          PRICE TO          UNDERWRITING DISCOUNTS         PROCEEDS TO              PROCEEDS TO
                           PUBLIC             AND COMMISSIONS(1)           COMPANY(2)           SELLING STOCKHOLDER
Per Share........       $                        $                        $                        $
Total(3).........       $                        $                        $                        $

(1) The Company has agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Stock Offerings payable by the Company
    estimated to be             .

(3) The Company has granted the U.S. Underwriters a 30-day option to purchase up to an additional 750,000 shares of Class A Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. The International Managers have been granted a similar option to purchase up to 187,500 additional shares solely to cover over-allotments, if any. If both options are exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $         ,
    $         and $         , respectively. See "Underwriting."
                            ------------------------

    The shares of Class A Common Stock offered by this Prospectus are offered by the U.S. Underwriters subject to prior sale, to withdrawal, cancellation, or modification of the offer without notice, to delivery to and acceptance by the U.S. Underwriters and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., New
York, New York, on or about       , 1998.
                            ------------------------

LEHMAN BROTHERS
                            BEAR, STEARNS & CO. INC.
                                                        BT ALEXu BROWN

            , 1998

[ARTWORK]
2 page gate fold

    Cover page of gate fold--collage of logos of radio stations owned by the Company.

    Inside of gatefold--U.S. map and to the bottom right a Caribbean map showing the locations of the Company's radio stations.

                CERTAIN DEFINITIONS AND MARKET AND INDUSTRY DATA

    The terms "Broadcast Cash Flow" and "EBITDA" (before non-cash stock compensation expense) are referred to in various places in this Prospectus. Broadcast Cash Flow consists of operating income (loss) before depreciation and amortization, non-cash stock compensation expense and corporate general and administrative expenses. EBITDA (before non-cash stock compensation expense) consists of operating income (loss) before depreciation and amortization and non-cash stock compensation expense. EBITDA (before non-cash stock compensation expense), as defined by the Company, may not be comparable to similarly titled measures used by other companies. Although Broadcast Cash Flow and EBITDA (before non-cash stock compensation expense) are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), management believes that they are useful to an investor in evaluating the Company because they are measures widely used in the broadcast industry to evaluate a radio company's operating performance. However, Broadcast Cash Flow and EBITDA (before non-cash stock compensation expense) should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of liquidity or profitability.

    The term "local marketing agreement" ("LMA") is referred to in various places in this Prospectus. A typical LMA is an agreement under which the Federal Communications Commission ("FCC") licensee of a radio station makes available, for a fee, air time on its station to a party which provides programming to be broadcast during such airtime and collects revenues from advertising it sells for broadcast during such programming. A station's or station group's "power ratio" is defined as such station's or station group's revenue market share divided by audience market share. "MSA" is defined as Metro Survey Area, as listed in the Arbitron Radio Metro and Television Market Population Estimates 1996-1997.

    Unless otherwise indicated herein, (i) market ranking by radio advertising revenue, radio market advertising revenue and radio market advertising data have been obtained from BIA'S MASTERACCESS ("BIA") compiled by BIA Research, Inc.,
(ii) total industry listener and revenue levels have been obtained from the Radio Advertising Bureau ("RAB"), (iii) all audience share data and audience rankings, including ranking by population, except where otherwise stated to the contrary, have been derived from surveys of people ages 12 and over ("Adults 12+"), listening Monday through Sunday, 6 a.m. to 12 midnight, and are based on the Fall 1997 Arbitron Market Report pertaining to each market, as reported by BIA, and (iv) revenue share data in each market presented have been obtained from BIA as adjusted for market information available to and known by the Company.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF CLASS A COMMON STOCK FOLLOWING THE PRICING OF THE STOCK OFFERINGS TO COVER A SYNDICATE SHORT POSITION IN THE CLASS A COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE CLASS A COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

    THIS PROSPECTUS CONTAINS STATEMENTS WHICH CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS (INCLUDING, WITHOUT LIMITATION, THE STATEMENTS CONTAINED UNDER THE CAPTION "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS") REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY, ITS DIRECTORS OR ITS OFFICERS PRIMARILY WITH RESPECT TO THE FUTURE OPERATING PERFORMANCE OF THE COMPANY. PROSPECTIVE PURCHASERS OF CLASS A COMMON STOCK ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND MAY INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS (INCLUDING, WITHOUT LIMITATION, RISKS AND UNCERTAINTIES RELATING TO LEVERAGE, THE NEED FOR ADDITIONAL FUNDS, CONSUMMATION OF THE PENDING ACQUISITIONS (AS DEFINED IN "PROSPECTUS SUMMARY--PENDING ACQUISITIONS"), INTEGRATION OF THE PENDING ACQUISITIONS, THE ABILITY OF THE COMPANY TO ELIMINATE CERTAIN COSTS, THE MANAGEMENT OF RAPID GROWTH, THE POPULARITY OF RADIO AS A BROADCASTING AND ADVERTISING MEDIUM AND CHANGING CONSUMER TASTES), MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THE INFORMATION UNDER THE CAPTIONS "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IDENTIFIES IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCES. THE OCCURRENCE OF ANY SUCH FACTORS NOT CURRENTLY EXPECTED BY THE COMPANY WOULD SIGNIFICANTLY ALTER THE RESULTS SET FORTH IN THESE STATEMENTS. THE SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS PROVIDED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, DO NOT APPLY TO INITIAL PUBLIC OFFERINGS AND THE COMPANY CANNOT AVAIL ITSELF OF THE PROTECTIONS PROVIDED THEREBY WITH RESPECT TO THE OFFERINGS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, (I) THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTIONS ARE NOT EXERCISED AND THE REORGANIZATION (AS DEFINED IN "--REORGANIZATION AND CORPORATE STRUCTURE") HAS BEEN CONSUMMATED; (II) REFERENCES TO THE "COMPANY" INCLUDE THE COMPANY AND ITS SUBSIDIARIES; AND (III) ALL PRO FORMA INFORMATION CONTAINED IN THIS PROSPECTUS GIVES EFFECT TO THE REORGANIZATION, BORROWINGS UNDER THE CREDIT FACILITY AND THE APPLICATION OF PROCEEDS THEREFROM, ACQUISITIONS COMPLETED AS OF THE DATE HEREOF (THE "COMPLETED ACQUISITIONS"), THE PENDING ACQUISITIONS, AND THE OFFERINGS AND THE APPLICATIONS OF PROCEEDS THEREFROM (COLLECTIVELY, THE "TRANSACTIONS").

                                  THE COMPANY

    Cumulus Media Inc. ("Cumulus" or the "Company") is a radio broadcasting company focused on the acquisition, operation and development of radio stations in mid-size and smaller radio markets in the U.S. The Company currently owns and operates 67 stations in 15 markets and provides sales and marketing services under LMA agreements (pending FCC approval of acquisition) to 44 stations in 16 markets. Upon consummation of the Pending Acquisitions, the Company will be one of the five largest radio broadcasting companies based on number of stations, and among the fifteen largest based on net revenues, in the U.S. and will own and operate 176 radio stations (124 FM and 52 AM) clustered in 34 U.S. markets. The Company has assembled market-leading clusters with stations comprising the first or second ranked radio group, in terms of revenue share and/or audience share, in all of its U.S. markets. On a pro forma basis, after giving effect to the Transactions, the Company would have generated net revenues of approximately $111.8 million and $27.0 million and Broadcast Cash Flow (as defined under "Certain Definitions and Market and Industry Data") of approximately $23.9 million and $3.1 million for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively.

    Cumulus operates and develops clusters of stations in demographically attractive and fast growing mid-size and smaller markets. Relative to the 100 largest markets in the U.S., the Company believes that the mid-size and smaller markets (MSA 100-267) represent attractive operating environments and generally are characterized by: (i) a greater reliance on radio advertising as evidenced by the greater percentage of total media revenues captured by radio than the national average; (ii) rising advertising revenues as the larger national and regional retailers expand into these markets; (iii) small independent operators, many of whom lack the capital to produce high quality locally-originated programming and/or to employ more sophisticated research, marketing, management and sales techniques; and (iv) lower overall susceptibility to economic downturns.

    The Company believes that the attractive operating characteristics of mid-size and smaller markets coupled with the relaxation of FCC ownership limits create significant opportunities to form clusters within markets and regions that will enable the Company to achieve revenue growth and cost efficiencies. As a result, management believes that the Company can grow revenues at rates equal to or better than larger market growth rates and generate Broadcast Cash Flow margins that are comparable to the higher margins that previously were generally achievable only in the top 100 markets. The Company believes that mid-size and smaller radio markets provide an excellent opportunity to acquire attractive properties at favorable purchase prices due to the size and fragmented nature of ownership in these markets and to the historically greater attention given to the larger markets by radio station acquirors. According to BIA, there are approximately 1,600 FM and 1,000 AM stations in the 168 U.S. radio markets ranked MSA 100-267. These 2,600 stations are owned by approximately 1,100 different operators. In addition, there are nearly 4,700 stations in unranked markets owned by approximately 2,700 operators.

    The Company's principal strategy is to establish its position as a leader in its markets and regions and to expand into additional mid-size and smaller markets and regions where it believes a leadership position can be achieved by assembling clusters. Cumulus seeks to enhance the quality of radio for listeners and the utility of the radio medium for advertisers in order to maximize the advertising revenues and Broadcast Cash Flow of its radio stations. To that end, Cumulus utilizes extensive research to properly position the formats of stations in a given market and also significantly increases the amount of locally-originated programming. Upon consummation of the Pending Acquisitions, the Company's portfolio of stations will be diversified in terms of format, target audience, geographic location and stage of development. Because of the size and diversity of its portfolio and its individual radio station groups or "clusters", the Company believes it is not reliant upon the performance of any single station or any specific format.

MANAGEMENT TEAM

    Members of the Company's senior management team have an aggregate of over 75 years of experience in the media and radio broadcasting industry. To date, management has successfully negotiated 61 separate acquisition transactions on behalf of the Company. The Company's Executive Chairman and Treasurer, Richard
W. Weening, has over 20 years of operating experience in media and information companies including significant experience in corporate finance and mergers and acquisitions. Lewis W. Dickey, Jr., Executive Vice Chairman, has over 15 years of experience in the radio and television broadcasting industry and is a successful owner-operator of radio stations in larger and mid-size markets. Mr. Dickey is also a nationally regarded business strategy and marketing consultant to the radio and television broadcasting industry. William M. Bungeroth, the Company's President, has over 20 years of experience in the radio broadcasting industry and has developed an expertise in enhancing revenue at stations under his management. Mr. Bungeroth manages the broadcasting business along with the General Managers of each market, the Director of Programming and the regional Directors of Sales. The Company's Vice President and Chief Financial Officer, Richard J. Bonick, Jr., has 20 years of experience in the radio broadcasting industry. Mr. Bonick manages the financial reporting and control systems as well as the operational aspects of the Company's broadcasting business.

STATION PORTFOLIO

    The Company has four regions in the U.S. as its primary focus: the Midwest, Southeast, Southwest and Northeast. The following chart sets forth certain information as of June 16, 1998 with respect to the Company's stations in these regions, before and after giving effect to the Pending Acquisitions:

                                                                           PENDING ACQUISITIONS (1)
                                       NUMBER OF STATIONS     ---------------------------------------------------
                                                                 NUMBER OF        NUMBER OF         NUMBER OF        TOTAL PRO
                                           CURRENTLY             STATIONS        STATIONS TO     STATIONS TO BE        FORMA
                                             OWNED               CURRENTLY        BE PLACED         ACQUIRED         STATIONS
                          MARKET          -----------              UNDER            UNDER            WITHOUT       -------------
MARKET(2)                  RANK         FM           AM           LMA(3)             LMA               LMA              FM
-----------------------  ---------     -----        -----     ---------------  ---------------  -----------------  -------------
MIDWEST REGION
Ann Arbor, MI..........        146           2            2         --               --                --                    2
Appleton-Oshkosh/ Green
  Bay, WI..............    138/182           3            2              2           --                --                    5
Dubuque, IA............        217           1       --             --               --                     4                4
Marion Carbondale, IL..        209      --           --                  6           --                --                    4
Bismarck, ND...........        259      --           --             --               --                     4                3
Kalamazoo, MI..........        172      --           --             --               --                     3                2
Faribault-Owatonna-
  Waseca, MN...........         --      --           --             --               --                     8                4
Mankato, MN............         --      --           --             --               --                     3                2
Mason City, IA.........         --      --           --             --               --                     7                5
Monroe, MI.............         --      --           --                  1           --                --                    1
New Ulm-Springfield-
  Marshall, MN.........         --      --           --             --               --                     3                2
Rochester, MN..........         --      --           --             --               --                     4                2
Toledo, OH.............         76           4            2         --               --                --                    4

SOUTHEAST REGION
Albany, GA.............        205      --           --                  6           --                --                    4
Augusta, GA(6).........        109           4            2              2           --                     1                6(2)
Chattanooga, TN........        102      --           --                  1                3            --                    3
Columbus, GA...........        166           3            2         --               --                --                    3
Florence, SC...........        198           2            2              5                1            --                    7


                                           ADULTS
                                             12+          REVENUE
MARKET(2)                     AM          SHARE (%)       RANK(4)
-----------------------  -------------  -------------  -------------
MIDWEST REGION
Ann Arbor, MI..........            2            8.7              1
Appleton-Oshkosh/ Green
  Bay, WI..............            2           20.2(5)           2
Dubuque, IA............            1           34.8              1
Marion Carbondale, IL..            2           32.4              2
Bismarck, ND...........            1           37.7              1
Kalamazoo, MI..........            1           22.3              1
Faribault-Owatonna-
  Waseca, MN...........            4         --                  1
Mankato, MN............            1         --                  1
Mason City, IA.........            2         --                  1
Monroe, MI.............            0         --                  1
New Ulm-Springfield-
  Marshall, MN.........            1         --                  1
Rochester, MN..........            2         --                  2
Toledo, OH.............            2           31.2              2
SOUTHEAST REGION
Albany, GA.............            2           23.2              2
Augusta, GA(6).........            3           29.3              1
Chattanooga, TN........            1           22.3              1
Columbus, GA...........            2           32.5              1
Florence, SC...........            3           42.2              1

                                                                           PENDING ACQUISITIONS (1)
                                       NUMBER OF STATIONS     ---------------------------------------------------
                                                                 NUMBER OF        NUMBER OF         NUMBER OF        TOTAL PRO
                                           CURRENTLY             STATIONS        STATIONS TO     STATIONS TO BE        FORMA
                                             OWNED               CURRENTLY        BE PLACED         ACQUIRED         STATIONS
                          MARKET          -----------              UNDER            UNDER            WITHOUT       -------------
MARKET(2)                  RANK         FM           AM           LMA(3)             LMA               LMA              FM
-----------------------  ---------     -----        -----     ---------------  ---------------  -----------------  -------------
Montgomery, AL.........        143      --           --                  4           --                --                    2
Myrtle Beach, SC.......        175           3            1              2           --                --                    5
Salisbury-Ocean City,
  MD...................        153           4            2              2           --                --                    6
Savannah, GA...........        154      --           --                  5           --                     2                5
Tallahassee, FL........        165           3            1              1           --                --                    4
Wilmington, NC.........        178           4            1         --               --                --                    4

SOUTHWEST REGION
Abilene, TX............        224           3       --                  1           --                --                    4
Amarillo, TX...........        188           4            2         --               --                --                    4
Beaumont-Port Arthur,
  TX...................        128           3            2         --               --                --                    3
Grand Junction, CO.....        247      --           --             --               --                     6                4
Lake Charles, LA.......        203      --           --             --               --                     4                3
Odessa-Midland, TX.....        174      --           --                  5           --                --                    4
Topeka, KS.............        180      --           --             --               --                     4                2
Wichita Falls, TX......        236           3       --                  1           --                --                    4

NORTHEAST REGION
Augusta-Waterville,
  ME...................        245      --           --             --               --                     6                5
Bangor, ME.............        263      --           --             --               --                     2                2
                                           ---          ---            ---              ---               ---              ---

TOTAL 34 U.S.
  MARKETS..............                     46           21             44                4                61              124


                                           ADULTS
                                             12+          REVENUE
MARKET(2)                     AM          SHARE (%)       RANK(4)
-----------------------  -------------  -------------  -------------
Montgomery, AL.........            2           34.4              1
Myrtle Beach, SC.......            1           20.3              1
Salisbury-Ocean City,
  MD...................            2           31.2              1
Savannah, GA...........            2           36.0              2
Tallahassee, FL........            1           32.8              1
Wilmington, NC.........            1           17.3              2
SOUTHWEST REGION
Abilene, TX............            0           26.7              2
Amarillo, TX...........            2           30.6              2
Beaumont-Port Arthur,
  TX...................            2           29.4              2
Grand Junction, CO.....            2           42.7              1
Lake Charles, LA.......            1           49.7              1
Odessa-Midland, TX.....            1           39.7              1
Topeka, KS.............            2           24.1              2
Wichita Falls, TX......            0           28.6              2
NORTHEAST REGION
Augusta-Waterville,
  ME...................            1           25.6              1
Bangor, ME.............            0           30.4              1
                                  --

TOTAL 34 U.S.
  MARKETS..............           52

------------------------
(1) The Company expects to consummate most of the Pending Acquisitions during the third and fourth quarters of 1998, although there can be no assurance that the transactions will be consummated within that time frame. In two of the markets in which there are Pending Acquisitions (Dubuque, IA and Grand Junction, CO), petitions or informal objections have been filed against the Company's FCC assignment applications. In addition, FCC staff inquiries and U.S. Department of Justice ("DOJ") reviews has raised questions concerning whether the Company will be permitted to acquire its full complement of proposed stations in two markets, based on local market concentration concerns. There can be no assurance that applications for other Pending Acquisitions will not be subjected to similar challenges, FCC staff inquiries or DOJ investigations. The FCC staff has also requested additional information regarding attributable media interests of one of the Company's non-attributable investors to determine compliance with the FCC's cross-interest policy in one market. All such petitions, objections and FCC staff inquiries must be resolved before FCC approval can be obtained and the acquisitions consummated.

(2) The listed markets correspond to station clusters of the Company, but may vary from the "markets" defined for purposes of the FCC's multiple-ownership rules, which are defined by reference to the signal coverages of the stations involved. Thus, in some instances (E.G., Augusta, GA, Florence, SC, and Salisbury-Ocean City, MD), the number of stations following the Pending Acquisitions as listed in the above table exceeds the number of radio stations specified in the FCC's rules that one person or entity may own, operate or control within a single market, but is still consistent with these rules.

(3) Includes radio stations to which the Company currently provides programming and on which the Company sells advertising pursuant to an LMA.

(4) Market revenue rankings for Faribault-Owatonna-Waseca, MN, Mankato, MN, Mason City, IA, Rochester, MN and New Ulm-Springfield-Marshall, MN are based on Company estimates.

(5) Indicates Adults 12+ share of Appleton-Oshkosh market.

(6) The FCC staff recently dismissed the assignment application for one of the six FM stations in Augusta, GA based on the unacceptability of the Company's supplemental engineering analysis in demonstrating compliance with the FCC's multiple-ownership rules. The Company will not be permitted to acquire more than five FM and three AM stations in this market unless it succeeds in obtaining FCC approval to modify the facilities of one or more of its currently owned stations or successfully appeals the FCC staff dismissal of its assignment application for the sixth FM station.

    The Company also owns and operates five radio stations and one leased frequency in various locations throughout the English-speaking Eastern Caribbean, including among other places, Trinidad, St. Kitts and St. Lucia.

ACQUISITION STRATEGY

    Cumulus has focused its acquisition strategy on acquiring radio broadcasting stations in demographically attractive and fast growing mid-size to smaller markets that it believes offer substantial growth opportunities for the Company. In executing this strategy, the Company adheres to certain key acquisition criteria. Primary among these criteria are targeting markets with: (i) growing economies that are not dependent upon any single industry or employer; (ii) a regional fit with the Company's overall portfolio concentration in the Midwest, Southeast, Southwest and Northeast regions of the U.S.; (iii) close proximity to larger markets that may lead to increased economic expansion into the Company's markets; (iv) previously unconsolidated markets with fragmented individual ownership of stations; (v) the opportunity to assemble a cluster of stations diversified in format to provide a range of target demographic options for advertisers; and (vi) the opportunity to increase sales performance through greater coverage of potential advertisers with more sales people per station.

    In targeting specific stations, the Company seeks stations with a position of leadership in their market in terms of ratings and format, with the opportunity to significantly increase revenues and Broadcast Cash Flow (as defined under "Certain Definitions and Market and Industry Data"). Additionally, Cumulus seeks high quality technical and operating facilities, capable local management and an FCC license which enables coverage of the entire market.

    The Company believes that its acquisition strategy will have a number of benefits, including: (i) growth and diversification of revenue and Broadcast Cash Flow across a greater number of stations and markets; (ii) improved Broadcast Cash Flow margins through the consolidation of facilities and the elimination of redundant expenses; (iii) enhanced utilization of certain corporate overhead functions, including its senior management team; (iv) improved leverage in various key vendor negotiations; (v) greater ability to recruit top industry management talent; and (vi) increased overall scale, which should facilitate the Company's future capital raising activities.

INTEGRATION OF ACQUIRED BUSINESSES

    The Company has developed, through its 61 Completed and Pending Acquisitions, an efficient process for the integration of newly acquired properties into the Cumulus portfolio and respective geographic cluster, as well as into the overall Cumulus culture and operating philosophy. The Company's station integration plan consists of six key elements: (i) employ sophisticated market research to refine station formats, enrich the listener experience and increase audience and revenue share relative to other stations in the market;
(ii) expand the size and the effectiveness of the sales organization through active recruitment and in-depth training to enhance demand for the station's spot inventory to increase both revenue and margin; (iii) add the station to the Cumulus in-market local area network and install the Company's proprietary system for real-time monitoring by management of station sales and inventory performance; (iv) install Cumulus's centralized networked accounting system for financial reporting, budget control, payables management and cash management;
(v) establish revenue and expense budgets consistent with the programming and sales strategy and make necessary cost adjustments; and (vi) implement necessary improvements in transmission facilities, audio processing and studio facilities. From time to time, in compliance with applicable law, the Company will enter into an LMA or consulting arrangement with a target property prior to FCC final approval and the consummation of the acquisition in order to gain a "head start" on the integration process.

OPERATING STRATEGY

    The Company's operating strategy has the following principal components:

        ASSEMBLE AND MANAGE MARKET CLUSTERS WITH REGIONAL CONCENTRATIONS. The Company has assembled the first or second ranked cluster of stations based on revenue share and/or audience share in all of its U.S. markets in four regional concentrations, the Midwest, Southeast, Southwest and Northeast. The Company believes that by offering a diversity of radio formats within a given market, Cumulus provides customized and efficient marketing solutions to meet advertisers' needs. By assembling market clusters with a regional concentration, the Company believes that it will be able to increase revenues by offering regional coverage of key demographic groups that were previously unavailable to national and regional advertisers. The Company also believes that its cluster approach will allow it to operate its stations with more highly skilled local management teams equipped with greater resources and to eliminate redundant operating and overhead expenses.

        MAXIMIZE EACH STATION'S POTENTIAL THROUGH POSITIONING AND BRANDING. The Company utilizes extensive market research to refine the programming of each of its stations and to position each as a separate brand within a particular cluster. The objective of this strategy is to optimize each station's potential in terms of audience ratings and revenue share while providing the widest possible range of choice to listeners and advertisers. Such stations can better capitalize on the operating leverage inherent in the radio industry because the costs of operating a radio station are generally fixed and, therefore, increased revenues generally result in disproportionately larger increases in Broadcast Cash Flow (as defined under "Certain Definitions and Market and Industry Data").

        FOCUS ON PROGRAMMING. A principal Company operating strategy is to enhance each station's programming appeal, including both the quality and quantity of local programming as a means of enriching the listener experience. The Company believes that adopting this commitment to high quality, locally originated programming will provide its stations with a competitive advantage and increase each station's audience share. Moreover, the Company believes that the efficiencies and scale afforded by the operation of multiple stations in the same market and region working together with information technology make it possible to substantially improve programming and the quality of the listener experience without a comparable increase in cost.

        EXPAND DEDICATED SALES FORCE AND OPTIMIZE INVENTORY
    MANAGEMENT. Underpinning the Company's strategy for optimizing the potential of each station within a cluster is the practice of dedicating a sales force for each of its stations. The Company believes that many of the acquired stations have dramatically underperformed in sales, due primarily to undersized sales staffs responsible for selling air time on multiple stations, thus diluting their ability to cover all of the potential advertisers with strong advocates for each station. The Company believes its practice of utilizing a dedicated sales force for each station will attract a larger number of advertisers thereby increasing the demand for each station's commercial spot inventory. Accordingly, the Company has significantly expanded the number of salespeople for each of its stations. Salespeople are typically compensated exclusively on a commission basis. Also, in each of its market clusters, the Company utilizes Internet-based sales reporting systems to monitor its sales activity and to formulate and implement rate structure and inventory management on a continual basis.

        INCREASE RADIO REVENUE SHARE. The Company believes that its strategy of larger and dedicated station sales staffs, brand development, regional concentration, and market clusters will help increase advertising volume and revenues from existing customers and increase the number and scope of new advertisers. This strategy enables the Company to compete more effectively with other local and regional media such as newspapers and cable and broadcast television stations, because it can now offer a competitively priced alternative to reach the target audience that advertisers desire. The Company's sales management team has substantial experience in the areas of generating new sources of revenues including promotional events, retailer co-op advertising and other sources including business-to-business advertising.

        IMPLEMENT STRICT COST CONTROLS. The Company's management imposes strict financial reporting requirements and expense budget limitations on each of its stations. In addition, management maintains a centralized accounting system which allows it to monitor the performance and operations of each of its stations. Management believes such centralization allows the Company to achieve expense savings in certain areas, including purchasing and administrative expenses. Management believes that the Company will also achieve expense savings through the elimination of certain duplicate costs within its markets and market clusters.

        IMPLEMENT INTERNET-BASED MANAGEMENT INFORMATION SYSTEMS. The Company is implementing a proprietary application using Internet software standards to support daily sales and inventory performance reporting by station, by market and by cluster. The Company has completed implementation of the daily sales reporting application and anticipates full implementation of the inventory performance application by the end of 1998. Upon full implementation, this application will allow the

    Company to compare each station's actual performance (including revenue and inventory management) to budget on a regular basis and deploy resources on a timely basis to those stations not achieving budgetary goals.

        RECRUIT AND RETAIN SKILLED MANAGERS. The Company believes that operating a top-ranked cluster of stations in a market will enable the Company to recruit and retain high caliber radio management personnel who might otherwise be attracted to larger markets. The Company believes that regional management and coordination will enable it to maximize the benefits of operating a growing number of stations in geographically diverse locations, while maintaining controls over local operations. Local management is also central to the Company's strategy and is primarily responsible for building and developing a sales team capable of converting the stations' audience rankings into revenues. The Company's general managers and sales managers are motivated through incentive compensation based primarily upon their station's cash flow performance and secondarily on their ability to convert their station's audience share into market revenue share.

REORGANIZATION AND CORPORATE STRUCTURE

    In March 1998, the Company amended its articles of incorporation to change its name from Cumulus Holdings, Inc. to Cumulus Media Inc. Until immediately prior to the closing of the Offerings, all of the outstanding common stock of the Company will have been held by Cumulus Media, LLC, a Wisconsin limited liability company ("Media LLC"), whose members include State of Wisconsin Investment Board, NationsBanc Capital Corp. ("NationsBanc"), Heller Equity Capital Corporation, The Northwestern Mutual Life Insurance Company ("NML") and certain members of the Company's management or affiliates of management. See "Principal and Selling Stockholders." Immediately prior to the closing of the Offerings, (i) all of the shares of the NML Preferred Stock will be exchanged for shares of Series A Preferred Stock as described below; and (ii) Media LLC will be liquidated and the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock held by Media LLC will be distributed by Media LLC to its members in liquidation (the "Reorganization").

    All shares of the Company's 12% Class A Cumulative Preferred Stock (the "NML Preferred Stock") which were held by NML immediately prior to the Offerings plus all accrued and unpaid dividends thereon as of the exchange date will be exchanged for shares of Series A Preferred Stock having an equivalent aggregate liquidation value pursuant to the Preferred Stock Offering. As of June 1, 1998, the liquidation value of the NML Preferred Stock was approximately $34.2 million. Subject to certain conditions, the Series A Preferred Stock will be
exchangeable on any dividend payment date, at the Company's option, for the   %
Subordinated Exchange Debentures due 2009 (the "Exchange Debentures"). See "Description of Capital Stock."

    Upon the consummation of the Reorganization, the capital stock of the Company will consist of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Series A Preferred Stock.

    The Company's U.S. radio operations are conducted primarily through Cumulus Broadcasting, Inc., a Nevada corporation ("Broadcasting") and a wholly-owned subsidiary of the Company, which owns the radio stations acquired pursuant to asset purchase agreements. The Company also owns the stock of radio groups or stations acquired pursuant to stock purchase agreements. Cumulus Licensing Corp., a Nevada corporation ("Licensing") and a wholly-owned subsidiary of Broadcasting, holds virtually all the FCC licenses for the Company's stations. Certain other FCC licenses are held by wholly-owned subsidiaries of the Company and the Company intends in the near future to transfer those licenses to Licensing or to newly created subsidiaries that hold only FCC licenses. Caribbean Communications Company Ltd., a corporation organized under the laws of Montserrat ("CCC") and a wholly-owned subsidiary of the Company, owns radio stations throughout the English-speaking Eastern Caribbean, including among other places, Trinidad, St. Kitts and St. Lucia. CCC is currently constructing an FM station in Barbados and Tortola, BVI. The Company will be the issuer of the Class A Common Stock, the Series A Preferred Stock and the Notes, and is the borrower under the Credit Facility. Broadcasting and Licensing are guarantors of the Company's obligations under the Credit Facility. See "Description of the Credit Facility and Notes."

PENDING ACQUISITIONS

    The Company has entered into definitive purchase agreements to acquire 109 stations in 28 markets for an aggregate purchase price of approximately $245.1 million in transactions which have not yet been consummated (the "Pending Acquisitions"). The Company expects to consummate most of the Pending Acquisitions during the third and fourth quarters of 1998, although there can be no assurance that the transactions will be consummated within that time frame. In two of the markets in which there are Pending Acquisitions (Dubuque, IA and Grand Junction, CO), petitions or informal objections have been filed against the Company's FCC assignment applications. In several other markets, FCC staff questions and/or requests for additional information relating to local market concentration or the FCC's cross-interest policy have been raised with respect to pending assignment applications. All such petitions, objections and FCC staff inquiries must be resolved before FCC approval can be obtained and the acquisitions consummated. There can be no assurances that other Pending Acquisitions will not be subjected to similar challenges, or that the Pending Acquisitions will be consummated. The Company believes that the proceeds of the Offerings will be sufficient to finance the consummation of the Pending Acquisitions.

    The Company from time to time enters into non-binding arrangements with potential sellers to conduct a diligence review of their radio stations and propose the terms of a possible purchase agreement. At the present time, discussions with potential sellers are at an early stage and no diligence reviews have been commenced.

FINANCING PLAN

    The Company intends to use the proceeds of the Offerings to finance the Pending Acquisitions and to repay certain indebtedness. The following table presents the sources and uses of funds, pro forma for the Offerings, the acquisitions consummated after March 31, 1998 (the "Subsequent Acquisitions") and the Pending Acquisitions as if such transactions had occurred as of March 31, 1998:

                                                                              (DOLLARS IN
                                                                              THOUSANDS)
                                                                         ---------------------
SOURCES OF FUNDS:
  Common Stock offered to public.......................................       $   100,000
  Debt Offering........................................................           150,000
  Preferred Stock offered to public(1).................................            91,488
  Cash on hand.........................................................            21,916
  Escrow funds(2)......................................................            12,522
                                                                                 --------
      Total............................................................       $   375,926
                                                                                 --------
                                                                                 --------
USES OF FUNDS:
  Purchase price of the Subsequent Acquisitions and the Pending
    Acquisitions.......................................................       $   279,532
  Repayment of Credit Facility(3)......................................            79,696
  Fees and expenses....................................................            16,698
                                                                                 --------
      Total............................................................       $   375,926
                                                                                 --------
                                                                                 --------

------------------------------

(1) Excludes exchange of NML Preferred Stock concurrent with the Preferred Stock Offering. The Company will not receive any proceeds from the exchange of the NML Preferred Stock for the Series A Preferred Stock.

(2) Represents funds deposited into escrow by the Company in connection with the Subsequent and Pending Acquisitions.

(3) Affiliates of Lehman Brothers Inc. act as arranger and lender under the Credit Facility.

    The Company is an Illinois corporation with its principal executive offices located at 111 East Kilbourn Ave., Suite 2700, Milwaukee, Wisconsin 53202, telephone number (414) 615-2800.

                              THE STOCK OFFERINGS

Class A Common Stock Offered by the Company.......  6,250,000 shares
Class A Common Stock Offered
  by the Selling Stockholder......................  1,170,000 shares
                                                    ----------------
    Total.........................................  7,420,000 shares
Class A Common Stock Offered to Public:
  U.S. Offering...................................  5,936,000 shares
  International Offering..........................  1,484,000 shares
                                                    ----------------
    Total.........................................  7,420,000 shares
Common Stock Outstanding after the
  Stock Offerings(1):
  Class A Common Stock(2).........................  7,613,450 shares
  Class B Common Stock............................  8,711,367 shares
  Class C Common Stock............................  2,433,808 shares
                                                    ----------------
    Total.........................................  18,758,625 shares

Voting Rights.....................................  Except with respect to voting and conversion, the rights of holders of Class A Common Stock, Class B
                                                    Common Stock and Class C Common Stock are
                                                    identical. Except upon the occurrence of certain
                                                    events, holders of the Class B Common Stock are
                                                    not entitled to vote, whereas holders of the Class
                                                    A Common Stock are entitled to one vote per share
                                                    and subject to certain exceptions holders of the
                                                    Class C Common Stock are entitled to ten votes per
                                                    share. Under certain conditions and subject to
                                                    prior governmental approval, each share of Class B
                                                    Common Stock is convertible into one share of
                                                    Class A Common Stock or one share of Class C
                                                    Common Stock at the option of the holder, and each
                                                    share of Class C Common Stock is convertible into
                                                    one share of Class A Common Stock at the option of
                                                    the holder. See "Description of Capital Stock."
Use of Proceeds...................................  Approximately $245.1 million of the net proceeds of the Offerings will be used to finance the
                                                    Pending Acquisitions. The balance of the net
                                                    proceeds of the Offerings will be used to repay
                                                    the principal amount of indebtedness currently
                                                    outstanding under the Credit Facility for which
                                                    affiliates of Lehman Brothers Inc. act as arranger
                                                    and lender. See "Use of Proceeds" and "Description
                                                    of Credit Facility and Notes."
Proposed Nasdaq National Market
  Symbol..........................................  CMLS
Concurrent Offerings..............................  Concurrently with the Stock Offerings, the Company
                                                    is offering 125,000 shares of its    % Series A
                                                    Cumulative Exchangeable Redeemable Preferred Stock
                                                    due 2009 (with a liquidation preference of $1,000
                                                    per share) and $150 million aggregate principal
                                                    amount of its    % Senior Subordinated Notes due
                                                    2008. Each Offering is conditioned upon
                                                    consummation of each of the other Offerings. See
                                                    "Risk Factors -- Significant Capital Requirements"
                                                    and "Use of Proceeds."

--------------------------
(1) As of March 31, 1998, the Company had 1,000 shares of common stock outstanding. Pursuant to the Reorganization, Media LLC will exchange all 1,000 shares of outstanding common stock of the Company for 193,450 shares of Class A Common Stock, 9,881,367 shares of Class B Common Stock and 2,433,808 shares of Class C Common Stock. Media LLC will be liquidated and such shares will be distributed to its members in liquidation. Of the 9,881,367 shares of Class B Common Stock distributed to Media LLC's members, 1,170,000 of such shares will be converted into shares of Class A Common Stock and are being offered hereby by the Selling Stockholder.
(2) If the Underwriters' over-allotment options were exercised in full, 8,550,950 shares of Class A Common Stock would be outstanding after the Stock Offerings. See "Underwriting" and "Description of Capital Stock."

                                  RISK FACTORS

    An investment in the Class A Common Stock offered hereby involves a high degree of risk. Prospective purchasers of the Class A Common Stock offered hereby should carefully consider the factors set forth in "Risk Factors", as well as the other information set forth in this Prospectus, before making an investment in the Class A Common Stock.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

    The following summary unaudited pro forma financial data are derived from the Unaudited Pro Forma Combined Financial Statements of the Company included elsewhere in this Prospectus. The pro forma combined statement of operations data for the three months ended March 31, 1998 give effect to the Transactions (other than acquisitions completed in 1997) as if they had occurred on January 1, 1998. The pro forma combined statement of operations data for the year ended December 31, 1997 give effect to the Transactions as if they had occurred on January 1, 1997. The pro forma combined balance sheet data give effect to the Transactions as if they had occurred on March 31, 1998 (except for Completed Acquisitions consummated prior to March 31, 1998, in which case the pro forma combined balance sheet data give effect to such transactions as of the date of their consummation). The summary unaudited pro forma financial data is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have occurred if the Transactions had been consummated on the dates indicated, nor is it indicative of future operating results or financial positions if the aforementioned transactions are completed. The Summary Unaudited Pro Forma Financial Data are based on certain assumptions and adjustments described in the Notes to the Unaudited Pro Forma Combined Financial Statements and should be read in conjunction therewith. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Risk Factors -- Substantial Leverage", and the Consolidated Financial Statements of the Company included elsewhere in the Prospectus.

                                                               THREE MONTHS ENDED            YEAR ENDED
                                                                 MARCH 31, 1998           DECEMBER 31, 1997
                                                            -------------------------  -----------------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues..............................................          $  27,012                 $ 111,776
Station operating expenses excluding depreciation and
  amortization............................................             23,930                    87,909
Depreciation and amortization.............................              5,679                    22,845
Corporate general and administrative expenses.............                969                     4,760
Non-cash stock compensation expense.......................             --                         1,967
Operating income (loss)...................................             (3,566)                   (5,705)
Interest expense..........................................              4,644                    18,234
Net income (loss) before extraordinary item...............             (8,130)                  (24,238)
Preferred stock dividends.................................              3,726                    15,583
Net income (loss) attributable to common stockholders
  before extraordinary item...............................            (11,856)                  (39,821)
Basic and diluted earnings (loss) before extraordinary
  item per share..........................................          $   (0.63)                $   (2.12)

OTHER FINANCIAL DATA(1)(2):
Broadcast Cash Flow.......................................          $   3,082                 $  23,867
Broadcast Cash Flow margin................................               11.4%                     21.4%
EBITDA (before non-cash stock compensation expense).......          $   2,113                 $  19,107
Net cash used in operating activities.....................              4,476                     1,060
Net cash used in investing activities.....................                236                     4,410
Net cash provided by financing activities.................              4,397                     4,964

                                                                                             AS OF MARCH 31, 1998
                                                                                            -----------------------
                                                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total assets(3)...........................................................................         $ 483,733
Long-term debt, including current portion.................................................           190,568
Preferred stock subject to mandatory redemption...........................................           125,000
Total stockholders' equity................................................................           144,154

------------------------------

(1) Broadcast Cash Flow consists of operating income (loss) before depreciation and amortization, non-cash stock compensation expense and corporate general and administrative expenses. EBITDA (before non-cash stock compensation expense) consists of operating income (loss) before depreciation and amortization and non-cash stock compensation expense. Broadcast Cash Flow margin is Broadcast Cash Flow as a percentage of net revenues. Although Broadcast Cash Flow, Broadcast Cash Flow margin and EBITDA (before non-cash stock compensation expense), are not measures of performance calculated in accordance with

    GAAP, management believes that they are useful to an investor in evaluating the Company because they are measures widely used in the broadcast industry to evaluate a radio company's operating performance. However, Broadcast Cash Flow and EBITDA (before non-cash stock compensation expense) should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of liquidity or profitability. As Broadcast Cash Flow and EBITDA (before non-cash stock compensation expense) are not measures calculated in accordance with GAAP, these measures may not be comparable to similarly titled measures employed by other companies. See "Certain Definitions and Market and Market and Industry Data."

(2) The pro forma financial results exclude the effects of estimated cost savings resulting from the Completed and Pending Acquisitions. For the twelve months ended December 31, 1997, pro forma Broadcast Cash Flow and EBITDA (before non-cash stock compensation expense) were $23,867 and $19,107, respectively. In addition, the Company expects to realize approximately $7,430 of cost savings resulting from the elimination of redundant station operating expenses arising from the Completed and Pending Acquisitions, including elimination of certain management and staff positions, the consolidation of station facilities and equipment, the elimination of previous owner compensation benefits and new rates associated with revised vendor contracts. Also, the Company expects to realize approximately $2,029 of cost savings from the elimination of certain corporate overhead functions, net of increased costs associated with the implementation of the Company's corporate management structure. Corporate cost savings reflect the expected level of annual corporate expenditures arising from the Completed and Pending Acquisitions. There can be no assurances that any operating or corporate cost savings will be achieved.

(3) The Company allocates the purchase prices of the acquired stations based on complete evaluations of the assets acquired and liabilities assumed. The Company believes that the excess of cost over the fair market value of tangible net assets of an acquired radio station almost exclusively relates to the value of the Federal Communications Commission broadcasting license and goodwill. Depending on the terms of the acquisition agreement a portion of the purchase price is also allocated to covenants not-to-compete which are amortized over their respective contract terms (typically 3 to 5 years). The Company also believes that the purchase price allocation method described above is consistent with general practice in the radio broadcasting industry.

                       SUMMARY HISTORICAL FINANCIAL DATA

    The following sets forth summary historical financial data for the Company as of March 31, 1998, for the three months ended March 31, 1998 and for the period from inception on May 22, 1997 to December 31, 1997. The information presented below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.


                                                                                            PERIOD FROM INCEPTION
                                                                         THREE MONTHS                ON
                                                                        ENDED MARCH 31,        MAY 22, 1997(1)
                                                                             1998           TO DECEMBER 31, 1997
                                                                      -------------------  -----------------------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                         DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues........................................................       $  12,500              $   9,163
Station operating expenses excluding depreciation and
  amortization......................................................          10,904                  7,147
Depreciation and amortization.......................................           2,748                  1,671
Corporate general and administrative expenses.......................             961                  1,276
Non-cash stock compensation expense.................................          --                      1,689
Operating income (loss).............................................          (2,113)                (2,620)
Net interest expense................................................           1,374                    837
Net income (loss) before extraordinary item.........................          (3,493)                (3,578)
Extraordinary loss on early retirement of debt......................           1,837                 --
Net income (loss)...................................................          (5,330)                (3,578)
Preferred stock dividends...........................................             842                    274
Net income (loss) attributable to common stockholders...............          (6,172)                (3,852)
Basic and diluted earnings (loss) per share.........................            N.M.                   N.M.
Pro forma basic and diluted earnings (loss) per share, as adjusted
  for the Reorganization and the Stock Offerings....................           (0.33)                 (0.21)

OTHER FINANCIAL DATA:
Broadcast Cash Flow(2)..............................................       $   1,596              $   2,016
EBITDA (before non-cash stock compensation expense)(2)..............             635                    740
Net cash used in operating activities...............................           4,589                  1,887
Net cash used in investing activities...............................          79,153                 95,100
Net cash provided by financing activities...........................         105,585                 98,560
Deficiency of earnings to fixed charges and preferred stock dividend
  requirements(3)...................................................           3,493                  3,511


                                                                    AS OF MARCH 31, 1998   AS OF DECEMBER 31, 1997
                                                                    ---------------------  -----------------------
                                                                         (DOLLARS IN
                                                                         THOUSANDS)        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total assets......................................................        $ 220,126               $ 110,441
Long-term debt, including current portion.........................          120,264                  42,801
Preferred stock subject to mandatory redemption...................           30,518                  13,426
Total stockholders' equity........................................           58,789                  49,976

------------------------------

(1) The Company was incorporated on May 22, 1997. Between the date of incorporation of Media LLC, which was April 18, 1997, and May 22, 1997, Media LLC undertook certain activities on behalf of the Company pending its incorporation, including the incurrence of expenses and the funding of escrow deposits for acquisitions. Upon the incorporation of the Company, these activities and the related expenses were transferred to the Company.

(2) Broadcast Cash Flow consists of operating income (loss) before depreciation and amortization, non-cash stock compensation expense and corporate general and administrative expenses. EBITDA (before non-cash stock compensation expense) consists of operating income (loss) before depreciation and amortization and non-cash stock compensation expense. EBITDA (before non-cash stock compensation expense), as defined by the Company, may not be comparable to similarly titled measures used by other companies. Although Broadcast Cash Flow and EBITDA (before non-cash stock compensation expense) are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating the Company because they are measures widely used in the broadcast industry to evaluate a radio company's operating performance. However, Broadcast Cash Flow and EBITDA (before non-cash stock compensation expense) should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of liquidity or profitability.

(3) For purposes of computing the ratio of earnings to fixed charges and preferred stock dividend requirements, earnings consists of earnings before income taxes and fixed charges and preferred stock dividend requirements. "Fixed charges and preferred stock dividend requirements" consists of interest on all indebtedness, amortization of debt expense and preferred stock dividends. As a result of the net loss attributable to common stockholders, earnings were insufficient to cover fixed charges and preferred stock dividend requirements by $3,511 and $3,493 for the period from inception on May 22, 1997 to December 31, 1997 and for the three month period ended March 31, 1998, respectively.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.

RISKS OF ACQUISITION STRATEGY

    The Company intends to pursue growth through internal expansion and the acquisition of radio broadcasting companies, radio station groups and individual radio stations in mid-size and smaller markets. The Company cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisitions would be. The Company is currently evaluating certain acquisitions; however, other than as described in "Pending Acquisitions", the Company currently has no binding commitments to acquire any specific business or other material assets. Consummation of the Pending Acquisitions and any subsequent acquisitions is subject to various conditions, including FCC and other regulatory approvals including, in some cases, expiration or termination of applicable waiting periods and possible review by the DOJ and the Federal Trade Commission ("FTC") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). There can be no assurance that any of these conditions will be satisfied. Consummation of the Pending Acquisitions and any subsequent acquisitions will also be subject to FCC limits on the number of stations a broadcaster may own in a given local market and other FCC rules or policies such as the cross-interest policy, which may limit the Company's ability to acquire stations in certain markets where one or more of the Company's shareholders has other media interests. In addition, in two markets in which there are Pending Acquisitions (Dubuque, IA and Grand Junction, CO), petitions or informal objections have been filed against the Company's FCC assignment applications, and certain FCC staff questions have been raised with respect to Pending Acquisitions in several other markets. All such petitions, objections and FCC staff inquiries must be resolved before FCC approval can be obtained and the Pending Acquisitions can be consummated. The Company is aware that the DOJ has opened an investigation with respect to the Company's Pending Acquisitions in two markets which potentially affects the acquisition of up to an additional nine stations in the aggregate.

    The consummation of the Offerings is not conditioned on the consummation of any of the Pending Acquisitions. No assurances can be given that such transactions will be consummated or that, if completed, they will be successful. The Company's acquisition strategy involves numerous risks, including difficulties in identifying targets and negotiating definitive purchase agreements on satisfactory terms, the integration of operations and systems and the management of a large and geographically diverse group of stations, the diversion of management's attention from other business concerns and the potential loss of key employees at acquired stations. See "Business -- Integration of Acquired Businesses." There can be no assurance that the Company's management will be able to manage effectively the resulting business or that such acquisitions will benefit the Company. In addition, there can be no assurance that the Company will be able to acquire properties at valuations as favorable as previous acquisitions. Depending upon the nature, size and timing of future acquisitions, the Company may be required to raise financing in addition to the financing necessary to consummate the Pending Acquisitions. There can be no assurance that the Credit Facility, the Indenture (as defined in "Description of Credit Facility and Notes"), the Certificate of Designation (as defined in "Description of Capital Stock--Series A Preferred Stock and Exchangeable Debentures") or the Exchange Debenture Indenture (as defined in "Description of Capital Stock--Series A Preferred Stock and Exchangeable Debentures") or any other agreements to which the Company may become a party will permit such additional financing or that such additional financing will be available to the Company or, if available, that such financing would be on terms acceptable to its management. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

LIMITED OPERATING HISTORY

    The Company began operations in May 1997 and, consequently, has a limited operating history and limited historical financial information upon which investors may base their evaluation of the Company's performance.

MANAGEMENT OF RAPID GROWTH

    The Company has grown very rapidly through acquisitions, which will place significant demands on its administrative, operational and financial resources. Although the Company has been successful to date in initiating the integration of new properties, future performance and profitability, if any, will depend in part on the Company's ability to integrate fully the operations and systems of acquired radio stations and radio groups, to hire qualified additional personnel, and to implement necessary enhancements to its Internet-based and other management systems to respond to changes in its business.

NET LOSS

    The Company had a net loss attributable to common stockholders of approximately $6.2 million for the three months ended March 31, 1998 and $3.9 million for the period from inception on May 22, 1997 to December 31, 1997, and additional losses can be expected to continue while the Company pursues its strategy of acquiring and developing radio stations. Pro forma for the Transactions, net loss attributable to common stockholders was approximately $11.9 million for the three months ending March 31, 1998 and $39.8 million for the year ended December 31, 1997. The Company currently anticipates to generate net income on a historical basis for the year ending December 31, 2000. However, there can be no assurance that the Company will be profitable in the future.

SIGNIFICANT CAPITAL REQUIREMENTS

    If consummated, the Pending Acquisitions and other acquisitions for which the Company has entered into non-binding arrangements with potential sellers could require substantial capital. The Company estimates that it will have significant capital requirements for the remainder of 1998, including approximately $245.1 million for the consummation of the Pending Acquisitions. The Company expects that the net proceeds from the Offerings, together with internally generated cash flows and borrowings under the Credit Facility, will provide sufficient funds for the Company to complete the Pending Acquisitions. The amount of the Company's future capital requirements will depend upon many factors, however, including the volume of future acquisitions, as well as regulatory, technological and competitive developments in the radio broadcasting industry, and may differ materially from the Company's current estimates.

SUBSTANTIAL LEVERAGE

    After giving effect to the Transactions, the Company will have consolidated indebtedness that is substantial in relation to its cash flow and stockholders' equity. As of March 31, 1998, on a pro forma basis after giving effect to the Transactions, the Company would have had outstanding, on a consolidated basis, long-term indebtedness (including current portion) of approximately $190.6 million, preferred stock subject to mandatory redemption of approximately $125.0 million, and stockholders' equity of approximately $144.2 million. See "Capitalization." The Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture limit the incurrence of additional indebtedness by the Company and its subsidiaries, in each case subject to certain significant exceptions.

    The level of the Company's indebtedness could have several important consequences to the holders of the Class A Common Stock, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate or other purposes may be impaired in the future; (iii) certain of the Company's borrowings will be at variable rates of interest (including any borrowings under the Credit Facility), which will expose the Company to the risk of increased interest rates; (iv) the Company's leveraged position and the covenants contained in the Credit Facility, the Indenture, the Certificate of

Designation and the Exchange Debenture Indenture could limit the Company's ability to compete, expand and make capital improvements; (v) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions; and (vi) certain restrictive covenants contained in the Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture limit the ability of Cumulus to pay dividends and make other distributions to its stockholders.

ABILITY TO SERVICE DEBT OBLIGATIONS

    The Company's ability to satisfy its debt service obligations will depend upon its future financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legislative and regulatory factors, certain of which are beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned acquisitions, expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its debt service and other obligations in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to sell material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom or that such sales could be effected on terms satisfactory to the Company or at all. As a result of the net loss attributable to common stockholders, earnings were insufficient to cover fixed charges and preferred stock dividend requirements by approximately $3.5 million and $3.5 million for the period from inception on May 22, 1997 to December 31, 1997 and for the three months ended March 31, 1998, respectively. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS AND PREFERRED STOCK

    The Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture contain certain covenants that restrict, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Credit Facility, the Indenture and the Exchange Debenture Indenture also restrict the ability of the Company to incur liens or to consummate certain asset sales. The Credit Facility also requires the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Credit Facility, the Indenture, the Certificate of Designation and/or the Exchange Debenture Indenture. Upon the occurrence of an event of default under the Credit Facility, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If Cumulus were unable to repay those amounts, the lenders under the Credit Facility could proceed against the collateral granted to them to secure that indebtedness. If the Credit Facility indebtedness were to be accelerated, there can be no assurance that the assets of Cumulus would be sufficient to repay in full such indebtedness and the other indebtedness of the Company. The ability of the Company to comply with the restrictions and covenants in the Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture will be dependent upon the Company's future performance and various other factors, such as legislative, business and regulatory factors, certain of which are beyond its control. If the Company fails to comply with the restrictions and covenants in the Credit Facility, the Indenture, the Certificate of Designation or the Exchange Debenture Indenture, the Company's obligation to repay the Notes, the Exchange Debentures and its indebtedness under the Credit Facility may be accelerated.

BUSINESS RISKS

    Future operations of the Company are subject to many variables which could have a material adverse effect upon the Company's financial performance. These variables include economic conditions, both generally and relative to the radio broadcasting industry; shifts in population and other demographics; shifts in audience tastes; the level of competition for advertising dollars with other radio stations, television stations and other entertainment and communications media; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in laws and governmental regulations and policies and actions of federal regulatory bodies, including the DOJ, the FTC and the FCC. Although the Company believes that substantially all of its radio stations, now owned or to be acquired upon completion of the Pending Acquisitions, are positioned to compete effectively in their respective markets, there can be no assurance that any such station will be able to maintain or increase its current audience ratings and advertising revenues. See "Business -- Competition." Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and the introduction of digital audio broadcasting ("DAB"). DAB may deliver by satellite to nationwide and regional audiences multi-channel, multi-format digital radio services with sound quality equivalent to compact discs and may sell advertising. The Company cannot predict the effect, if any, that any such new technologies may have on the radio broadcasting industry or the Company. See "Business -- Competition."

COMPETITION

    Radio broadcasting is a highly competitive business. The Company's radio stations, now owned or to be acquired upon completion of the Pending Acquisitions, compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media such as newspapers, magazines, cable and broadcast television, outdoor advertising and direct mail. In addition, certain of the Company's stations compete, and in the future other of the Company's stations may compete, with groups of two or more stations operated by a single operator. Audience ratings and market shares are subject to change, and any adverse change in a particular market could have a material adverse effect on the revenue of stations located in that market. While the Company already competes with other stations with comparable programming formats in many of its markets, if another radio station in the market were to convert its programming format to a format similar to one of the Company's stations or launch aggressive promotional campaigns, or if a new station were to adopt a competitive format, or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings and/or advertising revenue and could require increased promotional and other expenses, and consequently would have a lower Broadcast Cash Flow (as defined under "Certain Definitions and Market and Industry Data"). The Telecommunications Act of 1996 (the "Telecom Act") facilitates the consolidation of ownership of other radio broadcasting stations in the markets in which the Company operates or may operate in the future. Some of such competing in-market consolidated owners may be larger and have substantially more financial and other resources than the Company. In addition, increased consolidation in mid-size and smaller markets may result in greater competition for acquisition properties and a corresponding increase in purchase prices for such properties paid by the Company. See "Business -- Competition."

GOVERNMENTAL REGULATION OF BROADCASTING INDUSTRY

    The broadcasting industry is subject to extensive and changing federal regulation that, among other things, requires approval by the FCC for the issuance, renewal, modification, transfer of control, or assignment of broadcasting station operating licenses, limits the number of broadcasting properties that the Company may acquire in any market, and regulates certain operating practices of radio stations. Additionally, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules impose limitations on alien ownership and voting of the capital stock of the Company. The Telecom Act creates significant new opportunities for broadcasting companies, but also creates uncertainties as to how the FCC and the courts will enforce and interpret the Telecom Act.

    The number of radio stations the Company may acquire or operate pursuant to an LMA in any market, overall and in each service (i.e., AM or FM), is limited by the Telecom Act and FCC rules and may vary depending upon whether the interests in other radio stations or certain other media properties of certain individuals or entities affiliated with the Company are attributable to those individuals or entities under FCC rules. The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. The interests of the Company's officers, directors and 5% or greater voting stockholders are generally attributable to the Company. Certain of the Company's officers and directors, and at least one stockholder of the Company, have attributable broadcast interests outside of their involvement with the Company, which will limit the number of radio stations that the Company may acquire or own in any market in which such officers or directors (or stockholders) hold or acquire such outside attributable broadcast interests. Moreover, under the FCC's cross-interest policy, the FCC, in certain instances, may prohibit one party from acquiring an attributable interest in one media outlet and a substantial non-attributable interest in another media outlet in the same market, thereby prohibiting a particular acquisition by the Company. The markets in which the Company may be subject to restrictions on ownership include Atlanta, GA, Nashville, TN and Rochester, MN.

    The Company's business will be dependent upon maintaining its broadcasting licenses issued by the FCC, which are ordinarily issued for a maximum term of eight years. Although it is rare for the FCC to deny a license renewal application, there can be no assurance that the future renewal applications of the Company will be approved or that such renewals will not include conditions or qualifications that could adversely affect the Company. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon the Company. See "Business -- Federal Regulation of Radio Broadcasting."

REGULATORY APPROVALS

    The consummation of radio broadcasting acquisitions requires prior approval of the FCC with respect to the transfer of control or assignment of the broadcast licenses of the acquired stations. Certain of the Pending Acquisitions have not yet received FCC approval. Pending Acquisitions in two markets are being challenged before the FCC by competitors. The FCC staff has also stated that it is currently reevaluating its policies and procedures relating to local radio market concentration, even where proposed assignments would comply with the Telecom Act and the FCC's multiple-ownership rules. The FCC has issued a Notice of Inquiry which, among other things, seeks public comment on these issues. FCC approval of a number of pending radio station acquisitions by various parties has been delayed while this policy review is taking place. The FCC staff has informed the Company that it has delayed action on several of its applications on this basis, including pending applications to acquire stations in Augusta-Waterville. There can be no assurance that the FCC will not prohibit or require the restructuring of future acquisitions by the Company (including the Pending Acquisitions) as a result of this policy review. In addition, the FCC staff has requested additional information relating to whether the Company's Pending Acquisitions in one market would comply with the FCC's cross-interest policy. There can be no assurance that the FCC will approve future acquisitions by the Company (including the Pending Acquisitions).

    The consummation of certain of the Pending Acquisitions is also subject to applicable waiting periods and possible review by the DOJ or the FTC under the HSR Act and acquisitions that are not required to be reported under the HSR Act may still be investigated by the DOJ or the FTC under the antitrust laws before or after consummation. The DOJ has been active in reviewing radio broadcasting acquisitions and has challenged a number of such transactions, some of which have resulted in consent decrees requiring divestitures of certain stations, terminations of LMAs and other relief. In general, the DOJ has more closely scrutinized radio mergers and acquisitions that result in local market shares in excess of 35% of radio advertising revenues, depending on format, signal strength and other factors, although there is no hard-and-fast numerical rule and certain transactions resulting in more than 35% to 40% market shares have not been challenged. The DOJ can be expected to continue to enforce the antitrust laws in this manner, and there can be no assurance that one or more of the Pending Acquisitions are not or will not be the subject of an investigation or enforcement action by the DOJ or the FTC. If the DOJ or the FTC investigates or challenges one or more of the Pending Acquisitions or any subsequent acquisitions, the

Company may need to restructure such transactions or divest other existing stations in a particular market. The Company is aware that the DOJ has opened an investigation with respect to the Company's Pending Acquisition in two markets which potentially affects the acquisition of up to an additional nine stations in the aggregate. However, the Company believes that its operating and sales practices and demand-driven pricing policies serve to improve its product, expand advertising volume and increase competition in a market while providing more choice to advertisers and to listeners.

POTENTIAL CONFLICTS OF INTEREST

    Mr. Weening and Mr. Dickey each have direct interests in entities that have entered into service agreements with the Company. These interests may give rise to certain conflicts of interest with respect to transactions between these entities and the Company. See "Certain Relationships and Related Transactions."

TRANSACTIONS WITH AFFILIATES

    QUAESTUS Management Corporation ("QUAESTUS"), an entity controlled by Mr. Weening, and Stratford Research, Inc. ("Stratford Research"), an entity controlled by Mr. Dickey, have acted as the Company's financial and strategic advisor and market research and programming advisor, respectively, since the Company's inception. See "Certain Relationships and Related Transactions."

EFFECTS OF ECONOMIC RECESSION

    The Company derives substantially all of its revenue from the sale of advertising time on its radio stations. The Company's broadcasting revenue could be adversely affected by a future national recession, although in the most recent national recession, in 1991, radio revenues in small radio markets ranked below 100 were impacted less severely on average than those in the larger markets. In addition, because a substantial portion of the Company's revenue is derived from local advertisers, the Company's ability to generate advertising revenue in specific markets could be adversely affected by local or regional economic downturns. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Advertising Sales."

YEAR 2000 RISK

    The Company has implemented a Year 2000 program to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company believes that it has allocated adequate resources for this purpose and expects its Year 2000 date conversion program to be successfully completed on a timely basis. There can, however, be no assurance that this will be the case. The Company does not expect to incur significant expenditures to address this issue. The ability of third parties with whom the Company transacts business to adequately address their Year 2000 issues is outside of the Company's control. There can be no assurance that the failure of the Company or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

RELIANCE ON KEY PERSONNEL

    The Company's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. The Company believes that its future success will depend in large part on its ability to attract and retain highly skilled and qualified personnel and to expand, train and manage its employee base. The Company has entered into employment agreements with Messrs. Weening, Dickey, Bungeroth and Bonick which include provisions restricting the ability of Messrs. Weening, Dickey, Bungeroth and Bonick to compete against the Company in certain circumstances. The Company intends to arrange for "key-man" insurance on the lives of Messrs. Weening, Dickey and Bungeroth. See "Management --Employment Agreements."

    The Company also employs several on-air personalities with large loyal audiences in their respective markets. The loss of one of these personalities could result in a short-term loss of audience share, but the

Company does not believe that any such loss would have a material adverse effect on the Company's financial condition or results of operations, taken as a whole.

DILUTION

    Persons purchasing shares of Class A Common Stock in the Stock Offerings will incur immediate and substantial dilution in the net tangible book value per share of Class A Common Stock of approximately $30.29 per share. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Stock Offerings, the Company will have outstanding 7,613,450 shares of Class A Common Stock, 8,711,367 shares of Class B Common Stock and 2,433,808 shares of Class C Common Stock. In addition, there will be outstanding options to purchase 1,216,480 shares of Class A Common Stock and 2,001,380 shares of Class C Common Stock. Of these shares, the 7,420,000 shares of Class A Common Stock offered hereby will be freely transferable without restriction (subject to any FCC consent that might be required) under the Securities Act of 1933, as amended (the "Securities Act") or further registration under the Securities Act, except that shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), may generally only be sold subject to certain restrictions as to timing, manner and volume.



    The Company, its directors, and certain officers of the Company, (which officers will directly or indirectly own 193,450 shares of Class A Common Stock and 790,594 shares of Class C Common Stock and options to purchase 265,355 shares of Class A Common Stock and 2,001,380 shares of Class C Common Stock upon completion of the Stock Offerings) have, subject to certain exceptions, agreed not to, directly or indirectly, offer for sale, sell or otherwise dispose of, or announce the offering of, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock (including the Class C Common Stock) for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc. See "Shares Eligible for Future Sale" and "Underwriting."


    Future sales of substantial amounts of Common Stock, or the perception that such sales could occur, may affect the market price of the Common Stock prevailing from time to time. See "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR PUBLIC MARKET

    Prior to the Stock Offerings, there has been no public market for the Class A Common Stock and there can be no assurance that an active public market will develop or be sustained after the Offering or that the initial public offering price corresponds to the price at which the Class A Common Stock will trade in the public market subsequent to the Stock Offerings. The initial public offering price for the Class A Common Stock will be determined by negotiations among Cumulus and the representatives of the Underwriters based upon the consideration of certain factors set forth herein under "Underwriting." After completion of the Stock Offerings, the market price of the Class A Common Stock will be subject to fluctuations in response to various factors and events including, among other things, the liquidity of the market for the Class A Common Stock, variations in the Company's operating results, regulatory or other changes, both domestic and international, affecting the radio broadcasting industry generally or the Company specifically, announcements of business developments by the Company or its competitors, changes in operating results and changes in general market conditions.

DIVIDEND POLICY

    The Company does not anticipate paying any dividends except for the payment of scheduled dividends on the Series A Preferred Stock. The Company has never declared or paid any cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. In addition, the Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture will restrict the ability of the Company to pay dividends. See "Dividend Policy."

                                USE OF PROCEEDS

    The Company intends to use the proceeds of the Offerings to finance the Pending Acquisitions and to repay certain indebtedness. The following table presents the sources and uses of funds, pro forma for the Offerings, the Subsequent Acquisitions and the Pending Acquisitions as if such transactions had occurred as of March 31, 1998:

                                                                              (DOLLARS IN
                                                                              THOUSANDS)
                                                                         ---------------------
SOURCES OF FUNDS:
  Common Stock offered to public(1)....................................       $   100,000
  Debt Offering........................................................           150,000
  Preferred Stock offered to public(2).................................            91,488
  Cash on hand.........................................................            21,916
  Escrow funds(3)......................................................            12,522
                                                                                 --------
      Total............................................................       $   375,926
                                                                                 --------
                                                                                 --------
USES OF FUNDS:
  Purchase price of the Subsequent Acquisitions and the Pending
    Acquisitions.......................................................       $   279,532
  Repayment of Credit Facility(4)......................................            79,696
  Fees and expenses....................................................            16,698
                                                                                 --------
      Total............................................................       $   375,926
                                                                                 --------
                                                                                 --------

------------------------------

(1) $115.0 million if the Underwriters' over-allotment options are exercised in full.

(2) Excludes exchange of NML Preferred Stock concurrent with the Preferred Stock Offering. The Company will not receive any proceeds from the exchange of the NML Preferred Stock for the Series A Preferred Stock.

(3) Represents funds deposited into escrow by the Company in connection with the Subsequent and Pending Acquisitions.

(4) Affiliates of Lehman Brothers Inc. act as arranger and lender under the Credit Facility. At June 1, 1998 the blended interest rate on the outstanding borrowings under the Credit Facility was 8.45%.

    Consummation of each Offering is contingent upon consummation of each of the other Offerings.

    Pending the above uses, the net proceeds of the Offerings will be invested in U.S. government securities or other interest bearing short-term investment grade securities.

                                DIVIDEND POLICY

    The Company does not anticipate paying any dividends except for the payment of scheduled dividends on the Series A Preferred Stock. The Company has never declared or paid any cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. In addition, the Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture will restrict the ability of the Company to pay dividends.

                                 CAPITALIZATION

    The following table sets forth the cash and cash equivalents and capitalization of the Company as of March 31, 1998 on a historical basis and as adjusted to give effect to the Completed Acquisitions consummated subsequent to March 31, 1998 (the "Subsequent Acquisitions", and, together with all other acquisitions completed since January 1, 1998, the "1998 Completed Acquisitions"), the Offerings and the Pending Acquisitions. This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                                                                         MARCH 31, 1998
                                                     ------------------------------------------------------
                                                                     (DOLLARS IN THOUSANDS)
                                                                                                PRO FORMA
                                                                                               AS ADJUSTED
                                                                                 PRO FORMA       FOR THE
                                                                                AS ADJUSTED    SUBSEQUENT
                                                                   PRO FORMA      FOR THE     ACQUISITIONS,
                                                                  AS ADJUSTED   SUBSEQUENT    THE OFFERINGS
                                                                    FOR THE    ACQUISITIONS        AND
                                                     THE COMPANY  SUBSEQUENT        AND        THE PENDING
                                                     HISTORICAL   ACQUISITIONS THE OFFERINGS  ACQUISITIONS
                                                     -----------  -----------  -------------  -------------
Cash and cash equivalents..........................   $  23,416    $   1,500     $ 195,035      $   1,500
                                                     -----------  -----------  -------------  -------------
                                                     -----------  -----------  -------------  -------------
Long-term debt, including current maturities:
  Old Credit Facility..............................          12           12            12             12
  Credit Facility(1)...............................     120,252      131,255            --         40,556
  Notes............................................          --           --       150,000        150,000
                                                     -----------  -----------  -------------  -------------
    Total long-term debt...........................     120,264      131,267       150,012        190,568
                                                     -----------  -----------  -------------  -------------

Preferred stock subject to mandatory redemption:
  NML Preferred Stock..............................      30,518       33,512            --             --
  Series A Preferred Stock.........................          --           --       125,000        125,000
                                                     -----------  -----------  -------------  -------------
    Total preferred stock..........................      30,518       33,512       125,000        125,000
                                                     -----------  -----------  -------------  -------------

Stockholders' equity:
  Class A Common Stock, par value $.01 per share;
          shares authorized; 1,363,450 shares
    outstanding; 7,613,450 shares as adjusted for
    the Stock Offerings............................          --           --            76             76
  Class B Common Stock, par value $.01 per share;
          shares authorized; 8,711,367 shares
    outstanding; 8,711,367 shares as adjusted for
    the Stock Offerings............................          --           --            87             87
  Class C Common Stock, par value $.01 per share;
          shares authorized; 2,433,808 shares
    outstanding; 2,433,808 shares as adjusted for
    the Stock Offerings............................          --           --            24             24
Additional paid-in capital.........................      67,692       64,698       152,870        152,870
Accumulated deficit................................      (8,903)      (8,903)       (8,903)        (8,903)
                                                     -----------  -----------  -------------  -------------
    Total stockholders' equity.....................      58,789       55,795       144,154        144,154
                                                     -----------  -----------  -------------  -------------

    Total capitalization...........................   $ 209,571    $ 220,574     $ 419,166      $ 459,722
                                                     -----------  -----------  -------------  -------------
                                                     -----------  -----------  -------------  -------------

------------------------------

(1) Affiliates of Lehman Brothers Inc. act as arranger and lender under the Credit Facility.

                                    DILUTION

    Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of Class A Common Stock will exceed the net tangible book value per share of Class A Common Stock after the Stock Offerings. The net tangible book value per share of Class A Common Stock is determined by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company and dividing the difference by the number of shares of Class A Common Stock deemed to be outstanding on the date of which such book value is determined.

    At March 31, 1998, on a pro forma basis after giving effect to the Transactions (excluding the Stock Offerings), the Company had a net tangible book value (deficit) of approximately $(360,134), or $(19.20) per share. After giving effect to the sale by the Company of 6,250,000 shares of Class A Common Stock offered hereby, and application of the estimated net proceeds therefrom, the pro forma net tangible book value (deficit) of the Company as of March 31, 1998 would have been approximately $(268,005), or ($14.29) per share. This represents an immediate increase in such net tangible book value of $4.91 per share to existing stockholders and an immediate dilution to new investors of $30.29 per share. The following table illustrates this per share dilution:

Initial public offering price per share...................................             $   16.00
  Pro forma net tangible book value (deficit) before the Stock
    Offerings.............................................................  ($  19.20)
  Increase in net tangible book value (deficit) per share attributable to
    new investors.........................................................       4.91
                                                                            ---------
Pro forma net tangible book value (deficit) per share after the Stock
  Offerings...............................................................                (14.29)
                                                                                       ---------
Dilution per share to new investors.......................................             $   30.29
                                                                                       ---------
                                                                                       ---------

    The following table sets forth, as of March 31, 1998, the number of shares of Class A Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid to the Company by existing stockholders and the investors purchasing shares of Class A Common Stock (before deducting underwriting discounts and commissions and offering expenses) in the Stock Offerings:

                                                                                                                 AVERAGE
                                                            SHARES PURCHASED           TOTAL CONSIDERATION        PRICE
                                                       --------------------------  ---------------------------     PER
                                                          NUMBER        PERCENT        AMOUNT        PERCENT      SHARE
                                                       -------------  -----------  --------------  -----------  ---------
Existing stockholders................................     11,338,625        60.4%  $   58,060,000        32.8%  $    5.12
New investors(1).....................................      7,420,000        39.6      118,720,000        67.2%      16.00
                                                       -------------       -----   --------------       -----
    Total............................................     18,758,625       100.0%  $  176,780,000       100.0%
                                                       -------------       -----   --------------       -----
                                                       -------------       -----   --------------       -----

------------------------
(1) If the Underwriters' over-allotment options were exercised in full, 937,500 additional shares of Class A Common Stock would be outstanding after the Stock Offerings.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements reflect the results of operations for the three months ended March 31, 1998 and the year ended December 31, 1997 and the combined balance sheet as of March 31, 1998 of the Company after giving effect to the Transactions. The information set forth under the heading "The Company Historical" in the pro forma combined statement of operations for the three months ended March 31, 1998 and the year ended December 31, 1997 includes results relating to LMAs. The information set forth under the heading "Pending Acquisitions" in the pro forma combined statement of operations for the three months ended March 31, 1998 and the year ended December 31, 1997 excludes results relating to LMAs.

    The information set forth under the headings "Pro Forma as Adjusted for the Subsequent Acquisitions" and "1998 Completed Acquisitions" reflects all acquisitions consummated by the Company after March 31, 1998. The companies acquired subsequent to March 31, 1998 and the related purchase prices are as follows:

Big Country Broadcasting...........................................  $   1,812
IQ Radio, Inc......................................................        390
Heritage Communications............................................      1,000
West Jewell Management.............................................        675
Wiskes-Abaris Communications.......................................      3,150
Savannah Valley Broadcasting Radio Properties......................     10,200
GHB Broadcasting...................................................        700
Ninety-Four Point One, Inc.........................................     10,770
Beaumont Skywave, Inc..............................................      3,600
Westwind Broadcasting..............................................        820
KIKR, Inc..........................................................      1,350
                                                                     ---------
        Total......................................................  $  34,467
                                                                     ---------
                                                                     ---------

    Upon consummation of the Pending Acquisitions, the Company will be one of the five largest radio broadcasting companies based on number of stations, and among the fifteen largest based on net revenues in the U.S. and will own and operate 176 radio stations (124 FM and 52 AM) clustered in 34 U.S. markets. The companies to be acquired as part of the Pending Acquisitions, including the estimated purchase prices, are as follows:

Esprit' Communication Corporation.................................  $   1,700
K-Country, Inc....................................................      3,300
Savannah Valley Broadcasting Radio Properties.....................      3,800
Albany Broadcasting Co............................................      2,250
Tyron-Seacoast Communications, Inc................................      4,000
Castle Broadcasting Limited Partnership...........................      6,400
Republic Corporation..............................................     38,750
Chattanooga Broadcast Group.......................................      6,000
Communications Properties, Inc....................................      6,000
JKJ Broadcasting, Inc., Missouri River Broadcasting, Inc., Ingstad
  Mankato, Inc., James Ingstad Broadcasting, Inc., and Hometown
  Wireless, Inc...................................................     40,200
Pamplico Broadcasting, L.P........................................      3,650
Jan-Di Broadcasting, Inc..........................................      5,000
Mustang Broadcasting Company......................................      2,000
American Communications Company Inc...............................      2,500
Crystal Radio Group, Inc..........................................     14,000
Louisiana Media Interests, Inc. and Subsidiaries..................     16,200
Clearly Superior Radio Properties.................................     12,500

Lesnick Communications, Inc.......................................      3,300
New Frontier Communications, Inc..................................     14,000
WWFG-FM and WOSC-FM...............................................      7,500
WJCL-FM...........................................................      7,250
Savannah Communications, L.P......................................      5,250
Phoenix Broadcast Partners, Inc...................................      3,500
Tallahassee Broadcasting, Inc.....................................      4,000
Midland Broadcasters, Inc.........................................     10,425
WLOV--P&T Broadcasting............................................        500
Mountain Wireless.................................................      2,200
Radio Ingstad Minnesota, Inc., Radio Albert Lea, Inc. and KRCH of
  Minnesota, Inc..................................................      9,300
Clarendon County Broadcasting.....................................      3,250
Nautical Broadcasting.............................................        525
Brillion Radio Company............................................      2,065
Ocmulgee Broadcasting.............................................      5,250
Less: Sale of WIMX-FM.............................................     (1,500)
                                                                    ---------
        Total.....................................................  $ 245,065
                                                                    ---------
                                                                    ---------

    The pro forma combined statement of operations for the three months ended March 31, 1998 gives effect to the Transactions (other than acquisitions completed in 1997) as if they occurred on January 1, 1998. For pro forma purposes, the pro forma combined statement of operations for the year ended December 31, 1997 gives effect to the Transactions as if they had occurred on January 1, 1997. For pro forma purposes, the Company's pro forma combined balance sheet as of March 31, 1998 gives effect to the Transactions (except for Completed Acquisitions consummated prior to March 31, 1998, in which case the pro forma combined balance sheet gives effect to such transactions as of the date of their consummation) as if they had occurred on March 31, 1998.

    The pro forma combined financial statements are based on the historical consolidated financial statements of the Company and the financial statements of those entities acquired, or from which assets were acquired, in conjunction with the Completed Acquisitions and the Pending Acquisitions. The unaudited combined pro forma financial information reflects the use of the purchase method of accounting for all acquisitions. For purposes of the unaudited pro forma combined financial statements, the purchase prices of the stations acquired and to be acquired in the Completed Acquisitions and Pending Acquisitions have been allocated based primarily on information furnished by management of the acquired stations. The final allocation of the relative purchase prices of the stations acquired and to be acquired in the Completed Acquisitions and Pending Acquisitions are determined a reasonable time after consummation of such transactions and are based on complete evaluations of the assets acquired and liabilities assumed. Accordingly the information presented herein may differ from the final purchase price allocation; however, in the opinion of the Company's management, the final purchase price allocation will not differ significantly from the information presented herein. In the opinion of the Company's management, all adjustments have been made that are necessary to present fairly the pro forma data.

    The unaudited pro forma information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have occurred if the Transactions had been consummated on the dates indicated, nor is it indicative of future operating results or financial positions if the aforementioned transactions are completed. The failure of the aforementioned transactions to be completed would significantly alter the unaudited pro forma information.

    All pro forma financial information should be read in conjunction with the Company's Consolidated Financial Statements and the financial statements of certain of the other acquired companies appearing elsewhere in this Prospectus. See also "Risk Factors--Substantial Leverage" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                               CUMULUS MEDIA INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  (B)                                   (D)
                                               PRO FORMA                             PRO FORMA
                                              ADJUSTMENTS                       ADJUSTMENTS FOR THE       (A)+(B)+(C)+
                                               TO REFLECT                             COMPANY                (D)=(E)
                                               FULL YEAR                            HISTORICAL            PRO FORMA AS
                                  (A)             FOR               (C)            AND THE 1998           ADJUSTED FOR
                              THE COMPANY     THE COMPANY      1998 COMPLETED        COMPLETED         THE 1998 COMPLETED
                              HISTORICAL(1)  HISTORICAL(3)      ACQUISITIONS       ACQUISITIONS           ACQUISITIONS
                              -----------   ----------------   --------------   -------------------   ---------------------
STATEMENT OF OPERATIONS
 DATA:
Revenues....................    $10,134         $21,363           $22,993            $--                    $ 54,490
Less: agency commissions....       (971)         (1,780)           (2,034)           --                       (4,785)
                              -----------       -------           -------            --------               --------
Net revenues................      9,163          19,583            20,959            --                       49,705

Station operating expenses
 excluding depreciation and
 amortization...............      7,147          14,521            18,633                (430)(4)             39,871
Depreciation and
 amortization...............      1,671           2,988             2,416               2,910(5)               9,985
Corporate general and
 administrative expenses....      1,276         --                 --                     430(4)               1,706
Non-cash stock compensation
 expense....................      1,689(2)      --                 --                --                        1,689
                              -----------       -------           -------            --------               --------
Operating income (loss).....     (2,620)          2,074               (90)             (2,910)                (3,546)
                              -----------       -------           -------            --------               --------
Interest expense............        837           1,125             1,743               5,464(6)               9,169
Gain (loss) on sale of
 asset......................     --              12,261            --                 (12,261)(7)           --
Other (income) expense......         54               4                18            --                           76
                              -----------       -------           -------            --------               --------
Income (loss) before income
 taxes......................     (3,511)         13,206            (1,851)            (20,635)               (12,791)
Income tax (expense)
 benefit....................        (67)            (84)              (44)           --                         (195)
                              -----------       -------           -------            --------               --------
Net income (loss)...........     (3,578)         13,122            (1,895)            (20,635)               (12,986)
Preferred stock dividends...        274         --                 --                   4,087(8)               4,361
                              -----------       -------           -------            --------               --------
Net income (loss)
 attributable to common
 stockholders...............    $(3,852)        $13,122           $(1,895)           $(24,722)              $(17,347)
                              -----------       -------           -------            --------               --------
                              -----------       -------           -------            --------               --------
Basic and diluted earnings
 (loss) per share...........    $(3,852)                                                                    $  (0.92)
Average shares
 outstanding................      1,000                                                                       18,759

                                            (E)+(F)=(G)
                                            PRO FORMA AS
                                            ADJUSTED FOR                      (I)
                                  (F)         THE 1998                     PRO FORMA
                               PRO FORMA     COMPLETED                    ADJUSTMENTS   (G)+(H)+(I)
                              ADJUSTMENTS   ACQUISITIONS       (H)          FOR THE        =(J)
                                FOR THE       AND THE        PENDING        PENDING      PRO FORMA
                               OFFERINGS     OFFERINGS     ACQUISITIONS   ACQUISITIONS  COMBINED(1)
                              -----------   ------------   ------------   -----------   -----------
STATEMENT OF OPERATIONS
 DATA:
Revenues....................   $ --           $ 54,490       $68,478        $--          $122,968
Less: agency commissions....     --             (4,785)       (6,407)        --           (11,192)
                              -----------   ------------   ------------   -----------   -----------
Net revenues................     --             49,705        62,071         --           111,776
Station operating expenses
 excluding depreciation and
 amortization...............     --             39,871        51,058         (3,020)(4)    87,909
Depreciation and
 amortization...............     --              9,985         6,145          6,715(5)     22,845
Corporate general and
 administrative expenses....     --              1,706            34          3,020(4)      4,760
Non-cash stock compensation
 expense....................     --              1,689           278         --             1,967
                              -----------   ------------   ------------   -----------   -----------
Operating income (loss).....     --             (3,546)        4,556         (6,715)       (5,705)
                              -----------   ------------   ------------   -----------   -----------
Interest expense............      5,962(9)      15,131         4,247         (1,144)(11)    18,234
Gain (loss) on sale of
 asset......................     --             --             5,547         (5,547)(12)    --
Other (income) expense......     --                 76           150           (122)(13)       104
                              -----------   ------------   ------------   -----------   -----------
Income (loss) before income
 taxes......................     (5,962)       (18,753)        5,706        (10,996)      (24,043)
Income tax (expense)
 benefit....................     --               (195)       --             --              (195)
                              -----------   ------------   ------------   -----------   -----------
Net income (loss)...........     (5,962)       (18,948)        5,706        (10,996)      (24,238)
Preferred stock dividends...     11,222(10)     15,583        --             --            15,583
                              -----------   ------------   ------------   -----------   -----------
Net income (loss)
 attributable to common
 stockholders...............   $(17,184)      $(34,531)      $ 5,706        $(10,996)    $(39,821)
                              -----------   ------------   ------------   -----------   -----------
                              -----------   ------------   ------------   -----------   -----------
Basic and diluted earnings
 (loss) per share...........                  $  (1.84)                                  $  (2.12)
Average shares
 outstanding................                    18,759                                     18,759


See accompanying notes to Unaudited Pro Forma Combined Statement of Operations.

       NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

(1) The pro forma financial results exclude the effects of estimated cost savings which management believes will result from the Completed Acquisitions and the Pending Acquisitions. The Company expects to realize approximately $7,430 of cost savings resulting from the elimination of redundant station operating expenses arising from the Completed and Pending Acquisitions, including elimination of certain management and staff positions, the consolidation of station facilities and equipment, the elimination of previous owner compensation benefits and new rates associated with revised vendor contracts. Also, the Company expects to realize approximately $2,029 of cost savings from the elimination of certain corporate overhead functions, net of increased costs associated with the implementation of the Company's corporate management structure. Corporate cost savings reflect the expected level of annual corporate expenditures arising from the Completed and Pending Acquisitions. There can be no assurances that any operating or corporate cost savings will be achieved.

(2) Amount represents a non-recurring, non-cash stock compensation expense on common stock issued to certain employees and managers upon formation of the Company.

(3) Adjustments reflect historical revenues and expenses of stations acquired by the Company in 1997 for the period from January 1, 1997 through the date the stations were acquired by the Company.


(4) Adjustments reflect the reclassification of $430 and $3,020 of expenses from station operating expenses excluding depreciation and amortization to corporate general and administrative expenses to conform with the Company's accounting practices.



(5) Adjustments reflect (i) the change in depreciation and amortization expense resulting from conforming the estimated useful lives of the Completed and Pending Acquisitions' assets to the Company's policies and (ii) the additional depreciation and amortization expense resulting from the allocation of the purchase price to the estimated fair market value of the assets acquired. On a pro forma basis, depreciation expense is $3,894 and amortization expense is $18,951 after giving effect to the Completed and Pending Acquisitions. Depreciation expense has been calculated on a straight line basis using a weighted average life of 10 years for property and equipment. Goodwill and other intangible assets amortization has been calculated on a straight line basis over 25 years. Non-compete agreements are being amortized over the lives of the agreements which ranges from 2-5 years.


   The Company allocates the purchase prices of the acquired stations based on complete evaluations of the assets acquired and the liabilities assumed. The Company believes that the excess of cost over the fair value of tangible net assets of an acquired radio station almost exclusively relates to the value of the FCC broadcasting license and goodwill. The Company believes that the purchase price allocation method described above is consistent with general practice in the radio broadcasting industry.


(6) Adjustment to reflect increased interest expense resulting from:


Sources of funds:
  Amount financed by the Credit Facility.................................  $ 103,459
  NML Preferred Stock investment.........................................     16,250
  Private equity investment in common stock..............................     15,000
                                                                           ---------
        Total............................................................  $ 134,709
                                                                           ---------
                                                                           ---------
Uses of funds:
  Purchase price of the 1998 Completed Acquisitions......................  $  88,920
  Repayment of the Old Credit Facility...................................     42,789
  Credit Facility transaction costs......................................      3,000
                                                                           ---------
        Total............................................................  $ 134,709
                                                                           ---------
                                                                           ---------

Interest on the Credit Facility at 8.50%.................................  $   8,794
Amortization of $3,000 in debt issuance costs over 8 years...............        375
                                                                           ---------
  Total interest expense.................................................      9,169
  Less: Historical interest recorded by the Company and the Completed
    Acquisitions.........................................................     (3,705)
                                                                           ---------
  Net adjustment.........................................................  $   5,464
                                                                           ---------
                                                                           ---------


(7) Adjustment recorded to eliminate a non-recurring gain of $12,261 recognized by HVS Partners on the 1997 sales of radio stations in Salisbury, MD and Wilmington, NC to the Company prior to the acquisition by the Company of the remainder of HVS Partners' stations.



(8) Reflects (i) the additional accretion of the NML Preferred Stock dividends as if the NML Preferred Stock were outstanding for the full period and (ii) the amortization of the $3,098 discount to liquidation value on the NML Preferred Stock.


Accretion of NML Preferred Stock dividends (compounded quarterly at
  12.00%)..........................................................  $   4,079
Amortization of discount (over 11 years)...........................        282
                                                                     ---------
                                                                         4,361
Less: Historical dividends recorded by the Company.................       (274)
                                                                     ---------
Net adjustment.....................................................  $   4,087
                                                                     ---------
                                                                     ---------


(9) Adjustment to reflect increased interest expense resulting from:


Interest on the Notes at 9.50%.....................................  $  14,250
Amortization of $5,057 debt issuance costs over 10 years...........        506
Amortization of $3,000 Credit Facility transaction costs over 8
  years............................................................        375
                                                                     ---------
  Total interest expense...........................................     15,131
  Less: Interest expense recorded pro forma as adjusted for the
    Completed Acquisitions.........................................      9,169
                                                                     ---------
  Net adjustment...................................................  $   5,962
                                                                     ---------
                                                                     ---------


(10) To reflect additional accretion related to Series A Preferred Stock dividend:


Accretion of Series A Preferred Stock dividend (compounded daily at
  11.75%)..........................................................  $  15,583
Less: Pro forma dividends on NML Preferred Stock exchanged into
  Series A Preferred Stock.........................................     (4,361)
                                                                     ---------
Net adjustment.....................................................  $  11,222
                                                                     ---------
                                                                     ---------

(11) Adjustment to reflect increased interest expense resulting from:


Sources of funds:
  Amount financed by the Notes ($150,000 net of fees of $5,057)...  $ 144,943
  Preferred Stock Offering to the public ($91,488 net of fees of
    $3,770).......................................................     87,718
  Stock Offerings ($100,000 to the Company net of fees of
    $7,871).......................................................     92,129
  Amount financed by the Credit Facility..........................     36,506
  NML Preferred Stock investment..................................     16,250
  Private equity investment in common stock.......................     15,000
                                                                    ---------
  Total...........................................................  $ 392,546
                                                                    ---------
                                                                    ---------
Uses of funds:
  Purchase price of the 1998 Completed Acquisitions and the
    Pending Acquisitions..........................................  $ 346,757
  Repayment of the Old Credit Facility............................     42,789
  Credit Facility transaction costs...............................      3,000
                                                                    ---------
  Total...........................................................  $ 392,546
                                                                    ---------
                                                                    ---------

Interest on the Notes at 9.50%....................................  $  14,250
Interest on the Credit Facility at 8.50%..........................      3,103
Amortization of $5,057 debt issuance costs over 10 years..........        506
Amortization of $3,000 Credit Facility transaction costs over 8
  years...........................................................        375
                                                                    ---------
  Total interest expense..........................................     18,234
  Less: Interest expense recorded pro forma as adjusted for the
    Pending Acquisitions and pro forma as adjusted for the
    Offerings.....................................................    (19,378)
                                                                    ---------
  Net adjustment..................................................  $  (1,144)
                                                                    ---------
                                                                    ---------


(12) Adjustment recorded to eliminate a non-recurring gain of $1,462 and $4,085 recognized by Communications Properties, Inc. and Radio Ingstad Minnesota, Inc., Radio Albert Lea, Inc. and KRCH of Minnesota, Inc., respectively, (Pending Acquisitions of the Company). The non-recurring gains were recognized by the respective Pending Acquisitions upon the sale of radio stations not acquired by the Company.



(13) Elimination of interests of minority shareholders in connection with a Pending Acquisition.


    The fixed interest rate used to calculate pro forma interest expense on the Notes is nine and one-half percent (9.50%) and the floating interest rate used to calculate pro forma interest expense on the Credit Facility is eight and one-half percent (8.50%). A one-eighth of one percent (0.125%) change in the interest rate on the Credit Facility results in a $46 increase or decrease in the pro forma interest expense for the twelve months ended December 31, 1997.

    Upon the consummation of the Offerings, the Company will record the accretion of the discount on the NML Preferred Stock of $2,994 when exchanged for the Series A Preferred Stock.

     PRO FORMA ADJUSTMENTS TO REFLECT FULL YEAR FOR THE COMPANY HISTORICAL
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                        CARIBBEAN                                                             THE MIDWESTERN
                     COMMUNICATIONS                                                        BROADCASTING COMPANY,
                     COMPANY LIMITED                               KLUR, KQXC AND          RADIO STATIONS WWWM-
                   FOR THE FOUR MONTHS      HVS PARTNERS             KYYI RADIO               FM AND WLQR-FM
                          ENDED          FOR THE YEAR ENDED     FOR THE ELEVEN MONTHS       FOR THE TEN MONTHS
                     APRIL 30, 1997       DECEMBER 31, 1997    ENDED NOVEMBER 30, 1997    ENDED OCTOBER 31, 1997
                  ---------------------  -------------------  -------------------------  -------------------------
STATEMENT OF
  OPERATIONS
  DATA:
Revenues........        $     191             $   5,715               $   1,173                  $   2,517
Less: agency
  commissions...              (14)                 (384)                   (107)                      (279)
                           ------               -------                  ------                     ------
Net revenues....              177                 5,331                   1,066                      2,238

Station
  operating
  expenses
  excluding
  depreciation
  and
  amortization..              524                 4,948                     655                      1,691
Depreciation and
  amortization..               55                   638                     124                         50
Corporate
  general and
  administrative
  expenses......           --                    --                      --                         --
Non-cash stock
  compensation
  expense.......           --                    --                      --                         --
                           ------               -------                  ------                     ------
Operating income
  (loss)........             (402)                 (255)                    287                        497
                           ------               -------                  ------                     ------
Interest
  expense.......               62                    68                      52                          5
Gain (loss) on
  sale of
  asset.........           --                    12,261                  --                         --
Other (income)
  expense.......               (1)               --                      --                              6
                           ------               -------                  ------                     ------
Income (loss)
  before income
  taxes.........             (463)               11,938                     235                        486
Income tax
  (expense)
  benefit.......           --                    --                      --                            (10)
                           ------               -------                  ------                     ------
Net income
  (loss)........        $    (463)            $  11,938               $     235                  $     476
                           ------               -------                  ------                     ------
                           ------               -------                  ------                     ------

                                                                WILKS
                                                              BROADCAST       WKKO-FM, WRQN-FM,
                         VALUE RADIO CORPORATION            ACQUISITIONS,    WTOD-AM AND WIMX-FM
                  --------------------------------------        INC.         PERIOD FROM JANUARY
                    FOR THE YEAR        FOR THE FOUR        FOR THE EIGHT            1,
                        ENDED           MONTHS ENDED        MONTHS ENDED        1997 THROUGH      DISPOSITION OF
                   AUGUST 30, 1997    DECEMBER 31, 1996    AUGUST 31, 1997    NOVEMBER 9, 1997        WIMX-FM         OTHER
                  -----------------  -------------------  -----------------  -------------------  ---------------  -----------
STATEMENT OF
  OPERATIONS
  DATA:
Revenues........      $   3,607           $    (791)          $   2,625           $   6,376          $    (461)     $     411
Less: agency
  commissions...           (226)                 38                 (23)               (834)                50             (1)
                         ------             -------              ------              ------              -----          -----
Net revenues....          3,381                (753)              2,602               5,542               (411)           410
Station
  operating
  expenses
  excluding
  depreciation
  and
  amortization..          2,462                (470)              1,869               2,813               (339)           368
Depreciation and
  amortization..            624                 (29)                554               1,004                (58)            26
Corporate
  general and
  administrative
  expenses......         --                  --                  --                  --                 --             --
Non-cash stock
  compensation
  expense.......         --                  --                  --                  --                 --             --
                         ------             -------              ------              ------              -----          -----
Operating income
  (loss)........            295                (254)                179               1,725                (14)            16
                         ------             -------              ------              ------              -----          -----
Interest
  expense.......            418                 (21)                424                 144                (43)            16
Gain (loss) on
  sale of
  asset.........         --                  --                  --                  --                 --             --
Other (income)
  expense.......              1                   2              --                  --                     (4)        --
                         ------             -------              ------              ------              -----          -----
Income (loss)
  before income
  taxes.........           (124)               (235)               (245)              1,581                 33         --
Income tax
  (expense)
  benefit.......         --                                      --                     (74)            --             --
                         ------             -------              ------              ------              -----          -----
Net income
  (loss)........      $    (124)          $    (235)          $    (245)          $   1,507          $      33      $  --
                         ------             -------              ------              ------              -----          -----
                         ------             -------              ------              ------              -----          -----


                    TOTAL
                  ---------
STATEMENT OF
  OPERATIONS
  DATA:
Revenues........  $  21,363
Less: agency
  commissions...     (1,780)
                  ---------
Net revenues....     19,583
Station
  operating
  expenses
  excluding
  depreciation
  and
  amortization..     14,521
Depreciation and
  amortization..      2,988
Corporate
  general and
  administrative
  expenses......     --
Non-cash stock
  compensation
  expense.......     --
                  ---------
Operating income
  (loss)........      2,074
                  ---------
Interest
  expense.......      1,125
Gain (loss) on
  sale of
  asset.........     12,261
Other (income)
  expense.......          4
                  ---------
Income (loss)
  before income
  taxes.........     13,206
Income tax
  (expense)
  benefit.......        (84)
                  ---------
Net income
  (loss)........  $  13,122
                  ---------
                  ---------

                          1998 COMPLETED ACQUISITIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                CAROLINA
                                                                                                           BROADCASTING, INC.
                                                                                           BEAUMONT          AND GEORGETOWN
                                                                   ARBOR RADIO LP        SKYWAVE, INC.         RADIO, INC.
                                                                 -------------------  -------------------  -------------------
STATEMENT OF OPERATIONS DATA:
Revenues.......................................................       $   3,723            $     704            $     268
Less: agency commissions.......................................            (289)                 (57)              --
                                                                         ------                -----                -----
Net revenues...................................................           3,434                  647                  268

Station operating expenses excluding depreciation and
  amortization.................................................           2,394                  573                  579
Depreciation and amortization..................................             502                  123                  106
Corporate general and administrative expenses..................          --                   --                   --
Non-cash stock compensation expense............................          --                   --                   --
                                                                         ------                -----                -----
Operating income (loss)........................................             538                  (49)                (417)
                                                                         ------                -----                -----
Interest expense...............................................             329                   72                  167
Gain (loss) on sale of asset...................................          --                   --                   --
Other (income) expense.........................................          --                   --                   --
                                                                         ------                -----                -----
Income (loss) before income taxes..............................             209                 (121)                (584)
Income tax (expense) benefit...................................          --                   --                   --
                                                                         ------                -----                -----
Net income (loss)..............................................       $     209            $    (121)           $    (584)
                                                                         ------                -----                -----
                                                                         ------                -----                -----


                                                                       FORJAY
                                                                    BROADCASTING                            NINETY FOUR POINT
                                                                     CORPORATION         M&M PARTNERS           ONE, INC.
                                                                 -------------------  -------------------  -------------------
STATEMENT OF OPERATIONS DATA:
Revenues.......................................................       $   1,667            $   3,580            $   4,172
Less: agency commissions.......................................            (178)                (394)                (396)
                                                                         ------               ------               ------
Net revenues...................................................           1,489                3,186                3,776
Station operating expenses excluding depreciation and
  amortization.................................................           1,278                2,573                3,300
Depreciation and amortization..................................              29                  496                  185
Corporate general and administrative expenses..................          --                   --                   --
Non-cash stock compensation expense............................          --                   --                   --
                                                                         ------               ------               ------
Operating income (loss)........................................             182                  117                  291
                                                                         ------               ------               ------
Interest expense...............................................              48                  115                  380
Gain (loss) on sale of asset...................................          --                   --                   --
Other (income) expense.........................................          --                       (2)                  22
                                                                         ------               ------               ------
Income (loss) before income taxes..............................             134                    4                 (111)
Income tax (expense) benefit...................................             (44)              --                   --
                                                                         ------               ------               ------
Net income (loss)..............................................       $      90            $       4            $    (111)
                                                                         ------               ------               ------
                                                                         ------               ------               ------

                                                                      SAVANNAH
                                                                       VALLEY
                                                                    BROADCASTING
                                                                        RADIO
                                                                     PROPERTIES        SUBTOTAL
                                                                 -------------------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues.......................................................       $   2,401        $  16,515
Less: agency commissions.......................................            (258)          (1,572)
                                                                         ------       -----------
Net revenues...................................................           2,143           14,943
Station operating expenses excluding depreciation and
  amortization.................................................           2,211           12,908
Depreciation and amortization..................................             352            1,793
Corporate general and administrative expenses..................          --               --
Non-cash stock compensation expense............................          --               --
                                                                         ------       -----------
Operating income (loss)........................................            (420)             242
                                                                         ------       -----------
Interest expense...............................................             246            1,357
Gain (loss) on sale of asset...................................          --               --
Other (income) expense.........................................          --                   20
                                                                         ------       -----------
Income (loss) before income taxes..............................            (666)          (1,135)
Income tax (expense) benefit...................................          --                  (44)
                                                                         ------       -----------
Net income (loss)..............................................       $    (666)       $  (1,179)
                                                                         ------       -----------
                                                                         ------       -----------

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                               SEACOAST RADIO
                                                                                                                COMPANY, LLC
                                                                                                            ---------------------
STATEMENT OF OPERATIONS DATA:
Revenues..................................................................................................        $     820
Less: agency commissions..................................................................................              (80)
                                                                                                                      -----
Net revenues..............................................................................................              740
Station operating expenses excluding depreciation and amortization........................................              480
Depreciation and amortization.............................................................................               58
Corporate general and administrative expenses.............................................................           --
Non-cash stock compensation expense.......................................................................           --
                                                                                                                      -----
Operating income (loss)...................................................................................              202
                                                                                                                      -----

Interest expense..........................................................................................               34
Gain (loss) on sale of asset..............................................................................           --
Other (income) expense....................................................................................           --
                                                                                                                      -----
Income (loss) before income taxes.........................................................................              168
Income tax (expense) benefit..............................................................................           --
                                                                                                                      -----
Net income (loss).........................................................................................        $     168
                                                                                                                      -----
                                                                                                                      -----

                                                                                                                   SUNNY
                                                                                                            BROADCASTERS, INC.
                                                                                                            -------------------
STATEMENT OF OPERATIONS DATA:
Revenues..................................................................................................       $   1,359
Less: agency commissions..................................................................................            (111)
                                                                                                                    ------
Net revenues..............................................................................................           1,248
Station operating expenses excluding depreciation and amortization........................................             850
Depreciation and amortization.............................................................................             117
Corporate general and administrative expenses.............................................................          --
Non-cash stock compensation expense.......................................................................          --
                                                                                                                    ------
Operating income (loss)...................................................................................             281
                                                                                                                    ------
Interest expense..........................................................................................              99
Gain (loss) on sale of asset..............................................................................          --
Other (income) expense....................................................................................          --
                                                                                                                    ------
Income (loss) before income taxes.........................................................................             182
Income tax (expense) benefit..............................................................................          --
                                                                                                                    ------
Net income (loss).........................................................................................       $     182
                                                                                                                    ------
                                                                                                                    ------


                                                                                                              TALLY RADIO, LC
                                                                                                            -------------------
STATEMENT OF OPERATIONS DATA:
Revenues..................................................................................................       $     238
Less: agency commissions..................................................................................             (19)
                                                                                                                     -----
Net revenues..............................................................................................             219
Station operating expenses excluding depreciation and amortization........................................             374
Depreciation and amortization.............................................................................              76
Corporate general and administrative expenses.............................................................          --
Non-cash stock compensation expense.......................................................................          --
                                                                                                                     -----
Operating income (loss)...................................................................................            (231)
                                                                                                                     -----
Interest expense..........................................................................................              52
Gain (loss) on sale of asset..............................................................................          --
Other (income) expense....................................................................................          --
                                                                                                                     -----
Income (loss) before income taxes.........................................................................            (283)
Income tax (expense) benefit..............................................................................          --
                                                                                                                     -----
Net income (loss).........................................................................................       $    (283)
                                                                                                                     -----
                                                                                                                     -----


                                                                                                             VENICE BROADCASTING COR
P.
                                                                                                            ------------------------
---
STATEMENT OF OPERATIONS DATA:
Revenues..................................................................................................           $     681

Less: agency commissions..................................................................................                 (70)

                                                                                                                         -----

Net revenues..............................................................................................                 611

Station operating expenses excluding depreciation and amortization........................................               1,120

Depreciation and amortization.............................................................................                  89

Corporate general and administrative expenses.............................................................              --

Non-cash stock compensation expense.......................................................................              --

                                                                                                                         -----

Operating income (loss)...................................................................................                (598)

                                                                                                                         -----

Interest expense..........................................................................................                  22

Gain (loss) on sale of asset..............................................................................              --

Other (income) expense....................................................................................              --

                                                                                                                         -----

Income (loss) before income taxes.........................................................................                (620)

Income tax (expense) benefit..............................................................................              --

                                                                                                                         -----

Net income (loss).........................................................................................           $    (620)

                                                                                                                         -----

                                                                                                                         -----


                                                                                                             SUBTOTAL
                                                                                                            -----------
STATEMENT OF OPERATIONS DATA:
Revenues..................................................................................................   $   3,098
Less: agency commissions..................................................................................        (280)
                                                                                                            -----------
Net revenues..............................................................................................       2,818
Station operating expenses excluding depreciation and amortization........................................       2,824
Depreciation and amortization.............................................................................         340
Corporate general and administrative expenses.............................................................      --
Non-cash stock compensation expense.......................................................................      --
                                                                                                            -----------
Operating income (loss)...................................................................................        (346)
                                                                                                            -----------
Interest expense..........................................................................................         207
Gain (loss) on sale of asset..............................................................................      --
Other (income) expense....................................................................................      --
                                                                                                            -----------
Income (loss) before income taxes.........................................................................        (553)
Income tax (expense) benefit..............................................................................      --
                                                                                                            -----------
Net income (loss).........................................................................................   $    (553)
                                                                                                            -----------
                                                                                                            -----------

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                            SUBTOTAL PAGE
                                                                                                                 34
                                                                                                           ---------------
STATEMENT OF OPERATIONS DATA:
Revenues.................................................................................................   $      16,515
Less: agency commissions.................................................................................          (1,572)
                                                                                                           ---------------
Net revenues.............................................................................................          14,943
Station operating expenses excluding depreciation and amortization.......................................          12,908
Depreciation and amortization............................................................................           1,793
Corporate general and administrative expenses............................................................        --
Non-cash stock compensation expense......................................................................        --
                                                                                                           ---------------
Operating income (loss)..................................................................................             242
                                                                                                           ---------------
Interest expense.........................................................................................           1,357
Gain (loss) on sale of asset.............................................................................        --
Other (income) expense...................................................................................              20
                                                                                                           ---------------
Income (loss) before income taxes........................................................................          (1,135)
Income tax (expense) benefit.............................................................................             (44)
                                                                                                           ---------------
Net income (loss)........................................................................................   $      (1,179)
                                                                                                           ---------------
                                                                                                           ---------------

                                                                                                            SUBTOTAL PAGE
                                                                                                                 35
                                                                                                           ---------------
STATEMENT OF OPERATIONS DATA:
Revenues.................................................................................................    $     3,098
Less: agency commissions.................................................................................           (280)
                                                                                                           ---------------
Net revenues.............................................................................................          2,818
Station operating expenses excluding depreciation and amortization.......................................          2,824
Depreciation and amortization............................................................................            340
Corporate general and administrative expenses............................................................        --
Non-cash stock compensation expense......................................................................        --
                                                                                                           ---------------
Operating income (loss)..................................................................................           (346)
                                                                                                           ---------------
Interest expense.........................................................................................            207
Gain (loss) on sale of asset.............................................................................        --
Other (income) expense...................................................................................        --
                                                                                                           ---------------
Income (loss) before income taxes........................................................................           (553)
Income tax (expense) benefit.............................................................................        --
                                                                                                           ---------------
Net income (loss)........................................................................................    $      (553)
                                                                                                           ---------------
                                                                                                           ---------------


                                                                                                             OTHER        TOTAL

                                                                                                           ----------  -----------

STATEMENT OF OPERATIONS DATA:
Revenues.................................................................................................  $    3,380  $    22,993

Less: agency commissions.................................................................................        (182)      (2,034)

                                                                                                           ----------  -----------

Net revenues.............................................................................................       3,198       20,959

Station operating expenses excluding depreciation and amortization.......................................       2,901       18,633

Depreciation and amortization............................................................................         283        2,416

Corporate general and administrative expenses............................................................      --          --

Non-cash stock compensation expense......................................................................      --          --

                                                                                                           ----------  -----------

Operating income (loss)..................................................................................          14          (90)

                                                                                                           ----------  -----------

Interest expense.........................................................................................         179        1,743

Gain (loss) on sale of asset.............................................................................      --          --

Other (income) expense...................................................................................          (2)          18

                                                                                                           ----------  -----------

Income (loss) before income taxes........................................................................        (163)      (1,851)

Income tax (expense) benefit.............................................................................      --              (44)

                                                                                                           ----------  -----------

Net income (loss)........................................................................................  $     (163) $    (1,895)

                                                                                                           ----------  -----------

                                                                                                           ----------  -----------


                              PENDING ACQUISITIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 CASTLE
                                                              ALBANY                          BROADCASTING
                                                           BROADCASTING        AMERICAN          LIMITED
                                                                CO.         COMMUNICATIONS     PARTNERSHIP      CHATTANOOGA
                                                           FOR THE YEAR      COMPANY INC.     FOR THE YEAR    BROADCAST GROUP
                                                               ENDED         FOR THE YEAR         ENDED        FOR THE YEAR
                                                           DECEMBER 31,          ENDED        DECEMBER 31,         ENDED
                                                               1997        DECEMBER 31, 1997      1997       DECEMBER 31, 1997
                                                          ---------------  -----------------  -------------  -----------------
STATEMENT OF OPERATIONS DATA:
Revenues................................................     $     394         $      46        $   1,778        $   1,660
Less: agency commissions................................            (6)           --                 (142)            (181)
                                                                 -----             -----           ------           ------
Net revenues............................................           388                46            1,636            1,479

Station operating expenses excluding
  depreciation and amortization.........................           373               224            1,449            1,310
Depreciation and amortization...........................            19                44               48              206
Corporate general and administrative expenses...........        --                --               --                   34
Non-cash stock compensation expense.....................        --                --               --               --
                                                                 -----             -----           ------           ------
Operating income (loss).................................            (4)             (222)             139              (71)
                                                                 -----             -----           ------           ------
Interest expense........................................            21            --                  150           --
Gain (loss) on sale of asset............................        --                --               --               --
Other (income) expense..................................           (45)               (2)          --               --
                                                                 -----             -----           ------           ------
Income (loss) before income taxes.......................            20              (220)             (11)             (71)
Income tax (expense) benefit............................        --                --               --               --
                                                                 -----             -----           ------           ------
Net income (loss).......................................     $      20         $    (220)       $     (11)       $     (71)
                                                                 -----             -----           ------           ------
                                                                 -----             -----           ------           ------


                                                          CLEARLY SUPERIOR
                                                          RADIO PROPERTIES      COMMUNICATIONS PROPERTIES, INC.
                                                            FOR THE YEAR     --------------------------------------
                                                                ENDED           YEAR ENDED       FOUR MONTHS ENDED
                                                          DECEMBER 31, 1997   AUGUST 31, 1997    DECEMBER 31, 1997
                                                          -----------------  -----------------  -------------------
STATEMENT OF OPERATIONS DATA:
Revenues................................................      $   2,662          $   2,528           $     656
Less: agency commissions................................           (104)              (151)                (52)
                                                                 ------             ------             -------
Net revenues............................................          2,558              2,377                 604
Station operating expenses excluding
  depreciation and amortization.........................          1,728              2,290                 564
Depreciation and amortization...........................            211                 67                  28
Corporate general and administrative expenses...........         --                 --                  --
Non-cash stock compensation expense.....................         --                 --                  --
                                                                 ------             ------             -------
Operating income (loss).................................            619                 20                  12
                                                                 ------             ------             -------
Interest expense........................................            262                173                  54
Gain (loss) on sale of asset............................         --                  1,462
Other (income) expense..................................             75                (37)
                                                                 ------             ------             -------
Income (loss) before income taxes.......................            282              1,346                 (42)
Income tax (expense) benefit............................         --                   (168)
                                                                 ------             ------             -------
Net income (loss).......................................      $     282          $   1,178           $     (42)
                                                                 ------             ------             -------
                                                                 ------             ------             -------


                                                          FOUR MONTHS ENDED
                                                          DECEMBER 31, 1996    SUBTOTAL
                                                          ------------------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues................................................      $     (771)      $   8,953
Less: agency commissions................................              63            (573)
                                                                --------      -----------
Net revenues............................................            (708)          8,380
Station operating expenses excluding
  depreciation and amortization.........................            (573)          7,365
Depreciation and amortization...........................             (18)            605
Corporate general and administrative expenses...........                              34
Non-cash stock compensation expense.....................                          --
                                                                --------      -----------
Operating income (loss).................................            (117)            376
                                                                --------      -----------
Interest expense........................................             (36)            624
Gain (loss) on sale of asset............................                           1,462
Other (income) expense..................................                              (9)
                                                                --------      -----------
Income (loss) before income taxes.......................             (81)          1,223
Income tax (expense) benefit............................                            (168)
                                                                --------      -----------
Net income (loss).......................................      $      (81)      $   1,055
                                                                --------      -----------
                                                                --------      -----------

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               JKJ BROADCASTING,
                                                                             INC., MISSOURI RIVER
                                                                              BROADCASTING, INC.,
                                                                               INGSTAD MANKATO,
                                             CRYSTAL RADIO      ESPRIT'       INC., JAMES INGSTAD       JAN-DI
                                              GROUP, INC.    COMMUNICATION    BROADCASTING, INC.,    BROADCASTING,
                                             FOR THE YEAR     CORPORATION        AND HOMETOWN            INC.
                                                 ENDED       FOR THE YEAR       WIRELESS, INC.      ---------------
                                             DECEMBER 31,   ENDED DECEMBER    FOR THE YEAR ENDED      YEAR ENDED
                                                 1997          31, 1997        DECEMBER 31, 1997     JUNE 30, 1997
                                             -------------  ---------------  ---------------------  ---------------
STATEMENT OF OPERATIONS DATA:
Revenues...................................   $     4,580      $     124           $  10,363           $   2,087
Less: agency commissions...................          (601)            (7)               (449)               (116)
                                             -------------       -------             -------              ------
Net revenues...............................         3,979            117               9,914               1,971
Station operating expenses excluding
  depreciation and amortization............         2,690            169               7,632               1,746
Depreciation and amortization..............           237             26                 805                 112
Corporate general and administrative
  expenses.................................       --              --                  --                  --
Non-cash stock compensation expense........       --              --                  --                  --
                                             -------------       -------             -------              ------
Operating income (loss)....................         1,052            (78)              1,477                 113
                                             -------------       -------             -------              ------
Interest expense...........................           212         --                     849                  50
Gain (loss) on sale of asset...............       --              --                  --                  --
Other (income) expense.....................       --              --                  --                     (27)
                                             -------------       -------             -------              ------
Income (loss) before income taxes..........           840            (78)                628                  90
Income tax (expense) benefit...............       --              --                  --                  --
                                             -------------       -------             -------              ------
Net income (loss)..........................   $       840      $     (78)          $     628           $      90
                                             -------------       -------             -------              ------
                                             -------------       -------             -------              ------


                                                                                            K-COUNTRY, INC.
                                                                                   ----------------------------------
                                             SIX MONTHS ENDED   SIX MONTHS ENDED    YEAR ENDED     SIX MONTHS ENDED
                                             DECEMBER 31, 1997  DECEMBER 31, 1996  JUNE 30, 1997   DECEMBER 31, 1997
                                             -----------------  -----------------  -------------  -------------------
STATEMENT OF OPERATIONS DATA:
Revenues...................................     $     1,005       $      (1,024)    $     1,596        $     901
Less: agency commissions...................             (61)           --                  (129)             (58)
                                             -----------------  -----------------  -------------          ------
Net revenues...............................             944       $      (1,024)          1,467              843
Station operating expenses excluding
  depreciation and amortization............             714                (736)          1,191              625
Depreciation and amortization..............              61                                 160               82
Corporate general and administrative
  expenses.................................         --                 --               --                --
Non-cash stock compensation expense........         --                 --               --                --
                                             -----------------  -----------------  -------------          ------
Operating income (loss)....................             169                (288)            116              136
                                             -----------------  -----------------  -------------          ------
Interest expense...........................         --                 --               --                --
Gain (loss) on sale of asset...............         --                 --               --                --
Other (income) expense.....................              87                 (41)        --                --
                                             -----------------  -----------------  -------------          ------
Income (loss) before income taxes..........              82                (247)            116              136
Income tax (expense) benefit...............         --                 --                   (35)             (44)
                                             -----------------  -----------------  -------------          ------
Net income (loss)..........................     $        82       $        (247)    $        81        $      92
                                             -----------------  -----------------  -------------          ------
                                             -----------------  -----------------  -------------          ------


                                             SIX MONTHS ENDED
                                             DECEMBER 31, 1996   SUBTOTAL
                                             -----------------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues...................................      $    (419)      $  19,213
Less: agency commissions...................             49          (1,372)
                                                  --------      -----------
Net revenues...............................           (370)         17,841
Station operating expenses excluding
  depreciation and amortization............           (255)         13,776
Depreciation and amortization..............            (81)          1,402
Corporate general and administrative
  expenses.................................         --              --
Non-cash stock compensation expense........         --              --
                                                  --------      -----------
Operating income (loss)....................            (34)          2,663
                                                  --------      -----------
Interest expense...........................             73           1,184
Gain (loss) on sale of asset...............                         --
Other (income) expense.....................              2              21
                                                  --------      -----------
Income (loss) before income taxes..........           (109)          1,458
Income tax (expense) benefit...............            (12)            (91)
                                                  --------      -----------
Net income (loss)..........................      $    (121)      $   1,367
                                                  --------      -----------
                                                  --------      -----------

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         LESNICK        LOUISIANA MEDIA       MIDLAND         MUSTANG
                                                     COMMUNICATIONS,    INTERESTS, INC.    BROADCASTERS,    BROADCASTING
                                                           INC.               AND               INC.          COMPANY
                                                       FOR THE YEAR      SUBSIDIARIES       FOR THE YEAR    FOR THE YEAR
                                                          ENDED          FOR THE YEAR          ENDED           ENDED
                                                       DECEMBER 31,          ENDED          DECEMBER 31,    DECEMBER 31,
                                                           1997        DECEMBER 31, 1997        1997            1997
                                                     ----------------  -----------------  ----------------  ------------
STATEMENT OF OPERATIONS DATA:
Revenues...........................................     $      438        $     3,363        $    3,206      $    1,140
Less: agency commissions...........................            (13)              (299)             (286)            (47)
                                                          --------     -----------------  ----------------  ------------
Net revenues.......................................            425              3,064             2,920           1,093
Station operating expenses excluding
  depreciation and amortization....................            541              2,275             2,477           1,078
Depreciation and amortization......................             30                394               212              96
Corporate general and administrative expenses......         --                --                 --              --
Non-cash stock compensation expense................         --                    278            --              --
                                                          --------     -----------------  ----------------  ------------
Operating income (loss)............................           (146)               117               231             (81)
                                                          --------     -----------------  ----------------  ------------
Interest expense...................................         --                    543                82              36
Gain (loss) on sale of asset.......................         --                --                 --              --
Other (income) expense.............................              5                122            --              --
                                                          --------     -----------------  ----------------  ------------
Income (loss) before income taxes..................           (151)              (548)              149            (117)
Income tax (expense) benefit.......................             (2)           --                 --              --
                                                          --------     -----------------  ----------------  ------------
Net income (loss)..................................     $     (153)       $      (548)       $      149      $     (117)
                                                          --------     -----------------  ----------------  ------------
                                                          --------     -----------------  ----------------  ------------

                                                                                                    RADIO INGSTAD,
                                                                                                      MINNESOTA,
                                                                                                      INC., RADIO
                                                                                        PHOENIX         ALBERT
                                                       NEW FRONTIER      PAMPLICO      BROADCAST    LEA, INC., AND
                                                     COMMUNICATIONS,   BROADCASTING,   PARTNERS,        KRCH OF        REPUBLIC
                                                           INC.            L.P.          INC.       MINNESOTA, INC.  CORPORATION
                                                       FOR THE YEAR    FOR THE YEAR  FOR THE YEAR    FOR THE YEAR    FOR THE YEAR
                                                          ENDED           ENDED          ENDED           ENDED          ENDED
                                                       DECEMBER 31,    DECEMBER 31,  DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                           1997            1997          1997            1997            1997
                                                     ----------------  ------------  -------------  ---------------  ------------
STATEMENT OF OPERATIONS DATA:
Revenues...........................................     $    4,642      $    1,046     $     778       $   4,400      $   11,691
Less: agency commissions...........................           (384)            (51)          (47)            (67)         (2,360)
                                                     ----------------  ------------  -------------  ---------------  ------------
Net revenues.......................................          4,258             995           731           4,333           9,331
Station operating expenses excluding
  depreciation and amortization....................          3,304           1,232           790           3,530           6,323
Depreciation and amortization......................            486              64            94             390           1,206
Corporate general and administrative expenses......         --              --            --              --              --
Non-cash stock compensation expense................         --              --            --              --              --
                                                     ----------------  ------------  -------------  ---------------  ------------
Operating income (loss)............................            468            (301)         (153)            413           1,802
                                                     ----------------  ------------  -------------  ---------------  ------------
Interest expense...................................            497             232           131             141             (11)
Gain (loss) on sale of asset.......................         --              --            --               4,085          --
Other (income) expense.............................             32          --                (8)         --                  32
                                                     ----------------  ------------  -------------  ---------------  ------------
Income (loss) before income taxes..................            (61)           (533)         (276)          4,357           1,781
Income tax (expense) benefit.......................             (6)         --            --              --               3,724
                                                     ----------------  ------------  -------------  ---------------  ------------
Net income (loss)..................................     $      (67)     $     (533)    $    (276)      $   4,357      $    5,505
                                                     ----------------  ------------  -------------  ---------------  ------------
                                                     ----------------  ------------  -------------  ---------------  ------------


                                                      SUBTOTAL
                                                     -----------
STATEMENT OF OPERATIONS DATA:
Revenues...........................................  $    30,704
Less: agency commissions...........................       (3,554)
                                                     -----------
Net revenues.......................................       27,150
Station operating expenses excluding
  depreciation and amortization....................       21,550
Depreciation and amortization......................        2,972
Corporate general and administrative expenses......      --
Non-cash stock compensation expense................          278
                                                     -----------
Operating income (loss)............................        2,350
                                                     -----------
Interest expense...................................        1,651
Gain (loss) on sale of asset.......................        4,085
Other (income) expense.............................          183
                                                     -----------
Income (loss) before income taxes..................        4,601
Income tax (expense) benefit.......................        3,716
                                                     -----------
Net income (loss)..................................  $     8,317
                                                     -----------
                                                     -----------

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       SAVANNAH      TALLAHASSEE    TRYON-SEACOAST
                                                                                   COMMUNICATIONS,   BROADCASTING, COMMUNICATIONS,
                                                                                         L.P.            INC.            INC.
                                                                                     FOR THE YEAR    FOR THE YEAR    FOR THE YEAR
                                                                                        ENDED           ENDED           ENDED
                                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                                         1997            1997            1997
                                                                                   ----------------  ------------  ----------------
STATEMENT OF OPERATIONS DATA:
Revenues.........................................................................    $      1,405     $      794      $    1,197
Less: agency commissions.........................................................            (148)           (76)            (61)
                                                                                   ----------------  ------------  ----------------
Net revenues.....................................................................           1,257            718           1,136
Station operating expenses excluding
  depreciation and amortization..................................................           1,497            923           1,073
Depreciation and amortization....................................................             507            170              34
Corporate general and administrative expenses....................................         --              --              --
Non-cash stock compensation expense..............................................         --              --              --
                                                                                   ----------------  ------------  ----------------
Operating income (loss)..........................................................            (747)          (375)             29
                                                                                   ----------------  ------------  ----------------
Interest expense.................................................................             366             84              87
Gain (loss) on sale of asset.....................................................         --              --              --
Other (income) expense...........................................................             (14)           (42)         --
                                                                                   ----------------  ------------  ----------------
Income (loss) before income taxes................................................          (1,099)          (417)            (58)
Income tax (expense) benefit.....................................................         --              --              --
                                                                                   ----------------  ------------  ----------------
Net income (loss)................................................................    $     (1,099)    $     (417)     $      (58)
                                                                                   ----------------  ------------  ----------------
                                                                                   ----------------  ------------  ----------------


                                                                                     WJCL-FM             WWFG-FM AND WOSC-FM
                                                                                   FOR THE YEAR  -----------------------------------

                                                                                      ENDED                          AUGUST 1, 1997
                                                                                   DECEMBER 31,   JANUARY 1, 1997   TO DECEMBER 31,
                                                                                       1997      TO JULY 31, 1997         1997
                                                                                   ------------  -----------------  ----------------
STATEMENT OF OPERATIONS DATA:
Revenues.........................................................................   $    1,801       $     998         $      640
Less: agency commissions.........................................................         (236)            (58)               (21)
                                                                                   ------------       --------      ----------------
Net revenues.....................................................................        1,565             940                619
Station operating expenses excluding
  depreciation and amortization..................................................        1,469             953                604
Depreciation and amortization....................................................           13             187                151
Corporate general and administrative expenses....................................       --              --                 --
Non-cash stock compensation expense..............................................       --              --                 --
                                                                                   ------------       --------      ----------------
Operating income (loss)..........................................................           83            (200)              (136)
                                                                                   ------------       --------      ----------------
Interest expense.................................................................       --                   5             --
Gain (loss) on sale of asset.....................................................       --              --                 --
Other (income) expense...........................................................       --              --                 --
                                                                                   ------------       --------      ----------------
Income (loss) before income taxes................................................           83            (205)              (136)
Income tax (expense) benefit.....................................................       --              --                 --
                                                                                   ------------       --------      ----------------
Net income (loss)................................................................   $       83       $    (205)        $     (136)
                                                                                   ------------       --------      ----------------
                                                                                   ------------       --------      ----------------


                                                                                    SUBTOTAL
                                                                                   -----------
STATEMENT OF OPERATIONS DATA:
Revenues.........................................................................  $     6,835
Less: agency commissions.........................................................         (600)
                                                                                   -----------
Net revenues.....................................................................        6,235
Station operating expenses excluding
  depreciation and amortization..................................................        6,519
Depreciation and amortization....................................................        1,062
Corporate general and administrative expenses....................................      --
Non-cash stock compensation expense..............................................      --
                                                                                   -----------
Operating income (loss)..........................................................       (1,346)
                                                                                   -----------
Interest expense.................................................................          542
Gain (loss) on sale of asset.....................................................      --
Other (income) expense...........................................................          (56)
                                                                                   -----------
Income (loss) before income taxes................................................       (1,832)
Income tax (expense) benefit.....................................................      --
                                                                                   -----------
Net income (loss)................................................................  $    (1,832)
                                                                                   -----------
                                                                                   -----------

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                        SUBTOTAL PAGE
                                                                                                             37
                                                                                                       ---------------
STATEMENT OF OPERATIONS DATA:
Revenues.............................................................................................    $     8,953
Less: agency commissions.............................................................................           (573)
                                                                                                       ---------------
Net revenues.........................................................................................          8,380
Station operating expenses excluding depreciation and amortization...................................          7,365
Depreciation and amortization........................................................................            605
Corporate general and administrative expenses........................................................             34
Non-cash stock compensation expense..................................................................        --
                                                                                                       ---------------
Operating income (loss)..............................................................................            376
                                                                                                       ---------------
Interest expense.....................................................................................            624
Gain (loss) on sale of asset.........................................................................          1,462
Other (income) expense...............................................................................             (9)
                                                                                                       ---------------
Income (loss) before income taxes....................................................................          1,223
Income tax (expense) benefit.........................................................................           (168)
                                                                                                       ---------------
Net income (loss)....................................................................................    $     1,055
                                                                                                       ---------------
                                                                                                       ---------------

                                                                                                        SUBTOTAL PAGE
                                                                                                             38
                                                                                                       ---------------
STATEMENT OF OPERATIONS DATA:
Revenues.............................................................................................   $      19,213
Less: agency commissions.............................................................................          (1,372)
                                                                                                       ---------------
Net revenues.........................................................................................          17,841
Station operating expenses excluding depreciation and amortization...................................          13,776
Depreciation and amortization........................................................................           1,402
Corporate general and administrative expenses........................................................        --
Non-cash stock compensation expense..................................................................        --
                                                                                                       ---------------
Operating income (loss)..............................................................................           2,663
                                                                                                       ---------------
Interest expense.....................................................................................           1,184
Gain (loss) on sale of asset.........................................................................        --
Other (income) expense...............................................................................              21
                                                                                                       ---------------
Income (loss) before income taxes....................................................................           1,458
Income tax (expense) benefit.........................................................................             (91)
                                                                                                       ---------------
Net income (loss)....................................................................................   $       1,367
                                                                                                       ---------------
                                                                                                       ---------------

                                                                                                        SUBTOTAL PAGE
                                                                                                             39
                                                                                                       ---------------
STATEMENT OF OPERATIONS DATA:
Revenues.............................................................................................   $      30,704
Less: agency commissions.............................................................................          (3,554)
                                                                                                       ---------------
Net revenues.........................................................................................          27,150
Station operating expenses excluding depreciation and amortization...................................          21,550
Depreciation and amortization........................................................................           2,972
Corporate general and administrative expenses........................................................        --
Non-cash stock compensation expense..................................................................             278
                                                                                                       ---------------
Operating income (loss)..............................................................................           2,350
                                                                                                       ---------------
Interest expense.....................................................................................           1,651
Gain (loss) on sale of asset.........................................................................           4,085
Other (income) expense...............................................................................             183
                                                                                                       ---------------
Income (loss) before income taxes....................................................................           4,601
Income tax (expense) benefit.........................................................................           3,716
                                                                                                       ---------------
Net income (loss)....................................................................................   $       8,317
                                                                                                       ---------------
                                                                                                       ---------------

                                                                                                        SUBTOTAL PAGE
                                                                                                             40            OTHER
                                                                                                       ---------------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues.............................................................................................    $     6,835    $     2,773
Less: agency commissions.............................................................................           (600)          (308)
                                                                                                       ---------------  -----------
Net revenues.........................................................................................          6,235          2,465
Station operating expenses excluding depreciation and amortization...................................          6,519          1,848
Depreciation and amortization........................................................................          1,062            104
Corporate general and administrative expenses........................................................        --             --
Non-cash stock compensation expense..................................................................        --             --
                                                                                                       ---------------  -----------
Operating income (loss)..............................................................................         (1,346)           513
                                                                                                       ---------------  -----------
Interest expense.....................................................................................            542            246
Gain (loss) on sale of asset.........................................................................        --             --
Other (income) expense...............................................................................            (56)            11
                                                                                                       ---------------  -----------
Income (loss) before income taxes....................................................................         (1,832)           256
Income tax (expense) benefit.........................................................................        --              (3,457)
                                                                                                       ---------------  -----------
Net income (loss)....................................................................................    $    (1,832)   $    (3,201)
                                                                                                       ---------------  -----------
                                                                                                       ---------------  -----------


                                                                                                          TOTAL
                                                                                                       -----------
STATEMENT OF OPERATIONS DATA:
Revenues.............................................................................................  $    68,478
Less: agency commissions.............................................................................       (6,407)
                                                                                                       -----------
Net revenues.........................................................................................       62,071
Station operating expenses excluding depreciation and amortization...................................       51,058
Depreciation and amortization........................................................................        6,145
Corporate general and administrative expenses........................................................           34
Non-cash stock compensation expense..................................................................          278
                                                                                                       -----------
Operating income (loss)..............................................................................        4,556
                                                                                                       -----------
Interest expense.....................................................................................        4,247
Gain (loss) on sale of asset.........................................................................        5,547
Other (income) expense...............................................................................          150
                                                                                                       -----------
Income (loss) before income taxes....................................................................        5,706
Income tax (expense) benefit.........................................................................      --
                                                                                                       -----------
Net income (loss)....................................................................................  $     5,706
                                                                                                       -----------
                                                                                                       -----------

                               CUMULUS MEDIA INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            (D)
                                                      (B)                          PRO FORMA ADJUSTMENTS
                                                   PRO FORMA                              FOR THE             (A)+(B)+(C)+
                                                ADJUSTMENTS TO                            COMPANY                (D)=(E)
                                                  REFLECT THE                           HISTORICAL            PRO FORMA AS
                                     (A)        FULL PERIOD FOR        (C)             AND THE 1998           ADJUSTED FOR
                                 THE COMPANY      THE COMPANY     1998 COMPLETED         COMPLETED         THE 1998 COMPLETED
                                  HISTORICAL     HISTORICAL(1)     ACQUISITIONS        ACQUISITIONS           ACQUISITIONS
                                --------------  ---------------  ----------------  ---------------------  ---------------------
STATEMENT OF OPERATIONS DATA:
Revenues......................    $   13,787       $   1,083        $    1,525           $  --                  $  16,395
Less: agency commissions......        (1,287)            (99)             (161)             --                     (1,547)
                                     -------          ------           -------              ------                -------
Net revenues..................        12,500             984             1,364              --                     14,848

Station operating expenses
 excluding depreciation and
 amortization.................        10,904             973             1,317              --                     13,194
Depreciation and
 amortization.................         2,748             175               156                (442)(3)              2,637
Corporate general and
 administrative expenses......           961          --                --                  --                        961
Non-cash stock compensation
 expense......................        --              --                --                  --                     --
                                     -------          ------           -------              ------                -------
Operating income (loss).......        (2,113)           (164)             (109)                442                 (1,944)
                                     -------          ------           -------              ------                -------
Interest expense..............         1,374              78               343               1,088(3)               2,883
Gain (loss) on sale of asset..        --              --                --                  --                     --
Other (income) expense........             6             (56)                4              --                        (46)
                                     -------          ------           -------              ------                -------
Income (loss) before income
 taxes........................        (3,493)           (186)             (456)               (646)                (4,781)
Income tax (expense)
 benefit......................        --              --                --                  --                     --
                                     -------          ------           -------              ------                -------
Net income (loss) before
 extraordinary item...........        (3,493)           (186)             (456)               (646)                (4,781)
                                     -------          ------           -------              ------                -------
Preferred stock dividends.....           842          --                --                  --                        842
                                     -------          ------           -------              ------                -------
Net income (loss) before
 extraordinary item
 attributable to common
 stockholders.................    $   (4,335)      $    (186)       $     (456)          $    (646)             $  (5,623)
                                     -------          ------           -------              ------                -------
                                     -------          ------           -------              ------                -------
Basic and diluted earnings
 (loss) before extraordinary
 item per share...............    $   (4,335)                                                                   $   (0.30)
Average shares outstanding....         1,000                                                                       18,759

                                                (E)+(F)=(G)
                                                PRO FORMA AS
                                                ADJUSTED FOR                      (I)
                                     (F)          THE 1998                     PRO FORMA
                                  PRO FORMA      COMPLETED                    ADJUSTMENTS    (G)+(H)+(I)
                                 ADJUSTMENTS    ACQUISITIONS       (H)          FOR THE         =(J)
                                   FOR THE        AND THE        PENDING        PENDING       PRO FORMA
                                  OFFERINGS      OFFERINGS     ACQUISITIONS  ACQUISITIONS    COMBINED(1)
                                -------------  --------------  ------------  -------------  -------------
STATEMENT OF OPERATIONS DATA:
Revenues......................    $  --          $   16,395     $   12,932     $  --          $  29,327
Less: agency commissions......       --              (1,547)          (768)       --             (2,315)
                                -------------  --------------  ------------  -------------  -------------
Net revenues..................       --              14,848         12,164        --             27,012
Station operating expenses
 excluding depreciation and
 amortization.................       --              13,194         10,736        --             23,930
Depreciation and
 amortization.................       --               2,637          1,850         1,192(2)       5,679
Corporate general and
 administrative expenses......       --                 961              8        --                969
Non-cash stock compensation
 expense......................       --              --             --            --             --
                                -------------  --------------  ------------  -------------  -------------
Operating income (loss).......       --              (1,944)          (430)       (1,192)        (3,566)
                                -------------  --------------  ------------  -------------  -------------
Interest expense..............          899(4)        3,782          1,263          (401)(6)       4,644
Gain (loss) on sale of asset..       --              --             --            --             --
Other (income) expense........       --                 (46)           (14)                         (60)
                                -------------  --------------  ------------  -------------  -------------
Income (loss) before income
 taxes........................         (899)         (5,680)        (1,679)         (791)        (8,150)
Income tax (expense)
 benefit......................       --              --                 20        --                 20
                                -------------  --------------  ------------  -------------  -------------
Net income (loss) before
 extraordinary item...........         (899)         (5,680)        (1,659)         (791)        (8,130)
                                -------------  --------------  ------------  -------------  -------------
Preferred stock dividends.....        2,884(5)        3,726         --            --              3,726
                                -------------  --------------  ------------  -------------  -------------
Net income (loss) before
 extraordinary item
 attributable to common
 stockholders.................    $  (3,783)     $   (9,406)    $   (1,659)    $    (791)     $ (11,856)
                                -------------  --------------  ------------  -------------  -------------
                                -------------  --------------  ------------  -------------  -------------
Basic and diluted earnings
 (loss) before extraordinary
 item per share...............                   $    (0.50)                                  $   (0.63)
Average shares outstanding....                       18,759                                      18,759

See accompanying notes to Unaudited Pro Forma Combined Statement of Operations.

       NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

(1) Adjustments reflect historical revenues and expenses of stations acquired by the Company in the first quarter of 1998 for the period from January 1, 1998 through the date the stations were acquired by the Company.

(2) Adjustments reflect (i) the change in depreciation and amortization expense resulting from conforming the estimated useful lives of the Completed and Pending Acquisitions' assets to the Company's policies and (ii) the additional depreciation and amortization expense resulting from the allocation of the purchase price to the estimated fair market value of the assets acquired. On a pro forma basis, depreciation expense is $1,019 and amortization expense is $4,660 after giving effect to the Completed and Pending Acquisitions. Depreciation expense has been calculated on a straight line basis using a weighted average life of ten years for property and equipment. Goodwill and other intangible assets amortization has been calculated on a straight line basis over 25 years. Non-compete agreements are being amortized over the lives of the agreements which ranges from 2-5 years.

    The Company allocates the purchase prices of the acquired stations based upon complete evaluations of the assets acquired and the liabilities assumed. The Company believes that the excess of cost over the fair value of the tangible net assets of an acquired radio station almost exclusively relates to the value of the FCC broadcasting license and goodwill. The Company believes that the purchase price allocation method described above is consistent with general practice in the radio broadcasting industry.

(3) Adjustment to reflect increased interest expense resulting from:

Quarterly interest on the $131,255 of indebtedness under the Credit
  Facility at 8.50%................................................  $   2,789
Quarterly amortization of $3,000 in debt issuance costs over 8
  years............................................................         94
                                                                     ---------
  Total interest expense...........................................      2,883
  Less: Historical interest recorded by the Company and the
    Completed Acquisitions.........................................     (1,795)
                                                                     ---------
  Net adjustment...................................................  $   1,088
                                                                     ---------
                                                                     ---------

(4) Adjustment to reflect increased interest expense resulting from:

Quarterly interest expense on $150,000 Notes at 9.50%..............  $   3,562
Quarterly amortization of $5,057 debt issuance cost, over 10
  years............................................................        126
Quarterly amortization of $3,000 credit facility, transaction, over
  8 years..........................................................         94
                                                                     ---------
Total interest expense.............................................      3,782
Less: Historical interest recorded by the Company and the completed
  Acquisitions.....................................................     (2,883)
                                                                     ---------
Net adjustment.....................................................  $     899
                                                                     ---------
                                                                     ---------

(5) To reflect additional accretion related to Series A Preferred Stock dividend:

Accretion of Series A Preferred Stock dividend (compounded daily at
  11.75%)..........................................................  $   3,726
Less: Pro forma dividends on NML Preferred Stock exchanged into
  Series A Preferred Stock.........................................       (842)
                                                                     ---------
Net adjustment.....................................................  $   2,884
                                                                     ---------
                                                                     ---------

(6) Adjustment to reflect increased interest expense resulting from:

Sources of funds:
  Amount financed by the Notes ($150,000 net of fees of $5,057)...  $ 144,943
  Preferred Stock Offering to the public ($91,488 net of fees of
    $3,770).......................................................     87,718
  Stock Offerings ($100,000 to the Company net of fees of
    $7,871).......................................................     92,129
  Cash on hand....................................................     21,916
  Escrow funds....................................................     12,522
                                                                    ---------
  Total...........................................................  $ 359,228
                                                                    ---------
                                                                    ---------
Uses of funds:
  Purchase price of the Subsequent Acquisitions and the Pending
    Acquisitions..................................................  $ 279,532
  Repayment of Credit Facility....................................     79,696
                                                                    ---------
  Total...........................................................  $ 359,228
                                                                    ---------
                                                                    ---------

Quarterly interest on the Notes at 9.50%..........................  $   3,562
Quarterly interest on the Credit Facility at 8.50%................        862
Quarterly amortization of $5,057 debt issuance costs over 10
  years...........................................................        126
Quarterly amortization of $3,000 Credit Facility transaction costs
  over 8 years....................................................         94
                                                                    ---------
  Total interest expense..........................................      4,644
  Less: Interest expense recorded pro forma as adjusted for the
    Pending Acquisitions and pro forma as adjusted for the
    Offerings.....................................................     (5,045)
                                                                    ---------
  Net adjustment..................................................  $    (401)
                                                                    ---------
                                                                    ---------

    The fixed interest rate used to calculate pro forma interest expense on the Notes is nine and one-half percent (9.50%) and the floating interest rate used to calculate pro forma interest expense on the Credit Facility is eight and one-half percent (8.50%). A one-eighth of one percent (0.125%) change in the interest rate on the Credit Facility results in a $13 increase (or decrease) in the pro forma interest expense for the three months ending March 31, 1998.

    Upon the consummation of the Offerings, the Company will record the accretion of the discount on the NML Preferred Stock of $2,994 when exchanged into Series A Preferred Stock.

    On March 2, 1998, the Company recorded an extraordinary loss on early extinguishment of debt of $1,837.

  PRO FORMA ADJUSTMENTS TO REFLECT THE FULL PERIOD FOR THE COMPANY HISTORICAL
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              CAROLINA BROADCASTING,       FORJAY
                                                                                INC. AND GEORGETOWN     BROADCASTING
                                                           ARBOR RADIO, LP          RADIO, INC.          CORPORATION
                                                         -------------------  -----------------------  ---------------
STATEMENT OF OPERATIONS DATA:
Revenues...............................................       $     395              $      85            $     275
Less: agency commissions...............................             (27)                    --                  (41)
                                                                  -----                  -----               ------
Net revenues...........................................             368                     85                  234

Station operating expenses excluding depreciation and
 amortization..........................................             324                    128                  203
Depreciation and amortization..........................              82                     26                   11
Corporate general and administrative expenses..........              --                     --                   --
Non-cash stock compensation expense....................              --                     --                   --
                                                                  -----                  -----               ------
Operating income (loss)................................             (38)                   (69)                  20
                                                                  -----                  -----               ------
Interest expense.......................................              47                     --                    6
Gain (loss) on sale of asset...........................              --                     --                   --
Other (income) expense.................................              10                     --                   (9)
                                                                  -----                  -----               ------
Income (loss) before income taxes......................             (95)                   (69)                  23
Income tax (expense) benefit...........................              --                     --                   --
                                                                  -----                  -----               ------
Net income (loss)......................................       $     (95)             $     (69)           $      23
                                                                  -----                  -----               ------
                                                                  -----                  -----               ------

                                                            SEACOAST          SUNNY          VENICE
                                                              RADIO       BROADCASTERS,   BROADCASTING
                                                          COMPANY, LLC        INC.            CORP.        OTHER(1)      TOTAL

                                                         ---------------  -------------  ---------------  -----------  ---------

STATEMENT OF OPERATIONS DATA:
Revenues...............................................     $     127       $     195       $       6      $      --   $   1,083

Less: agency commissions...............................           (13)            (16)             (2)            --         (99)

                                                               ------          ------          ------     -----------  ---------

Net revenues...........................................           114             179               4             --         984

Station operating expenses excluding depreciation and
 amortization..........................................           103             177              33              5         973

Depreciation and amortization..........................            15              30               7              4         175

Corporate general and administrative expenses..........            --              --              --             --          --

Non-cash stock compensation expense....................            --              --              --             --          --

                                                               ------          ------          ------     -----------  ---------

Operating income (loss)................................            (4)            (28)            (36)            (9)       (164)

                                                               ------          ------          ------     -----------  ---------

Interest expense.......................................             5              20              --             --          78

Gain (loss) on sale of asset...........................            --              --              --             --          --

Other (income) expense.................................          (106)             85              --            (36)        (56)

                                                               ------          ------          ------     -----------  ---------

Income (loss) before income taxes......................            97            (133)            (36)            27        (186)

Income tax (expense) benefit...........................            --              --              --             --          --

                                                               ------          ------          ------     -----------  ---------

Net income (loss)......................................     $      97       $    (133)      $     (36)     $      27   $    (186)

                                                               ------          ------          ------     -----------  ---------

                                                               ------          ------          ------     -----------  ---------


                         NOTE TO PRO FORMA ADJUSTMENTS
             TO REFLECT THE FULL PERIOD FOR THE COMPANY HISTORICAL
                           FOR THE THREE MONTHS ENDED
                                 MARCH 31, 1998

(1) The operating results of M&M Partners, Tally Radio, LC and HVS Partners are included in the consolidated financial statements of the Company for the three month period from January 1, 1998 to March 31, 1998 because the entity was either owned effective January 1, 1998 or operated under an LMA which began on or before January 1, 1998.

                          1998 COMPLETED ACQUISITIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                 BEAUMONT
                                                                                                               SKYWAVE, INC.
                                                                                                              ---------------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................................................................     $      95
Less: agency commissions....................................................................................           (14)
                                                                                                                     -----
Net revenues................................................................................................            81

Station operating expenses excluding depreciation and amortization..........................................           110
Depreciation and amortization...............................................................................            21
Corporate general and administrative expenses...............................................................        --
Non-cash stock compensation expense.........................................................................        --
                                                                                                                     -----
Operating income (loss).....................................................................................           (50)
                                                                                                                     -----
Interest expense............................................................................................            18
Gain (loss) on sale of asset................................................................................        --
Other (income) expense......................................................................................           (30)
                                                                                                                     -----
Income (loss) before income taxes...........................................................................           (38)
Income tax (expense) benefit................................................................................        --
                                                                                                                     -----
Net income (loss)...........................................................................................     $     (38)
                                                                                                                     -----
                                                                                                                     -----


                                                                                                               NINETY FOUR POINT
                                                                                                                   ONE, INC.
                                                                                                              -------------------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................................................................       $     979
Less: agency commissions....................................................................................            (112)
                                                                                                                       -----
Net revenues................................................................................................             867
Station operating expenses excluding depreciation and amortization..........................................             754
Depreciation and amortization...............................................................................              47
Corporate general and administrative expenses...............................................................          --
Non-cash stock compensation expense.........................................................................          --
                                                                                                                       -----
Operating income (loss).....................................................................................              66
                                                                                                                       -----
Interest expense............................................................................................             105
Gain (loss) on sale of asset................................................................................          --
Other (income) expense......................................................................................              12
                                                                                                                       -----
Income (loss) before income taxes...........................................................................             (51)
Income tax (expense) benefit................................................................................          --
                                                                                                                       -----
Net income (loss)...........................................................................................       $     (51)
                                                                                                                       -----
                                                                                                                       -----

                                                                                                               SAVANNAH VALLEY
                                                                                                                BROADCASTING
                                                                                                              RADIO PROPERTIES
                                                                                                              -----------------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................................................................      $     308
Less: agency commissions....................................................................................            (26)
                                                                                                                     ------
Net revenues................................................................................................            282
Station operating expenses excluding depreciation and amortization..........................................            291
Depreciation and amortization...............................................................................             74
Corporate general and administrative expenses...............................................................         --
Non-cash stock compensation expense.........................................................................         --
                                                                                                                     ------
Operating income (loss).....................................................................................            (83)
                                                                                                                     ------
Interest expense............................................................................................            217
Gain (loss) on sale of asset................................................................................         --
Other (income) expense......................................................................................             75
                                                                                                                     ------
Income (loss) before income taxes...........................................................................           (375)
Income tax (expense) benefit................................................................................         --
                                                                                                                     ------
Net income (loss)...........................................................................................      $    (375)
                                                                                                                     ------
                                                                                                                     ------


                                                                                                                OTHER      TOTAL

                                                                                                              ---------  ---------

STATEMENT OF OPERATIONS DATA:
Revenues....................................................................................................  $     143  $   1,525

Less: agency commissions....................................................................................         (9)      (161)

                                                                                                              ---------  ---------

Net revenues................................................................................................        134      1,364

Station operating expenses excluding depreciation and amortization..........................................        162      1,317

Depreciation and amortization...............................................................................         14        156

Corporate general and administrative expenses...............................................................     --         --

Non-cash stock compensation expense.........................................................................     --         --

                                                                                                              ---------  ---------

Operating income (loss).....................................................................................        (42)      (109)

                                                                                                              ---------  ---------

Interest expense............................................................................................          3        343

Gain (loss) on sale of asset................................................................................     --         --

Other (income) expense......................................................................................        (53)         4

                                                                                                              ---------  ---------

Income (loss) before income taxes...........................................................................          8       (456)

Income tax (expense) benefit................................................................................     --         --

                                                                                                              ---------  ---------

Net income (loss)...........................................................................................  $       8  $    (456)

                                                                                                              ---------  ---------

                                                                                                              ---------  ---------


                              PENDING ACQUISITIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                         CASTLE
                                                                                      BROADCASTING    CHATTANOOGA
                                                                      AMERICAN           LIMITED       BROADCAST        CLEARLY
                                            ALBANY BROADCASTING    COMMUNICATIONS      PATNERSHIP        GROUP      SUPERIOR RADIO
                                                    CO.             COMPANY INC.      FOR THE THREE  FOR THE THREE    PROPERTIES
                                               FOR THE THREE        FOR THE THREE     MONTHS ENDED   MONTHS ENDED    FOR THE THREE
                                               MONTHS ENDED      MONTHS ENDED MARCH     MARCH 31,      MARCH 31,     MONTHS ENDED
                                              MARCH 31, 1998          31, 1998            1998           1998       MARCH 31, 1998
                                            -------------------  -------------------  -------------  -------------  ---------------
STATEMENT OF OPERATIONS DATA:
Revenues..................................       $      76            $      37         $     392      $     269       $     220
Less: agency commissions..................              (2)                  --               (35)           (24)             --
                                                       ---                  ---             -----          -----           -----
Net revenues..............................              74                   37               357            245             220

Station operating expenses excluding
 depreciation and amortization............              86                   43               364            261             120
Depreciation and amortization.............               4                   11                19             52             148
Corporate general and administrative
 expenses.................................          --                   --                --                  8          --
Non-cash stock compensation expense.......          --                   --                --             --              --
                                                       ---                  ---             -----          -----           -----
Operating income (loss)...................             (16)                 (17)              (26)           (76)            (48)
                                                       ---                  ---             -----          -----           -----
Interest expense..........................               5               --                    45         --                  76
Gain (loss) on sale of asset..............          --                   --                --             --              --
Other (income) expense....................             (10)              --                --             --                  61
                                                       ---                  ---             -----          -----           -----
Income (loss) before income taxes.........             (11)                 (17)              (71)           (76)           (185)
Income tax (expense) benefit..............          --                   --                --             --              --
                                                       ---                  ---             -----          -----           -----
Net income (loss).........................       $     (11)           $     (17)        $     (71)     $     (76)      $    (185)
                                                       ---                  ---             -----          -----           -----
                                                       ---                  ---             -----          -----           -----


                                             COMMUNICATIONS PROPERTIES, INC.
                                            ----------------------------------    CRYSTAL RADIO
                                             FOR THE SEVEN                         GROUP, INC.
                                             MONTH PERIOD      FOR THE FOUR       FOR THE THREE
                                                 ENDED         MONTHS ENDED       MONTHS ENDED
                                            MARCH 31, 1998   DECEMBER 31, 1997   MARCH 31, 1998     SUBTOTAL
                                            ---------------  -----------------  -----------------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues..................................     $   1,060         $    (670)         $     938       $   2,322
Less: agency commissions..................           (89)               52                (79)           (177)
                                                  ------            ------              -----      -----------
Net revenues..............................           971              (618)               859           2,145
Station operating expenses excluding
 depreciation and amortization............           959              (565)               672           1,940
Depreciation and amortization.............           180               (98)                94             410
Corporate general and administrative
 expenses.................................        --                --                 --                   8
Non-cash stock compensation expense.......        --                --                 --              --
                                                  ------            ------              -----      -----------
Operating income (loss)...................          (168)               45                 93            (213)
                                                  ------            ------              -----      -----------
Interest expense..........................           143               (77)                50             242
Gain (loss) on sale of asset..............        --                --                 --              --
Other (income) expense....................           (48)               21             --                  24
                                                  ------            ------              -----      -----------
Income (loss) before income taxes.........          (263)              101                 43            (479)
Income tax (expense) benefit..............            22               (22)            --              --
                                                  ------            ------              -----      -----------
Net income (loss).........................     $    (241)        $      79          $      43       $    (479)
                                                  ------            ------              -----      -----------
                                                  ------            ------              -----      -----------

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              JKJ BROADCASTING, INC.,
                                                  MISSOURI RIVER
                                                BROADCASTING, INC.,
                                              INGSTAD MANKATO, INC.,
                                ESPRIT'            JAMES INGSTAD          JAN-DI BROADCASTING, INC.     K-COUNTRY, INC.
                             COMMUNICATION      BROADCASTING, INC.,    -------------------------------  ---------------
                              CORPORATION     HOMETOWN WIRELESS, INC.                    FOR THE SIX
                             FOR THE THREE     FOR THE THREE MONTHS     FOR THE NINE     MONTHS ENDED    FOR THE NINE
                             MONTHS ENDED              ENDED            MONTHS ENDED     DECEMBER 31,    MONTHS ENDED
                            MARCH 31, 1998        MARCH 31, 1998       MARCH 31, 1998        1997       MARCH 31, 1998
                           -----------------  -----------------------  ---------------  --------------  ---------------
STATEMENT OF OPERATIONS
 DATA:
Revenues.................      $      16             $   2,549            $   1,484      $     (1,005)     $   1,271
Less: agency
 commissions.............             (1)                 (115)                 (87)               60            (91)
                                     ---                ------               ------     --------------        ------
Net revenues.............             15                 2,434                1,397              (945)         1,180

Station operating
 expenses excluding
 depreciation and
 amortization............             44                 1,939                1,240              (775)         1,007
Depreciation and
 amortization............              6                   191                   86               (61)           115
Corporate general and
 administrative
 expenses................         --                    --                   --               --              --
Non-cash stock
 compensation expense....         --                    --                   --               --              --
                                     ---                ------               ------     --------------        ------
Operating income (loss)..            (35)                  304                   71              (109)            58
                                     ---                ------               ------     --------------        ------
Interest expense.........         --                       210                   30               (20)        --
Gain (loss) on sale of
 asset...................         --                    --                   --               --              --
Other (income) expense...         --                    --                        1               (10)        --
                                     ---                ------               ------     --------------        ------
Income (loss) before
 income taxes............            (35)                   94                   40               (79)            58
Income tax (expense)
 benefit.................         --                    --                   --               --                 (17)
                                     ---                ------               ------     --------------        ------
Net income (loss)........      $     (35)            $      94            $      40      $        (79)     $      41
                                     ---                ------               ------     --------------        ------
                                     ---                ------               ------     --------------        ------


                                                                      LOUISIANA MEDIA
                                                                      INTERESTS, INC.
                                                     LESNICK                AND
                              FOR THE SIX     COMMUNICATIONS, INC.     SUBSIDIARIES
                             MONTHS ENDED     FOR THE THREE MONTHS     FOR THE THREE
                             DECEMBER 31,             ENDED            MONTHS ENDED
                                 1997            MARCH 31, 1998       MARCH 31, 1998     SUBTOTAL
                           -----------------  ---------------------  -----------------  -----------
STATEMENT OF OPERATIONS
 DATA:
Revenues.................      $    (901)           $      69            $     824       $   4,307
Less: agency
 commissions.............             58                   (5)                 (72)           (253)
                                   -----               ------               ------      -----------
Net revenues.............           (843)                  64                  752           4,054
Station operating
 expenses excluding
 depreciation and
 amortization............           (625)                 136                  638           3,604
Depreciation and
 amortization............            (82)                   9                  136             400
Corporate general and
 administrative
 expenses................         --                   --                   --              --
Non-cash stock
 compensation expense....         --                   --                   --              --
                                   -----               ------               ------      -----------
Operating income (loss)..           (136)                 (81)                 (22)             50
                                   -----               ------               ------      -----------
Interest expense.........         --                        4                  174             398
Gain (loss) on sale of
 asset...................         --                   --                   --              --
Other (income) expense...         --                   --                       32              23
                                   -----               ------               ------      -----------
Income (loss) before
 income taxes............           (136)                 (85)                (228)           (371)
Income tax (expense)
 benefit.................             44               --                   --                  27
                                   -----               ------               ------      -----------
Net income (loss)........      $     (92)           $     (85)           $    (228)      $    (344)
                                   -----               ------               ------      -----------
                                   -----               ------               ------      -----------

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           MIDLAND            MUSTANG         NEW FRONTIER
                                                                        BROADCASTERS,      BROADCASTING      COMMUNICATIONS,
                                                                            INC.              COMPANY             INC.
                                                                        FOR THE THREE      FOR THE THREE      FOR THE THREE
                                                                        MONTHS ENDED       MONTHS ENDED       MONTHS ENDED
                                                                       MARCH 31, 1998     MARCH 31, 1998     MARCH 31, 1998
                                                                      -----------------  -----------------  -----------------
STATEMENT OF OPERATIONS DATA:
Revenues............................................................      $     741          $     210          $     815
Less: agency commissions............................................            (67)                (7)            --
                                                                              -----              -----            -------
Net revenues........................................................            674                203                815

Station operating expenses
  excluding depreciation and amortization...........................            529                237                576
Depreciation and amortization.......................................             45                 25                115
Corporate general and administrative expenses.......................         --                 --                 --
Non-cash stock compensation expense.................................         --                 --                 --
                                                                              -----              -----            -------
Operating income (loss).............................................            100                (59)               124
                                                                              -----              -----            -------
Interest expense....................................................             19                  1                147
Gain (loss) on sale of asset........................................         --                 --                 --
Other (income) expense..............................................         --                 --                     (7)
                                                                              -----              -----            -------
Income (loss) before income taxes...................................             81                (60)               (16)
Income tax (expense) benefit........................................         --                 --                      4
                                                                              -----              -----            -------
Net income (loss)...................................................      $      81          $     (60)         $     (12)
                                                                              -----              -----            -------
                                                                              -----              -----            -------

                                                                                                                 RADIO INGSTAD
                                                                        BROADCASTING,    PHOENIX BROADCAST  AND KRCH OF MINNESOTA,
                                                                            L.P.          PARTNERS, INC.             INC.
                                                                        FOR THE THREE      FOR THE THREE         FOR THE THREE
                                                                        MONTHS ENDED       MONTHS ENDED          MONTHS ENDED
                                                                       MARCH 31, 1998     MARCH 31, 1998        MARCH 31, 1998
                                                                      -----------------  -----------------  -----------------------
STATEMENT OF OPERATIONS DATA:
Revenues............................................................      $     135          $     129             $   1,018
Less: agency commissions............................................             (8)                (6)                   (5)
                                                                            -------            -------                ------
Net revenues........................................................            127                123                 1,013
Station operating expenses
  excluding depreciation and amortization...........................            245                159                   837
Depreciation and amortization.......................................             23                 27                   121
Corporate general and administrative expenses.......................         --                 --                    --
Non-cash stock compensation expense.................................         --                 --                    --
                                                                            -------            -------                ------
Operating income (loss).............................................           (141)               (63)                   55
                                                                            -------            -------                ------
Interest expense....................................................             60                 24                   186
Gain (loss) on sale of asset........................................         --                 --                    --
Other (income) expense..............................................         --                 --                    --
                                                                            -------            -------                ------
Income (loss) before income taxes...................................           (201)               (87)                 (131)
Income tax (expense) benefit........................................         --                 --                    --
                                                                            -------            -------                ------
Net income (loss)...................................................      $    (201)         $     (87)            $    (131)
                                                                            -------            -------                ------
                                                                            -------            -------                ------


                                                                       SUBTOTAL
                                                                      -----------
STATEMENT OF OPERATIONS DATA:
Revenues............................................................   $   3,048
Less: agency commissions............................................         (93)
                                                                      -----------
Net revenues........................................................       2,955
Station operating expenses
  excluding depreciation and amortization...........................       2,498
Depreciation and amortization.......................................         441
Corporate general and administrative expenses.......................      --
Non-cash stock compensation expense.................................      --
                                                                      -----------
Operating income (loss).............................................          16
                                                                      -----------
Interest expense....................................................         437
Gain (loss) on sale of asset........................................      --
Other (income) expense..............................................          (7)
                                                                      -----------
Income (loss) before income taxes...................................        (414)
Income tax (expense) benefit........................................           4
                                                                      -----------
Net income (loss)...................................................   $    (410)
                                                                      -----------
                                                                      -----------

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           TALLAHASSEE
                                                           REPUBLIC         SAVANNAH      BROADCASTING,
                                                          CORPORATION   COMMUNICATIONS,       INC.          TRYON-SEACOAST
                                                         FOR THE THREE        L.P.        FOR THE THREE  COMMUNICATIONS, INC.
                                                         MONTHS ENDED    FOR THE THREE    MONTHS ENDED   FOR THE THREE MONTHS
                                                           MARCH 31,      MONTHS ENDED      MARCH 31,            ENDED
                                                             1998        MARCH 31, 1998       1998          MARCH 31, 1998
                                                         -------------  ----------------  -------------  ---------------------
STATEMENT OF OPERATIONS DATA:
Revenues...............................................    $   2,007       $      105       $  --              $     262
Less: agency commissions...............................         (155)              (3)         --                    (13)
                                                         -------------       --------     -------------          -------
Net revenues...........................................        1,852              102          --                    249

Station operating expenses excluding depreciation and
  amortization.........................................        1,429              107              15                265
Depreciation and amortization..........................          321              161              39                 11
Corporate general and administrative expenses..........       --               --              --                 --
Non-cash stock compensation expense....................       --               --              --                 --
                                                         -------------       --------     -------------          -------
Operating income (loss)................................          102             (166)            (54)               (27)
                                                         -------------       --------     -------------          -------
Interest expense.......................................           (1)              83              23                 27
Gain (loss) on sale of asset...........................       --               --              --                 --
Other (income) expense.................................           15                3             (27)            --
                                                         -------------       --------     -------------          -------
Income (loss) before income taxes......................           88             (252)            (50)               (54)
Income tax (expense) benefit...........................          (11)          --              --                 --
                                                         -------------       --------     -------------          -------
Net income (loss)......................................    $      77       $     (252)      $     (50)         $     (54)
                                                         -------------       --------     -------------          -------
                                                         -------------       --------     -------------          -------


                                                            WJCL-FM         WWFG-FM AND
                                                         FOR THE THREE        WOSC-FM
                                                         MONTHS ENDED      FOR THE THREE
                                                           MARCH 31,       MONTHS ENDED
                                                             1998         MARCH 31, 1998      SUBTOTAL
                                                         -------------  -------------------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues...............................................    $  --             $      80        $   2,454
Less: agency commissions...............................       --                    (4)            (175)
                                                         -------------         -------       -----------
Net revenues...........................................       --                    76            2,279
Station operating expenses excluding depreciation and
  amortization.........................................           31               108            1,955
Depreciation and amortization..........................            2                64              598
Corporate general and administrative expenses..........       --                --               --
Non-cash stock compensation expense....................       --                --               --
                                                         -------------         -------       -----------
Operating income (loss)................................          (33)              (96)            (274)
                                                         -------------         -------       -----------
Interest expense.......................................       --                --                  132
Gain (loss) on sale of asset...........................       --                --               --
Other (income) expense.................................          (11)              (20)             (40)
                                                         -------------         -------       -----------
Income (loss) before income taxes......................          (22)              (76)            (366)
Income tax (expense) benefit...........................       --                --                  (11)
                                                         -------------         -------       -----------
Net income (loss)......................................    $     (22)        $     (76)       $    (377)
                                                         -------------         -------       -----------
                                                         -------------         -------       -----------

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                        SUBTOTAL   SUBTOTAL
                                                                                                         PAGE 48    PAGE 49
                                                                                                        ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues..............................................................................................  $   2,322  $   4,307
Less: agency commissions..............................................................................       (177)      (253)
                                                                                                        ---------  ---------
Net revenues..........................................................................................      2,145      4,054

Station operating expenses excluding depreciation and amortization....................................      1,940      3,604
Depreciation and amortization.........................................................................        410        400
Corporate general and administrative
 expenses.............................................................................................          8     --
Non-cash stock compensation expense...................................................................     --         --
                                                                                                        ---------  ---------
Operating income (loss)...............................................................................       (213)        50
                                                                                                        ---------  ---------
Interest expense......................................................................................        242        398
Gain (loss) on sale of asset..........................................................................     --         --
Other (income) expense................................................................................         24         23
                                                                                                        ---------  ---------
Income (loss) before income taxes.....................................................................       (479)      (371)
Income tax (expense) benefit..........................................................................     --             27
                                                                                                        ---------  ---------
Net income (loss).....................................................................................  $    (479) $    (344)
                                                                                                        ---------  ---------
                                                                                                        ---------  ---------

                                                                                                        SUBTOTAL   SUBTOTAL
                                                                                                         PAGE 50    PAGE 51
                                                                                                        ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues..............................................................................................  $   3,048  $   2,454
Less: agency commissions..............................................................................        (93)      (175)
                                                                                                        ---------  ---------
Net revenues..........................................................................................      2,955      2,279
Station operating expenses excluding depreciation and amortization....................................      2,498      1,955
Depreciation and amortization.........................................................................        441        598
Corporate general and administrative
 expenses.............................................................................................     --         --
Non-cash stock compensation expense...................................................................     --         --
                                                                                                        ---------  ---------
Operating income (loss)...............................................................................         16       (274)
                                                                                                        ---------  ---------
Interest expense......................................................................................        437        132
Gain (loss) on sale of asset..........................................................................     --         --
Other (income) expense................................................................................         (7)       (40)
                                                                                                        ---------  ---------
Income (loss) before income taxes.....................................................................       (414)      (366)
Income tax (expense) benefit..........................................................................          4        (11)
                                                                                                        ---------  ---------
Net income (loss).....................................................................................  $    (410) $    (377)
                                                                                                        ---------  ---------
                                                                                                        ---------  ---------


                                                                                                          OTHER      TOTAL

                                                                                                        ---------  ---------

STATEMENT OF OPERATIONS DATA:
Revenues..............................................................................................  $     801  $  12,932

Less: agency commissions..............................................................................        (70)      (768)

                                                                                                        ---------  ---------

Net revenues..........................................................................................        731     12,164

Station operating expenses excluding depreciation and amortization....................................        739     10,736

Depreciation and amortization.........................................................................          1      1,850

Corporate general and administrative
 expenses.............................................................................................     --              8

Non-cash stock compensation expense...................................................................     --         --

                                                                                                        ---------  ---------

Operating income (loss)...............................................................................         (9)      (430)

                                                                                                        ---------  ---------

Interest expense......................................................................................         54      1,263

Gain (loss) on sale of asset..........................................................................     --         --

Other (income) expense................................................................................        (14)       (14)

                                                                                                        ---------  ---------

Income (loss) before income taxes.....................................................................        (49)    (1,679)

Income tax (expense) benefit..........................................................................     --             20

                                                                                                        ---------  ---------

Net income (loss).....................................................................................  $     (49) $  (1,659)

                                                                                                        ---------  ---------

                                                                                                        ---------  ---------


                               CUMULUS MEDIA INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                                         (A)+(B)=(C)
                                                                                          (B)             PRO FORMA
                                                                                 PRO FORMA ADJUSTMENTS   AS ADJUSTED
                                                                       (A)              FOR THE            FOR THE
                                                                   THE COMPANY        SUBSEQUENT         SUBSEQUENT
                                                                   HISTORICAL       ACQUISITIONS(1)     ACQUISITIONS
                                                                  -------------  ---------------------  -------------
ASSETS:
Current assets:
Cash and cash equivalents.......................................    $  23,416          $ (21,916)         $   1,500
Accounts receivable.............................................       10,238             --                 10,238
Prepaid expenses and other current assets.......................        1,587             --                  1,587
                                                                  -------------         --------        -------------
    Total current assets........................................       35,241            (21,916)            13,325

Property and equipment, net.....................................       14,146              1,944             16,090
Intangible assets, net..........................................      150,973             32,523            183,496
Other assets....................................................       19,766             (1,548)            18,218
                                                                  -------------         --------        -------------

    TOTAL ASSETS................................................    $ 220,126          $  11,003          $ 231,129
                                                                  -------------         --------        -------------
                                                                  -------------         --------        -------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other liabilities..........................    $   8,619          $  --              $   8,619
Current portion of long-term debt...............................           12             --                     12
                                                                  -------------         --------        -------------
    Total current liabilities...................................        8,631             --                  8,631

Long-term debt:
  Notes.........................................................       --                 --                 --
  Credit Facility...............................................      120,252             11,003            131,255

Other long-term liabilities:
  Deferred tax liability........................................          853             --                    853
  Other long-term liabilities...................................        1,083             --                  1,083
                                                                  -------------         --------        -------------
    Total liabilities...........................................      130,819             11,003            141,822

Preferred stock subject to mandatory redemption.................       30,518              2,994(2)          33,512
                                                                  -------------         --------        -------------

Stockholders' equity:
  Class A Common Stock..........................................       --                 --                 --
  Class B Common Stock..........................................       --                 --                 --
  Class C Common Stock..........................................       --                 --                 --
  Additional paid in capital....................................       67,692             (2,994)(2)         64,698
  Accumulated other comprehensive income........................            5             --                      5
  Retained earnings (deficit)...................................       (8,908)            --                 (8,908)
                                                                  -------------         --------        -------------
    Total stockholders' equity..................................       58,789             (2,994)            55,795
                                                                  -------------         --------        -------------

    Total liabilities and stockholders' equity..................    $ 220,126          $  11,003          $ 231,129
                                                                  -------------         --------        -------------
                                                                  -------------         --------        -------------

                                                                                     (C)+(D)=(E)
                                                                                      PRO FORMA
                                                                                     AS ADJUSTED
                                                                        (D)            FOR THE            (F)
                                                                     PRO FORMA       SUBSEQUENT        PRO FORMA
                                                                    ADJUSTMENTS     ACQUISITIONS    ADJUSTMENTS FOR   (E)+(F)=(G)

                                                                      FOR THE          AND THE        THE PENDING      PRO FORMA

                                                                     OFFERINGS        OFFERINGS     ACQUISITIONS(9)    COMBINED

                                                                  ---------------  ---------------  ---------------  -------------

ASSETS:
Current assets:
Cash and cash equivalents.......................................     $ 193,535(3)     $ 195,035        $(193,535)      $   1,500

Accounts receivable.............................................        --               10,238           --              10,238

Prepaid expenses and other current assets.......................        --                1,587               15           1,602

                                                                  ---------------  ---------------  ---------------  -------------

    Total current assets........................................       193,535          206,860         (193,520)         13,340

Property and equipment, net.....................................        --               16,090           24,647          40,737

Intangible assets, net..........................................        --              183,496          228,663         412,159

Other assets....................................................         5,057(4)        23,275            5,196          17,497

                                                                                                         (10,974)
                                                                  ---------------  ---------------  ---------------  -------------

    TOTAL ASSETS................................................     $ 198,592        $ 429,721        $  54,012       $ 483,733

                                                                  ---------------  ---------------  ---------------  -------------

                                                                  ---------------  ---------------  ---------------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other liabilities..........................     $  --            $   8,619        $  --           $   8,619

Current portion of long-term debt...............................        --                   12           --                  12

                                                                  ---------------  ---------------  ---------------  -------------

    Total current liabilities...................................        --                8,631           --               8,631

Long-term debt:
  Notes.........................................................       150,000(5)       150,000           --             150,000

  Credit Facility...............................................      (131,255)(6)       --               40,556          40,556

Other long-term liabilities:
  Deferred tax liability........................................        --                  853           13,456          14,309

  Other long-term liabilities...................................        --                1,083           --               1,083

                                                                  ---------------  ---------------  ---------------  -------------

    Total liabilities...........................................        18,745          160,567           54,012         214,579

Preferred stock subject to mandatory redemption.................        91,488(7)       125,000           --             125,000

                                                                  ---------------  ---------------  ---------------  -------------

Stockholders' equity:
  Class A Common Stock..........................................            76(8)            76           --                  76

  Class B Common Stock..........................................            87               87           --                  87

  Class C Common Stock..........................................            24               24           --                  24

  Additional paid in capital....................................        91,942(8)       152,870           --             152,870

                                                                        (3,770)(8)
  Accumulated other comprehensive income........................        --                    5           --                   5

  Retained earnings (deficit)...................................        --               (8,908)          --              (8,908)

                                                                  ---------------  ---------------  ---------------  -------------

    Total stockholders' equity..................................        88,359          144,154           --             144,154

                                                                  ---------------  ---------------  ---------------  -------------

    Total liabilities and stockholders' equity..................     $ 198,592        $ 429,721        $  54,012       $ 483,733

                                                                  ---------------  ---------------  ---------------  -------------

                                                                  ---------------  ---------------  ---------------  -------------


   See accompanying notes to the unaudited combined pro forma balance sheet.

                 NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

(1) To record the allocation of the $34,467 purchase price paid for transactions through the use of cash of $21,916, escrow funds of $1,548, and Credit Facility funds of $11,003 consummated subsequent to March 31, 1998.

(2) An amount of $2,994 has been recorded for the accretion of the discount on the NML Preferred Stock when exchanged into Series A Preferred Stock.

(3) To reflect the net cash proceeds, after repayment of the Credit Facility, from the Offerings. These net cash proceeds, plus additional monies available from the Credit Facility will be used to finance the Pending Acquisitions.

(4) To reflect the capitalization of $5,057 in costs related to the issuance of the Notes.

(5) To reflect the issuance of $150,000 principal amount of Notes pursuant to the Debt Offering.

(6) To reflect the repayment of the Credit Facility with the proceeds from the Offerings.

(7) To reflect the issuance of $91,488 principal amount of Series A Preferred Stock to the public.

(8) To reflect net proceeds of the Stock Offerings to the Company of $92,128 less preferred stock issuance costs of $3,770.

(9) To record the allocation of the $245,065 in purchase price paid for the Pending Acquisitions and the recording of the related deferred income taxes of $13,456.

             PRO FORMA ADJUSTMENTS FOR THE SUBSEQUENT ACQUISITIONS
                              AS OF MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                           BEAUMONT        NINETY FOUR
                                                                                         SKYWAVE, INC.   POINT ONE, INC.
                                                                                        ---------------  ---------------
ASSETS:
Current assets:
Cash and cash equivalents.............................................................     $      15        $     192
Accounts receivable...................................................................            57              491
Prepaid expenses and other current assets.............................................            69               33
                                                                                              ------           ------
  Total current assets................................................................           141              716
Property and equipment, net...........................................................           161              756
Intangible assets, net................................................................           797              124
Other assets..........................................................................        --               --
                                                                                              ------           ------
  Total assets........................................................................     $   1,099        $   1,596
                                                                                              ------           ------
                                                                                              ------           ------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other liabilities................................................     $     310        $     206
Current portion of long-term debt.....................................................            41           --
                                                                                              ------           ------
  Total current liabilities...........................................................           351              206
Long-term debt:
Long-term debt........................................................................           484           --
Notes.................................................................................        --               --
Credit Facility.......................................................................        --               --
Other long-term liabilities:
Deferred tax liability................................................................        --               --
Other long-term liabilities...........................................................        --               --
                                                                                              ------           ------
  Total liabilities...................................................................           835              206
                                                                                              ------           ------
Preferred stock subject to mandatory redemption.......................................        --               --
                                                                                              ------           ------
STOCKHOLDERS' EQUITY
Class A Common Stock..................................................................           400           --
Class B Common Stock..................................................................        --               --
Class C Common Stock..................................................................        --               --
Additional paid in capital............................................................        --                1,390
Accumulated other comprehensive income
Retained earnings (deficit)...........................................................          (136)          --
                                                                                              ------           ------
Total stockholders' equity............................................................           264            1,390
                                                                                              ------           ------
  Total liabilities and stockholders' equity..........................................     $   1,099        $   1,596
                                                                                              ------           ------
                                                                                              ------           ------

                                                                                          SAVANNAH VALLEY
                                                                                        BROADCASTING RADIO      OTHER
                                                                                            PROPERTIES       ACQUISITIONS
                                                                                        -------------------  -----------
ASSETS:
Current assets:
Cash and cash equivalents.............................................................       $  --            $      19
Accounts receivable...................................................................             170              232
Prepaid expenses and other current assets.............................................             149                3
                                                                                                ------       -----------
  Total current assets................................................................             319              254
Property and equipment, net...........................................................             302              572
Intangible assets, net................................................................           2,416              258
Other assets..........................................................................          --                   74
                                                                                                ------       -----------
  Total assets........................................................................       $   3,037        $   1,158
                                                                                                ------       -----------
                                                                                                ------       -----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other liabilities................................................       $     988        $   1,378
Current portion of long-term debt.....................................................           2,000              145
                                                                                                ------       -----------
  Total current liabilities...........................................................           2,988            1,523
Long-term debt:
Long-term debt........................................................................          --                  742
Notes.................................................................................          --               --
Credit Facility.......................................................................          --               --
Other long-term liabilities:
Deferred tax liability................................................................          --               --
Other long-term liabilities...........................................................          --                   13
                                                                                                ------       -----------
  Total liabilities...................................................................           2,988            2,278
                                                                                                ------       -----------
Preferred stock subject to mandatory redemption.......................................          --               --
                                                                                                ------       -----------
STOCKHOLDERS' EQUITY
Class A Common Stock..................................................................          --                    2
Class B Common Stock..................................................................          --               --
Class C Common Stock..................................................................          --               --
Additional paid in capital............................................................              49              495
Accumulated other comprehensive income
Retained earnings (deficit)...........................................................          --               (1,617)
                                                                                                ------       -----------
Total stockholders' equity............................................................              49           (1,120)
                                                                                                ------       -----------
  Total liabilities and stockholders' equity..........................................       $   3,037        $   1,158
                                                                                                ------       -----------
                                                                                                ------       -----------


                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS    TOTAL
                                                                                        -----------  ---------
ASSETS:
Current assets:
Cash and cash equivalents.............................................................   $ (22,142)(1) $ (21,916)
Accounts receivable...................................................................        (950)(2)    --
Prepaid expenses and other current assets.............................................        (254)(2)    --
                                                                                        -----------  ---------
  Total current assets................................................................     (23,346)    (21,916)
Property and equipment, net...........................................................         153(3)     1,944
Intangible assets, net................................................................      28,928(1)    32,523
Other assets..........................................................................      (1,622)(1)    (1,548)
                                                                                        -----------  ---------
  Total assets........................................................................   $   4,113   $  11,003
                                                                                        -----------  ---------
                                                                                        -----------  ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other liabilities................................................   $  (2,882)(2) $  --
Current portion of long-term debt.....................................................      (2,186)(2)    --
                                                                                        -----------  ---------
  Total current liabilities...........................................................      (5,068)     --
Long-term debt:
Long-term debt........................................................................      (1,226)(1)    --
Notes.................................................................................      --          --
Credit Facility.......................................................................      11,003(1)    11,003
Other long-term liabilities:
Deferred tax liability................................................................      --          --
Other long-term liabilities...........................................................         (13)(2)    --
                                                                                        -----------  ---------
  Total liabilities...................................................................       4,696      11,003
                                                                                        -----------  ---------
Preferred stock subject to mandatory redemption.......................................       2,994(4)     2,994
                                                                                        -----------  ---------
STOCKHOLDERS' EQUITY
Class A Common Stock..................................................................        (402)(2)    --
Class B Common Stock..................................................................      --          --
Class C Common Stock..................................................................      --          --
Additional paid in capital............................................................      (4,928)(4)    (2,994)
Accumulated other comprehensive income
Retained earnings (deficit)...........................................................       1,753(2)    --
                                                                                        -----------  ---------
Total stockholders' equity............................................................      (3,577)     (2,994)
                                                                                        -----------  ---------
  Total liabilities and stockholders' equity..........................................   $   4,113   $  11,003
                                                                                        -----------  ---------
                                                                                        -----------  ---------

                    NOTES TO UNAUDITED PRO FORMA ADJUSTMENTS
                        FOR THE SUBSEQUENT ACQUISITIONS
                              AS OF MARCH 31, 1998


(1) To record the use of cash of $21,916, escrow funds of $1,548 and Credit Facility funds of $11,003 to acquire assets with a purchase price of $34,467. The Company did not acquire cash of $226 other assets of $74 or assume debt of $1,226.



(2) To record the elimination of assets not acquired, liabilities not assumed and stockholders' equity.



(3) To record the allocation of the purchase price of $34,467 to the property and equipment and intangible assets acquired.



(4) An amount of $2,994 has been recorded for the accretion of the discount on the NML Preferred Stock when exchanged into Series A Preferred Stock and the write off of additional paid in capital of the Subsequent Acquisitions of $1,934.

               PRO FORMA ADJUSTMENTS FOR THE PENDING ACQUISITIONS
                              AS OF MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                            AMERICAN
                                          ALBANY         COMMUNICATIONS    CASTLE BROADCASTING   CHATTANOOGA BROADCAST
                                     BROADCASTING CO.     COMPANY INC.     LIMITED PARTNERSHIP           GROUP
                                     -----------------  -----------------  -------------------  -----------------------
ASSETS:
Current assets:
Cash and cash equivalents..........      $     128          $       2           $      15              $      22
Accounts receivable................             49                  4                 215                    166
Prepaid expenses and other current
  assets...........................              1             --                      13                     22
                                           -------              -----             -------                 ------
    Total current assets...........            178                  6                 243                    210

Property and equipment, net........            239                215                 252                    419
Intangible assets, net.............         --                    255                 482                    827
Other assets.......................         --                 --                      57                 --
                                           -------              -----             -------                 ------
    Total assets...................      $     417          $     476           $   1,034              $   1,456
                                           -------              -----             -------                 ------
                                           -------              -----             -------                 ------
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Current liabilities:
Accounts payable and other
  liabilities......................      $      15          $     246           $   2,599              $      67
Current portion of long-term
  debt.............................             13             --                     120                 --
                                           -------              -----             -------                 ------
    Total current liabilities......             28                246               2,719                     67

Long-term debt:
Long-term debt.....................            192             --                  --                     --
Notes..............................
Credit Facility....................

Other long-term liabilities:
Deferred tax liability.............         --                 --                  --                     --
Other long-term liabilities........         --                 --                  --                     --
                                           -------              -----             -------                 ------
    Total liabilities..............            220                246               2,719                     67

Preferred Stock subject to
  mandatory redemption.............         --                 --                  --                     --
                                           -------              -----             -------                 ------

Stockholders' equity:
Class A Common Stock...............              1                532              --                     --
Class B Common Stock...............
Class C Common Stock...............
Additional paid in capital.........         --                 --                  --                      1,389

Accumulated other comprehensive
  income...........................
Retained earnings (deficit)........            196               (302)             (1,685)                --
                                           -------              -----             -------                 ------
    Total stockholders' equity.....            197                230              (1,685)                 1,389
                                           -------              -----             -------                 ------
    Total liabilities and
      stockholders' equity.........      $     417          $     476           $   1,034              $   1,456
                                           -------              -----             -------                 ------
                                           -------              -----             -------                 ------


                                     CLEARLY SUPERIOR RADIO    COMMUNICATIONS    CRYSTAL RADIO GROUP,     ESPRIT' COMMUNICATION
                                           PROPERTIES         PROPERTIES, INC.           INC.                  CORPORATION
                                     -----------------------  -----------------  ---------------------  -------------------------
ASSETS:
Current assets:
Cash and cash equivalents..........         $      95             $      26            $     209                $  --
Accounts receivable................               280                   287                  797                        6
Prepaid expenses and other current
  assets...........................                 7                    35                   13                   --
                                               ------                ------               ------                    -----
    Total current assets...........               382                   348                1,019                        6
Property and equipment, net........               515                 1,695                  628                       42
Intangible assets, net.............             2,663                   703                  950                       81
Other assets.......................            --                        12               --                       --
                                               ------                ------               ------                    -----
    Total assets...................         $   3,560             $   2,758            $   2,597                $     129
                                               ------                ------               ------                    -----
                                               ------                ------               ------                    -----
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Current liabilities:
Accounts payable and other
  liabilities......................         $      33             $   2,922            $     741                $      76
Current portion of long-term
  debt.............................                27                    38                1,814                   --
                                               ------                ------               ------                    -----
    Total current liabilities......                60                 2,960                2,555                       76
Long-term debt:
Long-term debt.....................             3,101                   102                1,106                   --
Notes..............................
Credit Facility....................
Other long-term liabilities:
Deferred tax liability.............            --                       177               --                       --
Other long-term liabilities........            --                    --                   --                       --
                                               ------                ------               ------                    -----
    Total liabilities..............             3,161                 3,239                3,661                       76
Preferred Stock subject to
  mandatory redemption.............            --                    --                   --                       --
                                               ------                ------               ------                    -----
Stockholders' equity:
Class A Common Stock...............            --                         1                   93                        1
Class B Common Stock...............
Class C Common Stock...............
Additional paid in capital.........               399                   229               (1,016)                     496
Accumulated other comprehensive
  income...........................
Retained earnings (deficit)........            --                      (711)                (141)                    (444)
                                               ------                ------               ------                    -----
    Total stockholders' equity.....               399                  (481)              (1,064)                      53
                                               ------                ------               ------                    -----
    Total liabilities and
      stockholders' equity.........         $   3,560             $   2,758            $   2,597                $     129
                                               ------                ------               ------                    -----
                                               ------                ------               ------                    -----


                                      SUBTOTAL
                                     -----------
ASSETS:
Current assets:
Cash and cash equivalents..........   $     497
Accounts receivable................       1,804
Prepaid expenses and other current
  assets...........................          91
                                     -----------
    Total current assets...........       2,392
Property and equipment, net........       4,005
Intangible assets, net.............       5,961
Other assets.......................          69
                                     -----------
    Total assets...................   $  12,427
                                     -----------
                                     -----------
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Current liabilities:
Accounts payable and other
  liabilities......................   $   6,699
Current portion of long-term
  debt.............................       2,012
                                     -----------
    Total current liabilities......       8,711
Long-term debt:
Long-term debt.....................       4,501
Notes..............................
Credit Facility....................
Other long-term liabilities:
Deferred tax liability.............         177
Other long-term liabilities........      --
                                     -----------
    Total liabilities..............      13,389
Preferred Stock subject to
  mandatory redemption.............      --
                                     -----------
Stockholders' equity:
Class A Common Stock...............         628
Class B Common Stock...............
Class C Common Stock...............
Additional paid in capital.........       1,497
Accumulated other comprehensive
  income...........................
Retained earnings (deficit)........      (3,087)
                                     -----------
    Total stockholders' equity.....        (962)
                                     -----------
    Total liabilities and
      stockholders' equity.........   $  12,427
                                     -----------
                                     -----------

                              AS OF MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                JKJ
                                                           BROADCASTING,
                                                               INC.,
                                                           MISSOURI RIVER
                                                           BROADCASTING,
                                                               INC.,
                                                              INGSTAD
                                                           MANKATO, INC.,
                                                           JAMES INGSTAD
                                                           BROADCASTING,
                                              JAN-DI         INC., AND                          LESNICK
                                          BROADCASTING,       HOMETOWN        K-COUNTRY,     COMMUNICATIONS,
                                               INC.        WIRELESS, INC.        INC.        INC.
                                          --------------   --------------   --------------   --------------
ASSETS:
Current assets:
Cash and cash equivalents...............     $    303         $    148         $    161         $      8
Accounts receivable.....................          234            1,695              196               57
Prepaid expenses and other current
  assets................................           14              230                2                1
                                          --------------   --------------   --------------   --------------
    Total current assets................          551            2,073              359               66

Property and equipment, net.............          440            3,985              630               12
Intangible assets, net..................          193            2,208              529              178
Other assets............................      --                 5,155          --               --
                                          --------------   --------------   --------------   --------------
    Total assets........................     $  1,184         $ 13,421         $  1,518         $    256
                                          --------------   --------------   --------------   --------------
                                          --------------   --------------   --------------   --------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other
  liabilities...........................     $    119         $    549         $     85         $     79
Current portion of long-term debt.......           24              451            1,161              238
                                          --------------   --------------   --------------   --------------
    Total current liabilities...........          143            1,000            1,246              317

Long-term debt:
Long-term debt..........................          486           11,444          --                    14
Notes...................................
Credit Facility.........................

Other long-term liabilities
Deferred tax liability..................      --               --               --               --
Other long-term liabilities.............      --               --               --               --
                                          --------------   --------------   --------------   --------------
    Total liabilities...................          629           12,444            1,246              331

Preferred Stock subject to long term
  redemption............................      --               --               --               --
                                          --------------   --------------   --------------   --------------

Stockholders' equity:
  Class A Common stock..................           52              121                1               75
  Class B Common stock..................
  Class C Common stock..................
  Additional paid in capital............      --                   110          --               --

  Accumulated other comprehensive income
  Retained earnings (deficit)...........          503              746              271             (150)
                                          --------------   --------------   --------------   --------------
    Total stockholders' equity..........          555              977              272              (75)
                                          --------------   --------------   --------------   --------------
    Total liabilities and stockholders'
      equity............................     $  1,184         $ 13,421         $  1,518         $    256
                                          --------------   --------------   --------------   --------------
                                          --------------   --------------   --------------   --------------


                                            LOUISIANA
                                              MEDIA
                                            INTERESTS,        MIDLAND          MUSTANG
                                            INC., AND      BROADCASTERS,     BROADCASTING
                                           SUBSIDIARIES         INC.           COMPANY          SUBTOTAL
                                          --------------   --------------   --------------   --------------
ASSETS:
Current assets:
Cash and cash equivalents...............     $     32         $    265         $     50         $       967
Accounts receivable.....................          530              421              124               3,257
Prepaid expenses and other current
  assets................................           15               51          --                      313
                                          --------------   --------------   --------------   --------------
    Total current assets................          577              737              174               4,537
Property and equipment, net.............        1,137              688              283               7,175
Intangible assets, net..................        5,965              483              350               9,906
Other assets............................            7          --               --                    5,162
                                          --------------   --------------   --------------   --------------
    Total assets........................     $  7,686         $  1,908         $    807         $    26,780
                                          --------------   --------------   --------------   --------------
                                          --------------   --------------   --------------   --------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other
  liabilities...........................     $    398         $    241         $     46         $     1,495
Current portion of long-term debt.......        1,363               75              558               3,870
                                          --------------   --------------   --------------   --------------
    Total current liabilities...........        1,761              316              604               5,365
Long-term debt:
Long-term debt..........................        6,258              813              219              19,234
Notes...................................
Credit Facility.........................
Other long-term liabilities
Deferred tax liability..................      --               --               --                 --
Other long-term liabilities.............      --               --               --                 --
                                          --------------   --------------   --------------   --------------
    Total liabilities...................        8,019            1,129              823              24,599
Preferred Stock subject to long term
  redemption............................          762          --               --                      762
                                          --------------   --------------   --------------   --------------
Stockholders' equity:
  Class A Common stock..................          598               60                1                 908
  Class B Common stock..................
  Class C Common stock..................
  Additional paid in capital............         (227)              99              684                 666
  Accumulated other comprehensive income
  Retained earnings (deficit)...........       (1,466)             620             (701)               (155)
                                          --------------   --------------   --------------   --------------
    Total stockholders' equity..........       (1,095)             779              (16)              1,419
                                          --------------   --------------   --------------   --------------
    Total liabilities and stockholders'
      equity............................     $  7,686         $  1,908         $    807         $    26,780
                                          --------------   --------------   --------------   --------------
                                          --------------   --------------   --------------   --------------

                              AS OF MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                            NEW FRONTIER       PAMPLICO
                                                           COMMUNICATIONS,   BROADCASTING,   PHOENIX BROADCAST
                                                                INC.             L.P.         PARTNERS, INC.
                                                          -----------------  -------------  -------------------
ASSETS:
Current assets:
Cash and cash equivalents...............................      $     232        $       4         $  --
Accounts receivable.....................................            699               24                71
Prepaid expenses and other current assets...............             94                2            --
                                                                 ------      -------------         -------
    Total current assets................................          1,025               30                71

Property and equipment, net.............................          1,435              400               149
Intangible assets, net..................................          2,200              474               573
Other assets............................................             27           --                    18
                                                                 ------      -------------         -------
    Total assets........................................      $   4,687        $     904         $     811
                                                                 ------      -------------         -------
                                                                 ------      -------------         -------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other liabilities..................      $     284        $   3,845         $   1,804
Current portion of long-term debt.......................            338           --                --
                                                                 ------      -------------         -------
    Total current liabilities...........................            622            3,845             1,804

Long-term debt:
Long-term debt..........................................          4,588           --                 8,955
Notes...................................................         --               --                --
Credit Facility.........................................         --               --                --

Other long-term liabilities:............................         --               --                --
Deferred tax liability..................................             68           --                --
Other long-term liabilities.............................         --               --                    95
                                                                 ------      -------------         -------
    Total liabilities...................................          5,278            3,845             1,899
                                                                 ------      -------------         -------

Preferred Stock subject to mandatory redemption.........         --               --                --
                                                                 ------      -------------         -------

Stockholders' equity:
Class A Common Stock....................................            315           --                     1
Class B Common Stock....................................         --               --                --
Class C Common Stock....................................         --               --                --
Additional paid in capital..............................         --               --                   320

Accumulated other comprehensive income..................         --               --                --
Retained earnings (deficit).............................           (906)          (2,941)           (1,409)
                                                                 ------      -------------         -------
    Total stockholders' equity..........................           (591)          (2,941)           (1,088)
                                                                 ------      -------------         -------
    Total liabilities and stockholders' equity..........      $   4,687        $     904         $     811
                                                                 ------      -------------         -------
                                                                 ------      -------------         -------

                                                            RADIO INGSTAD MINNESOTA,
                                                                      INC.,
                                                             RADIO ALBERT LEA, INC.
                                                                   AND KRCH OF                              SAVANNAH
                                                                   MINNESOTA,              REPUBLIC      COMMUNICATIONS,
                                                                      INC.                CORPORATION         L.P.
                                                          -----------------------------  -------------  -----------------
ASSETS:
Current assets:
Cash and cash equivalents...............................            $     342              $     313        $      60
Accounts receivable.....................................                  503                    159               97
Prepaid expenses and other current assets...............               --                        752                2
                                                                      -------            -------------         ------
    Total current assets................................                  845                  1,224              159
Property and equipment, net.............................                3,531                  2,997            1,385
Intangible assets, net..................................                5,686                 11,912            3,352
Other assets............................................                   11                    621           --
                                                                      -------            -------------         ------
    Total assets........................................            $  10,073              $  16,754        $   4,896
                                                                      -------            -------------         ------
                                                                      -------            -------------         ------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other liabilities..................            $     130              $     707        $     257
Current portion of long-term debt.......................                  360                 --                2,800
                                                                      -------            -------------         ------
    Total current liabilities...........................                  490                    707            3,057
Long-term debt:
Long-term debt..........................................               --                     --                  600
Notes...................................................               --                     --               --
Credit Facility.........................................               --                     --               --
Other long-term liabilities:............................               --                     --               --
Deferred tax liability..................................               --                        272           --
Other long-term liabilities.............................               --                     --               --
                                                                      -------            -------------         ------
    Total liabilities...................................                9,445                    979            3,657
                                                                      -------            -------------         ------
Preferred Stock subject to mandatory redemption.........               --                     --               --
                                                                      -------            -------------         ------
Stockholders' equity:
Class A Common Stock....................................                   75                      1           --
Class B Common Stock....................................               --                     --               --
Class C Common Stock....................................               --                     --               --
Additional paid in capital..............................               --                      8,003           --
Accumulated other comprehensive income..................               --                     --               --
Retained earnings (deficit).............................                  553                  7,771            1,239
                                                                      -------            -------------         ------
    Total stockholders' equity..........................                  628                 15,775            1,239
                                                                      -------            -------------         ------
    Total liabilities and stockholders' equity..........            $  10,073              $  16,754        $   4,896
                                                                      -------            -------------         ------
                                                                      -------            -------------         ------


                                                             TALLAHASSEE
                                                            BROADCASTING,
                                                                INC.          SUBTOTAL
                                                          -----------------  -----------
ASSETS:
Current assets:
Cash and cash equivalents...............................      $       7       $     958
Accounts receivable.....................................              2           1,555
Prepaid expenses and other current assets...............             18             868
                                                                -------      -----------
    Total current assets................................             27           3,381
Property and equipment, net.............................            542          10,439
Intangible assets, net..................................         --              24,197
Other assets............................................              3             680
                                                                -------      -----------
    Total assets........................................      $     572       $  38,697
                                                                -------      -----------
                                                                -------      -----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other liabilities..................      $   2,024       $   9,051
Current portion of long-term debt.......................         --               3,498
                                                                -------      -----------
    Total current liabilities...........................          2,024          12,549
Long-term debt:
Long-term debt..........................................         --              14,143
Notes...................................................         --              --
Credit Facility.........................................         --              --
Other long-term liabilities:............................         --              --
Deferred tax liability..................................         --                 340
Other long-term liabilities.............................         --                  95
                                                                -------      -----------
    Total liabilities...................................          2,024          27,127
                                                                -------      -----------
Preferred Stock subject to mandatory redemption.........         --              --
                                                                -------      -----------
Stockholders' equity:
Class A Common Stock....................................              1             393
Class B Common Stock....................................         --              --
Class C Common Stock....................................         --              --
Additional paid in capital..............................         --               8,323
Accumulated other comprehensive income..................         --              --
Retained earnings (deficit).............................         (1,453)          2,854
                                                                -------      -----------
    Total stockholders' equity..........................         (1,452)         11,570
                                                                -------      -----------
    Total liabilities and stockholders' equity..........      $     572       $  38,697
                                                                -------      -----------
                                                                -------      -----------

                              AS OF MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                                              TRYON-SEACOAST
                                                                                                           COMMUNICATIONS, INC.
                                                                                                           ---------------------
ASSETS:
Current assets:
Cash and cash equivalents................................................................................        $      20
Accounts receivable......................................................................................              156
Prepaid expenses and other current assets................................................................           --
                                                                                                                   -------
    Total current assets.................................................................................              176

Property and equipment, net..............................................................................              185
Intangible assets, net...................................................................................              116
Other assets.............................................................................................               28
                                                                                                                   -------
    Total assets.........................................................................................        $     505
                                                                                                                   -------
                                                                                                                   -------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other liabilities...................................................................        $     344
Current portion of long-term debt........................................................................               55
                                                                                                                   -------
    Total current liabilities............................................................................              399

Long-term debt:
Long-term debt...........................................................................................              656
Notes....................................................................................................           --
Credit Facility..........................................................................................           --

Other long-term liabilities:.............................................................................           --
Deferred tax liability...................................................................................           --
Other long-term liabilities..............................................................................           --
                                                                                                                   -------
    Total liabilities....................................................................................            1,055
                                                                                                                   -------

Preferred Stock subject to mandatory redemption..........................................................           --
                                                                                                                   -------

Stockholders' equity:
Class A Common Stock.....................................................................................           --
Class B Common Stock.....................................................................................           --
Class C Common Stock.....................................................................................           --
Additional paid in capital...............................................................................               61

Accumulated other comprehensive income...................................................................           --
Retained earnings (deficit)..............................................................................             (611)
                                                                                                                   -------
    Total stockholders' equity...........................................................................             (550)
                                                                                                                   -------
    Total liabilities and stockholders' equity...........................................................        $     505
                                                                                                                   -------
                                                                                                                   -------


                                                                                                             WJCL-FM
                                                                                                           -----------
ASSETS:
Current assets:
Cash and cash equivalents................................................................................   $  --
Accounts receivable......................................................................................          42
Prepaid expenses and other current assets................................................................      --
                                                                                                           -----------
    Total current assets.................................................................................          42
Property and equipment, net..............................................................................          18
Intangible assets, net...................................................................................      --
Other assets.............................................................................................      --
                                                                                                           -----------
    Total assets.........................................................................................   $      60
                                                                                                           -----------
                                                                                                           -----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other liabilities...................................................................   $  --
Current portion of long-term debt........................................................................      --
                                                                                                           -----------
    Total current liabilities............................................................................      --
Long-term debt:
Long-term debt...........................................................................................      --
Notes....................................................................................................      --
Credit Facility..........................................................................................      --
Other long-term liabilities:.............................................................................      --
Deferred tax liability...................................................................................      --
Other long-term liabilities..............................................................................      --
                                                                                                           -----------
    Total liabilities....................................................................................      --
                                                                                                           -----------
Preferred Stock subject to mandatory redemption..........................................................      --
                                                                                                           -----------
Stockholders' equity:
Class A Common Stock.....................................................................................      --
Class B Common Stock.....................................................................................      --
Class C Common Stock.....................................................................................      --
Additional paid in capital...............................................................................          60
Accumulated other comprehensive income...................................................................      --
Retained earnings (deficit)..............................................................................      --
                                                                                                           -----------
    Total stockholders' equity...........................................................................          60
                                                                                                           -----------
    Total liabilities and stockholders' equity...........................................................   $      60
                                                                                                           -----------
                                                                                                           -----------

                                                                                                             WWFG-FM AND
                                                                                                               WOSC-FM
                                                                                                           ---------------
ASSETS:
Current assets:
Cash and cash equivalents................................................................................     $      41
Accounts receivable......................................................................................           236
Prepaid expenses and other current assets................................................................            32
                                                                                                                -------
    Total current assets.................................................................................           309
Property and equipment, net..............................................................................           720
Intangible assets, net...................................................................................         6,595
Other assets.............................................................................................        --
                                                                                                                -------
    Total assets.........................................................................................     $   7,624
                                                                                                                -------
                                                                                                                -------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other liabilities...................................................................     $      86
Current portion of long-term debt........................................................................        --
                                                                                                                -------
    Total current liabilities............................................................................            86
Long-term debt:
Long-term debt...........................................................................................        --
Notes....................................................................................................        --
Credit Facility..........................................................................................        --
Other long-term liabilities:.............................................................................        --
Deferred tax liability...................................................................................        --
Other long-term liabilities..............................................................................        --
                                                                                                                -------
    Total liabilities....................................................................................            86
                                                                                                                -------
Preferred Stock subject to mandatory redemption..........................................................        --
                                                                                                                -------
Stockholders' equity:
Class A Common Stock.....................................................................................        --
Class B Common Stock.....................................................................................        --
Class C Common Stock.....................................................................................        --
Additional paid in capital...............................................................................         7,750
Accumulated other comprehensive income...................................................................        --
Retained earnings (deficit)..............................................................................          (212)
                                                                                                                -------
    Total stockholders' equity...........................................................................         7,538
                                                                                                                -------
    Total liabilities and stockholders' equity...........................................................     $   7,624
                                                                                                                -------
                                                                                                                -------


                                                                                                            SUBTOTAL
                                                                                                           -----------
ASSETS:
Current assets:
Cash and cash equivalents................................................................................   $      61
Accounts receivable......................................................................................         434
Prepaid expenses and other current assets................................................................          32
                                                                                                           -----------
    Total current assets.................................................................................         527
Property and equipment, net..............................................................................         923
Intangible assets, net...................................................................................       6,711
Other assets.............................................................................................          28
                                                                                                           -----------
    Total assets.........................................................................................   $   8,189
                                                                                                           -----------
                                                                                                           -----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other liabilities...................................................................   $     430
Current portion of long-term debt........................................................................          55
                                                                                                           -----------
    Total current liabilities............................................................................         485
Long-term debt:
Long-term debt...........................................................................................         656
Notes....................................................................................................      --
Credit Facility..........................................................................................      --
Other long-term liabilities:.............................................................................      --
Deferred tax liability...................................................................................      --
Other long-term liabilities..............................................................................      --
                                                                                                           -----------
    Total liabilities....................................................................................       1,141
                                                                                                           -----------
Preferred Stock subject to mandatory redemption..........................................................      --
                                                                                                           -----------
Stockholders' equity:
Class A Common Stock.....................................................................................      --
Class B Common Stock.....................................................................................      --
Class C Common Stock.....................................................................................      --
Additional paid in capital...............................................................................       7,871
Accumulated other comprehensive income...................................................................      --
Retained earnings (deficit)..............................................................................        (823)
                                                                                                           -----------
    Total stockholders' equity...........................................................................       7,048
                                                                                                           -----------
    Total liabilities and stockholders' equity...........................................................   $   8,189
                                                                                                           -----------
                                                                                                           -----------

                              AS OF MARCH 31, 1998

                             (DOLLARS IN THOUSANDS)

                                                                                     SUBTOTAL PAGE 57   SUBTOTAL PAGE 58
                                                                                     -----------------  -----------------
ASSETS
Current assets:
Cash and cash equivalents..........................................................      $     497          $     967
Accounts receivable................................................................          1,804              3,257
Prepaid expenses and other current assets..........................................             91                313
                                                                                           -------            -------
  Total current assets.............................................................          2,392              4,537

Property and equipment, net........................................................          4,005              7,175
Intangible assets, net.............................................................          5,961              9,906
Other assets.......................................................................             69              5,162
                                                                                           -------            -------
  Total assets.....................................................................      $  12,427          $  26,780
                                                                                           -------            -------
                                                                                           -------            -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other liabilities.............................................      $   6,699          $   1,495
Current portion of long-term debt..................................................          2,012              3,870
                                                                                           -------            -------
  Total current liabilities........................................................          8,711              5,365

Long-term debt:
Long-term debt.....................................................................          4,501             19,234
Notes..............................................................................         --                 --
Credit Facility....................................................................         --                 --

Other long-term liabilities:
Deferred tax liability.............................................................            177             --
Other long-term liabilities........................................................         --                 --
                                                                                           -------            -------
  Total liabilities................................................................         13,389             24,599

Preferred Stock subject to mandatory redemption....................................         --                    762
                                                                                           -------            -------

Stockholders' equity:
Class A Common stock...............................................................            628                908
Class B Common Stock...............................................................         --                 --
Class C Common Stock...............................................................         --                 --
Additional paid in capital.........................................................          1,497                666

Accumulated other comprehensive income.............................................         --                 --
Retained earnings (deficit)........................................................         (3,087)              (155)
                                                                                           -------            -------
  Total stockholders' equity.......................................................           (962)             1,419
                                                                                           -------            -------

  Total liabilities and stockholders' equity.......................................      $  12,427          $  26,780
                                                                                           -------            -------
                                                                                           -------            -------


                                                                                     SUBTOTAL PAGE 59   SUBTOTAL PAGE 60
                                                                                     -----------------  -----------------
ASSETS
Current assets:
Cash and cash equivalents..........................................................      $     958          $      61
Accounts receivable................................................................          1,555                434
Prepaid expenses and other current assets..........................................            868                 32
                                                                                           -------            -------
  Total current assets.............................................................          3,381                527
Property and equipment, net........................................................         10,439                923
Intangible assets, net.............................................................         24,197              6,711
Other assets.......................................................................            680                 28

                                                                                           -------            -------
  Total assets.....................................................................      $  38,697          $   8,189
                                                                                           -------            -------
                                                                                           -------            -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other liabilities.............................................      $   9,051          $     430
Current portion of long-term debt..................................................          3,498                 55
                                                                                           -------            -------
  Total current liabilities........................................................         12,549                485
Long-term debt:
Long-term debt.....................................................................         14,143                656
Notes..............................................................................         --                 --
Credit Facility....................................................................         --                 --
Other long-term liabilities:
Deferred tax liability.............................................................            340             --
Other long-term liabilities........................................................             95             --
                                                                                           -------            -------
  Total liabilities................................................................         27,127              1,141
Preferred Stock subject to mandatory redemption....................................         --                 --
                                                                                           -------            -------
Stockholders' equity:
Class A Common stock...............................................................            393             --
Class B Common Stock...............................................................         --                 --
Class C Common Stock...............................................................         --                 --
Additional paid in capital.........................................................          8,323              7,871
Accumulated other comprehensive income.............................................         --                 --
Retained earnings (deficit)........................................................          2,854               (823)
                                                                                           -------            -------
  Total stockholders' equity.......................................................         11,570              7,048
                                                                                           -------            -------
  Total liabilities and stockholders' equity.......................................      $  38,697          $   8,189
                                                                                           -------            -------
                                                                                           -------            -------

                                                                                                           PRO FORMA
                                                                                     OTHER ACQUISITIONS   ADJUSTMENTS    TOTAL

                                                                                     -------------------  -----------  ---------

ASSETS
Current assets:
Cash and cash equivalents..........................................................       $     383        $(196,401)(1) $(193,535)

Accounts receivable................................................................             770           (7,820)(2)    --

Prepaid expenses and other current assets..........................................               1           (1,290)(3)        15

                                                                                            -------       -----------  ---------

  Total current assets.............................................................           1,154         (205,511)   (193,520)

Property and equipment, net........................................................           5,240           (3,135)(3)    24,647

Intangible assets, net.............................................................           5,686          176,202(3)   228,663

Other assets.......................................................................             208             (951)(3)     5,196

                                                                                                             (10,974)(1)   (10,974)

                                                                                            -------       -----------  ---------

  Total assets.....................................................................       $  12,288        $ (44,369)  $  54,012

                                                                                            -------       -----------  ---------

                                                                                            -------       -----------  ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other liabilities.............................................       $     347        $ (18,022)(2) $  --

Current portion of long-term debt..................................................             360           (9,795)(2)    --

                                                                                            -------       -----------  ---------

  Total current liabilities........................................................             707          (27,817)     --

Long-term debt:
Long-term debt.....................................................................          10,912          (49,446)(2)    --

Notes..............................................................................          --               --          --

Credit Facility....................................................................          --               40,556(1)    40,556

Other long-term liabilities:
Deferred tax liability.............................................................          --               12,939(3)    13,456

Other long-term liabilities........................................................          --                  (95)(2)    --

                                                                                            -------       -----------  ---------

  Total liabilities................................................................          11,619          (23,863)     54,012

Preferred Stock subject to mandatory redemption....................................          --                 (762)     --

                                                                                            -------       -----------  ---------

Stockholders' equity:
Class A Common stock...............................................................              75           (2,004)(2)    --

Class B Common Stock...............................................................          --               --          --

Class C Common Stock...............................................................          --               --          --

Additional paid in capital.........................................................                          (18,357)(2)    --

Accumulated other comprehensive income.............................................          --               --          --

Retained earnings (deficit)........................................................             594              617(2)    --

                                                                                            -------       -----------  ---------

  Total stockholders' equity.......................................................             669          (19,774)     --

                                                                                            -------       -----------  ---------

  Total liabilities and stockholders' equity.......................................       $  12,288        $ (44,369)  $  54,012

                                                                                            -------       -----------  ---------

                                                                                            -------       -----------  ---------


     NOTES TO UNAUDITED PRO FORMA ADJUSTMENTS FOR THE PENDING ACQUISITIONS
                              AS OF MARCH 31, 1998



(1) To record the use of cash of $193,535, escrow funds of $10,974 and credit facility funds of $40,556 to acquire assets with a purchase price of $245,065. The Company did not acquire cash of $2,866 or other assets of $6,147.



(2) To record the elimination of assets not acquired, liabilities and debt not assumed and stockholders' equity.



(3) To record the allocation of the purchase price of $245,065 to prepaid expenses and other current assets, property and equipment, intangible assets and other assets acquired and the recording of the related deferred income taxes of $13,456.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following selected financial data are derived from the Consolidated Financial Statements of the Company. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.


                                                                            PERIOD FROM
                                                                            INCEPTION ON
                                                         THREE MONTHS     MAY 22, 1997(1)
                                                        ENDED MARCH 31,   TO DECEMBER 31,
                                                             1998               1997
                                                        ---------------  ------------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                    SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues..........................................   $      12,500      $      9,163
Station operating expenses excluding depreciation and
  amortization........................................          10,904             7,147
Depreciation and amortization.........................           2,748             1,671
Corporate general and administrative expenses.........             961             1,276
Non-cash stock compensation expense...................              --             1,689
Operating income (loss)...............................          (2,113)           (2,620)
Net interest expense..................................           1,374               837
Net income (loss) before extraordinary item...........          (3,493)           (3,578)
Extraordinary loss on early retirement of debt........           1,837                --
Net income (loss).....................................          (5,330)           (3,578)
Preferred stock dividends.............................             842               274
Net income (loss) attributable to common
  stockholders........................................          (6,172)           (3,852)
Basic and diluted earnings (loss) per share...........            N.M.              N.M.
Pro forma basic and diluted earnings (loss) per share,
  as adjusted for the Reorganization and the Stock
  Offerings...........................................           (0.33)            (0.21)

OTHER FINANCIAL DATA:
Broadcast Cash Flow(2)................................   $       1,596      $      2,016
EBITDA (before non-cash stock compensation expense)...             635               740
Net cash used in operating activities.................           4,589             1,887
Net cash used in investing activities.................          79,153            95,100
Net cash provided by financing activities.............         105,585            98,560
Deficiency of earnings to fixed charges and
  preferred stock dividend requirements(3)............           3,493             3,511


                                                        AS OF MARCH 31,   AS OF DECEMBER 31,
                                                             1998                1997
                                                       -----------------  ------------------
                                                          (DOLLARS IN        (DOLLARS IN
                                                          THOUSANDS)          THOUSANDS)
BALANCE SHEET DATA:
Total assets.........................................      $ 220,126          $  110,441
Long-term debt, including current portion............        120,264              42,801
Preferred stock subject to mandatory redemption......         30,518              13,426
Total stockholders' equity...........................         58,789              49,976

------------------------------

(1) The Company was incorporated on May 22, 1997. Between the date of incorporation of Media LLC, which was April 18, 1997, and May 22, 1997, Media LLC undertook certain activities on behalf of the Company pending its incorporation, including the incurrence of expenses and the funding of escrow deposits for acquisitions. Upon the incorporation of the Company, these activities and the related expenses were transferred to the Company.

(2) Broadcast Cash Flow consists of operating income (loss) before depreciation and amortization, non-cash stock compensation expense and corporate general and administrative expenses. EBITDA (before non-cash stock compensation expense) consists of operating income (loss) before depreciation and amortization and non-cash stock compensation expense. Although Broadcast Cash Flow and EBITDA (before non-cash stock compensation expense) are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating the Company because they are measures widely used in the broadcast industry to evaluate a radio company's operating performance. However, Broadcast Cash Flow and EBITDA (before non-cash stock compensation expense) should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of liquidity or profitability.

(3) For purposes of computing the ratio of earnings to fixed charges and preferred stock dividend requirements, earnings consists of earnings before income taxes and fixed charges and preferred stock dividend requirements. "Fixed charges and preferred stock dividend requirements" consists of interest on all indebtedness, amortization of debt expense and preferred stock dividends. As a result of the net loss attributable to common stockholders, earnings were insufficient to cover fixed charges and preferred stock dividend requirements by $3,493 and $3,511 for the three month period ended March 31, 1998 and for the period from inception on May 22, 1997 to December 31, 1997, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Prospectus. The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Business" and elsewhere in this Prospectus, including, without limitation, risks and uncertainties relating to leverage, the need for additional funds, consummation of the Pending Acquisitions, integration of the Pending Acquisitions, the ability of the Company to eliminate certain costs, the management of growth, the popularity of radio as a broadcasting and advertising medium and changing consumer tastes. Unless otherwise indicated, amounts set forth herein are expressed in thousands.

GENERAL

    The Company commenced operations in May 1997. During 1997, the Company purchased, or entered into LMAs with, a total of 38 stations in 8 U.S. markets and 5 stations plus additional translators and 1 station under construction in the Caribbean market (the "Historical Acquisitions"). The following discussion of the Company's results of operations includes the results of these acquisitions and LMAs. As the Company has had only one accounting period, no period to period comparison can be made.

    The Company currently owns and operates 67 stations in 15 markets and provides sales and marketing services under LMA agreements (pending FCC approval of acquisition) to 44 stations in 16 markets. Upon consummation of the Pending Acquisitions, the Company will be one of the five largest radio broadcasting companies based on number of stations, and among the fifteen largest based on net revenues, in the U.S. and will own and operate 176 radio stations (124 FM and 52 AM) clustered in 34 U.S. markets.

    The Company believes that the financial results for the historical period from inception at May 22, 1997 to December 31, 1997 are not indicative of the prospective financial performance of the Company due to the Completed Acquisitions and the pending completion of the Pending Acquisitions, as presented in the Unaudited Pro Forma Combined Financial Statements. Accordingly, the discussion of the Completed Acquisitions and Pending Acquisitions has been made on a pro forma basis in order to give a more representative view of the operations of the Company as if it owned the stations for the full year ended December 31, 1997.

    The unaudited pro forma information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have occurred if the Transactions had been consummated on the dates indicated, nor is it indicative of future operating results or financial positions if the aforementioned transactions are completed. The failure of the aforementioned transactions to be completed would significantly alter the unaudited pro forma information.

ADVERTISING AND BROADCAST CASH FLOW

    The primary source of the Company's revenues is the sale of advertising time on its radio stations. The Company's sales of advertising time are primarily affected by the demand for advertising time from local and national advertisers and the advertising rates charged by its radio stations. Advertising demand and rates are based in large part on a station's ability to attract audiences in the demographic groups targeted by its advertisers, as measured principally by Arbitron on a periodic basis, generally once, twice, or four times per year. Because audience ratings in local markets are crucial to a station's financial success, the Company endeavors to develop strong listener loyalty. The Company believes that the diversification of formats on its stations helps to insulate it from the effects of changes in the musical tastes of the public with respect to any particular format.

    The number of advertisements that can be broadcast without jeopardizing listening levels (and the resulting ratings) is limited in part by the format of a particular station. The Company's stations strive to maximize revenue by constantly managing the number of commercials available for sale and adjusting prices based upon local market conditions. In the broadcasting industry, radio stations sometimes utilize trade (or barter) agreements which exchange advertising time for goods or services (such as travel or lodging), instead of for cash. The Company's use of trade agreements was immaterial during 1997. The Company will seek to continue to minimize its use of trade agreements.

    The Company's advertising contracts are generally short-term. The Company generates most of its revenue from local advertising, which is sold primarily by a station's sales staff. In fiscal 1997, approximately 89% of the Company's revenues were from local advertising. To generate national advertising sales, the Company engages national representative companies.

    The Company's revenues vary throughout the year. As is typical in the radio broadcasting industry, the Company expects its first calendar quarter will produce the lowest revenues for the year, and the fourth calendar quarter will generally produce the highest revenues for the year, with the exception of certain stations such as those of the Company in Salisbury-Ocean City, Maryland, where the stations generally earn higher revenues in the second and third quarters of the year because of the higher seasonal population in those communities. The Company's operating results in any period may be affected by the incurrence of advertising and promotion expenses that typically do not have an effect on revenue generation until future periods, if at all.

    The Company's most significant station operating expenses are employee salaries and commissions, programming expenses, advertising and promotional expenditures, technical expenses, and general and administrative expenses. The Company strives to control these expenses by working closely with local station management.

    The performance of a radio station group, such as the Company's, is customarily measured by its ability to generate Broadcast Cash Flow. Broadcast Cash Flow consists of operating income (loss) before depreciation and amortization, non-cash stock compensation expense and corporate general and administrative expenses. EBITDA (before non-cash stock compensation expense) consists of operating income (loss) before depreciation and amortization and non-cash stock compensation expense. EBITDA (before non-cash stock compensation expense), as defined by the Company, may not be comparable to similarly titled measures used by other companies. Although Broadcast Cash Flow and EBITDA (before non-cash stock compensation expense) are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating the Company because they are measures widely used in the broadcast industry to evaluate a radio company's operating performance. However, Broadcast Cash Flow and EBITDA (before non-cash stock compensation expense) should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of liquidity or profitability.

RESULTS OF OPERATIONS

    HISTORICAL--MARCH 31, 1998. Net revenue for the three months ending March 31, 1998 was $12,500. Station operating expenses excluding depreciation and amortization for this three month period were $10,904 and depreciation and amortization for this period were $2,748. Corporate general and administrative expenses were $961 and the Company had a net operating loss of $2,113 for this period. Interest expense net of interest income and other expense were $1,374 and $6 respectively, resulting in a net loss before extraordinary item of $3,493. On March 2, 1998, the Company recorded an extraordinary loss of $1,837 related to the write-off of previously capitalized debt issuance costs of its old credit facility. Net loss attributable to common stockholders (including an extraordinary loss of $1,837) was $6,172. Broadcast Cash Flow and EBITDA (before non-cash stock compensation expense) for the three month period ending March 31, 1998 were $1,596 and $635, respectively.

    HISTORICAL--PERIOD FROM INCEPTION TO DECEMBER 31, 1997. Net revenue for the period from inception at May 22, 1997 through December 31, 1997 was $9,163. Station operating expenses excluding depreciation and amortization for this same period were $7,147 and depreciation and amortization for the period was $1,671. Corporate general and administrative expenses were $1,276 and the operating loss was $2,620 for the period. Interest expense net of interest income, other expense, and income tax expense were $837, $54 and $67, respectively, resulting in a net loss of $3,578 for the period. Net loss attributable to common stockholders was $3,852. Broadcast Cash Flow and EBITDA (before non-cash stock compensation expense) for the period from inception through December 31, 1997 were $2,016 and $740, respectively.

    PRO FORMA--THREE MONTHS ENDED MARCH 31, 1998. On a pro forma basis, after giving effect to the Transactions (other than acquisitions completed prior to January 1, 1998), net revenue for the three months ending March 31, 1998 would have been $27,012. Pro forma station operating expenses excluding depreciation and amortization for this three month period would have been $23,930 and depreciation and amortization for this period would have been $5,679. Pro forma corporate general and administrative expenses would have been $969 and the Company would have had net operating loss of $3,566 for this period. Pro forma interest expense net of interest income and other expense (income) would have been $4,644 and $(60), respectively, resulting in a net loss before extraordinary item of $8,130. Pro forma net loss attributable to common stockholders would have been $11,856. Basic and diluted loss per share before extraordinary item for the three month period through March 31, 1998 would have been $0.63. Pro forma Broadcast Cash Flow and pro forma EBITDA (before non-cash stock compensation expense) for the three month period ending March 31, 1998 would have been $3,082 and $2,113, respectively. On March 2, 1998, the Company recorded an extraordinary loss on early extinguishment of debt of $1,837.

    PRO FORMA--YEAR ENDED DECEMBER 31, 1997. On a pro forma basis, after giving effect to the Transactions (see "--Certain Effects of the Acquisitions"), net revenue would have been $111,776 for the full year from January 1, 1997 through December 31, 1997. Pro forma station operating expenses excluding depreciation and amortization for the year would have been $87,909 and pro forma depreciation and amortization for the year would have been $22,845. Pro forma corporate general and administrative expenses would have been $4,760 and pro forma operating loss would have been $5,705 for the year. Pro forma interest expense, pro forma other expense, and pro forma income tax expense would have been $18,234, $104 and $195, respectively, resulting in a net loss of $24,238 for the period. Pro forma net loss attributable to common stockholders would have been $39,821 and pro forma basic and diluted loss per share for the year would have been $2.12. Pro forma Broadcast Cash Flow and pro forma EBITDA (before non-cash stock compensation expense) for the year would have been $23,867 and $19,107, respectively.

CERTAIN EFFECTS OF THE ACQUISITIONS

    CERTAIN COST ELIMINATIONS. The Company expects that operating a cluster of stations in each of its principal markets will allow the elimination of certain expenses, by eliminating duplicative functions, facilities, contracts, corporate office expenses and professional fees and certain non-recurring expenses. The Company expects that such eliminations will be partially offset by increased corporate overhead charges to be incurred as a result of the increased size of the Company.

    The pro forma financial results exclude the effects of estimated cost savings resulting from the Completed and Pending Acquisitions. For the twelve months ended December 31, 1997, pro forma broadcast cash flow and pro forma EBITDA (before non-cash stock compensation expense) were $23,867 and $19,107, respectively. In addition, the Company expects to realize approximately $7,430 of cost savings resulting from the elimination of redundant station operating expenses arising from the Completed and Pending Acquisitions, including elimination of certain management and staff positions, the consolidation of station facilities and equipment, the elimination of previous owner compensation benefits and new rates associated with revised vendor contracts. Also, the Company expects to realize approximately $2,029 of cost savings from the elimination of certain corporate overhead functions, net of increased costs associated with the implementation of the Company's corporate management structure. Corporate cost savings reflect the expected level of annual corporate expenditures arising from the Completed and Pending Acquisitions. There can be no assurances that any operating or corporate cost savings will be achieved.

    CERTAIN CHARGES. The Company expects that the Pending Acquisitions will be accounted for using the purchase method of accounting and that the intangible assets created in the purchase transactions will be amortized against future earnings of the combined companies, that such amounts will be substantial and that they will continue to affect the Company's operating results in the future. These expenses, however, do not result in increased cash outflows by the Company and do not affect the Company's Broadcast Cash Flow.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's principal need for funds has been to fund the acquisition of radio stations, and to a lesser extent, interest and debt service payments and capital expenditures. The Company's principal sources of funds for these requirements have been equity financings and borrowings under credit agreements. Following consummation of the Pending Acquisitions, the Company's principal need for funds will be to fund future acquisitions, interest and debt service payments, working capital needs, and capital expenditures. The Company anticipates that its principal sources of funds will be proceeds from the Offerings, borrowings under the Credit Facility, and cash flows from operations.

    STATEMENT OF CASH FLOWS. Net cash used in operating activities was $4,589 for the three month period from January 1, 1998 through March 31, 1998. Net cash used in investing activities was $79,153, and was related primarily to the Completed Acquisitions. Net cash provided by financing activities was $105,585 for the same period. Net cash used in operating activities was $1,887 for the period from inception at May 22, 1997 through December 31, 1997. Net cash used in investing activities was $95,100, and related primarily to the Historical Acquisitions. Net cash provided by financing activities was $98,560 for the same period.


    HISTORICAL ACQUISITIONS. During the period from inception at May 22, 1997 through December 31, 1997, the Company consummated the Historical Acquisitions for an aggregate purchase price of $91.3 million. Additional acquisitions have been subsequently completed in 1998 for an aggregate purchase price of $101.7 million. The sources of funds for these acquisitions were primarily the proceeds of the Company's credit facilities and certain equity financings (see "--Sources of Liquidity").


    PENDING ACQUISITIONS. The aggregate purchase price of the Pending Acquisitions is expected to be approximately $245.1 million, consisting almost entirely of cash. The Company intends to finance the Pending Acquisitions with the proceeds of the Credit Facility and the Offerings. See "Use of Proceeds." The Pending Acquisitions will be accounted for using the purchase method of accounting, and the intangible assets created in the purchase transactions will generally be amortized against future earnings over a twenty-five year period. The amount of such amortization will be substantial and will continue to affect the Company's operating results in the future. These expenses, however, do not result in outflows of cash by the Company and do not affect Broadcast Cash Flow (as defined under "Certain Definitions and Market and Industry Data") or EBITDA (before non-cash stock compensation expense) (as defined under "Certain Definitions and Market and Industry Data").

    The Company expects to consummate most of the Pending Acquisitions during the third and fourth quarters of 1998, although there can be no assurance that the transactions will be consummated within that time frame. In two of the markets in which there are Pending Acquisitions (Dubuque, IA and Grand Junction, CO), petitions or informal objections have been filed against the Company's FCC assignment applications, and certain FCC staff questions have been raised with respect to Pending Acquisitions in several other markets. All such petitions, objections and FCC staff inquiries must be resolved before FCC approval can be obtained and the acquisitions consummated. There can be no assurance that the Pending Acquisitions will be consummated. The Company believes that the proceeds of the Offerings will be sufficient to finance the consummation of the Pending Acquisitions.

    SOURCES OF LIQUIDITY. The Company financed the Completed Acquisitions primarily through equity financings and borrowings under a $57.0 million credit agreement dated as of July 7, 1997 (the "Old Credit Facility"), among the Company, NationsBanc of Texas, N.A. as Administrative Lender and the Lenders (as defined therein). The Old Credit Facility included a $32.0 million senior secured reducing revolver facility and a $25.0 million uncommitted senior secured acquisition facility. The Old Credit Facility allowed the Company to draw on its credit line by means of the issuance of letters of credit as well as cash drawdowns.

During 1997, the limit on the committed portion of the Old Credit Facility was raised from $32.0 million to $70.0 million. At December 31, 1997, the Company had borrowed $42.5 million in cash draws under the senior secured reducing revolver and $5.5 million in outstanding letters of credit. In January 1998, the credit limit under the senior secured reducing revolver was increased to $75.0 million. In March 1998, the Company had borrowed a total of $63.5 million exclusive of the $10.5 million in outstanding letters of credit on the Old Credit Facility. The Company received from Media LLC equity contributions totaling $52.7 million for its common stock in 1997. These equity contributions consisted of (i) $45.2 million in cash, (ii) stock of CCC valued at $7.2 million, and (iii) other non-cash contributions of $0.3 million. The Company also received cash contributions totalling $15.0 million from Media LLC on January 22, 1998. On November 11, 1997, the Company entered into a Securities Purchase Agreement with NML pursuant to which NML agreed to purchase 3,250 shares of the NML Preferred Stock and 3,162 common shares of Media LLC for an aggregate consideration of $32.5 million. Of this amount, $16.2 million was received on November 17, 1997 and $16.3 million was received on February 5, 1998.



    In March 1998, the Company entered into a $190.0 million senior credit facility (the "Credit Facility") with Lehman Brothers Inc., as Arranger and Lehman Commercial Paper Inc., as Lender, Syndication Agent and Administrative Agent pursuant to which the Company has available a revolving line of credit of $110.0 million until March 2, 2006, and an eight-year term loan facility of $80.0 million. The proceeds of the borrowings under the Credit Facility have been used to finance acquisitions and to repay the Company's outstanding indebtedness under the Old Credit Facility, except for outstanding letters of credit in an aggregate amount equal to approximately $10.5 million. Except for certain provisions regarding the payment of such letters of credit, the Old Credit Facility has been terminated. In the first quarter of 1998, the Company recorded an extraordinary loss related to the early extinguishment of the Old Credit Facility of $1.8 million. The Company's obligations under the Credit Facility are secured by substantially all of its assets in which a security interest may lawfully be granted (including, to the extent permitted by applicable law and the rules of the FCC, any FCC licenses held by the Company's subsidiaries), including, without limitation, intellectual property, real property, and all of the capital stock of the Company's direct and indirect domestic subsidiaries and 65% of the capital stock of any foreign subsidiaries and are guaranteed by each of the domestic subsidiaries of the Company. As of June 1, 1998, approximately $137.0 million was outstanding under the Credit Facility. See "Use of Proceeds" and "Description of Credit Facility and Notes."


    Both revolving credit and term loan borrowings under the Credit Facility bear interest, at the Company's option, at a rate equal to the Base Rate (as defined under the terms of the Credit Facility, 8.5% as of May 31, 1998) plus a margin ranging between 0.50% to 1.75%, or the Eurodollar Rate (as defined under the terms of the Credit Facility, 5.7% as of May 31, 1998) plus a margin ranging between 1.50% to 2.75% (in each case dependent upon the leverage ratio of the Company). The revolving credit and term loan borrowings are repayable in equal quarterly installments beginning in 2000. The scheduled annual amortization of the term loans is $10.0 million in each of the years 2000 through 2002, $15.0 million in each of the years 2003 through 2005, and $15.0 million in each of the years 2003 through 2005, and $5.0 million at maturity. The scheduled annual reduction in availability under the revolving credit loans is $10.0 million in each of the years 2000 and 2001, $15.0 million in 2002, $20.0 million in year 2003, $25.0 million in each of the years 2004 and 2005, and $5.0 million at maturity in 2006.

    Effective as of May 1, 1998, the Company entered into an amendment to the Credit Facility pursuant to which certain financial covenants and certain other provisions therein were modified to take into account the proposed Offerings and the Pending Acquisitions. The material terms of such covenants, as amended, are described in "Description of Credit Facility and Notes--The Credit Facility--Covenants." The Company believes that the Offerings and the amended Credit Facility will be sufficient to fund the Pending Acquisitions and on-going operations.


    The Credit Facility was further amended on June 24, 1998 to take into account the Subsidiary Guarantees (as defined in "Description of Credit Facility and Notes--The Notes--Subsidiary Guarantees") and to reduce the revolving line of credit to $100.0 million and the term loan facility to $50.0 million.

    Pursuant to the Debt Offering, the Company will issue $150.0 million in
aggregate principal amount of    % Senior Subordinated Notes which have a
maturity date of       , 2008. The Notes will be general unsecured obligations
of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company (including obligations under the Credit Facility). Interest on the Notes will be payable semi-annually in arrears. See "Description of Credit Facility and Notes."

    Pursuant to the Preferred Stock Offering, the Company is offering
approximately $125.0 million of     % Series A Cumulative Exchangeable
Redeemable Preferred Stock Due 2009, approximately $34.2 million of which are being offered directly by the Company, and not through the Underwriters, to NML, the sole owner of the NML Preferred Stock. The holders of the Series A Preferred Stock are entitled to receive cumulative dividends at an annual rate equal to
    % of the liquidation preference per share of Series A Preferred Stock,
payable quarterly, in arrears. On or before          , 2003, the Company may, at
its option, pay dividends in cash or in additional fully-paid and non-assessable
shares of Series A Preferred Stock. After          , 2003, dividends may only be
paid in cash. The shares of Series A Preferred Stock are subject to mandatory
redemption in          , 2009 at a price equal to 100% of the liquidation
preference thereof plus any and all accrued and unpaid cumulative dividends thereon. The Series A Preferred Stock may be redeemed by the Company prior to such date under certain circumstances. See "Description of Capital Stock--Series A Preferred Stock and Exchangeable Debentures."

    The degree to which the Company is leveraged following the Offerings will have material consequences to the Company. The Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes will be subject to the covenants contained in the Indenture, the Credit Facility, the Certificate of Designation and the Exchange Debenture Indenture. A substantial portion of the Company's cash flow from operations will be required to be used to pay principal and interest on its debt and will not be available for other purposes. The Company is subject to certain restrictive financial and operating covenants, including but not limited to maximum leverage covenants, minimum interest and fixed charge coverage covenants, limitations on asset dispositions and the payment of dividends. The failure by the Company to comply with those covenants would result in an event of default under the applicable instruments, which in turn would permit acceleration of debt under those instruments. Because of these restrictions, the Company is more vulnerable to economic downturns and is more limited in its ability to withstand competitive pressures and to react to changes in broadcast industry or general economic conditions.

    The Company's ability to make scheduled payments of principal on, to pay interest on, or to refinance its debt depends on its future financial performance, which to a certain extent is subject to general economic, financial, competitive, legislative, regulatory and business factors, certain of which are beyond its control, as well as the success of the businesses acquired and to be acquired and the integration of those businesses into the Company. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated improvements in operating results will be achieved or that future working capital borrowings will be available in an amount sufficient to enable the Company to service its debt, or to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of the Notes prior to their maturity, or to redeem the Company's outstanding Series A Preferred Stock under certain conditions. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of radio stations or otherwise for any such refinancing or redemption.

    In addition, the Company may require additional financing for future acquisitions beyond the Pending Acquisitions, if any, and there can be no assurance that it would be able to obtain such financing or if available, such financing would be on terms considered favorable by management. Management evaluates potential acquisition opportunities on an on-going basis and has had, and continues to have, preliminary discussions concerning the purchase of additional stations. The Company expects that any additional acquisitions of radio stations will be financed through funds generated from operations, cash on hand, funds which may be available under the Credit Facility and additional debt and equity financing. The availability of additional acquisition financing cannot be assured, and, depending on the terms of the proposed acquisitions financing, could be restricted by the Credit Facility and/or the debt incurrence tests under the Indenture, the Certificate of Designation and the Exchange Debenture Indenture. Each of the Indenture, the Exchange Debenture Indenture, and the Certificate of Designation provides that the Company is not to, and is not to permit any of its Restricted Subsidiaries (as defined in each of the Indenture, the Exchange Debenture Indenture, and the Certificate of Designation) to incur any Indebtedness (other than Permitted Indebtedness (as defined in each of the Indenture, the Exchange Debenture Indenture, and the Certificate of Designation)); however, the Company can incur Indebtedness if its leverage ratio is less than 7.0 to 1.0. In addition, the Credit Facility contains operating and financial covenants, including, without limitation, requirements to maintain minimum ratios of cash flow to interest expense and cash flow to debt service and maximum ratios of total debt to cash flow and senior debt to cash flow. Although the Company is currently in compliance with such covenants, the Company's ability to borrow under the Credit Facility or obtain additional financing would be restricted if, after giving effect to such additional borrowings or financings, the Company would not be able to meet such covenants. See "Description of Credit Facility and Notes -- The Credit Facility -- Covenants." The Company expects that it may consider disposing of certain stations in its markets, although the Company has no current plans or arrangements to dispose of any of its stations. See "Risk Factors."

    Based upon the Company's current level of operations and anticipated improvements, management believes that cash flow from operations, together with the net proceeds of the Offerings and available borrowings under the Credit Facility, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments on its debt service through and including December 31, 1999.

SEASONALITY

    The Company expects that its operations and revenues will be largely seasonal in nature, with generally lower revenue generated in the first quarter of the year and generally higher revenue generated in the fourth quarter of the year, with the exception of certain stations such as those of the Company in Salisbury-Ocean City, Maryland, where the stations generally earn higher revenues in the second and third quarters of the year because of the higher seasonal population in those communities. The seasonality of the Company's business causes and will likely continue to cause a significant variation in the Company's quarterly operating results. Such variations could have a material adverse effect on the timing of the Company's cash flows and therefore on its ability to service its obligations with respect to its indebtedness, including the Indenture, the Exchange Debenture Indenture and the Credit Facility.

YEAR 2000 RISK

    The Company has implemented a Year 2000 program to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company believes that it has allocated adequate resources for this purpose and expects its Year 2000 date conversion program to be successfully completed on a timely basis. There can, however, be no assurance that this will be the case. The Company does not expect to incur significant expenditures to address this issue. The ability of third parties with whom the Company transacts business to adequately address their Year 2000 issues is outside of the Company's control. There can be no assurance that the failure of the Company or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

NEW ACCOUNTING PRONOUNCEMENT

    In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 98-5, "Accounting for the Costs of Start-up Activities." SOP 98-5, effective for 1999, requires organization costs to be expensed as incurred. Management believes that adoption of SOP 98-5 in the first quarter of 1999 will result in a non-cash charge of approximately $200.

                                    BUSINESS

    The Company is a radio broadcasting company focused on the acquisition, operation and development of radio stations in mid-size and smaller radio markets in the U.S. The Company currently owns and operates 67 stations in 15 markets and provides sales and marketing services under LMA agreements (pending FCC approval of acquisition) to 44 stations in 16 markets. Upon consummation of the Pending Acquisitions, the Company will be one of the five largest radio broadcasting companies based on number of stations, and among the fifteen largest based on net revenues, in the U.S. and will own and operate 176 radio stations (124 FM and 52 AM) clustered in 34 U.S. markets. The Company has assembled market-leading clusters with stations comprising the first or second ranked radio group, in terms of revenue share and/or audience share, in all of its U.S. markets. On a pro forma basis after giving effect to the Transactions, the Company would have generated net revenues of approximately $111.8 million and $27.0 million and Broadcast Cash Flow (as defined under "Certain Definitions and Market and Industry Data") of approximately $23.9 million and $3.1 million for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively.

    Cumulus operates and develops clusters of stations in demographically attractive and fast growing mid-size and smaller markets. Relative to the 100 largest markets in the U.S., the Company believes that the mid-size and smaller markets (MSA 100-267) represent attractive operating environments and generally are characterized by: (i) a greater reliance on radio advertising as evidenced by the greater percentage of total media revenues captured by radio than the national average; (ii) rising advertising revenues as the larger national and regional retailers expand into these markets; (iii) small independent operators, many of whom lack the capital to produce high quality locally-originated programming and/or to employ more sophisticated research, marketing, management and sales techniques; and (iv) lower overall susceptibility to economic downturns.

    The Company believes that the attractive operating characteristics of mid-size and smaller markets coupled with the relaxation of FCC ownership limits create significant opportunities to form clusters within markets and regions that will enable the Company to achieve revenue growth, product improvement and cost efficiencies. As a result, management believes that the Company can grow revenues at rates equal to or better than larger market growth rates and generate Broadcast Cash Flow margins that are comparable to the higher margins that previously were generally achievable only in the top 100 markets. The Company believes that mid-size and smaller radio markets provide an excellent opportunity to acquire attractive properties at favorable purchase prices due to the size and fragmented nature of ownership in these markets and to the historically greater attention given to the larger markets by radio station acquirors. According to BIA, there are approximately 1,600 FM and 1,000 AM stations in the 168 U.S. radio markets ranked MSA 100-267. These 2,600 stations are owned by approximately 1,100 different operators. In addition, there are nearly 4,700 stations in unranked markets owned by approximately 2,700 operators.

    The Company's principal strategy is to establish its position as a leader in its markets and regions and to expand into additional mid-size and smaller markets and regions where it believes a leadership position can be achieved by assembling clusters. Cumulus seeks to enhance the quality of radio for listeners and the utility of the radio medium for advertisers in order to maximize the advertising revenues and Broadcast Cash Flow of its radio stations. To that end, Cumulus utilizes extensive research to properly position the formats of stations in a given market and also significantly increases the amount of locally-originated programming. Upon consummation of the Pending Acquisitions, the Company's portfolio of stations will be diversified in terms of format, target audience, geographic location and stage of development. Because of the size and diversity of its portfolio and its individual radio station groups or "clusters," the Company believes it is not reliant upon the performance of any single station or any specific format.

MANAGEMENT TEAM

    Members of the Company's senior management team have an aggregate of over 75 years of experience in the media and radio broadcasting industry. To date, management has successfully negotiated 61 separate acquisition transactions on behalf of the Company. The Company's Executive Chairman and Treasurer, Richard
W. Weening, has over 20 years of operating experience in media and information companies including significant experience in corporate finance and mergers and acquisitions. Lewis W. Dickey, Jr., Executive Vice Chairman, has over 15 years of experience in the radio and television broadcasting industry and is a successful owner-operator of radio stations in larger and mid-size markets. Mr. Dickey is also a nationally regarded business strategy and marketing consultant to the radio and television broadcasting industry. William M. Bungeroth, the Company's President, has over 20 years of experience in the radio and television broadcasting industry and has developed an expertise in enhancing revenue at stations under his management. Mr. Bungeroth is President and CEO of Cumulus Broadcasting Inc. and manages the broadcasting business along with the General Managers of each market, the Director of Programming and the regional Directors of Sales. The Company's Vice President and Chief Financial Officer, Richard J. Bonick, Jr., has 20 years of experience in the radio broadcasting industry. Mr. Bonick manages the financial reporting and control systems as well as the operational aspects of the Company's broadcasting business.

STATION PORTFOLIO

    The Company has four regions in the U.S. as its primary focus: the Midwest, Southeast, Southwest and Northeast. The following chart sets forth certain information as of June 16, 1998 with respect to the Company's stations in these regions, before and after giving effect to the Pending Acquisitions:

                                                                            PENDING ACQUISITIONS (1)
                                             NUMBER           -----------------------------------------------------
                                          OF STATIONS            NUMBER OF        NUMBER OF                             TOTAL
                                           CURRENTLY             STATIONS        STATIONS TO         NUMBER OF        PRO FORMA
                                             OWNED               CURRENTLY        BE PLACED       STATIONS TO BE      STATIONS
                          MARKET    ------------------------       UNDER            UNDER            ACQUIRED        -----------
MARKET(2)                  RANK         FM           AM           LMA (2)            LMA            WITHOUT LMA          FM
-----------------------  ---------  -----------  -----------  ---------------  ---------------  -------------------  -----------
MIDWEST REGION
Ann Arbor, MI..........     146              2            2         --               --                 --                    2
Appleton-Oshkosh/
  Green Bay, WI........   138/182            3            2              2           --                 --                    5
Dubuque, IA............     217              1       --             --               --                      4                4
Marion Carbondale, IL..     209         --           --                  6           --                 --                    4
Bismarck, ND...........     259         --           --             --               --                      4                3
Kalamazoo, MI..........     172         --           --             --               --                      3                2
Faribault-Owatonna-
  Waseca, MN...........     --          --           --             --               --                      8                4
Mankato, MN............     --          --           --             --               --                      3                2
Mason City, IA.........     --          --           --             --               --                      7                5
Monroe, MI.............     --          --           --                  1           --                 --                    1
New Ulm-Springfield-
  Marshall, MN.........     --          --           --             --               --                      3                2
Rochester, MN..........     --          --           --             --               --                      4                2
Toledo, OH.............     76               4            2         --               --                 --                    4

SOUTHEAST REGION
Albany, GA.............     205         --           --                  6           --                 --                    4
Augusta, GA(6).........     109              4            2              2           --                      1                6(2)
Chattanooga, TN........     102         --           --                  1                3             --                    3
Columbus, GA...........     166              3            2         --               --                 --                    3
Florence, SC...........     198              2            2              5                1             --                    7
Montgomery, AL.........     143         --           --                  4           --                 --                    2
Myrtle Beach, SC.......     175              3            1              2           --                 --                    5


                                          ADULTS 12+         REVENUE
MARKET(2)                     AM           SHARE(%)         RANK (4)
-----------------------  -------------  ---------------  ---------------
MIDWEST REGION
Ann Arbor, MI..........            2             8.7                1
Appleton-Oshkosh/
  Green Bay, WI........            2            20.2(5)             2
Dubuque, IA............            1            34.8                1
Marion Carbondale, IL..            2            32.4                2
Bismarck, ND...........            1            37.7                1
Kalamazoo, MI..........            1            22.3                1
Faribault-Owatonna-
  Waseca, MN...........            4          --                    1
Mankato, MN............            1          --                    1
Mason City, IA.........            2          --                    1
Monroe, MI.............            0          --                    1
New Ulm-Springfield-
  Marshall, MN.........            1          --                    1
Rochester, MN..........            2          --                    2
Toledo, OH.............            2            31.2                2
SOUTHEAST REGION
Albany, GA.............            2            23.2                2
Augusta, GA(6).........            3            29.3                1
Chattanooga, TN........            1            22.3                1
Columbus, GA...........            2            32.5                1
Florence, SC...........            3            42.2                1
Montgomery, AL.........            2            34.4                1
Myrtle Beach, SC.......            1            20.3                1

                                                                            PENDING ACQUISITIONS (1)
                                             NUMBER           -----------------------------------------------------
                                          OF STATIONS            NUMBER OF        NUMBER OF                             TOTAL
                                           CURRENTLY             STATIONS        STATIONS TO         NUMBER OF        PRO FORMA
                                             OWNED               CURRENTLY        BE PLACED       STATIONS TO BE      STATIONS
                          MARKET    ------------------------       UNDER            UNDER            ACQUIRED        -----------
MARKET(2)                  RANK         FM           AM           LMA (2)            LMA            WITHOUT LMA          FM
-----------------------  ---------  -----------  -----------  ---------------  ---------------  -------------------  -----------
Salisbury-Ocean City,
  MD...................     153              4            2              2           --                 --                    6
Savannah, GA...........     154         --           --                  5           --                      2                5
Tallahassee, FL........     165              3            1              1           --                 --                    4
Wilmington, NC.........     178              4            1         --               --                 --                    4

SOUTHWEST REGION
Abilene, TX............     224              3       --                  1           --                 --                    4
Amarillo, TX...........     188              4            2         --               --                 --                    4
Beaumont-Port Arthur,
  TX...................     128              3            2         --               --                 --                    3
Grand Junction, CO.....     247         --           --             --               --                      6                4
Lake Charles, LA.......     203         --           --             --               --                      4                3
Odessa-Midland, TX.....     174         --           --                  5           --                 --                    4
Topeka, KS.............     180         --           --             --                                       4                2
Wichita Falls, TX......     236              3           --              1           --                 --                    4

NORTHEAST REGION
Augusta-Waterville,
  ME...................     245         --           --             --               --                      6                5
Bangor, ME.............     263         --           --             --               --                      2                2
                                            --           --             --               --                 --
                                                                                                                            ---

TOTAL 34 U.S.
  MARKETS..............                     46           21             44                4                 61              124


                                          ADULTS 12+         REVENUE
MARKET(2)                     AM           SHARE(%)         RANK (4)
-----------------------  -------------  ---------------  ---------------
Salisbury-Ocean City,
  MD...................            2            31.2                1
Savannah, GA...........            2            36.0                2
Tallahassee, FL........            1            32.8                1
Wilmington, NC.........            1            17.3                2
SOUTHWEST REGION
Abilene, TX............            0            26.7                2
Amarillo, TX...........            2            30.6                2
Beaumont-Port Arthur,
  TX...................            2            29.4                2
Grand Junction, CO.....            2            42.7                1
Lake Charles, LA.......            1            49.7                1
Odessa-Midland, TX.....            1            39.7                1
Topeka, KS.............            2            24.1                2
Wichita Falls, TX......            0            28.6                2
NORTHEAST REGION
Augusta-Waterville,
  ME...................            1            25.6                1
Bangor, ME.............            0            30.4                1
                                  --

TOTAL 34 U.S.
  MARKETS..............           52

------------------------------

(1) The Company expects to consummate most of the Pending Acquisitions during the third and fourth quarters of 1998, although there can be no assurance that the transactions will be consummated within that time frame. In two of the markets in which there are Pending Acquisitions (Dubuque, IA and Grand Junction, CO), petitions or informal objections have been filed against the Company's FCC assignment applications. In addition, FCC staff inquiries and DOJ reviews have raised questions concerning whether the Company will be permitted to acquire its full complement of proposed stations in two markets, based on local market concentration concerns. There can be no assurance that applications for other Pending Acquisitions will not be subjected to similar challenges, FCC staff inquiries or DOJ investigations. The FCC staff has also requested additional information regarding attributable media interests of one of the Company's non-attributable investors to determine compliance with the FCC's cross-interest policy in one market. All such petitions, objections and FCC staff inquiries must be resolved before FCC approval can be obtained and the acquisitions consummated.

(2) The listed markets correspond to station clusters of the Company, but may vary from the "markets" defined for purposes of the FCC's multiple-ownership rules, which are defined by reference to the signal coverages of the stations involved. Thus, in some instances (E.G., Augusta, GA, Florence, SC, and Salisbury-Ocean City, MD), the number of stations following the Pending Acquisitions as listed in the above table exceeds the number of radio stations specified in the FCC's rules that one person or entity may own, operate or control within a single market, but is still consistent with these rules.

(3) Includes radio stations to which the Company currently provides programming and on which the Company sells advertising pursuant to an LMA.

(4) Market revenue rankings for Faribault-Owatonna-Waseca, MN, Mankato, MN, Mason City, IA, Rochester, MN and New Ulm-Springfield-Marshall, MN are based on Company estimates.

(5) Indicates Adult 12+ share of Appleton-Oshkosh market.

(6) The FCC staff recently dismissed the assignment application for one of the six FM stations in Augusta, GA based on the unacceptability of the Company's supplemental engineering analysis in demonstrating compliance with the FCC's multiple-ownership rules. The Company will not be permitted to acquire more than five FM and three AM stations in this market unless it succeeds in obtaining FCC approval to modify the facilities of one or more of its currently owned stations or successfully appeals the FCC staff dismissal of its assignment application for the sixth FM station.

    The Company also owns and operates five radio stations and one leased frequency in various locations throughout the English-speaking Eastern Caribbean, including among other places, Trinidad, St. Kitts and St. Lucia.

ACQUISITION STRATEGY

    Cumulus has focused its acquisition strategy on acquiring radio broadcasting stations in demographically attractive and fast growing mid-size to smaller markets that it believes offer substantial growth opportunities for the Company. In executing this strategy, the Company adheres to certain key acquisition criteria. Primary among these criteria are targeting markets with: (i) growing economies that are not dependent upon any single industry or employer; (ii) a regional fit with the Company's overall portfolio concentration in the Midwest, Southeast, Southwest and Northeast regions of the U.S.; (iii) close proximity to larger markets that may lead to increased economic expansion into the Company's markets; (iv) previously unconsolidated markets with fragmented individual ownership of stations; (v) the opportunity to assemble a cluster of stations diversified in format to provide a range of target demographic options for advertisers; and (vi) the opportunity to increase sales performance through greater coverage of potential advertisers with more sales people per station.

    In targeting specific stations, the Company seeks stations with a position of leadership in their market in terms of ratings and format, with the opportunity to significantly increase revenues and Broadcast Cash Flow (as defined under "Certain Definitions and Market and Industry Data"). Additionally, Cumulus seeks high quality technical and operating facilities, capable local management and an FCC license which enables coverage of the entire market.

    The Company believes that its acquisition strategy will have a number of benefits, including: (i) growth and diversification of revenue and Broadcast Cash Flow across a greater number of stations and markets; (ii) improved Broadcast Cash Flow margins through the consolidation of facilities and the elimination of redundant expenses; (iii) enhanced utilization of certain corporate overhead functions including its senior management team; (iv) improved leverage in various key vendor negotiations; (v) greater ability to recruit top industry management talent; and (vi) increased overall scale, which should facilitate the Company's future capital raising activities.

INTEGRATION OF ACQUIRED BUSINESSES

    The Company has developed, through its 61 Completed and Pending Acquisitions, an efficient process for the integration of newly acquired properties into the Cumulus portfolio and respective geographic cluster, as well as into the overall Cumulus culture and operating philosophy. The Company's station integration plan consists of six key elements: (i) employ sophisticated market research to refine station formats, enrich the listener experience and increase audience and revenue share relative to other stations in the market;
(ii) expand the size and the effectiveness of the sales organization through active recruitment and in-depth training to enhance demand for the station's spot inventory to increase both revenue and margin; (iii) add the station to the Cumulus in-market local area network and install the Company's proprietary system for real-time monitoring by management of station sales and inventory performance; (iv) install Cumulus's centralized networked accounting system for financial reporting, budget control, payables management and cash management;
(v) establish revenue and expense budgets consistent with the programming and sales strategy and make necessary cost adjustments; and (vi) implement necessary improvements in transmission facilities, audio processing and studio facilities. From time to time, in compliance with applicable law, the Company will enter into an LMA or consulting arrangement with a target property prior to FCC final approval and the consummation of the acquisition in order to gain a "head start" on the integration process.

OPERATING STRATEGY

    The Company's operating strategy has the following principal components:

        ASSEMBLE AND MANAGE MARKET CLUSTERS WITH REGIONAL CONCENTRATIONS. The Company has assembled the first or second ranked cluster of stations based on revenue share and/or audience share in all of its U.S. markets in four regional concentrations, the Midwest, Southeast, Southwest and Northeast. The Company believes that by offering a diversity of radio formats within a given market, Cumulus provides customized and efficient marketing solutions to meet advertisers' needs. By assembling market clusters with a regional concentration, the Company believes that it will be able to increase revenues by offering regional coverage of key demographic groups that were previously unavailable to national and regional advertisers. The Company also believes that its cluster approach will allow it to operate its stations with more highly skilled local management teams equipped with greater resources and to eliminate redundant operating and overhead expenses.

        MAXIMIZE EACH STATION'S POTENTIAL THROUGH POSITIONING AND BRANDING. The Company utilizes extensive market research to refine the programming of each of its stations and to position each as a separate brand within a particular cluster. The objective of this strategy is to optimize each station's potential in terms of audience ratings and revenue share while providing the widest possible range of choice to listeners and advertisers. Such stations can better capitalize on the operating leverage inherent in the radio industry because the costs of operating a radio station are generally fixed and, therefore, increased revenues generally result in disproportionately larger increases in Broadcast Cash Flow (as defined under "Certain Definitions and Market Industry Data").

        FOCUS ON PROGRAMMING. A principal Company operating strategy is to enhance each station's programming appeal, including both the quality and quantity of local programming as a means of enriching the listener experience. The Company believes that adopting this commitment to high quality, locally originated programming will provide its stations with a competitive advantage and increase each station's audience share. Moreover, the Company believes that the efficiencies and scale afforded by the operation of multiple stations in the same market and region working together with information technology make it possible to substantially improve programming and the quality of the listener experience without a comparable increase in cost.

        EXPAND DEDICATED SALES FORCE AND OPTIMIZE INVENTORY MANAGEMENT. Underpinning the Company's strategy for optimizing the potential of each station within a cluster is the practice of dedicating a sales force for each of its stations. The Company believes that many of the acquired stations have dramatically underperformed in sales, due primarily to undersized sales staffs responsible for selling air time on multiple stations, thus diluting their ability to cover all of the potential advertisers with strong advocates for each station. The Company believes its pratice of utilizing a dedicated sales force for each station will attract a larger number of advertisers thereby increasing the demand for each station's commercial spot inventory. Accordingly, the Company has significantly expanded the number of salespeople for each of its stations. Salespeople are typically compensated exclusively on a commission basis. Also, in each of its market clusters, the Company utilizes Internet-based sales reporting systems to monitor its sales activity and to formulate and implement rate structure and inventory management on a continual basis.

        INCREASE RADIO REVENUE SHARE. The Company believes that its strategy of larger and dedicated station sales staffs, brand development, regional concentration, and market clusters will help increase advertising volume and revenues from existing customers and increase the number and scope of new advertisers. This strategy enables the Company to compete more effectively with other local and regional media such as newspapers and cable and broadcast television stations, because it can now offer a competitively priced alternative to reach the target audience that advertisers desire. The Company's sales management team has substantial experience in the areas of generating new sources of revenues including promotional events, retailer co-op advertising and other sources including business-to-business advertising.

        IMPLEMENT STRICT COST CONTROLS. The Company's management imposes strict financial reporting requirements and expense budget limitations on each of its stations. In addition, management maintains a centralized accounting system which allows it to monitor the performance and operations of each of its stations. Management believes such centralization allows the Company to achieve expense savings in certain areas, including purchasing and administrative expenses. Management believes that the Company will also achieve expense savings through the elimination of certain duplicate costs within its markets and market clusters.

        IMPLEMENT INTERNET-BASED MANAGEMENT INFORMATION SYSTEMS. The Company is implementing a proprietary application using Internet software standards to support daily sales and inventory performance reporting by station, by market and by cluster. The Company has completed implementation of the daily sales reporting application and anticipates full implementation of the inventory performance application by the end of 1998. Upon full implementation, this application will allow the Company to compare each station's actual performance (including revenue and inventory management) to budget on a regular basis and deploy resources on a timely basis to those stations not achieving budgetary goals.

        RECRUIT AND RETAIN SKILLED MANAGERS. The Company believes that operating a top-ranked cluster of stations in a market will enable the Company to recruit and retain high caliber radio management personnel who might otherwise be attracted to larger markets. The Company believes that regional management and coordination will enable it to maximize the benefits of operating a growing number of stations in geographically diverse locations, while maintaining controls over local operations. Local management is also central to the Company's strategy and is primarily responsible for building and developing a sales team capable of converting the stations' audience rankings into revenues. The Company's general managers and sales managers are motivated through incentive compensation based primarily upon their station's cash flow performance and secondarily on their ability to convert their station's audience share into market revenue share.

INDUSTRY OVERVIEW

    The primary source of revenues for radio stations is generated from the sale of advertising time to local and national spot advertisers and national network advertisers. During the past decade, local advertising revenue as a percentage of total radio advertising revenue in a given market has ranged from approximately 72% to 87%. The growth in total radio advertising revenue tends to be fairly stable and has generally grown at a rate faster than the Gross National Product ("GNP"). With the exception of 1991, when total radio advertising revenue fell by approximately 3.1% compared to the prior year, advertising revenue has risen in each of the past 15 years more rapidly than both inflation and the GNP.

    According to the RAB's Radio Marketing Guide and Fact Book for Advertisers 1997, each week, radio reaches approximately 96% of all Americans over the age of 12. More than one-half of all radio listening is done outside the home which reaches three out of four adults by car radio each week. The average listener spends approximately three hours and 20 minutes per day listening to radio. The highest portion of radio listenership occurs during the morning, particularly between the time a listener wakes up and the time the listener reaches work. This "morning drive time" period reaches more than 80% of people over 12 years of age, and as a result, radio advertising sold during this period achieves premium advertising rates.

    Radio is considered an efficient, cost-effective means of reaching specifically identified demographic groups. Stations are typically classified by their on-air format, such as country, adult contemporary, oldies and news/talk. A station's format and style of presentation enables it to target certain demographics. By capturing a specific share of a market's radio listening audience, with particular concentration in a targeted demographic, a station is able to market its broadcasting time to advertisers seeking to reach a specific audience. Advertisers and stations utilize data published by audience measuring services, such as Arbitron, to estimate how many people within particular geographical markets and demographics listen to specific stations.

    The number of advertisements that can be broadcast without jeopardizing listening levels (and the resulting ratings) is limited in part by the format of a particular station and the local competitive environment. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

    A station's local sales staff generates the majority of its local and regional advertising sales through direct solicitations of local advertising agencies and businesses. To generate national advertising sales, a station usually will engage a firm that specializes in soliciting radio advertising sales on a national level. National sales representatives obtain advertising principally from advertising agencies located outside the station's market and receive commissions based on the revenue from the advertising obtained.

ADVERTISING SALES

    Virtually all of the Company's revenue is generated from the sale of local, regional and national advertising for broadcast on its radio stations. In 1997, approximately 89% of the Company's net broadcasting revenue was generated from the sale of local and regional advertising. Additional broadcasting revenue is generated from the sale of national advertising. The major categories of the Company's advertisers include: Automotive, Retail, Healthcare, Telecommunications, Fast Food, Beverage, Movies, Entertainment and Services. Each station's local sales staff solicits advertising either directly from the local advertiser or indirectly through an advertising agency. The Company employs a tiered commission structure to focus its individual sales staffs on new business development. The Company has also, consistent with its operating strategy of dedicated sales forces for each of its stations, significantly increased the number of sales persons per station. The Company believes that it can outperform the traditional growth rates of its markets by expanding its base of advertisers and providing a higher level of service to its existing base. This requires larger sales staffs than most of the stations currently employ at the time they are acquired by the Company. The Company supports its strategy of building local direct accounts by employing personnel in each of its markets to produce custom commercials that respond to the needs of, and in turn help sell product for, its advertisers. In addition, in-house production provides advertisers greater flexibility in changing their commercial messages with minimal lead time.

    National sales are made by two firms specializing in radio advertising sales on the national level in exchange for a commission from the Company that is based on the Company's net revenue from the advertising obtained. Regional sales, which the Company defines as sales in regions surrounding the Company's markets to buyers that advertise in the Company's markets, are generally made by the Company's local sales staff. The Company believes that both national and regional sales represent an attractive growth opportunity for the Company. Whereas the Company seeks to grow its local sales through larger and more customer-focused sales staffs, it seeks to grow its national and regional sales by offering clusters within specific markets and regions which will make the Company's stations more attractive to key national and regional advertisers. Many of these large accounts have previously been reluctant to advertise in these markets because of the logistics involved in buying advertising from individual stations. Certain of the Company's stations had no national representation before being acquired by the Company.

    Depending on the programming format of a particular station, the Company estimates the optimum number of advertisements available for sale. The number of advertisements that can be broadcast without jeopardizing listening levels (and the resulting ratings) is limited in part by the format of a particular station. The Company's stations strive to maximize revenue by managing their on-air inventory of advertising time and adjusting prices up or down based on supply and demand. The Company seeks to broaden its base of advertisers in each of its markets by providing a wide array of audience demographic segments across its cluster of stations, thereby providing each of its potential advertisers with an effective means of reaching a targeted demographic group. Each of the Company's stations has a general target level of on-air inventory that it makes available for advertising. This target level of inventory for sale may be different at different times of the day but tends to remain stable over time. The Company's selling and pricing activity is based on demand for its radio stations' on-air inventory and, in general, the Company responds to this demand by varying prices rather than by varying its target inventory level for a particular station. Therefore, most changes in revenue are explained by demand-driven pricing changes rather than by changes in the available inventory. Advertising rates charged by radio stations are based primarily on (i) a station's share of audiences in the demographic groups targeted by advertisers (as measured by ratings surveys), (ii) the supply of and demand for radio advertising time generally and for time targeted at particular demographic groups and (iii) certain qualitative factors. Rates are generally highest during morning and afternoon commuting hours.

    A station's listenership is reflected in ratings surveys that estimate the number of listeners tuned to the station and the time they spend listening. Each station's ratings are used by its advertisers and advertising representatives to consider advertising with the station and are used by the Company to chart audience growth, set advertising rates and adjust programming. The radio broadcast industry's principal ratings service is Arbitron, which publishes periodic ratings surveys for significant domestic radio markets. These surveys are the Company's primary source of ratings data.

COMPETITION

    The radio broadcasting industry is highly competitive. The success of each of the Company's stations depends largely upon its audience ratings and its share of the overall advertising revenue within its market. The Company's audience ratings and advertising revenue are subject to change, and any adverse change in a particular market affecting advertising expenditures or an adverse change in the relative market positions of the stations located in a particular market could have a material adverse effect on the revenue of the Company's radio stations located in that market. There can be no assurance that any one or all of the Company's radio stations will be able to maintain or increase current audience ratings or advertising revenue market share.

    The Company's stations compete for listeners and advertising revenue directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. By building a strong listener base consisting of specific demographic groups in each of its markets, the Company is able to attract advertisers seeking to reach those listeners. Companies that operate radio stations must be alert to the possibility of another station changing its format to compete directly for listeners and advertisers. Another station's decision to convert to a format similar to that of one of the Company's radio stations in the same geographic area or launch an aggressive promotional campaign may result in lower ratings and advertising revenue, increased promotion and other expenses and, consequently, lower Broadcast Cash Flow (as defined under "Certain Definitions and Market and Industry Data") for the Company.

    Factors that are material to a radio station's competitive position include management experience, the station's local audience rank in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market area. The Company attempts to improve its competitive position in each market by extensively researching its stations' programming, by implementing advertising campaigns aimed at the demographic groups for which its stations program and by managing its sales efforts to attract a larger share of advertising dollars for each station individually. However, the Company competes with some organizations that have substantially greater financial or other resources than the Company.

    Recent changes in the Communications Act and the FCC's rules and policies permit increased ownership and operation of multiple local radio stations. Management believes that radio stations that elect to take advantage of joint arrangements such as LMAs may in certain circumstances have lower operating costs and may be able to offer advertisers more attractive rates and services. Although the Company currently operates multiple stations in each of its markets and intends to pursue the creation of additional multiple station groups, the Company's competitors in certain markets include operators of multiple stations or operators who already have entered into LMAs. The Company also competes with other radio station groups to purchase additional stations. Some of these groups are owned or operated by companies that have substantially greater financial and other resources than the Company.

    Although the radio broadcasting industry is highly competitive, and competition is enhanced to some extent by changes in existing radio station formats and upgrades of power, among other actions, certain regulatory limitations on entry exist. The operation of a radio broadcast station requires a license from the

FCC, and the number of radio stations that an entity can operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the FCC to communities in that market, as well as by the FCC's multiple ownership rules regulating the number of stations that may be owned and controlled by a single entity. The FCC's multiple ownership rules have changed significantly as a result of the Telecom Act. For a discussion of FCC regulation and the provisions of the Telecom Act, see " -- Federal Regulation of Radio Broadcasting."

    The Company's stations also compete for advertising revenue with other media, including newspapers, broadcast television, cable television, magazines, direct mail, coupons and outdoor advertising. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, by satellite and by digital audio broadcasting ("DAB"). DAB may deliver by satellite to nationwide and regional audiences, multi-channel, multi-format, digital radio services with sound quality equivalent to compact discs. The delivery of information through the presently unregulated Internet also could create a new form of competition. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact disks. A growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry.

    The FCC has recently authorized spectrum for the use of a new technology, satellite digital audio radio services ("DARS"), to deliver audio programming. The FCC has also authorized two companies to provide DARS service. DARS may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences. It is not known at this time whether this digital technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies.

    The Company cannot predict what other matters might be considered in the future by the FCC, nor can it assess in advance what impact, if any, the implementation of any of these proposals or changes might have on its business. See "-- Federal Regulation of Radio Broadcasting."

FEDERAL REGULATION OF RADIO BROADCASTING

    INTRODUCTION. The ownership, operation and sale of broadcast stations, including those licensed to the Company, are subject to the jurisdiction of the FCC, which acts under authority derived from the Communications Act. The Communications Act was amended in 1996 by the Telecom Act to make changes in several broadcast laws. Among other things, the FCC grants permits and licenses to construct and operate radio stations; assigns frequency bands for broadcasting; determines whether to approve changes in ownership or control of station licenses; regulates equipment used by stations and the operating power and other technical parameters of stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; regulates the content of some forms of radio broadcasting programming; and has the power to impose penalties for violations of its rules under the Communications Act.

    The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short-term" (less than the maximum term) license renewal or, for particularly egregious violations, the denial of a license renewal application, the revocation of a license or the denial of FCC consent to acquire additional broadcast properties. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of broadcast stations.

    LICENSE GRANT AND RENEWAL. Radio broadcast licenses are granted and renewed for maximum terms of eight years. Licenses may be renewed through an application to the FCC. The Communications Act requires that the FCC grant the renewal of a station's license if the FCC finds that, during the preceding term of the license, the station has served the public interest, convenience and necessity, that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC, and that there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse.

    Petitions to deny license renewal applications can be filed by interested parties, including members of the public. Such petitions may raise various issues before the FCC. The FCC is required to hold hearings on renewal applications if the FCC is unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a "substantial and material question of fact" as to whether the grant of the renewal application would be prima facie inconsistent with the public interest, convenience and necessity. Also, during certain periods when a renewal application is pending, the transferability of the applicant's license is restricted. The Company is not currently aware of any facts that would prevent the timely renewal of its licenses to operate its radio stations, although there can be no assurance that the Company's licenses will be renewed.

    The FCC classifies each AM and FM station. An AM station operates on a clear channel, a regional channel or a local channel. A clear channel is one on which certain dominant AM stations are assigned to serve wide areas. Clear channel AM stations are classified as one of the following: Class A stations, which operate on an unlimited time basis and are designated to render primary and secondary service over an extended area; Class B stations, which operate on an unlimited time basis and are designed to render service only over a primary service area; and Class D stations, which operate either during daytime hours only, during limited times only or on an unlimited time basis with low nighttime power. A regional channel is one on which Class B and Class D AM stations may operate and serve primarily a principal center of population and the rural areas contiguous to it. A local channel is one on which AM stations operate on an unlimited time basis and serve primarily a community and the suburban and rural areas immediately contiguous thereto. Class C AM stations operate on a local channel and are designed to render service only over a primary service area that may be reduced as a consequence of interference.

    The area served by AM stations is determined by a combination of frequency, transmitter power and antenna orientation. Directional antenna arrays are often employed to avoid or reduce interference to stations in certain locations. AM stations are often required to reduce power or change directional pattern at night in order to avoid interference to other licensees. To determine the effective service area of an AM station, its power, its operating frequency, its antenna patterns and its day/night operating modes are required.

    The area served by FM stations is determined by a combination of transmitter power and antenna height, with stations divided into classes according to their anticipated service area. Antenna systems are typically non-directional and power is the same, day and night.

    Class C FM stations operate at 100 kilowatts of power with up to 1,968 feet of antenna elevation above average terrain ("HAAT"). They are the most powerful FM stations, providing service to a large area, typically a substantial portion of a state. Class B FM stations operate at up to 50 kilowatts of power with up to 500 feet of antenna elevation. These stations typically serve large metropolitan areas as well as their associated suburbs. Class A FM stations operate at 6 kilowatts with up to 328 feet of antenna elevation, and serve smaller cities and towns or suburbs of larger cities.

    The minimum and maximum facilities requirements for an FM station are determined by its class. FM class designations depend upon the geographic zone in which the transmitter of the FM station is located. In general, commercial FM stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1 and C.

    The following table sets forth the market, call letters, FCC license classification, antenna HAAT (for FM stations only), power and frequency of each of the stations owned or operated by the Company, assuming the consummation of the Pending Acquisitions, and the date on which each station's FCC license expires. License renewal applications have been filed for the listed stations showing a license expiration date of August 1, 1997 and April 1, 1998, and the expiration of the licenses is stayed during the pendency of such applications.

                                                                                                                   HEIGHT
                                                                                                                    ABOVE
                                                                    FREQUENCY                                      AVERAGE
                                                                    (FM-MHZ)        EXPIRATION          FCC        TERRAIN
MARKET                STATIONS                CITY OF LICENSE       (AM-KHZ)      DATE OF LICENSE      CLASS      (IN FEET)
--------------------  ---------             --------------------  -------------  -----------------     -----     -----------
MIDWEST REGION
Ann Arbor, MI         WIQB       FM         Ann Arbor, MI               102.9      October 1, 2004           B          499
                      WQKL       FM         Ann Arbor, MI               107.1      October 1, 2004           A          289
                      WTKA       AM         Ann Arbor, MI                1050      October 1, 2004          II         N.A.
                      WDEO       AM         Saline, MI                   1290      October 1, 2004         III         N.A.
Appleton Oshkosh/
  Green Bay, WI       WUSW       FM         Oshkosh, WI                  96.7     December 1, 2004           A          328
                      WVBO       FM         Oshkosh, WI                 103.9     December 1, 2004          C3          318
                      WOGB       FM         Kaukauna, WI                103.1     December 1, 2004          C3          879
                      WNAM       AM         Neenah-Menasha, WI           1280     December 1, 2004         III         N.A.
                      WOSH       AM         Oshkosh, WI                  1490     December 1, 2004          IV         N.A.
                      WJLW       FM         Allouez, WI                 106.7     December 1, 2004          C3          509
                      WEZR       FM         Brillion, WI                107.5     December 1, 2004           A          328
Dubuque, IA           KLYV       FM         Dubuque, IA                 105.3     February 1, 2005          C2          331
                      KXGE       FM         Dubuque, IA                 102.3     February 1, 2005           A          410
                      WJOD       FM         Galena, IL                  107.5     February 1, 2005           A          328
                      WDBQ       AM         Dubuque, IA                  1490     February 1, 2005          IV         N.A.
                      KIKR       FM         Asbury, IA                  103.3     February 1, 2005          C3          643
Bismarck, ND          KBYZ       FM         Bismarck, ND                 96.5        April 1, 2005           C         1001
                      KACL       FM         Bismarck, ND                 98.7        April 1, 2005           C         1093
                      KKCT       FM         Bismarck, ND                 97.5        April 1, 2005          C1          830
                      KLXX       AM         Bismarck, ND                 1270        April 1, 2005         III         N.A.
Kalamazoo, MI         WKFR       FM         Battle Creek, MI            103.3      October 1, 2004           B          482
                      WRKR       FM         Portage, MI                 107.7      October 1, 2004           B          489
                      WKMI       AM         Kalamazoo, MI                1360      October 1, 2004         III         N.A.
Owatonna-Waseca, MN   KDHL       AM         Faribault, MN                 920        April 1, 2005         III         N.A.
                      KQCL       FM         Faribault, MN                95.9        April 1, 2005           A          328
                      KQPR       FM         Albert Lea, MN               96.1        April 1, 2005           A          328
                      KNFX       AM         Austin, MN                    970        April 1, 2005         III         N.A.
                      KRFO       AM         Owatonna, MN                 1390        April 1, 2005         III         N.A.
                      KRFO       FM         Owatonna, MN                104.9        April 1, 2005           A          174
                      KOWO       AM         Waseca, MN                   1170        April 1, 2005          II         N.A.
                      KRUE       FM         Waseca, MN                   92.1        April 1, 2005          C3          285
Mankato, MN           KXLP       FM         New Ulm, MN                  93.1        April 1, 2005          C1          489
                      KYSM       AM         Mankato, MN                  1230        April 1, 2005          IV         N.A.
                      KYSM       FM         Mankato, MN                 103.5        April 1, 2005          C1          541
Marion- Carbondale,
  IL                  WDDD       FM         Marion, IL                  107.3     December 1, 2004           B          492
                      WDDD       AM         Johnston City, IL             810     December 1, 2004          II         N.A.
                      WFRX       AM         West Frankfort, IL           1300     December 1, 2004         III         N.A.
                      WTAO       FM         Murphysboro, IL             105.1     December 1, 2004          B1          308
                      WVZA       FM         Herrin, IL                   92.7     December 1, 2004          B1          328
                      WQUL       FM         West Frankfort, IL           97.7     December 1, 2004           A          433
Mason City, IA        KCHA       FM         Charles City, IA             95.9     February 1, 2005           A          299
                      KGLO       AM         Mason City, IA               1300     February 1, 2005         III         N.A.
                      KIAI       FM         Mason City, IA               93.9     February 1, 2005          C1          791
                      KLKK       FM         Clear Lake, IA              103.1     February 1, 2005           A          308

                             POWER
                              (IN
                           KILOWATTS)
                      --------------------
MARKET                   DAY       NIGHT
--------------------  ---------  ---------
MIDWEST REGION
Ann Arbor, MI              49.0       49.0
                            3.0        3.0
                           10.0        0.5
                            0.5        0.0
Appleton Oshkosh/
  Green Bay, WI             6.0        6.0
                           25.0       25.0
                           25.0       25.0
                           20.0        5.0
                            1.0        1.0
                           25.0       25.0
                            6.0        6.0
Dubuque, IA                50.0       50.0
                            1.7        1.7
                            3.0        3.0
                            1.0        1.0
                            6.6        6.6
Bismarck, ND              100.0      100.0
                          100.0      100.0
                          100.0      100.0
                            1.0        0.3
Kalamazoo, MI              50.0       50.0
                           50.0       50.0
                            5.0        1.0
Owatonna-Waseca, MN         5.0        5.0
                            3.0        3.0
                            6.0        6.0
                            5.0        5.0
                            0.5        0.1
                            4.7        4.7
                            1.0        0.0
                           25.0       25.0
Mankato, MN               100.0      100.0
                            1.0        1.0
                          100.0      100.0
Marion- Carbondale,
  IL                       50.0       50.0
                            0.3        0.3
                            1.0        0.1
                           25.0       25.0
                           25.0       25.0
                            3.5        3.5
Mason City, IA              3.0        3.0
                            5.0        5.0
                          100.0      100.0
                            6.0        6.0

                                                                                                                   HEIGHT
                                                                                                                    ABOVE
                                                                    FREQUENCY                                      AVERAGE
                                                                    (FM-MHZ)        EXPIRATION          FCC        TERRAIN
MARKET                STATIONS                CITY OF LICENSE       (AM-KHZ)      DATE OF LICENSE      CLASS      (IN FEET)
--------------------  ---------             --------------------  -------------  -----------------     -----     -----------
                      KCHA       AM         Charles City, IA             1580     February 1, 2005          II         N.A.
                      KCZE       FM         New Hampton, IA              95.1     February 1, 2005           A          338
                      KCZX       FM         Osage, IA                   103.7     February 1, 2005           A          154
New Ulm-Springfield-
  Marshall, MN        KNUJ       AM         New Ulm, MN                   860        April 1, 2005          II         N.A.
                      KNUJ       FM         Sleepy Eye, MN              107.3        April 1, 2005           A          400
                      KNSG       FM         Springfield, MN              94.7        April 1, 2005          C2          472
Rochester, MN         KRCH       FM         Rochester, MN               101.7        April 1, 2005          C2          554
                      KWEB       AM         Rochester, MN                1270        April 1, 2005         III         N.A.
                      KMFX       FM         Lake City, MN               102.5        April 1, 2005          C3          528
                      KMFX       AM         Wabasha, MN                  1190        April 1, 2005          II         N.A.
Toledo, OH            WKKO       FM         Toledo, OH                   99.9      October 1, 2003           B          499
                      WRQN       FM         Bowling Green, OH            93.5      October 1, 2003           A          397
                      WTOD       AM         Toledo, OH                   1560      October 1, 2003         III         N.A.
                      WWWM       FM         Sylvania, OH                105.5      October 1, 2003           A          390
                      WLQR       AM         Toledo, OH                   1470      October 1, 2003         III         N.A.
                      WXKR       FM         Port Clinton, OH             94.5      October 1, 2003           B          630
Monroe, MI            WTWR       FM         Monroe, MI                   98.3      October 1, 2004           A          466

SOUTHEAST REGION
Albany, GA            WKAK       FM         Albany, GA                  101.7        April 1, 2004           A          299
                      WEGC       FM         Sasser, GA                  107.7        April 1, 2004          C3          328
                      WALG       AM         Albany, GA                   1590        April 1, 2004         III         N.A.
                      WJAD       FM         Leesburg, GA                103.5        April 1, 2004          C3          463
                      WGPC       FM         Albany, GA                  104.5        April 1, 2004          C1          981
                      WGPC       AM         Albany, GA                   1450        April 1, 2004          IV          N/A
Augusta, GA           WEKL       FM         Augusta, GA                 102.3        April 1, 2004           A          666
                      WRXR       FM         Aiken, SC                    96.3        April 1, 2004          C2          889
                      WUUS       FM         Martinez, GA                107.7        April 1, 2004          C2          577
                      WGUS       AM         N. Augusta, SC               1380        April 1, 2004         III         N.A.
                      WBBQ       FM         Augusta, GA                 104.3        April 1, 2004           C         1001
                      WBBQ       AM         Augusta, GA                  1340        April 1, 2004          IV         N.A.
                      WLOV       FM         Washington, GA              100.1        April 1, 2004           A          322
                      WLOV       AM         Washington, GA               1370        April 1, 2004         III         N.A.
                      WZNY       FM         Augusta, GA                 105.7        April 1, 2004           C         1168
Chattanooga, TN       WUSY       FM         Cleveland, TN               100.7        April 1, 2005           C         1191
                      WLMX       FM         Rossville, GA               105.5        April 1, 2004           A          646
                      WLMX       AM         Rossville, GA                 980        April 1, 2004         III          N/A
                      WZST       FM         Signal Mountain, TN          98.1        April 1, 2005           A          794
Columbus, GA          WVRK       FM         Columbus, GA                102.9        April 1, 2004           C         1519
                      WGSY       FM         Phenix City, GA             100.1        April 1, 2004           A          328
                      WMLF       AM         Columbus, GA                 1270        April 1, 2004         III         N.A.
                      WPNX       AM         Phenix City, GA              1460        April 1, 2004         III         N.A.
                      WAGH       FM         Ft. Mitchell, GA             98.3        April 1, 2004           A          328
Florence, SC          WYNN       FM         Florence, SC                106.3     December 1, 2003           A          325
                      WYNN       AM         Florence, SC                  540     December 1, 2003          II         N.A.
                      WHLZ       FM         Manning, SC                  92.5     December 1, 2003           C         1171
                      WYMB       AM         Manning, SC                   920     December 1, 2003         III         N.A.
                      WCMG       FM         Latta, SC                    94.3     December 1, 2003          C3          502
                      WHSC       AM         Hartsville, SC               1450     December 1, 2003          IV         N.A.
                      WHSC       FM         Hartsville, SC               98.5     December 1, 2003           A          328
                      WBZF       FM         Marion, SC                  100.5     December 1, 2003          C3          354
                      WMXT       FM         Pamplico, SC                102.1     December 1, 2003          C2          479
                      WWFN       FM         Lake City, SC               100.1     December 1, 2003           A          433
Montgomery, AL        WMSP       AM         Montgomery, AL                740        April 1, 2004          II         N.A.
                      WNZZ       AM         Montgomery, AL                950        April 1, 2004         III         N.A.
                      WMXS       FM         Montgomery, AL              103.3        April 1, 2004           C         1096

                             POWER
                              (IN
                           KILOWATTS)
                      --------------------
MARKET                   DAY       NIGHT
--------------------  ---------  ---------
                            0.5        0.0
                            5.5        5.5
                            6.0        6.0
New Ulm-Springfield-
  Marshall, MN              1.0        0.1
                            1.9        1.9
                           50.0       50.0
Rochester, MN              39.0       39.0
                            5.0        1.0
                            9.4        9.4
                            1.0        0.0
Toledo, OH                 50.0       50.0
                            4.1        4.1
                            5.0        0.0
                            4.3        4.3
                            1.0        1.0
                           30.0       30.0
Monroe, MI                  1.4        1.4
SOUTHEAST REGION
Albany, GA                  3.0        3.0
                           25.0       25.0
                            5.0        1.0
                           12.5       12.5
                           98.0       98.0
                            1.0        1.0
Augusta, GA                 1.5        1.5
                           15.0       15.0
                           24.5       24.5
                            4.0        0.1
                          100.0      100.0
                            1.0        1.0
                            2.4        2.4
                            1.0        0.0
                          100.0      100.0
Chattanooga, TN           100.0      100.0
                            1.6        1.6
                            0.5        0.1
                            1.0        1.0
Columbus, GA              100.0      100.0
                            6.0        6.0
                            5.0        0.2
                            4.0        0.1
                            6.0        6.0
Florence, SC                6.0        6.0
                            0.3        0.2
                           98.0       98.0
                            2.3        1.0
                           10.5       10.5
                            1.0        1.0
                            3.0        3.0
                           21.5       21.5
                           50.0       50.0
                            3.3        3.3
Montgomery, AL             10.0        0.0
                            1.0        0.4
                          100.0      100.0

                                                                                                                   HEIGHT
                                                                                                                    ABOVE
                                                                    FREQUENCY                                      AVERAGE
                                                                    (FM-MHZ)        EXPIRATION          FCC        TERRAIN
MARKET                STATIONS                CITY OF LICENSE       (AM-KHZ)      DATE OF LICENSE      CLASS      (IN FEET)
--------------------  ---------             --------------------  -------------  -----------------     -----     -----------
                      WLWI       FM         Montgomery, AL               92.3        April 1, 2004           C         1096
Myrtle Beach, SC      WSYN       FM         Georgetown, SC              106.5     December 1, 2003          C2          492
                      WDAI       FM         Pawley's Island, SC          98.5     December 1, 2003           A          328
                      WJXY       FM         Conway, SC                   93.9     December 1, 2003           A          420
                      WXJY       FM         Georgetown, SC               93.7     December 1, 2003           A          328
                      WJXY       AM         Conway, SC                   1050     December 1, 2003          II         N.A.
                      WSEA       FM         Atlantic Beach, SC          100.3     December 1, 2003           A          476
Salisbury--Ocean
  City, MD            WLVW       FM         Salisbury, MD               105.5      October 1, 2003           A          384
                      WLBW       FM         Fenwick Island, DE           92.1       August 1, 1998           A          308
                      WQHQ       FM         Salisbury, MD               104.7      October 1, 2003           B          610
                      WTGM       AM         Salisbury, MD                 960      October 1, 2003         III         N.A.
                      WOSC       FM         Bethany Beach, DE            95.9      October 1, 2003          B1          377
                      WWFG       FM         Ocean City, MD               99.9      October 1, 2003           B          315
                      WSBY       FM         Salisbury, MD                98.9      October 1, 2003           A          325
                      WJDY       AM         Salisbury, MD                1470      October 1, 2003         III         N.A.
Savannah, GA          WJCL       FM         Savannah, GA                 96.5        April 1, 2004           C         1161
                      WIXV       FM         Savannah, GA                 95.5        April 1, 2004          C1          856
                      WSGF       FM         Springfield, GA             103.9        April 1, 2004           A          328
                      WBMQ       AM         Savannah, GA                  630        April 1, 2004         III         N.A.
                      WEAS       FM         Savannah, GA                 93.1        April 1, 2004          C1          981
                      WEAS       AM         Savannah, GA                  900        April 1, 2004          II         N.A.
                      WZAT       FM         Savannah, GA                102.1        April 1, 2004           C         1306
Tallahassee, FL       WHBX       FM         Tallahassee, FL              96.1     February 1, 2004          C2          479
                      WBZE       FM         Tallahassee, FL              98.9     February 1, 2004          C1          604
                      WHBT       AM         Tallahassee, FL              1410     February 1, 2004         III         N.A.
                      WWLD       FM         Tallahassee, FL             106.1     February 1, 2004           A          328
                      WGLF       FM         Tallahassee, FL             104.1     February 1, 2004           C         1394
Wilmington, NC        WWQQ       FM         Wilmington, NC              101.3     December 1, 2003          C2          545
                      WQSL       FM         Jacksonville, NC             92.3     December 1, 2003          C2          725
                      WXQR       FM         Jacksonville, NC            105.5     December 1, 2003          C2          794
                      WAAV       FM         Leland, NC                   94.1     December 1, 2003           A          148
                      WAAV       AM         Leland, NC                    980     December 1, 2003         III         N.A.
SOUTHWEST REGION
Abilene, TX           KCDD       FM         Hamlin, TX                  103.7       August 1, 2005          C1          745
                      KBCY       FM         Tye, TX                      99.7       August 1, 2005           C          984
                      KHXS       FM         Abilene, TX                 106.3       August 1, 2005          C2          492
                      KFQX       FM         Merkel, TX                  102.7       August 1, 2005          C1         1148
Amarillo, TX          KZRK       FM         Canyon, TX                  107.9       August 1, 2005          C1          476
                      KZRK       AM         Canyon, TX                   1550       August 1, 2005          II         N.A.
                      KARX       FM         Claude, TX                   95.7       August 1, 2005          C1          390
                      KPUR       AM         Amarillo, TX                 1440       August 1, 1997         III         N.A.
                      KPUR       FM         Canyon, TX                  107.1       August 1, 1997           A          315
                      KQIZ       FM         Amarillo, TX                 93.1       August 1, 2005          C1          699
Beaumont--Port
  Arthur, TX          KAYD       FM         Beaumont, TX                 97.5       August 1, 2005           C         1200
                      KQXY       FM         Beaumont, TX                 94.1       August 1, 2005           C         1099
                      KQHN       AM         Nederland, TX                1510       August 1, 2005          II         N.A.
                      KAYD       AM         Beaumont, TX                 1450       August 1, 2005          IV         N.A.
                      KTCX       FM         Beaumont, TX                102.5       August 1, 1997          C2          492
Grand Junction, CO    KBKL       FM         Grand Junction, CO          107.9        April 1, 2005           C         1460
                      KEKB       FM         Fruita, CO                   99.9        April 1, 2005           C         1542
                      KMXY       FM         Grand Junction, CO          104.3        April 1, 2005           C         1460
                      KKNN       FM         Delta, CO                    95.1        April 1, 2005           C         1424
                      KEXO       AM         Grand Junction, CO           1230        April 1, 2005          IV         N.A.
                      KQIL       AM         Grand Junction, CO           1340        April 1, 2005          IV         N.A.

                             POWER
                              (IN
                           KILOWATTS)
                      --------------------
MARKET                   DAY       NIGHT
--------------------  ---------  ---------
                          100.0      100.0
Myrtle Beach, SC           50.0       50.0
                            6.0        6.0
                            3.7        3.7
                            6.0        6.0
                            5.0        0.5
                           2.75       2.75
Salisbury--Ocean
  City, MD                  2.1        2.1
                            6.0        6.0
                           33.0       33.0
                            5.0        5.0
                           18.8       18.8
                           50.0       50.0
                            6.0        6.0
                            5.0        0.0
Savannah, GA              100.0      100.0
                          100.0      100.0
                            6.0        6.0
                            5.0        5.0
                           97.0       97.0
                            4.4        0.2
                          100.0      100.0
Tallahassee, FL            37.0       37.0
                          100.0      100.0
                            5.0        0.0
                            6.0        6.0
                           90.0       90.0
Wilmington, NC             40.0       40.0
                           22.7       22.7
                           19.0       19.0
                            5.0        5.0
                            5.0        5.0
SOUTHWEST REGION
Abilene, TX               100.0      100.0
                           98.0       98.0
                           50.0       50.0
                           66.0       66.0
Amarillo, TX              100.0      100.0
                            1.0        0.2
                          100.0      100.0
                            5.0        1.0
                            6.0        6.0
                          100.0      100.0
Beaumont--Port
  Arthur, TX              100.0      100.0
                          100.0      100.0
                            5.0        0.0
                            1.0        1.0
                           50.0       50.0
Grand Junction, CO        100.0        1.0
                           79.0       79.0
                          100.0      100.0
                          100.0      100.0
                            1.0        1.0
                            1.0        1.0

                                                                                                                   HEIGHT
                                                                                                                    ABOVE
                                                                    FREQUENCY                                      AVERAGE
                                                                    (FM-MHZ)        EXPIRATION          FCC        TERRAIN
MARKET                STATIONS                CITY OF LICENSE       (AM-KHZ)      DATE OF LICENSE      CLASS      (IN FEET)
--------------------  ---------             --------------------  -------------  -----------------     -----     -----------
Lake Charles, LA      KKGB       FM         Sulphur, LA                 101.3         June 1, 2004          C3          289
                      KBIU       FM         Lake Charles, LA            103.7         June 1, 2004          C1          469
                      KYKZ       FM         Lake Charles, LA             96.1         June 1, 2004           C         1204
                      KXZZ       AM         Lake Charles, LA             1580         June 1, 2004          II         N.A.
Odessa--Midland, TX   KBAT       FM         Midland, TX                  93.3       August 1, 2005          C1          440
                      KODM       FM         Odessa, TX                   97.9       August 1, 2005          C1         1000
                      KNFM       FM         Midland, TX                  92.3       August 1, 2005           C          984
                      KGEE       FM         Monahans, TX                 99.9       August 1, 2005          C1          574
                      KMND       AM         Midland, TX                  1510       August 1, 2005          II         N.A.
Topeka, KS            KDVV       FM         Topeka, KS                  100.3         June 1, 2005           C          984
                      KMAJ       FM         Topeka, KS                  107.7         June 1, 2005           C          988
                      KMAJ       AM         Topeka, KS                   1440         June 1, 2005         III          N/A
                      KTOP       AM         Topeka, KS                   1490         June 1, 2005          IV          N/A
Wichita Falls, TX     KLUR       FM         Wichita Falls, TX            99.9       August 1, 2005          C1          830
                      KQXC       FM         Wichita Falls, TX           102.5       August 1, 2005           A          312
                      KYYI       FM         Burkburnett, TX             104.7       August 1, 2005           C         1017
                      KOLI       FM         Electra, TX                  94.9                   (1)         C2          492
NORTHEAST REGION
Augusta-Waterville,
  ME                  WABK       FM         Gardiner, ME                104.3        April 1, 1998           B          371
                      WKCG       FM         Augusta, ME                 101.3        April 1, 1998           B          322
                      WIGY       FM         Madison, ME                  97.5        April 1, 1998           A          328
                      WCME       FM         Boothbay Harbor, ME          96.7        April 1, 1998          B1          417
                      WFAU       AM         Gardiner, ME                 1280        April 1, 2006         III         N.A.
                      WTOS       FM         Skowhegan, ME               105.1        April 1, 1998           C         2431
Bangor, ME            WQCB       FM         Brewer, ME                  106.5        April 1, 1998           C         1079
                      WBZN       FM         Old Town, ME                107.3        April 1, 1998          C2          436

                             POWER
                              (IN
                           KILOWATTS)
                      --------------------
MARKET                   DAY       NIGHT
--------------------  ---------  ---------
Lake Charles, LA           25.0       25.0
                          100.0      100.0
                           97.0       97.0
                            1.0        1.0
Odessa--Midland, TX       100.0      100.0
                          100.0        0.0
                          100.0      100.0
                           98.0       98.0
                            2.4        2.4
Topeka, KS                100.0      100.0
                          100.0      100.0
                            5.0        1.0
                            1.0        1.0
Wichita Falls, TX         100.0      100.0
                            4.5        4.5
                          100.0      100.0
                           50.0       50.0
NORTHEAST REGION
Augusta-Waterville,
  ME                       50.0       50.0
                           50.0       50.0
                            6.0        6.0
                           15.5       15.5
                            5.0        5.0
                           50.0       50.0
Bangor, ME                 98.0       98.0
                           50.0       50.0

------------------------

(1) Station has been granted a construction permit and is currently operating under program test authority. An application for a license is pending before the FCC.

    REGULATORY APPROVALS. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast license without the prior approval of the FCC. In determining whether to assign, transfer, grant or renew a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with various rules limiting common ownership of media properties, financial qualifications of the licensee, the "character" of the licensee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitation on alien ownership, as well as compliance with other FCC rules and policies, including programming and filing requirements and equal employment opportunity requirements.

    Once a station purchase agreement has been signed, an application for FCC consent to assignment of license or transfer of control (depending upon whether the underlying transaction is an asset purchase or stock acquisition) is filed with the FCC. Approximately 10 to 15 days after this filing, the FCC publishes a notice assigning a file number to the application and advising the public that the application has been "accepted for filing." This notice begins a 30-day statutory waiting period, which provides the opportunity for third parties to file formal petitions to deny the transaction; informal objections may be filed any time prior to grant of an application. The FCC staff will normally review the application in this period and if the staff has questions, seek further information and amendments to the application.

    Once the 30-day public notice period ends, the staff will complete its processing, assuming that no petitions or informal objections were received and that the application is otherwise consistent with FCC rules and acceptable to the staff. The staff often grants the application by delegated authority approximately 10 to 15 days after the public notice period ends. At this point, the parties are legally authorized to close the purchase, although the FCC action is not legally a "final order," as explained below.

    Public notice of the FCC staff grant is usually issued about a week after the grant is made, stating that the grant was effective when the staff made the grant. On the date of this latter notice, another 30-day period begins, within which interested parties can file petitions seeking either staff reconsideration or full FCC review of the staff action. During this time the grant can still be modified, set aside or stayed, and is not a "final order." In the absence of a stay, however, the seller and buyer are not prevented from closing despite the absence of a final order. Also, for a period of 40 days after the public notice of the grant, the full FCC can review and reconsider the staff's grant on its own motion. Thus, during the additional 10 days beyond the 30-day period available to third parties, the grant is still not "final." In the event that review by the full FCC is requested and the FCC subsequently affirms the staff's grant of the application, interested parties may thereafter seek judicial review in the U.S. Court of Appeals for the District of Columbia Circuit within 30 days of public notice of the full FCC's action. In the event the Court affirms the FCC's action, further judicial review may be sought by seeking rehearing en banc from the Court of Appeals or by certiorari from the U.S. Supreme Court.

    In the absence of the submission of a timely request for reconsideration, administrative review or judicial review, the FCC staff's grant of an application becomes final by operation of law and generally is no longer subject to administrative or judicial review, although such action can nevertheless be set aside in rare circumstances.

    The pendency of a license renewal application will alter the aforementioned timetables, because the FCC will not issue an unconditional assignment grant if the station's license renewal is pending.

    OWNERSHIP MATTERS. Under the Communications Act, a broadcast license may not be granted to or held by a corporation that has more than one-fifth of its capital stock owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. Under the Communications Act, a broadcast license also may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. These restrictions apply in modified form to other forms of business organizations, including partnerships. The Company therefore will be restricted to having no more than one-fourth of its stock owned or voted by aliens, foreign governments or non-U.S. corporations. The Company will be required to take appropriate steps to monitor the citizenship of its shareholders, such as through representative samplings on a periodic basis, to provide a reasonable basis for certifying compliance with the foreign ownership restrictions of the Communications Act.

    The Communications Act and FCC rules also generally restrict the common ownership, operation or control of radio broadcast stations serving the same local market, of a radio broadcast station and a television broadcast station serving the same local market, and of a radio broadcast station and a daily newspaper serving the same local market. Under these "cross-ownership" rules, absent waivers, the Company would not be permitted to acquire any daily newspaper or television broadcast station (other than low power television) in a local market where it then owned any radio broadcast station. The FCC's rules provide for the liberal grant of a waiver of the rule prohibiting common ownership of radio and television stations in the same geographic market in the top 25 television markets if certain conditions are satisfied. The Telecom Act directed the FCC to extend this waiver policy to stations in the top 50 television markets, although the FCC has not yet implemented this change. For purposes of these rules, a "market" is defined by reference to the signal coverage(s) of the station(s) involved.

    The Telecom Act and the FCC's broadcast multiple ownership rules restrict the number of radio stations one person or entity may own, operate or control on a local level. These limits are:

        (i) in a market with 45 or more commercial radio signals, an entity may own up to eight commercial radio stations, not more than five of which are in the same service (FM or AM);

        (ii) in a market with between 30 and 44 (inclusive) commercial radio signals, an entity may own up to seven commercial radio stations, not more than four of which are in the same service;

       (iii) in a market with between 15 and 29 (inclusive) commercial radio signals, an entity may own up to six commercial radio stations, not more than four of which are in the same service; and

        (iv) in a market with 14 or fewer commercial radio signals, an entity may own up to five commercial radio stations, not more than three of which are in the same service, except that an entity may not own more than 50% of the stations in such market.

None of these multiple ownership rules requires any change in the Company's current ownership of radio broadcast stations or precludes consummation of the Pending Acquisitions, except that the Company's assignment application for one station in the Augusta, GA market has been dismissed by the FCC staff on multiple ownership grounds and petitions to deny or informal objections have been filed against the acquisition of four stations in the Dubuque, IA market and three stations in the Grand Junction, CO market alleging that such acquisitions would result in undue market concentration. The FCC staff has also raised market concentration questions with respect to Pending Acquisitions in several other markets. However, these FCC rules and policies will limit the number of additional stations which the Company may acquire in the future in certain of its markets.

    Because of these multiple and cross-ownership rules, a purchaser of voting stock of the Company which acquires an "attributable" interest in the Company may violate the FCC's rules if it also has an attributable or a non-attributable interest in other television or radio stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. Such a purchaser also may be restricted in the companies in which it may invest, to the extent that these investments give rise to an attributable interest. If an attributable shareholder of the Company violates any of these ownership rules, the Company may be unable to obtain from the FCC one or more authorizations needed to conduct its radio station business and may be unable to obtain FCC consents for certain future acquisitions.

    The FCC generally applies its television/radio/newspaper cross-ownership rules and its broadcast multiple ownership rules by considering the "attributable," or cognizable interests held by a person or entity. A person or entity can have an interest in a radio station, television station or daily newspaper by being an officer, director, partner or shareholder of a company that owns that station or newspaper. Whether that interest is cognizable under the FCC's ownership rules is determined by the FCC's attribution rules. If an interest is attributable, the FCC treats the person or entity who holds that interest as the "owner" of the radio station, television station or daily newspaper in question, and therefore subject to the FCC's ownership rules.

    With respect to a corporation, officers, directors and persons or entities that directly or indirectly can vote 5% or more of the corporation's stock (10% or more of such stock in the case of insurance companies, investment companies, bank trust departments and certain other "passive investors" that hold such stock for investment purposes only) generally are attributed with ownership of the radio stations, television stations and daily newspapers the corporation owns.

    With respect to a partnership, the interest of a general partner is attributable, as is the interest of any limited partner who is "materially involved" in the media-related activities of the partnership. Debt instruments, nonvoting stock, options and warrants for voting stock that have not yet been exercised, limited partnership interests where the limited partner is not "materially involved" in the media-related activities of the partnership and where the limited partnership agreement expressly "insulates" the limited partner from such material involvement, and minority (under 5%) voting stock, generally do not subject their holders to attribution. However, the FCC is currently reviewing its rules on attribution of broadcast interests, and it may adopt stricter criteria. See "--Proposed Changes" below.

    In addition, the FCC has a "cross-interest" policy that under certain circumstances could prohibit a person or entity with an attributable interest in a broadcast station or daily newspaper from having a "meaningful" nonattributable interest in another broadcast station or daily newspaper in the same local market. Among other things, "meaningful" interests could include significant equity interests (including non-voting stock, and otherwise "insulated" limited partnership interests) and significant employment positions. This policy may limit the permissible investments a purchaser of the Company's voting stock may make or hold. It also may limit the Company's ability to acquire stations in the same local market in which any of the Company's non-attributable investors has an attributable media interest. The FCC staff has requested additional information concerning whether certain such overlapping media interests in one market comply with the FCC's cross-interest policy, which compliance is necessary to obtain the FCC's approval of the Company's assignment applications in that market.

    PROGRAMMING AND OPERATION. The Communications Act requires broadcasters to serve the "public interest." Since 1981, the FCC gradually has relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. However, licensees continue to be required to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming will be considered by the FCC when it evaluates the licensee's renewal application, but such complaints may be filed and considered at any time.

    Stations also must pay regulatory and application fees to the FCC and follow various FCC rules that regulate, among other things, political advertising, the broadcast of obscene or indecent programming, sponsorship identification and technical operations (including limits on radio frequency radiation). In addition, licensees must develop and implement programs designed to promote equal employment opportunities and must submit reports to the FCC on these matters annually and in connection with a renewal application. The broadcast of contests and lotteries is regulated by FCC rules.

    Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short-term" (less than the maximum term) renewal or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

    In 1985, the FCC adopted rules regarding human exposures to levels of radio frequency ("RF") radiation. These rules require applicants for new broadcast stations, renewals of broadcast licenses or modifications of existing licenses to inform the FCC at the time of filing such applications whether a new or existing broadcast facility would expose people to RF radiation in excess of certain guidelines. In August 1996, the FCC adopted more restrictive radiation limits. These limits became effective on September 1, 1997 and govern applications filed after that date. The Company anticipates that such regulations will not have a material effect on its business.

    LOCAL MARKETING AGREEMENTS. Over the past six years, a number of radio stations, including certain of the Company's stations, have entered into what commonly are referred to as "local marketing agreements" or "time brokerage agreements." In a typical LMA, the licensee of a station makes available, for a fee, airtime on its station to a party which supplies programming to be broadcast during that airtime, and collects revenues from advertising aired during such programming. LMAs are subject to compliance with the antitrust laws and the FCC's rules and policies, including the requirement that the licensee of each station maintain independent control over the programming and other operations of its own station. The FCC has held that such agreements do not violate the Communications Act as long as the licensee of the station that is being substantially programmed by another entity maintains complete responsibility for, and control over, operations of its broadcast stations and otherwise ensures compliance with applicable FCC rules and policies.

    A station that brokers substantial time on another station in its market or engages in an LMA with a station in the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's ownership rules, discussed above. As a result, a broadcast station may not enter into an LMA that allows it to program more than 15% of the broadcast time, on a weekly basis, of another local station that it could not own under the FCC's local multiple ownership rules. FCC rules also prohibit a station from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) where the two stations serve substantially the same geographic area, whether the licensee owns the stations or owns one and programs the other through an LMA arrangement.

    PROPOSED CHANGES. In December 1994, the FCC initiated a proceeding to solicit comment on whether it should revise its radio and television ownership "attribution" rules by, among other proposals: (i) raising the basic benchmark for attributing ownership in a corporate licensee from 5% to 10% of the licensee's voting stock, (ii) increasing from 10% to 20% of the licensee's voting stock the attribution benchmark for "passive investors" in corporate licensees, (iii) restricting the availability of the attribution exemption when a single party controls more than 50% of the voting stock of a corporate license; and (iv) considering joint sales agreements ("JSA"), debt and non-voting stock interests to be attributable under certain circumstances. The FCC has made no decision in these matters. At this time, no determination can be made as to what effect, if any, this proposed rulemaking will have on the Company.

    From time to time Congress and the FCC have under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of the Company's radio stations, result in the loss of audience share and advertising revenues for the Company's radio stations, and affect the ability of the Company to acquire additional radio stations or finance such acquisitions. Such matters include: proposals to impose spectrum use or other fees on FCC licensees; the FCC's equal employment opportunity rules and regulations relating to political broadcasting; technical and frequency allocation matters; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and cross-ownership policies; changes to broadcast technical requirements; proposals to allow telephone or cable television companies to deliver audio and video programming to the home through existing phone lines; proposals to limit the tax deductibility of advertising expenses by certain types of advertisers; and proposals to auction the right to use the radio broadcast spectrum to the highest bidder, instead of granting FCC licenses and subsequent license renewals without such bidding.

    The FCC, on April 2, 1997, awarded two licenses for the provision of DARS. Under rules adopted for this service, licensees must begin construction of their space stations within one year, begin operating within four years, and be operating their entire system within six years. The Company cannot predict whether the service will be subscription-based or advertiser-supported. Digital technology also may be used in the future by terrestrial radio broadcast stations either on existing or alternate broadcasting frequencies, and the FCC has stated that it will consider making changes to its rules to permit AM and FM radio stations to offer digital sound following industry analysis of technical standards. In addition, the FCC has authorized an additional 100 kHz of bandwidth for the AM band and on March 17, 1997, adopted an allotment plan for the expanded band which identified the 88 AM radio stations selected to move into the band. At the end of a five-year transition period, those licensees will be required to return to the FCC either the license for their existing AM band station or the license for the expanded AM band station.

    The Company cannot predict whether any of the foregoing proposed changes will be adopted or what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

    The foregoing is a brief summary of certain provisions of the Communications Act, the Telecom Act and of specific FCC rules and policies. This description does not purport to be comprehensive and reference should be made to the Communications Act, the FCC's rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio broadcast stations.

    ANTITRUST AND MARKET CONCENTRATION CONSIDERATIONS. The Company is aware that the DOJ, which evaluates transactions to determine whether those transactions should be challenged under the federal antitrust laws, has been active recently in its review of radio station acquisitions, particularly where an operator proposes to acquire additional stations in its existing markets or multiple stations in new markets. The Company is aware that the DOJ has opened an investigation with respect to the Company's Pending Acquisitions in two markets which potentially affect the acquisition of up to an additional nine stations in the aggregate, and there can be no assurance that one or more of the Pending Acquisitions are not or will not be the subject of an investigation or enforcement action by the DOJ or the FTC. In addition, the FCC staff has stated publicly that it is currently reevaluating its policies and procedures relating to local radio market concentration, even where proposed acquisitions would comply with the station ownership limits in the Telecom Act and the FCC's multiple-ownership rules, and FCC approval of a number of pending radio station acquisitions by various parties (including acquisitions by the Company in several markets) has been delayed while this policy review is taking place. The FCC has issued a Notice of Inquiry which, among other things, seeks public comment on these issues. There can be no assurance that the DOJ, the FTC or the FCC will not prohibit or require the restructuring of future acquisitions (including one or more of the Pending Acquisitions). Competitors have also filed petitions or informal objections before the FCC on market concentration grounds in two markets (Dubuque, IA and Grand Junction, CO), and all such petitions or objections must be resolved before FCC approval can be obtained and the acquisitions consummated.

    For an acquisition meeting certain size thresholds, the HSR Act and the rules promulgated thereunder require the parties to file Notification and Report Forms with the FTC and the DOJ and to observe specified waiting period requirements before consummating the transaction. If the agencies determine that the transaction does not raise significant antitrust issues, then they will either terminate the waiting period or allow it to expire after the initial 30 days. On the other hand, if either of the agencies determine that the transaction requires a more detailed investigation, then at the conclusion of the initial 30 day period, it will issue a formal request for additional information ("Second Request"). During the initial 30 day period after the filing, the agencies decide which of them will investigate the acquisition, which in the case of radio broadcasting has generally been the DOJ. The issuance of a Second Request extends the waiting period until the twentieth calendar day after the date of substantial compliance by all parties to the acquisition. Thereafter, such waiting period may only be extended by court order or with the consent of the parties. In practice, complying with a Second Request can take a significant amount of time. In addition, if the investigating agency raises substantive issues in connection with a proposed transaction, then the parties frequently engage in lengthy discussions or negotiations with the investigating agency concerning possible means of addressing those issues, including but not limited to persuading the agency that the proposed acquisition would not violate the antitrust laws, restructuring the proposed acquisition, divestiture of other assets of one or more parties, or abandonment of the transaction. Such discussions and negotiations can be time-consuming, and the parties may agree to delay consummation of the acquisition during their pendency.

    At any time before or after the consummation of a proposed acquisition, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of the business acquired or other assets of the Company. Acquisitions that are not required to be reported under the HSR Act also may be investigated by the DOJ or the FTC under the antitrust laws before or after consummation. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws.

    As part of its increased scrutiny of radio station acquisitions, the DOJ has stated publicly that it believes that commencement of operations under LMAs, JSAs and other similar agreements customarily entered into in connection with radio station ownership transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act. In connection with acquisitions subject to the waiting period under the HSR Act, the Company will not commence operation of any affected station to be acquired under an LMA or similar agreement until the waiting period has expired or been terminated.

SEASONALITY

    The Company expects that its operations and revenues will be largely seasonal in nature, with generally lower revenue generated in the first quarter of the year and generally higher revenue generated in the fourth quarter of the year, with the exception of certain stations such as those of the Company in Salisbury-Ocean City, Maryland, where the stations generally earn higher revenues in the second and third quarters of the year because of the higher seasonal population in those communities. The seasonality of the Company's business causes and will likely continue to cause a significant variation in the Company's quarterly operating results. Such variations could have a material adverse effect on the timing of the Company's cash flows and therefore on its ability to service its obligations with respect to its indebtedness, including the Indenture, the Exchange Debenture Indenture and the Credit Facility.

EMPLOYEES

    At December 31, 1997, the Company employed approximately 660 persons. None of such employees are covered by collective bargaining agreements, and the Company considers its relations with its employees to be satisfactory.

    The Company also employs several on-air personalities with large loyal audiences in their respective markets. On occasion, the Company enters into employment agreements with these personalities to protect their interests in those relationships that it believes to be valuable. The loss of one of these personalities could result in a short-term loss of audience share, but the Company does not believe that any such loss would have a material adverse effect on the Company's financial condition or results of operations, taken as a whole.

PROPERTIES AND FACILITIES

    The types of properties required to support each of the Company's radio stations include offices, studios, transmitter sites and antenna sites. A station's studios are generally housed with its offices in business districts of the station's community of license or largest nearby community. The transmitter sites and antenna sites are generally located so as to provide maximum market coverage.

    On December 31, 1997, the Company owned its studio facilities in four markets and it owned transmitter and antenna sites in six markets. The Company leases its remaining studio and office facilities and transmitter and antenna sites. The Company does not anticipate any difficulties in renewing any facility leases or in leasing alternative or additional space, if required. The Company owns substantially all of its other equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment.

    No one property is material to the Company's operations. The Company believes that its properties are generally in good condition and suitable for its operations; however, the Company continually looks for opportunities to upgrade its properties and intends to upgrade studios, office space and transmission facilities in certain markets.

LEGAL PROCEEDINGS

    The Company currently and from time to time is involved in litigation incidental to the conduct of its business, but the Company is not a party to any lawsuit or proceeding which, in the opinion of the Company, is likely to have a material adverse effect on the Company.

REORGANIZATION AND CORPORATE STRUCTURE

    In March 1998, the Company amended its articles of incorporation to change its name from Cumulus Holdings, Inc. to Cumulus Media Inc. Until immediately prior to the closing of the Offerings, all of the outstanding common stock of the Company will have been held by Media LLC, whose members include State of Wisconsin Investment Board, NationsBanc Capital Corp., Heller Equity Capital Corporation, NML, and certain members of the Company's management or affiliates of management. See "Principal and Selling Stockholders." Immediately prior to the closing of the Offerings, (i) all of the shares of NML Preferred Stock will be exchanged for shares of Series A Preferred Stock as described below; and (ii) Media LLC will be liquidated and the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock held by Media LLC will be distributed by Media LLC to its members in liquidation.

    All shares of NML Preferred Stock which were held by NML immediately prior to the Offerings plus all accrued and unpaid dividends thereon as of the exchange date will be exchanged for shares of Series A Preferred Stock having an equivalent aggregate liquidation value pursuant to the Preferred Stock Offering. As of June 1, 1998, the liquidation value of the NML Preferred Stock was approximately $34.2 million. Subject to certain conditions, the Series A Preferred Stock will be exchangeable on any dividend payment date, at the Company's option, for the Exchange Debentures. See "Description of Capital Stock."

    The Company's U.S. radio operations are conducted primarily through Broadcasting, which owns the radio stations acquired pursuant to asset purchase agreements. The Company also owns the stock of radio groups or stations acquired pursuant to stock purchase or merger agreements. Licensing holds virtually all the FCC licenses for the Company's stations. Certain other FCC licenses are held by wholly-owned subsidiaries of the Company, and the Company intends in the near future to transfer those licenses to Licensing or to newly created subsidiaries that hold only FCC licenses. CCC owns radio stations throughout the English-speaking Eastern Caribbean, including among other places, Trinidad, St. Kitts and St. Lucia. CCC is currently constructing an FM station in Barbados and Tortola, BVI. The Company will be the issuer of the Class A Common Stock, the Series A Preferred Stock and the Notes, and is the borrower under the Credit Facility. Broadcasting and Licensing are guarantors of the Company's obligations under the Credit Facility. See "Description of the Credit Facility and Notes."

    Upon the consummation of the Reorganization, the capital stock of the Company will consist of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Series A Preferred Stock.

                              PENDING ACQUISITIONS

    The Company has entered into definitive purchase agreements to acquire 109 stations in 28 markets for an aggregate purchase price of approximately $245.1 million in Pending Acquisitions. The Company expects to consummate most of the Pending Acquisitions during the third and fourth quarters of 1998, although there can be no assurance that the transactions will be consummated within that time frame. In two of the markets in which there are Pending Acquisitions (Dubuque, IA and Grand Junction, CO), petitions or informal objections have been filed against the Company's FCC assignment applications In several other markets, FCC staff questions and/or requests for additional information relating to local market concentration or the FCC's cross-interest policy have been raised with respect to pending assignment applications. All such petitions, objections and FCC staff inquiries must be resolved before FCC approval can be obtained and the acquisitions consummated. There can be no assurance that other Pending Acquisitions will not be subjected to similar challenges, or that the Pending Acquisitions will be consummated. The Company believes that the proceeds of the Offerings will be sufficient to finance the consummation of the Pending Acquisitions.

    The Company from time to time enters into letters of intent to purchase radio stations. The letters of intent are non-binding and are subject to certain conditions, and there can be no assurance that the Company will enter into definitive purchase agreements with respect to such stations or will consummate such transactions. Accordingly, the Company does not consider a potential transaction as probable until it has executed an asset purchase agreement.

                                   MANAGEMENT

    The following table sets forth certain information with respect to the directors and executive officers and managers of the Company:

NAME                                      AGE      POSITION(S)
------------------------------------      ---      ---------------------------------------------------------------------

Richard W. Weening(1)                         52   Executive Chairman, Treasurer and Director

Lewis W. Dickey, Jr.(1)                       36   Executive Vice Chairman and Director

William M. Bungeroth(1)                       52   President and Director

Richard J. Bonick, Jr.                        47   Vice President and Chief Financial Officer

Terrence Baun                                 50   Director of Engineering

John Dickey                                   31   Director of Programming

Terrence Leahy                                43   Secretary and General Counsel

Daniel O'Donnell                              38   Director of Corporate Finance

Mini Srivathsa                                29   Director of Technology

Robert H. Sheridan, III(2)(3)                 35   Director

Ralph B. Everett(2)(3)                        46   Director

------------------------

(1) Member of the Executive Committee.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

    RICHARD W. WEENING has served as Executive Chairman, Treasurer and Director of the Company since March 1998. Mr. Weening served as Chairman of Cumulus from its inception on May 22, 1997 until March 1998. Mr. Weening was a founder and an initial investor in Media LLC through his ownership interest in CML Holdings LLC ("CML"), an investment fund managed by QUAESTUS, a private equity investment and advisory firm specializing in information services and media and new media companies. QUAESTUS is also a Managing Member of Media LLC. Mr. Weening has served as Chairman and Chief Executive Officer of Media LLC since its inception in April 1997. Mr. Weening founded QUAESTUS in 1989 and served as Chairman and Chief Executive Officer until March 1998. Mr. Weening has over 20 years experience as a chief executive officer and investor in the information and media industry including text and reference book publishing and business magazine publishing, radio broadcasting, interactive information services and electronic commerce software and services. In 1985, Mr. Weening founded Caribbean Communications Company Ltd., a radio broadcasting company acquired by the Company in May 1997. He currently serves as a director of QUAESTUS and ARI Network Services, Inc. He holds a Bachelor of Arts degree from St. Johns University.

    LEWIS W. DICKEY, JR. has served as Executive Vice Chairman and Director of the Company since March 1998. Mr. Dickey was a founder and an initial investor in Media LLC through his interest in CML and owns 75% of the outstanding capital stock of DBBC of Georgia, LLC ("DBBC"), a Managing Member in Media LLC. He has served as Executive Vice Chairman and a Director of Media LLC since its inception in April 1997. Mr. Dickey is the founder and was President of Stratford Research from September 1985 to March 1998 and owns 25% of the outstanding capital stock of Stratford Research. Stratford Research is a strategy consulting and market research firm advising radio and television broadcasters as well as other media related industries. Mr. Dickey is a nationally regarded consultant on radio strategy and the author of THE FRANCHISE--BUILDING RADIO BRANDS, published by the National Association of Broadcasters ("NAB"), one of the industry's leading texts on competition and strategy.

From January 1988 until March 1998, Mr. Dickey served as President and Chief Operating Officer of Midwestern Broadcasting, which operated two stations in Toledo, Ohio that were acquired by the Company in November 1997. He also has an ownership interest (along with members of his family and Mr. Weening) in three stations in Nashville: WQQK-FM, WNPL-FM and WVOL-AM. He holds Bachelor of Arts and Master of Arts degrees in English Literature from Stanford University and a Master of Business Administration degree from Harvard University. Mr. Dickey is the brother of John Dickey.

    WILLIAM M. BUNGEROTH has served as President and Director of Cumulus and President and Chief Executive Officer of Cumulus Broadcasting Inc. since the companies began operations in May 1997. Mr. Bungeroth joined Cumulus from WPNT Radio in Chicago where he was Vice President and General Manager of this flagship property of Century Broadcasting Corp. Prior to joining Century in 1992, he was President of Consulting Partners, which specialized in improving the operations of radio stations in mid-size and smaller markets. From August 1989 to July 1990, Mr. Bungeroth was Vice President of Major Market Affiliations at Unistar Radio Networks. From August 1987 to August 1989, he was President and Chief Operating Officer of Sunbelt Communications. From 1982 to 1987, he was Vice President of Sales and Operations at Century Broadcasting. He holds a Bachelor of Arts degree from Lafayette College.

    RICHARD J. BONICK, JR. has served as Vice President and Chief Financial Officer of Cumulus since May 1997. Prior to joining Cumulus, Mr. Bonick had a successful 20 year career with Century Broadcasting where he held various financial and operating positions, most recently as Executive Vice President and Chief Financial Officer. He began his career with Price Waterhouse. Mr. Bonick is a Certified Public Accountant and holds a Bachelor of Arts degree from the University of Dayton and a Master of Management degree in finance from the Kellogg School at Northwestern University.

    TERRENCE M. BAUN has served as Director of Engineering of the Company and Vice President of Cumulus Broadcasting Inc. since January 1998. Prior to joining Cumulus, Mr. Baun was President of Criterion Broadcast Services, a broadcast engineering technical support company serving clients in Wisconsin and Illinois, from 1988 to January 1998. He was previously Technical Director of Multimedia Broadcasting's Radio Division, and a Chief Engineer at several Milwaukee stations. Mr. Baun is certified by the Society of Broadcast Engineers ("SBE") as a Professional Broadcast Engineer and recently concluded two years of service as SBE President. He is a twenty year member of the Audio Engineering Society, and holds a Bachelor of Sciences degree from Marquette University.

    JOHN DICKEY has served as Director of Programming of the Company and Vice President of Cumulus Broadcasting Inc. since March 1998. Mr. Dickey has served as Executive Vice President of Stratford Research since June 1988. He has served as Director of Programming for Midwestern Broadcasting from January 1990 until March 1998 and is a partner in both Stratford Research as well as the Nashville stations. Mr. Dickey also owns 25% of the outstanding capital stock of Stratford Research and 25% of the outstanding capital stock of DBBC. Mr. Dickey holds a Bachelors of Arts degree in American History from Stanford University. Mr. Dickey is the brother of Lewis W. Dickey, Jr.

    TERRENCE J. LEAHY has served as Secretary and General Counsel of the Company and Vice President of Cumulus Broadcasting, Inc. since March 1998. Prior to March 1998, Mr. Leahy was serving Cumulus in the same capacity as a Managing Director of QUAESTUS and Vice President of the Company. Mr. Leahy began his career practicing media, telecommunications and corporate law and litigation in Washington, D.C. with the law firms of Wilmer, Cutler & Pickering and Mintz, Levin, Cohn, Ferris, Glovsky & Popeo. He joined QUAESTUS in April 1992 and played a key role in the founding of Media LLC. He is an honors graduate of Princeton University, Harvard Law School, and the Executive MBA program at The Wharton School at the University of Pennsylvania.

    DANIEL O'DONNELL has served as Director of Corporate Finance of the Company and Vice President of Cumulus Broadcasting Inc. since March 1998. Prior to joining Cumulus in March, 1998, Mr. O'Donnell was a Senior Vice President in the Corporate Finance Group of Heller Financial, Inc. Prior to joining Heller's Corporate Finance Group in 1992, Mr. O'Donnell held a number of offices within Heller

Financial, Inc., including Vice President, Portfolio Manager for the Corporate Finance Group's media portfolio, Vice President of Heller's Corporate Asset Quality Group, and Vice President, Finance for Heller International Corporation. Prior to joining Heller Financial, Inc., Mr. O'Donnell was a manager and audit supervisor for Arthur Young & Company in the Chicago office, which he joined in 1982. Mr. O'Donnell has a Bachelor of Arts degree in Accounting from Loyola University in Chicago, and is a Certified Public Accountant.

    MINI SRIVATHSA has served as Director of Technology of the Company and Vice President of Cumulus Broadcasting, Inc. since March 1998. Prior to joining Cumulus in January 1998, Ms. Srivathsa was a Senior Consultant for Keane, Inc. from February 1997 to January 1998. From December 1993 to February 1997, she served as a Systems Architect for ARI Network Services where she served as the lead architect for an object-oriented, distributed nation-wide ordering system and WWW-based search engine. From December 1992 to December 1993, Ms. Srivathsa was a consultant in the Consultant Services Division at the University of Wisconsin. Ms. Srivathsa has extensive experience in Internet-based applications, object-oriented technologies and electronic commerce. She was Vice President of the Wisconsin Java User Group and is a voting committee member of the Internet Developers Association. She has also published several articles on Internet technology. She holds a Bachelor of Science degree in Computer Science from Bangalore University and a Masters of Science degree in Computer Science from the University of Wisconsin.

    ROBERT H. SHERIDAN, III will be elected to serve as a Director of the Company upon the consummation of the Offerings. Mr. Sheridan has served as a member of the Investment Committee of Media LLC since April 1997. Mr. Sheridan is a Managing Director of NationsBank Capital Investors, the principal investment group within NationsBank Corporation, and a Senior Vice President of NationsBanc Capital Corp., NationsBanc Investment Corporation and NationsBank, N.A. NationsBanc Capital Corp. is a stockholder of the Company. Prior to joining NationsBank Capital Investors in January 1994, Mr. Sheridan worked in the corporate bank division of NationsBank Corporation and its predecessor from June 1989 to January 1994. Prior to joining NationsBank Corporation, Mr. Sheridan worked in investment bank and capital markets positions at PaineWebber, Inc. from 1986 to 1988. Mr. Sheridan holds a Bachelor of Arts degree from Vanderbilt University and a Master of Business Administration from Columbia University. See "Principal and Selling Stockholders."

    RALPH B. EVERETT will be elected to serve as a Director of the Company upon the consummation of the Offerings. Since 1989, Mr. Everett has been a partner with the Washington, D.C. office of the law firm of Paul, Hastings, Janofsky & Walker LLP, where he heads the Firm's Federal Legislative Practice Group. Prior to 1989, he was the Chief Counsel and Staff Director of the United States Senate Committee on Commerce, Science and Transportation. He is a Director and a member of the Investment Committee of Shenandoah Life Insurance Company. He is also a member of the Board of Visitors of Duke University Law School and the Norfolk Southern Corporation Advisory Board. Mr. Everett graduated with a Bachelor of Arts degree from Morehouse College and received a Juris Doctor degree from Duke University.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

    COMPENSATION OF NAMED EXECUTIVE OFFICERS. The following table provides certain summary information for the nine months ended December 31, 1997 concerning compensation paid or accrued by the Company to or on behalf of the persons functioning effectively as executive officers of the Company whose combined salary and bonus on an annualized basis exceeded $100,000 during such period (the "Named Executive Officers"):


                                                                         ANNUAL COMPENSATION
                                                                 ------------------------------------
                                                                                            OTHER        ALL OTHER
                                                                                           ANNUAL      COMPENSATION
NAME AND PRINCIPAL POSITION                             YEAR       SALARY      BONUS    COMPENSATION        (2)
----------------------------------------------------  ---------  ----------  ---------  -------------  -------------
Richard W. Weening(1)...............................       1997      --         --           --             --

Lewis W. Dickey, Jr.(1).............................       1997      --         --           --             --

William M. Bungeroth................................       1997  $  170,000  $  50,000    $   7,000     $   205,000

Richard J. Bonick, Jr...............................       1997  $  170,000  $  25,000    $   7,000     $   205,000


    For the period from inception on May 22, 1997 to December 31, 1997, the Company did not grant any options to any party.

------------------------

(1) During 1997, Messrs. Weening and Dickey dedicated approximately 85% and 80% of their time, respectively, to matters directly related to the Company and its business, since the Company's inception. Messrs. Weening and Dickey did not receive any compensation directly from the Company. However, during 1997 the Company paid $297,000 to QUAESTUS, an entity controlled by Mr. Weening, for acquisition and corporate finance services performed on behalf of the Company. In addition, the Company paid $184,000 to Stratford Research, an entity controlled by Mr. Dickey, for programming research and broadcast strategy consulting services. At December 31, 1997, the Company owed an additional $240,000 to Stratford Research for services rendered.

    The Company also paid to Media LLC (i) a non-recurring organizational fee of $300,000 (with QUAESTUS receiving $180,000 of such fee and DBBC, an entity controlled by Mr. Dickey receiving $120,000 of such fee), and (ii) a management fee of $206,000 (with QUAESTUS receiving $123,600 of such fee and DBBC receiving $82,400 of such fee). See "Certain Relationships and Related Transactions."

(2) During the period from inception on May 22, 1997 to December 31, 1997 Cumulus Media, LLC issued common stock to the following affiliates and employees of the Company: QUAESTUS, DBBC, William M. Bungeroth and Richard
    J. Bonick, Jr. Shares issued to Mr. Bungeroth and Mr. Bonick were issued in connection with a one-time grant of shares issued to them upon formation of the Company. The Company has recognized a non-recurring, non-cash stock compensation expense related to the issuance of such common stock.

1998 STOCK INCENTIVE PLAN


    The Company's Board of Directors intends to adopt the 1998 Stock Incentive Plan (the "1998 Plan") to provide officers, other key employees and non-employee directors (other than participants in the Executive Plan (as defined in "Management--Executive Stock Incentive Plan")) of the Company, as well as consultants to the Company, with additional incentives by increasing their proprietary interest in the Company. An aggregate of 1,288,834 shares of Class A Common Stock will be subject to the 1998 Plan, of which a maximum of 1,228,834 shares of Class A Common Stock will be subject to incentive stock options and a maximum of 100,000 shares of Class A Common Stock are available to be awarded as restricted stock. In addition, subject to certain equitable adjustments, no one person will be eligible to receive options for more than 300,000 shares in any one calendar year and the maximum amount of restricted stock which will be awarded to any one person during any calendar year is $500,000.



    The 1998 Plan will permit the Company to grant awards in the form of stock options (including both incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options) and restricted shares of the Class A Common Stock (individually, an "Award" and collectively, "Awards"). All stock options awarded under the 1998 Plan will be granted at an exercise price of no less than fair market value of the Class A Common Stock on the date of grant. No Award will be granted under the 1998 Plan after June 22, 2008.


    The 1998 Plan will be administered by the Compensation Committee of the Board, which will have exclusive authority to grant Awards under the 1998 Plan and to make all interpretations and determinations affecting the 1998 Plan. The Compensation Committee will have discretion to determine the individuals to whom Awards are granted, the amount of such Award, any applicable vesting schedule, whether Awards vest upon the occurrence of a Change in Control (as defined in the 1998 Plan) and other terms of any Award. The Committee may delegate to certain senior officers of Cumulus Media Inc. its duties under the plan subject to such conditions or limitations the Committee may establish. Any Award made to a non-employee director must be approved by the Company's Board of Directors. In the event of any changes in the capital structure of the Company, the Compensation Committee will make equitable adjustments to outstanding Awards so that the net value of the Award is not changed.

    Upon consummation of the Offerings, there will be outstanding options to purchase a total of 375,018 shares of Class A Common Stock exercisable at the initial public offering price under the 1998 Plan.

EXECUTIVE STOCK INCENTIVE PLAN


    The Company's Board of Directors also intends to adopt the Executive Stock Incentive Plan (the "Executive Plan") to provide certain key executives of the Company with additional incentives by increasing their proprietary interest in the Company. An aggregate of 2,001,380 shares of Class C Common Stock will be subject to the Executive Plan. In addition, no one person will be eligible to receive options for more than 1,000,690 shares in any one calendar year. Richard
W. Weening and Lewis W. Dickey, Jr. will be the sole participants in the Executive Plan.


    The Executive Plan permits the Company to grant awards in the form of stock options (including both incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options) of Class C Common Stock (individually, an "Executive Award" and collectively, "Executive Awards").

    Stock options under the Executive Plan will be granted upon the consummation of the Offerings and will be divided into three tranches. Tranche 1 will consist of options (the "Time Vested Options") with an exercise price equal to the initial public offering price (the "IPO Price") and will vest quarterly in equal installments over a four-year period (subject to accelerated vesting in certain circumstances as described under Employment Agreements), provided the plan participant is employed by the Company on each of such dates. Tranche 2 and Tranche 3 will consist of performance based options (the "Performance Options") which will vest in four equal annual installments on each of the first four anniversaries of the closing of the Stock Offerings (subject to accelerated vesting in certain circumstances as described under "Employment Agreements"). The first installment of both the Tranche 2 options and Tranche 3 options will be exercisable at the IPO Price upon the first anniversary of the closing of the Offerings and the succeeding installments will be exercisable at a price 15% (or 20% in the case of Tranche 3 options) greater than the prior year's exercise price for each of the next three years. Vesting of Tranche 2 and Tranche 3 options is conditioned on the employment of the plan participant by the Company on the vesting date.

    The Executive Plan will be administered by the Compensation Committee of the Board, which will have exclusive authority to grant Executive Awards under the Executive Plan and to make all interpretations and determinations affecting the Executive Plan. In the event of any changes in the capital structure of the Company, the Compensation Committee will make equitable adjustments to outstanding Executive Awards so that the net value of the Executive Award is not changed. Prior to the completion of the Offering, there will be outstanding options to purchase a total of 2,001,380 shares of Class C Common Stock under the Executive Plan.

DEFINED CONTRIBUTION PLAN

    The Company has established a profit sharing plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan") for all eligible employees. Under the 401(k) Plan, all eligible employees are permitted to defer compensation up to a maximum of the lesser of (a) $10,000 and (b) 15% of their income. The 401(k) Plan provides for a matching contribution by the Company equal to 25% of the amount contributed by the employee, up to 6% of the employee's total compensation. The employee's contribution is immediately vested and 20% of the Company's matching contribution vests every year after the first year of the employee's participation in the plan. Accordingly, the matching contribution is fully vested five years after such contribution.

EMPLOYMENT AGREEMENTS

    As discussed more particulary below, the Company intends to enter into employment agreements with certain of the Named Executive Officers. Subject to certain exceptions, such employment agreements prohibit each of the Named Executive Officers from competing with the Company for a specified period after termination of employment (18 months for Messrs. Weening and Dickey and 12 months for Messrs. Bungeroth and Bonick).

    Upon the consummation of the Offerings, Mr. Weening will enter into an employment agreement with the Company pursuant to which he will serve as Executive Chairman and Treasurer of the Company. Under the terms of Mr. Weening's employment agreement, he will be entitled to receive an annual base salary of $300,000. Such base salary will increase by 5.0% during each year of the term of the employment agreement, subject to merit increases as the Compensation Committee deems appropriate. The agreement will provide that Mr. Weening may receive a bonus of up to 50% of the base salary, with bonus targets to be based on Broadcast Cash Flow (as defined under "Certain Definitions and Market and Industry Data") or stock appreciation goals as determined by the Compensation Committee. Mr. Weening's employment agreement will have a three-year term with an automatic renewal provision of one year, subject to non-renewal. The terms of the agreement will also provide that upon the death or disability of Mr. Weening, the Company shall continue to pay Mr. Weening's base salary for the twelve-month period immediately following such event and all unvested Time Vested Options will vest and be retained. In addition, in the event (i) the death or disability occurs after the mid-point of a particular vesting year and (ii) the fair market value of the Class A Common Stock as of the date of such death or disability equals or exceeds the exercise price per share of the Performance Options Scheduled to vest at the end of such vesting year, such Performance Options will vest and be retained. The agreement will also provide that in the event Mr. Weening is terminated by the Company without cause or terminates his employment for good reason, the Company will pay to Mr. Weening an amount equal to the greater of (i) the base salary owed to Mr. Weening for the remainder of the term of the agreement and (ii) one times annual base salary in effect as of the date of termination plus the last bonus received by Mr. Weening and all unvested Time Vested Options will vest and be retained. In addition, in the event the fair market value of the Class A Common Stock as of the date of such termination equals or exceeds the exercise price per share of the unvested Performance Options, such Performance Options will vest and be retained. Such Performance Options that become vested shall remain exercisable until 90 days following the date that such Performance Options would otherwise have become vested and exercisable. If, within the one-year period following a change of control, the Company terminates Mr. Weening's employment for any reason other than death or disability or for cause or Mr. Weening terminates his employment for good reason, Mr. Weening will be paid the same amount as if he were terminated without cause if no change of control had occurred except all unvested Time Vested Options and Performance Options will vest and be retained.

    Upon the consummation of the Offerings, Mr. Dickey will enter into an employment agreement with the Company pursuant to which he will serve as Executive Vice Chairman of the Company. Under the terms of Mr. Dickey's employment agreement he will be entitled to receive an annual base salary of $300,000. Such base salary will increase by 5.0% during each year of the term of the employment agreement, subject to merit increases as the Compensation Committee deems appropriate. The agreement provides that Mr. Dickey may receive a bonus of up to 50% of the base salary, with bonus targets to be based on Broadcast Cash Flow or stock appreciation goals as determined by the Compensation Committee. Mr. Dickey's employment agreement and will have a three-year term with an automatic renewal provision of one year, subject to non-renewal. The terms of the agreement will also provide that upon the death or disability of Mr. Dickey, the Company shall continue to pay Mr. Dickey's base salary for the twelve-month period immediately following such event and all unvested Time Vested Options will vest and be retained. In addition, in the event (i) the death or disability occurs after the mid-point of a particular vesting year and (ii) the fair market value of the Class A Common Stock as of the date of such death or disability equals or exceeds the exercise price per share of the Performance Options scheduled to vest at the end of such vesting year, such Performance Options will vest and be retained. The agreement also provides that in the event Mr. Dickey is terminated by the Company without cause or terminates his employment for good reason, the Company will pay to Mr. Dickey an amount equal to the greater of (i) the base salary owed to Mr. Dickey for the remainder of the term of the agreement and (ii) one times annual base salary in effect as of the date of termination plus the last bonus received by Mr. Dickey and all unvested Time Vested Options will vest and be retained. In addition, in the event the fair market value of the Class A Common Stock as of the date or such termination equals or exceeds the exercise price per share of the unvested Performance Options, such Performance Options will vest and be retained. Such Performance Options that become vested shall remain exercisable until 90 days following the date that such Performance Options would otherwise have become vested and exercisable. If, within the one-year period following a change of control, the Company terminates Mr. Dickey's employment for any reason other than death or disability or for cause or Mr. Dickey terminates his employment for good reason, Mr. Dickey will be paid the same amount as if he were terminated without cause if no change of control had occurred except all unvested Time Vested Options and Performance Options will vest.

    Mr. Bungeroth is a party to an employment agreement with Media LLC pursuant to which he serves as President and Chief Executive Officer of the Company and President and Chief Executive Officer of Broadcasting. Under the terms of Mr. Bungeroth's employment agreement, he is entitled to receive an annual base salary of $250,000 and is eligible to receive a bonus of up to 50% of his annual base salary based on goals agreed upon by Mr. Bungeroth and QUAESTUS. Mr. Bungeroth's employment agreement is terminable by either party. Upon the consummation of the Offerings, Mr. Bungeroth will enter into an employment agreement with the Company with terms comparable to his existing employment agreement.

    Mr. Bonick is a party to an employment agreement with Media LLC pursuant to which he serves as Vice President and Chief Financial Officer of the Company and Broadcasting. Under the terms of Mr. Bonick's employment agreement, he is entitled to receive an annual base salary of $250,000 and is eligible to receive a bonus of up to 50% of his annual base salary based on goals agreed upon by Mr. Bonick and QUAESTUS. Mr. Bonick's employment agreement is terminable by either party. Upon consummation of the Offerings, Mr. Bonick will enter into an employment agreement with the Company with terms comparable to his existing employment agreement.

BOARD OF DIRECTORS

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Sheridan and Everett will comprise the Company's Compensation Committee. Prior to the Stock Offerings, the Company did not have a Compensation Committee and compensation decisions were made primarily by the Board and the Investment Committee including representatives of NationsBanc Capital Corp., Heller Equity Capital Corporation and State of Wisconsin Investment Board.

    AUDIT COMMITTEE

    Messrs. Sheridan and Everett will serve as the Company's Audit Committee.

    NON-EMPLOYEE DIRECTOR COMPENSATION


    Each member of the Board of Directors who is not an officer or an owner, or the representative of an owner, of more than 5% of the outstanding Class A Common Stock of the Company receives compensation of $1,000 per meeting for serving on the Board of Directors. The Company also reimburses Directors for any expenses incurred in attending meetings of the Board of Directors and the committees thereof. Upon their election to the Board of Directors or the closing of the Offering (whichever is later), each non-employee Board member will be granted options to purchase 30,000 shares of the Company's Class A Common Stock. Such options will be exercisable at the fair market value of the common stock at the date of grant. These options will become vested and exercisable for up to 20% of the total optioned shares upon the first anniversary of the grant of the options and for an additional 20% of the total optioned shares upon each succeeding anniversary until the option is fully exercisable at the end of the fifth year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In November 1997, the Company acquired two radio stations (one AM and one FM station) in Toledo, Ohio from Midwestern Broadcasting, Inc. ("Midwestern"), an entity controlled by Lewis Dickey, Sr., the father of the Company's Executive Vice Chairman, Lewis W. Dickey, Jr., and Vice President and Director of Programming, John Dickey. Lewis W. Dickey, Jr., was Midwestern's President and Chief Operating Officer. John Dickey served as Director of Programming of Midwestern from January 1990 until March 1998. The total purchase price of the stations purchased from Midwestern was $10.0 million.

    Richard W. Weening, Lewis W. Dickey, Jr., John Dickey and other members of the Dickey family have ownership interests in three radio stations (two FM stations and one AM station) in Nashville, Tennessee which are not affiliates of the Company.

    Lewis W. Dickey, Jr. and John Dickey each have a 25% ownership interest in Stratford Research, an entity that provides programming and marketing consulting and market research services to the Company. Historically, Stratford Research has received a one-time $25,000 per market fee to evaluate programming at target radio stations prior to acquisition. Annual strategic studies of each market have been provided at a cost of $25,000 per year, per market. Program consulting services for acquired stations have been provided on an as needed basis. Total fees earned by Stratford Research during 1997 totaled $424,000. Under the new agreement with Stratford Research which takes effect immediately prior to the consummation of the Offerings, Stratford Research will continue to receive $25,000 to evaluate programming at target radio stations. The strategic studies will cost the Company a minimum of $25,000, negotiable depending on competitive market conditions. Additionally, Stratford Research will provide program consulting services for $900 per month, per FM station, increasing to $1,100 per month per FM station over the three years of the agreement.

    QUAESTUS, an entity controlled by Mr Weening, provides industry research, market support and due diligence support services, and transaction management for the Company's acquisitions and provides certain corporate finance and related services in support of the Company's treasury function. Prior to March 1998, QUAESTUS received $25,000 for each FM station acquired, from which was paid additional out-of-pocket expenses for legal, due diligence, and engineering expenses in connection with each acquisition. During 1997, the Company paid QUAESTUS $297,000 for acquisition and corporate finance services. Under the new agreement with QUAESTUS which takes effect immediately prior to the consummation of the Offerings, QUAESTUS will receive a specified rate per transaction between $15,000 and $60,000, depending on the number of FM stations acquired in the transaction, and conditioned on consummation of those transactions. In addition, the Company is obligated to reimburse QUAESTUS for all of its expenses incurred in connection with the performance of services under such agreement.

    The Company also paid to Media LLC fees in 1997 consisting of (i) a non-recurring organizational fee of $300,000 (with QUAESTUS receiving $180,000 of such fee and DBBC, receiving $120,000 of such fee) and (ii) a management fee of $206,000 (with QUAESTUS receiving $123,600 of such fee from Media LLC and DBBC receiving $82,400 of such fee from Media LLC). Upon the consummation of the Offerings, the fee paid to Media LLC shall terminate. Lewis W. Dickey, Jr. and John Dickey have a 75% and 25% ownership interest in DBBC, respectively.

    CCC has a liability to Robin Woodard Weening, the former president of CCC and the wife of Richard Weening, representing deferred compensation in the amount of approximately $184,000, which is accruing interest. Ms. Weening is an employee of QUAESTUS and is currently a member of the board of directors of CCC.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth as of June 24, 1998 (assuming the consummation of the Reorganization as of such date) and as adjusted to give effect to the sale of Class A Common Stock offered hereby, certain information regarding beneficial ownership of the Company's Common Stock by (i) State of Wisconsin Investment Board ("the Selling Stockholder"), (ii) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (iii) each director, (iv) each of the Named Executive Officers and (v) all directors and executive officers as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                 CLASS A COMMON STOCK                              CLASS B COMMON STOCK(1)
                            ---------------------------------------------------------------  -----------------------------------
                                                                                                                         AFTER
                                 PRIOR TO STOCK                                                   PRIOR TO STOCK         STOCK
                                   OFFERINGS           SHARES      AFTER STOCK OFFERINGS            OFFERINGS          OFFERINGS
                            ------------------------    BEING    --------------------------  ------------------------  ---------
NAME                         NUMBER     PERCENTAGE     OFFERED     NUMBER      PERCENTAGE     NUMBER     PERCENTAGE     NUMBER
--------------------------  ---------  -------------  ---------  -----------  -------------  ---------  -------------  ---------
State of Wisconsin
  Investment Board          1,170,000         85.8%   1,170,000      --            --        3,751,950         43.1%   3,751,950
NationsBanc Capital Corp.      --           --           --          --            --        3,343,417         38.4%   3,343,417
Heller Equity Capital
  Corporation                  --           --           --          --            --          922,272         10.6%     922,272
The Northwestern Mutual
  Life Insurance Company       --           --           --          --            --          693,728          8.0%     693,728
CML Holdings, LLC              --           --           --          --            --           --           --           --
QUAESTUS Management
  Corporation                  --           --           --          --            --           --           --           --
DBBC of Georgia, LLC           --           --           --          --            --           --           --           --
Richard W. Weening             --           --           --          --            --           --           --           --
Lewis W. Dickey, Jr.
William M. Bungeroth           96,725          7.1%      --          96,725(4)         1.3%     --           --           --
Richard J. Bonick, Jr.         96,725          7.1%      --          96,725(4)         1.3%     --           --           --
Robert H. Sheridan, III        --           --           --          --    (5)      --          --           --           --
Ralph B. Everett               --           --           --          --    (5)      --          --           --           --
All Executive Officers and
  Directors, as a group (6
  persons)................    193,450         14.2%      --         193,450           2.6%      --           --           --

                                                        CLASS C COMMON STOCK(2)
                                           --------------------------------------------------

                                                PRIOR TO STOCK
                                                  OFFERINGS           AFTER STOCK OFFERINGS
                                           ------------------------  ------------------------
NAME                         PERCENTAGE     NUMBER     PERCENTAGE     NUMBER     PERCENTAGE
--------------------------  -------------  ---------  -------------  ---------  -------------
State of Wisconsin
  Investment Board                 43.1%      --           --           --           --
NationsBanc Capital Corp.          38.4%      --           --           --           --
Heller Equity Capital
  Corporation                      10.6%      --           --           --           --
The Northwestern Mutual
  Life Insurance Company            8.0%      --           --           --           --
CML Holdings, LLC                --        1,643,214         67.5%   1,643,214         67.5%
QUAESTUS Management
  Corporation                    --          474,356         19.5%     474,356         19.5%
DBBC of Georgia, LLC             --          316,238         13.0%     316,238         13.0%
Richard W. Weening               --          474,356         19.5%     474,356(3)        19.5%
Lewis W. Dickey, Jr.                         316,238         13.0%     316,238(3)        13.0%
William M. Bungeroth             --           --           --           --           --
Richard J. Bonick, Jr.           --           --           --           --           --
Robert H. Sheridan, III          --           --           --           --           --
Ralph B. Everett                 --           --           --           --           --
All Executive Officers and
  Directors, as a group (6
  persons)................       --          790,594         32.5%     790,594         32.5%

------------------------------

(1) Except upon the occurrence of certain events, holders of Class B Common Stock are not entitled to vote, whereas each share of Class A Common Stock entitles its holders to one vote and subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. Under certain conditions and subject to prior governmental approval, shares of Class B Common Stock are convertible into shares of Class A Common Stock and/or Class C Common Stock.

(2) Subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. Under certain conditions and subject to prior governmental approval, shares of Class C Common Stock are convertible into shares of Class A Common Stock.

(3) Represents beneficial ownership attributable to Messrs. Weening and Dickey as a result of their controlling interests in QUAESTUS and DBBC, respectively. Does not include options to purchase 1,000,690 shares of Class C Common Stock granted to each of Messrs. Weening and Dickey under the Executive Plan.


(4) Does not include options to purchase 235,000 and 30,355 shares of Class A Common Stock granted to Messrs. Bungeroth and Bonick, respectively, under the 1998 Plan.



(5) Does not include options to purchase 30,000 shares of Class A Common Stock granted to each of Messrs. Sheridan and Everett upon their election to the Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary description of the capital stock of the Company is qualified by reference to the Company's Amended and Restated Articles of Incorporation and Bylaws, which are filed as exhibits to the Registration Statement of which this Prospectus is a part and are incorporated herein by reference.


    Upon consummation of the Reorganization, the Company's authorized capital stock will consist of: (i) 50,000,000 shares of Class A Common Stock, $.01 par value per share; (ii) 20,000,000 shares of Class B Common stock, $.01 par value per share; (iii) 30,000,000 shares of Class C Common Stock, $.01 par value per share and (iv) 262,000 shares of preferred stock.


COMMON STOCK

    GENERAL. Except with respect to voting and conversion, shares of Class A Common Stock , Class B Common Stock and Class C Common Stock are identical in all respects. Holders of shares of Class A Common Stock are entitled to one vote per share; except as provided below, holders of Class B Common Stock are not entitled to vote; and, subject to the immediately succeeding sentence, holders of shares of Class C Common Stock are entitled to ten votes per share. During the period of time commencing with the date of conversion of Class B Common Stock to Class C Common Stock by NationsBanc or SWIB and ending with the date on which NationsBanc and SWIB (together with their respective affiliates) each ceases to beneficially own at least 5% of the aggregate shares of Common Stock held by such holders immediately prior to the consummation of the Offerings, holders of Class C Common Stock shall be entitled to only one vote per share.

    VOTING. All actions submitted to a vote of the Company's stockholders are voted on by holders of Class A Common Stock and Class C Common Stock, voting together as a single class. Holders of Class B Common Stock are not entitled to vote, except with respect to the following corporate actions ("Fundamental Actions"): (i) any proposed amendment to the Company's articles of incorporation or by-laws; (ii) any proposed merger, consolidation or other business combination, or sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any proposed voluntary liquidation, dissolution or termination of the Company; and (iv) any proposed transaction resulting in a Change of Control and except as set forth below. The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class C Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a class, are required to approve any Fundamental Action; PROVIDED that such voting rights will cease with respect to such holder of Class B Common Stock and the shares of Class B Common Stock held by such holder shall not be included in determining the aggregate number of shares outstanding for voting purposes, upon the failure of any such holder (together with its affiliates) to beneficially own at least 50% of the shares held by such holder immediately prior to the consummation of the Offerings.

    In addition to the above voting rights, upon a final order by the FCC that the granting of the right to NationsBanc to designate a director to the Board of Directors of the Company pursuant to a stockholders agreement will not result in NationsBanc's interest being "attributable" under applicable FCC rules and so long as NationsBanc (together with its affiliates) continues to own not less than 50% of the shares of the Company's common stock held by NationsBanc immediately prior to the consummation of the Offerings, NationsBanc will, pursuant to a stockholders agreement, be entitled to designate one director to the Board of Directors of the Company. The Amended and Restated Articles of Incorporation of the Company will provide that, so long as NationsBanc (together with its affiliates) continues to own not less than 50% of the shares of the Company's common stock held by NationsBanc immediately prior to the consummation of the Offerings and upon a final order by the FCC that the granting of the right to NationsBanc to designate a director to the Board of Directors of the Company pursuant to a stockholders agreement will not result in such holders' interest being "attributable" under applicable FCC rules, (a) the holders of the Class C Common Stock will be entitled to elect a director, which director shall be the NationsBanc designee (the "Class C Director") to the Board of Directors of the Company and (b) the Company may not take any of the following actions without the unanimous vote of the Board of Directors (including the Class C Director): (i) enter into any transaction with any affiliate of the Company or amend or otherwise modify any existing agreement with any affiliate of the Company other than transactions with affiliates which are on terms no less favorable to the Company than the Company would obtain in a comparable arm's-length transaction with a Person not an affiliate of the Company and which are approved, after the disclosure of the terms thereof, by vote of the majority of the Board of Directors (PROVIDED, that any director which is an interested party or an affiliate of an interested party will not be entitled to vote and will not be included in determining whether a majority of the Board of Directors has approved the transaction); (ii) issue any shares of Class B Common Stock or Class C Common Stock of the Company; (iii) acquire (by purchase or otherwise) or sell, transfer or otherwise dispose of assets having a fair market value in excess of 10% of the Company's stockholders' equity as of the last day of the preceding fiscal quarter for which financial statements are available; or (iv) amend, terminate or otherwise modify any of the foregoing clauses (i) through (iii) or this clause (iv) or any provision governing the voting or conversion rights of the Class B Common Stock or the Class C Common Stock. Concurrently with the consummation of the Offerings, the holders of the Class C Common Stock will enter into a stockholders agreement with NationsBanc providing that such holders of Class C Common Stock will elect the person designated by NationsBanc as the Class C Director.

    The Amended and Restated Articles of Incorporation of the Company will provide that, so long as NationsBanc (together with its affiliates) continues to own not less than 50% of the shares of the Company's common stock held by NationsBanc immediately prior to the consummation of the Offerings, the Company may not, so long as the NationsBanc designee is not a director, take any action with respect to the actions described above without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a class.

    The Amended and Restated Articles of Incorporation will further provide that the Board of Directors will be required to consider in good faith any bona fide offer from any third party to acquire any stock or assets of the Company and to pursue diligently any transaction determined by the Board of Directors in good faith to be in the best interests of the Company's stockholders.

    DIVIDENDS AND OTHER DISTRIBUTIONS (INCLUDING DISTRIBUTIONS UPON LIQUIDATION OR SALE OF THE COMPANY). Each share of Class A Common Stock and Class B Common Stock is equal in respect of dividends and other distributions in cash, stock or property (including distributions upon liquidation of the Company and consideration to be received upon a sale or conveyance of all or substantially all of the Company's assets); except that in the case of dividends or other distributions payable on the Class A Common Stock or Class B Common Stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A Common Stock will be distributed with respect to Class A Common Stock and only Class B Common Stock will be distributed with respect to Class B Common Stock. In no event will any of the Class A Common Stock or Class B Common Stock be split, divided or combined unless each other class is proportionately split, divided or combined.

    CONVERTIBILITY OF CLASS B COMMON STOCK INTO CLASS A COMMON STOCK OR CLASS C COMMON STOCK AND CONVERTIBILITY OF CLASS C COMMON STOCK INTO CLASS A COMMON STOCK. The Class B Common Stock is convertible at any time, or from time to time, at the option of the holder of such Class B Common Stock (provided that the prior consent of any governmental authority required to make such conversion lawful shall have been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock or Class C Common Stock on a share-for-share basis; PROVIDED such holder is not at the time of such conversion a Disqualified Person (as defined below).

    The Class C Common Stock is convertible at any time, or from time to time, at the option of the holder of such Class C Common Stock (provided that the prior consent of any governmental authority required to make such conversion lawful shall have been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock on a share-for-share basis; PROVIDED such holder is not at the time of such conversion a Disqualified Person.

    A record or beneficial owner of shares of Class B Common Stock or Class C Common Stock which was converted from Class B Common Stock may transfer such shares of Class B Common Stock or Class C Common Stock (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee, PROVIDED that the prior consent of any governmental authority required to make such transfer lawful shall have been obtained, and PROVIDED, FURTHER, that the transferee is not a Disqualified Person. Concurrently with any such transfer, all shares of such transferred Class B Common Stock or Class C Common Stock shall convert into shares of Class A Common Stock, and the holders of such converted Common Stock shall exchange its share certificates for Class A Common Stock.

    A record or beneficial owner of shares of Class C Common Stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee; PROVIDED that the prior consent of any governmental authority required to make such transfer lawful shall have first been obtained, and PROVIDED FURTHER, that the transferee is not an affiliate or a related party of Richard Weening or Lewis W. Dickey, Jr., then, concurrently with any such transfer, each such transferred share of Class C Common Stock shall automatically be converted into one share of Class A Common Stock.

    As a condition to any proposed transfer or conversion, the person who intends to hold the transferred or converted shares will provide the Company with any information reasonably requested by the Company to enable the Company to determine whether such a person is a Disqualified Person.

    A person shall be deemed to be a "Disqualified Person" if, (and with respect to any proposed conversion or transfer, after giving effect to such proposed conversion or transfer), the Board of Directors of the Company in good faith determines a person is (or would be after giving effect to such conversion or transfer), or a person becomes aware that he or she is (or would be after giving effect to such conversion or transfer), or the FCC determines by a final order that such person is (or would be after giving effect to such conversion or transfer), a person which, directly or indirectly, as a result of ownership of Common Stock or other capital stock of the Company or otherwise (i) causes (or would cause) the Company or any of its subsidiaries to violate the multiple, cross-ownership, cross-interest or other rules, regulations, policies or orders of the FCC, or (ii) would result in disqualification of the Company or any of its subsidiaries as a licensee of the FCC or (iii) would cause the Company to violate the provisions with respect to foreign ownership or voting of the Company or any of its subsidiaries as set forth in Section 310(b)(3) or (4) of the Communications Act, as applicable. Notwithstanding the foregoing, if a person objects in good faith, within 10 days of notice by the Company that the Board of Directors has determined that such person is a Disqualified Person to such determination, the Company and/or such person shall, when appropriate, apply for a determination by the FCC with respect thereto within 10 days of notice of such objection. If no determination is made by the FCC within 90 days from the date of such application or if the Company and such holder determine that it is inappropriate to make any application to the FCC, the Company and such holder agree that such determination shall be made by an arbitrator, mutually agreed upon by the Company and such holder. Notwithstanding the foregoing, until a determination is made by the FCC (and such determination is a final under) or by the arbitrator, such person will not be deemed a Disqualified Person.

    In the event the FCC determines by a final order, a person obtains knowledge that it is, or, subject to the above, the Board of Directors, in good faith determines that, a person is a Disqualified Person, such person shall promptly take any and all actions necessary or required by the FCC to cause such person to cease being a Disqualified Person, including, without limitation, divesting all or a portion of its interest in the Company, making an application to or requesting a ruling from and/or cooperating with the Company in any application to or a ruling the FCC seeking a waiver for or an approval of such ownership, divesting itself of any ownership interest in any entity which together with such person's interest in the Company makes such person a Disqualified Person, entering into a voting trust whereby its interest in the Company will not make such person a Disqualified Person or exchanging its shares of Common Stock for Class B

Common Stock. The Articles of Incorporation will provide that all shares of Common Stock will bear a legend regarding restrictions on transfer and ownership.

    REGISTRATION RIGHTS OF CERTAIN HOLDERS. Pursuant to an agreement among the Company, and NationsBanc, SWIB and certain other holders collectively, (the "Holders of Registrable Stock") of approximately 8,711,367 shares of Class B Common Stock (which are convertible into 8,711,367 shares of Class A Common Stock upon the exercise of conversion rights with respect to the Class B Common Stock), the Holders of Registrable Stock are entitled to certain demand and piggyback registration rights (or, in come cases, piggyback registration rights only) with respect to shares of Class A Common Stock (the "Registrable Stock"). Pursuant to such agreement, at any time after the 180th day following the date of this Prospectus, (i) in the case of a first notice, persons holding more than 25% of the Registrable Stock, (ii) in the case of a second notice, persons holding more than 25% of the Registrable Stock, excluding Registrable Stock held by the person(s) initiating the first notice and (iii) in the case of a third notice, persons holding more than 20% of the Registrable Stock, excluding Registrable Stock held by person(s) initiating the first or second notice or may request may request that the Company file a registration statement under the Securities Act and, upon such request and subject to certain conditions, the Company generally will be required to use its commercially reasonable efforts to effect any such registration. The Company is not required to effect more than three such demand registrations (subject to (i) one additional demand Registration if all Registrable Stock to be included in prior demand registrations are not so included and (ii) one additional demand to NationsBanc in the event NationsBanc is not permitted, pursuant to a no-action letter from the Commission, to "tack" the holding period of Media LLC to its own holding period with respect to the shares of the Common Stock distributed to NationsBanc upon dissolution of Media LLC. In addition, if the Company proposes to register any of its securities, either for its own account or for the account of other stockholders (including, without limitation, for the account of any Holder of Registrable Stock), the Company is required, with certain exceptions, to notify all Holders of Registrable Stock and, subject to certain limitations, to include in such registration all of the shares of Common Stock requested to be included by the Holders of Registrable Stock. The Company is generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of all of these registrations. The piggyback registration rights expire at such time as a Holder of Registrable Stock would be able to dispose of all of its registrable securities in any six-month period under Rule 144 of the Securities Act.

    PREEMPTIVE RIGHTS. Neither the Class A Common Stock nor the Class B Common Stock carry any preemptive rights enabling a holder to subscribe for or receive shares of stock of the Company of any class or any other securities convertible into shares of stock of the Company. The Cumulus Board possesses the power to issue shares of authorized but unissued Class A Common Stock without further stockholder action.

    LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of Cumulus, whether voluntarily or involuntarily, after payment or provision for payment of the debts and other liabilities of Cumulus and the preferential amounts to which the holders of any stock ranking prior to the Class A Common Stock and the Class B Common Stock in the distribution of assets shall be entitled upon liquidation, the holders of the Class A Common Stock and the Class B Common Stock shall be entitled to share pro rata in the remaining assets of Cumulus according to their respective interests.

PREFERRED STOCK

    Preferred stock may be issued from time to time by the Company's Board of Directors, without stockholder approval, in one or more classes or series. Subject to the provisions of the Amended and Restated Articles of Incorporation and the limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares of preferred stock, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms or redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of preferred stock, in each case without any further action or vote by the stockholders.

    One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the preferred stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, preferred stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

CERTAIN STATUTORY AND OTHER PROVISIONS

    Illinois law and the Company's Articles of Incorporation and Bylaws contain several provisions that may make the acquisition of control of the Company by means of tender offer, open market purchases, proxy contest or otherwise more difficult. Set forth below is a description of those provisions.

    ILLINOIS LAW.  Following the Offering, the Company will be subject to
Section 7.85 of the Business Corporation Act of Illinois ("Section 7.85").
Section 7.85 prohibits a publicly held Illinois corporation from engaging in a "business combination" with an "interested shareholder," unless the proposed "business combination" (i) receives the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors (the "Voting Shares") voting together as a single class, and the affirmative vote of a majority of the combined voting power of the then outstanding Voting Shares held by disinterested shareholders voting together as a single class, (ii) is approved by at least two-thirds of the "disinterested directors," or (iii) provides for consideration offered to shareholders that meets certain fair price standards and satisfied certain procedural requirements. Such fair price standards require that the fair market value per share of such consideration be equal to or greater than the higher of (A) the highest price paid by the "interested shareholder" during the two-year period immediately prior to the first public announcement of the proposed "business combination" or in the transaction by which the "interested shareholder" became such, and (B) the fair market value per common share on the first trading date after the date the first public announcement of the proposed "business combination" has become such. For purposes of Section 7.85, "disinterested director" means any member of the board of directors of the corporation who (a) is neither the "interested shareholder" nor an affiliate or associate thereof,
(b) was a member of the board of directors prior to the time that the "interested shareholder" became such, or was recommended to succeed a "disinterested director" by a majority of the "disinterested directors" then in office, and (c) was not nominated for election as a director by the "interested shareholder" of any affiliate or associate thereof. For purposes of Section 7.85 and Section 11.75 described below, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an "interested shareholder" is a person who, together with affiliates and associates, owns (or within the prior two years, did own) 10% or more of the combined voting power of the outstanding Voting Shares.

    The Company is also subject to Section 11.75 of the Business Corporation Act of Illinois ("Section 11.75") which prohibits "business combinations" with "interested shareholders" for a period of 3 years following the date that such shareholder became an "interested shareholder," unless (i) prior to such date, the Board of Directors approve the transaction that resulted in the shareholder becoming an "interested shareholder," or (ii) upon consummation of such transaction, the "interested shareholder" owned at least 85% of the Voting Shares outstanding at the time such transaction commenced (excluding shares owned by directors who are also officers, and shares owned by employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) on or after such date, the "business combination" is approved by the Board of Directors and authorized at a meeting of the shareholders by two-thirds of the outstanding Voting Shares not owned by the "interested shareholder." For purposes of Section 11.75, an "interested shareholder" is a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15% or more of the combined voting power of the Voting Shares.

    Illinois law requires the affirmative votes of at least two-thirds of the votes of the shares of the Company entitled to approved or authorize any (a) merger or consolidation of the Company with or into another corporation, (b) sale, lease or other disposition of all or substantially all of the assets of the Company, (c) dissolution of the Company or (d) amendment of the Company's Articles of Incorporation. The two-thirds voting requirement may have the effect of delaying, deterring or preventing a change of control of the Company not favored by a shareholder or group of shareholders holding more than one-third of the outstanding voting stock.

    ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES. The Company's Articles of Incorporation eliminate the liability of the Company's directors to the Company or its shareholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors remain liable for breaches of their duty of loyalty to the Company or its shareholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Company's Articles of Incorporation also do not absolve directors of liability under Section 8.65 of the Business Corporation Act of Illinois, which makes directors personally liable for (i) unlawful dividends or unlawful stock repurchases or redemptions if the director did not act in good faith, (ii) the barring of known claims against the corporation after dissolution, and (iii) debts incurred by a dissolved corporation in carrying on its business. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. The Company believes that this provision does not eliminate the liability of directors of the Company to the Company or its stockholders for monetary damages under the Federal securities laws. The Articles of Incorporation and Bylaws also provide indemnification for the benefit of directors and officers of the Company to the fullest extent permitted by Illinois law as it may be amended from time to time, including most circumstances under which indemnification otherwise would be discretionary.

SERIES A PREFERRED STOCK AND EXCHANGEABLE DEBENTURES

    GENERAL. Concurrently with the Stock Offerings, the Company is offering in accordance with its Statement of Resolutions Fixing Terms (the "Certificate of
Designation") 125,000 shares of    % Series A Cumulative Exchangeable Redeemable
Preferred Stock due 2009, with a liquidation preference of $1,000 per share.

    DIVIDENDS.  The holders of the Series A Preferred Stock are entitled to
receive cumulative dividends at an annual rate equal to    % of the liquidation
preference per share of the Series A Preferred Stock, payable quarterly, in
arrears.  On or before            , 2003, the Company may, at its option, pay
dividends in cash or in additional fully paid and non-assessable shares of Series A Preferred Stock having a liquidation preference equal to the amount of such dividends. It is not expected that the Company will pay any dividends in
cash prior to            , 2003. After            , 2003, dividends may be paid
only in cash. The terms of the Credit Facility and the Indenture restrict, and future indebtedness of the Company may restrict, the payment of cash dividends by the Company.

    REDEMPTION.  The shares of Series A Preferred Stock are subject to mandatory
redemption in             , 2009, at a price equal to 100% of the liquidation
preference thereof plus any and all accrued and unpaid cumulative dividends thereon. Except as provided herein, the Company may not redeem the Series A
Preferred Stock prior to            , 2003. On or after such date, the Company
may redeem the Series A Preferred Stock at the redemption prices set forth under the terms of the

Certificate of Designation pursuant to which the Series A Preferred Stock will be issued together with accumulated and unpaid dividends, if any, to the date of
redemption.  Prior to            , 2001, the Company may redeem up to 50% of the
original aggregate liquidation preference of the Series A Preferred Stock with the proceeds of one or more Equity Offerings (as defined in the Certificate of
Designation) at a redemption price equal to    % of the liquidation preference
thereof plus accumulated and unpaid dividends thereon, provided, however, that at least 50% of the original aggregate liquidation preference of the Series A Preferred Stock remain outstanding following each such redemption. In the event of a change of control, the Company must offer to redeem the outstanding shares of the Series A Preferred Stock for cash at a purchase price of 101% of the liquidation preference thereof, together with all accumulated and unpaid dividends.

    VOTING. The holders of the shares of the Series A Preferred Stock will have no voting rights with respect to general corporate matters except that the holders of a majority of the then outstanding Series A Preferred Stock, voting as a class, may elect two directors to the Board of Directors of the Company in the event of (i) a failure to pay dividends on the Series A Preferred Stock for four consecutive quarters, (ii) a failure to discharge a redemption obligation with respect to the Series A Preferred Stock, (iii) a failure to offer to purchase the outstanding shares of Series A Preferred Stock following a change of control, (iv) a violation of certain covenants after the expiration of applicable grace periods, all as set forth in the Certificate of Designation or
(v) a default in the payment of principal, premium or interest in indebtedness of the Company or certain of its subsidiaries or any other default which results in the acceleration of such indebtedness prior to its maturity, in each case if the aggregate principal amount of all such indebtedness exceeds $5.0 million.

    The approval of holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, will be required for (i) any merger, consolidation or sale of all or substantially all of the assets of the Company not specifically permitted by the Certificate of Designation and (ii) any modification to the Certificate of Designation or the form of the Exchange Debenture Indenture.

    LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock are entitled to be paid for each share thereof out of the assets of the Company before any distribution is made to any shares of junior stock.

    EXCHANGE The Company may at its option exchange all, but not less than all, of the then outstanding shares of Series A Preferred Stock into the Exchange Debentures on any dividend payment date, subject to certain restrictions contained in the Certificate of Designation.

    EXCHANGE DEBENTURES The Exchange Debentures, if issued, will be issued under an indenture between the Company and U.S. Bank Trust National Association, as trustee (the "Exchange Debenture Indenture"). The Exchange Debentures will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof. Interest on the Exchange Debentures will be payable semi-annually in arrears in cash (or on or prior to 2003, in additional Exchange Debentures, at the option of the Company). The Exchange Debentures will be unsecured and will be subordinated in right of payment to all Exchange Debenture Senior Debt (as defined in the Exchange Debenture Indenture), including debt in respect of the Credit Facility and the Notes and will contain covenants and events of default and remedies with respect thereto which are substantially similar to the covenants contained in the Notes. See "Description of Credit Facility and Notes--The Notes."

    The Exchange Debentures are subject to mandatory redemption in
           2009, at a price equal to 100% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of redemption.
 Except as provided herein, the Company may not redeem the Exchange Debentures
prior to            2003. On or after such date, the Company may redeem the
Exchange Debentures at the redemption prices set forth in the indenture governing the Exchange Debentures (the "Exchange Debenture Indenture") together with accrued and unpaid interest, if any, to the date of redemption. Prior to
           2001, the Company may redeem up to 50% of the original aggregate principal amount of the Exchange Debentures with the proceeds of one or more Equity Offerings (as
defined in the Exchange Debenture Indenture) at a redemption price equal to    %
of the principal amount thereof plus accrued and unpaid interest thereon. In the event of a change of control, the Company must offer to redeem the outstanding shares of the Exchange Debentures for cash at a purchase price of 101% of the principal amount thereof, together with all accrued and unpaid interest.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Class A Common Stock is Firstar Trust Company.

                    DESCRIPTION OF CREDIT FACILITY AND NOTES

THE CREDIT FACILITY

    GENERAL. In March 1998, the Company entered into a $190.0 million senior credit facility with Lehman Brothers Inc., as Arranger and Lehman Commercial Paper Inc., as Lender, Syndication Agent and Administrative Agent pursuant to which the Company has available a revolving credit line of $110.0 million until March 2, 2006, and an eight-year term loan facility of $80.0 million. The proceeds of the borrowings under the Credit Facility have been used to finance acquisitions and repay the Company's outstanding indebtedness under the Old Credit Facility, and to secure outstanding Letters of Credit issued under the Old Credit Facility in an aggregate amount equal to approximately $10.0 million. As of June 1, 1998, approximately $129.0 million was outstanding under the Credit Facility. See "Use of Proceeds."

    SECURITY; GUARANTEES. The Company's obligations under the Credit Facility are secured by substantially all of its assets in which a security interest may lawfully be granted (including FCC licenses held by the Company's subsidiaries) including, without limitation, intellectual property, real property, and all of the capital stock of the Company's direct and indirect domestic subsidiaries and 65% of the capital stock of any foreign subsidiaries. The obligations under the Credit Facility are also guaranteed by each of the domestic subsidiaries of the Company and is required to be guaranteed by any additional subsidiaries acquired by the Company.

    INTEREST RATES; FEES; REPAYMENTS. Both revolving credit and term loan borrowings under the Credit Facility bear interest, at the Company's option, at a rate equal to the Base Rate (as defined under the terms of the Credit Facility) plus a margin ranging between 0.50% to 1.75%, or the Eurodollar Rate (as defined under the terms of the Credit Facility) plus a margin ranging between 1.50% to 2.75% (in each case dependent upon the leverage ratio of the Company). A commitment fee calculated at a rate ranging from 0.375% to 0.50% per annum (depending upon the Company's leverage ratio) of the average daily amount available under the revolving line of credit and the amount available under the term loan facility is payable quarterly in arrears and fees in respect of letters of credit issued under the Credit Facility equal to the lesser of (i) the interest rate margin then applicable to Eurodollar Rate loans and (ii) 2.50% is also payable quarterly in arrears. In addition, a fronting fee to be agreed to by the Company and the issuing bank of such letter of credit calculated at a rate not to exceed 0.0125% per annum on the maximum amount of each letter of credit is payable quarterly to the issuing bank.

    The revolving credit and term loan borrowings are repayable in equal quarterly installments beginning in 2000. The scheduled annual amortization of the term loans is $10.0 million in each of the years 2000 through 2002, $15.0 million in each of the years 2003 through 2005, and $5.0 million at maturity. The scheduled annual reduction in availability under the revolving credit loans is $10.0 million in each of the years 2000 and 2001, $15.0 million in 2002, $20.0 million in year 2003, $25.0 million in each of the years 2004 and 2005, and $5.0 million at maturity in 2006. Certain mandatory prepayments of the term loan facility and the revolving credit line and reductions in the availability of the revolving credit line is required to be made including: (i) subject to certain exceptions (including the issuance of capital stock or the incurrence of senior subordinated indebtedness prior to September 2, 1998) 100% of the net proceeds from any issuance of capital stock in connection with an initial public offering or incurrence of indebtedness; (ii) 100% of the net proceeds from certain asset sales; and (iii) between 50% and 75% (dependent on the leverage ratio of the Company) of the excess cash flow of the Company.

    COVENANTS. The terms of the Credit Facility contain operating and financial covenants, including, without limitation, requirements to maintain minimum ratios of cash flow to interest expense and cash flow to debt service and maximum ratios of total debt to cash flow and senior debt to cash flow. The Credit Facility provides that the Company must maintain (a) for any four fiscal quarters, a minimum ratio of cash flow to interest expense that increases incrementally from 1.30 to 1.00 as of the date hereof to 2.50 to 1.00 for the period ending July 1, 2001 or thereafter; (b) for any four fiscal quarters, a minimum ratio of cash flow to debt service of 1.10 to 1.00; (c) for any four fiscal quarters, a maximum ratio of total debt to cash flow decreasing incrementally from 8.00 to 1.00 as of the date hereof to 5.50 to 1.00 for the period ending

January 1, 2000 and thereafter; and (d) for any four fiscal quarters, a maximum ratio of senior debt to cash flow decreasing incrementally from 5.00 to 1.00 upon the consummation of the Offerings to 3.50 to 1.00 for the period ending January 1, 2000 and thereafter. In addition, the terms of the Credit Facility restrict, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Sources of Liquidity."

    EVENTS OF DEFAULT. The terms of the Credit Facility contain events of default after expiration of applicable grace periods, including failure to make payments on the Credit Facility, breach of covenants, breach of representations and warranties, invalidity of the agreement governing the Credit Facility and related documents, cross default under other agreements or conditions relating to indebtedness of the Company or its subsidiaries, certain events of liquidation, moratorium, insolvency, bankruptcy or similar events, enforcement of security, certain litigation or other proceedings, and certain events relating to changes in control.

    Upon the occurrence of an event of default under the terms of the Credit Facility, the majority of the banks may declare all amounts under the Credit Facility to be due and payable and take certain other actions, including enforcement of rights in respect of the collateral. The majority of the banks extending credit under the term loan facility and the majority of the banks under the revolving credit line may terminate the term loan facility and the revolving credit line, respectively.

    Effective as of May 1, 1998, the Company entered into an amendment to the Credit Facility therein, pursuant to which certain financial covenants and certain other provisions were modified to take into account the proposed Offerings and the Pending Acquisitions. The material terms of such covenants, as amended, are described in "Description of Credit Facility and Notes--The Credit Facility--Covenants."


    The Credit Facility was further amended on June 24, 1998 to take into account the Subsidiary Guarantees and to reduce the revolving line of credit to $100.0 million and the term loan facility to $50.0 million.


THE NOTES

    GENERAL.  Concurrently with the Common Stock Offerings, the Company is
offering $150.0 million of    % Senior Subordinated Notes due 2008.

    INTEREST.  The Notes bear interest at the rate of    % per annum, payable
semi-annually in arrears.

    REDEMPTION.  The Notes mature on            , 2008, at a price equal to 100%
of the principal amount thereof together with accrued and unpaid interest, if any, to the date of redemption. Except as provided herein, the Company may not
redeem the Notes prior to            , 2003.  On or after such date, the Company
may redeem the Notes at the redemption prices set forth in the indenture pursuant to which the Notes will be issued (the "Indenture") together with accrued and unpaid interest, if any, to the date of redemption. Prior to
           , 2001, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with the proceeds of one or more Equity Offerings
(as defined in the Indenture) at a redemption price equal to    % of the
principal amount thereof plus accrued and unpaid interest thereon; provided, however, that at least 65% of the original aggregate principal amount of the Notes remain outstanding following each such redemption. In the event of a change of control, the Company must offer to redeem the outstanding shares of the Notes for cash at a purchase price of 101% of the principal amount thereof, together with all accrued and unpaid interest.

    SUBSIDIARY GUARANTEES. The Notes will be fully and unconditionally guaranteed (the "Subsidiary Guarantees") on an unsecured, senior subordinated basis by each Subsidiary of the Company in existence on the date of the Indenture and any Restricted Subsidiary created or acquired by the Company after such date (the "Subsidiary Guarantors"). The Subsidiary Guarantees will be subordinated to all Guarantor Senior Debt (as defined in the Indenture) on the same basis as the Notes are subordinated to Senior Debt of the Company.

    RANKING. The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture), including all obligations of the Company under the Credit Facility. On a pro forma basis, after giving effect to the Transactions as if they had occurred on March 31, 1998, the Company would have had outstanding $40.6 million of Senior Debt.

    CERTAIN COVENANTS. The Indenture will contain certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to incur additional debt, pay dividends or make other distributions, repurchase any capital stock or subordinated debt, make certain investments, create certain liens, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations. In addition, the Indenture will contain a covenant limiting the lines of business of certain Unrestricted Subsidiaries (as defined in the Indenture).

    EVENTS OF DEFAULT. The terms of the Indenture contain events of defaults, including failure to make payments on the Notes, breach of covenants, breach of representations and warranties, cross default under other agreements or conditions relating to indebtedness of the Company or its restricted subsidiaries, certain events of liquidation, moratorium, insolvency, bankruptcy or similar events and certain litigation or other proceedings.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Stock Offerings, the Company will have outstanding 7,613,450 shares of Class A Common Stock, 8,711,367 shares of Class B Common Stock and 2,433,808 shares of Class C Common Stock. In addition, the Company will have outstanding options to purchase 1,216,480 shares of Class A Common Stock and 2,001,380 shares of Class C Common Stock. Of these shares, the 7,420,000 shares of Class A Common Stock offered hereby will be freely transferable without restriction (subject to any FCC consent that might be required) or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144, may generally only be sold subject to certain restrictions as to timing, manner and volume.



    The Company, its directors, and certain officers of the Company, (which officers will directly or indirectly own 193,450 shares of Class A Common Stock and 790,594 shares of Class C Common Stock and options to purchase 265,355 shares of Class A Common Stock and 2,001,380 shares of Class C Common Stock upon completion of the Stock Offerings) have, subject to certain exceptions, agreed not to, directly or indirectly, offer for sale, sell or otherwise dispose of, or announce the offering of, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock (including the Class C Common Stock) for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc.


    In general, under Rule 144 as currently in effect, a shareholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Class A Common Stock or the average weekly trading volume in the Class A Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

    The Company intends to file registration statements on Form S-8 under the Securities Act immediately following the consummation of the Offering to register all shares of Class A Common Stock issuable under the Cumulus employee benefit plans. The registration statements are expected to be filed on or shortly after the closing date of the Offering and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction (subject to any FCC consent that might be required), and subject to Rule 144 limitations applicable to Affiliates and the lock-up agreements noted above.

    Prior to the Offering, there has been no public market for the Class A Common Stock. No prediction can be made as to the effect, if any, that market sales of shares of Class A Common Stock or the availability of shares for sale will have on the market price of the Class A Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of Class A Common Stock in the public market could adversely affect the market price of the Class A Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Underwriting."

                                  UNDERWRITING

    Under the terms of and subject to the conditions contained in the underwriting agreement relating to the offering of shares of Class A Common Stock in the U.S. and Canada (the "U.S. Underwriting Agreement"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, between the Company and each of the underwriters named below (the "U.S. Underwriters"), for whom Lehman Brothers Inc., Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated are acting as representatives (the "Representatives"), the U.S. Underwriters have severally agreed to purchase from the Company, and the Company has agreed to sell to each U.S. Underwriter, the aggregate number of shares of the Class A Common Stock set forth opposite the name of such U.S. Underwriter below:

                                                                                       NUMBER OF
           U.S. UNDERWRITERS                                                             SHARES
           --------------------------------------------------------------------------  ----------
Lehman Brothers Inc..................................................................
Bear, Stearns & Co. Inc..............................................................
BT Alex. Brown Incorporated..........................................................

                                                                                       ----------
           Total.....................................................................   5,936,000
                                                                                       ----------
                                                                                       ----------

    Under the terms of and subject to the conditions contained in the underwriting agreement relating to the offering of shares of Class A Common Stock outside of the U.S. and Canada (the "International Underwriting Agreement" and together with the U.S. Underwriting Agreement, the "Underwriting Agreements"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, between the Company and each of the international managers named below (the "International Managers" and together with the U.S. Underwriters, the "Underwriters"), for whom Lehman Brothers International (Europe), Bear, Stearns International Limited, BT Alex. Brown International, division of Bankers Trust International PLC and Credit Lyonnais Securities are acting as lead managers (the "Lead Managers"), the International Managers have severally agreed to purchase from the Company, and the Company has agreed to sell to each International Manager, the aggregate number of shares of Class A Common Stock set forth opposite the name of such International Manager below:

                                                                                       NUMBER OF
           INTERNATIONAL MANAGERS                                                        SHARES
           --------------------------------------------------------------------------  ----------
Lehman Brothers International (Europe)...............................................
Bear, Stearns International Limited..................................................
BT Alex. Brown International.........................................................
Credit Lyonnais Securities...........................................................

                                                                                       ----------
           Total.....................................................................   1,484,000
                                                                                       ----------
                                                                                       ----------

    The Company has been advised by the Representatives and the Lead Managers that the U.S. Underwriters and the International Managers propose to offer part of the shares to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $         per share under the public offering price (the
"selling concession"). The Underwriters may allow, and such dealers may reallow,
a concession not in excess of $         per
share to certain other Underwriters, or to certain other brokers or dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives and the Lead Managers.

    The Underwriting Agreements provide that the obligations of the several U.S. Underwriters and the International Managers, respectively, to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions and that, if any of the shares of Class A Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the International Managers pursuant to the International Underwriting Agreement, all the shares of Class A Common Stock agreed to be purchased by either the U.S. Underwriters or the International Managers, as the case may be, pursuant to their respective Underwriting Agreements, must be so purchased. The initial public offering price and underwriting discounts and commissions for each of the U.S. Offering and the International Offering are identical. The closing of each Offering is conditioned upon the closing of each of the other Offerings.

    The Company has agreed in the Underwriting Agreements to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the U.S. Underwriters and the International Managers may be required to make in respect thereof.

    The Company has granted to the U.S. Underwriters and the International Managers options to purchase up to an additional 750,000 shares and 187,500 shares of Class A Common Stock, respectively, exercisable solely to cover over-allotments, at the initial offering price to the public, less the underwriting discounts and commissions, shown on the cover page of this Prospectus. Any or all of such options may be exercised at any time until 30 days after the date of the U.S. Underwriting Agreement and the International Underwriting Agreement, as the case may be. To the extent that an option is exercised, each U.S. Underwriter or International Manager, as the case may be, will be committed, subject to certain conditions, to purchase a number of the additional shares of Class A Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding tables.

    The U.S. Underwriters and the International Managers have entered into an Agreement Between U.S. Underwriters and International Managers (the "Agreement Between") pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares of Class A Common Stock offered in the U.S. and Canada (plus any of the shares of Class A Common Stock to cover over-allotments), (a) it is not purchasing any of such shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to such shares to anyone other than a U.S. or Canadian Person. In addition, pursuant to the Agreement Between, each International Manager has agreed that, as part of the distribution of the shares of Class A Common Stock offered outside the U.S. and Canada (plus any of the shares of Class A Common Stock to cover over-allotments), (a) it is not purchasing any of such shares for the account of any U.S. or Canadian Person and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to such shares to any U.S. or Canadian Person. Each International Manager also has agreed that it will offer to sell shares of Class A Common Stock only in compliance with all relevant requirements of any applicable laws.

    The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Between, including (i) certain purchases and sales between the U.S. Underwriters and the International Managers; (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion; (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as an International Manager for the account of a Person other than a U.S. or Canadian Person and by an International Manager who is also acting as a U.S. Underwriter for the account of a U.S. or Canadian Person; and (iv) other transactions specifically approved by the U.S. Underwriters and International Managers. As used herein, (a) the term "U.S." means the United States of America (including the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, (b) the term "Canada" means Canada, its provinces, territories and possessions and other areas subject to its jurisdiction and (c) the term "U.S. or Canadian Person" means any resident or citizen of the U.S. or Canada, any corporation, partnership or other entity created or organized in or under the laws of the U.S. or Canada or any political subdivision thereof or any estate or trust, the income of which is subject to U.S. federal income taxation or Canadian income taxation regardless of the source (other than the foreign branch of any U.S. or Canadian Person), and includes any U.S. or Canadian branch of a person other than a U.S. or Canadian Person.

    Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Managers of such number of shares of Class A Common Stock as may be mutually agreed. Unless otherwise agreed, the price of any shares so sold shall be the public offering price as then in effect for Class A Common Stock being sold by the U.S. Underwriters and International Managers, less the selling concession allocable to such shares of Class A Common Stock. To the extent that there are sales pursuant to the Agreement Between, the number of shares of Class A Common Stock initially available for sale by the U.S. Underwriters or by the International Managers may be more or less than the amount appearing on the cover page of this Prospectus.

    This Prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of the Class A Common Stock in Canada or any province or territory thereof. Any offer or sale of the shares of Class A Common Stock in Canada may only be made pursuant to an exemption from the prospectus and registration statement requirements in the province or territory of Canada in which such offer or sale is made.

    Each International Manager has represented and agreed that (i) it has not offered or sold and prior to the date six months after the latest closing date will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 (the "1986 Act") with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue and pass on to any person in the United Kingdom, any investment advertisement (within the meaning of the 1986 Act) relating to the shares of Class A Common Stock if that person falls within Article II(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

    No action has been taken or will be taken in any jurisdiction by the Company or the Underwriters that would permit a public offering of the shares of Class A Common Stock in any jurisdiction where action for that purpose is required, other than the U.S. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about, and to observe any restrictions as to, the offering of the shares of Class A Common Stock and the distribution of this Prospectus.

    Purchasers of the shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

    The Representatives and the Lead Managers have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    The Company and the directors, officers and stockholders of the Company have generally agreed not to offer, sell, contract to sell or otherwise issue any Class A Common Stock or other capital stock prior to the expiration of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. on behalf of the Representatives and the Lead Managers.

    Until the distribution of the Class A Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Class A Common stock. As an exception to these rules, the Representatives and the Lead Managers are permitted to engage in certain transactions that stabilize the price of the Class A Common Stock. Such transactions may consist of bids or purchases for the purpose pegging, fixing or maintaining the price of the Class A Common Stock.

    If the Underwriters create a short position in the Class A Common Stock in connection with the Stock Offerings (i.e., if they sell more shares of Class A Common Stock than are set forth on the cover page of this Prospectus), the Representatives and the Lead Managers may reduce that short position by purchasing Class A Common Stock in the open market. The Representatives and the Lead Managers also may elect to reduce any short position by exercising all or part of the over-allotment options described herein.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could also cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in this Offering.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives or Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


    Application has been made for the inclusion of the Class A Common Stock on the Nasdaq National Market. In order to meet one of the requirements for listing of the Class A Common Stock on the Nasdaq National market, the Underwriters have agreed to sell lots of 100 or more shares to a minimum of 400 beneficial holders.


    Lehman Brothers Inc. and Lehman Brothers Commercial Paper Inc., an affiliate of Lehman Brothers Inc., act as Arranger, and Syndication Agent and Administrative Agent, respectively, in connection with the Credit Facility and will receive any repayment by the Company of amounts outstanding under the Credit Facility from the proceeds of the Offerings. Lehman Brothers Inc. and Bear, Stearns & Co. Inc. will act as representatives of the underwriters in the concurrent Debt Offering and the concurrent Preferred Stock Offering. Each of the Representatives has engaged from time to time and may in the future engage in general financing and banking transactions with the Company or affiliates thereof.

    The Stock Offerings are being made pursuant to the provisions of Section 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. Bear, Stearns & Co. Inc. ("Bear Stearns") has agreed to act as Qualified Independent Underwriter for the Stock Offerings, and as such has assumed responsibilities of conducting due diligence and has reviewed and participated in the preparation of the Registration Statement. The public offering price of the Class A Common Stock will not be higher than the price recommended by Bear Stearns.

DETERMINATION OF THE OFFERING PRICE

    Prior to the Stock Offerings, there has been no public market for the Class A Common Stock. The initial public offering price for the Class A Common Stock was determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, the market values of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the demand for the Class A Common Stock and for similar securities of companies comparable to the Company, the current state of the Company's development and other factors deemed relevant. There can, however, be no assurance that the prices at which the Class A Common Stock will sell in the public market after the Stock Offerings will not be lower than the price at which it will be sold in the Stock Offerings.

                   CERTAIN UNITED STATES TAX CONSEQUENCES TO
               NON-UNITED STATES HOLDERS OF CLASS A COMMON STOCK

    The following is a general discussion of certain U.S. federal income and estate and gift tax consequences of the ownership and sale or other disposition of Class A Common Stock by a holder that, for U.S. federal income tax purposes, is not a "U.S. person" (a "Non-U.S. Holder"). For purposes of this discussion, a "U.S. person" means a citizen or resident (as determined for U.S. federal income tax purposes) of the U.S.; a corporation created or organized in the U.S. or under the laws of the U.S. or of any political subdivision thereof; an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if both (i) a U.S. court is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust. Resident alien individuals will be subject to U.S. federal income tax with respect to the Class A Common Stock as if they were U.S. citizens.

    The Company does not intend to treat the Class A Common Stock, the Notes and the Series A Preferred Stock, all of which are being offered concurrently, as an investment unit for United States federal income tax purposes.

    THIS DISCUSSION IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND THE ADMINISTRATIVE INTERPRETATIONS AS OF THE DATE HEREOF, ALL OF WHICH MAY BE CHANGED EITHER RETROACTIVELY OR PROSPECTIVELY. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY, DOES NOT CONSIDER ANY SPECIFIC FACTS OR CIRCUMSTANCES THAT MAY APPLY TO A PARTICULAR NON-UNITED STATES HOLDER AND DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF CLASS A COMMON STOCK (INCLUDING THE INVESTOR'S STATUS AS A UNITED STATES PERSON OR NON-UNITED STATES HOLDER), AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.

DIVIDENDS

    Dividends paid to a Non-U.S. Holder will generally be subject to withholding tax at the rate of 30%, unless the dividend is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment", as defined therein) within the U.S. of the Non-U.S. Holder, in which case the dividend will be subject to the rules described in the next paragraph. Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a reduced withholding rate or other rules different from those described above. For purposes of determining whether tax is to be withheld at a 30% rate or a reduced rate as specified by an income tax treaty, current law permits the Company to presume that dividends paid to an address in a foreign country are paid to a resident of such country absent definite knowledge that such presumption is not warranted. However, under recently finalized U.S. Treasury regulations, in the case of dividends paid after December 31, 1999, a Non-U.S. Holder generally would be subject to U.S. backup withholding tax at a 31% rate under the backup withholding rules described below, rather than at a 30% rate or a reduced rate under an income tax treaty, unless certain certification procedures (or, in the case of payments made outside the U.S. with respect to an offshore account, certain documentary evidence procedures) are satisfied, directly or through an intermediary. Further, in order to claim the benefit of an applicable tax treaty rate for dividends paid after December 31, 1999, a Non-U.S. Holder must comply with IRS certification requirements. Certain IRS certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption. The new regulations also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the U.S., the applicable income tax treaty jurisdiction, or both. Prospective investors should consult with their own tax advisers concerning the effect, if any, of the adoption of these new Treasury regulations on an investment in the Class A Common Stock. A Non-U.S. Holder who is eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing a tax return with the Internal Revenue Service (the "IRS").

    U.S. withholding tax will not apply to dividends paid to a Non-U.S. Holder if the company receives the appropriate IRS form (currently Form 4224) from that Non-U.S. Holder, establishing that such income is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment", as defined therein) of the Non-U.S. Holder within the U.S., unless the Company has knowledge to the contrary. Dividends paid to a Non-U.S. Holder that are effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, are attributable to a "permanent establishment", as defined therein) of the Non-U.S. Holder within the U.S. are generally taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to U.S. persons. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to a branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the U.S. of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

GAIN ON SALE OR OTHER DISPOSITION

    Subject to special rules applicable to individuals as described below, a Non-U.S. Holder will generally not be subject to regular U.S. federal income or withholding tax on gain recognized on a sale or other disposition of Class A Common Stock, unless (i) the gain is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment", as defined therein) of the Non-U.S. Holder within the U.S. or of a partnership, trust or estate in which the Non-U.S. Holder is a partner or beneficiary within the U.S., or (ii) the Company has been, is or becomes a "U.S. real property holding corporation" within the meaning of Section 897(c) (2) of the Code at any time within the shorter of the five-year period preceding such sale or other disposition or such Non-U.S. Holder's holding period for the Class A Common Stock.

    A corporation is generally considered to be a U.S. real property holding corporation if the fair market value of its "U.S. real property interests" within the meaning of Section 897(c)(1) of the Code equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus the fair market value of any other of its assets used or held for use in a trade or business. The Company believes that it has not been, is not currently and is not likely to become a U.S. real property holding corporation. Further, even if the Company were to become a U.S. real property holding corporation, any gain recognized by a Non-U.S. Holder still would not be subject to U.S. federal income tax if the Class A Common Stock were considered to be "regularly traded" (within the meaning of applicable U.S. Treasury regulations) on an established securities market (e.g., the New York Stock Exchange, on which the Class A Common Stock will be listed), and the Non-U.S. Holder did not own, directly or indirectly, at any time during the five-year period ending on the date of the sale or other disposition, more than 5% of the Class A Common Stock.

    Gains realized by a Non-U.S. Holder of Class A Common Stock that are effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, are attributable to a "permanent establishment", as defined therein) within the U.S. of the Non-U.S. Holder are generally taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to U.S. persons. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to a branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the U.S. of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

    In addition to being subject to the rules described above, an individual Non-U.S. Holder who holds Class A Common Stock as a capital asset will generally be subject to tax at a 30% rate on any gain recognized on the sale or other disposition of such stock if (i) such gain is not effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is not attributable to a "permanent establishment", as defined therein) of the Non-U.S. Holder within the U.S., and (ii) such individual is present in the U.S. for 183 days or more in the taxable year of the sale or other disposition and either (A) has a "tax home" in the U.S. (as specially defined for purposes of the U.S. federal income tax), or (B) maintains an office or other fixed place of business in the U.S. and the income from the sale of the stock is attributable to such office or other fixed place of business. Individual Non-U.S. Holders may also be subject to tax pursuant to provisions of U.S. federal income tax law applicable to certain U.S. expatriates.

FEDERAL ESTATE AND GIFT TAXES

    Class A Common Stock owned or treated as owned by an individual (regardless of whether such an individual is a citizen or a resident of the U.S.) on the date of death will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. A Non-U.S. Holder will not be subject to U.S. federal gift tax on a transfer of Class A Common Stock, unless such person is a domiciliary of the U.S., or such person is an individual subject to provisions of U.S. federal gift tax law applicable to certain U.S. expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such Non-U.S. Holder, regardless of whether tax was actually withheld and whether withholding was reduced or eliminated by an applicable income tax treaty. Pursuant to certain income tax treaties and other agreements, that information may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

    U.S. federal backup withholding (which generally is withholding imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish certain identifying information) will generally not apply to (i) dividends paid to a Non-U.S. Holder that is subject to withholding at the 30% rate (or that is subject to withholding at a reduced rate under an applicable income tax treaty), or (ii) before January 1, 2000, dividends paid to a Non-U.S. Holder at an address outside of the U.S. (unless the payor has knowledge that the payee is a U.S. person). However, under recently finalized U.S. Treasury regulations, in the case of dividends paid after December 31, 1999, a Non-U.S. Holder generally would be subject to U.S. withholding tax at a 31% rate, unless certain certification procedures (or, in the case of payments made outside the U.S. with respect to an offshore account, certain documentary evidence procedures) are satisfied, directly or through an intermediary.

    Backup withholding and information reporting generally will apply to dividends paid to addresses inside the U.S. on shares of Class A Common Stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

    The backup withholding and information reporting requirements also apply to the gross proceeds paid to a Non-U.S. Holder upon the sale or other disposition of Class A Common Stock by or through a U.S. office of a U.S. or foreign broker, unless the Non-U.S. Holder certifies to the broker under penalties of perjury as to, among other things, its name, address and status as a Non-U.S. Holder by filing the Service's Form W-8 with the broker, or unless the Non-U.S. Holder otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale or other disposition of Class A Common Stock effected at a foreign office of a broker. Before January 1, 1999, however, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale or other disposition of Class A Common Stock effected at a foreign office of (i) a U.S. broker; (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business within the U.S.; or (iii) a foreign broker that is a "controlled foreign corporation" for U.S. federal income tax purposes, unless the broker has documentary evidence in its records that the Non-U.S. Holder is a Non-U.S. Holder (and the broker has no knowledge to the contrary) and certain other conditions are met, or unless the Non-U.S. Holder otherwise establishes an exemption. Further, after December 31, 1999, under the newly issued Treasury regulations referred to above, information reporting and backup withholding may apply to payments of the gross proceeds from the sale or redemption of Class A Common Stock effected through foreign offices of brokers having any of a broader class of connections with the U.S. unless certain IRS certification requirements are complied with. Prospective investors should consult with their own tax advisers regarding these Treasury regulations, and in particular with respect to whether the use of a particular broker would subject the investor to these rules.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, provided that the Non-U.S. Holder files a tax return with the IRS.

                                 LEGAL MATTERS


    Certain legal matters with respect to the shares of Class A Common Stock offered hereby will be passed upon for the Company by Holleb & Coff, Chicago, Illinois. Simpson Thacher & Bartlett, New York, New York, has acted as counsel to the Underwriters in connection with the Offerings.


                                    EXPERTS


    The financial statements included in this Prospectus for the following companies, except for the financial statements of Cumulus Media Inc., Albany Broadcasting Company, American Communications Company, Inc., Beaumont Skywave, Inc., Castle Broadcasting Limited Partnership, Clearly Superior Radio Properties, Crystal Radio Group, Inc., Esprit' Communication Corporation, Lesnick Communications, Inc., Louisiana Media Interests, Inc. and Subsidiaries, Midland Broadcasters, Inc., Mustang Broadcasting Company, Ninety Four Point One, Inc. and KAYD AM/FM, Pamplico Broadcasting, L.P., Phoenix Broadcast Partners, Inc., Radio Ingstad Minnesota, Inc., Radio Albert Lea, Inc. and KRCH of Minnesota, Inc., Tallahassee Broadcasting, Inc., Tryon-Seacoast Communications, Inc., WJCL-FM, and WWFG-FM and WOSC-FM as they relate to the unaudited three-month periods ended March 31, 1998 and 1997, except for the financial statements of Communications Properties, Inc. as they relate to the unaudited seven-month period ended March 31, 1997, and except for the financial statements of Jan-Di Broadcasting, Inc. as they relate to the unaudited nine-month period ended March 31, 1997, have been audited by Price Waterhouse LLP, independent accountants.



Cumulus Media Inc.
Albany Broadcasting Company
American Communications Company, Inc.
Arbor Radio LP
Beaumont Skywave, Inc.
Caribbean Communications Company Limited
Carolina Broadcasting, Inc. and Georgetown Radio, Inc.
Castle Broadcasting Limited Partnership
Clearly Superior Radio Properties
Communications Properties, Inc.
Crystal Radio Group, Inc.
Esprit' Communication Corporation
Forjay Broadcasting Corporation
HVS Partners
Jan-Di Broadcasting, Inc.
K-Country, Inc.
Lesnick Communications, Inc.
Louisiana Media Interests, Inc. and Subsidiaries
M&M Partners
Midland Broadcasters, Inc.
The Midwestern Broadcasting Company, Radio Stations WWWM-FM and WLQR-AM Mustang Broadcasting Company
Ninety Four Point One, Inc. and KAYD AM/FM
Pamplico Broadcasting, L.P.
Phoenix Broadcast Partners, Inc.
Radio Ingstad Minnesota, Inc., Radio Albert Lea, Inc. and KRCH of Minnesota,
Inc.
Savannah Valley Broadcasting Radio Properties

Seacoast Radio Company, LLC
Sunny Broadcasters, Inc.
Tallahassee Broadcasting, Inc.
Tally Radio, LC
Tryon-Seacoast Communications, Inc.
Value Radio Corporation
Venice Broadcasting Corp.
Wilks Broadcast Acquisitions, Inc.
WJCL-FM
WKKO-FM, WRQN-FM, WTOD-AM and WIMX-FM
WWFG-FM and WOSC-FM


    Such financial statements have been so included in reliance on the reports of Price Waterhouse LLP given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Chattanooga Broadcast Group as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Fritz Broadcasting, Inc. Toledo Division as of December 29, 1996 and December 31, 1995 and for each of the years ended December 29, 1996 and December 31, 1995 included in this Prospectus have been so included in reliance on the report of Plante & Moran LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of KLUR, KQXC, KYYI Radio as of November 30, 1997 and for the eleven months then ended included in this Prospectus have been so included in reliance on the report of Johnson, Miller & Co., independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of JKJ Broadcasting, Inc., Missouri River Broadcasting, Inc., Ingstad Mankato, Inc., James Ingstad Broadcasting, Inc., and Hometown Wireless, Inc. as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of McGladrey & Pullen, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of New Frontier Communications, Inc. as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Johnson, Miller & Co., independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Republic Corporation as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The financial statements of Savannah Communications, L.P. as of December 31, 1997 and 1996 and for the period October 1, 1995 through December 31, 1995 and for each of the years ended December 31, 1997 and 1996 included in this Prospectus have been so included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement (which terms shall include any amendment thereto) on Form S-1 under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549 and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C., and may be electronically accessed at the Commission's site on the World Wide Web at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS


CUMULUS MEDIA INC.
Report of Independent Accountants...................................................       F-10
Consolidated Balance Sheets as of March 31, 1998 and December 31, 1997..............       F-11
Consolidated Statements of Operations for the three month period ended March 31,
  1998 and for the period from inception on May 22, 1997 to December 31, 1997.......       F-12
Consolidated Statement of Stockholder's Equity for the period from inception on May
  22, 1997 to December 31, 1997.....................................................       F-13
Consolidated Statements of Cash Flows for the three month period ended March 31,
  1998 and for the period from inception on May 22, 1997 to December 31, 1997.......       F-14
Notes to Consolidated Financial Statements..........................................       F-15
ALBANY BROADCASTING COMPANY
Report of Independent Accountants...................................................       F-35
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................       F-36
Statements of Operations for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997 and 1996................................       F-37
Statements of Changes in Stockholders' Equity for the years ended December 31, 1997
  and 1996..........................................................................       F-38
Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997 and 1996................................       F-39
Notes to Financial Statements.......................................................       F-40
AMERICAN COMMUNICATIONS COMPANY, INC.
Report of Independent Accountants...................................................       F-43
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................       F-44
Statements of Operations for the three month periods ended March 31, 1998 and 1997, for the year ended December 31, 1997 and for the period from inception on April
  16, 1996 to December 31, 1996.....................................................       F-45
Statements of Changes in Stockholder's Equity for the year ended December 31, 1997
  and for the period from inception on April 16, 1996 to December 31, 1996..........       F-46
Statements of Cash Flows for the three months periods ended March 31, 1998 and 1997, for the year ended December 31, 1997 and for the period from inception on April
  16, 1996 to December 31, 1996.....................................................       F-47
Notes to Financial Statements.......................................................       F-48
ARBOR RADIO LP
Report of Independent Accountants...................................................       F-51
Balance Sheets as of December 31, 1997 and 1996.....................................       F-52
Statements of Operations and Partners' Capital for the years ended December 31,
  1997, 1996 and 1995...............................................................       F-53
Statements of Cash Flows for the years ended December 31 1997, 1996 and 1995........       F-54
Notes to Financial Statements.......................................................       F-55
BEAUMONT SKYWAVE, INC. (A WHOLLY-OWNED SUBSIDIARY OF PACIFIC BROADCASTING OF
  BEAUMONT, INC.)
Report of Independent Accountants...................................................       F-60
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................       F-61
Statements of Operations for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997 and 1996................................       F-62
Statement of Changes in Stockholder's Equity for the years ended December 31, 1997
  and 1996..........................................................................       F-63

Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997 and 1996................................       F-64
Notes to Financial Statements.......................................................       F-65
CARIBBEAN COMMUNICATIONS COMPANY LIMITED
Report of Independent Accountants...................................................       F-69
Consolidated Balance Sheet as of April 30, 1997.....................................       F-70
Consolidated Statement of Operations for the four month period ended April 30,
  1997..............................................................................       F-71
Consolidated Statement of Changes in Stockholder's Equity (Deficit) for the four
  month period ended April 30, 1997.................................................       F-72
Consolidated Statement of Cash Flows for the four month period ended April 30,
  1997..............................................................................       F-73
Notes to Consolidated Financial Statements..........................................       F-74
CAROLINA BROADCASTING, INC. AND GEORGETOWN RADIO, INC.
Report of Independent Accountants...................................................       F-78
Combined Balance Sheet as of December 31, 1997......................................       F-79
Combined Statement of Operations for the year ended December 31, 1997...............       F-80
Combined Statement of Changes in Stockholders' Deficit for the year ended December
  31, 1997..........................................................................       F-81
Combined Statement of Cash Flows for the year ended December 31, 1997...............       F-82
Notes to Combined Financial Statements..............................................       F-83
CASTLE BROADCASTING LIMITED PARTNERSHIP
Report of Independent Accountants...................................................       F-87
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................       F-88
Statements of Operations for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................       F-89
Statement of Changes in Partners' Deficit for the years ended December 31, 1997,
  1996 and 1995.....................................................................       F-90
Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................       F-91
Notes to Financial Statements.......................................................       F-92
CHATTANOOGA BROADCAST GROUP
Independent Auditors' Report........................................................       F-96
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................       F-97
Statements of Operations and Changes in Division Equity for the three month periods ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and
  1995..............................................................................       F-98
Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................       F-99
Notes to Financial Statements.......................................................      F-100
CLEARLY SUPERIOR RADIO PROPERTIES
Report of Independent Accountants...................................................      F-104
Combined Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996.........      F-105
Combined Statements of Operations for the three month periods ended March 31, 1998
  and 1997 and for the years ended December 31, 1997 and 1996.......................      F-106
Combined Statement of Owner's Equity in Stations for the years ended December 31,
  1997 and 1996.....................................................................      F-107
Combined Statements of Cash Flows for the three month periods ended March 31, 1998
  and 1997 and for the years ended December 31, 1997 and 1996.......................      F-108
Notes to Combined Financial Statements..............................................      F-109
COMMUNICATIONS PROPERTIES, INC.
Report of Independent Accountants...................................................      F-114
Balance Sheets as of March 31, 1998 and August 31, 1997 and 1996....................      F-115

Statements of Operations for the seven month periods ended March 31, 1998 and 1997
  and for the years ended August 31, 1997, 1996 and 1995............................      F-116
Statements of Changes in Stockholders' Equity (Deficit) for the seven month periods ended March 31, 1998 and 1997 and for the years ended August 31, 1997, 1996 and
  1995..............................................................................      F-117
Statements of Cash Flows for the seven month periods ended March 31, 1998 and 1997
  and for the years ended August 31, 1997, 1996 and 1995............................      F-118
Notes to Financial Statements.......................................................      F-119
CRYSTAL RADIO GROUP, INC.
Report of Independent Accountants...................................................      F-126
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................      F-127
Statements of Operations for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996, and 1995.........................      F-128
Statements of Changes in Stockholders' Equity (Deficit) for the years ended December
  31, 1997, 1996 and 1995...........................................................      F-129
Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996, and 1995.........................      F-130
Notes to Financial Statements.......................................................      F-131
ESPRIT' COMMUNICATION CORPORATION
Report of Independent Accountants...................................................      F-134
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................      F-135
Statements of Operations for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997 and 1996................................      F-136
Statement of Changes in Stockholder's Equity for the years ended December 31, 1997
  and 1996..........................................................................      F-137
Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997 and 1996................................      F-138
Notes to Financial Statements.......................................................      F-139
FORJAY BROADCASTING CORPORATION
Report of Independent Accountants...................................................      F-142
Balance Sheets as of December 31, 1997 and 1996.....................................      F-143
Statements of Operations for the years ended December 31, 1997 and 1996.............      F-144
Statements of Changes in Shareholder's Equity for the years ended December 31, 1997
  and 1996..........................................................................      F-145
Statements of Cash Flows for the years ended December 31, 1997 and 1996.............      F-146
Notes to Financial Statements.......................................................      F-147
FRITZ BROADCASTING, INC. TOLEDO DIVISION
Independent Auditor's Report........................................................      F-151
Divisional Balance Sheet as of December 29, 1996 and December 31, 1995..............      F-152
Statement of Divisional Income for the years ended December 29, 1996 and December
  31, 1995..........................................................................      F-153
Statement of Changes in Divisional Equity for the years ended December 29, 1996 and
  December 31, 1995.................................................................      F-154
Statement of Divisional Cash Flows for the years ended December 29, 1996 and
  December 31, 1995.................................................................      F-155
Notes to Financial Statements.......................................................      F-156
HVS PARTNERS
Report of Independent Accountants...................................................      F-160
Balance Sheets as of December 31, 1997 and 1996.....................................      F-161
Statements of Operations for the years ended December 31, 1997, 1996 and 1995.......      F-162
Statements of Changes in Partners' Equity for the years ended December 31, 1997,
  1996 and 1995.....................................................................      F-163

Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995.......      F-164
Notes to Financial Statements.......................................................      F-165
JKJ BROADCASTING, INC., MISSOURI RIVER BROADCASTING, INC., INGSTAD MANKATO, INC.,
  JAMES INGSTAD BROADCASTING, INC., AND HOMETOWN WIRELESS, INC.
Independent Auditor's Report........................................................      F-170
Combined Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996.........      F-171
Combined Statements of Income for the three month periods ended March 31, 1998 and
  1997 and for the years ended December 31, 1997, 1996 and 1995.....................      F-173
Combined Statements of Stockholder's Equity for the three month period ended March
  31, 1998 and for the years ended December 31, 1997, 1996 and 1995.................      F-174
Combined Statements of Cash Flows for the three month periods ended March 31, 1998
  and 1997 and for the years ended December 31, 1997, 1996 and 1995.................      F-175
Notes to Combined Financial Statements..............................................      F-176
JAN-DI BROADCASTING, INC.
Report of Independent Accountants...................................................      F-184
Balance Sheets as of March 31, 1998 and June 30, 1997 and 1996......................      F-185
Statements of Operations for the nine months ended March 31, 1998 and 1997 and for
  the years ended June 30, 1997 and 1996............................................      F-186
Statements of Changes in Shareholders' Equity for the nine months ended March 31,
  1998 and for the years ended June 30, 1997 and 1996...............................      F-187
Statements of Cash Flows for the nine months ended March 31, 1998 and 1997 and for
  the years ended June 30, 1997 and 1996............................................      F-188
Notes to Financial Statements.......................................................      F-189
K--COUNTRY, INC.
Report of Independent Accountants...................................................      F-193
Combined Balance Sheets as of March 31, 1998 and June 30, 1997......................      F-194
Combined Statements of Income and Retained Earnings for the nine month period ended
  March 31, 1998, the year ended June 30, 1997 and for the three month period ended
  March 31, 1997....................................................................      F-195
Combined Statements of Cash Flows for the nine month period ended March 31, 1998, for the year ended June 30, 1997 and for the three month period ended March 31,
  1997..............................................................................      F-196
Notes to Combined Financial Statements..............................................      F-197
KLUR, KQXC, KYYI RADIO
Report of Independent Certified Public Accountants..................................      F-201
Combined Balance Sheet as of November 30, 1997......................................      F-202
Combined Statement of Earnings for the eleven months ended November 30, 1997........      F-203
Combined Statement of Changes in Owner's Equity in Stations for the eleven months
  ended November 30, 1997...........................................................      F-204
Combined Statement of Cash Flows for the eleven months ended November 30, 1997......      F-205
Notes to Financial Statements.......................................................      F-206
LESNICK COMMUNICATIONS, INC.
Report of Independent Accountants...................................................      F-209
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................      F-210
Statements of Operations for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................      F-211
Statement of Changes in Stockholders' Equity (Deficit) for the years ended December
  31, 1997, 1996 and 1995...........................................................      F-212
Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................      F-213
Notes to Financial Statements.......................................................      F-214

LOUISIANA MEDIA INTERESTS, INC. AND SUBSIDIARIES
Report of Independent Accountants...................................................      F-217
Consolidated Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996.....      F-218
Consolidated Statements of Operations for the three month periods ended March 31,
  1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995............      F-219
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
  December 31, 1997, 1996 and 1995..................................................      F-220
Consolidated Statements of Cash Flows for the three month periods ended March 31,
  1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995............      F-221
Notes to Consolidated Financial Statements..........................................      F-222
M&M PARTNERS
Report of Independent Accountants...................................................      F-228
Balance Sheets as of December 31, 1997 and 1996.....................................      F-229
Statements of Operations for the years ended December 31, 1997, 1996 and 1995.......      F-230
Statements of Changes in Partners' Capital for the years ended December 31, 1997,
  1996 and 1995.....................................................................      F-231
Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995.......      F-232
Notes to Financial Statements.......................................................      F-233
MIDLAND BROADCASTERS, INC.
Report of Independent Accountants...................................................      F-238
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................      F-239
Statements of Operations for the three month periods ended March 31, 1998 and 1997
  and the years ended December 31, 1997, 1996 and 1995..............................      F-240
Statements of Changes in Stockholders' Equity for the years ended December 31, 1997,
  1996 and 1995.....................................................................      F-241
Statement of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and the years ended December 31, 1997, 1996 and 1995..............................      F-242
Notes to Financial Statements.......................................................      F-243
THE MIDWESTERN BROADCASTING COMPANY, RADIO STATIONS WWWM-FM AND WLQR-AM
Report of Independent Accountants...................................................      F-248
Combined Balance Sheets as of October 31, 1997 and December 31, 1996................      F-249
Combined Statements of Income and Retained Earnings for the period January 1, 1997
  to October 31, 1997 and the years ended December 31, 1996 and 1995................      F-251
Combined Statements of Cash Flows for the period January 1, to October 31, 1997 and
  the years ended December 31, 1996 and 1995........................................      F-252
Notes to Combined Financial Statements..............................................      F-253
MUSTANG BROADCASTING COMPANY
Report of Independent Accountants...................................................      F-256
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................      F-257
Statements of Operations for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................      F-258
Statement of Changes in Stockholder's Equity for the years ended December 31, 1997,
  1996, and 1995....................................................................      F-259
Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................      F-260
Notes to Financial Statements.......................................................      F-261



NEW FRONTIER COMMUNICATIONS, INC.
Report of Independent Certified Public Accountants..................................      F-264
Balance Sheet as of March 31, 1998 and December 31, 1997 and 1996...................      F-265

Statement of Operations for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................      F-266
Statement of Stockholders' Deficit for the years ended December 31, 1997, 1996 and
  1995..............................................................................      F-267
Statement of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................      F-268
Notes to Financial Statements.......................................................      F-269
NINETY FOUR POINT ONE, INC. (A SUBSIDIARY OF PETRACOM BROADCASTING, INC.) AND KAYD
  AM/FM (A DIVISION OF PETRACOM BROADCASTING OF ROCKFORD, INC.)
Report of Independent Accountants...................................................      F-278
Combined Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996.........      F-279
Combined Statements of Operations for the three month periods ended March 31, 1998
  and 1997 and for the years ended December 31, 1997, 1996 and 1995.................      F-280
Combined Statement of Changes in Net Investment of Parent for the years ended
  December 31, 1997, 1996 and 1995..................................................      F-281
Combined Statements of Cash Flows for the three month periods ended March 31, 1998
  and 1997 and for the years ended December 31, 1997, 1996 and 1995.................      F-282
Notes to Financial Statements.......................................................      F-283
PAMPLICO BROADCASTING, L.P.
Report of Independent Accountants...................................................      F-287
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................      F-288
Statements of Operations for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997 and 1996................................      F-289
Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997 and 1996................................      F-290
Notes to Financial Statements.......................................................      F-291
PHOENIX BROADCAST PARTNERS, INC.
Report of Independent Accountants...................................................      F-295
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................      F-296
Statements of Operations and Accumulated Deficit for the three month periods ended
  March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and
  1995..............................................................................      F-297
Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................      F-298
Notes to Financial Statements.......................................................      F-299
RADIO INGSTAD MINNESOTA, INC., RADIO ALBERT LEA, INC. AND KRCH OF MINNESOTA, INC.
Report of Independent Accountants...................................................      F-306
Combined Statement of Financial Position as of March 31, 1998 and December 31,
  1997..............................................................................      F-307
Combined Statement of Operation for the three month periods ended March 31, 1998 and
  1997 and for the year ended December 31, 1997.....................................      F-308
Combined Statement of Changes in Stockholder's Equity for the year ended December
  31, 1997..........................................................................      F-309
Combined Statement of Cash Flows for the three month periods ended March 31, 1998
  and 1997 and for the year ended December 31, 1997.................................      F-310
Notes to Combined Financial Statements..............................................      F-311
REPUBLIC CORPORATION (RADIO BROADCASTING OPERATIONS ONLY)
Report of Independent Accountants...................................................      F-318
Consolidated Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996.....      F-319
Consolidated Statements of Income for the three month periods ended March 31, 1998
  and 1997 and for the years ended December 31, 1997, 1996 and 1995.................      F-320
Consolidated Statements of Changes in Stockholder's Equity for the years ended
  December 31, 1997, 1996 and 1995..................................................      F-321

Consolidated Statements of Cash Flows for the three month periods ended March 31,
  1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995............      F-322
Notes to Consolidated Financial Statements..........................................      F-323
SAVANNAH COMMUNICATIONS, L.P.
Report of Independent Accountants...................................................      F-330
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................      F-331
Statements of Operations for the three month periods ended March 31, 1998 and 1997 and for the years ended December 31, 1997 and 1996 and for the period October 1,
  1995 (inception) through December 31, 1995........................................      F-332
Statements of Partners' Capital for the years ended December 31, 1997 and 1996 and
  for the period October 1, 1995 (inception) through December 31, 1995..............      F-333
Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997 and for the years ended December 31, 1997 and 1996 and for the period October 1,
  1995 (inception) through December 31, 1995........................................      F-334
Notes to Financial Statements.......................................................      F-335
SAVANNAH VALLEY BROADCASTING RADIO PROPERTIES
Report of Independent Accountants...................................................      F-339
Combined Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996.........      F-340
Combined Statements of Operations for the three month periods ended March 31, 1998
  and 1997 and for the years ended December 31, 1997, 1996 and 1995.................      F-341
Combined Statements of Changes in Owner's Equity (Deficit) in Stations for the years
  ended December 31, 1997, 1996 and 1995............................................      F-342
Combined Statements of Cash Flows for the three month periods ended March 31, 1998
  and 1997 and for the years ended December 31, 1997, 1996 and 1995.................      F-343
Notes to Combined Financial Statements..............................................      F-344
SEACOAST RADIO COMPANY, LLC
Report of Independent Accountants...................................................      F-348
Balance Sheets as of December 31, 1997 and 1996.....................................      F-349
Statements of Operations for the years ended December 31, 1997, 1996 and 1995.......      F-350
Statements of Changes in Members' Equity for the years ended December 31, 1997, 1996
  and 1995..........................................................................      F-351
Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995.......      F-352
Notes to Financial Statements.......................................................      F-353
SUNNY BROADCASTERS, INC.
Report of Independent Accountants...................................................      F-357
Balance Sheets as of December 31, 1997 and 1996.....................................      F-358
Statements of Operations for the years ended December 31, 1997, 1996 and 1995.......      F-359
Statement of Changes in Stockholders' Equity for the years ended December 31, 1997,
  1996 and 1995.....................................................................      F-360
Statement of Cash Flows for the years ended December 31, 1997, 1996 and 1995........      F-361
Notes to Financial Statements.......................................................      F-362
TALLAHASSEE BROADCASTING, INC.
Report of Independent Accountants...................................................      F-367
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................      F-368
Statements of Operations for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................      F-369
Statements of Changes in Stockholders' Equity (Deficit) for the years ended December
  31, 1997, 1996 and 1995...........................................................      F-370
Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................      F-371
Notes to Financial Statements.......................................................      F-372

TALLY RADIO, LC
Report of Independent Accountants...................................................      F-376
Balance Sheets as of December 31, 1997 and 1996.....................................      F-377
Statements of Operations for the year ended December 31, 1997 and for the period
  from inception on March 1, 1996 to December 31, 1996..............................      F-378
Statements of Changes in Members' Equity (Deficit) for the year ended December 31,
  1997 and for the period from inception on March 1, 1996 to December 31, 1996......      F-379
Statements of Cash Flows for the year ended December 31, 1997 and for the period
  from inception on March 1, 1996 to December 31, 1996..............................      F-380
Notes to Financial Statements.......................................................      F-381
TRYON-SEACOAST COMMUNICATIONS, INC.
Report of Independent Accountants...................................................      F-386
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................      F-387
Statements of Operations for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................      F-388
Statements of Changes in Stockholders' Deficit for the years ended December 31,
  1997, 1996 and 1995...............................................................      F-389
Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................      F-390
Notes to Financial Statements.......................................................      F-391
VALUE RADIO CORPORATION
Report of Independent Accountants...................................................      F-396
Balance Sheets as of August 30, 1997 and August 31, 1996............................      F-397
Statements of Operations for the years ended August 30, 1997 and August 31, 1996 and
  1995..............................................................................      F-398
Statement of Changes in Stockholders' Equity for the years ended August 30, 1997,
  and August 31, 1996 and 1995......................................................      F-399
Statements of Cash Flows for the years ended August 30, 1997 and August 31, 1996 and
  1995..............................................................................      F-400
Notes to Financial Statements.......................................................      F-401
VENICE BROADCASTING CORP.
Report of Independent Accountants...................................................      F-406
Balance Sheets as of December 31, 1997 and 1996.....................................      F-407
Statements of Operations for the years ended December 31, 1997 and 1996.............      F-408
Statements of Changes in Stockholder's Deficit for the years ended December 31, 1997
  and 1996..........................................................................      F-409
Statements of Cash Flows for the years ended December 31, 1997 and 1996.............      F-410
Notes to Financial Statements.......................................................      F-411
WILKS BROADCAST ACQUISITIONS, INC.
Report of Independent Accountants...................................................      F-414
Balance Sheets as of August 31, 1997 and December 31, 1996..........................      F-415
Statements of Operations for the eight months ended August 31, 1997 and for the
  years ended December 31, 1996 and 1995............................................      F-416
Statement of Changes in Stockholders' Equity (Deficit) for the eight months ended
  August 31, 1997 and for the years ended December 31, 1996 and 1995................      F-417
Statements of Cash Flows for the eight months ended August 31, 1997 and for the
  years ended December 31, 1996 and 1995............................................      F-418
Notes to Financial Statements.......................................................      F-419
WJCL-FM (A DIVISION OF LEWIS BROADCASTING CORPORATION)
Report of Independent Accountants...................................................      F-423
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996..................      F-424
Statements of Operations for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................      F-425

Statements of Cash Flows for the three month periods ended March 31, 1998 and 1997
  and for the years ended December 31, 1997, 1996 and 1995..........................      F-426
Statements of Changes in Owners' Net Investment for the years ended December 31,
  1997, 1996 and 1995...............................................................      F-427
Notes to Financial Statements.......................................................      F-428
WKKO-FM, WRQN-FM, WTOD-AM AND WIMX-FM (A WHOLLY OWNED ENTITY OF 62ND STREET
  BROADCASTING LLC)
Reports of Independent Accountants..................................................      F-429
Combined Balance Sheet as of November 9, 1997.......................................      F-431
Combined Statements of Income for the period June 30, 1997 to November 9, 1997 and
  for the period January 1, 1997 to June 29, 1997...................................      F-434
Combined Statements of Changes in Owner's Equity for the period June 30, 1997 to
  November 9, 1997 and for the period January 1, 1997 to June 29, 1997..............      F-435
Combined Statements of Cash Flows for the period June 30, 1997 to November 9, 1997
  and for the period January 1, 1997 to June 29, 1997...............................      F-436
Notes to Combined Financial Statements..............................................      F-437
WWFG-FM AND WOSC-FM
Report of Independent Accountants...................................................      F-442
Combined Balance Sheets as of March 31, 1998 and December 31, 1997..................      F-443
Combined Statements of Operations for the period January 1, 1998 to March 31, 1998, for the period from August 1, 1997 to December 31, 1997, for the period January 1,
  1997 to March 31, 1997 and for the period January 1, 1997 to July 31, 1997........      F-444
Combined Statements of Changes in Owner's Equity for the period January 1, 1998 to
  March 31, 1998, for the period from August 1, 1997 to December 31, 1997 and for
  the period January 1, 1997 to July 31, 1997.......................................      F-445
Combined Statements of Cash Flows for the period January 1, 1998 to March 31, 1998, for the period from August 1, 1997 to December 31, 1997, for the period January 1,
  1997 to March 31, 1997 and for the period January 1, 1997 to July 31, 1997........      F-446
Notes to the Combined Financial Statements..........................................      F-447

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

of Cumulus Media Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Cumulus Media Inc. (formerly, Cumulus Holdings, Inc.) at December 31, 1997, and the results of their operations and their cash flows for the period from inception on May 22, 1997 to December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois

March 18, 1998,
except as to Note 15,
which is as of June 18, 1998

                               CUMULUS MEDIA INC.

                          CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                         MARCH 31,   DECEMBER 31,
                                                                                           1998          1997
                                                                                        -----------  ------------
                                                                                        (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents...........................................................   $  23,416    $    1,573
  Accounts receivable, less allowance for doubtful accounts of $241 and $125,
    respectively......................................................................      10,238         5,241
  Prepaid expenses and other current assets...........................................       1,587           288
                                                                                        -----------  ------------
    Total current assets..............................................................      35,241         7,102

Property and equipment, net...........................................................      14,146         8,120
Intangible assets, net................................................................     150,973        90,217
Other assets..........................................................................      19,766         5,002
                                                                                        -----------  ------------
    Total assets......................................................................   $ 220,126    $  110,441
                                                                                        -----------  ------------
                                                                                        -----------  ------------
                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses...............................................   $   8,619    $    3,643
  Current portion of long-term debt...................................................          12            12
  Other current liabilities...........................................................      --               195
                                                                                        -----------  ------------
    Total current liabilities.........................................................       8,631         3,850

Long-term debt, excluding current portion.............................................     120,252        42,789
Other liabilities.....................................................................         853           400
Deferred income taxes.................................................................       1,083        --
                                                                                        -----------  ------------
    Total liabilities.................................................................     130,819        47,039
                                                                                        -----------  ------------
Preferred stock subject to mandatory redemption, stated value $10,000 per share;
  authorized: 12,000 shares; outstanding: 3,250 shares and 1,625 shares
  respectively........................................................................      30,518        13,426
                                                                                        -----------  ------------
Commitments and contingencies (Note 10)

Stockholder's equity:
  Common stock, $.01 par value; authorized 10,000 shares; issued 1,000 shares               --            --
  Additional paid-in-capital..........................................................      67,692        53,549
  Accumulated other comprehensive income..............................................           5             5
  Accumulated deficit.................................................................      (8,908)       (3,578)
                                                                                        -----------  ------------
    Total stockholder's equity........................................................      58,789        49,976
                                                                                        -----------  ------------
    Total liabilities and stockholder's equity........................................   $ 220,126    $  110,441
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                 See Notes to Consolidated Financial Statements

                               CUMULUS MEDIA INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)


                                                                                                  FOR THE PERIOD
                                                                                                 FROM INCEPTION ON
                                                                            THREE MONTHS ENDED    MAY 22, 1997 TO
                                                                              MARCH 31, 1998     DECEMBER 31, 1997
                                                                            -------------------  -----------------
                                                                                (UNAUDITED)
Revenues..................................................................      $    13,787          $  10,134
Less: agency commissions..................................................           (1,287)              (971)
                                                                                    -------            -------
     Net revenues.........................................................           12,500              9,163
Operating expenses:
  Station operating expenses, excluding depreciation and amortization.....           10,904              7,147
  Depreciation and amortization...........................................            2,748              1,671
  Corporate general and administrative....................................              961              1,276
  Non-cash stock compensation.............................................          --                   1,689
                                                                                    -------            -------
   Operating expenses.....................................................           14,613             11,783
                                                                                    -------            -------
     Operating loss.......................................................           (2,113)            (2,620)
                                                                                    -------            -------
Nonoperating income (expense):
  Interest expense........................................................           (1,516)              (992)
  Interest income.........................................................              142                155
  Other income (expense), net.............................................               (6)               (54)
                                                                                    -------            -------
    Nonoperating expenses, net............................................           (1,380)              (891)
                                                                                    -------            -------
    Loss before income taxes..............................................           (3,493)            (3,511)
Income tax expense........................................................          --                      67
                                                                                    -------            -------
Loss before extraordinary item............................................           (3,493)            (3,578)
Extraordinary loss on early extinguishment of debt........................           (1,837)            --
                                                                                    -------            -------
Net loss..................................................................           (5,330)            (3,578)
Preferred stock dividend..................................................              842                274
                                                                                    -------            -------
    Net loss attributable to common stockholders..........................      $    (6,172)         $  (3,852)
                                                                                    -------            -------
                                                                                    -------            -------
Basic and diluted loss per share..........................................      $    (6,172)         $  (3,852)
                                                                                    -------            -------
                                                                                    -------            -------
Average shares outstanding................................................            1,000              1,000
                                                                                    -------            -------
                                                                                    -------            -------
Pro forma basic and diluted loss per share (unaudited)....................      $     (0.33)         $   (0.21)
                                                                                    -------            -------
                                                                                    -------            -------
Pro forma average shares outstanding (unaudited) (in thousands)...........           18,759             18,759
                                                                                    -------            -------
                                                                                    -------            -------


                See Notes to Consolidated Financial Statements.

                               CUMULUS MEDIA INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)


                                                                           ACCUMULATED
                                                             ADDITIONAL       OTHER
                                                   COMMON      PAID-IN    COMPREHENSIVE   ACCUMULATED   COMPREHENSIVE
                                       SHARES       STOCK      CAPITAL        INCOME        DEFICIT          LOSS
                                     -----------  ---------  -----------  --------------  ------------  --------------
Issuance of common stock...........       1,000               $  52,748
Comprehensive income
(cumulative translation
  adjustment)......................                                         $        5                    $        5
Preferred and common stock offering
  costs............................                                (614)
Preferred stock dividend and
  accretion of discount............                                (274)
Non-cash stock compensation........                               1,689
Net loss...........................                                                        $   (3,578)        (3,578)
                                          -----   ---------  -----------       -------    ------------       -------
Balance at December 31, 1997.......       1,000                  53,549              5         (3,578)        (3,573)
Capital contribution...............                              14,985
Preferred stock dividend and
  accretion of discount............                                (842)
Net loss...........................                                                            (5,330)        (5,330)
                                          -----   ---------  -----------       -------    ------------       -------
Balance at March 31, 1998
  (unaudited)......................       1,000               $  67,692     $        5     $   (8,908)    $   (8,903)
                                          -----   ---------  -----------       -------    ------------       -------
                                          -----   ---------  -----------       -------    ------------       -------


                See Notes to Consolidated Financial Statements.

                               CUMULUS MEDIA INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                                  FOR THE PERIOD
                                                                                                 FROM INCEPTION ON
                                                                            THREE MONTHS ENDED    MAY 22, 1997 TO
                                                                              MARCH 31, 1998     DECEMBER 31, 1997
                                                                            -------------------  -----------------
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss................................................................      $    (5,330)         $  (3,578)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Extraordinary loss on early extinguishment of debt....................            1,837
    Depreciation..........................................................              472                391
    Amortization of goodwill, intangible assets and other assets..........            1,652              1,064
    Non-cash stock compensation...........................................          --                   1,689
  Changes in assets and liabilities, net of effects of acquisitions:
    Accounts receivable...................................................           (4,997)            (4,546)
    Prepaid expenses and other current assets.............................           (1,299)              (235)
    Accounts payable and accrued expenses.................................            4,654              3,401
    Other assets..........................................................           (1,211)              (166)
    Other liabilities.....................................................             (367)                93
                                                                                    -------            -------
Net cash used in operating activities.....................................           (4,589)            (1,887)
                                                                                    -------            -------
Cash flows from investing activities:
  Acquisitions............................................................          (67,224)           (91,289)
  Escrow deposits on pending acquisitions.................................          (10,523)            (1,999)
  Capital expenditures....................................................           (1,114)              (869)
  Other...................................................................             (292)              (943)
                                                                                    -------            -------
Net cash used by investing activities.....................................          (79,153)           (95,100)
                                                                                    -------            -------
Cash flows from financing activities:
  Net proceeds from revolving line of credit..............................          143,000             74,525
  Payments on revolving line of credit....................................          (65,535)           (31,990)
  Payments on promissory notes............................................               (2)                (4)
  Proceeds from issuance of common stock..................................           14,985             45,245
  Proceeds from issuance of preferred stock...............................           16,250             13,152
  Payments for debt issuance costs........................................           (3,113)            (1,754)
  Payments for preferred and common stock offering costs..................          --                    (614)
                                                                                    -------            -------
Net cash provided by financing activities.................................          105,585             98,560
                                                                                    -------            -------
Increase in cash and cash equivalents.....................................           21,843              1,573
Cash and cash equivalents at beginning of period..........................            1,573             --
                                                                                    -------            -------
Cash and cash equivalents at end of period................................      $    23,416          $   1,573
                                                                                    -------            -------
                                                                                    -------            -------
Supplemental disclosures of cash information:
  Interest paid...........................................................      $       928          $      25
                                                                                    -------            -------
                                                                                    -------            -------
Non-cash operating and financing activities:
  Trade revenue...........................................................      $       912          $     757
                                                                                    -------            -------
                                                                                    -------            -------
  Trade expense...........................................................      $       912          $     712
                                                                                    -------            -------
                                                                                    -------            -------
  Assets acquired through notes payable...................................      $       936          $     520
                                                                                    -------            -------
                                                                                    -------            -------
  Capital contribution from Cumulus Media, LLC............................      $   --               $   7,503
                                                                                    -------            -------
                                                                                    -------            -------

                See Notes to Consolidated Financial Statements.

                               CUMULUS MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Cumulus Media Inc., formerly known as Cumulus Holdings, Inc., ("Cumulus" or the "Company") is a radio broadcasting corporation incorporated in the state of Illinois on May 22, 1997 to own and operate commercial radio stations in mid-size and smaller radio markets in the United States and the Eastern Caribbean. The Company has four regions as its primary focus in the United
States: the Midwest, Southeast, Southwest and Northeast. Cumulus is controlled by Cumulus Media, LLC (a Wisconsin limited liability company) through the ownership of all of its outstanding common stock. Between the date of incorporation of Cumulus Media, LLC, which was April 18, 1997, and May 22, 1997, Cumulus Media, LLC undertook certain activities upon behalf of the Company pending its incorporation, including the incurrence of expenses and the funding of escrow deposits for acquisitions. Upon the incorporation of the Company, these activities and their related account balances and expenses, were transferred to the Company.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Cumulus and its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

ORGANIZATION COSTS

    Costs related to organizing the Company including incorporation and recording fees and legal fees are capitalized and amortized to expense over a three year period. During the period ended December 31, 1997, the Company recognized amortization expense of organization costs of approximately $22.

INTANGIBLE ASSETS

    Intangible assets consist primarily of broadcast licenses, goodwill and other identifiable intangible assets. The Company amortizes such intangible assets using the straight-line method over their estimated useful lives. The Company evaluates the carrying value of broadcast licenses, goodwill and other intangible assets in relation to the projected future undiscounted net cash flows, in order to determine if an impairment has occurred.

VALUATION OF LONG-LIVED ASSETS

    The Company evaluates the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Long-lived assets to be disposed are reported at the lower of carrying amount or fair value less cost to sell.

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
DEBT ISSUANCE COSTS

    The costs related to the issuance of debt are capitalized and amortized to interest expense over the life of the related debt. During the period ended December 31, 1997, the Company recognized amortization expense of debt issuance costs of approximately $65.

TRADE AGREEMENTS

    The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair market value of the goods or services received. Trade revenue is recorded and the liability relieved when commercials are broadcast and trade expense is recorded and the asset relieved when goods or services are received or used.

INCOME TAXES

    Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

LOCAL MARKETING AGREEMENTS

    In certain circumstances, the Company enters into a local marketing agreement ("LMA") or time brokerage agreement with a Federal Communications Commission licensee of a radio station. In a typical LMA, the licensee of the station makes available, for a fee, airtime on its station to a party which supplies programming to be broadcast on that airtime, and collects revenues from advertising aired during such programming.

    Fees paid pursuant to a LMA are amortized to expense over the term of the agreement using the straight-line method. LMA fees of $281 are included in amortization expense in the statement of operations.

CASH AND CASH EQUIVALENTS

    The Company considers all cash balances and highly liquid investments with original maturities of three months or less to be cash equivalents.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CONCENTRATION OF CREDIT RISKS

    In the opinion of management, credit risk with respect to accounts receivable is limited due to the large number of diversified customers and the geographic diversification of the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible accounts receivable are maintained.

    The change in the allowance for doubtful accounts for the period ended December 31, 1997 consists of the following:


Balance at inception..............................................  $  --
Provision for doubtful accounts...................................         95
Acquired stations.................................................         30
Write-offs........................................................     --
                                                                    ---------
Balance at December 31, 1997......................................  $     125
                                                                    ---------
                                                                    ---------


STOCK-BASED COMPENSATION

    The Company applies Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for stock issued to employees as defined by APB No. 25. In addition, the Company applies Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation", for stock issued to individuals or groups other than employees.

EARNINGS PER SHARE

    Basic and diluted earnings per share has been calculated by dividing net loss adjusted for preferred stock dividends and accretion of discount by average shares outstanding.


PRO FORMA BASIC AND DILUTED LOSS PER SHARE (UNAUDITED)



    The calculation of pro forma basic and diluted loss per share was determined by dividing net loss by the pro forma average shares outstanding. The pro forma average shares outstanding give effect to the exchange of the Company's shares by Cumulus Media, LLC and the anticipated initial public offering as described in Note 16.


INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

2. ACQUISITIONS AND DISPOSITION:

    The Company completed the following acquisitions of radio stations for cash during 1997:

                                                                                                ASSET PURCHASE
MARKETS AND STATIONS                                                   ACQUISITION DATE            PRICE(1)
------------------------------------------------------------------  ----------------------  ----------------------
WEST INDIES/EASTERN CARIBBEAN BASIN
  Caribbean Communications Company Limited
  (GEM Radio Network).............................................  April 24, 1997                $    7,203

WILMINGTON, NC
  HVS Partners
  (WWQQ-FM, WQSL-FM and WXQR-FM)..................................  August 28, 1997               $    6,186

  Hara Broadcasting
  (WAAV-FM and WAAV-AM)...........................................  September 2, 1997             $    1,590

AUGUSTA, GEORGIA
  Wilks Broadcast Acquisitions, Inc.
  (WEKL-FM, WRXR-FM, WUUS-FM and WGUS-AM).........................  August 31, 1997               $   15,525

APPLETON/OSHKOSH/GREEN BAY, WISCONSIN
  Value Radio Corporation
  (WOSH-AM, WVBO-FM and WOGB-FM)..................................  August 31, 1997               $    7,347

  Value Radio Corporation
  (WUSW-FM and WNAM-AM)...........................................  August 31, 1997               $    5,515

TOLEDO, OHIO
  WKKO-FM, WRQN-FM, WTOD-AM, and WIMX-FM
  (WKKO-FM, WRQN-FM, WTOD-AM AND
    WIMX-FM)......................................................  November 10, 1997             $   30,113

  (WWWM-FM and WLQR-AM)

  The Midwestern Broadcasting Company, Radio Stations WWWM-FM and
    WLQR-AM.......................................................  November 12, 1997             $   10,000
WICHITA FALLS, TEXAS
  KLUR-FM, KQXC-FM and KYYI-FM (a wholly owned entity of Sam F.
    and Pamela S. Beard, Sole Proprietors)

  (KLUR-FM, KQXC-FM and KYYI-FM)..................................  December 1, 1997              $    6,341
SALISBURY-OCEAN CITY, MARYLAND
  HVS Partners
  (WLVW-FM, WQHQ-FM, WTGM-AM, and
    WLBW-FM)......................................................  December 18, 1997             $    9,283
                                                                                                     -------
                                                                                                  $   99,103
                                                                                                     -------
                                                                                                     -------

------------------------
(1) Includes acquisition related costs

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

2. ACQUISITIONS AND DISPOSITION: (CONTINUED)
    As a part of the above transactions, the Company sold WIMX-FM for a note receivable in the amount of $1,500 in early 1998.

    The aforementioned acquisitions were accounted for by the purchase method of accounting. As such, the accompanying consolidated balance sheet includes the acquired assets and liabilities and the statement of operations includes the results of operations of the acquired entities from their respective dates of acquisition.

    An allocation of the purchase prices to the estimated fair values of the assets acquired and liabilities assumed is presented below.

Current assets, other than cash....................................  $     757
Property and equipment.............................................      7,708
Intangible assets..................................................     91,121
Other liabilities..................................................       (483)
                                                                     ---------
                                                                     $  99,103
                                                                     ---------
                                                                     ---------

    The unaudited consolidated condensed pro forma results of operations data as if the acquisitions had occurred on May 22, 1997 follows:

                                                                   (UNAUDITED)
                                                                   -----------
Net revenues.....................................................   $  16,051
                                                                   -----------
                                                                   -----------
Operating loss...................................................   $  (4,454)
                                                                   -----------
                                                                   -----------
Net loss.........................................................   $  (6,922)
                                                                   -----------
                                                                   -----------
Net loss attributable to common stockholders.....................   $  (7,196)
                                                                   -----------
                                                                   -----------
Basic loss per common share......................................   $  (7,196)
                                                                   -----------
                                                                   -----------

    Escrow funds of approximately $2,000 paid in 1997 by the Company in connection with transactions completed subsequent to year end and for transactions which the Company has signed an agreement for the purchase of an entity have been classified as other assets at December 31, 1997 in the accompanying consolidated balance sheet.

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

2. ACQUISITIONS AND DISPOSITION: (CONTINUED)
    During 1997, the Company operated the following stations under a LMA:

MARKETS AND STATIONS                                                    LMA EFFECTIVE DATE
-------------------------------------------------------------------  -------------------------
TALLAHASSEE, FL
  HVS Partners
  (WHBX-FM, WBZE-FM, and WHBT-AM)..................................  August 18, 1997

  Tally Radio, L.C.
  (WWLD-FM)........................................................  August 18, 1997

  Tallahassee Broadcasting, Inc.
  (WGLF-FM)........................................................  November 3, 1997

SALISBURY-OCEAN CITY, MD
  HVS Partners
  (WLVW-FM, WQHQ-FM, WTGM-AM, and WLBW-FM).........................  August 25, 1997

AUGUSTA, GA
  Savannah Valley Broadcasting Radio Properties
  (WZNY-FM, WBBQ-FM, and WBBQ-AM)..................................  September 3, 1997

WICHITA FALLS, TX
  KLUR-FM, KQXC-FM and KYYI-FM (a wholly owned entity of Sam F. and
    Pamela S. Beard, Sole Proprietors)
  (KLUR-FM, KQXC-FM and KYYI-FM)...................................  October 1, 1997

ABILENE, TX
  Big Country Broadcasting
  (KBCY-FM and KCDD-FM)............................................  November 1, 1997

  IQ Radio, Inc.
  (KHXS-FM)........................................................  November 1, 1997

    The consolidated statement of operations includes the revenue and broadcast operating expenses of these entities from the date of the LMA and any related fees associated with the LMA.

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

2. ACQUISITIONS AND DISPOSITION: (CONTINUED)
    The Company completed the following acquisitions of radio stations for cash during the three months ended March 31, 1998 (unaudited):

                                                                                                      ASSET
                                                                                                     PURCHASE
MARKETS AND STATIONS                                                         ACQUISITION DATE        PRICE(1)
-------------------------------------------------------------------------  --------------------  ----------------
COLUMBUS, GA
  M & M Partners
  (WVRK-FM, WGSY-FM, WPNX-AM and WMLF-AM)................................       January 6, 1998     $   12,842

  Minority Radio Associates
  (WAGH-FM)..............................................................        March 17, 1998     $    2,054

TALLAHASSEE, FLORIDA
  Tally Radio, L.C.
  (WWLD-FM)..............................................................      January 16, 1998     $    1,200

  HVS Partners
  (WBZE-FM, WHBT-AM and WHBX-FM).........................................      January 16, 1998     $   15,596

TOLEDO, OHIO
  Venice Broadcasting Corp.
  (WXKR-FM)..............................................................      January 27, 1998     $    5,009

SALISBURY, MARYLAND
  Connor Broadcasting Corporation
  (WSBY-FM and WJDY-AM)..................................................     February 11, 1998     $    1,361

ANN ARBOR, MICHIGAN
  Arbor Radio LP
  (WIQB-FM, WQKL-FM, WTKA-AM and WDEO-AM)................................         March 2, 1998     $   15,170

MYRTLE BEACH, SOUTH CAROLINA
  Carolina Broadcasting, Inc.
  (WJXY-AM and WJXY-FM)..................................................        March 16, 1998     $    2,307

  Seacoast Radio Company, LLC
  WDAI-FM
  Sunny Broadcasters, Inc.
  (WSNY-FM)..............................................................        March 25, 1998     $    8,229

FLORENCE, SOUTH CAROLINA
  Forjay Broadcasting Corporation
  (WYNN-FM and WYNN-AM)..................................................        March 23, 1998     $    4,393
                                                                                                       -------
                                                                                                    $   68,161
                                                                                                       -------
                                                                                                       -------

(1) Includes acquisition related costs.

    The aforementioned acquisitions were accounted for by the purchase method of accounting. As such, the accompanying consolidated March 31, 1998 balance sheet (unaudited) includes the acquired assets and

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

2. ACQUISITIONS AND DISPOSITION: (CONTINUED) liabilities and the statement of operations for the three months ended March 31, 1998 (unaudited) includes the results of operations of the acquired entities from their respective dates of acquisition.

    An allocation of the purchase prices to the estimated fair values of the assets acquired and liabilities assumed is presented below.

Current assets, other than cash....................................  $       1
Property and equipment.............................................      5,468
Intangible assets..................................................     63,793
Other liabilities..................................................     (1,101)
                                                                     ---------
                                                                     $  68,161
                                                                     ---------
                                                                     ---------

    The unaudited consolidated condensed pro forma results of operations data for the three months ended March 31, 1998 as if the acquisitions had occurred on January 1, 1998 follows:

                                                                   (UNAUDITED)
                                                                   -----------
Net revenues.....................................................   $  13,394
                                                                   -----------
                                                                   -----------
Operating loss...................................................   $  (2,163)
                                                                   -----------
                                                                   -----------
Net loss.........................................................   $  (5,402)
                                                                   -----------
                                                                   -----------
Net loss attributable to common stockholders.....................   $  (6,244)
                                                                   -----------
                                                                   -----------
Basic loss per common share (in dollars).........................   $  (6,244)
                                                                   -----------
                                                                   -----------

    Escrow funds of approximately $12,522 paid by the Company in connection with transactions completed subsequent to March 31, 1998 and for transactions which the Company has signed an agreement for the purchase of an entity have been classified as other assets at March 31, 1998 in the accompanying consolidated balance sheet.

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

2. ACQUISITIONS AND DISPOSITION: (CONTINUED)
    During the quarter ended March 31, 1998, the Company operated the following stations under an LMA:

MARKET AND STATIONS                                                     LMA EFFECTIVE DATE
-------------------------------------------------------------------  -------------------------
GREEN BAY, WISCONSIN
  American Communications Co.
  (WJLW-FM)........................................................  February 15, 1998

  Brillion Radio Company
  (WEZR-FM)........................................................  February 15, 1998

AUGUSTA, GEORGIA
  Savannah Valley Broadcasting Radio Properties
  (WBBQ-AM and WBBQ-FM)............................................  September 4, 1997

SALISBURY, MARYLAND
  WWFG-FM and WOSC-FM
  (WWFG-FM and WOSC-FM)............................................  February 1, 1998

TALLAHASSEE, FLORIDA
  HVS Partners
  (WHBX-FM, WBZE-FM and WHBT-AM)...................................  August 18, 1997

  Tally Radio, L.C.
  (WWLD-FM)........................................................  August 18, 1997

  Tallahassee Broadcasting, Inc.
  (WGLF-FM)........................................................  August 18, 1997

ABILENE, TEXAS
  Big Country Broadcasting
  (KBCY-FM and KCDD-FM)............................................  November 1, 1997

  IQ Radio, Inc.
  (KHXS-FM)........................................................  November 1, 1997

AMARILLO, TEXAS
  Westwind
  (KPUR-FM and KPUR-AM)............................................  January 1, 1998

  Heritage Communications
  (KZRK-FM and KZRK-AM)............................................  January 1, 1998

  West Jewel
  (KARX-FM)........................................................  January 1, 1998

  Wiskes-Abaris
  (KQIZ-FM)........................................................  February 15, 1998

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

2. ACQUISITIONS AND DISPOSITION: (CONTINUED)

ODESSA-MIDLAND, TEXAS
  New Frontier Communications, Inc.
  (KGEE-FM, KODM-FM, KNFM-FM, KMND-AM and KBAT-FM).................  January 1, 1998

MARION CARBONDALE, ILLINOIS
  Clearly Superior Radio Properties
  (WDDD-FM, WDDD-AM, WTAO-FM, WVZA-FM, WQUL-FM and WFRX-AM)........  January 1, 1998

COLUMBUS, GEORGIA
  Minority Associates
  (WAGH-FM)........................................................  January 1, 1998

SAVANNAH, GEORGIA
  Savannah Communications, L.P.
  (WBMQ-AM, WIXV-FM and WSGF-FM)...................................  January 1, 1998

  WJCL-FM
  (WJCL-FM)........................................................  January 1, 1998

  Phoenix Broadcast Partners, Inc.
  (WZAT-FM)........................................................  March 16, 1998

BEAUMONT, TEXAS
  Beaumont Skywave, Inc.
  (KTCX-FM)........................................................  February 15, 1998

MYRTLE BEACH, SOUTH CAROLINA
  Carolina Broadcasting, Inc.
  (WXJY-FM)........................................................  March 16, 1998

FLORENCE, SOUTH CAROLINA
  Clarendon County Broadcasting
  (WHLZ-FM, WYMB-AM)...............................................  March 18, 1998

  Pamplico Broadcasting, L.P.
  (WBZF-FM, WMXT-FM, WWFN-FM)......................................  March 16, 1998

MONTGOMERY, ALABAMA
  Republic Corporation
  (WMSP-AM, WNZZ-AM, WMXS-FM and WLWI-FM)..........................  February 11, 1998

CHATTANOOGA, TENNESSEE
  Republic Corporation
  (WUSY-FM)........................................................  February 11, 1998

    The unaudited March 31, 1998 consolidated statement of operations includes the revenue and broadcast operating expenses of these radio stations and any related fees associated with the LMA.

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following at December 31, 1997:

                                                                 ESTIMATED USEFUL
                                                                       LIFE
                                                               --------------------
Broadcasting and other equipment.............................         3-7 years      $   4,377
Furniture and fixtures.......................................           5 years          2,679
Buildings and improvements...................................          20 years            879
Construction in process......................................                              169
                                                                                     ---------
                                                                                         8,104
Less accumulated depreciation................................                             (391)
Land.........................................................                              407
                                                                                     ---------
                                                                                     $   8,120
                                                                                     ---------
                                                                                     ---------

4. INTANGIBLE ASSETS

    Intangible assets consist of the following at December 31, 1997:

                                                                 ESTIMATED USEFUL
                                                                       LIFE
                                                               --------------------
Broadcasting licenses and goodwill...........................          25 years      $  89,472
Other intangibles............................................         3-5 years          1,649
                                                                                     ---------
                                                                                        91,121
Less accumulated amortization................................                             (904)
                                                                                     ---------
                                                                                     $  90,217
                                                                                     ---------
                                                                                     ---------

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accounts payable....................................................  $   2,124
Accrued expenses....................................................        551
Accrued interest....................................................        901
Accrued state income taxes..........................................         67
                                                                      ---------
                                                                      $   3,643
                                                                      ---------
                                                                      ---------

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

6. LONG-TERM DEBT

    Long-term debt consists of the following at December 31, 1997:

  Revolving line of credit of $70,000 at 9%........................  $  42,535
  Promissory note--interest and principal payable monthly at an
    interest rate of 11%...........................................        266
                                                                     ---------
                                                                        42,801
  Less: Current portion of long-term debt..........................        (12)
                                                                     ---------
                                                                     $  42,789
                                                                     ---------
                                                                     ---------

    The revolving line of credit provides for commitments of $70,000 under a senior secured reducing revolver and $25,000 under an uncommitted senior secured acquisition facility (the "Old Credit Facility"). At December 31, 1997, the Company had borrowed $42,535 under the revolver and the acquisition facility had not been activated. At December 31, 1997, the Company has issued letters of credit related to pending acquisitions in the amount of $5,574, which is also included under the $70,000 revolver limit. Annual facility fees on unused commitments were .50% for the revolver and, once activated, for the acquisition facilities. Borrowing rates were based upon (i) LIBOR plus a margin ranging from 1.5% to 2.75% or, (ii) a base rate plus a margin ranging from 0.5% to 1.75%. The commitments of the lenders for the revolver were scheduled to mandatorily reduce in June 1999. The revolving line of credit has a maturity date of December 31, 2004. The Company's obligations under the facility were secured by substantially all of its assets. The facilities contained general covenants related to the operation of the Company, information covenants to provide periodic reporting of information and various financial covenants consisting of financial ratios.

    A summary of the future maturities of long-term debt follows:

1998...............................................................  $      12
1999...............................................................         12
2000...............................................................         12
2001...............................................................         12
2002...............................................................         12
Thereafter.........................................................     42,741
                                                                     ---------
                                                                     $  42,801
                                                                     ---------
                                                                     ---------

    On March 2, 1998, the Company entered into a $190 million senior credit facility pursuant to which the Company has available a revolving line of credit of $110 million and a term loan commitment of $80 million (the "Credit Facility"). Commitments reduce beginning in March 2000. The Credit Facility contains certain covenants that restrict, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Credit Facility restricts the ability of the Company to incur liens or to consummate certain asset sales. The Credit Facility also requires the Company to maintain specified financial ratios and to satisfy certain financial condition tests.

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

6. LONG-TERM DEBT (CONTINUED)
    The proceeds of the borrowings under the Credit Facility have been used to finance acquisitions and to repay the Company's indebtedness under the Old Credit Facility. In connection with the extinguishment of the Old Credit Facility, the Company recognized an extraordinary loss of $1,837 related to the write-off of previously capitalized debt issuance costs.

    Both revolving credit and term loan borrowings under the Credit Facility bear interest, at the Company's option, at a rate equal to the Base Rate (as defined under the terms of the Credit Facility) plus a margin ranging between 0.50% to 1.75%, or the Eurodollar Rate (as defined under the terms of the Credit Facility) plus a margin ranging between 1.50% to 2.75% (in each case dependent upon the leverage ratio of the Company). The revolving credit and term loan borrowings are repayable in equal quarterly installments beginning in 2000. The scheduled annual amortization of the term loan is $10.0 million in each of the years 2000 through 2002, $15.0 million in each of the years 2003 through 2005, and $5.0 million at maturity. The scheduled annual reduction in availability under the revolving credit loans is $10.0 million in each of the years 2000 and 2001, $15.0 million in 2002, $20.0 million in year 2003, $25.0 million in each of the years 2004 and 2005, and $5.0 million at maturity in 2006.

7. COMMON STOCK AND MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK

    The Company is authorized to issue 10,000 shares of common stock. In 1997, the Company issued 1,000 shares of common stock to Cumulus Media, LLC in exchange for $45,245 and contributed net assets of $7,503 valued on a historical cost basis. In January 1998, the Company received an additional $15,000 as an equity contribution from Cumulus Media, LLC. The holder of common stock is entitled to one vote per share. Dividends are payable subject to the rights and preferences of preferred stock.

    During 1997, the Company was authorized to issue 12,000 shares of Mandatorily Redeemable 12% Class A Cumulative Preferred Stock ("Preferred Stock"), $.01 par value, stated value $10,000. In November 1997, the Company issued 1,625 shares for proceeds of $13,152. In February 1998, the Company issued an additional 1,625 shares of the Preferred Stock in exchange for $16,250. Dividends on the outstanding Preferred Stock accrue at an annual rate of 12% of the stated value per share compounded quarterly, and accrue and are payable quarterly, subject to the Company's right to pay dividends by issuing Payment in Kind (PIK) shares, which are shares of Preferred Stock. At December 31, 1997, the Company had accrued the value of preferred stock dividends and accretion of discount in the amount of $274. The Company declared a PIK dividend of 52.36 shares in February 1998. On the mandatory redemption date, November 14, 2007, the Company will redeem any outstanding Preferred Stock at the stated value plus any accrued and unpaid cumulative dividends. Under the agreement with the holder of Preferred Stock, the Company is subject to various covenants related to various financial ratios and measures and has restrictions related to the payment of dividends, asset sales and debt issuances.

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

8. INCOME TAXES

    Income tax expense for 1997 consisted of the following components:

Current tax expense:
  Federal.............................................................  $  --
  State...............................................................         67
                                                                              ---
      Total current expense...........................................         67
                                                                              ---
Deferred tax expense (benefit):
  Federal.............................................................       (356)
  State...............................................................         21
                                                                              ---
                                                                             (335)
                                                                              ---
Less: Change in valuation allowance...................................        335
                                                                              ---
    Total deferred expense............................................     --
                                                                              ---
Total income tax expense..............................................  $      67
                                                                              ---
                                                                              ---

    Total income tax expense differed from the amount computed by applying the federal standard tax rate of 34% for the period ended December 31, 1997 due to the following:

Pretax loss at federal statutory rate..............................  $  (1,194)
State income tax expense, net of federal benefit...................         58
Nondeductible stock compensation...................................        574
Other..............................................................        294
Change in valuation allowance......................................        335
                                                                     ---------
Net income tax expense.............................................  $      67
                                                                     ---------
                                                                     ---------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 are presented below:

Deferred tax assets:
  Net operating loss carryforwards...................................  $     468
  Accounts receivable................................................         41
  Property, plant and equipment......................................          4
                                                                       ---------
    Total deferred tax assets........................................        513
  Less: Valuation allowance..........................................       (335)
                                                                       ---------
  Net deferred tax assets............................................        178
                                                                       ---------

Deferred tax liabilities:
  Intangible assets..................................................        178
                                                                       ---------
    Total deferred tax liabilities...................................        178
                                                                       ---------
    Net deferred tax liability.......................................  $  --
                                                                       ---------
                                                                       ---------

    Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carryforwards. The Company has established a valuation allowance against its net deferred tax asset following an assessment of the likelihood of realizing such amounts. In arriving at the determination as to the amount of the valuation allowance required, the Company considered its operating history as well as

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

8. INCOME TAXES (CONTINUED)
significant acquisitions made in 1997 and pending acquisitions, statutory restrictions on the use of operating losses, tax planning strategies and its expectation of the level and timing of future taxable income.

    The foreign operations of the Company have incurred operating losses, the benefit of which remains unlikely. Accordingly, the Company has not recognized a tax benefit for these loss carryforwards since it is not assured it could utilize the loss carryforward in the future.

    At December 31, 1997, the Company has a federal net operating loss carryforward available to offset future income of approximately $1,303 which will expire after 2012.

9. LEASES

    The Company has noncancelable operating leases, primarily for office space and various capital leases primarily for equipment and vehicles. The operating leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $201 for the period ended December 31, 1997.

    Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1997 are as follows:

YEAR ENDING DECEMBER 31:
-------------------------------------------------------------------------------------
1998.................................................................................  $     469
1999.................................................................................        407
2000.................................................................................        332
2001.................................................................................        258
2002.................................................................................        186
Thereafter...........................................................................        232
                                                                                       ---------
                                                                                       $   1,884
                                                                                       ---------
                                                                                       ---------

10. COMMITMENTS AND CONTINGENCIES

    The Company is a defendant from time to time in various lawsuits which are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of receivables, payables, and accrued expenses approximate fair value due to the short maturity of these instruments. The estimated fair value of long term debt and preferred stock subject to mandatory redemption are estimated based on current market rates and approximate the carrying value.

12. RELATED PARTY TRANSACTIONS

    On November 12, 1997, the Company purchased substantially all of the assets of The Midwestern Broadcasting Company, including WWWM-FM and WLQR-AM, for approximately $10,000. The President of Midwestern Broadcasting Company is the Vice Chairman and a Director of the Company.

    Substantially all of the Company's broadcast strategy consulting services and programming research are contracted with Stratford Research the co-owner of which is the Vice Chairman and a Director of the

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

12. RELATED PARTY TRANSACTIONS (CONTINUED)
Company. Total fees paid to Stratford Research during fiscal 1997 were approximately $184 and fees owed at December 31, 1997 were approximately $240.

    During 1997, the Company remitted $206 to Cumulus Media, LLC representing fees for management services. These fees are included in corporate general and administrative expenses. The Company has also paid Cumulus Media, LLC $300 for organizational costs, which have been included in other assets.

    During 1997, the Company paid $297 to Quaestus Management Corporation for services rendered in connection with the acquisition of stations and corporate finance services. The Chairman and Chief Executive of Quaestus Management Corporation is also the Chairman and a Director of the Company.

13. NON-CASH STOCK COMPENSATION

    Cumulus Media, LLC issued 1,630 shares of common stock to two key employees of the Company. In addition, Cumulus Media, LLC issued 1,564 shares and 2,346 shares of common stock to DBBC of Georgia, LLC, the co-owner of which is the Vice Chairman and a Director of the Company, and Quaestus Management Corporation (consulting service organizations), respectively. During the period ended December 31, 1997, the Company has recognized compensation expense of $1,689 related to these shares. The value of the Cumulus Media, LLC stock was estimated through the use of a discounted cash flow analysis. The valuation included various assumptions regarding Cumulus Media, LLC's future performance which the Company believed to be reasonable at the date of grant (the measurement date). The valuation also considered the priority return of other equity instruments issued by Cumulus Media, LLC.

14. DEFINED CONTRIBUTION PLAN

    Effective January 1, 1998, the Company adopted a qualified profit sharing plan under Section 401(k) of the Internal Revenue Code. All employees meeting eligibility requirements are qualified for participation in the plan. Participants in the plan may contribute 1% to 15% of their annual compensation through payroll deductions. Under the plan, the Company will provide a matching contribution of 25% of the first 6% of each participant's contribution. Matching contributions are to be remitted to the plan by the Company quarterly.

15. SUBSEQUENT EVENT GUARANTOR'S FINANCIAL INFORMATION


    The Company is planning to register and issue senior subordinated notes under the Securities Act of 1933, as amended (the "Act"). Pursuant to the registration and issuance of the senior subordinated notes under the Act, all of the direct and indirect subsidiaries (all such subsidiaries are directly or indirectly wholly-owned by the Company) of the Company will provide full and unconditional senior subordinated guarantees for the senior subordinated notes on a joint and several basis. There are no significant restrictions on the ability of the guarantor subsidiaries to pay dividends or make loans to the Company.

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

15. SUBSEQUENT EVENT GUARANTOR'S FINANCIAL INFORMATION (CONTINUED)
    Following is consolidating condensed financial information pertaining to the Company and its subsidiary guarantors. The Company has not presented separate financial statements for the subsidiary guarantors because management has determined that such information is not material to investors.

                                                          FOR THE PERIOD FROM INCEPTION ON MAY 22, 1997 TO
                                                                         DECEMBER 31, 1997
                                                      --------------------------------------------------------
                                                                  GUARANTOR                        TOTAL
                                                       PARENT    SUBSIDIARIES ELIMINATIONS     CONSOLIDATED
                                                      ---------  -----------  -------------  -----------------
Net revenues........................................  $  --       $   9,163     $  --           $     9,163
Operating expenses..................................      3,072       8,711        --                11,783
                                                      ---------  -----------        -----          --------
Operating income (loss).............................     (3,072)        452        --                (2,620)
Net interest income (expense) and other.............       (891)     --            --                  (891)
                                                      ---------  -----------        -----          --------
Income (loss) before income taxes...................     (3,963)        452        --                (3,511)
Income tax expense..................................         67      --            --                    67
                                                      ---------  -----------        -----          --------
Income (loss) before equity income in
  subsidiaries......................................     (4,030)        452        --                (3,578)
Equity income in subsidiaries.......................        452      --              (452)          --
                                                      ---------  -----------        -----          --------
Income (loss).......................................     (3,578)        452          (452)           (3,578)
Preferred stock dividend............................        274      --            --                   274
                                                      ---------  -----------        -----          --------
Net income (loss) attributable to common
  stockholders......................................  $  (3,852)  $     452     $    (452)      $    (3,852)
                                                      ---------  -----------        -----          --------
                                                      ---------  -----------        -----          --------

                                                                            AS OF DECEMBER 31, 1997
                                                              ---------------------------------------------------
                                                                           GUARANTOR                    TOTAL
                                                                PARENT    SUBSIDIARIES ELIMINATIONS  CONSOLIDATED
                                                              ----------  -----------  ------------  ------------
Current assets..............................................  $    3,588   $   3,514    $   --        $    7,102
Property and equipment, net.................................         317       7,803        --             8,120
Investment in subsidiaries..................................     101,732          40      (101,772)       --
Intangible assets, net......................................      --          90,217        --            90,217
Other assets................................................       2,706       2,296        --             5,002
                                                              ----------  -----------  ------------  ------------
  Total assets..............................................  $  108,343   $ 103,870    $ (101,772)   $  110,441
                                                              ----------  -----------  ------------  ------------
                                                              ----------  -----------  ------------  ------------
Current liabilities.........................................  $    1,869   $   1,981    $   --        $    3,850
Long-term debt, excluding current portion...................      42,789      --            --            42,789
Other liabilities...........................................         286       2,269        (2,155)          400
                                                              ----------  -----------  ------------  ------------
  Total liabilities.........................................      44,944       4,250        (2,155)       47,039
                                                              ----------  -----------  ------------  ------------
Preferred stock.............................................      13,426      --            --            13,426
                                                              ----------  -----------  ------------  ------------
Stockholder's equity........................................      49,973      99,620       (99,617)       49,976
                                                              ----------  -----------  ------------  ------------
  Total liabilities and stockholder's equity................  $  108,343   $ 103,870    $ (101,772)   $  110,441
                                                              ----------  -----------  ------------  ------------
                                                              ----------  -----------  ------------  ------------

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

15. SUBSEQUENT EVENT GUARANTOR'S FINANCIAL INFORMATION (CONTINUED)


                                                               FOR THE PERIOD FROM INCEPTION ON MAY
                                                                  22, 1997 TO DECEMBER 31, 1997
                                                               ------------------------------------
                                                                           GUARANTOR                    TOTAL
                                                                PARENT    SUBSIDIARIES ELIMINATIONS  CONSOLIDATED
                                                               ---------  -----------  ------------  ------------
Cash flows from operating activities:
    Net cash (used in) provided by operating activities......  $  (2,970)  $   1,083    $   --        $   (1,887)
                                                               ---------  -----------  ------------  ------------
Cash flows from investing activities:
  Acquisitions...............................................     --         (91,289)       --           (91,289)
  Investment in subsidiaries.................................    (91,289)     --            91,289        --
  Escrow deposits on pending acquisitions....................     (1,999)     --            --            (1,999)
  Other......................................................     (1,273)       (539)       --            (1,812)
                                                               ---------  -----------  ------------  ------------
    Net cash used by investing activities....................    (94,561)    (91,828)       91,289       (95,100)

Cash flows from financing activities:
  Contribution from parent...................................     --          91,289       (91,289)       --
  Net proceeds from revolving line of credit.................     42,535      --            --            42,535
  Proceeds from issuance of common stock.....................     45,245      --            --            45,245
  Proceeds from issuance of preferred stock..................     13,152      --            --            13,152
  Other......................................................     (2,372)     --            --            (2,372)
                                                               ---------  -----------  ------------  ------------
    Net cash provided by financing activities................     98,560      91,289       (91,289)       98,560
                                                               ---------  -----------  ------------  ------------
    Increase in cash and cash equivalents....................      1,029         544        --             1,573
    Cash and cash equivalents at beginning of period.........     --          --            --            --
                                                               ---------  -----------  ------------  ------------
    Cash and cash equivalents at end of period...............  $   1,029   $     544    $   --        $    1,573
                                                               ---------  -----------  ------------  ------------
                                                               ---------  -----------  ------------  ------------


                                                                 FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                                                                (UNAUDITED)
                                                          --------------------------------------------------------
                                                                      GUARANTOR                        TOTAL
                                                           PARENT    SUBSIDIARIES ELIMINATIONS     CONSOLIDATED
                                                          ---------  -----------  -------------  -----------------
Net revenues............................................  $  --       $  12,500     $  --            $  12,500
Operating expenses......................................      1,015      13,598        --               14,613
                                                          ---------  -----------       ------          -------
Operating loss..........................................     (1,015)     (1,098)       --               (2,113)
Net interest income (expense) and other.................     (1,373)         (7)       --               (1,380)
                                                          ---------  -----------       ------          -------
Loss before extraordinary item..........................     (2,388)     (1,105)       --               (3,493)
Extraordinary loss......................................     (1,837)     --            --               (1,837)
                                                          ---------  -----------       ------          -------
Net loss before equity adjustment.......................     (4,225)     (1,105)       --               (5,330)
Equity loss in subsidiaries.............................     (1,105)     --             1,105           --
                                                          ---------  -----------       ------          -------
Net loss................................................     (5,330)     (1,105)        1,105           (5,330)
Preferred stock dividend................................        842      --            --                  842
                                                          ---------  -----------       ------          -------
Net loss attributable to common stockholders............  $  (6,172)  $  (1,105)    $   1,105        $  (6,172)
                                                          ---------  -----------       ------          -------
                                                          ---------  -----------       ------          -------

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

15. SUBSEQUENT EVENT GUARANTOR'S FINANCIAL INFORMATION (CONTINUED)

                                                                             AS OF MARCH 31, 1998
                                                                                  (UNAUDITED)
                                                              ---------------------------------------------------
                                                                           GUARANTOR                    TOTAL
                                                                PARENT    SUBSIDIARIES ELIMINATIONS  CONSOLIDATED
                                                              ----------  -----------  ------------  ------------
Current assets..............................................  $   23,007   $  12,234    $       --    $   35,241
Property and equipment, net.................................         576      13,570            --        14,146
Investment in subsidiaries..................................     171,046         150      (171,196)       --
Intangible assets, net......................................      --         150,973        --           150,973
Other assets................................................      18,226       1,540        --            19,766
                                                              ----------  -----------  ------------  ------------
  Total assets..............................................  $  212,855   $ 178,467    $ (171,196)   $  220,126
                                                              ----------  -----------  ------------  ------------
                                                              ----------  -----------  ------------  ------------
Current liabilities.........................................  $    2,469   $   6,217    $      (55)   $    8,631
Long-term debt, excluding current portion...................     120,252      --            --           120,252
Other liabilities...........................................         853       4,470        (4,470)          853
Deferred income taxes.......................................      --           1,083        --             1,083
                                                              ----------  -----------  ------------  ------------
  Total liabilities.........................................     123,574      11,770        (4,525)      130,819
                                                              ----------  -----------  ------------  ------------
Preferred stock.............................................      30,518      --            --            30,518
                                                              ----------  -----------  ------------  ------------
Stockholder's equity........................................      58,763     166,697      (166,671)       58,789
                                                              ----------  -----------  ------------  ------------
  Total liabilities and stockholder's equity................  $  212,855   $ 178,467    $ (171,196)   $  220,126
                                                              ----------  -----------  ------------  ------------
                                                              ----------  -----------  ------------  ------------


                                                     FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                                                    (UNAUDITED)
                                                  ------------------------------------------------
                                                              GUARANTOR                   TOTAL
                                                   PARENT    SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                                                  ---------  -----------  -----------  -----------
Cash flows from operating activities:
  Net cash (used in) provided by operating
 activities.....................................  $  (6,185)  $   1,596    $  --        $  (4,589)

Cash flows from investing activities:
  Acquisitions..................................     --         (67,224)      --          (67,224)
  Investment in subsidiaries....................    (67,224)     --           67,224       --
  Escrow deposits on pending acquisitions.......    (10,523)     --           --          (10,523)
  Other.........................................       (566)       (840)      --           (1,406)
                                                  ---------  -----------  -----------  -----------
    Net cash used in investing activities.......    (78,313)    (68,064)      67,224      (79,153)

Cash flows from financing activities:
  Net proceeds from revolving line of credit....     77,465      --           --           77,465
  Contribution from parent......................                 67,224      (67,224)      --
  Proceeds from issuance of preferred stock.....     16,250      --           --           16,250
  Proceeds from issuance of common stock........     14,985      --           --           14,985
  Other.........................................     (3,115)     --           --           (3,115)
                                                  ---------  -----------  -----------  -----------
    Net cash provided by financing activities...    105,585      67,224      (67,224)     105,585
                                                  ---------  -----------  -----------  -----------
    Increase in cash and cash equivalents.......     21,087         756       --           21,843
    Cash and cash equivalents at beginning of
      period....................................      1,029         544       --            1,573
                                                  ---------  -----------  -----------  -----------
    Cash and cash equivalents at end of
      period....................................  $  22,116   $   1,300    $  --        $  23,416
                                                  ---------  -----------  -----------  -----------
                                                  ---------  -----------  -----------  -----------

                               CUMULUS MEDIA INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

16. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF ACCOUNTANTS' REPORT

    Subsequent to December 31, 1997, the Company completed acquisitions of 33 radio stations in 10 separate markets for an aggregate purchase price of approximately $85,100. These transactions will be accounted for by the purchase method of accounting.

    The Company has also entered into various agreements to acquire 117 stations in 30 markets for an aggregate purchase price of approximately $250,500.


    The Credit Facility was further amended on June 24, 1998 to take into account the subsidiary guarantees and to reduce the revolving line of credit to $100.0 million and the term loan facility to $50 million.



    The Company plans to complete a reorganization whereby (i) all of the shares of Preferred Stock will be exchanged for shares of a new Series A Preferred Stock and (ii) Cumulus Media, LLC will be liquidated and shares of common stock of the Company will be exchanged by Cumulus Media, LLC for 193,450 shares of Class A Common Stock, 9,881,367 shares of Class B Common Stock and 2,433,808 shares of Class C Common Stock. Such shares will be distributed to Cumulus Media, LLC's members. In conjunction with an anticipated initial public offering, the Company plans to offer for sale 6,250,000 shares of Class A Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Albany Broadcasting Company at December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Chicago, Illinois
May 28, 1998

                          ALBANY BROADCASTING COMPANY
                                 BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                               MARCH 31,   ----------------------
                                                                                 1998         1997        1996
                                                                              -----------  ----------  ----------
                                                                              (UNAUDITED)
                                   ASSETS
Current assets:
  Cash......................................................................   $ 127,590   $  126,407  $   86,258
  Accounts receivable, less allowance for doubtful accounts of $9,669,
    $8,169 and $5,400, respectively.........................................      48,653       64,437      86,730
  Prepaid expenses and other current assets.................................       1,378        1,408         586
                                                                              -----------  ----------  ----------
    Total current assets....................................................     177,621      192,252     173,574
Property and equipment, net.................................................     239,282      243,062     262,516
                                                                              -----------  ----------  ----------
    Total assets............................................................   $ 416,903   $  435,314  $  436,090
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................................      12,673       16,757      15,087
  Note payable to stockholder...............................................      --           --           9,746
  Accounts payable..........................................................       7,303        6,116       2,873
  Accrued wages and commissions.............................................       7,621       11,927      11,438
                                                                              -----------  ----------  ----------
  Total current liabilities.................................................      27,597       34,800      39,144
Long-term debt..............................................................     191,582      191,582     208,339
                                                                              -----------  ----------  ----------
    Total liabilities.......................................................     219,179      226,382     247,483
Commitments and contingent liabilities......................................      --           --          --
Stockholders' equity:
  Common stock, $10 par value, 2,500 shares authorized, 85 shares issued and
    outstanding.............................................................         850          850         850
  Retained earnings.........................................................     196,874      208,082     187,757
                                                                              -----------  ----------  ----------
    Total stockholders' equity..............................................     197,724      208,932     188,607
                                                                              -----------  ----------  ----------
    Total liabilities and stockholders' equity..............................   $ 416,903   $  435,314  $  436,090
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

                       See Notes to Financial Statements.

                          ALBANY BROADCASTING COMPANY
                            STATEMENTS OF OPERATIONS

                                                                                                   FOR THE
                                                                     FOR THE THREE MONTHS        YEARS ENDED
                                                                       ENDED MARCH 31,           DECEMBER 31,
                                                                    ----------------------  ----------------------
                                                                       1998        1997        1997        1996
                                                                    ----------  ----------  ----------  ----------

                                                                         (UNAUDITED)
Revenues..........................................................  $   75,645  $   67,211  $  393,796  $  450,620
Less: agency commissions..........................................      (2,399)     (1,052)     (5,987)    (10,018)
                                                                    ----------  ----------  ----------  ----------
  Net revenues....................................................      73,246      66,159     387,809     440,602
                                                                    ----------  ----------  ----------  ----------
Operating expenses:
  Programming.....................................................      18,881      20,182      84,139      87,005
  Sales...........................................................      19,594      19,686      96,503     102,945
  Technical.......................................................      10,230       8,817      33,728      41,629
  General and administrative......................................      37,165      34,791     157,728     150,738
  Depreciation and amortization...................................       3,780       4,800      19,454      28,804
                                                                    ----------  ----------  ----------  ----------
    Total operating expenses......................................      89,650      88,276     391,552     411,121
                                                                    ----------  ----------  ----------  ----------
Income (loss) from operations.....................................     (16,404)    (22,117)     (3,743)     29,481
Other income......................................................      10,111      15,146      44,981      41,481
Interest expense..................................................      (4,915)     (5,278)    (20,913)    (21,957)
                                                                    ----------  ----------  ----------  ----------
Income (loss) before income taxes.................................     (11,208)    (12,249)     20,325      49,005
Income tax expense (benefit)......................................      --          --          --          --
                                                                    ----------  ----------  ----------  ----------
Net loss..........................................................  $  (11,208) $  (12,249) $   20,325  $   49,005
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------

                       See Notes to Financial Statements.

                          ALBANY BROADCASTING COMPANY
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                   COMMON      RETAINED
                                                                                    STOCK      EARNINGS     TOTAL
                                                                                 -----------  ----------  ----------

Balance at December 31, 1995...................................................   $     850   $  138,752  $  139,602

Net income.....................................................................                   49,005      49,005
                                                                                      -----   ----------  ----------

Balance at December 31, 1996...................................................         850      187,757     188,607

Net income.....................................................................                   20,325      20,325
                                                                                      -----   ----------  ----------

Balance at December 31, 1997...................................................   $     850   $  208,082  $  208,932
                                                                                      -----   ----------  ----------
                                                                                      -----   ----------  ----------

                       See Notes to Financial Statements.

                          ALBANY BROADCASTING COMPANY
                            STATEMENTS OF CASH FLOWS

                                                                                                 FOR THE
                                                                  FOR THE THREE MONTHS         YEAR ENDED
                                                                     ENDED MARCH 31,          DECEMBER 31,
                                                                 -----------------------  ---------------------
                                                                    1998         1997        1997       1996
                                                                 -----------  ----------  ----------  ---------

                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income...................................................  $   (11,208) $  (12,249) $   20,325  $  49,005
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..............................        3,780       4,800      19,454     28,804
    (Increase) decrease in accounts receivable.................       15,814      28,178      21,471      2,073
    Increase (decrease) in accounts payable
      and accrued expenses.....................................        1,187       2,750       3,243     (2,033)
    Increase (decrease) in accrued wages
      and commissions..........................................       (4,306)     (4,831)        489      2,366
                                                                 -----------  ----------  ----------  ---------
  Net cash provided by operating activities....................        5,267      18,648      64,982     80,215
Cash flows from investing activities:
  Purchases of property and equipment..........................      --           --          --         28,955
                                                                 -----------  ----------  ----------  ---------
  Cash used for investing activities...........................      --           --          --         28,955
Cash flows from financing activities:
  Repayment of long-term obligations...........................        4,084       3,861      15,087     14,164
  Repayment of note to stockholder.............................      --            4,315       9,746     19,960
                                                                 -----------  ----------  ----------  ---------
  Cash used for financing activities...........................        4,084       8,176      24,833     34,124
Increase in cash...............................................        1,183      10,472      40,149     17,136
Cash at beginning of year......................................      126,407      86,258      86,258     69,122
                                                                 -----------  ----------  ----------  ---------
Cash at end of year............................................  $   127,590  $   96,730  $  126,407  $  86,258
                                                                 -----------  ----------  ----------  ---------
                                                                 -----------  ----------  ----------  ---------
Supplemental disclosure of cash information:
  Cash paid for interest.......................................  $     4,922  $    5,351  $   20,560  $  23,421
Non-cash operating and financing activities:
  Trade revenue................................................  $     1,365  $    3,740  $   20,688  $  28,219
  Trade expense................................................  $     4,165  $    7,786  $   26,012  $  32,881

                       See Notes to Financial Statements.

                          ALBANY BROADCASTING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    Albany Broadcasting Company (the "Company") owns and operates radio stations WGPC-FM and WGPC-AM located in Albany, GA.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local advertisers. Revenue is recognized as commercials are broadcast. Other income includes $44,981 and $41,481 of tower and transmitter rental income for the years ended December 31, 1997 and 1996, respectively. Tower rental income and transmitter rental income is recognized on a straight line basis over the terms of the related leases.

    TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for its accounts receivable.

    The Company reserves for potential credit losses based upon the expected collectibility of all accounts receivable.

                          ALBANY BROADCASTING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated straight line over their estimated useful lives as follows:

Broadcasting towers and equipment      5-20 years
Buildings                              30 years
Office furniture and equipment         5 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

    INCOME TAXES

    The Company is a C-corporation and files separate federal and state income tax returns.

    INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1996
                                                                   ------------  ------------
Broadcasting towers and equipment................................   $  507,963    $  507,963
Buildings........................................................       77,411        77,411
Office furniture and equipment...................................       25,343        25,343
                                                                   ------------  ------------
                                                                       610,717       610,717
Accumulated depreciation.........................................     (448,254)     (428,800)
                                                                   ------------  ------------
Land.............................................................       80,599        80,599
                                                                   ------------  ------------
Property and equipment, net......................................   $  243,062    $  262,516
                                                                   ------------  ------------
                                                                   ------------  ------------

    Depreciation expense for 1997 and 1996 was $19,454 and $28,804, respectively.

                          ALBANY BROADCASTING COMPANY

4. RELATED PARTY TRANSACTIONS:

    At December 31, 1996, the controlling stockholder held a note payable due from the Company for $9,746. The note payable paid interest at 8.0 percent per annum and was payable in $1,500 monthly installments including interest. The note was paid in full during 1997.

5. LONG-TERM DEBT

    At December 31, 1997 and 1996, a term loan was outstanding with monthly principal and interest installments of $3,000. Upon the expiration of the loan on November 11, 1999 the remaining balance is due in full. The loan bears interest at one percent over the Security Bank and Trust Company prime rate and approximated 9.50 percent per annum and 9.75 percent per annum for the years ended December 31, 1997 and 1996, respectively. Aggregate maturities of long-term debt outstanding at December 31, 1997 are $16,757 and $191,582 for the years ended December 31, 1998 and 1999, respectively. The loan is secured by substantially all of the Company's assets.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments. The carrying amount of notes payable approximates fair value based on current market rates.

7. INCOME TAXES

    During the years ended December 31, 1997 and 1996, the Company utilized net operating loss carryforwards that fully offset income tax expense. At December 31, 1997, the Company had a net operating loss carryforward of $49,000 expiring primarily in 2009. The Company's other temporary differences are insignificant. The deferred tax asset at December 31, 1997 and 1996 related to the net operating loss carryforward is fully offset by a valuation allowance. Ownership changes, as defined in the Internal Revenue Code may limit the amount of net operating loss and tax credit carryforwards that may be utilized annually to offset future taxable income or tax liabilities in future years.

8. SUBSEQUENT EVENT

    On May 26, 1998, the Company entered into an asset purchase agreement with Cumulus Broadcasting, Inc., a wholly owned subsidiary of Cumulus Media Inc. to sell certain assets of the Company, subject to approval of the Federal Communications Commissions, to Cumulus for $2,250,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of American Communications Company, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and the period from inception on April 16, 1996 to December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Chicago, Illinois
May 29, 1998

                     AMERICAN COMMUNICATIONS COMPANY, INC.

                                 BALANCE SHEETS


                                                                                                DECEMBER 31,
                                                                               MARCH 31,   ----------------------
                                                                                 1998         1997        1996
                                                                              -----------  ----------  ----------
                                                                              (UNAUDITED)
                                   ASSETS
Current assets:
  Cash and cash equivalents.................................................   $   2,255   $       56  $   39,337
  Accounts receivable, less allowance for doubtful accounts of $0, $4,000
    and $0, respectively....................................................       4,497        8,335      --
                                                                              -----------  ----------  ----------
      Total current assets..................................................       6,752        8,391      39,337

Property and equipment, net.................................................     214,572      218,155     210,639
Intangible asset, net of accumulated amortization of $28,333, $23,333 and
  $3,333, respectively......................................................     255,000      260,000     280,000
                                                                              -----------  ----------  ----------
      Total assets..........................................................   $ 476,324   $  486,546  $  529,976
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

                    LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Loans from stockholder....................................................   $ 229,256   $  225,731  $   --
  Accounts payable..........................................................       3,333        5,613      49,304
  Accrued and other liabilities.............................................      13,769        8,608      13,970
                                                                              -----------  ----------  ----------
    Total current liabilities...............................................     246,358      239,952      63,274

Commitments and contingent liabilities......................................      --           --          --

Stockholder's equity:
  Common stock, no par value, 2,200 shares authorized, 1,100 issued and
    outstanding.............................................................     532,331      532,331     532,331
  Accumulated deficit.......................................................    (302,365)    (285,737)    (65,629)
                                                                              -----------  ----------  ----------
      Total stockholder's equity............................................     229,966      246,594     466,702
                                                                              -----------  ----------  ----------
      Total liabilities and stockholder's equity............................   $ 476,324   $  486,546  $  529,976
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------


                       See Notes to Financial Statements.

                     AMERICAN COMMUNICATIONS COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                                                                                                  FOR THE PERIOD
                                                                                                  FROM INCEPTION
                                                            FOR THE THREE MONTHS     FOR THE       ON APRIL 16,
                                                              ENDED MARCH 31,       YEAR ENDED         1996
                                                           ----------------------  DECEMBER 31,  TO DECEMBER 31,
                                                              1998        1997         1997            1996
                                                           ----------  ----------  ------------  ----------------
                                                                (UNAUDITED)
Advertising revenues.....................................  $    6,081  $    1,722   $   45,924          --
LMA fees.................................................      31,166      --           --              --
                                                           ----------  ----------  ------------       --------
      Total revenues.....................................      37,247       1,722       45,924          --

Operating expenses:
  Programming and promotion..............................      20,555      22,587       69,603      $    2,734
  Sales..................................................      --          --           --              --
  Technical..............................................       3,253      14,475       24,043          34,605
  General and administrative.............................      19,018      35,177      130,205          41,990
  Depreciation and amortization..........................      10,940      10,940       43,760           5,900
                                                           ----------  ----------  ------------       --------
      Total operating expenses...........................      53,766      83,179      267,611          85,229
                                                           ----------  ----------  ------------       --------
Loss from operations.....................................     (16,519)    (81,457)    (221,687)        (85,229)

Other (income) expense...................................      --             (25)      (1,669)        (19,600)
Interest expense.........................................         109          89           90          --
                                                           ----------  ----------  ------------       --------
Net loss.................................................  $  (16,628) $  (81,521)  $ (220,108)     $  (65,629)
                                                           ----------  ----------  ------------       --------
                                                           ----------  ----------  ------------       --------

                       See Notes to Financial Statements.

                     AMERICAN COMMUNICATIONS COMPANY, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                                COMMON    ACCUMULATED
                                                                                STOCK       DEFICIT       TOTAL
                                                                              ----------  ------------  ----------
Initial contribution of capital.............................................  $  391,004   $   --       $  391,004
Cash contributions..........................................................     141,327       --          141,327
Net loss....................................................................      --          (65,629)     (65,629)
                                                                              ----------  ------------  ----------
Balance at December 31, 1996................................................     532,331      (65,629)     466,702
Net loss....................................................................      --         (220,108)    (220,108)
                                                                              ----------  ------------  ----------
Balance at December 31, 1997................................................  $  532,331   $ (285,737)  $  246,594
                                                                              ----------  ------------  ----------
                                                                              ----------  ------------  ----------

                       See Notes to Financial Statements.

                     AMERICAN COMMUNICATIONS COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                 FOR THE PERIOD
                                                           FOR THE THREE MONTHS     FOR THE     FROM INCEPTION ON
                                                             ENDED MARCH 31,       YEAR ENDED    APRIL 16, 1996
                                                          ----------------------  DECEMBER 31,   TO DECEMBER 31,
                                                             1998        1997         1997            1996
                                                          ----------  ----------  ------------  -----------------
                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................................  $  (16,628) $  (81,521)  $ (220,108)     $   (65,629)
  Adjustments to reconcile net loss to net cash provided
    by operating activities:
    Depreciation and amortization.......................      10,940      10,940       43,760            5,900
    (Increase) decrease in accounts receivable..........       3,838      --           (8,335)         --
    Increase (decrease) in accounts payable.............      (2,280)    (45,808)     (43,691)          49,304
    Increase (decrease) in accrued and other
      liabilities.......................................       5,161     (11,096)      (5,362)          13,970
                                                          ----------  ----------  ------------        --------
  Net cash provided by (used in) operating activities...       1,031    (127,485)    (233,736)           3,545
                                                          ----------  ----------  ------------        --------
Cash flows from investing activities:
  Purchases of property and equipment...................      (2,357)    (26,176)     (31,276)        (125,109)
  Proceeds from sale of assets..........................      --          --           --               19,573
                                                          ----------  ----------  ------------        --------
  Cash used for investing activities....................      (2,357)    (26,176)     (31,276)        (105,536)
                                                          ----------  ----------  ------------        --------
Cash flows from financing activities:
  Proceeds from loans from shareholder..................       3,525     117,155      225,731          --
  Cash contributions from shareholder...................      --          --           --              141,328
                                                          ----------  ----------  ------------        --------
  Cash provided by financing activities.................       3,525     117,155      225,731          141,328
                                                          ----------  ----------  ------------        --------
Increase (decrease) in cash and cash equivalents........       2,199     (36,506)     (39,281)          39,337
Cash and cash equivalents at beginning of year..........          56      39,337       39,337          --
                                                          ----------  ----------  ------------        --------
Cash and cash equivalents at end of year................  $    2,255  $    2,831   $       56      $    39,337
                                                          ----------  ----------  ------------        --------
                                                          ----------  ----------  ------------        --------

                     AMERICAN COMMUNICATIONS COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    American Communications Company, Inc. (the "Company") was formed on April 16, 1996. Effective October 31, 1996, the stockholder of the Company contributed rights to a construction permit granted by the Federal Communications Commission ("FCC") for a new FM radio station to serve Allouez, WI. The stockholder of the Company had been granted the construction permit by the FCC after paying a total of $300,000 in cash to competing bidders to obtain their agreement to withdraw applications for the construction permit. In addition, the stockholder of the Company contributed broadcasting equipment. The construction permit and the broadcasting equipment were recorded by the Company at predecessor basis as such assets were previously controlled by the stockholder of the Company. Construction of the station was substantially complete by December 1996. The station began commercial broadcast in January 1997.

    On February 12, 1998, the Company entered into an asset purchase agreement with Cumulus Broadcasting, Inc., a wholly owned subsidiary of Cumulus Media Inc., to sell the assets of the Company, subject to approval of the FCC, to Cumulus for $2,500,000. On February 16, 1998, the Company entered into a local marketing agreement ("LMA") with Cumulus whereby Cumulus operates the station. Under the terms of the LMA, Cumulus has the right to broadcast certain programming and sell advertising on the station. In exchange, Cumulus has agreed to reimburse the Company for its cash operating expenses incurred during the LMA period. In addition, Cumulus agreed to advance the Company $5,000 per month to be applied to the purchase price until the closing date or the termination of the LMA. As of March 31, 1998, the Company has received one advance payment of $5,000 which has been reflected in accrued and other liabilities in the balance sheet at March 31, 1998.

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

                     AMERICAN COMMUNICATIONS COMPANY, INC.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for its accounts receivable.

    The Company reserves for potential credit losses based upon the expected collectibility of all accounts receivable.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated using accelerated methods over their estimated useful lives as follows:

Broadcasting towers and equipment                            5-20
                                                             years
Office furniture and equipment                               3-10
                                                             years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.


INTANGIBLE ASSET



    Intangible asset consists of an FCC license. The intangible asset is stated at cost and is being amortized using the straight-line method over an estimated useful life of 15 years. Amortization expense was $20,000 and $3,333 in 1997 and 1996, respectively. The Company evaluates the carrying value of its intangible asset periodically in relation to the projected future undiscounted net cash flows of the related business.


INCOME TAXES

    The Company's stockholder has elected S Corporation status. In lieu of corporate income taxes, the Company's taxable income or loss is reported by its stockholder.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

                     AMERICAN COMMUNICATIONS COMPANY, INC.

2. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                             DECEMBER 31,  DECEMBER 31,
                                                                                 1997          1996
                                                                             ------------  ------------
Broadcasting towers and equipment..........................................   $  174,868    $  145,938
Office furniture and equipment.............................................       69,614        67,268
                                                                             ------------  ------------
                                                                                 244,482       213,206
Accumulated depreciation...................................................      (26,327)       (2,567)
                                                                             ------------  ------------
Property and equipment, net................................................   $  218,155    $  210,639
                                                                             ------------  ------------
                                                                             ------------  ------------

    Depreciation expense for 1997 and 1996 was $23,760 and $2,567, respectively.

3. RELATED PARTY TRANSACTIONS:

    The Company is dependent on the controlling stockholder for financing. Note payable to stockholder is payable on demand and is non-interest bearing.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

5. COMMITMENTS AND CONTINGENCIES

    The Company leases its office and studio facilities under an operating lease. Rent expense for 1997 and 1996 was $10,800 and $900, respectively. The lease can be canceled by the Company with six months notice.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations and partners' capital and of cash flows present fairly, in all material respects, the financial position of Arbor Radio LP at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
Chicago, Illinois
February 19, 1998

                                 ARBOR RADIO LP

                                 BALANCE SHEETS

                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1997           1996
                                                                                      -------------  -------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.........................................................  $     117,000  $     137,000
  Accounts receivable, less allowance for doubtful accounts of $22,000 and $14,000,
    respectively....................................................................        640,000        520,000
  Prepaid expenses and other current assets.........................................         10,000         18,000
                                                                                      -------------  -------------
      Total current assets..........................................................        767,000        675,000
Property and equipment, net.........................................................        997,000      1,259,000
Intangible assets, net..............................................................      2,140,000      2,334,000
                                                                                      -------------  -------------
      Total assets..................................................................  $   3,904,000  $   4,268,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                        LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Notes payable, current portion....................................................  $     517,000  $     450,000
  Accounts payable..................................................................         45,000         84,000
  Accrued payroll and commissions...................................................        112,000         82,000
  Accrued and other current liabilities.............................................         32,000         11,000
                                                                                      -------------  -------------
      Total current liabilities.....................................................        706,000        627,000
                                                                                      -------------  -------------
Long-term liabilities:
  Notes payable, less current portion...............................................      2,533,000      3,050,000
  Related party notes payable.......................................................       --              135,000
                                                                                      -------------  -------------
      Total long-term liabilities...................................................      2,533,000      3,185,000
                                                                                      -------------  -------------
Commitments and contingencies

Partners' capital:
  Partners' capital.................................................................      1,800,000      1,800,000
  Accumulated deficit...............................................................     (1,135,000)    (1,344,000)
                                                                                      -------------  -------------
      Total partners' capital.......................................................        665,000        456,000
                                                                                      -------------  -------------
      Total liabilities and partners' capital.......................................  $   3,904,000  $   4,268,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                       See Notes to Financial Statements.

                                 ARBOR RADIO LP

                 STATEMENTS OF OPERATIONS AND PARTNERS' CAPITAL

                                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Revenues:...............................................................  $  3,723,000  $  3,304,000  $  2,993,000
  Less: agency commissions..............................................      (289,000)     (286,000)     (287,000)
                                                                          ------------  ------------  ------------
      Net revenues......................................................     3,434,000     3,018,000     2,706,000
Operating expenses:
  Programming...........................................................       623,000       575,000       596,000
  Sales and promotions..................................................       737,000       591,000       621,000
  Advertising...........................................................       165,000       231,000       106,000
  Technical.............................................................       152,000       164,000       193,000
  General and administrative............................................       717,000       739,000       737,000
  Depreciation and amortization.........................................       502,000       666,000       926,000
                                                                          ------------  ------------  ------------
      Total operating expenses..........................................     2,896,000     2,966,000     3,179,000
                                                                          ------------  ------------  ------------
Income (loss) from operations...........................................       538,000        52,000      (473,000)
Other income (expense):
  Interest expense, net.................................................      (329,000)     (358,000)     (383,000)
  Other.................................................................       --            (14,000)        3,000
                                                                          ------------  ------------  ------------
Net income (loss).......................................................       209,000      (320,000)     (853,000)
Partners' capital at the beginning of the year..........................       456,000       776,000     1,629,000
                                                                          ------------  ------------  ------------
Partners' capital at the end of the year................................  $    665,000  $    456,000  $    776,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                       See Notes to Financial Statements.

                                 ARBOR RADIO LP

                            STATEMENTS OF CASH FLOWS

                                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                                1997        1996         1995
                                                                             ----------  -----------  -----------
Cash flows from operating activities:
  Net income (loss)........................................................  $  209,000  $  (320,000) $  (853,000)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Loss on sale of fixed asset............................................       3,000       14,000      --
    Depreciation and amortization..........................................     502,000      666,000      926,000
    Provision for doubtful accounts........................................       8,000        8,000        9,000
    Decrease (increase) in accounts receivable.............................    (128,000)      36,000     (242,000)
    Decrease (increase) in prepaid expenses and other current assets.......       8,000        1,000       (1,000)
    (Decrease) increase in accounts payable................................     (39,000)     (14,000)     (45,000)
    Increase (decrease) in accrued and other liabilities...................      51,000     (221,000)     238,000
                                                                             ----------  -----------  -----------
    Net cash provided by operating activities..............................     614,000      170,000       32,000
                                                                             ----------  -----------  -----------
Cash flows from investing activities:
  Purchases of property and equipment......................................     (49,000)     (35,000)    (121,000)
  Proceeds from sale of assets.............................................      --            3,000      --
  Acquisition cost.........................................................      --          --          (109,000)
                                                                             ----------  -----------  -----------
  Net cash used for investing activities...................................     (49,000)     (32,000)    (230,000)
                                                                             ----------  -----------  -----------
Cash flows from financing activities:
  Payments on bank borrowings..............................................    (585,000)    (300,000)     --
  Proceeds from borrowings of notes payable................................      --          135,000      --
                                                                             ----------  -----------  -----------
  Net cash used in financing activities....................................    (585,000)    (165,000)     --
                                                                             ----------  -----------  -----------
Net decrease in cash.......................................................     (20,000)     (27,000)    (198,000)
Cash at beginning of year..................................................     137,000      164,000      362,000
                                                                             ----------  -----------  -----------
Cash at end of year........................................................  $  117,000  $   137,000  $   164,000
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest...................................  $  341,000  $   446,000  $   298,000
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------

                       See Notes to Financial Statements.

                                 ARBOR RADIO LP

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    DESCRIPTION OF BUSINESS

    Arbor Radio LP, a limited partnership, (the "Partnership") was incorporated in the State of Delaware on October 6, 1994 and started operations on December 20, 1994. The general partner is American Media Management, Inc. The Partnership owns and operates radio stations WQKL-FM, WTKA-AM, WIQB-FM and WDEO-AM, Ann Arbor and Saline, Michigan.

    In October 1997, the Partnership entered into an agreement with Cumulus Broadcasting, Inc. (a wholly-owned subsidiary of Cumulus Media Inc.) ("Cumulus") to sell the assets of the Partnership, subject to approval of the Federal Communications Commission ("FCC"), to Cumulus.

    The significant accounting principles followed by the Partnership and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

    REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

    TRADE AGREEMENTS

    The Partnership enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. Trade revenues and trade expenses for the years ended December 31, 1997, 1996 and 1995 was $245,000, $262,000 and $251,000, respectively.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Partnership to concentrations of credit risk consist principally of cash and accounts receivable. The Partnership holds deposits in money market accounts. The Partnership performs ongoing credit evaluations of its customers and generally does not require collateral for its accounts receivable. The Partnership maintains reserves for potential credit losses based upon the expected collectibility of all accounts receivable.

                                 ARBOR RADIO LP

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using accelerated methods over the estimated useful lives of the respective assets, generally five to fifteen years for broadcasting towers and equipment and furniture and fixtures and thirty-nine years for buildings.

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

    INTANGIBLE ASSETS

    Intangible assets include FCC licenses and acquisition and organizational costs. Intangible assets are recorded at cost and amortized over their respective estimated useful lives. Amortization is calculated using the straight-line method over a 15-year life for FCC licenses and call letters and a five-year life for acquisition and organizational costs. The Partnership evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

    FEDERAL INCOME TAXES

    The Partnership is not a taxpaying entity for Federal income tax purposes, and thus no income tax expense has been recorded in the financial statements. Income from the Partnership is taxed to the partners in their individual returns.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Partnership's financial instruments, including cash, accounts receivable, accounts payable and long-term debt, approximate fair value.

2. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Broadcasting towers and equipment.................................  $  1,932,000  $  1,903,000
Buildings.........................................................       194,000       194,000
Office furniture and equipment....................................       226,000       224,000
Leasehold improvements............................................        95,000        95,000
                                                                    ------------  ------------
                                                                       2,447,000     2,416,000
Accumulated depreciation..........................................    (1,580,000)   (1,287,000)
                                                                    ------------  ------------
                                                                         867,000     1,129,000
Land..............................................................       130,000       130,000
                                                                    ------------  ------------
Property and equipment, net.......................................  $    997,000  $  1,259,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    Depreciation expense for 1997, 1996 and 1995 was $308,000 and $478,000 and $726,000, respectively.

                                 ARBOR RADIO LP

3. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
FCC licenses and call letters.....................................  $  2,555,000  $  2,555,000
Acquisition and organizational costs..............................       168,000       168,000
                                                                    ------------  ------------
                                                                       2,723,000     2,723,000
Accumulated amortization..........................................      (583,000)     (389,000)
                                                                    ------------  ------------
Intangible assets, net............................................  $  2,140,000  $  2,334,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    Amortization expense for 1997, 1996 and 1995 was $194,000, $188,000, and $200,000, respectively.

4. NOTES PAYABLE:

    At December 31, 1997, the Partnership owes $2,250,000 to Michigan National Bank which is secured by accounts receivable; call letters; property, fixtures, and equipment; and other assets. Interest payments are due quarterly beginning January 1, 1995 with the principal portion due in equal quarterly payments beginning March 31, 1996. The entire amount of unpaid principal and interest is due December 31, 2002. Interest is calculated at Michigan National Prime Interest Rate plus 1.25% (9.75% at December 31, 1997).

    Maturities of debt are as follows:

YEAR ENDING DECEMBER 31                                                              AMOUNT
--------------------------------------------------------------------------------  ------------
1998............................................................................  $    450,000
1999............................................................................       450,000
2000............................................................................       450,000
2001............................................................................       450,000
2002............................................................................       450,000
                                                                                  ------------
                                                                                     2,250,000
Less current portion                                                                  (450,000)
                                                                                  ------------
                                                                                  $  1,800,000
                                                                                  ------------
                                                                                  ------------

    The loan agreement relating to the note payable to the bank contains various covenants pertaining to the maintenance of debt service and acquisition of property, plant and equipment. At December 31, 1997, the debt service coverage ratio, senior debt to broadcast cash flow ratio, and all other covenants were in compliance.

    Under a Promissory Note with the prior station owners, MW Blue Partnership, the Partnership owes $800,000. Interest payments are due on the first business day after each quarter end beginning April 3, 1995. The repayment of the principal portion begins September 30, 1998 as presented below. Interest is calculated at Michigan National Prime Interest Rate plus 1.5%. The interest rate was 10% at December 31, 1997.

                                 ARBOR RADIO LP

4. NOTES PAYABLE: (CONTINUED)
    Maturities of debt are as follows:

YEAR ENDING DECEMBER 31,                                                              AMOUNT
----------------------------------------------------------------------------------  ----------
1998..............................................................................  $   67,000
1999..............................................................................     133,000
2000..............................................................................     133,000
2001..............................................................................     133,000
2002..............................................................................     133,000
Thereafter........................................................................     201,000
                                                                                    ----------
                                                                                       800,000
Less current portion                                                                   (67,000)
                                                                                    ----------
                                                                                    $  733,000
                                                                                    ----------
                                                                                    ----------

    Total interest expense related to notes payable for 1997, 1996 and 1995 was $322,000, $351,000, and $384,000, respectively.

5. RELATED PARTY NOTES PAYABLE:

    During the year ended December 31, 1996, three notes payable from the partners were established. Each unsecured note bears interest at Michigan National Prime Interest rate plus 1%. These notes were paid in full in November 1997.

    Interest expense for 1997 and 1996 was $12,000 and $6,000, respectively.

6. COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES

    The Partnership leases its station studios, and certain equipment under various operating leases. Rent expense under operating leases for 1997, 1996 and 1995 was $107,000, $106,000 and $99,000, respectively. Future minimum annual payments under these non-cancelable operating leases and agreements as of December 31, 1997, are as follows:

                                                                                     PAYMENT
                                                                                    ----------
1998..............................................................................  $  102,000
1999..............................................................................      97,000
2000..............................................................................      97,000
2001..............................................................................     100,000
2002..............................................................................      83,000
Thereafter........................................................................     198,000
                                                                                    ----------
                                                                                    $  677,000
                                                                                    ----------
                                                                                    ----------

                                 ARBOR RADIO LP

7. MANAGEMENT FEE:

    The Partnership is under agreement with the general partner to pay an annual management fee over the life of the Partnership. Payments are to commence with the year 1998 as follows:

YEAR                                                                                      AMOUNT
--------------------------------------------------------------------------------------  ----------
1998..................................................................................  $   25,000
1999..................................................................................      50,000
2000..................................................................................      50,000
2001..................................................................................      50,000
2002..................................................................................      50,000
2003..................................................................................     200,000
2004..................................................................................     200,000
2005..................................................................................     250,000
2006..................................................................................     250,000
Thereafter............................................................................     100,000

    The agreement will be discontinued upon completion of the sale to Cumulus.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Beaumont Skywave, Inc., (the "Company") at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
Chicago, Illinois
May 21, 1998

                             BEAUMONT SKYWAVE, INC.
                           (A WHOLLY-OWNED SUBSIDIARY
                   OF PACIFIC BROADCASTING OF BEAUMONT, INC.)

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                           MARCH 31,    ------------  ------------
                                                                              1998
                                                                          ------------
                                                                          (UNAUDITED)
                                        ASSETS
Current assets:
  Cash..................................................................  $     14,980  $     14,699  $      9,207
  Accounts receivable, net of allowance for doubtful accounts of
    $26,143, $11,143 and $2,075, respectively...........................        57,363       120,734        26,263
  Employee receivables..................................................         5,274         2,891         2,021
  Other current assets..................................................        10,369         3,604         1,470
  Intercompany receivable...............................................        52,678       --            --
                                                                          ------------  ------------  ------------
      Total current assets..............................................       140,664       141,928        38,961

Property and equipment, net.............................................       160,993       168,311       219,527
Intangible assets, net..................................................       797,289       811,051       855,548
                                                                          ------------  ------------  ------------
      Total assets......................................................  $  1,098,946  $  1,121,290  $  1,114,036
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt..................................  $     41,208  $     41,208  $      3,434
  Accrued interest payable..............................................        18,344        14,896         1,146
  Accrued compensation..................................................         1,457        20,088        14,240
  Accrued expenses......................................................        26,147        29,884         3,405
  Advanced payments received from Cumulus...............................        45,000       --            --
  Advances payable to Parent............................................        94,132       107,869        19,699
  Note payable to related party.........................................       125,000       125,000       125,000
                                                                          ------------  ------------  ------------
      Total current liabilities.........................................       351,288       338,945       166,924
Long-term debt..........................................................       483,782       480,358       521,566
                                                                          ------------  ------------  ------------
      Total liabilities.................................................       835,070       819,303       688,490
                                                                          ------------  ------------  ------------
Commitments and contingencies

Stockholder's equity:
  Common stock, no par value, 400 shares
    authorized, 1 share issued and outstanding..........................       400,000       400,000       400,000
  Accumulated deficit...................................................      (136,124)      (98,013)       25,546
                                                                          ------------  ------------  ------------
      Total stockholder's equity........................................       263,876       301,987       425,546
                                                                          ------------  ------------  ------------
      Total liabilities and stockholder's equity........................  $  1,098,946  $  1,121,290  $  1,114,036
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                       See Notes to Financial Statements.

                             BEAUMONT SKYWAVE, INC.
                           (A WHOLLY-OWNED SUBSIDIARY
                   OF PACIFIC BROADCASTING OF BEAUMONT, INC.)

                            STATEMENTS OF OPERATIONS

                                                              THREE MONTHS ENDED          FOR THE YEAR ENDED
                                                                  MARCH 31,                  DECEMBER 31,
                                                            ----------------------  ------------------------------
                                                               1998        1997        1997            1996
                                                            ----------  ----------  -----------  -----------------
                                                                 (UNAUDITED)
Revenues..................................................  $   94,945  $   95,598  $   703,524     $   245,329
  Less: agency commissions................................     (13,855)     (7,138)     (57,320)         (4,571)
                                                            ----------  ----------  -----------        --------
       Net revenues.......................................      81,090      88,460      646,204         240,758

Operating expenses:
  Programming.............................................      16,844      25,375      109,475          26,561
  Sales and promotions....................................      40,015      35,250      222,753          48,208
  General and administrative..............................      53,386      38,681      240,709         110,400
  Depreciation and amortization...........................      21,080      25,068      122,826          24,084
                                                            ----------  ----------  -----------        --------
      Total operating expenses............................     131,325     124,374      695,763         209,253
                                                            ----------  ----------  -----------        --------
(Loss) income from operations.............................     (50,235)    (35,914)     (49,559)         31,505
Interest expense..........................................      17,876      17,876       71,500           5,959
LMA fee income............................................      30,000      --          --              --
                                                            ----------  ----------  -----------        --------
Net (loss) income.........................................  $  (38,111) $  (53,790) $  (121,059)    $    25,546
                                                            ----------  ----------  -----------        --------
                                                            ----------  ----------  -----------        --------

                       See Notes to Financial Statements.

                             BEAUMONT SKYWAVE, INC.
                           (A WHOLLY-OWNED SUBSIDIARY
                   OF PACIFIC BROADCASTING OF BEAUMONT, INC.)

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                                         ACCUMULATED
                                                                               COMMON      SURPLUS
                                                                               STOCK      (DEFICIT)       TOTAL
                                                                             ----------  ------------  -----------
Balance at Decemer 31, 1995................................................  $  400,000   $   --       $   400,000

Net income.................................................................      --           25,546        25,546
                                                                             ----------  ------------  -----------
Balance at December 31, 1996...............................................     400,000       25,546       425,546

Net loss...................................................................      --         (121,059)     (121,059)
Distribution to stockholder................................................      --           (2,500)       (2,500)
                                                                             ----------  ------------  -----------
Balance at December 31, 1997...............................................  $  400,000   $  (98,013)  $   301,987
                                                                             ----------  ------------  -----------
                                                                             ----------  ------------  -----------

                       See Notes to Financial Statements.

                             BEAUMONT SKYWAVE, INC.
                           (A WHOLLY-OWNED SUBSIDIARY
                   OF PACIFIC BROADCASTING OF BEAUMONT, INC.)

                            STATEMENTS OF CASH FLOWS

                                                            THREE MONTHS ENDED           FOR THE YEAR ENDED
                                                                 MARCH 31                   DECEMBER 31,
                                                          ----------------------  --------------------------------
                                                             1998        1997        1997             1996
                                                          ----------  ----------  -----------  -------------------
                                                               (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income.....................................  $  (38,111) $  (53,790) $  (121,059)     $    25,546
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.......................      21,080      25,068      122,826           24,084
    Decrease (increase) in accounts receivable..........      63,371     (24,185)     (94,471)         (26,263)
    Decrease (increase) in employee receivables.........      (2,383)      1,338         (870)          (2,021)
    Increase in other current assets....................      (6,765)        (50)      (2,134)          (1,470)
    Increase in intangibles.............................      --          --          (15,823)         --
    Increase in accrued interest payable................       3,448       3,438       13,750            1,146
    (Decrease) in accrued compensation..................     (18,631)    (12,717)       5,848           14,240
    (Decrease) increase in accrued expenses.............      (3,737)     --           26,147            3,405
    (Decrease) increase in other accrued liabilities....      --          (3,405)         332          --
    Increase in inter-company receivable................     (52,678)     --          --               --
    Advance payments received from Cumulus..............      45,000      --          --               --
                                                          ----------  ----------  -----------       ----------
      Net cash used in operating activities.............      10,594     (64,303)     (65,454)          38,667
                                                          ----------  ----------  -----------       ----------
Cash flows used in investing activities:
  Purchases of property and equipment...................      --          --          (11,290)         (49,159)
                                                          ----------  ----------  -----------       ----------
      Cash used in investing activities.................      --          --          (11,290)         (49,159)
                                                          ----------  ----------  -----------       ----------
Cash flows provided by financing activities:
  Advances from (payments to) Parent, net...............     (13,737)     82,502       88,170           19,699
  Distribution to shareholder...........................      --          --           (2,500)         --
  Payment (increase in) long-term debt..................       3,424         (10)      (3,434)         --
      Cash provided by financing activities.............     (10,313)     82,492       82,236           19,699
                                                          ----------  ----------  -----------       ----------
Increase in cash........................................         281      18,189        5,492            9,207
Cash at beginning of period.............................      14,699       9,207        9,207          --
                                                          ----------  ----------  -----------       ----------
Cash at end of period...................................      14,980      27,396  $    14,699      $     9,207
                                                          ----------  ----------  -----------       ----------
                                                          ----------  ----------  -----------       ----------
Non-cash operating activities:
  Trade revenue.........................................  $    8,500  $    8,600  $    52,085      $    51,005
                                                          ----------  ----------  -----------       ----------
                                                          ----------  ----------  -----------       ----------
  Trade expense.........................................  $    8,500  $    8,600  $    49,711      $    51,005
                                                          ----------  ----------  -----------       ----------
                                                          ----------  ----------  -----------       ----------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest................  $   14,438  $   14,967  $    57,750      $   --
                                                          ----------  ----------  -----------       ----------
                                                          ----------  ----------  -----------       ----------

                       See Notes to Financial Statements.

                             BEAUMONT SKYWAVE, INC.

     (A WHOLLY-OWNED SUBSIDIARY OF PACIFIC BROADCASTING OF BEAUMONT, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Beaumont Skywave, Inc. (the "Company") is a wholly-owned subsidiary of Pacific Broadcasting of Beaumont, Inc. (the "Parent"). The Company owns and operates the radio station KTCX-FM (the "Station") located in Beaumont, Texas. The Company is dependent on the Parent to fund certain of its activities, primarily the Company's debt service requirements. The station began broadcasting in September 1996.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated using an accelerated method over estimated useful lives of 5 and 7 years.

INTANGIBLE ASSETS

    Intangible assets include goodwill (see Note 2), Federal Communications Commission ("FCC") license and other acquisition costs. Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life or contract term for periods not exceeding 15 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

                             BEAUMONT SKYWAVE, INC.

     (A WHOLLY-OWNED SUBSIDIARY OF PACIFIC BROADCASTING OF BEAUMONT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INCOME TAXES

    Effective January 1, 1997, the Company has elected to be treated as a qualified subchapter S subsidiary of the Parent for federal and state income tax purposes, in accordance with Section 1361b3 of the Internal Revenue Code. Accordingly, no provision for federal or state income taxes has been recorded in the financial statements as the earnings of the Company are included in the personal income tax returns of the Parent's shareholders.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash, accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments. The carrying value of outstanding notes payable approximates fair value based on current market rates.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. ACQUISITIONS:

    In June 1996, the Parent acquired 33% of the issued and outstanding common and preferred stock of the Company from Alice Ramsey and Skywave Communications Corporation (collectively referred to as the "Sellers") for $400,000. In July 1996, the Parent entered into a stock purchase option agreement with the Sellers whereby the Parent was granted an option to purchase the remaining 67% of the issued and outstanding common and preferred stock of the Company. In November 1996, the Parent exercised its option and acquired the remaining 67% of the Company's outstanding stock for $650,000, which was financed through the execution of a $525,000 note payable to the Seller and a $125,000 note payable to a shareholder of the Parent.

    The above transactions were accounted for as a step acquisition using the purchase method of accounting, and, accordingly, the purchase price of each acquisition was allocated to the net assets acquired based on the estimated fair value as of the acquisition date. As a result, the Company recorded goodwill aggregating $755,000, which represents the excess of the purchase price over the fair value of the net tangible assets acquired.

                             BEAUMONT SKYWAVE, INC.

     (A WHOLLY-OWNED SUBSIDIARY OF PACIFIC BROADCASTING OF BEAUMONT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Broadcasting towers and equipment.....................................  $  186,190  $  178,339
Studio equipment......................................................      35,173      34,923
Furniture, fixtures and leasehold improvements........................      17,486      14,297
                                                                        ----------  ----------
                                                                           238,849     227,559
Accumulated depreciation..............................................     (70,538)     (8,032)
                                                                        ----------  ----------
Property and equipment, net...........................................  $  168,311  $  219,527
                                                                        ----------  ----------
                                                                        ----------  ----------

    Depreciation expense for the years ended December 31, 1997 and 1996 was $62,506 and $8,032, respectively.

4. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Broadcast license.....................................................  $  100,000  $  100,000
Organization costs....................................................      32,423      16,600
Goodwill..............................................................     755,000     755,000
                                                                        ----------  ----------
                                                                           887,423     871,600
Accumulated amortization..............................................     (76,372)    (16,052)
                                                                        ----------  ----------
Intangible assets, net................................................  $  811,051  $  855,548
                                                                        ----------  ----------
                                                                        ----------  ----------

    Amortization expense for the years ended December 31, 1997 and 1996 was $60,320 and $16,052, respectively.

5. LONG-TERM DEBT:

    In connection with the acquisition of the Company's stock in November 1996, the Parent issued a $525,000 promissory note payable to the Sellers. This promissory note has been recorded in the Company's financial statements. The promissory note accrues interest at 11% and required interest only payments of $4,813 per month during the first twelve months. Beginning December 1997, the promissory note requires monthly principal and interest payments of $8,247 through October 2002, and the outstanding balance is due in its entirety at November 30, 2002. During 1997 and 1996, the Company recorded interest expense of $57,750 and $5,959, respectively, and made principal payments totaling $3,434 and $0, respectively.

    Following represents a summary of the future maturities of the Company's long-term debt as of December 31, 1997:

1998..............................................................  $  41,208
1999..............................................................     41,208
2000..............................................................     41,208
2001..............................................................     41,208
2002..............................................................    356,734
                                                                    ---------
                                                                    $ 521,566
                                                                    ---------
                                                                    ---------

                             BEAUMONT SKYWAVE, INC.

     (A WHOLLY-OWNED SUBSIDIARY OF PACIFIC BROADCASTING OF BEAUMONT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. LONG-TERM DEBT: (CONTINUED)

    The note payable to Sellers is secured by a pledge of $525,000 of the Company's stock, as well as by personal guarantees of the Parent's shareholders.

6. RELATED PARTY TRANSACTIONS:

    In connection with the acquisition of the Company's stock in November 1996, the Parent also executed a $125,000 promissory note payable to a shareholder of the Parent. This promissory note has been recorded in the Company's financial statements. Such note is due on demand and accrues interest at 11%. During 1997 1996, the Company recorded interest expense of $13,750 and $1,146, respectively, and made no principal payments.

    At December 31, 1997 and 1996, the Company had net advances due to the Parent totaling $107,869 and $19,699, respectively. Such advances relate to various operating activities of the Station, as well as interest payments made by the Parent on behalf of the Company. The advances are due on demand and do not accrue interest.

    At December 31, 1997 and 1996, the Company had outstanding loan receivable balances due from the Station's General Manager totaling $2,691 and $200, respectively, and a certain employee totaling $200 and $1,821, respectively. Such loans are due on demand and do not accrue interest.

7. OPERATING LEASE COMMITMENTS:

    The Company has entered into lease agreements for building and property used in the operations of the Station. Rent expense under such leases totalled $30,600 and $12,000 in 1997 and 1996, respectively. Future minimum rentals under these leases at December 31, 1997 are as follows:

1998...............................................................  $  20,100
1999...............................................................      5,400
2000...............................................................      5,400
2001...............................................................      6,000
2002...............................................................      6,600
Thereafter.........................................................     23,100
                                                                     ---------
                                                                     $  66,600
                                                                     ---------
                                                                     ---------

8. SUBSEQUENT EVENT:

    On January 30, 1998, the Parent and the Company entered into an asset purchase agreement with Cumulus Broadcasting, Inc. (a wholly-owned subsidiary of Cumulus Media Inc.) ("Cumulus") to sell substantially all of the assets and liabilities of the Station to Cumulus. The closing of the sale is subject to certain events that must occur which include, among other things, obtaining the approval of the FCC. In conjunction with the sale, the Parent and the Company entered into a local marketing agreement ("LMA") with Cumulus effective February 15, 1998. Under the LMA, Cumulus agreed to pay the Company a monthly LMA fee of $50,000 per month, of which $30,000 per month (or a pro-rated amount for a period less than one month) will be applied against the purchase price to be paid by Cumulus. In addition, Cumulus agreed to reimburse the Company for station operating expenses of $15,000 per month.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholder's equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Caribbean Communications Company Limited and its subsidiaries, a wholly-owned subsidiary of Cumulus Media, LLC, at April 30, 1997, and the results of their operations and their cash flows for the four month period ended April 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
Chicago, Illinois
March 9, 1998

                    CARIBBEAN COMMUNICATIONS COMPANY LIMITED

                           CONSOLIDATED BALANCE SHEET

                                                                                                       APRIL 30,
                                                                                                         1997
                                                                                                     -------------
                                                      ASSETS

Current assets:
  Cash and cash equivalents........................................................................  $      86,514
  Accounts receivable, less allowance for doubtful accounts of $30,688.............................        127,658
  Prepaid expenses and other receivables...........................................................         24,233
                                                                                                     -------------
      Total current assets.........................................................................        238,405
Property and equipment, net........................................................................      1,108,215
Intangible assets, net.............................................................................        219,633
                                                                                                     -------------
      Total assets.................................................................................  $   1,566,253
                                                                                                     -------------
                                                                                                     -------------

                                  LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:
  Accounts payable.................................................................................  $     136,981
  Accrued interest.................................................................................         44,576
  Capital lease obligation.........................................................................         15,588
  Accrued professional fees........................................................................         40,137
  Due to related parties...........................................................................      2,496,950
  Other accrued expenses...........................................................................          7,588
                                                                                                     -------------
      Total current liabilities....................................................................      2,741,820
                                                                                                     -------------
Non-current liabilities:
  Deferred compensation............................................................................        145,000
                                                                                                     -------------
Commitments and contingencies

Stockholder's equity (deficit):
  Common stock ($0.37 par value, 50,000 shares authorized,
    46,057 shares issued, 46,057 outstanding)......................................................         17,058
  Capital in excess of par value...................................................................      2,267,699
  Cumulative translation adjustment................................................................            682
  Accumulated deficit..............................................................................     (3,601,156)
                                                                                                     -------------
                                                                                                        (1,315,717)
  Less treasury stock, at cost (50 shares).........................................................         (4,850)
                                                                                                     -------------
      Total stockholder's equity (deficit).........................................................     (1,320,567)
                                                                                                     -------------
Total liabilities and stockholder's equity (deficit)...............................................  $   1,566,253
                                                                                                     -------------
                                                                                                     -------------

                See Notes to Consolidated Financial Statements.

                    CARIBBEAN COMMUNICATIONS COMPANY LIMITED

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                                        FOR THE
                                                                                                       FOUR MONTH
                                                                                                      PERIOD ENDED
                                                                                                       APRIL 30,
                                                                                                          1997
                                                                                                      ------------
Revenues............................................................................................   $  191,112
Less: agency commissions............................................................................      (13,554)
                                                                                                      ------------
       Net revenues.................................................................................      177,558
                                                                                                      ------------
Operating expenses:
  Sales and promotions..............................................................................      120,733
  Technical.........................................................................................      126,319
  Programming.......................................................................................       75,985
  General and administrative........................................................................      200,538
  Depreciation and amortization.....................................................................       55,628
                                                                                                      ------------
      Total operating expenses......................................................................      579,203
                                                                                                      ------------
Loss from operations................................................................................     (401,645)
Other income (expense):
  Interest income...................................................................................          210
  Interest expense..................................................................................      (62,248)
  Other income......................................................................................        1,227
                                                                                                      ------------
Net loss............................................................................................   $ (462,456)
                                                                                                      ------------
                                                                                                      ------------

                See Notes to Consolidated Financial Statements.

                    CARIBBEAN COMMUNICATIONS COMPANY LIMITED

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)

                                                            CAPITAL IN    CUMULATIVE
                                      COMMON    TREASURY    EXCESS OF     TRANSLATION    ACCUMULATED
                                       STOCK      STOCK     PAR VALUE     ADJUSTMENT       DEFICIT         TOTAL
                                     ---------  ---------  ------------  -------------  -------------  -------------
Balance at January 1, 1997.........  $  17,058  $  --      $  2,267,699    $  --        $  (3,138,700) $    (853,943)
Purchase of treasury stock.........                (4,850)                                                    (4,850)
Foreign currency translation
  adjustment.......................                                              682                             682
Net loss...........................     --         --           --            --             (462,456)      (462,456)
                                     ---------  ---------  ------------        -----    -------------  -------------
Balance at April 30, 1997..........  $  17,058  $  (4,850) $  2,267,699    $     682    $  (3,601,156) $  (1,320,567)
                                     ---------  ---------  ------------        -----    -------------  -------------
                                     ---------  ---------  ------------        -----    -------------  -------------

                See Notes to Consolidated Financial Statements.

                    CARIBBEAN COMMUNICATIONS COMPANY LIMITED

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                        FOR THE
                                                                                                       FOUR MONTH
                                                                                                      PERIOD ENDED
                                                                                                       APRIL 30,
                                                                                                          1997
                                                                                                      ------------
Cash flows from operating activities:
  Net loss..........................................................................................   $ (462,456)
  Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization.................................................................       55,628
      Decrease in receivables.......................................................................       16,374
      Increase in prepaid expenses and other assets.................................................       (3,666)
      Increase in accounts payable..................................................................       38,829
      Decrease in accrued expenses and other current liabilities....................................      (50,257)
                                                                                                      ------------
Net cash used in operating activities...............................................................     (405,548)
                                                                                                      ------------
Cash flows from investing activities:
  Purchases of property and equipment...............................................................      (20,345)
                                                                                                      ------------
Net cash used in investing activities...............................................................      (20,345)
                                                                                                      ------------
Cash flows from financing activities:
  Proceeds from borrowings..........................................................................      983,725
  Repayments of borrowings..........................................................................     (396,235)
  Payments of capital lease obligation..............................................................       (2,822)
  Payments of deferred compensation.................................................................      (80,000)
  Purchase of treasury stock........................................................................       (4,850)
                                                                                                      ------------
Net cash provided by financing activities...........................................................      499,818
                                                                                                      ------------
Increase in cash and cash equivalents...............................................................       73,925
Cash and cash equivalents at beginning of period....................................................       12,589
                                                                                                      ------------
Cash and cash equivalents at end of period..........................................................   $   86,514
                                                                                                      ------------
                                                                                                      ------------
Supplemental disclosure of cash flow information:
  Cash paid for interest............................................................................   $   91,773
                                                                                                      ------------
                                                                                                      ------------
Non-cash operating activities:
  Trade revenue.....................................................................................   $   63,808
                                                                                                      ------------
                                                                                                      ------------
  Trade expense.....................................................................................   $   45,919
                                                                                                      ------------
                                                                                                      ------------

                See Notes to Consolidated Financial Statements.

                    CARIBBEAN COMMUNICATIONS COMPANY LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Caribbean Communications Company Limited (the "Company"), a wholly-owned subsidiary of Cumulus Media, LLC, is a corporation incorporated in the Crown Colony of Montserrat, which operates the GEM Radio Network, a multi-market FM radio broadcasting network serving the area extending from the British Virgin Islands south to Trinidad in the Eastern Caribbean.

    Before April 24, 1997, the Company was wholly-owned by CML Holdings, LLC. On April 24, 1997, CML Holdings, LLC transferred the capital stock and assets of the Company to Cumulus Media, LLC in exchange for shares of preferred stock of Cumulus Media, LLC. As such, for accounting presentation purposes the financial statements have been prepared on a basis to include the results of operations of the Company for the period from April 24, 1997 through April 30, 1997. The Company does not consider the inclusion of the results of operations for this period to be significant. The financial statements also do not reflect the impact resulting from the application of purchase accounting when Cumulus acquired Caribbean Communications on April 24, 1997. For accounting reporting purposes, the Company used April 30, 1997 as the date of acquisition.

    The Company is dependent on the continued financial support of Cumulus Media, LLC to meet its obligations as they come due.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, GEM Radio Five Limited. All intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and other accrued expenses approximates fair value due to their short term nature.

CASH FLOWS

    For purposes of the consolidated statement of cash flows, cash consists of bank deposits and money market funds.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to advertisers. Revenue is recognized as commercials are broadcast.

                    CARIBBEAN COMMUNICATIONS COMPANY LIMITED

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated over their estimated useful lives, or in the case of leasehold improvements, over the terms of the leases, if shorter. The estimated useful lives used in determining depreciation range from 3 to 20 years. For financial reporting purposes, depreciation is computed using the straight-line method.

    Depreciation expense includes the amortization of capital lease assets.

INTANGIBLE ASSETS

    Intangible assets include goodwill and broadcast licenses. Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life not exceeding 15 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

INCOME TAXES

    The Company accounts for income tax expense and liabilities under the liability method. As the Company has not realized taxable profits, no income tax liability has been recorded as of April 30, 1997.

FOREIGN CURRENCY

    Assets, liabilities and all profit and loss items of the Company are stated in U.S. dollars for reporting purposes. The Company used a weighted average exchange rate to translate revenues and expenses. The weighted average conversion rate is one U.S. dollar to 2.7 Eastern Caribbean dollars, and one U.S. dollar to 6.0 Trinidad and Tobago dollars. The Company used the exchange rate at April 30, 1997 to translate assets and liabilities.

                    CARIBBEAN COMMUNICATIONS COMPANY LIMITED

2. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                                   APRIL 30,
                                                                                      1997
                                                                                  ------------
Broadcast equipment.............................................................  $  1,004,727
Towers, masts and transmitter buildings.........................................       229,686
Leasehold improvements and site preparation.....................................        67,314
Furniture and fixtures..........................................................       352,107
Vehicles........................................................................        63,095
Network infrastructure..........................................................       218,673
                                                                                  ------------
                                                                                     1,935,602
Accumulated depreciation........................................................      (836,290)
Land............................................................................         8,903
                                                                                  ------------
Property and equipment, net.....................................................  $  1,108,215
                                                                                  ------------
                                                                                  ------------

    Depreciation expense for the four months ended April 30, 1997 was $49,792.

3. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                                    APRIL 30,
                                                                                       1997
                                                                                    ----------
Broadcast licenses................................................................  $  264,870
Accumulated amortization..........................................................     (45,237)
                                                                                    ----------
Intangible assets, net............................................................  $  219,633
                                                                                    ----------
                                                                                    ----------

    Amortization expense for the four months ended April 30, 1997 was $5,836.

4. DUE TO RELATED PARTIES:

    Amounts due to related parties consist of the following:

                                                                                   APRIL 30,
                                                                                      1997
                                                                                  ------------
Advances--CML Holdings, LLC.....................................................  $  2,286,189
Advances--Cumulus Media, LLC....................................................       210,761
                                                                                  ------------
                                                                                  $  2,496,950
                                                                                  ------------
                                                                                  ------------

    ADVANCES--CML HOLDINGS, LLC

        The Company has advances from CML Holdings, LLC, a related party, in the amount of $2,286,189, bearing interest at prime plus 2% (10.5% at April 30, 1997) and payable on demand.

    ADVANCES--CUMULUS MEDIA, LLC

        The Company has an advance from Cumulus Media, LLC, a related party, in the amount of $210,761, which does not bear interest and is payable on demand.

                    CARIBBEAN COMMUNICATIONS COMPANY LIMITED

5. LEASES

    Certain of the Company's buildings and equipment are leased under noncancelable operating leases. Total rent expense for the four month period ended April 30, 1997 was approximately $22,300.

    Future minimum lease payments required under operating leases in effect at April 30, 1997 for the twelve month periods ended April 30 are as follows:

1998..............................................................  $  33,884
1999..............................................................     32,384
2000..............................................................     21,628
2001..............................................................     20,000
2002..............................................................     20,000
Thereafter........................................................      1,667
                                                                    ---------
                                                                    $ 129,563
                                                                    ---------
                                                                    ---------

6. COMMITMENTS AND CONTINGENCIES

    The Company has entered into several agreements whereby the Company has been granted licenses to broadcast under preassigned frequencies in Trinidad and Tobago, Montserrat, Saint Lucia and the British Virgin Islands. The Company also has an affiliation agreement with a broadcast licensee in St. Maarten. Under the terms of the agreements, the Company pays royalties to the government of Trinidad of 2% of gross annual revenue, and pays fixed annual royalties for all other licenses. Royalty expense under these agreements was approximately $5,400 for the four month period ended April 30, 1997. Pursuant to the various licensing agreements, the future minimum guaranteed royalty payments are $17,000 in 1998, and $12,000 per year from 1999 through 2005.

    The Company has entered into a broadcast service agreement with a telecommunications company for unlimited usage of its satellite equipment for the purpose of uplinking GEM Radio Network broadcasts to its satellite equipment and downlinking the transmission of these broadcasts to various receiver sites. The agreement expires January 15, 2001 and requires 84 monthly payments of $2,820, subject to escalation.

    The Company also has a vehicle under a capital lease with a cost of $44,700 and accumulated depreciation of $16,898 as of April 30, 1997.

7. RELATED PARTY TRANSACTIONS

    During 1997, the Company reimbursed Quaestus Management Corporation (Quaestus), a related party, for general and administrative expenses paid by Quaestus on behalf of the Company. At April 30, 1997, the Company had a payable to Quaestus of $20,296.

    During 1997, the Company paid $80,000 in settlement of notes payable to shareholders of the Company. At April 30, 1997, the balance of the notes payable was $0.

8. SUBSEQUENT EVENT

    Effective May 22, 1997, the capital stock and assets of the Company were contributed to Cumulus Media Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the combined financial position of Carolina Broadcasting, Inc. and Georgetown Radio, Inc. at December 31, 1997, and the combined results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois

March 4, 1998

             CAROLINA BROADCASTING, INC. AND GEORGETOWN RADIO, INC.
                             COMBINED BALANCE SHEET

                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      ------------
                                                      ASSETS
Current assets:
  Cash..............................................................................................   $    1,325
  Accounts receivable, less allowance for doubtful accounts of $10,000..............................       33,291
                                                                                                      ------------
      Total current assets..........................................................................       34,616
Property and equipment, net.........................................................................      397,170
Intangible assets, net of accumulated amortization of $78,897.......................................    1,104,537
                                                                                                      ------------
      Total assets..................................................................................   $1,536,323
                                                                                                      ------------
                                                                                                      ------------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..................................................................................   $   59,839
  Note payable......................................................................................       50,800
  Accrued interest..................................................................................      131,573
                                                                                                      ------------
      Total current liabilities.....................................................................      242,212
Notes payable from stockholders.....................................................................    1,154,000
Seller note payable.................................................................................      500,000

Commitments and contingencies

Stockholders' deficit:
  Common stock......................................................................................        4,448
  Additional paid-in-capital........................................................................      255,552
  Accumulated deficit...............................................................................     (619,889)
                                                                                                      ------------
      Total stockholders' deficit...................................................................     (359,889)
                                                                                                      ------------
      Total liabilities and stockholders' deficit...................................................   $1,536,323
                                                                                                      ------------
                                                                                                      ------------

                       See Notes to Financial Statements.

             CAROLINA BROADCASTING, INC. AND GEORGETOWN RADIO, INC.
                        COMBINED STATEMENT OF OPERATIONS

                                                                                                FOR THE YEAR ENDED
                                                                                                DECEMBER 31, 1997
                                                                                                ------------------
Revenues......................................................................................     $    267,770
                                                                                                     ----------

Operating expenses:
  Sales and promotions........................................................................          103,586
  Technical and programming...................................................................          223,236
  General and administrative..................................................................          252,234
  Depreciation and amortization...............................................................          105,910
                                                                                                     ----------
    Total operating expenses..................................................................          684,966
                                                                                                     ----------

Loss from operations..........................................................................         (417,196)

Other income (expense):
  Interest income.............................................................................              853
  Interest expense............................................................................         (168,240)
                                                                                                     ----------

Net loss......................................................................................     $   (584,583)
                                                                                                     ----------
                                                                                                     ----------

                       See Notes to Financial Statements.

             CAROLINA BROADCASTING, INC. AND GEORGETOWN RADIO, INC. COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                                                                               ADDITIONAL
                                                                    COMMON      PAID-IN-   ACCUMULATED
                                                                     STOCK      CAPITAL      DEFICIT        TOTAL
                                                                  -----------  ----------  ------------  -----------
Balance at January 1, 1997......................................   $       7   $  154,993   $  (35,306)  $   119,694
Net loss........................................................      --           --         (584,583)     (584,583)
Issuance of common stock........................................       4,441      100,559       --           105,000
                                                                  -----------  ----------  ------------  -----------
Balance at December 31, 1997....................................   $   4,448   $  255,552   $ (619,889)  $  (359,889)
                                                                  -----------  ----------  ------------  -----------
                                                                  -----------  ----------  ------------  -----------

                       See Notes to Financial Statements.

             CAROLINA BROADCASTING, INC. AND GEORGETOWN RADIO, INC.
                        COMBINED STATEMENT OF CASH FLOWS

                                                                                                FOR THE YEAR ENDED
                                                                                                DECEMBER 31, 1997
                                                                                                ------------------
Cash flows from operating activities:
  Net loss....................................................................................    $     (584,583)
  Adjustments to reconcile net loss to cash used in operating activities:
      Depreciation............................................................................            27,013
      Amortization............................................................................            78,897
    Changes in assets and liabilities:
      Accounts receivable, net................................................................            28,984
      Other current assets....................................................................            25,000
      Accounts payable........................................................................            59,839
      Accrued interest........................................................................           131,573
                                                                                                ------------------
        Net cash used in operating activities.................................................          (233,277)
                                                                                                ------------------

Cash flows from investing activities:
  Capital expenditures........................................................................           (46,777)
  Payments for businesses acquired............................................................        (1,060,000)
                                                                                                ------------------
        Net cash used for investing activities................................................        (1,106,777)
                                                                                                ------------------

Cash flows from financing activities:
  Issuance of common stock....................................................................           105,000
  Net proceeds from shareholders' loans.......................................................           484,000
  Proceeds from borrowings....................................................................            50,800
                                                                                                ------------------
        Net cash provided by financing activities.............................................           639,800
                                                                                                ------------------
Net decrease in cash and cash equivalents.....................................................          (700,254)
Cash and cash equivalents, beginning of period................................................           701,579
                                                                                                ------------------
Cash and cash equivalents, end of period......................................................    $        1,325
                                                                                                ------------------
                                                                                                ------------------

Supplemental disclosure:
  Interest paid...............................................................................    $       36,667
                                                                                                ------------------
                                                                                                ------------------

Non-cash operating, investing and financing activities:
  Trade revenue...............................................................................    $       40,942
                                                                                                ------------------
                                                                                                ------------------
  Trade expense...............................................................................    $       40,942
                                                                                                ------------------
                                                                                                ------------------
  Acquisition of assets in exchange for note payable..........................................    $      500,000
                                                                                                ------------------
                                                                                                ------------------

                       See Notes to Financial Statements.

             CAROLINA BROADCASTING, INC. AND GEORGETOWN RADIO, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    On January 6, 1997, Carolina Broadcasting, Inc. (Carolina) acquired two radio stations located in Conway, South Carolina (WJXY-FM and WJXY-AM) for $800,000 in cash plus a $500,000 promissory note payable to the seller, Downs Satellite Broadcasting of South Carolina, Inc. Pursuant to a time brokerage agreement, Carolina has operated these stations since October 1, 1996. On February 6, 1997, Georgetown Radio, Inc. (Georgetown) acquired a radio station located in Georgetown, South Carolina (WXJY-FM) for $260,000. The acquisitions were accounted for as purchases. Accordingly, the accompanying combined financial statements include the results of operations of the acquired entities from the dates of acquisition.

    The significant accounting principles followed by Carolina and Georgetown and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

BASIS OF PRESENTATION

    Carolina and Georgetown (collectively, the Companies) share common owners and common management. Thus, the Companies' financial position and results of operations have been combined in the attached financial statements. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS

    The Companies enter into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Companies use exchanged products or services before advertising air time is provided, a trade liability is recognized.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Companies to concentrations of credit risk consist principally of cash and accounts receivable. The Companies perform ongoing credit evaluations of their customers and generally do not require collateral for their accounts receivable.

             CAROLINA BROADCASTING, INC. AND GEORGETOWN RADIO, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    The Companies reserve for potential credit losses based upon the expected collectibility of all accounts receivable.

CASH AND CASH EQUIVALENTS

    The Companies consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Buildings.........................................................  15 years
Broadcasting equipment............................................  15 years
Office furniture and equipment....................................  5-7 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets primarily represent the excess of cost over the fair market value of tangible net assets acquired. Intangible assets are stated at cost and are being amortized using the straight-line method over fifteen years. The Companies evaluate the carrying value of intangibles periodically in relation to the projected future undiscounted cash flows of the related businesses.

FEDERAL INCOME TAXES

    The Companies have elected to be treated as Subchapter S corporations for federal and state income tax purposes. As a result, the Companies' shareholders include a pro-rata share of the Companies' taxable income in their respective personal income tax returns. Accordingly, no federal and state income tax expense or benefit has been included in the accompanying financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Companies financial instruments, including cash and cash equivalents, accounts receivable and payable and long-term debt approximate fair value.

             CAROLINA BROADCASTING, INC. AND GEORGETOWN RADIO, INC.

2. PROPERTY AND EQUIPMENT:

    Property and equipment at December 31, 1997 consists of the following:

Buildings.........................................................  $  46,473
Equipment.........................................................    212,529
Furniture and fixtures............................................     17,041
                                                                    ---------
                                                                      276,043
Accumulated depreciation..........................................    (27,073)
                                                                    ---------
                                                                      248,970
Land..............................................................    148,200
                                                                    ---------
Property and equipment, net.......................................  $ 397,170
                                                                    ---------
                                                                    ---------

3. DEBT:

    Debt at December 31, 1997 consists of the following:

Seller note payable at 8%, payable in 24 monthly installments beginning January 2000 and $450,000 due January 2002..........  $ 500,000
Bank note payable at 9.5%, due April 1998.......................     50,800
Stockholder notes payable at 12%, due January 2007..............  1,040,000
Stockholder notes payable at 12%, due June 1999.................    114,000
                                                                  ---------
                                                                  $1,704,800
                                                                  ---------
                                                                  ---------

    In connection with the acquisition of radio stations in January 1997, Carolina entered into a $500,000 promissory note payable to the seller. In October 1997, Carolina borrowed $50,800 from a bank to fund operations. In addition, throughout 1997 certain shareholders made advances to Carolina to fund operations. Such advances were evidenced by promissory notes payable.

    The maturities of long-term debt outstanding at December 31, 1997 are as follows:

1998............................................................  $  50,800
1999............................................................    114,000
2000............................................................     25,000
2001............................................................     25,000
2002............................................................    450,000
Thereafter......................................................  1,040,000
                                                                  ---------
                                                                  $1,704,800
                                                                  ---------
                                                                  ---------

4. COMMON STOCK:

    Carolina has authorized 5,000 shares of common stock, $1 par value, of which 2,226 shares were outstanding at December 31, 1997. Georgetown has authorized 5,000 shares of common stock, $1 par value, of which 2,222 shares were outstanding at December 31, 1997.

             CAROLINA BROADCASTING, INC. AND GEORGETOWN RADIO, INC.

5. COMMITMENTS AND CONTINGENCIES:

    The Company incurred expenses of approximately $47,726 for the year ended December 31, 1997 under operating leases for radio broadcasting facilities. Future minimum annual payments under these non-cancelable operating leases and agreements as of December 31, 1997 are as follows:

1998...............................................................  $  41,572
1999...............................................................     37,176
2000...............................................................     37,176
2001...............................................................        600
Thereafter.........................................................     --

6. SALE OF ASSETS:

    In October 1997, the Companies entered into an asset purchase agreement to sell the Companies' assets to Cumulus Broadcasting, Inc., a wholly owned subsidiary of Cumulus Media Inc., for approximately $2.3 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in partners' deficit, and of cash flows present fairly, in all material respects, the financial position of Castle Broadcasting Limited Partnership at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
May 21, 1998

                    CASTLE BROADCASTING LIMITED PARTNERSHIP
                                 BALANCE SHEETS

                                                                         MARCH 31,            DECEMBER 31,
                                                                       -------------  ----------------------------
                                                                           1998           1997           1996
                                                                       -------------  -------------  -------------

                                                                        (UNAUDITED)
                                              ASSETS

Current assets:
  Cash...............................................................  $      15,506  $      22,925  $     106,242
  Accounts receivable, less allowance for
    doubtful accounts of $10,500, at all dates.......................        215,170        209,118        184,482
  Prepaid expenses and other current assets..........................         13,055         16,539         19,219
                                                                       -------------  -------------  -------------
      Total current assets...........................................        243,731        248,582        309,943

Other assets.........................................................         56,921         45,593       --
Property and equipment, net..........................................        251,926        242,680        104,051
Intangible assets, net...............................................        481,881        495,731         47,762
                                                                       -------------  -------------  -------------
      Total assets...................................................  $   1,034,459  $   1,032,586  $     461,756
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                                 LIABILITIES AND PARTNERS' DEFICIT

Current liabilities:
  Note payable to bank...............................................  $     120,000  $      70,000  $    --
  Accounts payable...................................................         21,128         55,318         22,161
  Accrued and other current liabilities..............................        105,302         91,223         81,188
  Note payable on demand to a limited partner........................      1,990,190      1,990,190      1,445,190
  Accrued interest to a limited partner..............................        482,878        439,367        515,919
                                                                       -------------  -------------  -------------
      Total current liabilities......................................      2,719,498      2,646,098      2,064,458
                                                                       -------------  -------------  -------------
Commitments and contingencies

Partners' deficit....................................................     (1,685,039)    (1,613,512)    (1,602,702)
                                                                       -------------  -------------  -------------
      Total liabilities and partners' deficit........................  $   1,034,459  $   1,032,586  $     461,756
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                       See Notes to Financial Statements.

                    CASTLE BROADCASTING LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS

                                                THREE MONTHS                      FOR THE YEAR ENDED
                                              ENDED MARCH 31,                        DECEMBER 31,
                                        ----------------------------  -------------------------------------------
                                            1998           1997           1997           1996           1995
                                        -------------  -------------  -------------  -------------  -------------

                                                (UNAUDITED)
Revenues:.............................  $     391,899  $     321,312  $   1,778,115  $   1,689,508  $   1,449,315
  Less:  agency commissions...........        (35,207)       (24,692)      (142,134)      (122,773)      (106,138)
                                        -------------  -------------  -------------  -------------  -------------
        Net revenues..................        356,692        296,620      1,635,981      1,566,735      1,343,177
                                        -------------  -------------  -------------  -------------  -------------
Operating expenses:
  Programming and technical...........        100,506         70,894        370,702        257,933        263,514
  Sales...............................        112,620         84,982        485,093        441,120        375,031
  Engineering.........................          4,770          3,012          9,778          9,907         18,275
  News................................         25,786         27,343        109,446        103,087         91,927
  General and administrative..........         95,559         67,462        367,949        364,325        297,232
  Promotions..........................         24,943         19,974        106,055        128,307        118,634
  Depreciation and amortization.......         18,575          7,710         47,908         31,275         34,024
                                        -------------  -------------  -------------  -------------  -------------
      Total operating expenses........        382,759        281,377      1,496,931      1,335,954      1,198,637
                                        -------------  -------------  -------------  -------------  -------------
Income from operations................        (26,067)        15,243        139,050        230,781        144,540
                                        -------------  -------------  -------------  -------------  -------------
Other income (expense):
  Gain (loss) on sale of equipment....       --             --             --                   75           (359)
  Interest income.....................              9            518          1,340          1,100          1,609
  Interest expense....................        (45,469)       (34,030)      (151,200)      (133,680)      (142,025)
                                        -------------  -------------  -------------  -------------  -------------
      Other income (expense) net......        (45,460)       (33,512)      (149,860)      (132,505)      (140,775)
                                        -------------  -------------  -------------  -------------  -------------
Net income (loss).....................  $     (71,527) $     (18,269) $     (10,810) $      98,276  $       3,765
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

                       See Notes to Financial Statements.

                    CASTLE BROADCASTING LIMITED PARTNERSHIP
                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT

Balance at January 1, 1995......................................................  $(1,704,743)

Net income......................................................................       3,765
                                                                                  ----------

Balance at December 31, 1995....................................................  (1,700,978)

Net income......................................................................      98,276
                                                                                  ----------
Balance at December 31, 1996....................................................  (1,602,702)

Net loss........................................................................     (10,810)
                                                                                  ----------
Balance at December 31, 1997....................................................  $(1,613,512)
                                                                                  ----------
                                                                                  ----------

                       See Notes to Financial Statements.

                    CASTLE BROADCASTING LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS

                                                        THREE MONTHS
                                                      ENDED MARCH 31,          FOR THE YEAR ENDED DECEMBER 31,
                                                  ------------------------  -------------------------------------
                                                     1998         1997         1997         1996         1995
                                                  -----------  -----------  -----------  -----------  -----------

                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).............................  $   (71,527) $   (18,269) $   (10,810) $    98,276  $     3,765
  Adjustments to reconcile net income(loss) to
    net cash provided by operating activities:
      Depreciation and amortization.............       18,575        7,710       47,908       31,275       34,024
      Loss on sale of equipment.................      --           --           --               (75)         359
      (Increase) decrease in accounts
        receivable..............................       (6,052)      24,603      (24,636)      (5,249)     (35,149)
      (Increase) decrease in prepaid expenses
        and other current assets................        3,484       (8,643)       2,680       11,238       (7,989)
      Increase (decrease) in accounts payable...      (34,190)        (846)      33,157         (132)        (669)
      Increase (decrease) in accrued and other
        current liabilities.....................       14,079       (7,310)      10,035          784       11,053
      Increase (decrease) in accrued interest to
        a limited partner.......................       43,511       (1,664)     (76,552)    (125,320)     (11,825)
                                                  -----------  -----------  -----------  -----------  -----------
Net cash (used in) provided by operating
  activities....................................      (32,120)      (4,419)     (18,218)      10,797       (6,431)
                                                  -----------  -----------  -----------  -----------  -----------
Cash flows from investing activities:
  Proceeds from sale of equipment...............      --           --           --                75          492
  Purchases of property and equipment...........      (13,971)      (2,051)     (66,991)     (13,056)     (17,472)
  Acquisition of WBZN--FM.......................      --           --          (567,515)     --           --
  Deferred costs incurred with sale of the
    Partnership.................................      (11,328)     --           (45,593)     --           --
                                                  -----------  -----------  -----------  -----------  -----------
Net cash used for investing activities..........      (25,299)      (2,051)    (680,099)     (12,981)     (16,980)
                                                  -----------  -----------  -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of debt................       50,000      --           615,000      --           --
                                                  -----------  -----------  -----------  -----------  -----------
Net cash provided by financing activities.......       50,000      --           615,000      --           --
                                                  -----------  -----------  -----------  -----------  -----------
Net decrease in cash............................       (7,419)      (6,470)     (83,317)      (2,184)     (23,411)
Cash at beginning of period.....................       22,925      106,242      106,242      108,426      131,837
                                                  -----------  -----------  -----------  -----------  -----------
Cash at end of period...........................  $    15,506  $    99,772  $    22,925  $   106,242  $   108,426
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
Supplemental cash flow information:
  Cash payments for interest....................  $   --       $    36,000  $   238,257  $   259,000  $   153,850
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

Non-cash operating activities:
  Trade revenue.................................  $     6,308  $     8,888  $    28,200  $    23,938  $    20,688
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
  Trade expense.................................  $     3,230  $     3,738  $    28,365  $    26,510  $    15,979
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

                       See Notes to Financial Statements.

                    CASTLE BROADCASTING LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Castle Broadcasting Limited Partnership (the "Partnership") owns and operates radio stations WQCB-FM and WBZN-FM (the "Stations") located in Brewer, Maine. The general partner of the Partnership is 200 Danforth Street, a company controlled by a limited partner of the Partnership. During 1997, this limited partner acquired the ownership interests of the three other limited partners of the Partnership.

    The significant accounting principles followed by the Partnership and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated using accelerated methods over their estimated useful lives as follows:

Transmitter.......................................................  25 years
Broadcasting towers and equipment.................................  15 years
Office furniture and equipment....................................  5 years
Leasehold improvement.............................................  5 years
Vehicles..........................................................  5 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets represent the excess of cost over the fair market value of tangible net assets acquired and consist primarily of Federal Communications Commission ("FCC") licenses and goodwill. Intangible assets are stated at cost and are being amortized using the straight-line method over 15 years. The Partnership evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

INCOME TAXES

    The Partnership operates as a Limited Partnership under the provisions of the Internal Revenue Code. Accordingly, no provision for income taxes has been made since income or losses of the Partnership are allocated to the partners.

                    CASTLE BROADCASTING LIMITED PARTNERSHIP

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS

    The Partnership enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Partnership uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. ACQUISITIONS

    On October 1, 1997, the Partnership acquired WBZN-FM in Brewer, Maine for $500,000 in cash plus various other direct acquisition costs totaling $67,515. The purchase price was allocated to property and equipment ($99,810) and intangibles ($467,705). Results of operations of WBZN-FM for the 1997 period prior to acquisition are not available. The net loss of WBZN-FM for the 1996 year, based on unaudited financial information, approximated $110,000.

    The acquisition was accounted for as a purchase. Accordingly, the accompanying financial statements include the results of operations of the acquired entity from the date of acquisition.

3. OTHER ASSETS

    Other assets represents deferred costs incurred in connection with the sale of the Partnership.

                    CASTLE BROADCASTING LIMITED PARTNERSHIP

4. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Transmitter...........................................................  $  115,883  $  108,583
Broadcasting towers and equipment.....................................     723,141     593,169
Office furniture and equipment........................................     108,510      89,038
Leasehold improvements................................................      23,816      16,518
Vehicles..............................................................      11,630       8,870
                                                                        ----------  ----------
Total property and equipment..........................................     982,980     816,178
Accumulated depreciation..............................................    (757,220)   (729,047)
                                                                        ----------  ----------
                                                                           225,760      87,131
Land..................................................................      16,920      16,920
                                                                        ----------  ----------
Property and equipment, net...........................................  $  242,680  $  104,051
                                                                        ----------  ----------
                                                                        ----------  ----------

    Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $28,173, $19,335 and $22,084, respectively.

5. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Goodwill, FCC license and other.......................................  $  646,810  $  179,105
Accumulated amortization..............................................    (151,079)   (131,343)
                                                                        ----------  ----------
Intangible assets, net................................................  $  495,731  $   47,762
                                                                        ----------  ----------
                                                                        ----------  ----------

    Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $19,735, $11,940 and $11,940, respectively.

6. DEBT:

    The Partnership has significant transactions with a limited partner and is dependent upon the limited partner for continued support. The Partnership has debt of $1,990,190 and $1,445,190 at December 31, 1997 and 1996, respectively, payable to the limited partner on demand. The note is collaterialized by a mortgage on real property in Garland, Maine and a security agreement on all equipment, accounts receivable and contract rights of the Partnership. Interest is due quarterly at 1% above Bank of Boston Base Rate. At December 31, 1997 and 1996, the Partnership owed accrued interest of $439,367 and $515,919, respectively, to the limited partner.

    The Partnership obtained a $100,000 secured demand line of credit during 1997. At December 31, 1997, $70,000 is outstanding. The borrowing rate is based on the Bank of Boston's prime rate of interest. The Partnership's obligations under the facility are secured by various marketable securities held by the limited partner.

                    CASTLE BROADCASTING LIMITED PARTNERSHIP

7. COMMITMENTS AND CONTINGENCIES:

    The Partnership incurred expenses of $52,632, $46,498 and $46,548 for the years ended December 31, 1997, 1996 and 1995, respectively, under operating leases for radio broadcasting facilities. Future minimum annual payments at December 31, 1997 are:

1998...................................................................  $   9,525
1999...................................................................      6,000
2000...................................................................      6,000
2001...................................................................      6,000
2002...................................................................      6,000

    Also, at December 31, 1997, the Partnership has vehicles under capital lease with a cost of $11,630 ($8,870 at December 31, 1996) with accumulated depreciation of $9,008 ($8,870 at December 31, 1996).

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash, accounts receivable, and accounts payable approximates fair value because of the short maturity of these instruments.

9. SUBSEQUENT EVENT:

    In February 1998, the Partnership entered into an agreement to sell, subject to approval of the FCC, certain assets of the Partnership to Cumulus Broadcasting, Inc., a wholly owned subsidiary of Cumulus Media Inc., for $6,400,000.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Chattanooga Broadcast Group:
(a division of Wicks Broadcast Group Limited Partnership)

    We have audited the accompanying balance sheets of Chattanooga Broadcast Group (a division of Wicks Broadcast Group Limited Partnership) as of December 31, 1997 and 1996, and the related statements of operations and changes in division equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of Chattanooga Broadcast Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chattanooga Broadcast Group (a division of Wicks Broadcast Group Limited Partnership) as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

McLean, Virginia
May 18, 1998

                          CHATTANOOGA BROADCAST GROUP
           (A DIVISION OF WICKS BROADCAST GROUP LIMITED PARTNERSHIP)

                                 BALANCE SHEETS

                                                                                 DECEMBER 31,
                                                                          --------------------------   MARCH 31,
                                                                              1996          1997          1998
                                                                          ------------  ------------  ------------
                                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash..................................................................  $     17,065         6,105        22,394
  Accounts receivable, net of allowance for doubtful accounts of $90,403
    and $69,826 at December 31, 1997 and 1996, respectively.............       294,776       227,681       165,779
  Prepaid expenses and other assets.....................................         4,350        11,305        21,534
                                                                          ------------  ------------  ------------
      Total current assets..............................................       316,191       245,091       209,707
Property and equipment, net (note 3)....................................       544,468       448,733       419,281
Intangible assets, net (note 4).........................................       920,697       845,537       826,747
                                                                          ------------  ------------  ------------
      Total assets......................................................  $  1,781,356     1,539,361     1,455,735
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable and accrued expenses.................................  $     88,613        74,083        66,300
                                                                          ------------  ------------  ------------
      Total liabilities.................................................        88,613        74,083        66,300
Division equity.........................................................     1,692,743     1,465,278     1,389,435
                                                                          ------------  ------------  ------------
      Total liabilities and division equity.............................  $  1,781,356     1,539,361     1,455,735
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                See accompanying notes to financial statements.

                          CHATTANOOGA BROADCAST GROUP
           (A DIVISION OF WICKS BROADCAST GROUP LIMITED PARTNERSHIP)

            STATEMENTS OF OPERATIONS AND CHANGES IN DIVISION EQUITY

                                                                                           THREE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                  MARCH 31,
                                             ----------------------------------------  --------------------------
                                                 1995          1996          1997          1997          1998
                                             ------------  ------------  ------------  ------------  ------------
                                                                                              (UNAUDITED)
Revenues:
  Broadcast................................  $  1,587,083     1,828,421     1,644,549       312,453       266,366
  Other revenue............................        12,297         4,044        15,159         3,472         2,756
                                             ------------  ------------  ------------  ------------  ------------
Gross revenues.............................     1,599,380     1,832,465     1,659,708       315,925       269,122
  Less--agency commissions.................       178,159       208,031       180,446        35,244        24,292
                                             ------------  ------------  ------------  ------------  ------------
Net revenue................................     1,421,221     1,624,434     1,479,262       280,681       244,830
                                             ------------  ------------  ------------  ------------  ------------
Operating costs:
  Station operating expenses...............       683,007       754,759       461,294       109,677        87,146
  Selling expenses.........................       510,731       546,266       508,428        76,559        91,047
  General and administrative
    expenses...............................       310,909       265,607       339,910        86,239        83,013
  Depreciation.............................       130,238       135,390       131,091        32,649        32,972
  Amortization of intangible assets........        75,160        75,160        75,160        18,790        18,790
  Corporate overhead.......................        33,975        33,975        33,975         8,494         8,494
                                             ------------  ------------  ------------  ------------  ------------
                                                1,744,020     1,811,157     1,549,858       332,408       321,462
Net loss...................................      (322,799)     (186,723)      (70,596)      (51,727)      (76,632)
                                             ------------  ------------  ------------  ------------  ------------
Division equity, beginning of period.......     1,811,783     1,877,913     1,692,743     1,692,743     1,465,278
Net corporate transfers
  (distributions)..........................       388,929         1,553      (156,869)       (6,807)          789
                                             ------------  ------------  ------------  ------------  ------------
Division equity, end of period.............  $  1,877,913     1,692,743     1,465,278     1,634,209     1,389,435
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

                See accompanying notes to financial statements.

                          CHATTANOOGA BROADCAST GROUP
           (A DIVISION OF WICKS BROADCAST GROUP LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                                                                                            THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                MARCH 31,
                                                  -------------------------------------  ------------------------
                                                     1995         1996         1997         1997         1998
                                                  -----------  -----------  -----------  -----------  -----------

                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss......................................  $  (322,799)    (186,723)     (70,596)     (51,727)     (76,632)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation................................      130,238      135,390      131,091       32,649       32,972
    Amortization of intangible assets...........       75,160       75,160       75,160       18,790       18,790
      (Increase) decrease in receivables........        9,042       (2,888)      67,095       86,764       61,902
      (Increase) decrease in prepaid and other
        current assets..........................        7,038      --            (6,955)         143      (10,229)
      Increase (decrease) in accounts payable
        and accrued expenses....................      (76,657)     (18,839)     (14,530)      16,504       (7,783)
                                                  -----------  -----------  -----------  -----------  -----------
Net cash provided by (used in) operating
  activities....................................     (177,978)       2,100      181,265      103,123       19,020
                                                  -----------  -----------  -----------  -----------  -----------
Cash flows used in investing activities-
  additions to property and equipment...........     (188,638)     (22,878)     (35,356)     (31,650)      (3,520)
                                                  -----------  -----------  -----------  -----------  -----------
Cash flows provided by (used in) financing
  activities--net corporate transfers
  (distributions)...............................      388,929        1,553     (156,869)      (6,807)         789
                                                  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in cash and cash
  equivalents...................................       22,313      (19,225)     (10,960)      64,666       16,289
Cash and cash equivalents,
  beginning of period...........................       13,977       36,290       17,065       17,065        6,105
                                                  -----------  -----------  -----------  -----------  -----------
Cash and cash equivalents,
  end of period.................................  $    36,290       17,065        6,105       81,731       22,394
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

                See accompanying notes to financial statements.

                          CHATTANOOGA BROADCAST GROUP
           (A DIVISION OF WICKS BROADCAST GROUP LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1996 AND 1997

(1) BUSINESS DESCRIPTION

    DESCRIPTION OF BUSINESS

    The Chattanooga Broadcast Group (the "Broadcast Group") is a division of Wicks Broadcast Group Limited Partnership (the "Partnership"). The Broadcast Group consists of the broadcast properties WLMX-FM/AM in Rossville, Georgia and WXKT-FM (formerly WZST-FM) in Signal Mountain, Tennessee.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS

    For the purposes of the statements of cash flows, cash equivalents consist of highly liquid investments with original maturities of three months or less. The fair market value of such instruments approximates cost.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, which range from three to twenty years.

    INTANGIBLE ASSETS AND RECOVERY OF LONG-LIVED ASSETS

    Intangible assets consist principally of network affiliation agreements, broadcasting licenses, and the excess of costs over the fair value of net assets acquired. Amortization expense is computed on a straight-line basis over the estimated lives of the assets, which is 15 years.

    The Partnership's policy is to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Partnership recognizes an impairment loss when the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset.

    INCOME TAXES

    The Broadcast Group is not an entity subject to income taxes. The Broadcast Group's income or loss is passed through to the Partnership and the related tax attributes are deemed to be distributed to, and to be reportable by, the partners of the Partnership on their respective income tax returns.

    REVENUES

    Broadcasting revenues are derived principally from the sale of program time and spot announcements to local, regional, and national advertisers. Advertising revenue is recognized in the period during which the program time and spot announcements are broadcast.

                          CHATTANOOGA BROADCAST GROUP
           (A DIVISION OF WICKS BROADCAST GROUP LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    BARTER TRANSACTIONS

    Barter transactions are recorded at the estimated fair values of the products and services received. Barter revenues are recognized when commercials are broadcast. The assets or services received in exchange for broadcast time are recorded when received or used.

    CORPORATE OVERHEAD

    A number of overhead services are maintained centrally by the Partnership and are allocated to its business units based on the benefits provided. These services include most of the costs associated with the human resources function and certain general and administrative costs of the corporate function such as accounting and finance, treasury and legal.

    In addition, the Partnership provides for the working capital needs of the Broadcast Group. There is no borrowing arrangement between the Partnership and the Broadcast Group. Accordingly, no interest expense is recorded in the accompanying financial statements. However, all of the assets of the Broadcast Group have been pledged as collateral on the Partnership's credit facility.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK

    A significant portion of the Broadcast Group's accounts receivable are due from advertising agencies.

    UNAUDITED INTERIM FINANCIAL INFORMATION

    The unaudited balance sheet, statements of operations and changes in division equity, and cash flows as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for any future period including the year ending December 31, 1998.

                          CHATTANOOGA BROADCAST GROUP
           (A DIVISION OF WICKS BROADCAST GROUP LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

(3) PROPERTY AND EQUIPMENT

    A summary of property and equipment is as follows:

                                                                          DECEMBER 31,
                                                                      ---------------------
                                                                         1996       1997
                                                                      ----------  ---------
Land................................................................  $   76,633     76,633
Buildings and improvements..........................................     204,071    204,071
Office equipment, furniture, and fixtures...........................      33,348     40,835
Broadcast and production equipment..................................     587,959    615,828
Vehicles............................................................      18,828     18,828
                                                                      ----------  ---------
                                                                         920,839    956,195
Less accumulated depreciation.......................................     376,371    507,462
                                                                      ----------  ---------
                                                                      $  544,468    448,733
                                                                      ----------  ---------
                                                                      ----------  ---------

(4) INTANGIBLE ASSETS AND AMORTIZATION

    Intangible assets are comprised of the following:

                                                                                DECEMBER 31,
                                                           USEFUL LIFE    ------------------------
                                                            IN YEARS          1996         1997
                                                         ---------------  ------------  ----------
FCC licenses...........................................            15     $    947,000     947,000
Network affiliations...................................            15           94,275      94,275
Goodwill...............................................            15           86,109      86,109
                                                                   --
                                                                          ------------  ----------
                                                                             1,127,384   1,127,384
Accumulated amortization...............................                        206,687     281,847
                                                                          ------------  ----------
                                                                          $    920,697     845,537
                                                                          ------------  ----------
                                                                          ------------  ----------

                          CHATTANOOGA BROADCAST GROUP
           (A DIVISION OF WICKS BROADCAST GROUP LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

(5) LEASES

    The Broadcast Group leases certain property and equipment under noncancelable operating lease agreements. Rental expense was approximately $21,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

    Future minimum lease payments under noncancelable operating leases are approximately:

YEAR ENDING DECEMBER 31:
--------------------------------------------------------------
1998..........................................................  $   21,000
1999..........................................................      21,000
2000..........................................................      21,000
2001..........................................................      21,000
2002..........................................................      14,000
Thereafter....................................................      36,000
                                                                ----------
                                                                $  134,000
                                                                ----------
                                                                ----------

(6) SUBSEQUENT EVENTS

    In May 1998, the Partnership entered into an agreement with Cumulus Broadcasting Media, Inc. ("Cumulus") to sell the Broadcast Group to Cumulus for $5.5 million, subject to approval from the Federal Communications Commission.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of owner's equity in stations and of cash flows present fairly, in all material respects, the financial position of Clearly Superior Radio Properties (the "Company") at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These combined financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
February 24, 1998

                       CLEARLY SUPERIOR RADIO PROPERTIES

                            COMBINED BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                           MARCH 31,    --------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
                                                                          (UNAUDITED)
                                 ASSETS
Current assets:
  Cash and cash equivalents.............................................  $     94,715  $     10,604  $    637,035
  Accounts receivable, less allowance for doubtful accounts of $27,741
    $44,427 and $25,039, respectively...................................       280,529       438,020       253,204
  Prepaid and other current assets......................................         7,230        23,654       --
                                                                          ------------  ------------  ------------
    Total current assets................................................       382,474       472,278       890,239

Property and equipment, net.............................................       514,778       556,394       115,849
Intangible assets, net..................................................     2,663,025     2,759,096       220,816
                                                                          ------------  ------------  ------------
    Total assets........................................................  $  3,560,277  $  3,787,768  $  1,226,904
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
               LIABILITIES AND OWNER'S EQUITY IN STATIONS
Current liabilities:
  Accounts payable and accrued liabilities..............................  $     32,700  $      6,231  $     12,593
  Current portion of long-term debt.....................................        27,072        27,072        47,038
                                                                          ------------  ------------  ------------
    Total current liabilities...........................................        59,772        33,303        59,631
Long term debt..........................................................     3,101,330     3,170,307        73,962
                                                                          ------------  ------------  ------------
    Total liabilities...................................................     3,161,102     3,203,610       133,593
                                                                          ------------  ------------  ------------
Commitment and contingencies

Owner's equity in stations..............................................       399,175       584,158     1,093,311
                                                                          ------------  ------------  ------------
    Total liabilities and owner's equity in stations....................  $  3,560,277  $  3,787,768  $  1,226,904
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                  See Notes to Combined Financial Statements.

s


                       CLEARLY SUPERIOR RADIO PROPERTIES

                       COMBINED STATEMENTS OF OPERATIONS

                                                               THREE MONTHS ENDED          FOR THE YEAR ENDED
                                                                   MARCH 31,                  DECEMBER 31,
                                                           --------------------------  --------------------------
                                                               1998          1997          1997          1996
                                                           ------------  ------------  ------------  ------------
                                                                  (UNAUDITED)
Revenues.................................................  $    219,718  $    489,780  $  2,661,954  $  1,568,752
  Less: agency commissions...............................       --             16,845      (104,140)      (56,402)
                                                           ------------  ------------  ------------  ------------
    Net revenues.........................................       219,718       472,935     2,557,814     1,512,350
Operating expenses:
  Programming............................................        12,965       104,384       530,285       301,997
  Sales and promotions...................................        11,299       115,999       636,030       360,239
  Technical..............................................         4,767         9,603        90,536        33,221
  General and administrative.............................        90,969        93,371       470,661       333,076
  Depreciation and amortization..........................       147,928        35,985       211,192        81,105
                                                           ------------  ------------  ------------  ------------
    Total operating expenses.............................       267,928       359,342     1,938,704     1,109,638
                                                           ------------  ------------  ------------  ------------
Income (loss) from operations............................       (48,210)      113,593       619,110       402,712

Other income (expense), net..............................       (61,000)       (7,110)      (75,235)       36,965
Interest income (expense), net...........................       (75,773)      (26,573)     (261,602)       15,707
                                                           ------------  ------------  ------------  ------------
Net income...............................................  $   (184,983) $     79,910  $    282,273  $    455,384
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                  See Notes to Combined Financial Statements.

                       CLEARLY SUPERIOR RADIO PROPERTIES

                COMBINED STATEMENT OF OWNER'S EQUITY IN STATIONS

Balance at January 1, 1996......................................................  $ 972,927
Owner contributions.............................................................     50,000
Owner distributions.............................................................   (385,000)
Net income......................................................................    455,384
                                                                                  ---------
Balance at December 31, 1996....................................................  1,093,311
Owner distributions.............................................................   (791,426)
Net income......................................................................    282,273
                                                                                  ---------
Balance at December 31, 1997....................................................  $ 584,158
                                                                                  ---------
                                                                                  ---------

                  See Notes to Combined Financial Statements.

                       CLEARLY SUPERIOR RADIO PROPERTIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               THREE MONTHS ENDED           FOR THE YEAR ENDED
                                                                   MARCH 31,                   DECEMBER 31,
                                                          ----------------------------  --------------------------
                                                              1998           1997           1997          1996
                                                          -------------  -------------  -------------  -----------
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).....................................  $    (184,983) $      79,910  $     282,273  $   455,384
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.......................        147,928         35,985        211,192       81,105
    Provision for doubtful accounts.....................        (16,686)         8,549         19,388       10,192
    Gain on sale of equipment...........................       --             --             --              1,000
    (Increase) decrease in accounts receivable..........        174,177        (95,000)      (204,204)     (54,649)
    (Increase) decrease in prepaid and other current
      assets............................................         16,424       --              (23,654)     (14,835)
    (Decrease) increase in accounts payable & accrued
      liabilities.......................................         26,469         (5,180)        (6,362)       4,639
                                                          -------------  -------------  -------------  -----------
    Net cash provided by operating activities...........        163,329         24,264        278,633      482,836
                                                          -------------  -------------  -------------  -----------
Cash flows from investing activities:
  Purchases of property and equipment...................        (10,241)      --              (32,171)    (110,696)
  Purchase of radio station assets......................       --             --           (3,157,844)     --
                                                          -------------  -------------  -------------  -----------
  Cash used for investing activities....................        (10,241)      --           (3,190,015)    (110,696)
                                                          -------------  -------------  -------------  -----------
Cash flows from financing activities:
  Repayment of debt.....................................        (68,977)      --           (1,221,000)     --
  Distributions to owner................................       --           (4,130,000)      (791,426)    (385,000)
  Contributions from owner..............................       --             --             --             50,000
  Proceeds from debt....................................       --            4,130,000      4,297,377      --
                                                          -------------  -------------  -------------  -----------
  Cash provided by (used in) financing activities.......        (68,977)      --            2,284,951     (335,000)
                                                          -------------  -------------  -------------  -----------
(Decrease) increase in cash and cash equivalents........         84,111         24,264       (626,431)      37,140
Cash and cash equivalents at beginning of period........         10,604        637,035        637,035      599,895
                                                          -------------  -------------  -------------  -----------
Cash and cash equivalents at end of period..............  $      94,715  $     661,299  $      10,604  $   637,035
                                                          -------------  -------------  -------------  -----------
                                                          -------------  -------------  -------------  -----------
Supplemental disclosures of cash flow information:
  Cash paid for interest................................  $      75,773  $      26,573  $     270,907  $   --
                                                          -------------  -------------  -------------  -----------
                                                          -------------  -------------  -------------  -----------
Non-cash operating activities:
  Trade revenue.........................................  $    --        $      48,950  $     195,801  $    43,665
                                                          -------------  -------------  -------------  -----------
                                                          -------------  -------------  -------------  -----------
  Trade expense.........................................  $    --        $      48,739  $     194,954  $    34,537
                                                          -------------  -------------  -------------  -----------
                                                          -------------  -------------  -------------  -----------

                  See Notes to Combined Financial Statements.

                       CLEARLY SUPERIOR RADIO PROPERTIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION

    Clearly Superior Radio Properties ("the Company") represents six radio stations under the common control of the sole owner. The stations are held in pass-through entities which are controlled by the owner. The Company has stations licensed in Marion, Illinois (WDDD-FM), Johnston City, Illinois (WDDD-
AM), Herrin, Illinois (WVZA-FM), West Frankfort, Illinois (WQUL-FM) & (WFRX-AM), and Carbondale, IL (WTAO-FM).

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

INCOME TAXES

    The stations are held in pass-through entities which are controlled by the owner. Income or loss of the Company is included in the tax return of the sole owner. Accordingly, federal income taxes are not recognized by the Company.

    PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repair and maintenance, that significantly add to productivity or extend the economic lives of the assets are capitalized at cost and depreciated on an accelerated method as follows.

Building....................................................  15 years
Broadcasting towers and equipment...........................  6 years
Office furniture and equipment..............................  6 years
Leasehold improvements......................................  Term of lease
Automobiles.................................................  6 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

    INTANGIBLE ASSETS

    Intangible assets represent FCC licenses and organizational costs. Fee licenses and organizational costs are stated at cost and are being amortized using the straight-line method over the estimated useful

                       CLEARLY SUPERIOR RADIO PROPERTIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) life of 15 and 5 years, respectively. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

    REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast

    TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses recharged products or services before advertising air time is provided, a trade liability is recognized.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to the short maturity of these instruments. The fair value of notes payable are estimated based on current market rates and approximates the carrying value.

    INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. ACQUISITION

    In March 1997, the Company acquired WTAO-FM in Carbondale, IL for approximately $3 million. The acquisition was accounted for as a purchase. Accordingly, the accompanying combined financial statements include the results of operations of the acquired entity from the date of acquisition.

    The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisition had been completed on January 1, 1996, after giving effect to certain adjustments including increased depreciation and amortization of property and equipment and intangible assets. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had this

                       CLEARLY SUPERIOR RADIO PROPERTIES

2. ACQUISITION (CONTINUED)
acquisition been completed as of January 1, 1996, nor are the results indicative of future results of operations.

                                                                     PRO FORMA FOR THE YEARS
                                                                        ENDED DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
                                                                           (UNAUDITED)
Revenues..........................................................  $  2,690,889  $  2,541,006
                                                                    ------------  ------------
                                                                    ------------  ------------
Income from operations............................................  $    657,271  $    670,135
                                                                    ------------  ------------
                                                                    ------------  ------------
Net income........................................................  $    317,619  $    733,136
                                                                    ------------  ------------
                                                                    ------------  ------------

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                          DECEMBER 31,
                                                                   --------------------------
                                                                       1997          1996
                                                                   ------------  ------------
Building.........................................................   $  303,542    $   --
Broadcasting towers and equipment................................      368,118       208,270
Office furniture and equipment...................................       71,485        62,674
Leasehold improvements...........................................       12,750        12,750
Automobile.......................................................       43,390        35,477
                                                                   ------------  ------------
                                                                       799,285       319,171
Accumulated depreciation.........................................     (313,882)     (203,322)
Land.............................................................       70,991        --
                                                                   ------------  ------------
Property and equipment, net......................................   $  556,394    $  115,849
                                                                   ------------  ------------
                                                                   ------------  ------------

    Depreciation expense for the years ended December 31, 1997 and 1996 was $110,560 and $50,829, respectively.

4. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                          DECEMBER 31,
                                                                   --------------------------
                                                                       1997          1996
                                                                   ------------  ------------
FCC license......................................................   $3,147,990    $  518,330
Organizational costs.............................................       55,214        45,962
                                                                   ------------  ------------
                                                                     3,203,204       564,292
Accumulated amortization.........................................     (444,108)     (343,476)
                                                                   ------------  ------------
Intangible assets, net...........................................   $2,759,096    $  220,816
                                                                   ------------  ------------
                                                                   ------------  ------------

                       CLEARLY SUPERIOR RADIO PROPERTIES

4. INTANGIBLE ASSETS: (CONTINUED)
    Amortization expense for the years ended December 31, 1997 and 1996 was $100,632 and $30,276, respectively.

5. RELATED PARTY TRANSACTIONS:

    The Company rents property from its owner for use in the broadcasting operations. Payments of $4,000 per month are made on a building lease with an initial term of ten years, with two five-year extensions available at the option of the lessee. Payments of $1,100 per month are made on a tower lease with an initial term of fifteen years, with two five-year extensions available at the option of the lessee. Additional payments of $500 per month were made during 1996 on an additional tower lease which expired December 31, 1996. The total rental payments included in the Company's expense for 1996 under these leases total $67,200.

    During 1997, payments of $4,000 per month continued to be made on the building lease. Payment of $2,380 per month are made to the sole stockholder on various tower leases. In September 1997, the Company sold the WTAO transmitter tower to the sole stockholder which then leased to the Company for $500 per month. Total rental payments included in the Company's expense for 1997 under these leases total $78,560. All lease agreements are subject to annual escalations based on inflation.

    Future minimum annual payments in current year dollars, under these non-cancelable operating leases & agreement as of December 31, 1997, are as follows:

1998............................................................  $  82,560
1999............................................................     82,560
2000............................................................     82,560
2001............................................................     82,560
2002............................................................     82,560
Thereafter......................................................    825,000
                                                                  ---------
                                                                  $1,237,800
                                                                  ---------
                                                                  ---------

6. LONG-TERM DEBT:

    Following is a summary of long-term debt at December 31, 1997 and 1996:

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                              1997         1996
                                                                                          ------------  ----------
Note payable to financial institution, due May 31, 1998, including interest at 12%,
  interest payable monthly..............................................................  $    --       $   47,000
Note payable to financial institution, due in annual installments payable
  May 31, 1997 and 1998, including interest at 12%, interest payable monthly............       --           74,000
Note payable to bank, variable interest rate (8.75% on December 31, 1997), interest
  payable monthly.......................................................................     3,030,000      --
Note payable to bank payable in monthly installments of $2,256, including interest at
  7.75%, interest payable monthly.......................................................       167,379      --
                                                                                          ------------  ----------
                                                                                             3,197,379     121,000
Less: Current maturities of long-term debt..............................................       (27,072)    (47,038)
                                                                                          ------------  ----------
                                                                                          $  3,170,307  $   73,962
                                                                                          ------------  ----------
                                                                                          ------------  ----------

                       CLEARLY SUPERIOR RADIO PROPERTIES

6. LONG-TERM DEBT: (CONTINUED)
    Payment obligation as of December 31, 1997 by year are as follows:

                                                                                     AMOUNT
                                                                                  ------------
1998............................................................................  $     27,072
1999............................................................................        27,072
2000............................................................................        27,072
2001............................................................................        27,072
2002............................................................................        27,072
Thereafter......................................................................     3,062,019
                                                                                  ------------
                                                                                  $  3,197,379
                                                                                  ------------
                                                                                  ------------

7. OTHER TRANSACTIONS:

    As of December 18, 1997, the Company entered into an asset purchase agreement to sell all of the assets of the Company to Cumulus Broadcasting, Inc. (a wholly-owned subsidiary Cumulus Media Inc.) for $12.5 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Communications Properties, Inc. at March 31, 1998, August 31, 1997 and August 31, 1996, and the results of its operations and its cash flows for the seven months ended March 31, 1998, and the years ended August 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Chicago, Illinois
May 26, 1998

                        COMMUNICATIONS PROPERTIES, INC.
                                 BALANCE SHEETS

                                                                                               AUGUST 31,
                                                                                       ---------------------------
                                                                          MARCH 31,
                                                                             1998          1997          1996
                                                                         ------------  ------------  -------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents............................................  $     25,720  $     47,812  $      16,994
  Accounts receivable, less allowance for doubtful accounts of $14,060,
    $9,060 and $16,340, respectively...................................       286,691       314,164        282,551
  Prepaid expenses and other current assets............................         1,863        12,910         18,326
  Deferred income taxes................................................        33,000        24,000       --
                                                                         ------------  ------------  -------------
    Total current assets...............................................       347,274       398,886        317,871

  Property and equipment, net..........................................     1,695,420     1,873,040        174,966
  Cash surrender value of life insurance...............................       --            120,560        108,339
  Long-term receivables from affiliates................................        12,367        15,352         33,112
  Intangible assets, net...............................................       703,484       731,000        198,314
                                                                         ------------  ------------  -------------
    Total assets.......................................................  $  2,758,545  $  3,138,838  $     832,602
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt.................................  $     38,362  $     36,373  $    --
  Notes payable........................................................     2,664,996     2,718,202      1,577,084
  Accounts payable.....................................................        60,733        88,189         47,055
  Accrued and other current liabilities................................       196,754       219,669        153,157
                                                                         ------------  ------------  -------------
    Total current liabilities..........................................     2,960,845     3,062,433      1,777,296

Long-term debt, less current maturities................................       102,394       126,280       --
Deferred income taxes..................................................       177,000       190,000       --
Stockholders' equity (deficit):
  Common stock, $0.01 par value:
    Class A Voting, authorized 1,250,000 shares; issued 62,150, 62,150
      and 70,988 shares................................................           622           622            710
    Class B Nonvoting, authorized 1,250,000 shares;
      issued 37,850, 37,850 and 46,688 shares..........................           379           379            467
  Additional paid-in capital...........................................       837,944       837,944      1,137,591
  Accumulated deficit..................................................      (711,441)     (469,622)    (1,542,102)
  Less--Cost of treasury shares:
    Class A--41,017.5 shares...........................................      (508,605)     (508,605)      (508,605)
    Class B--18,738.5, 18,738.5 and 17,738.5 shares....................      (100,593)     (100,593)       (32,755)
                                                                         ------------  ------------  -------------
    Total stockholders' equity (deficit)...............................      (481,694)     (239,875)      (944,694)
                                                                         ------------  ------------  -------------
    Total liabilities and stockholders equity (deficit)................  $  2,758,545  $  3,138,838  $     832,602
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

                       See Notes to Financial Statements.

                        COMMUNICATIONS PROPERTIES, INC.
                            STATEMENTS OF OPERATIONS

                                             FOR THE SEVEN MONTH PERIOD                FOR THE YEAR
                                                  ENDED MARCH 31,                    ENDED AUGUST 31,
                                             --------------------------  ----------------------------------------
                                                 1998          1997          1997          1996          1995
                                             ------------  ------------  ------------  ------------  ------------

                                                           (UNAUDITED)
Revenues:..................................  $  1,060,259  $  1,372,597  $  2,527,771  $  1,849,712  $  2,056,943
  Less: agency commissions.................       (89,284)     (122,199)     (150,876)     (104,880)     (116,164)
                                             ------------  ------------  ------------  ------------  ------------
    Net revenues...........................       970,975     1,250,398     2,376,895     1,744,832     1,940,779
Operating expenses:
  Programming..............................       331,035       409,813       767,710       595,159       620,844
  Sales and promotions.....................       208,738       290,294       516,833       434,666       382,195
  Technical................................        48,628        53,636       104,923        96,649        90,300
  General and administrative...............       370,771       414,434       900,768       577,270       604,603
  Depreciation and amortization............       179,906        31,230        67,190        55,271        60,589
                                             ------------  ------------  ------------  ------------  ------------
    Total operating expenses...............     1,139,078     1,199,407     2,357,424     1,759,015     1,758,531
                                             ------------  ------------  ------------  ------------  ------------
Income (loss) from operations..............      (168,103)       50,991        19,471       (14,183)      182,248
Other income (expense):
  Gain on sale of stations.................       --            --          1,462,261       --            --
  Interest expense.........................      (143,421)      (77,136)     (172,802)     (139,260)     (162,821)
  Other....................................        47,705        32,703        37,200        30,898        67,825
                                             ------------  ------------  ------------  ------------  ------------
                                                  (95,716)      (44,433)    1,326,659      (108,362)      (94,996)
                                             ------------  ------------  ------------  ------------  ------------
Income (loss) before income taxes..........      (263,819)        6,558     1,346,130      (122,545)       87,252
Provision (benefit) for income taxes.......       (22,000)      --            167,598       --            --
                                             ------------  ------------  ------------  ------------  ------------
Net income (loss)..........................  $   (241,819) $      6,558  $  1,178,532  $   (122,545) $     87,252
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

                       See Notes to Financial Statements.

                        COMMUNICATIONS PROPERTIES, INC.
            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                          COMMON STOCK         ADDITIONAL                       TREASURY STOCK
                                    ------------------------    PAID-IN      ACCUMULATED   ------------------------
                                      CLASS A      CLASS B      CAPITAL        DEFICIT       CLASS A      CLASS B        TOTAL
                                    -----------  -----------  ------------  -------------  -----------  -----------  -------------
Balance at August 31, 1994........   $     710    $     467   $  1,137,591  $  (1,506,809) $  (508,605) $   (32,755) $    (909,401)
Net income........................                                                 87,252                                   87,252
                                         -----        -----   ------------  -------------  -----------  -----------  -------------
Balance at August 31, 1995........         710          467      1,137,591     (1,419,557)    (508,605)     (32,755)      (822,149)
Net loss..........................                                               (122,545)                                (122,545)
                                         -----        -----   ------------  -------------  -----------  -----------  -------------
Balance at August 31, 1996........         710          467      1,137,591     (1,542,102)    (508,605)     (32,755)      (944,694)
Redemption of 8,838 Class A shares
  and 8,838 Class B shares........         (88)         (88)      (299,647)      (106,052)                                (405,875)
Purchase of 1,000 Class B shares
  for the treasury................                                                                          (67,838)       (67,838)
Net income........................                                              1,178,532                                1,178,532
                                         -----        -----   ------------  -------------  -----------  -----------  -------------
Balance at August 31, 1997........         622          379        837,944       (469,622)    (508,605)    (100,593)      (239,875)
Net loss..........................                                               (241,819)                                (241,819)
                                         -----        -----   ------------  -------------  -----------  -----------  -------------
Balance at March 31, 1998.........   $     622    $     379   $    837,944  $    (711,441) $  (508,605) $  (100,593) $    (481,694)
                                         -----        -----   ------------  -------------  -----------  -----------  -------------
                                         -----        -----   ------------  -------------  -----------  -----------  -------------

Balance at August 31, 1996 (as
  above)..........................   $     710    $     467   $  1,137,591  $  (1,542,102) $  (508,605) $   (32,755) $    (944,694)
Net income (unaudited)............                                                  6,558                                    6,558
Redemption of 8,838 Class A shares
  and 8,838 Class B shares........         (88)         (88)      (299,647)      (106,052)                                (405,875)
                                         -----        -----   ------------  -------------  -----------  -----------  -------------
Balance at March 31, 1997
  (unaudited).....................   $     622    $     379   $    837,944  $  (1,641,596) $  (508,605) $   (32,755) $  (1,344,011)
                                         -----        -----   ------------  -------------  -----------  -----------  -------------
                                         -----        -----   ------------  -------------  -----------  -----------  -------------

                       See Notes to Financial Statements.

                        COMMUNICATIONS PROPERTIES, INC.
                            STATEMENTS OF CASH FLOWS

                                                          FOR THE SEVEN MONTH
                                                                 PERIOD                    FOR THE YEAR
                                                            ENDED MARCH 31,              ENDED AUGUST 31,
                                                         ----------------------  --------------------------------
                                                           1998        1997         1997       1996       1995
                                                         ---------  -----------  ----------  ---------  ---------

                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................................  $(241,819)  $   6,558   $1,178,532  $(122,545) $  87,252
  Adjustments to reconcile net income (loss) to net
    cash used in operating activities:
    (Gain) loss on sale of stations/equipment..........    (11,793)     --       (1,462,261)        37     (7,936)
    Provision (benefit) for deferred income taxes......    (22,000)     --          166,000     --         --
    Depreciation and amortization......................    179,906      31,230       67,190     55,271     60,589
    Provision for doubtful accounts....................      5,000      --           (7,280)    --         --
    (Increase) decrease in accounts receivable.........     22,473     (86,141)    (167,442)   (10,616)    48,383
    Decrease (increase) in prepaid expenses and other
      current assets...................................     14,032     (74,483)       5,416       (164)    19,934
    Increase (decrease) in accounts payable............    (27,456)     50,004       41,134     22,910     (3,143)
    Increase (decrease) in accrued and other
      liabilities......................................    (22,915)    (54,939)      66,512     25,612     (4,083)
                                                         ---------  -----------  ----------  ---------  ---------
       Net cash provided by (used in) operating
      activities.......................................   (104,572)   (127,771)    (112,199)   (29,495)   200,996
                                                         ---------  -----------  ----------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment..................    (47,152)    (12,529)     (18,189)   (21,580)   (36,626)
  Purchase of stations.................................     --          --       (2,290,855)    --         --
  Proceeds from sale of assets.........................     84,175      --        1,825,609     --          9,500
  Other................................................     --          --            5,539     (6,974)    (5,792)
                                                         ---------  -----------  ----------  ---------  ---------
      Net cash provided by (used for) investing
        activities.....................................     37,023     (12,529)    (477,896)   (28,554)   (32,918)
                                                         ---------  -----------  ----------  ---------  ---------
Cash flows from financing activities:
  Proceeds from long-term borrowings...................     --          --           --         53,350   (122,783)
  Repayment of long-term borrowings....................    (21,897)     --           --         --
  Increase (decrease) in notes payable.................     67,354     549,658    1,026,788    (80,720)
  Redemption of common stock...........................               (405,875)    (405,875)    --
                                                         ---------  -----------  ----------  ---------  ---------
      Net cash provided by (used in) financing
        activities.....................................     45,457     143,783      620,913    (27,370)  (122,783)
                                                         ---------  -----------  ----------  ---------  ---------
Increase (decrease) in cash and cash equivalents.......    (22,092)      3,483       30,818    (85,419)    45,295
Cash and cash equivalents at beginning of period.......     47,812      16,994       16,994    102,413     57,118
                                                         ---------  -----------  ----------  ---------  ---------
Cash and cash equivalents at end of period.............  $  25,720   $  20,477   $   47,812  $  16,994  $ 102,413
                                                         ---------  -----------  ----------  ---------  ---------
                                                         ---------  -----------  ----------  ---------  ---------
Cash paid for interest.................................  $  92,086   $  66,780   $  122,639  $ 119,836  $ 149,166
                                                         ---------  -----------  ----------  ---------  ---------
                                                         ---------  -----------  ----------  ---------  ---------
Non-cash activities:
  Trades-Revenue.......................................  $  86,648   $  88,131   $  180,617  $  90,028  $  --
                                                         ---------  -----------  ----------  ---------  ---------
                                                         ---------  -----------  ----------  ---------  ---------
      Expense..........................................  $  19,402   $  46,350   $  174,639  $  90,028  $  --
                                                         ---------  -----------  ----------  ---------  ---------
                                                         ---------  -----------  ----------  ---------  ---------
  Acquisition of treasury shares by issuance of a note
    payable............................................  $  --       $  --       $   67,838  $  --      $  --
                                                         ---------  -----------  ----------  ---------  ---------
                                                         ---------  -----------  ----------  ---------  ---------
  Assumption of bank borrowings in connection with
    purchase of stations...............................  $  --       $  --       $  209,145  $  --      $  --
                                                         ---------  -----------  ----------  ---------  ---------
                                                         ---------  -----------  ----------  ---------  ---------
  Reduction of note payable, stockholder, through
    transfer of insurance policy to the stockholder....  $ 120,560   $  --       $   --      $  --      $  --
                                                         ---------  -----------  ----------  ---------  ---------
                                                         ---------  -----------  ----------  ---------  ---------

                       See Notes to Financial Statements.

                        COMMUNICATIONS PROPERTIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    DESCRIPTION OF BUSINESS

    The Company owns and operates radio stations WDBQ-AM, KXGE-FM and KLYV-FM located in Dubuque, Iowa and WJOD-FM located in Galena, Illinois (the "Stations").

    In October 1997, the Company entered into an agreement with Cumulus Broadcasting, Inc. (a wholly owned subsidiary of Cumulus Media, Inc.) ("Cumulus") to sell the outstanding capital stock of the Company, subject to approval of the Federal Communications Commission, for $4,881,263.

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates and assumptions.

    PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Building and building improvements..............................  15-25 years
Broadcasting equipment..........................................  5-20 years
Office and other equipment......................................  10 years
Vehicles........................................................  3-5 years

Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

    INTANGIBLE ASSETS

    Intangible assets represent the excess of cost over the fair market value of tangible net assets acquired. Intangible assets are stated at cost and are being amortized using the straight-line method over estimated useful lives of 15 to 40 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

    REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

    Fees paid pursuant to a local marketing agreement ("LMA") are amortized to expense, over the term of the agreement using the straight-line method.

                        COMMUNICATIONS PROPERTIES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

    MARCH 31, 1997 FINANCIAL STATEMENTS (UNAUDITED)

    The interim financial data for the seven months ended March 31, 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature.

2. ACQUISITIONS AND DISPOSITIONS

    On August 1, 1997, the Company acquired WJOD-FM (Galena, Illinois) and KGGY-FM (now KXGE-FM) (Dubuque, Iowa) for $2,500,000. The acquisition also included a wireless paging business operated in Galena. The purchase price comprised cash of $2,290,855 and assumption of liabilities for bank borrowings aggregating $209,145. The stations that were acquired were operated under a LMA from February 1, 1997 through date of acquisition.

    The acquisition discussed above was accounted for as a purchase. Accordingly, the accompanying financial statements include the results of operations of the acquired entities from the date of acquisition. The purchase price was allocated $1,860,000 to property and equipment and $640,000 to intangible assets.

    On July 31, 1997, the Company sold KATE-AM and KCPI-FM located in Albert Lea, Minnesota, for $1,825,609.

    Because of the comparability of the stations purchased and sold, no pro forma results of operations have been presented.

                        COMMUNICATIONS PROPERTIES, INC.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                          MARCH 31,          AUGUST 31,
                                                         -----------  ------------------------
                                                            1998         1997         1996
                                                         -----------  -----------  -----------
Building and improvements..............................  $    74,892  $    74,892  $   153,324
Broadcasting equipment.................................    2,547,611    2,623,574    1,805,348
Office and other equipment.............................      248,650      245,535      335,339
Vehicles...............................................       20,060       20,060       23,971
                                                         -----------  -----------  -----------
                                                           2,891,213    2,964,061    2,317,982
Accumulated depreciation...............................   (1,230,793)  (1,126,021)  (2,180,396)
                                                         -----------  -----------  -----------
                                                           1,660,420    1,838,040      137,586
Land...................................................       35,000       35,000       37,380
                                                         -----------  -----------  -----------
Property and equipment, net............................  $ 1,695,420  $ 1,873,040  $   174,966
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    Depreciation expense for the seven months ended March 31, 1998 and 1997 was $152,390 and (unaudited) $25,994, respectively, and for the years ended August 31, 1997, 1996 and 1995 was $54,646, $46,283 and $51,601, respectively.

4. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                             MARCH 31,         AUGUST 31,
                                                             ----------  ----------------------
                                                                1998        1997        1996
                                                             ----------  ----------  ----------
Goodwill...................................................  $  821,163  $  821,163  $  359,523
Accumulated amortization...................................    (117,679)    (90,163)   (161,209)
                                                             ----------  ----------  ----------
Intangible assets, net.....................................  $  703,484  $  731,000  $  198,314
                                                             ----------  ----------  ----------
                                                             ----------  ----------  ----------

    Amortization expense for the seven months ended March 31, 1998 and 1997 was $27,516 and (unaudited) $5,236, respectively, and for the years ended August 31, 1997, 1996 and 1995 was $12,544, $8,988 and $8,988, respectively.

                        COMMUNICATIONS PROPERTIES, INC.

5. NOTES PAYABLE:

    Notes payable consist of the following:

                                                                           MARCH 31,            AUGUST 31,
                                                                          ------------  --------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
Note payable, bank, due in monthly installments of $17,652, including interest at a variable rate of .5% above The First National Bank of
  Chicago Prime Rate (8.75% at August 31, 1997), due January 1, 1997.
  The note was collateralized by substantially all Company assets and the assets of a related party. The note was also guaranteed by the cash surrender value of an officer-stockholder life insurance policy
  and by personal guarantees of an officer-stockholder..................  $    --       $    --       $  1,319,070

Note payable, under a line of credit agreement with a bank which allows the Company to borrow up to $100,000. The line of credit bears interest at 1% over The First National Bank of Chicago Prime Rate
  (9 1/2% at March 31, 1998). Unpaid principal and interest are due June
  4, 1998...............................................................       100,000        43,647       --

Note payable, bank, interest only payments, due at a variable rate of
  1.5% over The First National Bank of Chicago Prime Rate (10% at March
  31, 1998). Unpaid principal and interest, as extended, is due July 1,
  1998. The note is collateralized by substantially all assets of the
  Company...............................................................     1,249,939     1,249,939       --

Notes payable, stockholder. These notes bear interest at 7% and, in accordance with the loan agreement, are subordinate to existing bank
  debt. The notes are due on demand.....................................     1,061,467     1,171,026       258,014

Note payable, individual, bearing interest at 7%, due on demand.........       253,590       253,590       --
                                                                          ------------  ------------  ------------
                                                                          $  2,664,996  $  2,718,202  $  1,577,084
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

6. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                 MARCH 31,        AUGUST 31,
                                                                                 ----------  ---------------------
                                                                                    1998        1997       1996
                                                                                 ----------  ----------  ---------
Note payable, bank, due in monthly installments of $4,189, including interest at 9.5%. The note matures June 4, 2001, and is collateralized by a Security
  Agreement dated June 4, 1996, and a real estate mortgage.....................  $  140,756  $  162,653     --
Less: current maturities                                                            (38,362)    (36,373)    --
                                                                                 ----------  ----------  ---------
Total long-term debt...........................................................  $  102,394  $  126,280  $  --
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

                        COMMUNICATIONS PROPERTIES, INC.

6. LONG-TERM DEBT (CONTINUED)
    Aggregate maturities required on long-term debt for years following March 31, 1998 are as follows:

1998..............................................................  $  38,362
1999..............................................................     42,207
2000..............................................................     46,474
2001..............................................................     13,713
                                                                    ---------
                                                                    $ 140,756
                                                                    ---------
                                                                    ---------

7. INCOME TAXES

    The provision (benefit) for income taxes consists of the following:

                                                             SEVEN MONTH
                                                            PERIOD ENDED
                                                              MARCH 31,               YEAR ENDED AUGUST 31,
                                                       -----------------------  ----------------------------------
                                                          1998        1997         1997        1996        1995
                                                       ----------  -----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
Current income taxes:
  Federal............................................  $   --       $  --       $   --      $   --      $   --
  State..............................................      --          --            1,598      --          --
  Deferred income taxes..............................     (22,000)     --          166,000      --          --
                                                       ----------  -----------  ----------  ----------  ----------
                                                       ($  22,000)  $  --       $  167,598  $   --      $   --
                                                       ----------  -----------  ----------  ----------  ----------
                                                       ----------  -----------  ----------  ----------  ----------

    Income tax expense (benefit) differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

                                                             SEVEN MONTH
                                                            PERIOD ENDED
                                                              MARCH 31,               YEAR ENDED AUGUST 31,
                                                       -----------------------  ----------------------------------
                                                          1998        1997         1997        1996        1995
                                                       ----------  -----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
Computed "expected" tax expense (benefit) at 34%.....  $  (90,000)  $   3,000   $  457,700  $  (41,600) $   29,600
  Increase (decrease) in income taxes resulting from:
  Effect of graduated rates lower than 34%...........      42,000      (1,000)    (167,802)     10,600     (11,900)
  State income taxes.................................      --          --            1,600      --          --
  Increase (reduction) in valuation allowance........      31,000      (4,000)    (133,000)     15,000     (34,000)
  Expiration of general business tax credits.........      --          --            3,000       8,400       8,800
  Reduction in contribution carryforward.............      --          --            2,000      --          --
  Permanently nondeductible expenses.................       2,000       2,000        4,100       7,600       7,500
  Adjustment of prior year taxes.....................      (7,000)     --           --          --          --
                                                       ----------  -----------  ----------  ----------  ----------
      Total income tax expense.......................  $  (22,000)  $  --       $  167,598  $   --      $   --
                                                       ----------  -----------  ----------  ----------  ----------
                                                       ----------  -----------  ----------  ----------  ----------

                        COMMUNICATIONS PROPERTIES, INC.

7. INCOME TAXES (CONTINUED)
    Deferred tax assets and liabilities consisted of the following:

                                                                      MARCH 31,         AUGUST 31,
                                                                     -----------  -----------------------
                                                                        1998         1997         1996
                                                                     -----------  -----------  ----------
Deferred tax assets:
  Net operating loss carryforwards.................................  $    62,000  $    49,000  $   66,000
  General business tax credits.....................................       43,000       43,000      46,000
  Contribution carryforward........................................        3,000        3,000       5,000
  Allowance for doubtful accounts..................................        3,000        2,000       3,000
  Accrued expenses.................................................       31,000       22,000      16,000
                                                                     -----------  -----------  ----------
                                                                         142,000      119,000     136,000
  Less deferred tax valuation allowance............................      (31,000)     --         (133,000)
                                                                     -----------  -----------  ----------
                                                                         111,000      119,000       3,000
Deferred tax liability relating to property and equipment..........     (255,000)    (285,000)     (3,000)
                                                                     -----------  -----------  ----------
  Net deferred tax liabilities.....................................  $  (144,000) $  (166,000) $   --
                                                                     -----------  -----------  ----------
                                                                     -----------  -----------  ----------

    Net operating loss carryforwards aggregate $342,000 and expire August 31:
2005 - $16,000, 2006 - $74,000, 2007 - $34,000, 2008 - $100,000, 2009 - $7,000
and 2017 - $111,000. The general business credits expire August 31, 1998 - $9,000, 1999 - $8,000, 2000 - $14,000 and 2001 - $12,000.

    In view of the operating loss for the period ended March 31, 1998 and expected further losses in the near term, a valuation allowance of $31,000 was provided against the business credits expiring during the period 1998-2000.

8. RELATED PARTY TRANSACTIONS:

    The long-term receivables from affiliates of $12,367, $15,352 and $33,112 at March 31, 1998, August 31, 1997 and 1996, respectively, are due from radio stations owned by the principal stockholder of the Company and are personally guaranteed by him.

    The Company also leases land and buildings from the principal stockholder. The lease is on a yearly basis and provides that the lessee pay general maintenance plus a monthly rental. Rent expense related to this lease was $27,783 and (unaudited) $46,690 for the seven months ended March 31, 1998 and 1997, respectively, and $77,230, $80,040 and $80,040 for the years ended August 31, 1997, 1996 and 1995, respectively. Unpaid rentals under the lease included in accounts payable were $26,680, $42,020 and $20,813 at March 31, 1998, August 31, 1997 and 1996, respectively.

    During the seven months ended March 31, 1998, but prior to the sale to Cumulus, the insurance policy on the life of the principal shareholder with a cash surrender value of $120,560 was transferred to a related company and notes payable owing to the stockholder were reduced by the same amount.

                        COMMUNICATIONS PROPERTIES, INC.

9. COMMITMENTS AND CONTINGENCIES:

    Commencing in 1997, the Company leases building space from an unrelated party. This operating lease expires March 31, 2001, and requires monthly payments of $2,430. Total rent expense recognized on this lease for the seven month period ended March 31, 1998 was $17,010 and for the year ended August 31, 1997 was $19,440.

    Total minimum future lease commitments under this lease for the years ending March 31, 1998 are as follows:

1998................................................................  $  29,160
1999................................................................     29,160
2000................................................................     29,160
                                                                      ---------
                                                                      $  87,480
                                                                      ---------
                                                                      ---------

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments. The carrying amount of long-term debt approximates its fair value.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Crystal Radio Group, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
Chicago, Illinois
March 13, 1998

                           CRYSTAL RADIO GROUP, INC.

                                 BALANCE SHEETS

                                                                         MARCH 31,           DECEMBER 31,
                                                                       -------------  ---------------------------
                                                                           1998           1997           1996
                                                                       -------------  -------------  ------------

                                                                        (UNAUDITED)
                                       ASSETS

Current assets:
  Cash and cash equivalents..........................................  $     209,270  $     320,622  $     93,459
  Accounts receivable, less allowance for
    doubtful accounts of $9,000 for all periods......................        796,696        784,716       667,819
  Receivable from shareholder........................................       --             --              41,289
  Prepaid expenses and other current assets..........................         12,833          8,538         7,116
                                                                       -------------  -------------  ------------
      Total current assets...........................................      1,018,799      1,113,876       809,683

Property and equipment, net..........................................        627,697        637,162       693,866
Intangible assets, net of accumulated amortization
  of $560,477 and $406,025, respectively.............................        950,063      1,020,266       474,718
Deposits and other...................................................            350          2,438         3,888
                                                                       -------------  -------------  ------------
      Total assets...................................................  $   2,596,909  $   2,773,742  $  1,982,155
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------

                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Short-term borrowings..............................................  $     326,530  $     326,530  $    --
  Current portion of long-term debt..................................      1,215,888      1,326,250       457,747
  Accounts payable...................................................         62,988         21,391        60,717
  Notes payable--stockholders........................................        250,000        250,000       250,000
  Current portion of payable to former stockholder...................        596,959        579,978       --
  Dividends payable..................................................             --       --             131,537
  Accrued wages and commissions......................................         71,780         69,735        65,761
  Accrued and other current liabilities..............................         30,594         25,853        28,589
                                                                       -------------  -------------  ------------
      Total current liabilities......................................      2,554,739      2,599,737       994,351
                                                                       -------------  -------------  ------------
Long-term debt.......................................................       --             --           1,363,360
Long term payable to former stockholder..............................      1,106,374      1,106,374       --
                                                                       -------------  -------------  ------------
      Total liabilities..............................................      3,661,113      3,706,111     2,357,711

Commitments and contingent liabilities...............................

Stockholders' equity (deficit):
  Common stock, $1 par value, 100,000 shares authorized,
    93,094 issued and outstanding....................................         93,094         93,094        93,094
  Additional paid-in capital.........................................        303,036        303,036       290,664
  Accumulated deficit................................................       (141,313)        (9,478)     (759,314)
  Less--treasury stock at cost, 26,264 shares........................     (1,319,021)    (1,319,021)      --
                                                                       -------------  -------------  ------------
      Total stockholders' equity (deficit)...........................     (1,064,204)      (932,369)     (375,556)
                                                                       -------------  -------------  ------------
      Total liabilities and stockholders' equity (deficit)...........  $   2,596,909  $   2,773,742  $  1,982,155
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------

                       See Notes to Financial Statements.

                           CRYSTAL RADIO GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                                 THREE MONTHS ENDED
                                                     MARCH 31,               FOR THE YEAR ENDED DECEMBER 31,
                                             --------------------------  ----------------------------------------
                                                 1998          1997          1997          1996          1995
                                             ------------  ------------  ------------  ------------  ------------
                                                    (UNAUDITED)
Revenues...................................  $    937,842  $    851,323  $  4,579,576  $  4,125,962  $  3,774,516
  Less: agency commissions.................       (78,909)      (98,032)     (601,172)     (530,197)     (472,154)
                                             ------------  ------------  ------------  ------------  ------------
      Net revenues.........................       858,933       753,291     3,978,404     3,595,765     3,302,362
Operating expenses:
  Programming..............................       231,698       186,457     1,037,483       973,259       900,929
  Sales and promotions.....................       215,085       145,899       733,875       682,557       673,289
  Technical................................        31,236        22,203       116,504        60,741        56,750
  General and administrative...............       194,357       152,493       802,006       866,620       804,973
  Depreciation and amortization............        93,692        30,441       237,108       141,769       122,189
                                             ------------  ------------  ------------  ------------  ------------
      Total operating expenses.............       766,068       537,493     2,926,976     2,724,946     2,558,130
                                             ------------  ------------  ------------  ------------  ------------
Income from operations.....................        92,865       215,798     1,051,428       870,819       744,232

Interest expense...........................        52,434        45,138       221,735       217,674       269,374
Interest income............................        (2,734)       (2,102)       (9,430)       (4,752)       (6,899)
                                             ------------  ------------  ------------  ------------  ------------
Net income.................................  $     43,165  $    172,762  $    839,123  $    657,897  $    481,757
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

                       See Notes to Financial Statements.

                           CRYSTAL RADIO GROUP, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                          ADDITIONAL
                                                COMMON     PAID-IN     ACCUMULATED     TREASURY
                                                 STOCK     CAPITAL       DEFICIT         STOCK          TOTAL
                                               ---------  ----------  -------------  -------------  -------------

Balance at January 1, 1995...................  $  93,094  $  290,664  $  (1,490,815)                $  (1,107,057)
Net income...................................                               481,757                       481,757
Dividends....................................                              (149,145)                     (149,145)
                                               ---------  ----------  -------------  -------------  -------------
Balance at December 31, 1995.................     93,094     290,664     (1,158,203)                     (774,445)

Net income...................................                               657,897                       657,897
Dividends....................................                              (259,008)                     (259,008)
                                               ---------  ----------  -------------  -------------  -------------
Balance at December 31, 1996.................     93,094     290,664       (759,314)                     (375,556)

Net income...................................                               839,123                       839,123
Dividends....................................                               (89,287)                      (89,287)
Purchase of treasury stock...................                                        $  (1,506,649)    (1,506,649)
Sale of treasury stock.......................                 12,372                       187,628        200,000
                                               ---------  ----------  -------------  -------------  -------------
Balance at December 31, 1997.................  $  93,094  $  303,036  $      (9,478) $  (1,319,021) $    (932,369)
                                               ---------  ----------  -------------  -------------  -------------
                                               ---------  ----------  -------------  -------------  -------------

                       See Notes to Financial Statements.

                           CRYSTAL RADIO GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                   THREE MONTHS ENDED
                                                        MARCH 31,             FOR THE YEAR ENDED DECEMBER 31,
                                                -------------------------  --------------------------------------
                                                    1998         1997          1997         1996         1995
                                                ------------  -----------  ------------  -----------  -----------
                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income..................................  $     43,165  $   172,762  $    839,123  $   657,897  $   481,757
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization.............        93,692       30,441       237,108      141,769      122,189
    (Increase) decrease in accounts
      receivable..............................       (11,980)      70,942      (116,897)     (18,495)    (114,574)
    Increase in shareholder receivable........       --           --            --           --           (11,961)
    Non-compete payment.......................       --           --           (175,000)     --           --
    (Increase) decrease in prepaid expenses
      and other assets........................        (2,207)     (10,353)           28         (295)      (5,757)
    Increase (decrease) in accounts payable...        41,597      (20,642)      (39,326)     (58,888)     100,394
    Increase (decrease) in accrued and other
      liabilities.............................        23,767      (70,440)       28,030      (37,358)      16,014
                                                ------------  -----------  ------------  -----------  -----------
  Net cash provided by operating activities...       188,034      172,710       773,066      684,630      588,062
                                                ------------  -----------  ------------  -----------  -----------
Cash flows from investing activities:
  Purchases of property and equipment.........       (14,024)     (10,378)      (25,952)    (139,478)    (279,629)
  Proceeds from life insurance policy.........       --           --            --           --            10,000
  Cash payments for other assets..............       --           --            --           --           (56,032)
  Proceeds from other assets..................       --           --            --            75,854      --
                                                ------------  -----------  ------------  -----------  -----------
  Cash used for investing activities..........       (14,024)     (10,378)      (25,952)     (63,624)    (325,661)
                                                ------------  -----------  ------------  -----------  -----------
Cash flows from financing activities:
  Proceeds from short-term borrowings.........       --           --            326,530      --           250,000
  Repayment of long-term obligations..........      (110,362)    (110,562)     (494,857)    (456,238)    (471,596)
  Dividends paid..............................      (175,000)                  (220,824)    (175,533)    (101,083)
  Purchase of treasury stock..................       --                        (330,800)     --           --
  Sale of treasury stock......................       --                         200,000      --           --
                                                ------------  -----------  ------------  -----------  -----------
  Cash used for financing activities..........      (285,362)    (110,562)     (519,951)    (631,771)    (322,679)
                                                ------------  -----------  ------------  -----------  -----------
Increase (decrease) in cash and cash
  equivalents.................................      (111,352)      51,770       227,163      (10,765)     (60,278)
Cash and cash equivalents at beginning of
  period......................................       320,622       93,459        93,459      104,224      164,502
                                                ------------  -----------  ------------  -----------  -----------
Cash and cash equivalents at end of period....  $    209,270  $   145,229  $    320,622  $    93,459  $   104,224
                                                ------------  -----------  ------------  -----------  -----------
                                                ------------  -----------  ------------  -----------  -----------
Supplemental disclosure of cash flow
  information:
  Cash paid for interest......................  $     35,571  $    45,138  $    194,943  $   217,674  $   269,374
                                                ------------  -----------  ------------  -----------  -----------
                                                ------------  -----------  ------------  -----------  -----------
Non-cash operating and financing activities:
  Trade revenue...............................  $     43,930  $    62,312  $    179,578  $   138,410  $    96,813
                                                ------------  -----------  ------------  -----------  -----------
                                                ------------  -----------  ------------  -----------  -----------
  Trade expense...............................  $        403  $     9,728  $    101,539  $   131,719  $   106,567
                                                ------------  -----------  ------------  -----------  -----------
                                                ------------  -----------  ------------  -----------  -----------
  Purchase of treasury stock..................  $    --       $   --       $  1,175,849  $   --       $   --
                                                ------------  -----------  ------------  -----------  -----------
                                                ------------  -----------  ------------  -----------  -----------

                       See Notes to Financial Statements.

                           CRYSTAL RADIO GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Crystal Radio Group, Inc. (the "Company") owns and operates radio stations WKFR-FM, WKMI-AM and WRKR-FM located in Kalamazoo, Michigan.

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for its accounts receivable.

    The Company reserves for potential credit losses based upon the expected collectibility of all accounts receivable.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Broadcasting towers and equipment.................            5-15 years
Buildings.........................................         19-31.5 years
Office furniture and equipment....................             5-7 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

                           CRYSTAL RADIO GROUP, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INTANGIBLE ASSETS

    Intangible assets primarily include a covenant not-to-compete, goodwill and Federal Communications Commission ("FCC") license. Intangible assets are stated at cost and are being amortized using the straight-line method over estimated useful lives of 3 to 40 years. Amortization expense was $154,452 in 1997, and $57,230 in each of 1996 and 1995. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

INCOME TAXES

    The Company's shareholders elected S Corporation status in 1986. In lieu of corporate income taxes, the Company's taxable income or loss is reported by its shareholders.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                      DECEMBER 31,
                                                               --------------------------
                                                                   1997          1996
                                                               ------------  ------------
Broadcasting towers and equipment............................   $1,865,697    $1,849,793
Buildings....................................................      562,412       562,412
Office furniture and equipment...............................      275,119       265,073
                                                               ------------  ------------
                                                                 2,703,228     2,677,278
Accumulated depreciation.....................................   (2,142,322)   (2,059,668)
                                                               ------------  ------------
                                                                   560,906       617,610
Land.........................................................       76,256        76,256
                                                               ------------  ------------
Property and equipment, net..................................   $  637,162    $  693,866
                                                               ------------  ------------
                                                               ------------  ------------

    Depreciation expense for 1997, 1996 and 1995 was $82,656, $84,539 and $64,959, respectively.

3. RELATED PARTY TRANSACTIONS:

    Notes payable--stockholders in the amount of $250,000 at December 31, 1997 consist of promissory notes, which require monthly payments of interest at 8% per annum. The notes are unsecured and are due December 31, 1998.

    In August 1997, the Company entered into a Settlement and Purchase Agreement with a stockholder (the "Former Stockholder"). Under this agreement, the Company purchased the 30,000 shares of the Company owned by the Former Stockholder and settled various matters in dispute with the Former

                           CRYSTAL RADIO GROUP, INC.

3. RELATED PARTY TRANSACTIONS: (CONTINUED)
Stockholder. The Former Stockholder also entered into a three year non-compete agreement. As consideration for the shares, the Former Stockholder received $330,800 in cash and a note for $1,134,560. The note bears interest at 6.07% and is due in three installments on each of August 7, 1998, 1999 and 2000. The shares purchased have been classified as treasury stock. Under the non-compete agreement the Former Stockholder received $175,000 in cash and will receive three additional payments of $175,000 each on August 8, 1998, 1999 and 2000. The non-compete agreement is being amortized on a straight line basis over three years.

    As part of the agreement, the Company paid the Former Stockholder $144,000 which represented his portion of dividends which had been held in arrears and forgave a receivable of $41,289 due to the Company from the Former Stockholder. The forgiveness of this receivable has been recorded as additional cost of the shares purchased from the Former Stockholder. In addition, a pending lawsuit brought by the Former Stockholder against the Company was set aside and dismissed.

    Subsequently, during 1997, certain stockholders of the Company purchased an aggregate 3,736 shares of the treasury stock for $200,000.

4. LONG-TERM DEBT:

    Long-term debt consists of the following:

                                                                       DECEMBER 31,
                                                                --------------------------
                                                                    1997          1996
                                                                ------------  ------------
Michigan National Bank........................................  $  1,326,250  $  1,821,107
Less: current maturities......................................     1,326,250       457,747
                                                                ------------  ------------
                                                                $    --       $  1,363,360
                                                                ------------  ------------
                                                                ------------  ------------

    The note with Michigan National Bank calls for monthly payments of $50,256 (includes both principal and interest) with a balloon payment of $1,074,250 due September 1, 1998. Interest is calculated at prime plus .75%. The prime rate at December 31, 1997 and 1996 was 8.0% and 8.25%, respectively. The note is secured by mortgages on all real estate, a security agreement and a life insurance policy on a shareholder.

    The Company also has a line of credit for $750,000 with Michigan National Bank available for its use as of December 31, 1997. The line bears interest at
 .75% over the bank's prime rate and is due July 1, 1998. There was $326,530 due on the line at December 31, 1997.

5. BENEFITS PLAN:

    The Company has a 401(k) plan that covers eligible employees. Employees may contribute up to the maximum amount allowed by the Internal Revenue Code. The Company does not match employee contributions.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments. The carrying amount of notes payable approximates fair value based on current market rates.

7. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF ACCOUNTANTS' REPORT:

    In March 1998, the Company entered into an agreement with Cumulus Broadcasting, Inc. (a wholly owned subsidiary of Cumulus Media Inc.) to sell the assets of the Company, subject to approval of the Federal Communications Commission, for approximately $14,000,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Esprit' Communication Corporation at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Chicago, Illinois
May 26, 1998

                       ESPRIT' COMMUNICATION CORPORATION

                                 BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                               MARCH 31    ----------------------
                                                                                 1998         1997        1996
                                                                              -----------  ----------  ----------
                                                                              (UNAUDITED)
                                   ASSETS
Current assets:
  Cash......................................................................   $  --       $   --      $    3,105
  Accounts receivable, less allowance for doubtful accounts of $5,800 in
    1998 and $11,000 in 1997 and 1996.......................................       5,952       14,009      17,597
  Receivable from stockholder...............................................      --           --          17,375
  Prepaid expenses and other current assets.................................      --           --           2,067
                                                                              -----------  ----------  ----------
      Total current assets..................................................       5,952       14,009      40,144
Property and equipment, net.................................................      41,351       45,095      64,506
Intangible assets, net......................................................      81,339       83,175      90,519
                                                                              -----------  ----------  ----------
      Total assets..........................................................   $ 128,642   $  142,279  $  195,169
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------
                    LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................................   $  16,866   $   15,892  $   15,582
  Accrued wages and withholding taxes.......................................      10,828        7,584      13,051
  Loan from stockholder.....................................................      47,796       30,727      --
                                                                              -----------  ----------  ----------
      Total current liabilities.............................................      75,490       54,203      28,633

Commitments and contingencies (Note 7)

Stockholder's equity:
  Common stock, $1 par value, 1,000 shares authorized, issued and
    outstanding.............................................................       1,000        1,000       1,000
  Paid-in capital...........................................................     496,000      496,000     496,000
  Retained deficit..........................................................    (443,848)    (408,924)   (330,464)
                                                                              -----------  ----------  ----------
      Total stockholder's equity............................................      53,152       88,076     166,536
                                                                              -----------  ----------  ----------
      Total liabilities and stockholder's equity............................   $ 128,642   $  142,279  $  195,169
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

                       See Notes to Financial Statements.

                       ESPRIT' COMMUNICATION CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                      THREE MONTHS ENDED          YEAR ENDED
                                                                          MARCH 31,              DECEMBER 31,
                                                                    ----------------------  ----------------------
                                                                       1998        1997        1997        1996
                                                                    ----------  ----------  ----------  ----------

                                                                         (UNAUDITED)
Revenues..........................................................  $   16,235  $   28,614  $  124,576  $  118,364
Less: agency commissions..........................................        (608)     (2,250)     (7,092)    (12,148)
                                                                    ----------  ----------  ----------  ----------
    Net revenues..................................................      15,627      26,364     117,484     106,216
                                                                    ----------  ----------  ----------  ----------
Operating expenses:
  Programming.....................................................      13,741      12,404      40,986      37,006
  Sales and promotions............................................      14,398       9,494      43,001      28,816
  Technical.......................................................       3,600       4,284      15,014       5,643
  General and administrative......................................      13,232      16,206      70,188      52,324
  Depreciation and amortization...................................       5,580       6,634      26,755      33,677
                                                                    ----------  ----------  ----------  ----------
    Total operating expenses......................................      50,551      49,022     195,944     157,466
                                                                    ----------  ----------  ----------  ----------
Net loss                                                            $  (34,924) $  (22,658) $  (78,460) $  (51,250)
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------


                       See Notes to Finanical Statements.

                       ESPRIT' COMMUNICATION CORPORATION
                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                      COMMON      PAID-IN     RETAINED
                                                                       STOCK      CAPITAL      DEFICIT      TOTAL
                                                                    -----------  ----------  -----------  ----------

Balance at January 1, 1996........................................   $   1,000   $  496,000  $  (280,214) $  216,786

Net loss..........................................................                               (50,250)    (50,250)
                                                                    -----------  ----------  -----------  ----------

Balance at December 31, 1996......................................       1,000      496,000     (330,464)    166,536

Net loss..........................................................                               (78,460)    (78,460)
                                                                    -----------  ----------  -----------  ----------

Balance at December 31, 1997......................................   $   1,000   $  496,000  $  (408,924) $   88,076
                                                                    -----------  ----------  -----------  ----------
                                                                    -----------  ----------  -----------  ----------

                       See Notes to Financial Statements.

                       ESPRIT' COMMUNICATION CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                THREE MONTHS ENDED     YEAR ENDED DECEMBER
                                                                    MARCH 31,                  31,
                                                              ----------------------  ----------------------
                                                                 1998        1997        1997        1996
                                                              ----------  ----------  ----------  ----------

                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $  (34,924) $  (22,658) $  (78,460) $  (51,250)
  Adjustments to reconcile net loss to net cash (provided
    by) used in operating activities:
    Depreciation and amortization...........................       5,580       6,634      26,755      33,677
    Decrease in accounts receivable.........................       8,057         787       3,588       4,193
    Decrease (increase) in prepaid expenses and other
      current assets........................................      --          (5,343)      2,067      (2,067)
    Increase in accounts payable............................         974       9,995         310      15,582
    Increase (decrease) in accrued wages and withholding
      taxes.................................................       3,244      (6,732)     (5,467)     14,895
                                                              ----------  ----------  ----------  ----------
    Net cash (used in) provided by operating activities.....     (17,069)    (17,317)    (51,207)     15,030
                                                              ----------  ----------  ----------  ----------
Cash flows from investing activities:
  Purchases of property and equipment.......................      --          --          --          (6,656)
                                                              ----------  ----------  ----------  ----------
    Cash used in investing activities.......................      --          --          --          (6,656)
                                                              ----------  ----------  ----------  ----------
Cash flows from financing activities:
  Decrease (increase) in receivable from stockholder........      --          14,212      17,375     (13,762)
  Increase in loan from stockholder.........................      17,069      --          30,727      --
                                                              ----------  ----------  ----------  ----------
  Net cash provided by (used in) financing activities.......      17,069      14,212      48,102     (13,762)
                                                              ----------  ----------  ----------  ----------
Increase (decrease) in cash.................................      --          (3,105)     (3,105)     (5,388)
Cash at beginning of period.................................      --           3,105       3,105       8,493
                                                              ----------  ----------  ----------  ----------
Cash at end of period.......................................  $   --      $   --      $   --      $    3,105
                                                              ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------
Non-cash operating activities:
  Trade revenue.............................................  $    3,536  $    2,483  $   16,740  $   16,808
                                                              ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------
  Trade expense.............................................  $    7,633  $    3,530  $   21,520  $   12,394
                                                              ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------

                       See Notes to Financial Statements.

                       ESPRIT' COMMUNICATION CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS


    Esprit' Communication Corporation owns and operates radio station KFQX-FM (the "Station" or the "Company") located in Abilene, Texas. The accompanying financial statements reflect the operations of the Station and the expenses of a consulting firm owned by the sole stockholder. Expenses of the consulting firm of $15,648 consisting primarily of rent and telephone expenses is included in general and administrative expenses for the year ended December 31, 1997. Expenses of the consulting firm of $919 consisting of rent is included in general and administrative expenses for the year ended December 31, 1996.


    The significant accounting principles followed by the Company and the methods of applying those principles that materially affect the determination of financial position, results of operations, and cash flows are summarized below.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

    TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

    PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated using the double declining-balance method over their estimated useful lives of 5 to 7 years. Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

    INTANGIBLE ASSETS

    Intangible assets include a Federal Communications Commission ("FCC") license and goodwill. Intangible assets are stated at cost and are being amortized using the straight-line method over the

                       ESPRIT' COMMUNICATION CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) estimated useful lives of 15 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

2. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                                              DECEMBER 31,
                                                                                       --------------------------
                                                                                           1997          1996
                                                                                       ------------  ------------
Broadcasting equipment and vehicle...................................................   $  156,365    $  156,365
Accumulated depreciation.............................................................     (111,270)      (91,859)
                                                                                       ------------  ------------
Property and equipment, net..........................................................   $   45,095    $   64,506
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    Depreciation expense for the year ended December 31, 1997 and 1996 was $19,411 and $26,333, respectively.

3. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                                              DECEMBER 31,
                                                                                       --------------------------
                                                                                           1997          1996
                                                                                       ------------  ------------
Goodwill, FCC license and others.....................................................   $  110,100    $  110,100
Accumulated amortization.............................................................      (26,925)      (19,581)
                                                                                       ------------  ------------
Intangible assets, net...............................................................   $   83,175    $   90,519
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    Amortization expense for the years ended December 31, 1997 and 1996 was $7,344 in each year.

4. JOINT SALES AGREEMENT

    The Company's sales, engineering and accounting services are provided by Dynamic Broadcasting Company ("Dynamic") under a joint sales agreement. The Company is charged, or pays directly, for such costs. In addition, the Company leases studio and office space from Dynamic at an annual rate of $1. Dynamic also provides cash for operations to the Station as needed, through loans to the stockholder of the Company.

5. RELATED PARTY TRANSACTIONS

    At December 31, 1997, the Company had a balance payable to the stockholder of $30,727. At December 31, 1996, the Company had a receivable balance from the stockholder of $17,375. The balance is payable on demand of the stockholder, and does not carry interest.

6. INCOME TAXES

    The Company is organized as a Subchapter S-Corporation. Accordingly, all income is personally taxable to the stockholder, and no provision for income taxes has been recorded in the accompanying financial statements.

                       ESPRIT' COMMUNICATION CORPORATION

7. COMMITMENTS AND CONTINGENCIES

    The Company incurred expenses of approximately $10,962 for the year ended December 31, 1997 and $11,742 for the year ended December 31, 1996, under an operating lease for space on a radio broadcasting tower. This operating lease is cancelable with 9 months' notice. Future minimum annual payments under this operating lease as of December 31, 1997 include payments of $10,962 in 1998.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash, accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

9. SUBSEQUENT EVENT

    In March 1998, the Company entered into an agreement with Cumulus Broadcasting, Inc. (a wholly owned subsidiary of Cumulus Media Inc.) ("Cumulus") to sell substantially all the assets of the Company to Cumulus, subject to approval of the Federal Communications Commission, for $1.7 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheet and the related statements of operations, of changes in shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Forjay Broadcasting Corporation (the "Company") at December 31, 1997, and December 31, 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
May 21, 1998

                        FORJAY BROADCASTING CORPORATION

                                 BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1997         1996
                                                                                          -----------  -----------
                                               ASSETS
Current assets:
  Cash..................................................................................  $   217,000  $    99,000
  Accounts receivable, less allowance for doubtful accounts of $13,000 and $12,000......      228,000      221,000
  Income tax refund receivable..........................................................      --            32,000
  Accounts receivable from related party................................................      --            17,000
                                                                                          -----------  -----------
    Total current assets................................................................      445,000      369,000
Property and equipment, net.............................................................      203,000      220,000
Intangible assets, net..................................................................      145,000      151,000
Other assets, net.......................................................................       32,000       31,000
                                                                                          -----------  -----------
    Total assets........................................................................  $   825,000  $   771,000
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                                LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Current maturities of note payable to related party...................................  $    17,000  $    16,000
  Accounts payable......................................................................       35,000       54,000
  Accrued and other current liabilities.................................................      137,000       73,000
  Deferred compensation.................................................................      191,000      114,000
                                                                                          -----------  -----------
    Total current liabilities...........................................................      380,000      257,000
                                                                                          -----------  -----------
Note payable to related party...........................................................       42,000       59,000
Long-term debt..........................................................................      384,000      526,000
                                                                                          -----------  -----------
    Total long-term liabilities.........................................................      426,000      585,000
                                                                                          -----------  -----------
    Total liabilities...................................................................      806,000      842,000
                                                                                          -----------  -----------
Commitments and contingencies

Shareholder's equity:
  Common stock, $100 par value, 200 shares authorized,
    40 shares issued and outstanding....................................................       20,000       20,000
  Retained earnings.....................................................................      390,000      300,000
  Less: treasury stock at cost, 160 shares..............................................     (391,000)    (391,000)
                                                                                          -----------  -----------
    Total shareholder's equity..........................................................       19,000      (71,000)
                                                                                          -----------  -----------
    Total liabilities and shareholder's equity..........................................  $   825,000  $   771,000
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                       See Notes to Financial Statements.

                        FORJAY BROADCASTING CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                                            FOR THE YEAR ENDED
                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
Revenues..............................................................................  $  1,667,000  $  1,396,000
  Less: agency commissions............................................................      (178,000)     (128,000)
                                                                                        ------------  ------------
    Net revenues......................................................................     1,489,000     1,268,000
                                                                                        ------------  ------------
Operating expenses:
  Programming.........................................................................       305,000       274,000
  Sales and promotions................................................................       465,000       453,000
  Technical...........................................................................        23,000        23,000
  General and administrative..........................................................       485,000       327,000
  Depreciation and amortization.......................................................        29,000        42,000
                                                                                        ------------  ------------
    Total operating expenses..........................................................     1,307,000     1,119,000
                                                                                        ------------  ------------
Income from operations................................................................       182,000       149,000
Interest expense......................................................................       (48,000)      (83,000)
                                                                                        ------------  ------------

Income before income tax..............................................................       134,000        66,000
Income tax expense....................................................................       (44,000)      (21,000)
                                                                                        ------------  ------------
Net income............................................................................  $     90,000  $     45,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                       See Notes to Financial Statements.

                        FORJAY BROADCASTING CORPORATION

                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                                                              RETAINED    TREASURY
                                                              COMMON STOCK    EARNINGS      STOCK        TOTAL
                                                             --------------  ----------  -----------  -----------
Balance at January 1, 1996.................................    $   20,000    $  255,000  $  (391,000) $  (116,000)
Net income.................................................        --            45,000      --            45,000
                                                                  -------    ----------  -----------  -----------
Balance at December 31, 1996...............................        20,000       300,000     (391,000)     (71,000)

Net income.................................................        --            90,000      --            90,000
                                                                  -------    ----------  -----------  -----------
Balance at December 31, 1997...............................    $   20,000    $  390,000  $  (391,000) $    19,000
                                                                  -------    ----------  -----------  -----------
                                                                  -------    ----------  -----------  -----------

                       See Notes to Financial Statements.

                        FORJAY BROADCASTING CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
Cash flows from operating activities:
  Net income..............................................................................  $   90,000  $   45,000
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.........................................................      29,000      42,000
    Decrease (increase) in accounts receivable............................................      (7,000)    (55,000)
    Decrease (increase) in other assets...................................................      47,000     (32,000)
    Decrease in accounts payable..........................................................     (19,000)     43,000
    Increase in accrued and other liabilities.............................................      64,000      11,000
    Increase in deferred compensation.....................................................      77,000     114,000
                                                                                            ----------  ----------
    Net cash provided by operating activities.............................................     281,000     168,000
                                                                                            ----------  ----------
Cash flows from investing activities:
  Purchases of property and equipment.....................................................      (5,000)    (20,000)
                                                                                            ----------  ----------
    Cash used for investing activities....................................................      (5,000)    (20,000)
                                                                                            ----------  ----------
Cash flows from financing activities:
  Payments on bank notes payable..........................................................    (142,000)   (154,000)
  Payments on borrowings from related party...............................................     (16,000)    (17,000)
                                                                                            ----------  ----------
    Cash used for financing activities....................................................    (158,000)   (171,000)
                                                                                            ----------  ----------
Increase (decrease) in cash...............................................................     118,000     (23,000)
Cash at beginning of year.................................................................      99,000     122,000
                                                                                            ----------  ----------
Cash at end of year.......................................................................  $  217,000  $   99,000
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Supplemental disclosures of cash flow information:
    Cash paid for interest................................................................  $   48,000  $   83,000
                                                                                            ----------  ----------
                                                                                            ----------  ----------
    Cash paid for income taxes............................................................  $   22,000  $   54,000
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Non-cash operating and financing activities:
  Trade revenue...........................................................................  $  104,000  $   98,000
                                                                                            ----------  ----------
                                                                                            ----------  ----------

  Trade expense...........................................................................  $   91,000  $  131,000
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                       See Notes to Financial Statements.

                        FORJAY BROADCASTING CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    DESCRIPTION OF BUSINESS

    Forjay Broadcasting Corporation ("the Company") owns and operates the radio stations WYNN-FM and WYNN-AM (the "Stations") located in Florence, South Carolina.

    USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH

    Cash includes deposits in demand deposit accounts.

    PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a declining balance method for equipment and furniture, and by the straight-line method for buildings over the estimated useful lives of the related assets as follows:

Buildings.......................................................  25 years
Tower and ground system.........................................  20 years
Technical and studio equipment..................................  5-10 years
Office furniture, fixtures, and equipment.......................  6-10 years

    INTANGIBLE ASSETS

    Intangible assets are comprised of an FCC license and are stated at cost and amortized using the straight-line method over the estimated useful life of 40 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows for the related businesses.

    REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

    TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company provides advertising air time before products and services are exchanged, a trade asset is recognized. If the Company receives products and services before advertising air time is provided, a trade liability is recognized.

                        FORJAY BROADCASTING CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts cash, accounts receivable and accounts payable approximates fair value due to their short-term maturities. The fair value of notes payable and long-term debt are estimated based on currents market rates and approximate the carrying value.

2. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1997         1996
                                                                      -----------  -----------
Office furniture and equipment......................................  $   229,000  $   223,000
Buildings...........................................................       69,000       69,000
Broadcasting towers and equipment...................................      194,000      194,000
                                                                      -----------  -----------
                                                                          492,000      486,000
Accumulated depreciation............................................     (379,000)    (356,000)
Land................................................................       90,000       90,000
                                                                      -----------  -----------
Property and equipment, net.........................................  $   203,000  $   220,000
                                                                      -----------  -----------
                                                                      -----------  -----------

    Depreciation expense was $23,000 and $36,000 for the years ended December 31, 1997 and 1996, respectively.

3. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1997         1996
                                                                      -----------  -----------
FCC license.........................................................  $   182,000  $   182,000
Accumulated amortization............................................      (37,000)     (31,000)
                                                                      -----------  -----------
Intangible assets, net..............................................  $   145,000  $   151,000
                                                                      -----------  -----------
                                                                      -----------  -----------

    Amortization expense was $6,000 for the years ended December 31, 1997 and 1996.

4. RELATED PARTY TRANSACTIONS:

    As of December 31, 1996, the Company had a payable to the sole shareholder of $114,000 related to deferred compensation and a receivable from the sole shareholder of $17,000. During 1997, the deferred compensation was paid with cash of $97,000 and the forgiveness of the $17,000 receivable due from this shareholder.

    During 1997, the sole shareholder earned a bonus of $300,000. The bonus was unpaid as of December 31, 1997 and $191,000, representing the liability for the bonus less applicable taxes, is recorded as deferred compensation.

    The Station has a note payable to the sole shareholder's mother, relating to the Company's buyout of Forjay Broadcasting Corporation stock held by her. This note bears interest at 6% per annum and is payable in equal monthly installments of $2,000, including principal and interest, until repaid in

                        FORJAY BROADCASTING CORPORATION

4. RELATED PARTY TRANSACTIONS: (CONTINUED)
March 2001. The balance of this note at December 31, 1997 is $59,000. As of December 31, 1997, future maturities on this note are as follows: 1998--$17,000; 1999--$18,000; 2000--$20,000; 2001--$4,000.

5. LONG-TERM DEBT:

    In March 1995 the Company entered into a loan agreement with a bank which provided for a term note payable of $750,000. The term note is payable in fifty-nine monthly payments of principal and interest of $13,000, continuing through February, 2000, with a final payment of $292,000 due March, 2000. Payments remaining under the agreement for 1998 reflect advance payments made by the Company. The term note bears interest at the prime rate plus 1% (9.5%) at December 31, 1997, is secured by substantially all of the Company's assets, and is guaranteed by the sole shareholder of the Company.

    The agreement contains certain restrictive covenants, which, among other things, require the maintenance of a debt service ratio and limitations on debt and compensation. The Company did not calculate compliance with these covenants as of December 31, 1997, and was in violation of the covenant related to compensation. However, the bank has waived all financial covenants related to the debt as of December 31, 1997.

    As of December 31, 1997, future maturities of long-term debt are as follows:
1998--$0; 1999-- $72,000; 2000--$312,000.

6. INCOME TAXES:

    The components of the provision for income taxes consists of the following for the years ended December 31, 1997 and 1996 are as follows:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------

Current income taxes:
  Federal...............................................................  $  38,000  $  17,000
  State and local.......................................................      7,000      5,000
                                                                          ---------  ---------
    Total...............................................................     45,000     22,000
Deferred income taxes:
  Federal...............................................................     (1,000)    (1,000)
                                                                          ---------  ---------
    Total...............................................................  $  44,000  $  21,000
                                                                          ---------  ---------
                                                                          ---------  ---------

    During 1997 and 1996, the effective tax rate differs from the federal statutory tax rate of 34% and 20% as a result of the following:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------

Federal income tax expense at U.S. statutory rate.......................  $  45,000  $  13,000
State income tax expense, net of U.S. benefit...........................      5,000      3,000
Impact of U.S. surtax exemption.........................................     (9,000)    (1,000)
Nondeductible items.....................................................      3,000      6,000
                                                                          ---------  ---------
                                                                          $  44,000  $  21,000
                                                                          ---------  ---------
                                                                          ---------  ---------

                        FORJAY BROADCASTING CORPORATION

6. INCOME TAXES: (CONTINUED)
    Temporary differences giving rise to deferred tax assets relate to the FCC license.

7. TREASURY STOCK:

    Treasury stock relates to the buyout of the Company stock from family members.

8. SUBSEQUENT EVENTS:

    In 1997, the Company entered into an agreement with Cumulus Broadcasting, Inc. ("Cumulus") (a wholly owned subsidiary of Cumulus Media Inc.) to sell the stock of the Company, subject to approval of the Federal Communications Commission ("FCC"), to Cumulus for approximately $4,100,000.

    On March 23, 1998, the stock of the Company was sold to Cumulus Broadcasting, Inc. (a wholly owned subsidiary of Cumulus Media Inc.) for $4,300,000.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Fritz Broadcasting, Inc. Toledo Division

    We have audited the accompanying divisional balance sheet of Fritz Broadcasting, Inc. Toledo Division as of December 29, 1996 and December 31, 1995 and the related statements of divisional income, changes in divisional equity and divisional cash flows for the years then ended. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also incudes assessing the accounting principles used and significant estimates made by management, we well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fritz Broadcasting, Inc. Toledo Division as of December 29, 1996 and December 31, 1995 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Plante & Moran, LLP

Troy, Michigan

February 11, 1997

                    FRITZ BROADCASTING, INC. TOLEDO DIVISION

                            DIVISIONAL BALANCE SHEET


                                                                                       DECEMBER 29,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents..........................................................   $   61,813    $  110,732
  Accounts receivable--Less allowance for doubtful accounts of $30,957
    for 1996 and $35,400 for 1995....................................................    1,430,977     1,002,035
  Prepaid expenses and deposits......................................................       18,223        18,446
                                                                                       ------------  ------------
      Total current assets...........................................................    1,511,013     1,131,213
PROPERTY, PLANT AND EQUIPMENT (Note 2)...............................................      868,736       861,566
INTANGIBLE ASSETS (Note 1)...........................................................    5,935,825     5,007,725
                                                                                       ------------  ------------
      Total assets...................................................................   $8,315,574    $7,000,504
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                        LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES
  Current portion of long-term obligations:
    Notes payable (Note 3)...........................................................   $  479,000    $   12,000
    Capital lease obligations (Note 4)...............................................       15,885        --
  Accounts payable...................................................................       69,025        99,493
  Accrued corporate charges..........................................................    1,353,123       786,561
  Accrued expenses...................................................................      650,172       470,773
                                                                                       ------------  ------------
      Total current liabilities......................................................    2,567,205     1,368,827
LONG-TERM LIABILITIES
  Notes payable--Long-term portion (Note 3)..........................................    2,836,000     2,238,000
  Capital lease obligations (Note 4).................................................        9,964        --
                                                                                       ------------  ------------
      Total liabilities..............................................................    5,413,169     3,606,827
DIVISIONAL EQUITY....................................................................    2,902,405     3,393,677
                                                                                       ------------  ------------
      Total liabilities and divisional equity........................................   $8,315,574    $7,000,504
                                                                                       ------------  ------------
                                                                                       ------------  ------------


                       See Notes to Financial Statements.

                    FRITZ BROADCASTING, INC. TOLEDO DIVISION

                         STATEMENT OF DIVISIONAL INCOME

                                                                                               YEAR ENDED
                                                                                       --------------------------
                                                                                       DECEMBER 29,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
BROADCASTING REVENUE--Net
  Local..............................................................................   $4,488,610    $3,878,911
  National...........................................................................      535,614       610,446
  Network............................................................................        6,724        50,740
  Other..............................................................................      115,098       118,861
                                                                                       ------------  ------------
      Total broadcasting revenue--Net................................................    5,146,046     4,658,958

BROADCASTING EXPENSES
  Programming........................................................................    1,206,076     1,327,977
  Technical..........................................................................      124,413       115,967
  News...............................................................................       49,761        44,172
  Sales..............................................................................      791,369       711,510
  Promotions.........................................................................      182,723       303,354
  General and administrative.........................................................      836,209       695,031
  Depreciation.......................................................................      161,175       199,282
  Amortization of intangible assets..................................................      193,648       129,746
  Corporate charges..................................................................      566,562       544,914
                                                                                       ------------  ------------
      Total broadcasting expenses....................................................    4,111,936     4,071,953
                                                                                       ------------  ------------

OPERATING INCOME.....................................................................    1,034,110       587,005

OTHER EXPENSES
  Interest expense...................................................................      260,459       224,188
  Loss on sale of assets.............................................................        2,868        --
                                                                                       ------------  ------------
      Total other expense............................................................      263,327       224,188
                                                                                       ------------  ------------

INCOME--Before income taxes..........................................................      770,783       362,817
STATE AND LOCAL INCOME TAXES.........................................................       66,485        52,277
                                                                                       ------------  ------------
NET INCOME...........................................................................   $  704,298    $  310,540
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                       See Notes to Financial Statements.

                    FRITZ BROADCASTING, INC. TOLEDO DIVISION

                   STATEMENT OF CHANGES IN DIVISIONAL EQUITY

DIVISIONAL EQUITY--January 1, 1995..............................................  $4,289,689
Net income......................................................................    310,540
Distribution of corporate division..............................................  (1,206,552)
                                                                                  ---------
DIVISIONAL EQUITY--December 31, 1995............................................  3,393,677
Net income......................................................................    704,298
Distribution of corporate division..............................................  (1,195,570)
                                                                                  ---------
DIVISIONAL EQUITY--December 29, 1996............................................  $2,902,405
                                                                                  ---------
                                                                                  ---------

                       See Notes to Financial Statements.

                    FRITZ BROADCASTING, INC. TOLEDO DIVISION

                       STATEMENT OF DIVISIONAL CASH FLOWS

                                                                                               YEAR ENDED
                                                                                       --------------------------
                                                                                       DECEMBER 29,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.........................................................................   $  704,298    $  310,540
  Adjustments to reconcile net income to net cash from operating activities:
    Depreciation.....................................................................      161,175       199,282
    Loss on sale of assets...........................................................        2,868        --
    Bad debt expense.................................................................       --            20,400
    Amortization of intangible assets................................................      193,648       129,746
    Changes in assets and liabilities:
      Accounts receivable............................................................     (428,942)        3,040
      Prepaid expenses and deposits..................................................          223        (6,432)
      Accounts payable...............................................................      (30,468)      (24,077)
      Accrued expenses...............................................................      745,961       766,069
                                                                                       ------------  ------------
        Net cash provided by operating activities....................................    1,348,763     1,398,568

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of intangible assets......................................................   (1,121,748)       (2,572)
  Purchase of fixed assets...........................................................     (171,213)     (166,921)
                                                                                       ------------  ------------
        Net cash used in investing activities........................................   (1,292,961)     (169,493)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term obligations................................................    3,355,667        --
  Payments of stockholder notes payable..............................................   (2,250,000)       --
  Principal payments under long-term obligations.....................................      (14,818)       --
  Distributions to corporate division, net of advances...............................   (1,195,570)   (1,206,552)
                                                                                       ------------  ------------
        Net cash used in financing activities........................................     (104,721)   (1,206,552)
                                                                                       ------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................................      (48,919)       22,523
CASH AND CASH EQUIVALENTS--Beginning of year.........................................      110,732        88,209
                                                                                       ------------  ------------
CASH AND CASH EQUIVALENTS--End of year...............................................   $   61,813    $  110,732
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Non-cash operating and financing activities:
  Trade revenue......................................................................   $   33,000    $   51,000
                                                                                       ------------  ------------
                                                                                       ------------  ------------
  Trade expense......................................................................   $   33,000    $   51,000
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    The Division paid approximately $280,000 in 1996 and $224,000 in 1995 for interest expense.

                       See Notes to Financial Statements.

                    FRITZ BROADCASTING, INC. TOLEDO DIVISION

                         NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 29, 1996 AND DECEMBER 31, 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Fritz Broadcasting, Inc. (the "Company") owns and operates radio stations within the Saginaw, Michigan and Toledo, Ohio markets. The station's advertisers consist of a broad spectrum of services and industries, located primarily within those markets. These financial statements present the operations of the Fritz Broadcasting, Inc. Toledo Division (the "Division") only.

    During 1996, the Division acquired a new station, WIMX. The 1995 financial statements include the operations of the stations WTOD-AM, WKKO-FM and WRQN-FM. The 1996 financial statements include the operations of the original stations plus the newly acquired station. The new station was accounted for under the purchase method.

    Significant accounting policies are as follows:

    BROADCAST REPORTING--The Division reports operations on a broadcast year as opposed to a calendar year. The broadcast year ends on the last Sunday in December.

    CASH AND CASH EQUIVALENTS--For purposes of reporting cash flows, cash and cash equivalents include checking and savings account balances and money market funds.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are recorded at cost. The Division uses predominantly accelerated methods of depreciation. Costs of maintenance and repairs are charged to expense when incurred.

    NOTES PAYABLE--The divisional balance sheet reflects long-term debt that has been allocated to the Toledo division by the corporate division.

    RECOGNITION OF BROADCASTING REVENUE--The Division recognizes broadcasting revenue as the air time is produced. The fair value of barter and trade-out transactions is included in broadcasting revenue and broadcasting expenses. These transactions represent advertising time exchanged for program material, merchandise or services.

    DIVISIONAL EQUITY--Divisional equity represents the cumulative results of operations of the Toledo division stations since their acquisition by Fritz Broadcasting, Inc., the initial capitalization of the Division, cumulative contributions of cash to the Division from Fritz Broadcasting, Inc., less distributions paid back to the corporate division.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    INTANGIBLE ASSETS--Broadcasting licenses and goodwill represent the excess of consideration paid for the purchase of radio stations over the amounts assigned to the net identifiable assets acquired. They are being amortized by the straight-line method over 40 years. Noncompete agreements are amortized straight-line over the lives of the agreements.

                    FRITZ BROADCASTING, INC. TOLEDO DIVISION

                    DECEMBER 29, 1996 AND DECEMBER 31, 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Organization costs are recorded at cost and are amortized over 69 months.

                                                                        1996          1995
                                                                    ------------  ------------
Organization costs................................................  $     67,336  $    --
Broadcasting licenses, goodwill and noncompete agreements.........     6,244,256     5,189,844
                                                                    ------------  ------------
      Total cost..................................................     6,311,592     5,189,844
Less accumulated amortization.....................................       375,767       182,119
                                                                    ------------  ------------
      Net carrying amount.........................................  $  5,935,825  $  5,007,725
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 2--PROPERTY, PLANT AND EQUIPMENT

                                                                                     ESTIMATED
                                                                                      USEFUL
                                                                                       LIVES
                                                              1996        1995        (YEARS)
                                                           ----------  ----------  -------------
Land.....................................................  $  217,369  $  198,229       --
Buildings................................................     217,614     183,914       40
Vehicles.................................................      62,082       1,000        5
Furniture, fixtures and equipment........................     666,389     625,701      5-20
Leasehold improvements...................................     162,041      19,514       20
Construction.............................................      --         126,878       --
                                                           ----------  ----------
      Total cost.........................................   1,325,495   1,155,236
Less accumulated depreciation............................     456,759     293,670
                                                           ----------  ----------
      Net carrying amount................................  $  868,736  $  861,566
                                                           ----------  ----------
                                                           ----------  ----------

                    FRITZ BROADCASTING, INC. TOLEDO DIVISION

                    DECEMBER 29, 1996 AND DECEMBER 31, 1995

NOTE 3--NOTES PAYABLE

    Notes payable consists of the following:

                                                                                            1996          1995
                                                                                        ------------  ------------
Bank note payable with one-half of the principal outstanding bearing interest at prime
(8.25 percent at December 29, 1996), and the remaining half bearing interest at the swap rate as determined by the bank (9.20 percent at December 29, 1996). This note is payable in quarterly principal installments of $103,500 to $212,750, plus interest, from March 31, 1997 through December 31, 2001. The note is collateralized by all
Company assets and is guaranteed by the Company's stockholders and subject to
restrictive covenants relating to the Company's cash flow and liquidity...............  $  3,250,000  $    --

Notes payable issued for covenant not to compete with former owner of an acquired
station. The note bears no interest and is due on January 14, 1997....................        65,000       --

Notes payable--stockholders bearing interest at 1 percent over prime (9.5 percent at
December 31, 1995). The notes were paid during 1996 with the proceeds of the bank note
described above.......................................................................       --          2,250,000
                                                                                        ------------  ------------
      Total...........................................................................     3,315,000     2,250,000
      Less current portion............................................................       479,000        12,000
                                                                                        ------------  ------------
      Long-term portion...............................................................  $  2,836,000  $  2,238,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The following is a schedule by year of approximate future maturities on the above notes:

YEARS ENDING                                                                         AMOUNT
--------------------------------------------------------------------------------  ------------
1997............................................................................  $    479,000
1998............................................................................       552,000
1999............................................................................       690,000
2000............................................................................       690,000
2001............................................................................       904,000
                                                                                  ------------
    Total                                                                         $  3,315,000
                                                                                  ------------
                                                                                  ------------

    The notes payable were repaid in full in 1997 in connection with the sale of the Division (see Note 8).

    The Division has recorded $79,629 and $224,188 of interest expense on the stockholder notes for 1996 and 1995, respectively.

NOTE 4--LEASE COMMITMENTS

    The Division owns vehicles under capital leases with a cost of $61,082 and accumulated depreciation of $43,490.

                    FRITZ BROADCASTING, INC. TOLEDO DIVISION

                    DECEMBER 29, 1996 AND DECEMBER 31, 1995

NOTE 4--LEASE COMMITMENTS (CONTINUED)
    Future minimum capital lease payments are as follows:

1997...............................................................  $  18,143
1998...............................................................     12,892
                                                                     ---------
      Total minimum lease payments.................................     31,035
      Less interest................................................      5,186
                                                                     ---------
      Net minimum lease payments...................................  $  25,849
                                                                     ---------
                                                                     ---------

NOTE 5--INCOME TAXES

    Fritz Broadcasting, Inc. operates as an S Corporation under the provisions of the Internal Revenue Code. Accordingly, no provision for income taxes has been made since income or losses of the Company are allocated to the stockholders. Additionally, the Company uses the modified cash basis method of accounting for income tax reporting purposes.

NOTE 6--EMPLOYEE BENEFIT PLAN

    Effective October 1995, Fritz Broadcasting, Inc. sponsors a defined contribution 401(k) plan that covers all employees meeting a one-year eligibility period. Contributions to the plan include employee contributions and an employer amount determined on a yearly basis by management.

    The Division's employer contributions to the plan for 1996 and 1995 amounted to approximately $25,000 and $8,000, respectively.

NOTE 7--RELATED PARTY TRANSACTIONS

    The corporate division of Fritz Broadcasting, Inc. incurs expenses for executive management, compensation, professional services and other administrative costs. These expenses have been allocated to the Company's operating divisions as a corporate charge. The corporate charge for 1996 and 1995 was $566,562 and $544,914, respectively.

NOTE 8--SUBSEQUENT EVENT

    In June 1997, Fritz Broadcasting, Inc. sold stations WKKO-FM, WRQN-FM and WIMX-FM of its Toledo division to a wholly owned entity of 62nd Street Broadcasting LLC. These stations were resold to Cumulus Media Inc. in 1997. All assets were sold for amounts in excess of their carrying amounts at December 29, 1996.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in partners' equity and of cash flows present fairly, in all material respects, the financial position of HVS Partners at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
February 25, 1998

                                  HVS PARTNERS

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
                                        ASSETS
Current assets:
  Cash and cash equivalents...........................................................  $    149,465  $     56,980
  Accounts receivable, less allowance for doubtful accounts of $60,000 and $60,000,
    respectively......................................................................       242,176     1,461,429
  Receivable from related party.......................................................       429,827       211,823
  Prepaid expenses and other current assets...........................................       289,570        88,845
                                                                                        ------------  ------------
      Total current assets............................................................     1,111,038     1,819,077
Property and equipment, net...........................................................     1,686,276     2,257,829
Intangible assets, net................................................................     2,357,006     4,947,887
                                                                                        ------------  ------------
      Total assets....................................................................  $  5,154,320  $  9,024,793
                                                                                        ------------  ------------
                                                                                        ------------  ------------
                           LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable....................................................................  $    517,461  $    844,833
  Accrued and other current liabilities...............................................       235,889       314,229
  Notes payable due within one year...................................................        63,726        43,405
  Capital lease obligations due within one year.......................................         4,575        51,072
                                                                                        ------------  ------------
      Total current liabilities.......................................................       821,651     1,253,539
Long-term liabilities:
  Note payable........................................................................       676,177       374,809
  Capital lease obligations...........................................................        12,312        76,804

Commitments and contingencies

Partners' equity:.....................................................................     3,644,180     7,319,641
                                                                                        ------------  ------------
      Total liabilities and partners' equity..........................................  $  5,154,320  $  9,024,793
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                       See Notes to Financial Statements

                                  HVS PARTNERS

                            STATEMENTS OF OPERATIONS

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                         -----------------------------------------
                                                                             1997           1996          1995
                                                                         -------------  ------------  ------------
Revenues...............................................................  $   5,714,682  $  7,733,057  $  6,520,289
  Less: agency commissions.............................................       (383,862)     (655,900)     (363,666)
                                                                         -------------  ------------  ------------
    Net revenues.......................................................      5,330,820     7,077,157     6,156,623
                                                                         -------------  ------------  ------------
Operating expenses:
  Programming..........................................................      1,178,362     1,625,755     1,432,463
  Sales and promotions.................................................      1,548,549     1,777,075     1,646,461
  Technical............................................................        246,142       335,545       300,296
  General and administrative...........................................      1,364,685     1,532,663     1,492,444
  News.................................................................         82,208       117,098        87,687
  Trade................................................................        527,803       762,912       594,699
  Depreciation and amortization........................................        638,098       661,683       631,379
                                                                         -------------  ------------  ------------
      Total operating expenses.........................................      5,585,847     6,812,731     6,185,429
                                                                         -------------  ------------  ------------
Income (loss) from operations..........................................       (255,027)      264,426       (28,806)
                                                                         -------------  ------------  ------------
Other income (expense):
  Gain on sales of assets..............................................     12,261,305       --            --
  Interest income......................................................            451           768           679
  Interest expense.....................................................        (68,740)      (26,297)      (14,061)
                                                                         -------------  ------------  ------------
      Total other income...............................................     12,193,016       (25,529)      (13,382)
                                                                         -------------  ------------  ------------
Net income (loss)......................................................  $  11,937,989  $    238,897  $    (42,188)
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------

                       See Notes to Financial Statements.

                                  HVS PARTNERS

                   STATEMENTS OF CHANGES IN PARTNERS' EQUITY

                                                                                                         TOTAL
                                                                                                     -------------
Balance at January 1, 1995.........................................................................  $   8,346,275

Net loss...........................................................................................        (42,188)
Partner distributions..............................................................................       (735,603)
                                                                                                     -------------
Balance at December 31, 1995.......................................................................      7,568,484

Net income.........................................................................................        238,897
Partner distributions..............................................................................       (487,740)
                                                                                                     -------------
Balance at December 31, 1996.......................................................................      7,319,641

Net income.........................................................................................     11,937,989
Partner distributions..............................................................................    (15,613,450)
                                                                                                     -------------
Balance at December 31, 1997.......................................................................  $   3,644,180
                                                                                                     -------------
                                                                                                     -------------

                       See Notes to Financial Statements.

                                  HVS PARTNERS

                            STATEMENTS OF CASH FLOWS

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                            -------------------------------------
                                                                                1997          1996        1995
                                                                            -------------  ----------  ----------
Cash flows from operating activities:
  Net income (loss).......................................................  $  11,937,989  $  238,897  $  (42,188)
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Gain on sale of assets................................................    (12,261,305)     --          --
    Depreciation and amortization.........................................        638,098     661,683     631,379
    Changes in current assets and liabilities:
      Decrease (increase) in accounts receivable..........................      1,219,253    (463,094)    621,514
      Increase in receivable from related party...........................       (218,004)
      Decrease (increase) in prepaid expenses and other current assets....       (200,725)        949      14,632
      (Decrease) increase in accounts payable.............................       (327,372)     85,180     148,593
      Increase (decrease) in accrued and other liabilities................        (78,340)    104,554    (124,522)
      Other...............................................................        (67,422)     (4,038)     (8,963)
                                                                            -------------  ----------  ----------
      Net cash provided by operating activities...........................        642,172     624,131   1,240,445
                                                                            -------------  ----------  ----------
Cash flows from investing activities:
  Proceeds from sale of assets............................................     15,200,000      --          --
  Purchases of property and equipment.....................................        (88,490)   (562,879)   (329,009)
                                                                            -------------  ----------  ----------
      Net cash provide by (used in) investing activities..................     15,111,510    (562,879)   (329,009)
                                                                            -------------  ----------  ----------
Cash flows from financing activities:
  Distributions to partners...............................................    (15,613,450)   (487,740)   (735,603)
  Proceeds from issuance of notes payable.................................         37,773     436,066     115,572
  Principal payments on notes payable and capital lease obligations.......        (85,520)    (74,273)   (215,667)
                                                                            -------------  ----------  ----------
      Net cash used in financing activities...............................    (15,661,197)   (125,947)   (835,698)
                                                                            -------------  ----------  ----------
Increase (decrease) in cash and cash equivalents..........................         92,485     (64,695)     75,738
Cash and cash equivalents at beginning of year............................         56,980     121,675      45,937
                                                                            -------------  ----------  ----------
Cash and cash equivalents at end of year..................................  $     149,465  $   56,980  $  121,675
                                                                            -------------  ----------  ----------
                                                                            -------------  ----------  ----------
Supplemental disclosures of cash flow information
  Cash paid for interest..................................................  $      68,000  $   26,000  $   14,000
                                                                            -------------  ----------  ----------
                                                                            -------------  ----------  ----------
Non-cash operating activities:
  Trade revenue...........................................................  $     516,083  $  696,540  $  633,398
                                                                            -------------  ----------  ----------
                                                                            -------------  ----------  ----------
  Trade expense...........................................................  $     527,803  $  762,912  $  594,699
                                                                            -------------  ----------  ----------
                                                                            -------------  ----------  ----------

                       See Notes to Financial Statements.

                                  HVS PARTNERS

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    DESCRIPTION OF BUSINESS

    HVS Partners (Partnership) was organized under the laws of the State of Florida on June 1, 1985 as a general partnership for the purpose of acquiring and operating the following radio stations:

WQHQ-FM..........................................  Salisbury, Maryland
WLVW-FM..........................................  Salisbury, Maryland
WRXS-FM..........................................  Salisbury, Maryland
WLBW-FM..........................................  Fenwick Island, Delaware
WTGM-AM..........................................  Salisbury, Maryland
WBZE-FM..........................................  Tallahassee, Florida
WHBT-AM..........................................  Tallahassee, Florida
WHBX-FM..........................................  Tallahassee, Florida
                                                   Wilmington, North
WWQQ-FM..........................................  Carolina
                                                   Jacksonville, North
WQSL-FM..........................................  Carolina
                                                   Jacksonville, North
WXQR-FM..........................................  Carolina

    In January 1997, the Partnership entered into a Local Management Agreement
(LMA) to operate WRXS-FM, Salisbury, Maryland. The Partnership acquired this station in April 1997. In August 1997, the Partnership completed the sale of substantially all of the property and equipment and Federal Communications Commission ("FCC") licenses related to WWQQ-FM, WQSL-FM and WSQR-FM to Cumulus Broadcasting, Inc. (a wholly-owned subsidiary of Cumulus Media Inc.) ("Cumulus") for $6,000,000 in cash. The results of operations for the year ended December 31, 1997 include net review of $1,384,000 and a loss from operations of 5,000 related to these stations. In August 1997, the Partnership entered into a LMA granting Cumulus the right to operate all remaining stations. In December 1997, the Partnership completed the sale of substantially all of the property and equipment and FCC licenses related to WQHQ-FM, WLVW-FM, WTGM-AM to Cumulus for $9,200,000 in cash. The results of operations for the year ended December 31, 1997 include net revenues of $1,801,000 and a loss from operations of $178,000. The remaining stations were sold to Cumulus in January 1998 for $15,400,000. The carrying value of the remaining stations at December 31, 1997 was approximately $3,600,000. The results of operation for the year ended December 31, 1997 include net revenue of $2,146,0000 and income from operations of $436,000 for the remaining stations.

    The significant accounting principles followed by the Partnership and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  HVS PARTNERS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

    RECEIVABLE FROM RELATED PARTY

    Receivable from related party represents transactions in the ordinary course of business with other radio stations owned by certain partners of the Partnership.

    PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions, improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Building.....................................................  39 years
Broadcasting towers and equipment............................  15 years
Office and studio furniture and equipment....................  5-6 years
Leasehold improvement........................................  Term of lease
Station vehicles.............................................  5 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

    INTANGIBLE ASSETS

    Intangible assets include goodwill and FCC licenses. Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life term for periods not exceeding 25 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

    INCOME TAXES

    The Partnership operated as a general partnership under the provisions of the Internal Revenue Code during its ownership by HVS Partners. Accordingly, no provision for income taxes has been made since income or losses of the Partnership are allocated to the partners.

    REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

    TRADE AGREEMENTS

    The Partnership enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Partnership uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

                                  HVS PARTNERS

2. ACQUISITIONS:

    On April 4, 1997, the Partnership acquired WXRS-FM in Salisbury, Maryland for $360,000 in the form of a note payable to the former owner, plus various other direct acquisition costs.

    The acquisition was accounted for as a purchase. Accordingly, the accompanying financial statements include the results of operations of the acquired stations from the date of acquisition. Pro forma results assuming the acquisition had occurred on January 1, 1997 are not significantly different from reported results.

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS:

    Prepaid expenses and other current assets consists of the following:

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1997       1996
                                                                         ----------  ---------
Prepaid assets.........................................................  $  103,894  $   5,581
Deposits refundable....................................................      70,398     27,398
Prepaid insurance......................................................      58,025     51,412
Prepaid property taxes.................................................      17,887     --
Other assets...........................................................      39,366      4,454
                                                                         ----------  ---------
Total..................................................................  $  289,570  $  88,845
                                                                         ----------  ---------
                                                                         ----------  ---------

4. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Office and studio furniture and equipment.........................  $    862,056  $  1,736,690
Broadcasting towers and equipment.................................       786,185     1,690,130
Building..........................................................       460,425       429,618
Station vehicles..................................................        28,212       154,110
Leasehold improvements............................................         5,225        99,015
                                                                    ------------  ------------
Total property and equipment......................................     2,142,103     4,109,563
Accumulated depreciation..........................................      (996,850)   (2,392,757)
                                                                    ------------  ------------
                                                                       1,145,253     1,716,806
Land and land improvements........................................       541,023       541,023
                                                                    ------------  ------------
Property and equipment, net.......................................  $  1,686,276  $  2,257,829
                                                                    ------------  ------------
                                                                    ------------  ------------

    Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $359,244, $392,486 and $362,323, respectively.

                                  HVS PARTNERS

5. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Goodwill and FCC licenses.........................................  $  2,987,203  $  6,314,593
Other.............................................................         9,082        44,001
                                                                    ------------  ------------
Total intangible assets...........................................     2,996,285     6,358,594
Accumulated amortization..........................................      (639,279)   (1,410,707)
                                                                    ------------  ------------
Intangible assets, net............................................  $  2,357,006  $  4,947,887
                                                                    ------------  ------------
                                                                    ------------  ------------

    Amortization expense for the year ended December 31, 1997, 1996 and 1995 was $278,854, $269,197 and $269,056, respectively.

6. NOTES PAYABLE:

    Notes payable consists of the following at December 31, 1997:

Promissory note--interest and principal
  payable monthly at an interest rate of 8%.......................  $ 343,885
Promissory Note--interest and principal
  payable monthly at an interest rate of 8.5%.....................    332,673
Promissory Note--interest and principal
  payable monthly at an interest rate of 9%.......................     63,345
                                                                    ---------
                                                                    $ 739,903
                                                                    ---------
                                                                    ---------

    A summary of the future maturities of long-term debt follows:

1998..............................................................  $  63,726
1999..............................................................     47,764
2000..............................................................     51,381
2001..............................................................     55,310
2002..............................................................     42,985
Thereafter........................................................    478,737
                                                                    ---------
Total.............................................................    739,903
Less current portion..............................................    (63,726)
                                                                    ---------
Total long term debt..............................................  $ 676,177
                                                                    ---------
                                                                    ---------

                                  HVS PARTNERS

7. ACCRUED AND OTHER CURRENT LIABILITIES:

    Accrued and other current liabilities consist of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Federal withholding tax payable.......................................  $   55,019  $   18,391
FICA tax payable......................................................      63,254      22,008
State withholding tax liabilities.....................................       8,719      12,176
Vacation and commission accrual.......................................      44,971     170,856
Bonus accrual.........................................................      33,100      59,400
Other.................................................................      30,826      31,398
                                                                        ----------  ----------
                                                                        $  235,889  $  314,229
                                                                        ----------  ----------
                                                                        ----------  ----------

8. COMMITMENTS AND CONTINGENCIES:

    The Partnership incurred expenses of approximately $29,000, $25,000 and $13,000 for the years ended December 31, 1997, 1996 and 1995, respectively, under capital leases for radio broadcasting facilities and vehicles.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term nature. The carrying amount of notes payable approximates fair value.

                          INDEPENDENT AUDITOR'S REPORT

To the Boards of Directors
JKJ Broadcasting, Inc.
Missouri River Broadcasting, Inc.
Ingstad Mankato, Inc.
James Ingstad Broadcasting, Inc.
Hometown Wireless, Inc.
Fargo, North Dakota

    We have audited the accompanying combined balance sheets of JKJ Broadcasting, Inc., Missouri River Broadcasting, Inc., Ingstad Mankato, Inc., James Ingstad Broadcasting, Inc. and Hometown Wireless, Inc. (the Companies) as of December 31, 1997 and 1996 and the related combined statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Companies as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Pierre, South Dakota
February 11, 1998, except for Note 12 as to which the date is February 19, 1998

                             JKJ BROADCASTING, INC.
                       MISSOURI RIVER BROADCASTING, INC.
                             INGSTAD MANKATO, INC.
                        JAMES INGSTAD BROADCASTING, INC.
                            HOMETOWN WIRELESS, INC.

                            COMBINED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                        MARCH 31,    -------------  -------------
                                                                          1998
                                                                      -------------
                                                                       (UNAUDITED)
                                         ASSETS (NOTE 4)
Current Assets
  Cash..............................................................  $     147,871  $     143,691  $     300,883
  Accounts receivable, less allowance for doubtful accounts of
    $121,416, $111,200 and $116,046, respectively...................      1,694,595      1,783,164      1,374,013
  Prepaid expenses..................................................        140,563        140,369         98,500
  Salary advances and other assets..................................         89,723         57,441         21,354
                                                                      -------------  -------------  -------------
      Total current assets..........................................      2,072,752      2,124,665      1,794,750
                                                                      -------------  -------------  -------------
Notes receivable, related parties (Note 7)..........................      4,883,156      2,063,806      1,519,309
Property and Equipment, at cost
  Land..............................................................        481,123        481,123        180,502
  Buildings.........................................................      1,024,906      1,024,175        920,127
  Equipment.........................................................      5,929,305      5,921,283      5,660,785
                                                                      -------------  -------------  -------------
                                                                          7,435,334      7,426,581      6,761,414
  Less accumulated depreciation.....................................      3,449,962      3,322,623      2,815,231
                                                                      -------------  -------------  -------------
                                                                          3,985,372      4,103,958      3,946,183
                                                                      -------------  -------------  -------------
Other Assets (Note 3)
  Cost in excess of net assets of businesses acquired, net of
    amortization....................................................        369,241        378,553        433,673
  Organization costs, net of amortization...........................        214,902        220,062        240,699
  Loan fees, net of amortization....................................         56,442         57,520         61,834
  Noncompete agreement, net of amortization.........................        205,546        217,375        264,693
  Broadcast licenses, net of amortization...........................      1,633,569      1,670,455      1,841,348
                                                                      -------------  -------------  -------------
                                                                          2,479,700      2,543,965      2,842,247
                                                                      -------------  -------------  -------------
                                                                      $  13,420,980  $  10,836,394  $  10,102,489
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                   See Notes to Combined Financial Statements.

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                                     -------------  -------------
                                                                        MARCH 31,
                                                                          1998
                                                                      -------------
                                                                       (UNAUDITED)
                               LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Current maturities of long-term debt (Note 4).....................  $     450,556  $     500,642  $     605,238
  Accounts payable..................................................        212,583        277,202        198,568
  Accrued compensation..............................................        157,535        159,535        144,435
  Accrued interest..................................................         60,747         54,544         64,217
  Other accrued expenses............................................        117,959         82,676         59,824
                                                                      -------------  -------------  -------------
      Total current liabilities.....................................        999,380      1,074,599      1,072,282
Notes Payable, related parties (Note 7).............................        300,910        396,284        358,302
Long-Term Debt, less current maturities (Note 4)....................     11,143,493      8,463,493      8,055,824
Commitments (Note 5)

Stockholder's Equity (Note 6)
  Common stock......................................................        121,000        121,000        121,000
  Additional paid-in capital........................................        109,917        109,917        109,917
  Retained earnings.................................................        746,280        671,101        385,164
                                                                      -------------  -------------  -------------
                                                                            977,197        902,018        616,081
                                                                      -------------  -------------  -------------
                                                                      $  13,420,980  $  10,836,394  $  10,102,489
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                  See Notes to Combined Financial Statements.

                             JKJ BROADCASTING, INC.
                       MISSOURI RIVER BROADCASTING, INC.
                             INGSTAD MANKATO, INC.
                        JAMES INGSTAD BROADCASTING, INC.
                            HOMETOWN WIRELESS, INC.

                         COMBINED STATEMENTS OF INCOME

                                                 THREE MONTHS
                                               ENDED MARCH 31,                 YEARS ENDED DECEMBER 31,
                                         ----------------------------  -----------------------------------------
                                             1998           1997           1997           1996          1995
                                         -------------  -------------  -------------  ------------  ------------
                                                 (UNAUDITED)
Revenues...............................  $   2,549,271  $   2,245,442  $  10,362,585  $  9,679,658  $  8,017,046
Less--agency commissions...............        114,735        107,360        448,417       396,165       285,161
                                         -------------  -------------  -------------  ------------  ------------
                                             2,434,536      2,138,082      9,914,168     9,283,493     7,731,885
                                         -------------  -------------  -------------  ------------  ------------
Operating expenses:
  Direct programming...................        447,481        460,300      1,778,786     1,723,535     1,510,232
  Studio...............................         33,103         20,599        124,206       127,816        89,338
  Sales................................        833,015        754,948      3,240,346     2,810,494     2,270,613
  Administrative.......................        816,635        799,114      3,293,360     3,131,579     2,570,160
                                         -------------  -------------  -------------  ------------  ------------
    Total expenses.....................      2,130,234      2,034,961      8,436,698     7,793,424     6,440,343
                                         -------------  -------------  -------------  ------------  ------------
    Operating income...................        304,302        103,121      1,477,470     1,490,069     1,291,542
Interest income, including related
  party interest of $55,660, $17,654,
  $88,141, $51,323 and $18,679,
  respectively.........................         50,988         16,814         88,141        52,557        22,138
Interest expense, including related
  party interest of $8,453, $9,375,
  $22,748, $7,630 and $7,326,
  respectively.........................       (261,312)      (207,713)      (937,244)     (853,907)     (630,267)
Gain from antenna agreement (Note
  10)..................................       --             --             --             100,000        50,000
                                         -------------  -------------  -------------  ------------  ------------
    Net income (loss)..................  $      93,978  $     (87,778) $     628,367  $    788,719  $    733,413
                                         -------------  -------------  -------------  ------------  ------------
                                         -------------  -------------  -------------  ------------  ------------
Pro forma data (unaudited):
  Net income (loss) before income taxes
    (credits), as reported.............  $      93,978  $     (87,778) $     628,367  $    788,719  $    733,413
  Pro forma provision for income taxes
    (credits)..........................         36,300        (36,100)       244,500       306,600       286,700
                                         -------------  -------------  -------------  ------------  ------------
    Pro forma net income (loss)........  $      57,678  $     (51,678) $     383,867  $    482,119  $    446,713
                                         -------------  -------------  -------------  ------------  ------------
                                         -------------  -------------  -------------  ------------  ------------

                  See Notes to Combined Financial Statements.

                             JKJ BROADCASTING, INC.
                       MISSOURI RIVER BROADCASTING, INC.
                             INGSTAD MANKATO, INC.
                        JAMES INGSTAD BROADCASTING, INC.
                            HOMETOWN WIRELESS, INC.
                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
               THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                             ADDITIONAL   RETAINED
                                                                   COMMON     PAID-IN     EARNINGS
                                                                   STOCK      CAPITAL     (DEFICIT)      TOTAL
                                                                 ----------  ----------  -----------  -----------
Balance, December 31, 1994.....................................  $   61,000  $   94,602  $  (266,775) $  (111,173)
Net income.....................................................      --          --          733,413      733,413
Shareholder distributions......................................      --          --         (281,399)    (281,399)
Issuance of 10,000 shares of Ingstad Mankato common stock......      10,000      --          --            10,000
                                                                 ----------  ----------  -----------  -----------
Balance, December 31, 1995.....................................      71,000      94,602      185,239      350,841
Net income.....................................................      --          --          788,719      788,719
Shareholder distributions......................................      --          --         (588,794)    (588,794)
Issuance of 50,000 shares of Hometown Wireless, Inc. common
  stock........................................................      50,000      15,315      --            65,315
                                                                 ----------  ----------  -----------  -----------
Balance, December 31, 1996.....................................     121,000     109,917      385,164      616,081
Net income.....................................................      --          --          628,367      628,367
Shareholder distributions......................................      --          --         (342,430)    (342,430)
                                                                 ----------  ----------  -----------  -----------
Balance, December 31, 1997.....................................  $  121,000  $  109,917  $   671,101  $   902,018
                                                                 ----------  ----------  -----------  -----------
                                                                 ----------  ----------  -----------  -----------
Net income (unaudited).........................................      --          --           93,978       93,978
Shareholder distributions (unaudited)..........................      --          --          (18,799)     (18,799)
                                                                 ----------  ----------  -----------  -----------
Balance, March 31, 1998 (unaudited)............................  $  121,000  $  109,917  $   746,280  $   977,197
                                                                 ----------  ----------  -----------  -----------
                                                                 ----------  ----------  -----------  -----------

                  See Notes to Combined Financial Statements.

                             JKJ BROADCASTING, INC.
                       MISSOURI RIVER BROADCASTING, INC.
                             INGSTAD MANKATO, INC.
                        JAMES INGSTAD BROADCASTING, INC.
                            HOMETOWN WIRELESS, INC.
                       COMBINED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS
                                                            ENDED MARCH 31,            YEARS ENDED DECEMBER 31,
                                                        ------------------------  -----------------------------------
                                                           1998         1997         1997         1996        1995
                                                        -----------  -----------  -----------  ----------  ----------
                                                              (UNAUDITED)
Cash Flows From Operating Activities
  Net income (loss)...................................  $    93,978  $   (87,778) $   628,367  $  788,719  $  733,413
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation..........................................      127,339      119,900      506,980     472,930     441,859
Amortization..........................................       64,265       87,140      298,282     310,302     230,639
Provision for doubtful accounts.......................       35,107       67,683      231,777     227,481     104,194
Imputed interest accrued and added to notes
  receivable, related parties.........................      (55,660)     (17,654)     (88,141)    (51,323)    (18,679)
Imputed interest accrued and added to notes payable,
  related parties.....................................        8,453        9,375       22,748      --          --
Change in assets and liabilities:
(Increase) decrease in accounts receivable............       53,462      (81,442)    (640,928)   (399,199)   (304,587)
(Increase) in prepaid expenses and salary advances....      (32,476)     (78,463)     (77,956)    (32,198)    (57,370)
Decrease in accrued interest receivable...............      --           --           --            2,234      --
Increase (decrease) in accounts payable and accrued
  expenses............................................      (25,133)     129,063      106,913     (41,197)    178,254
(Decrease) in excess of outstanding checks over bank
  balances............................................      --           --           --           --         (37,902)
                                                        -----------  -----------  -----------  ----------  ----------
Net cash provided by operating activities.............      269,335      147,824      988,042   1,277,749   1,269,821
                                                        -----------  -----------  -----------  ----------  ----------
Cash Flows From Investing Activities
Change in related party notes receivable, net.........   (2,763,690)    (553,791)    (456,356) (2,320,601)    (69,850)
Payment of organizational costs.......................      --           --           --         (233,271)     --
Purchase of property and equipment....................       (8,753)     (74,086)    (664,755)   (515,309)   (580,157)
Purchase of radio stations............................      --           --           --       (1,111,630)   (413,370)
Purchase of license for station construction..........      --           --           --          (56,885)    (10,000)
                                                        -----------  -----------  -----------  ----------  ----------
Net cash (used in) investing activities...............   (2,772,443)    (627,877)  (1,121,111) (4,237,696) (1,073,377)
                                                        -----------  -----------  -----------  ----------  ----------
Cash Flows From Financing Activities
Principal payments made on related party notes
  payable.............................................  $  (113,827) $   --       $   --       $   --      $ (106,001)
Proceeds from related party notes payable.............      --           --            15,234      --          --
Payment of loan fees..................................      --           --           --          (64,709)    (22,114)
Proceeds from long-term borrowings....................    2,950,050      715,340      987,080   6,610,735     896,666
Principal payments on long-term borrowings............     (310,136)    (354,958)    (684,007) (3,103,068)   (604,739)
Proceeds from issuance of common stock................      --           --           --           65,315      10,000
Distributions to stockholder..........................      (18,799)    (164,284)    (342,430)   (588,794)   (281,399)
                                                        -----------  -----------  -----------  ----------  ----------
Net cash provided by (used in) financing activities...    2,507,288      196,098      (24,123)  2,919,479    (107,587)
                                                        -----------  -----------  -----------  ----------  ----------
Increase (decrease) in cash...........................        4,180     (283,955)    (157,192)    (40,468)     88,857
Beginning cash........................................      143,691      300,883      300,883     341,351     252,494
                                                        -----------  -----------  -----------  ----------  ----------
Ending cash...........................................  $   147,871  $    16,928  $   143,691  $  300,883  $  341,351
                                                        -----------  -----------  -----------  ----------  ----------
                                                        -----------  -----------  -----------  ----------  ----------
Supplemental Disclosures of Cash Flow Information
Cash payments for interest............................  $   255,108  $   234,721  $   924,169  $  839,539  $  583,027

                  See Notes to Combined Financial Statements.

                             JKJ BROADCASTING, INC.
                       MISSOURI RIVER BROADCASTING, INC.
                             INGSTAD MANKATO, INC.
                        JAMES INGSTAD BROADCASTING, INC.
                            HOMETOWN WIRELESS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS: The Companies' operations are in the radio broadcasting industry. The Companies own and operate radio stations in Mankato, New Ulm, Owatonna, Sleepy Eye, Springfield and Waseca, Minnesota and Mason City, Charles City, New Hampton, Osage, Iowa and Bismarck, North Dakota. The Companies grant credit to customers primarily in the immediate vicinity of each station.

    A summary of the Companies' significant accounting policies is as follows:

    PRINCIPLES OF COMBINATION: The combined financial statements include the accounts of JKJ Broadcasting, Inc., Missouri River Broadcasting, Inc., Ingstad Mankato, Inc. (IMI), James Ingstad Broadcasting, Inc. (JIB) and Hometown Wireless, Inc. (HW), which are under common ownership, control and financing. All material related party balances and transactions have been eliminated in the combination. Combined financial statements for 1995 include the accounts of James Ingstad Broadcasting of Iowa, Inc. This entity was merged with James Ingstad Broadcasting, Inc. during 1996 and operates under this corporate name.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from those estimates.

    REVENUE RECOGNITION: Revenues are earned primarily by selling advertising air time on the radio. The Companies recognize revenue as the advertising time is broadcast.

    CONCENTRATIONS OF CREDIT RISK: Financial instruments, which potentially subject the Companies to concentration of credit risk, consist principally of uncollateralized trade receivables. The Companies perform ongoing credit evaluations of their customers' financial conditions but do not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

    TRADE AGREEMENTS: The Companies trade commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liaiblity is recorded at the fair market value of the goods or services received. Trade revenue is recorded and the liability relieved when commercials are broadcast and trade expense is recorded and the assets relieved when goods or services are received or used. The amount of trade agreements included in revenue and expense was approximately $198,000, $156,000, $773,000, $705,000 and $487,000 as of March 31, 1998 and 1997, December 31, 1997, 1996 and
1995, respectively.

    DEPRECIATION: It is the policy of the Companies to provide depreciation using either the straight-line method or accelerated methods based on the estimated useful life of individual units. The estimated useful lives are as follows:

                                                                                                              YEARS
                                                                                                            ---------
Buildings.................................................................................................      19-20
Equipment.................................................................................................       5-10

                             JKJ BROADCASTING, INC.
                       MISSOURI RIVER BROADCASTING, INC.
                             INGSTAD MANKATO, INC.
                        JAMES INGSTAD BROADCASTING, INC.
                            HOMETOWN WIRELESS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    AMORTIZATION: The cost in excess of net assets of businesses acquired is being amortized by the straight-line method over fifteen to twenty years. Broadcast licenses and noncompete agreement are being amortized by the straight-line method over ten to fifteen years. The Companies assess long-lived assets for impairment under FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Intangible assets are therefore included in impairment evaluations when events or circumstances exist that indicate the carrying amount of the assets may not be recoverable. Organization costs are being amortized by the straight-line method over ten years. Loan fees are being amortized by the straight line method over the term of the loan. Amortization of assets acquired under capital leases is included in depreciation expense.

    PRO FORMA INCOME TAXES (UNAUDITED): The unaudited pro forma adjustment to reflect income taxes in the accompanying statement of income is for informational purposes only and has been calculated based on the estimated effective tax rate in each year, assuming the Companies had been subject to corporate federal and state income taxes in each year presented.

    INCOME TAX STATUS: Each of the Companies, with the consent of their stockholder, have elected to be taxed under sections of the federal and state income tax laws, which provide that in lieu of corporation income taxes, the stockholder separately accounts for the Companies' items of income, deductions, losses and credits. Therefore, these statements do not include any provision for corporation income taxes (refunds). As of December 31, 1997, the Company's reported net assets exceed their tax basis by approximately $1,270,000. Accordingly, if the elections were terminated on that date, net deferred tax liabilities totaling approximately $432,000 would be recognized by charges to income tax expense. Also, no provision has been made for any amounts which may be advanced or paid as dividends to the stockholder to assist the stockholder in paying personal income taxes on the income of the Companies.

    INTERIM FINANCIAL DATA (UNAUDITED): The financial statements and notes related thereto at March 31, 1998 and for the three month periods ended March 31, 1997 and 1998 are unaudited, but in the Companies' opinion reflect all adjustments consisting only of normal recurring adjustments necessary for a fair presentation. The operating results for the Interim periods are not necessarily indicative of the operating results to be expected for a full year.

NOTE 2. STATION PURCHASES

    The Companies have acquired several operating radio stations during 1996 and 1995 as described in the following paragraphs. All acquisitions were accounted for as purchases and the results of operations from the dates of purchase are included in the accompanying combined financial statements.

    Hometown Wireless, Inc. was formed in 1995 and purchased two Minnesota radio stations in June 1996. Both are operated in connection with a third nearby Minnesota radio station. The purchase price of $1,000,000 was allocated to the assets acquired and consisted of a $250,000 cash down payment with the remaining $750,000 financed by the seller.

    Ingstad Northern Iowa Broadcasting, Inc. (INIBI), a related entity, entered into an agreement to purchase four Iowa radio stations. INIBI assigned all rights under this agreement to JIB in 1996. The

                             JKJ BROADCASTING, INC.
                       MISSOURI RIVER BROADCASTING, INC.
                             INGSTAD MANKATO, INC.
                        JAMES INGSTAD BROADCASTING, INC.
                            HOMETOWN WIRELESS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. STATION PURCHASES (CONTINUED)
purchase in the amount of $875,000, less a cash down payment of $13,370 paid in 1995, occurred in April 1996 and was financed from the loan with a commercial finance corporation described in Note 4.

    Ingstad Mankato, Inc. purchased a Minnesota radio station in January 1995. The station had previously been and continues to be operated under a Local Marketing Agreement (LMA) by James Ingstad Broadcasting, Inc. Under the LMA, JIB operates the radio station which is licensed to the owner, now IMI, and pays a monthly fee to the owner. All revenues and expenses relating to the station while operated under a LMA are recognized by JIB. The purchase price of $1,741,169, $1,341,169 of which was financed by the seller, was allocated to the assets acquired.

    The purchase price of business acquisitions was allocated as follows:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                       ---------------------------
                                                                                           1996          1995
                                                                                       ------------  -------------
Accounts receivable..................................................................  $     25,000  $    --
Property and equipment...............................................................     1,040,000        550,000
Costs in excess of fair value of net assets acquired.................................       --             366,169
Other intangibles....................................................................       810,000        825,000
Issuance of notes payable............................................................      (750,000)    (1,341,169)
                                                                                       ------------  -------------
Total cash purchase price............................................................     1,125,000        400,000
Change in acquisition deposits.......................................................       (13,370)        13,370
                                                                                       ------------  -------------
                                                                                       $  1,111,630  $     413,370
                                                                                       ------------  -------------
                                                                                       ------------  -------------

NOTE 3. OTHER ASSETS

    Accumulated amortization for other assets as of March 31, 1998, December 31, 1997 and 1996 is as follows:

                                                                             MARCH 31,          DECEMBER 31,
                                                                                1998      ------------------------
                                                                            (UNAUDITED)       1997         1996
                                                                            ------------  ------------  ----------
Cost in excess of net assets of businesses acquired.......................  $    294,116  $    284,804  $  229,684
Organization costs........................................................        43,164        38,004      17,367
Loan fees.................................................................         8,268         7,190       2,876
Noncompete agreement......................................................       290,335       278,506     231,188
Broadcast licenses........................................................       485,592       448,706     277,813
                                                                            ------------  ------------  ----------
                                                                            $  1,121,475  $  1,057,210  $  758,928
                                                                            ------------  ------------  ----------
                                                                            ------------  ------------  ----------

                             JKJ BROADCASTING, INC.
                       MISSOURI RIVER BROADCASTING, INC.
                             INGSTAD MANKATO, INC.
                        JAMES INGSTAD BROADCASTING, INC.
                            HOMETOWN WIRELESS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. LONG-TERM DEBT

                                                                          MARCH 31,           DECEMBER 31,
                                                                            1998       --------------------------
                                                                         (UNAUDITED)       1997          1996
                                                                        -------------  ------------  ------------
Term note payable to a commercial finance corporation, interest rate at 4.5 percent above the 30 day Commercial Paper rate, paid monthly.
  Principal payments monthly in amounts ranging from $30,500 in 1996
  to $47,000 in 2001. (1) (2) (3).....................................  $   8,767,100  $  6,037,000  $  6,006,000
9% Seller financed term note payable, due in monthly payments of
  $12,021, including interest to January 2000, followed by payments of
  $19,468, including interest to January 2007, at which time all remaining principal and accrued interest will be payable in full, secured by the assets and stock of Ingstad Mankato, Inc. and the
  personal guarantee of stockholder...................................      1,255,271     1,262,973     1,292,718
8% Seller financed term note payable, due in monthly payments of
  $7,167, including interest to June 2011, at which time all remaining principal and accrued interest will be payable in full, secured by blanket security interest on all assets purchased, a first mortgage on real estate, and the personal guarantee of the stockholder (Note
  6)..................................................................        701,318       708,696       736,777
Term note payable to a bank, variable interest rate of 1% below prior months prime rate, due in monthly payments of $8,172, including interest, through April 2004, at which time all remaining principal and accrued interest will be payable in full, secured by the assets and stock of Missouri River Broadcasting, Inc. and the personal
  guarantee of the stockholder........................................        461,806       475,005       262,920
9% Seller financed term note payable, due in monthly payments of
  $4,424, including interest, beginning June 1998 through May 2005,
  secured by personal guarantee of stockholder........................        275,000       275,000       --
Other bank loans at 10% to 10.5% interest rate, payable in monthly payments ending at various dates through July 1999, secured by
  technical equipment.................................................         87,803       120,203       208,179
Other debt obligations................................................         45,751        85,258       154,468
                                                                        -------------  ------------  ------------
                                                                           11,594,049     8,964,135     8,661,062
Less current maturities...............................................        450,556       500,642       605,238
                                                                        -------------  ------------  ------------
                                                                        $  11,143,493  $  8,463,493  $  8,055,824
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------

                             JKJ BROADCASTING, INC.
                       MISSOURI RIVER BROADCASTING, INC.
                             INGSTAD MANKATO, INC.
                        JAMES INGSTAD BROADCASTING, INC.
                            HOMETOWN WIRELESS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. LONG-TERM DEBT (CONTINUED)
------------------------

(1) The term note payable to a commercial finance corporation is secured by all James Ingstad Broadcasting, Inc. equipment, accounts receivable, the stock of JIB, the personal guarantee of the stockholder, and is also secured by a collateral assignment of life insurance on the life of the stockholder in an amount not less than $1,500,000. The loan agreement also provides for a penalty for early payment of the note and restrictive debt covenants.

    The amounts loaned to affiliates exceeded the amount permitted in the loan covenants during 1996; however, the Companies received a waiver of the covenant from the lender.

    Subsequent to December 31, 1997, the terms of this note were renegotiated. The interest rate will be reduced to 4.25% above the 30 day commercial paper rate and monthly payments will be reduced to $14,500 beginning in February 1998 increasing to $21,350 in February 2002 with final payment in January 2003.

(2) Subsequent to December 31, 1997, James Ingstad Broadcasting, Inc. negotiated additional financing with the commercial finance corporation in the amount of $2,672,000 with interest at 4.25% above the 30 day commercial paper rate for high-grade unsecured notes sold through dealers by major corporations. This agreement provides for JIB to make loans to certain affiliates and to enable such affiliates to acquire certain radio broadcast properties as well as fund working capital needs of JIB and its affiliates. This loan is payable in monthly principal payments ranging from $6,950 in 1998 to $10,250 in 2002, plus interest. The security for this loan is the same as (1) above.

(3) Also subsequent to December 31, 1997, James Ingstad Broadcasting, Inc. negotiated a line of credit with the commercial finance corporation in the amount of $1,450,000 with interest at 4.25% above the 30 day commercial paper rate for high-grade unsecured notes sold through dealers by major corporations. Each advance shall be payable in monthly installments based on a percentage of the outstanding principal balance from the date of the advance continuing until January 2003 when all remaining outstanding principal and accrued interest will be due and payable in full. The security for this loan is the same as (1) above.

    Maturities of long-term debt as of December 31, 1997 are as follows:

1998............................................................................  $ 500,642
1999............................................................................    519,898
2000............................................................................    583,736
2001............................................................................    630,233
2002............................................................................    693,546
Thereafter......................................................................  6,036,080
                                                                                  ---------
                                                                                  $8,964,135
                                                                                  ---------
                                                                                  ---------

                             JKJ BROADCASTING, INC.
                       MISSOURI RIVER BROADCASTING, INC.
                             INGSTAD MANKATO, INC.
                        JAMES INGSTAD BROADCASTING, INC.
                            HOMETOWN WIRELESS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5. COMMITMENTS

    The following is a schedule by year of the minimum future rentals under noncancelable operating leases and minimum future payments under noncompetition and consulting agreements as of December 31, 1997:

YEAR                                                                              LEASES    AGREEMENTS     TOTAL
-------------------------------------------------------------------------------  ---------  -----------  ---------
1998...........................................................................  $  22,032   $  21,292   $  43,324
1999...........................................................................     15,364      21,296      36,660
2000...........................................................................        700      --             700
2001...........................................................................        700      --             700
2002...........................................................................        700      --             700
Thereafter.....................................................................     10,500      --          10,500
                                                                                 ---------  -----------  ---------
                                                                                 $  49,996   $  42,588   $  92,584
                                                                                 ---------  -----------  ---------
                                                                                 ---------  -----------  ---------

    Total rental expense under all operating leases was $73,756, $83,356 and $80,374 for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 6. STOCKHOLDER'S EQUITY

    Common stock, all of which is owned by the same individual, consists of the following at December 31, 1997 and 1996:

                                                                                                 AMOUNT OUTSTANDING
                                                              PAR       SHARES       SHARES    ----------------------
                                                             VALUE    AUTHORIZED     ISSUED       1997        1996
                                                           ---------  -----------  ----------  ----------  ----------
JKJ Broadcasting, Inc. ..................................  $       1     100,000        1,000  $    1,000  $    1,000
Missouri River Broadcasting, Inc. .......................  $       1     200,000       25,000      25,000      25,000
Ingstad Mankato, Inc. ...................................  $       1     250,000       10,000      10,000      10,000
James Ingstad Broadcasting, Inc. ........................  $       1     100,000       35,000      35,000      35,000
Hometown Wireless, Inc. .................................  $       1     100,000       50,000      50,000      50,000
                                                                      -----------  ----------  ----------  ----------
                                                                         750,000      121,000  $  121,000  $  121,000
                                                                      -----------  ----------  ----------  ----------
                                                                      -----------  ----------  ----------  ----------

    Additional paid-in capital and retained earnings by Company follows:

                                                                    ADDITIONAL PAID-IN       RETAINED EARNINGS
                                                                         CAPITAL                 (DEFICIT)
                                                                  ----------------------  -----------------------
                                                                     1997        1996        1997         1996
                                                                  ----------  ----------  -----------  ----------
JKJ Broadcasting, Inc. .........................................  $   --      $   --      $    38,618  $   11,272
Missouri River Broadcasting, Inc. ..............................      --          --          278,215     231,429
Ingstad Mankato, Inc. ..........................................      --          --           80,605      50,210
James Ingstad Broadcasting, Inc. ...............................      94,602      94,602      381,678      90,704
Hometown Wireless, Inc. ........................................      15,315      15,315     (108,015)      1,549
                                                                  ----------  ----------  -----------  ----------
                                                                  $  109,917  $  109,917  $   671,101  $  385,164
                                                                  ----------  ----------  -----------  ----------
                                                                  ----------  ----------  -----------  ----------

                             JKJ BROADCASTING, INC.
                       MISSOURI RIVER BROADCASTING, INC.
                             INGSTAD MANKATO, INC.
                        JAMES INGSTAD BROADCASTING, INC.
                            HOMETOWN WIRELESS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7. RELATED PARTY TRANSACTIONS NOT DISCLOSED ELSEWHERE

    Notes receivable from parties related through common ownership as of March 31, 1998, December 31, 1997 and 1996 consist of the following unsecured loans which bear interest at the annual applicable federal rate. None of the loans include structured repayment terms.

                                                                           MARCH 31,           DECEMBER 31,
                                                                              1998      --------------------------
                                                                          (UNAUDITED)       1997          1996
                                                                          ------------  ------------  ------------
Radio Ingstad of Iowa, Inc. ............................................  $    263,164  $    258,509  $    298,785
Ingstad Broadcasting, Inc. .............................................       935,689       993,075     1,008,501
Radio Iowa Broadcasting, Inc. ..........................................     2,905,975       618,413       109,184
Stockholder.............................................................       778,328       193,809       102,839
                                                                          ------------  ------------  ------------
                                                                          $  4,883,156  $  2,063,806  $  1,519,309
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    Notes payable to parties related through common ownership at March 31, 1998, December 31, 1997 and 1996 consist of the following unsecured loans which bear interest at the annual applicable federal rate. None of the loans include structured repayment terms.

                                                                               MARCH 31,        DECEMBER 31,
                                                                                 1998      ----------------------
                                                                              (UNAUDITED)     1997        1996
                                                                              -----------  ----------  ----------
Stockholder.................................................................   $ 263,910   $  383,089  $  319,707
Ingstad Broadcasting, Inc. .................................................      37,000       13,195      38,595
                                                                              -----------  ----------  ----------
                                                                               $ 300,910   $  396,284  $  358,302
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

    The Companies use the management services of their stockholder. The amount of charges by the stockholder included in corporate office expense for travel, postage, rent, staff salaries and other business expenses was $33,000, $14,400, $85,253, $98,572 and $89,616 for the periods ended March 31, 1998 and 1997,
December 31, 1997, 1996 and 1995, respectively.

NOTE 8. DEFINED CONTRIBUTION RETIREMENT PLAN

    The Companies have a 401(k) plan covering substantially all their employees, which allows eligible employees to contribute a portion of their compensation to the plan. The employer companies may make an additional contribution subject to the terms of the plan. The Companies did not make any contribution to the plan in 1997, 1996 and 1995.

NOTE 9. SELF INSURED HEALTH COVERAGE

    The Company is self insured for health care up to predetermined amounts above which third party insurance applies.

                             JKJ BROADCASTING, INC.
                       MISSOURI RIVER BROADCASTING, INC.
                             INGSTAD MANKATO, INC.
                        JAMES INGSTAD BROADCASTING, INC.
                            HOMETOWN WIRELESS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10. GAIN FROM ANTENNA AGREEMENT

    James Ingstad Broadcasting, Inc. entered into an antenna agreement in December 1995 whereby JIB agreed to elect to allow the tower of the other party to be modified from directional to nondirectional pending FCC approval and the results of interference on JIB's broadcast signal within certain defined areas. The tests of interference would not be determined until modifications to the other facility were complete and tested. The agreement provided for JIB to receive a nonrefundable $50,000 initial deposit and $100,000 upon receiving results of tests of interference and FCC approval. The initial $50,000 was reported as gain from antenna agreement for the year ended December 31, 1995. The remaining $100,000 was reported in 1996 when the results of the tests were known and the FCC approved the agreement terms.

NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS

    FASB Statement No. 107, "Disclosures of Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Statement No. 107 provides exclusions for certain trade receivables, trade payables and accruals and all nonfinancial assets and liabilities from its disclosure requirements.

    Cash approximates fair value because of its highly liquid and short term nature. The aggregate fair values of the notes receivable from and notes payable to related parties approximates their carrying amounts as there are no structured repayment terms and interest is adjusted annually. The carrying amounts reported for the variable rate note payable to a commercial finance corporation and notes payable to banks and sellers approximates their fair values.

NOTE 12. SUBSEQUENT SALE OF BUSINESS

    On February 19, 1998, the Companies and their shareholder and Radio Iowa Broadcasting, Inc. agreed to sell all radio station assets and liabilities, as defined in the agreements, to an outside party for approximately $49,500,000, of which $40,200,000 is allocated to these Companies. Approval of the sale must be received from the Federal Communications Commission ("FCC"). Closing on the sale will occur on the last day of the month in which the FCC approves the assignment application.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of
Cumulus Media, Inc.

    In our opinion, the accompanying balance sheet and the related statement of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Jan-Di Broadcasting, Inc. (the "Company") at March 31, 1998, June 30, 1997 and June 30, 1996, and the results of its operations and its cash flows for the nine months ended March 31, 1998 and for each of the years ended June 30, 1997 and 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
April 30, 1998

                           JAN-DI BROADCASTING, INC.
                                 BALANCE SHEETS
                               (DOLLARS IN 000'S)

                                                                                                        JUNE 30,
                                                                                      MARCH 31,   --------------------
                                                                                        1998        1997       1996
                                                                                     -----------  ---------  ---------
                                      ASSETS
Current assets:
  Cash and cash equivalents........................................................   $     303   $     181  $     195
  Accounts receivable, less allowance for doubtful accounts of $20.................         234         292        346
  Note receivable from KMXY-FM.....................................................      --          --            213
  Prepaid and other current assets.................................................          14          11          9
                                                                                     -----------  ---------  ---------
    Total current assets...........................................................         551         484        763
Property and equipment, net........................................................         440         496        277
Intangible assets, net.............................................................         193         215        166
                                                                                     -----------  ---------  ---------
    Total assets...................................................................   $   1,184   $   1,195  $   1,206
                                                                                     -----------  ---------  ---------
                                                                                     -----------  ---------  ---------

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable.................................................................   $      50   $      14  $      12
  Current portion of notes payable.................................................          24          60         34
  Commissions payable..............................................................          45          63         20
  Accrued and other current liabilities............................................          24          36         19
                                                                                     -----------  ---------  ---------
    Total current liabilities......................................................         143         173         85
Long-term liabilities:
  Notes payable....................................................................         486         505        515
                                                                                     -----------  ---------  ---------
    Total liabilities..............................................................         629         678        600
                                                                                     -----------  ---------  ---------
Commitments and contingencies

Shareholders' equity:
  Common stock, $2.60 par value, 50,000 shares authorized, 20,000 issued and
    outstanding....................................................................          52          52         52
  Retained earnings................................................................         503         465        554
                                                                                     -----------  ---------  ---------
    Total shareholders' equity.....................................................         555         517        606
                                                                                     -----------  ---------  ---------
    Total liabilities and shareholders' equity.....................................   $   1,184   $   1,195  $   1,206
                                                                                     -----------  ---------  ---------
                                                                                     -----------  ---------  ---------

                       See Notes to Financial Statements.

                           JAN-DI BROADCASTING, INC.
                            STATEMENTS OF OPERATIONS
                               (DOLLARS IN 000'S)

                                                                  FOR THE NINE MONTHS
                                                                         ENDED            FOR THE YEAR ENDED
                                                                       MARCH 31,               JUNE 30,
                                                                 ----------------------  --------------------
                                                                   1998        1997        1997       1996
                                                                 ---------  -----------  ---------  ---------
                                                                            (UNAUDITED)
Revenues.......................................................  $   1,484   $   1,523   $   2,087  $   1,939
Less: agency commissions.......................................        (87)        (86)       (116)      (111)
                                                                 ---------  -----------  ---------  ---------
    Net revenues...............................................      1,397       1,437       1,971      1,828
Operating expenses:
  Programming..................................................        292         292         391        304
  Sales and promotions.........................................        331         385         570        419
  Technical....................................................        111         101         145        105
  General and administrative...................................        491         432         627        524
  Trade........................................................         15           6          13         20
  Depreciation and amortization................................         86          68         112         53
                                                                 ---------  -----------  ---------  ---------
    Total operating expenses...................................      1,326       1,284       1,858      1,425
                                                                 ---------  -----------  ---------  ---------
Income from operations.........................................         71         153         113        403

Interest expense...............................................        (30)        (38)        (50)       (43)
Other income (expense), net....................................         (1)          6          27         13
                                                                 ---------  -----------  ---------  ---------
Net income.....................................................  $      40   $     121   $      90  $     373
                                                                 ---------  -----------  ---------  ---------
                                                                 ---------  -----------  ---------  ---------

                       See Notes to Financial Statements.

                           JAN-DI BROADCASTING, INC.
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                               (DOLLARS IN 000'S)

                                                                                        COMMON        RETAINED
                                                                                         STOCK        EARNINGS       TOTAL
                                                                                     -------------  -------------  ---------
Balance at June 30, 1995...........................................................    $      52      $     426    $     478

Net income.........................................................................       --                373          373
Dividends..........................................................................       --               (245)        (245)
                                                                                             ---          -----    ---------
Balance at June 30, 1996...........................................................           52            554          606

Net income.........................................................................       --                 90           90
Dividends..........................................................................       --               (179)        (179)
                                                                                             ---          -----    ---------
Balance at June 30, 1997...........................................................    $      52      $     465    $     517

Net income.........................................................................       --                 40           40
Dividends..........................................................................       --                 (2)          (2)
                                                                                             ---          -----    ---------
Balance at March 31, 1998..........................................................    $      52      $     503    $     555
                                                                                             ---          -----    ---------
                                                                                             ---          -----    ---------

                       See Notes to Financial Statements.

                           JAN-DI BROADCASTING, INC.
                            STATEMENTS OF CASH FLOWS
                               (DOLLARS IN 000'S)

                                                                        FOR THE NINE MONTHS
                                                                               ENDED             FOR THE YEAR ENDED
                                                                             MARCH 31,                JUNE 30,
                                                                      ------------------------  --------------------
                                                                        1998         1997         1997       1996
                                                                      ---------  -------------  ---------  ---------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income........................................................  $      40    $     121    $      90  $     373
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...................................         86           68          112         53
    Decrease (increase) in accounts receivable......................         58           45           54       (111)
    Decrease (increase) in prepaid expenses and other current
      assets........................................................         (3)          (3)          (2)        54
    Increase in accounts payable....................................         36           63            2          3
    Decrease in commissions payable.................................        (18)         (15)      --         --
    Increase (decrease) in accrued and other liabilities............        (12)          (6)          60        (18)
                                                                      ---------        -----          ---  ---------
  Net cash provided by operating activities.........................        187          273          316        354
                                                                      ---------        -----          ---  ---------
Cash flows from investing activities:
  Purchases of property and equipment...............................         (8)        (211)         (92)      (434)
  Acquisition of KMXY-FM............................................     --              (52)         (52)    --
                                                                      ---------        -----          ---  ---------
  Cash used in investing activities.................................         (8)        (263)        (144)      (434)
                                                                      ---------        -----          ---  ---------
Cash flows from financing activities:
  Proceeds from notes payable.......................................     --               25           27        305
  Repayments of notes payable.......................................        (55)         (40)         (34)       (29)
  Proceeds from notes receivable....................................     --              213       --         --
  Dividends paid to shareholders....................................         (2)        (122)        (179)      (245)
                                                                      ---------        -----          ---  ---------
  Net cash (used in) provided by financing activities...............        (57)          76         (186)        31
                                                                      ---------        -----          ---  ---------
Increase (decrease) in cash and cash equivalents....................        122           86          (14)       (49)
Cash and cash equivalents at beginning of period....................        181          195          195        244
                                                                      ---------        -----          ---  ---------
Cash and cash equivalents at end of period..........................  $     303    $     281    $     181  $     195
                                                                      ---------        -----          ---  ---------
                                                                      ---------        -----          ---  ---------
Supplemental disclosures of cash flow information:
Cash paid for interest..............................................  $      35    $      40    $      54  $      43
                                                                      ---------        -----          ---  ---------
                                                                      ---------        -----          ---  ---------
Non-cash operating activities:
    Trade revenue...................................................  $       3    $      11    $      20  $      16
                                                                      ---------        -----          ---  ---------
                                                                      ---------        -----          ---  ---------
    Trade expense...................................................  $      15    $       6    $      13  $      20
                                                                      ---------        -----          ---  ---------
                                                                      ---------        -----          ---  ---------

                       See Notes to Financial Statements.

                           JAN-DI BROADCASTING, INC.

                NOTES TO FINANCIAL STATEMENTS (DOLLARS IN 000'S)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Jan-Di Broadcasting, Inc. (the "Company") is a broadcasting company formed in 1980 to own and operate radio stations in Western Colorado. As of March 31, 1998, the Company owned and operated three FM stations, KEKB-FM, KBKL-FM and KMXY-FM.

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flow are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Broadcasting towers and equipment............................  7 years
Office furniture and equipment...............................  6 years
Leasehold improvement........................................  Term of lease

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets include FCC licenses and non-compete agreements. Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life or contract term for periods not exceeding 15 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

INCOME TAXES

    The Company has elected to be treated as an S-Corporation for federal income tax purposes. Under this election the income or loss of the S-Corporation is included in the tax returns of the individual shareholders. Accordingly, federal income taxes are not included in the accompanying financial statements.

                           JAN-DI BROADCASTING, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
REVENUE RECOGNITION

    Revenue is recognized as advertising air time is broadcast.

TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

2. ACQUISITION

    On July 23, 1996, the Company acquired the intangible assets of Station KMXY-FM in Grand Junction, Colorado for total consideration of $77 including a non-compete agreement for $25. The acquisition was accounted for using the purchase method of accounting.

    The Company's results of operations for the year ended June 30, 1997 and 1996 include the results of operations of the KMXY-FM from the date of acquisition. The following unaudited pro forma statement of operations data give effect to the acquisition as if it had occurred on July 1, 1995. In addition, depreciation and amortization has been increased for each period to reflect initial purchase price allocations as if the acquisition had occurred as of July 1, 1995.

                                                                      PRO FORMA FOR THE YEARS
                                                                           ENDED JUNE 30,
                                                                      ------------------------
                                                                         1997         1996
                                                                      -----------  -----------

                                                                            (UNAUDITED)
Net revenues........................................................   $   1,987    $   2,084
                                                                      -----------  -----------
                                                                      -----------  -----------
Income from operations..............................................   $     116    $     449
                                                                      -----------  -----------
                                                                      -----------  -----------
Net income..........................................................   $     103    $     419
                                                                      -----------  -----------
                                                                      -----------  -----------

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                  MARCH 31,                JUNE 30,
                                                           ------------------------  --------------------
                                                             1998         1997         1997       1996
                                                           ---------  -------------  ---------  ---------

                                                                       (UNAUDITED)
Broadcasting towers and equipment........................  $     872    $     837    $     857  $     593
Office furniture and equipment...........................         57           54           57         35
Leasehold improvements...................................         60           50           67         50
                                                           ---------        -----    ---------  ---------
                                                                 989          941          981        678
Less accumulated depreciation............................       (549)        (459)        (485)      (401)
                                                           ---------        -----    ---------  ---------
Property and equipment, net..............................  $     440    $     482    $     496  $     277
                                                           ---------        -----    ---------  ---------
                                                           ---------        -----    ---------  ---------

                           JAN-DI BROADCASTING, INC.

3. PROPERTY AND EQUIPMENT: (CONTINUED)
    Depreciation expense for the years ended June 30, 1997 and 1996 was $84 and $43, respectively, and for the nine months ended March 31, 1998 and 1997 was $64 and (unaudited) $58, respectively.

4. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                  MARCH 31,                JUNE 30,
                                                           ------------------------  --------------------
                                                             1998         1997         1997       1996
                                                           ---------  -------------  ---------  ---------

                                                                       (UNAUDITED)
FCC licenses.............................................  $     260    $     208    $     260  $     208
Non-compete agreement....................................         25           25           25     --
                                                           ---------        -----    ---------  ---------
                                                                 285          233          285        208
Less accumulated amortization............................        (92)         (52)         (70)       (42)
                                                           ---------        -----    ---------  ---------
Intangible assets, net...................................  $     193    $     181    $     215  $     166
                                                           ---------        -----    ---------  ---------
                                                           ---------        -----    ---------  ---------

    Amortization expense for the years ended June 30, 1997 and 1996 was $28 and $10, respectively, and for the nine months ended March 31, 1998 and 1997 was $22 and (unaudited) $10, respectively.

5. RELATED PARTY TRANSACTIONS:

    The Company leases business offices and studio space from the shareholders. Monthly rental paid by the Company is $2.5 under a month to month agreement, whereby the Company is responsible for all insurance, maintenance and utilities.

6. COMMITMENTS AND CONTINGENCIES:

    The Company incurred expenses of approximately $42 and $40, respectively, for the years ended June 30, 1997 and 1996, and for the nine months ended March 31, 1998 and 1997 (unaudited) under operating leases for equipment and broadcasting facilities. Future minimum annual payments under the non-cancelable operating equipment leases and agreements as of March 31, 1998, are as follows:

MARCH 31,
------------------------------------------------------------------------------------
1999                                                                                   $       6
                                                                                           -----
                                                                                           -----

                           JAN-DI BROADCASTING, INC.

7. NOTES PAYABLE:

    Outstanding amounts under the Company's long-term debt arrangements consist of the following:

                                                                                MARCH           JUNE 30,
                                                                             -----------  --------------------
                                                                                1998        1997       1996
                                                                             -----------  ---------  ---------
Note payable to Norwest Bank of Colorado, $538 principal, interest at prime rate plus 1.5% (9.5% and 9.25% at June 30, 1997 and 1996, respectively and 10.0% and 9.8% at March 31, 1998 and 1997, respectively) due June 14,
  2006, secured by accounts receivable, inventory, and equipment...........   $     479   $     505  $     493
Note payable to Norwest Bank of Colorado with interest at 9.5%, due January
  13, 2001, secured by Jeep Cherokee.......................................          11          13     --
Note payable with interest at 8.0%, due March 1, 1998, secured by
  equipment................................................................      --              22         56
Note payable with interest imputed at average funds rate, due December,
  1998.....................................................................          20          25     --
                                                                                  -----   ---------  ---------
                                                                                    510         565        549
Less current maturities....................................................         (24)        (60)       (34)
                                                                                  -----   ---------  ---------
Long-term debt.............................................................   $     486   $     505  $     515
                                                                                  -----   ---------  ---------
                                                                                  -----   ---------  ---------

    A summary of the future maturities of long-term debt follows:

MARCH 31,
--------------------------------------------------------------------------------------
1999..................................................................................  $      24
2000..................................................................................         29
2001..................................................................................         51
2002..................................................................................         54
2003..................................................................................         56
Thereafter............................................................................        296
                                                                                        ---------
                                                                                        $     510
                                                                                        ---------
                                                                                        ---------

    The Company also has a revolving line of credit with Norwest Bank of Colorado which provides short-term borrowings up to $100. Interest on advances is payable monthly at one percent above the prime rate. The line of credit is reviewed annually by the bank, contains no fee for the unused balance and expires November 1, 1998. There were no outstanding balances on this line of credit as of March 31, 1998 and June 30, 1997 and 1996.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term nature. The fair value of note payable are estimated based on current market rates and approximates the carrying value.

9. SUBSEQUENT EVENTS

    On January 5, 1998, the Company entered into an asset purchase agreement to sell substantially all of the assets of the Company to Cumulus Media Inc. (a wholly-owned subsidiary of Cumulus Media, Inc.) for $5 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of K--Country, Inc. at March 31, 1998 and June 30, 1997, and the results of its operations and its cash flows for the nine months ended March 31, 1998 and the year ended June 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
Chicago, Illinois
May 29, 1998

                                K-COUNTRY, INC.

                            COMBINED BALANCE SHEETS

                                                                                        MARCH 31,       JUNE 30,
                                                                                           1998           1997
                                                                                      --------------  ------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.........................................................  $      160,852  $     76,153
  Accounts receivable, less allowance for doubtful accounts of $11,880 and $11,880,
    respectively....................................................................         196,136       271,236
  Prepaid expenses..................................................................           2,131         4,973
                                                                                      --------------  ------------
      Total current assets..........................................................         359,119       352,362

Property and equipment, net.........................................................         630,123       706,711
Intangible assets, net of accumulated amortization of $105,409 and $71,876,
  respectively......................................................................         529,241       562,774
                                                                                      --------------  ------------
      Total asset...................................................................  $    1,518,483  $  1,621,847
                                                                                      --------------  ------------
                                                                                      --------------  ------------
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable on demand to stockholder.............................................  $    1,161,157  $  1,296,156
  Accounts payable..................................................................          33,571        41,862
  Accrued salaries and commissions payable..........................................          20,268        22,342
  Income taxes payable..............................................................          22,511         2,206
  Other accrued expenses............................................................           8,256        11,998
                                                                                      --------------  ------------
      Total current liabilities.....................................................       1,245,763     1,374,564
                                                                                      --------------  ------------

Commitment and contingencies

Stockholders' equity:
  Common stock, $1 par value, 5,000 shares authorized, 500 issued and outstanding...             500           500
  Retained earnings.................................................................         272,220       246,783
                                                                                      --------------  ------------
      Total stockholders' equity....................................................         272,720       247,283
                                                                                      --------------  ------------
      Total liabilities and stockholders' equity....................................  $    1,518,483  $  1,621,847
                                                                                      --------------  ------------
                                                                                      --------------  ------------

                  See Notes to Combined Financial Statements.

                                K-COUNTRY, INC.

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                                   NINE MONTHS       THREE MONTHS
                                                                 ENDED MARCH 31,   ENDED MARCH 31,    YEAR ENDED
                                                                       1998              1997        JUNE 30, 1997
                                                                 ----------------  ----------------  -------------
                                                                                     (UNAUDITED)
Revenues:......................................................   $    1,270,964     $    411,459     $ 1,595,971
  Less: agency commissions.....................................          (91,294)         (10,070)       (128,526)
                                                                 ----------------        --------    -------------
      Net revenues.............................................        1,179,670          401,389       1,467,445
Operating expenses:
  Programming..................................................          298,650          102,415         423,610
  Selling and promotions expenses..............................          395,855           87,051         459,242
  General and administrative...................................          312,525          115,417         308,426
  Depreciation and amortization................................          114,850           36,083         159,649
                                                                 ----------------        --------    -------------
      Total operating expenses.................................        1,121,880          340,966       1,350,927
                                                                 ----------------        --------    -------------
Income from continuing operations before income taxes..........           57,790           60,423         116,518
Income taxes expense...........................................          (16,776)         (17,712)        (35,440)
                                                                 ----------------        --------    -------------
Income from continuing operations..............................           41,014           42,711          81,078
Income (loss) from discontinued operations of Albany Magazine
  (less applicable income taxes of $19,327, $9,801 and
  ($10,663), respectively......................................           49,699           23,996         (24,880)
                                                                 ----------------        --------    -------------
Net income.....................................................           90,713           66,707          56,198
Beginning retained earnings....................................          246,783          196,895         190,585
Dividend.......................................................          (65,276)         --              --
                                                                 ----------------        --------    -------------
Ending retained earnings.......................................   $      272,220     $    263,602     $   246,783
                                                                 ----------------        --------    -------------
                                                                 ----------------        --------    -------------


                  See Notes to Combined Financial Statements.

                                K-COUNTRY, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                     NINE MONTHS     THREE MONTHS
                                                                        ENDED           ENDED        YEAR ENDED
                                                                    MARCH 31, 1998  MARCH 31, 1997  JUNE 30, 1997
                                                                    --------------  --------------  -------------
                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................................    $   90,713      $   66,707     $    56,198
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
      Depreciation and amortization...............................       114,850          36,083         159,649
      (Increase) decrease in accounts receivable..................        75,100         (97,389)         (5,435)
      (Increase) decrease in prepaid insurance....................         2,842         (16,505)          5,311
      Increase (decrease) in accounts payable.....................        (8,291)         12,400         (80,790)
      Increase (decrease) in accrued liabilities..................        (5,814)         (2,750)        (10,677)
      Increase (decrease) in income taxes payable.................        20,305          27,513           1,095
                                                                    --------------  --------------  -------------
        Net cash provided by operating activities.................       289,705          26,059         125,351
                                                                    --------------  --------------  -------------
Cash flows from investing activities:
  Acquisition of radio station....................................        --              --            (804,000)
  Purchases of property and equipment.............................        (4,730)         (8,169)        (65,757)
                                                                    --------------  --------------  -------------
  Cash used for investing activities..............................        (4,730)         (8,169)       (869,757)
                                                                    --------------  --------------  -------------
Cash flows from financing activities:
  Repayment of note payable to stockholder........................      (135,000)        (45,000)       (165,000)
  Dividend........................................................       (65,276)         --             --
  Proceeds from borrowings from stockholder.......................        --              28,303         895,538
                                                                    --------------  --------------  -------------
  Cash provided by financing activities...........................      (200,276)        (16,697)        730,538
                                                                    --------------  --------------  -------------
Increase (decrease) in cash and cash equivalents..................        84,699           1,193         (13,868)
Cash and cash equivalents at beginning of period..................        76,153          97,591          90,021
                                                                    --------------  --------------  -------------
Cash and cash equivalents at end of period........................    $  160,852      $   98,784     $    76,153
                                                                    --------------  --------------  -------------
                                                                    --------------  --------------  -------------
Supplemental disclosures of cash flow information:
  Cash paid for interest..........................................    $   --          $   --         $   --
                                                                    --------------  --------------  -------------
                                                                    --------------  --------------  -------------
  Cash paid for income taxes......................................    $   15,798      $   24,777     $    24,777
                                                                    --------------  --------------  -------------
                                                                    --------------  --------------  -------------
Non-cash operating activities:
  Trade revenue...................................................    $   84,113      $   --         $   125,080
                                                                    --------------  --------------  -------------
                                                                    --------------  --------------  -------------
  Trade expense...................................................    $  107,805      $   --         $   159,890
                                                                    --------------  --------------  -------------
                                                                    --------------  --------------  -------------

                  See Notes to Combined Financial Statements.

                                K--COUNTRY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    The combined financial statements of K--Country, Inc. include the operations of radio stations WEGC-FM, WJAD-FM, WKAK-FM and WALG-FM located in Albany, GA and the operations of Albany Magazine. K--Country, Inc. owns radio stations WKAK-FM and WALG-AM. WEGC-FM, WJAD-FM and the Albany Magazine are wholly owned by the 89% owner of K--Country, Inc. All significant intercompany transactions are eliminated. The combined operations are hereinafter referred to as the "Company".

    Effective January 1, 1998, the owner of K-Country, Inc. transferred the operations of Albany Magazine to a family member. The transfer was recorded on a historical cost basis with the distribution of accounts receivable of $65,276 to the family member reflected as a dividend in the combined statement of income and retained earnings. The combined statements of income and retained earnings have been restated to reflect Albany Magazine as a discontinued operation. Net revenues of Albany Magazine for the nine months ended March 31, 1998 and the year ended June 30, 1997 were $139,483 and $226,107, respectively.

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Building.........................................................   27 years
Vehicles.........................................................    5 years
                                                                        7-15
Studio and broadcasting equipment................................      years
Office furniture and fixtures....................................   10 years
Program library..................................................    7 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

                                K--COUNTRY, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INTANGIBLE ASSETS

    Intangible assets primarily represent the excess of cost over the fair market value of tangible net assets acquired. Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life of 15 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

INCOME TAXES

    Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amount at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

ORGANIZATION COSTS

    Organization costs are amortized using the straight-line method over a useful life of 5 years.

TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

2. ACQUISITIONS

    On July 23, 1996, the Company acquired the assets of WEGC-FM and WJAD-FM for $804,000 of cash. The acquisition was accounted for as a purchase. Accordingly, the accompanying combined financial statements include the results of operations of the acquired stations from the date of acquisition. The purchase price was allocated $267,850 to property and equipment and $536,150 to intangible assets. The Company operated the WEGC-FM and WJAD-FM under a local marketing agreement from May 1, 1996 to July 23, 1996.

                                K--COUNTRY, INC.

3. PROPERTY AND EQUIPMENT:

    Property and equipment at March 31, 1998 and June 30, 1997 consists of the following:

                                                                       MARCH 31,    JUNE 30,
                                                                         1998         1997
                                                                      -----------  -----------
Building............................................................  $    96,209  $    96,209
Vehicles............................................................       93,783       93,783
Studio and broadcasting equipment...................................      665,965      665,965
Office furniture and fixtures.......................................       35,833       31,103
Program library.....................................................       47,387       47,387
                                                                      -----------  -----------
                                                                          939,177      934,447
Accumulated depreciation............................................     (339,054)    (257,736)
                                                                      -----------  -----------
                                                                          600,123      676,711
Land................................................................       30,000       30,000
                                                                      -----------  -----------
Property and equipment, net.........................................  $   630,123  $   706,711
                                                                      -----------  -----------
                                                                      -----------  -----------

    Depreciation expense for the nine months ended March 31, 1998 and the year ended June 30, 1997 was $81,318 and $114,873, respectively.

4. NOTE PAYABLE TO STOCKHOLDER

    The Company is dependent on the controlling stockholder for financing. Note payable to stockholder is payable on demand and is non-interest bearing.

5. EMPLOYEE 401-K PLAN

    The Company has an elective contribution program for employees, where contributions are withheld from employee salaries and remitted to the plan administrator each month. The Company makes no contributions and only gives to employees the service of withholding and remitting for their convenience.

6. INCOME TAXES

    The Company's effective income tax rate differs from the statutory federal income tax rate of 34% for the nine months ended March 31, 1998 and the year ended June 30, 1997 as follows:

                                                                         MARCH 31,   JUNE 30,
                                                                            1998       1997
                                                                         ----------  ---------
Income tax benefit at federal statutory rate...........................  $   20,924  $  27,531
State income taxes (net of federal benefit)............................       3,481      3,616
Other..................................................................      (9,380)    (6,370)
                                                                         ----------  ---------
                                                                         $   15,025  $  24,777
                                                                         ----------  ---------
                                                                         ----------  ---------

    Temporary differences are insignificant.

                                K--COUNTRY, INC.

7. COMMITMENTS AND CONTINGENCIES:

    The Company incurred expenses of approximately $5,719 for the nine months ended March 31, 1998 and $7,500 for the year ended June 30, 1997 under operating leases for radio broadcasting facilities. Future minimum annual payments under these non-cancelable operating leases and agreements as of March 31, 1998 are as follows:

                                                                               MARCH 31, 1998
                                                                              ----------------
1998........................................................................  $          7,650
1999........................................................................             7,650
2000........................................................................             7,650
2001........................................................................             1,850
Thereafter..................................................................            45,393
                                                                              ----------------
                                                                              $         70,193
                                                                              ----------------
                                                                              ----------------

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and note payable to stockholder approximates fair value due to their short-term nature.

9. SUBSEQUENT EVENT:

    In April 1998, the Company entered into an asset purchase agreement with Cumulus Broadcasting, Inc. (a wholly owned subsidiary of Cumulus Media Inc.) to sell the assets of the Company, subject to approval of the Federal Communications Commission, for $3,300,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
of Cumulus Media, Inc.

    We have audited the accompanying combined balance sheet of KLUR, KQXC and KYYI Radio (the Stations) at November 30, 1997, and the related combined statements of earnings, changes in owners' equity and of cash flows for the eleven months ended November 30, 1997. These financial statements are the responsibility of the Stations' management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of KLUR, KQXC and KYYI Radio as of November 30, 1997, and the combined results of their operations and their combined cash flows for the eleven months then ended in conformity with generally accepted accounting principles.

/s/ JOHNSON, MILLER & CO.

Odessa, Texas
May 28, 1998

                           KLUR, KQXC AND KYYI RADIO

                             COMBINED BALANCE SHEET

                               NOVEMBER 30, 1997

                                            ASSETS

CURRENT ASSETS

  Cash..................................................................  $  --

  Accounts receivable, less allowance for doubtful accounts of
    $148,646............................................................    202,061
                                                                          ---------

      Total current assets..............................................             $ 202,061

PROPERTY AND EQUIPMENT, NET.............................................               395,493

INTANGIBLE ASSETS, NET..................................................               148,507
                                                                                     ---------

      Total assets......................................................             $ 746,061
                                                                                     ---------
                                                                                     ---------

                          LIABILITIES AND OWNER'S EQUITY IN STATIONS

CURRENT LIABILITIES

  Bank overdraft........................................................  $  21,856

  Notes payable to bank.................................................    585,649

  Accounts payable......................................................      6,444

  Accrued and other current liabilities.................................     15,244
                                                                          ---------

      Total current liabilities.........................................             $ 629,193

OWNER'S EQUITY IN STATIONS..............................................               116,868
                                                                                     ---------

      Total liabilities and owner's equity in stations..................             $ 746,061
                                                                                     ---------
                                                                                     ---------

                  See notes to combined financial statements.

                           KLUR, KQXC AND KYYI RADIO

                         COMBINED STATEMENT OF EARNINGS

                     ELEVEN MONTHS ENDED NOVEMBER 30, 1997

Revenues:

  Broadcast revenues.................................................  $1,093,325

    Less: agency commissions.........................................   (107,311)

    Income from local marketing agreement............................     79,594
                                                                       ---------

      Net revenues...................................................             $1,065,608

Operating expenses:

  Programming........................................................     48,101

  Sales and promotions...............................................     44,475

  Technical..........................................................     39,624

  General and administrative.........................................    522,891

  Depreciation and amortization......................................    123,625
                                                                       ---------

      Total operating expenses.......................................               778,716
                                                                                  ---------

Earnings from operations.............................................               286,892

Interest expense.....................................................                51,900
                                                                                  ---------

      NET EARNINGS...................................................             $ 234,992
                                                                                  ---------
                                                                                  ---------

                  See notes to combined financial statements.

                           KLUR, KQXC AND KYYI RADIO

                        COMBINED STATEMENT OF CHANGES IN
                           OWNER'S EQUITY IN STATIONS

                     ELEVEN MONTHS ENDED NOVEMBER 30, 1997

Balance at January 1, 1997........................................................  $ 112,291

Distribution to owner.............................................................   (230,415)

Net earnings......................................................................    234,992
                                                                                    ---------

Balance at November 30, 1997......................................................  $ 116,868
                                                                                    ---------
                                                                                    ---------

                  See notes to combined financial statements.

                           KLUR, KQXC AND KYYI RADIO

                        COMBINED STATEMENT OF CASH FLOWS

                     ELEVEN MONTHS ENDED NOVEMBER 30, 1997

Increase (Decrease) in Cash

Cash flows from operating activities:

  Net earnings..........................................................  $ 234,992

  Adjustments to reconcile net earnings to net cash provided by operating activities:

      Depreciation and amortization.....................................    123,625

      Decrease in accounts receivable...................................     24,902

      Decrease in bank overdraft........................................    (67,625)

      Decrease in accounts payable......................................     (6,121)

      Increase in accrued and other liabilities.........................     10,647
                                                                          ---------

        Net cash provided by operating activities.......................             $ 320,420

Cash flows from financing activities:

  Payments of notes payable to banks....................................    (90,005)

  Distribution to owner.................................................   (230,415)
                                                                          ---------

        Cash used in financing activities...............................              (320,420)
                                                                                     ---------

Net change in cash......................................................                --

Cash at beginning of year...............................................                --
                                                                                     ---------

Cash at end of year.....................................................             $  --
                                                                                     ---------
                                                                                     ---------

Cash paid during the period for:

  Interest..............................................................             $  54,040

                  See notes to combined financial statements.

                           KLUR, KQXC AND KYYI RADIO

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               NOVEMBER 30, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. DESCRIPTION OF BUSINESS

    KLUR, KQXC and KYYI Radio (the Stations) are located in Wichita Falls, Texas and are owned and operated by local proprietors (Sam and Pamela Beard).

    In September, 1997, KLUR, KQXC and KYYI Radio entered into an agreement with Cumulus Broadcasting, Inc. (a wholly owned subsidiary of Cumulus Media Inc.) ("Cumulus"), to sell the assets of the Stations, subject to approval of the Federal Communications Commission, to Cumulus. Effective September 30, 1997, the Stations have been operating under local marketing agreements ("LMAs") with Cumulus. Under these LMAs, the Stations have agreed to sell certain broadcast time on the Stations and Cumulus has agreed to provide programming to and sell advertising on the Stations during the purchased time. Accordingly, during the LMA period, revenue derived from the advertising sold during the purchased time and certain expenses of the Stations are recorded by Cumulus in exchange for a LMA fee. This LMA fee has been reflected in the combined statement of earnings. The Stations retain responsibility for ultimate control of the Stations in accordance with FCC policies.

    The significant accounting principles followed by the Stations and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

2. PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed primarily using accelerated methods of depreciation over the estimated useful lives of the respective assets, generally five to twenty-two years.

    Maintenance, repairs and minor replacements of these items are charged to expense as incurred.

3. INTANGIBLE ASSETS

    Intangible assets include Federal Communications Commission ("FCC") license. Intangible assets are stated at cost and are being amortized using the straight-line method over 15 years. The Stations' management evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

4. REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

5. INCOME TAXES

    The Stations are operated as a part of a proprietorship for Federal tax purposes. As such, the income or loss of the Stations is included in the tax return of the owner. Accordingly, federal income taxes are not included in the accompanying financial statements.

                           KLUR, KQXC AND KYYI RADIO

                               NOVEMBER 30, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
6. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at November 30, 1997:

Building and improvements........................................  $  72,020

Broadcasting towers..............................................    653,703

Radio equipment..................................................    428,048

Office furniture and equipment...................................     23,794

Autos............................................................     28,521
                                                                   ---------

                                                                   1,206,086

Accumulated depreciation.........................................   (825,593)

Land.............................................................     15,000
                                                                   ---------

Property and equipment, net......................................  $ 395,493
                                                                   ---------
                                                                   ---------

    Depreciation expense for the eleven months ended November 30, 1997 was $112,387.

NOTE C--INTANGIBLE ASSETS

    Intangible assets consist of the following at November 30, 1997:

FCC licenses......................................................  $ 183,897

Accumulated amortization..........................................    (35,390)
                                                                    ---------

Intangible assets, net............................................  $ 148,507
                                                                    ---------
                                                                    ---------

    Amortization expense for the eleven months ended November 30, 1997 was $11,238.

NOTE D--NOTES PAYABLE

    In October 1996, the Stations entered into a note agreement with a bank which provided for a note payable in the amount of $210,175. The note is payable in 18 monthly installments of principal and interest of $10,118. The interest rate on this note was 9.0% at November 30, 1997. The note is secured by the personal guarantee of the owner. Subsequent to November 30, 1997, the principal balance of the note and

                           KLUR, KQXC AND KYYI RADIO

                               NOVEMBER 30, 1997

NOTE D--NOTES PAYABLE (CONTINUED)
all remaining accrued interest was paid in full; therefore, the balance of this note of $190,291 as of November 30, 1997 has been classified as a current liability.

    In December 1995, the Stations entered into a note agreement with a bank which provided financing in the amount of $610,000. The note is payable in sixty-seven monthly installments of principal and interest of $10,357, with the balance due at the time of the last payment. The interest rate on this note was 9.0% at November 30, 1997. The note is secured by substantially all of the Stations' assets. Subsequent to November 30, 1997, the principal balance of the note and all remaining accrued interest was paid in full; therefore, the balance of this note of $395,358 as of November 30, 1997 has been classified as a current liability.

NOTE E--COMMITMENTS AND CONTINGENCIES

    The Company incurred expenses of approximately $10,480, for eleven months ended November 30, 1997, under operating leases for radio broadcasting tower space. Future minimum annual payments under these non-cancelable operating lease agreements are as follows:

1998...............................................................  $  10,032

1999...............................................................     10,032

2000...............................................................        836
                                                                     ---------

                                                                     $  20,900
                                                                     ---------
                                                                     ---------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Lesnick Communications, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
Chicago, Illinois
May 19, 1998

                          LESNICK COMMUNICATIONS, INC.

                                 BALANCE SHEETS

                                                                               MARCH 31         DECEMBER 31,
                                                                              -----------  ----------------------
                                                                                 1998         1997        1996
                                                                              -----------  ----------  ----------

                                                                              (UNAUDITED)
                                               ASSETS

Current assets:
  Cash......................................................................   $   8,262   $    7,678  $    8,524
  Accounts receivable, less allowance for doubtful accounts of $8,000 in
    both 1997 and 1996......................................................      57,102       77,560      63,332
  Income tax receivable.....................................................         400        2,025      25,000
  Prepaid expenses and other current assets.................................         650        3,300       3,099
                                                                              -----------  ----------  ----------
      Total current assets..................................................      66,414       90,563      99,955

Property and equipment, net.................................................      12,086       16,595      17,844
Intangible assets, net......................................................     177,450      182,000     204,750
                                                                              -----------  ----------  ----------
      Total assets..........................................................   $ 255,950   $  289,158  $  322,549
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................................   $  46,113   $   54,219  $   50,710
  Accrued expenses and other current liabilities............................      33,169       22,748      12,304
  Current portion of settlements payable....................................      14,400       14,400      38,400
  Loan from shareholder.....................................................     223,780      170,530      27,000
                                                                              -----------  ----------  ----------
      Total current liabilities.............................................     317,462      261,897     128,414

Long-term settlements payable...............................................      13,600       17,200      31,600
                                                                              -----------  ----------  ----------
      Total liabilities.....................................................     331,062      279,097     160,014
                                                                              -----------  ----------  ----------
Commitments and contingencies

Stockholders' equity:
  Common stock, $1 par value, 75,000 shares authorized, issued and
    outstanding.............................................................      75,000       75,000      75,000
  Retained earnings (deficit)...............................................    (150,112)     (64,939)     87,535
                                                                              -----------  ----------  ----------
      Total stockholders' equity............................................     (75,112)      10,061     162,535
                                                                              -----------  ----------  ----------
      Total liabilities and stockholders' equity............................   $ 255,950   $  289,158  $  322,549
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

                       See Notes to Financial Statements.

                          LESNICK COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED
                                                           MARCH 31,           FOR THE YEAR ENDED DECEMBER 31,
                                                     ----------------------  ------------------------------------
                                                        1998        1997        1997         1996         1995
                                                     ----------  ----------  -----------  -----------  ----------

                                                          (UNAUDITED)
Revenues...........................................  $   68,841  $   79,626  $   438,062  $   482,946  $  569,598
Less: agency commissions...........................      (4,668)     (1,836)     (12,947)     (22,129)    (40,334)
                                                     ----------  ----------  -----------  -----------  ----------
      Net revenues.................................      64,173      77,790      425,115      460,817     529,264
                                                     ----------  ----------  -----------  -----------  ----------
Operating expenses:
  Programming......................................      40,440      32,242      126,953      135,012     138,630
  Sales and promotions.............................      22,510      20,436      147,619      155,647     171,863
  Technical........................................       9,259       6,994       23,082       21,474      30,806
  General and administrative.......................      63,736      57,189      242,874      267,561     235,642
  Depreciation and amortization....................       9,059       5,787       29,882       22,383      29,747
                                                     ----------  ----------  -----------  -----------  ----------
      Total operating expenses.....................     145,004     122,648      570,410      602,077     606,688
                                                     ----------  ----------  -----------  -----------  ----------
Loss from operations...............................     (80,831)    (44,858)    (145,295)    (141,260)    (77,424)

Interest income....................................      --          --               91        1,194       1,598
Interest expense...................................      (4,342)     (1,161)      (5,645)      (3,056)     (1,606)
Other expense......................................      --          --          --           (70,000)     --
                                                     ----------  ----------  -----------  -----------  ----------
Loss before income taxes...........................     (85,173)    (46,019)    (150,849)    (213,122)    (77,432)
Income tax expense (benefit).......................      --           1,625        1,625      (24,613)    (15,982)
                                                     ----------  ----------  -----------  -----------  ----------
Net loss...........................................  $  (85,173) $  (47,644) $  (152,474) $  (188,509) $  (61,450)
                                                     ----------  ----------  -----------  -----------  ----------
                                                     ----------  ----------  -----------  -----------  ----------

                       See Notes to Financial Statements.

                          LESNICK COMMUNICATIONS, INC.

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                            RETAINED
                                                                                 COMMON     EARNINGS
                                                                                 STOCK     (DEFICIT)     TOTAL
                                                                               ----------  ----------  ----------

Balance at January 1, 1995...................................................  $   75,000  $  337,494  $  412,494

Net loss.....................................................................                 (61,450)    (61,450)
                                                                               ----------  ----------  ----------

Balance at December 31, 1995.................................................      75,000     276,044     351,044

Net loss.....................................................................                (188,509)   (188,509)
                                                                               ----------  ----------  ----------

Balance at December 31, 1996.................................................      75,000      87,535     162,535

Net loss.....................................................................                (152,474)   (152,474)
                                                                               ----------  ----------  ----------

Balance at December 31, 1997.................................................  $   75,000  $  (64,939) $   10,061
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                       See Notes to Financial Statements.

                          LESNICK COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                  THREE MONTHS ENDED MARCH
                                                            31,                FOR THE YEAR ENDED DECEMBER 31,
                                                  ------------------------  -------------------------------------

                                                     1998         1997         1997         1996         1995
                                                  -----------  -----------  -----------  -----------  -----------


                                                        (UNAUDITED)
Cash flows from operating activities:
  Net loss......................................  $   (85,173) $   (47,644) $  (152,474) $  (188,509) $   (61,450)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization...............        9,059        7,674       29,882       22,383       29,747
    Decrease (increase) in accounts
      receivable................................       20,458        8,062      (14,228)      12,671       12,502
    Decrease (increase) in income tax
      receivable................................        1,625       (4,375)      22,975      --           (39,600)
    Decrease (increase) in prepaid expenses and
      other current assets......................        2,650          449         (201)      19,601        1,330
    Increase (decrease) in accounts payable.....       (8,106)      24,325        3,509        7,509        8,582
    Increase (decrease) in accrued settlement
      payments..................................       (3,600)     (21,000)     (38,400)      70,000      --
    Increase in accrued expenses and other
      liabilities...............................       10,421          971       10,444        6,446      (51,530)
                                                  -----------  -----------  -----------  -----------  -----------
      Net cash used in operating activities.....      (52,666)     (31,538)    (138,493)     (49,899)    (100,419)
Cash flows from investing activities:
  Purchases of property and equipment...........      --           --            (5,883)      (2,153)      (9,954)
                                                  -----------  -----------  -----------  -----------  -----------
      Cash used for investing activities........      --           --            (5,883)      (2,153)      (9,954)
                                                  -----------  -----------  -----------  -----------  -----------
Cash flows from financing activities:
  Repayment of borrowings.......................      --           --           --            (4,324)      (5,284)
  Proceeds from borrowings......................       53,250       28,500      143,530       27,000      --
                                                  -----------  -----------  -----------  -----------  -----------
      Cash provided by financing activities.....       53,250       28,500      143,530       22,676       (5,284)
                                                  -----------  -----------  -----------  -----------  -----------
Increase (decrease) in cash.....................          584       (3,038)        (846)     (29,376)    (115,657)
Cash at beginning of period.....................        7,678        8,524        8,524       37,900      153,557
                                                  -----------  -----------  -----------  -----------  -----------
Cash at end of period...........................  $     8,262  $     5,486  $     7,678  $     8,524  $    37,900
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
Non-cash operating activities:
  Trade revenue.................................  $    24,724  $    20,199  $    97,096  $    80,795  $    85,173
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
  Trade expense.................................  $    22,601  $    18,620  $    90,405  $    74,481  $    85,563
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

                       See Notes to Financial Statements.

                          LESNICK COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Lesnick Communications, Inc. owns and operates radio station WTWR-FM (the "Station" or the "Company") located in Monroe, Michigan.

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Vehicles........................................................  5 years
                                                                  10-12
Broadcasting towers and equipment...............................  years
Office furniture and equipment..................................  7-12 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets include goodwill, Federal Communications Commission ("FCC") license and favorable lease contracts. Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life or contract term for periods not exceeding 40 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

    Fees paid pursuant to various time brokerage agreements are amortized to expense, respectively, over the term of the agreement using the straight-line method.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products

                          LESNICK COMMUNICATIONS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                          DECEMBER 31,
                                                                   --------------------------
                                                                       1997          1996
                                                                   ------------  ------------
Vehicles.........................................................   $   31,047    $   31,047
Broadcasting towers and equipment................................      141,962       141,962
Office furniture and equipment...................................       97,357        91,474
                                                                   ------------  ------------
                                                                       270,366       264,483
Accumulated depreciation.........................................     (253,771)     (246,639)
                                                                   ------------  ------------
Property and equipment, net......................................   $   16,595    $   17,844
                                                                   ------------  ------------
                                                                   ------------  ------------

    Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $7,132, $4,183 and $11,547, respectively.

3. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                          DECEMBER 31,
                                                                   --------------------------
                                                                       1997          1996
                                                                   ------------  ------------
Goodwill, FCC license and others.................................   $  455,000    $  455,000
Accumulated amortization.........................................     (273,000)     (250,250)
                                                                   ------------  ------------
Intangible assets, net...........................................   $  182,000    $  204,750
                                                                   ------------  ------------
                                                                   ------------  ------------

    Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $22,750, $18,200 and $18,200, respectively.

                          LESNICK COMMUNICATIONS, INC.

4. RELATED PARTY TRANSACTIONS

    A stockholder of the Company provides cash for operations to the Station as needed. At December 31, 1997 and 1996, the Company had a balance payable to the stockholder of $170,530 and $27,000, respectively. The balance is payable on demand of the stockholder. The interest rate applicable to the payable balance was 8.5% for the two years ended December 31, 1997.

    The Company leases the land on which the tower transmitter is located from a stockholder of the Company. The Company was not required to pay monthly rent payments during 1997 and 1996; however, rent expense was accrued for that period. Rent expense for the tower site was $6,000 for each of the years ended December 31, 1997, 1996 and 1995. Future rent expense will be $6,000 for each of the next five years.

5. INCOME TAXES

    In 1996, the Company recorded an income tax benefit for alternative minimum taxes paid in prior years due to the carryforward of a portion of the 1996 income tax loss. The Company has established a valuation allowance against all of its operating loss carryforwards following an assessment of the likelihood of realizing such amounts. In arriving at the determination as to the amount of the valuation allowance required, the Company considered its past operating history, tax planning strategies and its expectation of the level and timing of future taxable income. At December 31, 1997, the Company had net operating loss carryforwards for income tax purposes of approximately $350,000.

6. COMMITMENTS AND CONTINGENCIES

    During 1997, the Company settled two lawsuits which were filed during 1996. The first lawsuit was settled in January 1997 for $20,000. The second lawsuit was settled in May 1997 for $50,000. The Company paid $38,400 in relation to these settlements in 1997. Future payments will be $14,400 in 1998 and 1999 and $2,800 in 2000.

    The Company incurred expenses of approximately $12,675, $12,375 and $12,225 for the years ended December 31, 1997, 1996 and 1995, respectively, under operating leases for radio broadcasting facilities. Future minimum annual payments under these non-cancelable operating leases and agreements as of December 31, 1997 include payments of $9,675 in 1998.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash accounts receivables and accounts payable, and long term settlements payable approximates fair value because of the short maturity of these instruments.

8. SUBSEQUENT EVENT

    In January 1998, the Company entered into an agreement with Cumulus Broadcasting, Inc. (a wholly owned subsidiary of Cumulus Media Inc.) ("Cumulus") to sell substantially all the assets of the Company to Cumulus, subject to approval of the FCC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Louisiana Media Interests, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
March 9, 1998

                LOUISIANA MEDIA INTERESTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                           MARCH 31,    --------------------------
                                                                             1998           1997          1996
                                                                         -------------  ------------  ------------
                                                                          (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash and cash equivalents............................................  $      31,472  $     98,568  $     15,528
  Accounts receivable, less allowance for doubtful accounts of $15,000,
    $15,000 and $15,000, respectively..................................        530,123       631,741       472,755
  Prepaid expenses and other current assets............................         15,308        23,997        12,212
                                                                         -------------  ------------  ------------
      Total current assets.............................................        576,903       754,306       500,495
Property and equipment, net............................................      1,136,950     1,056,060       370,276
Intangible assets, net.................................................      5,965,340     6,076,587     4,364,569
Other assets...........................................................          7,093         7,093         7,093
                                                                         -------------  ------------  ------------
      Total assets.....................................................  $   7,686,286  $  7,894,046  $  5,242,433
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable.....................................................  $      68,101  $     72,980  $        403
  Accrued expenses and other current liabilities.......................        330,320       329,782       272,621
  Current portion of long-term debt....................................      1,362,858     1,266,429       245,174
                                                                         -------------  ------------  ------------
      Total current liabilities........................................      1,761,279     1,669,191       518,198
                                                                         -------------  ------------  ------------
Long-term debt, less current portion...................................      6,257,516     6,195,594     4,482,717
Preferred stock of subsidiary..........................................        761,520       748,000       694,000

Commitments and contingencies

Stockholders' equity:
  8% Convertible preferred stock, no par value, 100,000 shares authorized, 10,000 issued and 10,000 outstanding (liquidation value
    of $15.91 per share)...............................................       --             --            175,000
  Common stock, no par value, 100,000 shares authorized, 91,000 issued and outstanding at December 31, 1997; 75,500 issued and outstanding
    at December 31, 1996...............................................        598,040       598,040       125,000
  Treasury stock at cost...............................................       (226,565)      (79,063)      (79,063)
  Accumulated deficit..................................................     (1,465,504)   (1,237,716)     (673,419)
                                                                         -------------  ------------  ------------
      Total stockholders' equity (deficit).............................     (1,094,029)     (718,739)     (452,482)
                                                                         -------------  ------------  ------------
      Total liabilities and stockholders' equity (deficit).............  $   7,686,286  $  7,894,046  $  5,242,433
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------

                       See Notes to Financial Statements

                LOUISIANA MEDIA INTERESTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       THREE MONTHS ENDED MARCH
                                                                 31,                 FOR THE YEAR ENDED DECEMBER 31,
                                                       ------------------------  ----------------------------------------
                                                          1998         1997          1997          1996          1995
                                                       -----------  -----------  ------------  ------------  ------------
                                                             (UNAUDITED)
Revenues.............................................  $   824,235  $   614,886  $  3,362,885  $  2,738,549  $  1,937,337
Less: agency commissions.............................      (71,531)     (48,919)     (298,763)     (216,756)     (147,038)
                                                       -----------  -----------  ------------  ------------  ------------
      Net revenues...................................      752,704      565,967     3,064,122     2,521,793     1,790,299
Operating expenses:
  Programming........................................      197,926      126,764       613,462       470,544       262,524
  Sales and promotions...............................      189,277      121,064       696,540       532,788       360,018
  Technical..........................................       32,485       41,663       141,063       135,832        73,839
  News...............................................       22,485       26,967        93,736       109,446        96,436
  General and administrative.........................      196,131      154,094     1,008,404       727,272       441,223
  Depreciation and amortization......................      136,244       97,344       393,817       368,640       436,066
                                                       -----------  -----------  ------------  ------------  ------------
      Total operating expenses.......................      774,548      567,896     2,947,022     2,344,522     1,670,106
                                                       -----------  -----------  ------------  ------------  ------------
Income from operations...............................      (21,844)      (1,929)      117,100       177,271       120,193
Interest expense.....................................     (174,044)    (104,830)     (543,717)     (390,350)     (363,944)
                                                       -----------  -----------  ------------  ------------  ------------
Loss before income taxes and minority interest.......     (195,888)    (106,759)     (426,617)     (213,079)     (243,751)
Income taxes.........................................      --           --            --            --            --
Minority interest....................................      (31,900)     (30,780)     (121,680)      (54,431)      --
                                                       -----------  -----------  ------------  ------------  ------------
Net loss.............................................     (227,788)    (137,539)     (548,297)     (267,510)     (243,751)
Preferred dividends..................................      --           --             16,000        16,000        16,000
                                                       -----------  -----------  ------------  ------------  ------------
Net loss attributable to common shares...............  $  (227,788) $  (137,539) $   (564,297) $   (283,510) $   (259,751)
                                                       -----------  -----------  ------------  ------------  ------------
                                                       -----------  -----------  ------------  ------------  ------------


                       See Notes to Financial Statements.

                LOUISIANA MEDIA INTERESTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                  CONVERTIBLE
                                                   PREFERRED     COMMON     TREASURY    ACCUMULATED
                                                     STOCK       STOCK       STOCK        DEFICIT        TOTAL
                                                  -----------  ----------  ----------  -------------  -----------
Balance at January 1, 1995......................  $   175,000  $  125,000      --      $    (130,158) $   169,842

Repurchased 5,000 shares of common stock........      --           --      $  (39,062)      --            (39,062)
Net loss........................................      --           --          --           (243,751)    (243,751)
Preferred stock dividends.......................      --           --          --            (16,000)     (16,000)
                                                  -----------  ----------  ----------  -------------  -----------
Balance at December 31, 1995....................      175,000     125,000     (39,062)      (389,909)    (128,971)

Repurchased 5,000 shares of common stock........      --           --         (40,001)      --            (40,001)
Net loss........................................      --           --          --           (267,510)    (267,510)
Preferred stock dividends.......................      --           --          --            (16,000)     (16,000)
                                                  -----------  ----------  ----------  -------------  -----------
Balance at December 31, 1996....................      175,000     125,000     (79,063)      (673,419)    (452,482)

Conversion of preferred stock to common stock...     (175,000)    175,000      --           --            --
Issuance of 4,500 shares of common stock........      --          298,040      --           --            298,040
Net loss........................................      --           --          --           (548,297)    (548,297)
Preferred stock dividends.......................      --           --          --            (16,000)     (16,000)
                                                  -----------  ----------  ----------  -------------  -----------
Balance at December 31, 1997....................  $   --       $  598,040  $  (79,063) $  (1,237,716) $  (718,739)
                                                  -----------  ----------  ----------  -------------  -----------
                                                  -----------  ----------  ----------  -------------  -----------

                       See Notes to Financial Statements.

                LOUISIANA MEDIA INTERESTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          THREE MONTHS ENDED
                                                              MARCH 31,              FOR THE YEAR ENDED DECEMBER 31,
                                                       ------------------------  ---------------------------------------
                                                          1998         1997          1997          1996         1995
                                                       -----------  -----------  -------------  -----------  -----------
                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss...........................................  $  (227,788) $  (137,539) $    (548,297) $  (267,510) $  (243,751)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Depreciation and amortization......................      136,244       97,345        393,817      368,640      436,066
  Minority interest..................................       31,900       30,780        121,680       54,431      --
  Stock-based compensation expense...................      --           --             278,040       20,000      --
  (Increase) decrease in accounts receivable.........      101,618       78,205       (158,986)    (152,432)     (41,783)
  (Increase) decrease in other long-term assets......      --           --            --             (8,000)      (7,082)
  (Increase) decrease in other current assets........        8,689         (762)       (11,785)      (4,969)      (7,243)
  Increase (decrease) in accounts payable............       (4,879)      10,017         72,577          403      (58,250)
  Increase (decrease) in other accrued liabilities...       (8,192)     (13,291)        65,831       82,794      119,964
                                                       -----------  -----------  -------------  -----------  -----------
      Net cash provided by operating activities......       37,592       64,755        212,877       93,357      197,921
                                                       -----------  -----------  -------------  -----------  -----------
Cash flows from investing activities:
  Purchases of property and equipment................     (105,887)      (9,550)      (616,619)    (127,625)     (14,337)
  Acquisition of radio stations......................      --           --            (550,000)    (500,000)     --
                                                       -----------  -----------  -------------  -----------  -----------
      Net cash used in investing activities..........     (105,887)      (9,550)    (1,166,619)    (627,625)     (14,337)
                                                       -----------  -----------  -------------  -----------  -----------
Cash flows from financing activities:
  Proceeds from borrowings of notes payable, net.....      158,351       (3,472)     1,109,132     (194,439)     (26,480)
  Issuance of preferred stock of subsidiary..........      --           --            --            676,000      --
  Repurchase of treasury stock.......................     (147,502)     --            --            (40,001)     (39,062)
  Dividends paid on preferred stock of subsidiary....       (9,650)     (20,900)       (56,350)     (36,431)     --
  Cash dividends paid................................      --           --             (16,000)     (16,000)     (16,000)
                                                       -----------  -----------  -------------  -----------  -----------
      Net cash (used in) provided by financing
        activities...................................        1,199      (24,372)     1,036,782      389,129      (81,542)
                                                       -----------  -----------  -------------  -----------  -----------

Net increase (decrease) in cash......................      (67,096)      30,833         83,040     (145,139)     102,042
Cash at beginning of period..........................       98,568       15,528         15,528      160,667       58,625
                                                       -----------  -----------  -------------  -----------  -----------
Cash at end of period................................  $    31,472  $    46,361  $      98,568  $    15,528  $   160,667
                                                       -----------  -----------  -------------  -----------  -----------
                                                       -----------  -----------  -------------  -----------  -----------
Supplemental disclosure of cash flow information:
  Cash paid for interest.............................  $   153,344  $   104,830  $     496,035  $   363,077  $   251,599
                                                       -----------  -----------  -------------  -----------  -----------
                                                       -----------  -----------  -------------  -----------  -----------

                       See Notes to Financial Statements.

                LOUISIANA MEDIA INTERESTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Louisiana Media Interests, Inc. and subsidiaries (the "Company") owns and operates radio stations KKGB-FM, KBIU-FM, KYKZ-FM and KXZZ-AM in Lake Charles, Louisiana.

    The consolidated financial statements include the accounts of Louisiana Media Interests, Inc. and all wholly owned subsidiaries. All significant intercompany transactions are eliminated. The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized. Revenues and expenses under these agreements were insignificant during 1997; such revenues and expenses totaled $35,877 and $36,945, respectively during 1996 and $29,807 and $32,926, respectively during 1995.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for its accounts receivable. The Company maintains reserves for potential credit losses based upon the expected collectibility of all accounts receivable.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using an accelerated method over the estimated useful lives of the property and equipment, ranging from 3 to 39 years.

                LOUISIANA MEDIA INTERESTS, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets include FCC licenses, non-compete agreements, organizational costs and goodwill. Intangible assets are recorded at cost and amortized over their respective estimated useful lives. Amortization is calculated using the straight-line method over a 15-year life. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

INCOME TAXES

    Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amount at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of taxes payable for the period and the change during the period in deferred tax assets and liabilities.

    The Company files separate federal and state income tax returns.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments, including cash, accounts receivable, accounts payable and long-term debt, approximate fair value.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of managment, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. ACQUISITIONS:

    On July 15, 1997, the Company acquired KKGB-FM for $2,175,000 consisting of cash of $550,000 and the issuance of a note payable of $1,625,000. The purchase price was allocated to property and equipment ($115,798), intangibles ($1,959,202) and a covenant not to compete ($100,000).

    On August 21, 1996, the Company acquired KBIU-FM and KXZZ-AM for $1,500,000 consisting of cash of $500,000 and the issuance of a note payable of $1,000,000. The purchase price was allocated to property and equipment ($59,411) and intangibles ($1,440,589). The Company operated these stations under a local marketing agreement from February 1, 1996 to the acquisition date.

    The unaudited 1997 and 1996 pro forma results of operations for these acquisitions are shown below. The pro forma information was prepared as if the acquisitions occurred at the beginning of each year. The

                LOUISIANA MEDIA INTERESTS, INC. AND SUBSIDIARIES

2. ACQUISITIONS: (CONTINUED)
pro forma results may not be indicative of the results that would have been reported if the transaction had actually occurred at the beginning of each year presented, or of results that may be attained in the future.

                                                                        1997          1996
                                                                    ------------  ------------
Net revenues......................................................  $  3,311,427  $  3,039,657
Income from operations............................................       106,778       145,424
Net loss..........................................................      (692,283)     (638,981)

    The acquisitions discussed above were accounted for as purchases. Accordingly, the accompanying consolidated financial statements include the results of operations of the acquired entities from the dates of acquisition.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                          DECEMBER 31,
                                                                   --------------------------
                                                                       1997          1996
                                                                   ------------  ------------
Broadcasting towers and equipment................................   $  356,802    $  221,290
Buildings........................................................      678,118       106,000
Office furniture and equipment...................................       42,525        33,524
                                                                   ------------  ------------
                                                                     1,077,445       360,814
Accumulated depreciation.........................................     (153,669)     (107,036)
                                                                   ------------  ------------
                                                                       923,776       253,778
Land.............................................................      132,284       116,498
                                                                   ------------  ------------
Property and equipment, net......................................   $1,056,060    $  370,276
                                                                   ------------  ------------
                                                                   ------------  ------------

    Depreciation expense for 1997, 1996 and 1995 was $46,633, $57,307 and $36,713, respectively.

4. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                          DECEMBER 31,
                                                                   --------------------------
                                                                       1997          1996
                                                                   ------------  ------------
FCC licenses and goodwill........................................   $6,982,791    $5,023,589
Noncompete and organizational costs..............................      179,193        79,193
                                                                   ------------  ------------
                                                                     7,161,984     5,102,782
Accumulated amortization.........................................   (1,085,397)     (738,213)
                                                                   ------------  ------------
Intangible assets, net...........................................   $6,076,587    $4,364,569
                                                                   ------------  ------------
                                                                   ------------  ------------

    Amortization expense for 1997, 1996 and 1995 was $347,184, $311,333 and $399,353, respectively.

                LOUISIANA MEDIA INTERESTS, INC. AND SUBSIDIARIES

5. INCOME TAXES

    The Company's effective income tax rate differs from the statutory federal income tax rate as a follows:

                                                         % OF                     % OF                     % OF
                                            1997        PRE-TAX       1996       PRE-TAX       1995       PRE-TAX
                                           AMOUNT       INCOME       AMOUNT      INCOME       AMOUNT      INCOME
                                         -----------  -----------  ----------  -----------  ----------  -----------
Income tax benefit at federal statutory
  rate.................................  $  (186,421)      (34.0)  $  (90,953)      (34.0)  $  (82,875)      (34.0)
State income taxes (net of federal
  benefit).............................      (14,475)       (2.6)      (6,955)       (2.6)      (6,435)       (2.6)
Other nondeductible items..............        1,428         0.3        1,400         0.5        1,962         0.8
Minority interest expense..............       41,371         7.5       18,507         6.9       --          --
Change in valuation allowance..........      158,097        28.8       78,001        29.2       87,348        35.8
                                         -----------       -----   ----------       -----   ----------       -----
                                         $   --           --       $   --          --       $   --          --
                                         -----------       -----   ----------       -----   ----------       -----
                                         -----------       -----   ----------       -----   ----------       -----

    Significant components of the deferred tax asset (liabilities) are as follows:

                                                                           1997        1996
                                                                        ----------  ----------
Deferred tax assets (liabilities):
  Net operating loss carryforwards....................................  $  329,316  $  185,694
  Allowance for doubtful accounts.....................................       5,100       5,100
  Other items.........................................................      27,865      13,390
                                                                        ----------  ----------
  Net deferred tax asset..............................................     362,281     204,184
                                                                        ----------  ----------
  Less valuation allowance............................................    (362,281)   (204,184)
                                                                        ----------  ----------
  Total net deferred tax asset........................................  $   --      $   --
                                                                        ----------  ----------
                                                                        ----------  ----------

    The net deferred tax asset at December 31, 1997 and 1996 is fully offset by a valuation allowance. The amount of the valuation allowance is reviewed periodically by management and is determined based on management's assessment of the Company's ability to generate future taxable income and realize the tax benefits associated with the deferred tax assets.

    Net operating losses expire as follows:

2009..............................................................  $ 114,158
2010..............................................................    238,040
2011..............................................................    193,962
2012..............................................................    422,417
                                                                    ---------
                                                                    $ 968,577
                                                                    ---------
                                                                    ---------

                LOUISIANA MEDIA INTERESTS, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT:

    Debt consists of the following:

                                                                        1997          1996
                                                                    ------------  ------------
Note payable to former owner of KYKZ at 9.4%, payable in monthly installments through February 2011..............................  $  3,616,798  $  3,748,468
Note payable to former owner under non-compete agreement; payable
  in monthly installments of $1,110 through 2010..................       100,000       --
Note payable at 9.55%, due December 1998..........................        71,144        27,847
Note payable at 8.625%, secured by certain assets of the Company,
  due December 2001...............................................       546,617        50,263
Note payable to former owner of KBIU and KXZZ at 8%, due August
  2001............................................................       787,656       848,313
Note payable to former owner of KKGB at 8.5%, due September
  2009............................................................     1,598,609       --
Notes payable upon demand to stockholders at rates ranging from
  12% to 18%......................................................       725,000        53,000
Capital lease obligation, due in monthly installments of $476
  through November 2000...........................................        16,199       --
                                                                    ------------  ------------
                                                                       7,462,023     4,727,891
Less: Current portion of long-term debt...........................    (1,266,429)     (245,174)
                                                                    ------------  ------------
                                                                    $  6,195,594  $  4,482,717
                                                                    ------------  ------------
                                                                    ------------  ------------

    Maturities of debt are as follows:

YEAR ENDING DECEMBER 31                                                              AMOUNT
--------------------------------------------------------------------------------  ------------
1998............................................................................  $  1,266,429
1999............................................................................       490,071
2000............................................................................       510,765
2001............................................................................     1,020,178
2002............................................................................       465,281
Thereafter......................................................................     3,709,299
                                                                                  ------------
                                                                                  $  7,462,023
                                                                                  ------------
                                                                                  ------------

7. RELATED PARTY TRANSACTIONS:

    The Company paid management fees to a related party of $120,711 and $127,290 during 1997 and 1996, respectively.

8. STOCKHOLDERS' EQUITY:

    In December 1997, the 10,000 issued and outstanding voting shares of convertible preferred stock were converted to 11,000 shares of the Company's common stock at a conversion price $15.91 per share.

    In February 1998, the Company repurchased 10,000 shares of common stock for $147,502 in cash. In January 1996, the Company repurchased 5,000 shares of common stock for $79,063 in cash. These

                LOUISIANA MEDIA INTERESTS, INC. AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY: (CONTINUED)
repurchases were made under stock purchase agreements by and bewteen certain stockholders and the Company at a price mutually agreed to by both parties.

9. PREFERRED STOCK OF SUBSIDIARY:

    In July 1996, KBIU Acquisition, Inc., a subsidiary of the Company, issued 96,572 shares of preferred stock for $676,000 in cash in connection with the acquisition of KBIU-FM. Dividends on the preferred stock are payable by the Company at an annual rate of 10% on a quarterly basis plus 8% cumulative at redemption and are reported as minority interest in the statements of operations. The preferred stock has a stated redemption value equal to the original par value of the stock plus accrued but unpaid dividends. Unpaid dividends payable upon redemption of the stock were $72,000 and $18,000 at December 31, 1997 and 1996, respectively. The Company has the right to repurchase the stock at any time after July 18, 1999 but prior to July 18, 2001 at which time the stated redemption value plus accrued dividends must be paid.

10. LEASES:

    The Company leases certain equipment under various operating leases. Rent expense under operating leases for 1997, 1996 and 1995 was $78,058, $34,447 and $29,832, respectively. Future minimum annual payments under these non-cancelable operating leases and agreements as of December 31, 1997, are as follows:

                                                                                      PAYMENT
                                                                                     ---------
1998...............................................................................  $  77,660
1999...............................................................................     77,660
2000...............................................................................     77,660
2001...............................................................................     61,570
2002...............................................................................     32,863

11. STOCK COMPENSATION:

    During 1997 and 1996, the Company awarded common stock to a stockholder and an employee for services rendered. Participants are fully vested in the shares issued at date of grant which totaled 4,500 during 1997, 1,000 of which were issued in both January and December 1997 and 2,500 shares were issued in October 1997. The Company recognized compensation expense of $278,040 and $20,000, for the years ended December 31, 1997 and 1996, respectively, representing the estimated fair value of the shares awarded at the date of grant.

12. SALE OF STOCK:

    In February 1998, the Company and its stockholders entered into an agreement with Cumulus Media Inc. ("Cumulus") to sell all of the issued and outstanding stock of the Company, subject to approval of the Federal Communications Commission, to Cumulus for $14,848,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in partners' capital and of cash flows present fairly, in all material respects, the financial position of M&M Partners (the "Partnership") at December 31, 1997 and December 31, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
June 4, 1998

                                  M&M PARTNERS

                                 BALANCE SHEETS

                               (DOLLARS IN 000'S)


                                                                                               DECEMBER 31,
                                                                                       ----------------------------
                                                                                           1997           1996
                                                                                       -------------  -------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents..........................................................    $     214      $     144
  Accounts receivable, less allowance
    for doubtful accounts of $35 and $25, respectively...............................          546            386
  Deposit on broadcast property......................................................          100         --
  Prepaid and other current assets...................................................           11              3
                                                                                            ------         ------
      Total current assets...........................................................          871            533
                                                                                            ------         ------
Property and equipment, net..........................................................          563            589
Intangible assets, net...............................................................        2,335          2,641
                                                                                            ------         ------
      Total assets...................................................................    $   3,769      $   3,763
                                                                                            ------         ------
                                                                                            ------         ------
                                         LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable and accrued liabilities...........................................    $      48      $      45
  Related party notes payable........................................................       --              1,245
  Current portion of notes payable...................................................          100          1,432
                                                                                            ------         ------
      Total current liabilities......................................................          148          2,722

Commitments and contingencies

Notes payable........................................................................       --                100
                                                                                            ------         ------
      Total liabilities..............................................................          148          2,822
                                                                                            ------         ------
Partners' capital....................................................................        3,621            941
                                                                                            ------         ------
      Total liabilities and partners' capital........................................    $   3,769      $   3,763
                                                                                            ------         ------
                                                                                            ------         ------


                       See Notes to Financial Statements.

                                  M&M PARTNERS

                            STATEMENTS OF OPERATIONS

                               (DOLLARS IN 000'S)

                                                                                  FOR THE YEAR ENDED
                                                                                     DECEMBER 31,
                                                                     ---------------------------------------------
                                                                          1997            1996            995
                                                                     ---------------  -------------  -------------
Revenues...........................................................     $   3,580       $   2,332      $   1,531
Less: agency commissions...........................................          (394)           (264)          (177)
                                                                           ------          ------         ------
      Net revenues.................................................         3,186           2,068          1,354

Operating expenses:
  Programming......................................................           612             401            238
  Sales and promotions.............................................           427             247            152
  Technical........................................................            23              21             16
  General and administrative.......................................           895             702            429
  Trade............................................................           531             238            108
  Time brokerage fees..............................................            85              48         --
  Depreciation and amortization....................................           496             335            222
                                                                           ------          ------         ------
      Total operating expenses.....................................         3,069           1,992          1,165
                                                                           ------          ------         ------
Income from operations.............................................           117              76            189

Interest expense, net..............................................          (115)           (118)          (152)
Other income.......................................................             2               2              8
                                                                           ------          ------         ------
      Net income (loss)............................................     $       4       $     (40)     $      45
                                                                           ------          ------         ------
                                                                           ------          ------         ------

                       See Notes to Financial Statements.

                                  M&M PARTNERS

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                               (DOLLARS IN 000'S)

Balance at December 31, 1994........................................................  $      71

Partner contribution................................................................        478
Net income..........................................................................         45
                                                                                      ---------
Balance at December 31, 1995........................................................        594

Partner contribution................................................................        672
Partner withdrawal..................................................................       (285)
Net loss............................................................................        (40)
                                                                                      ---------
Balance at December 31, 1996........................................................        941

Partner contribution................................................................      3,255
Partner withdrawal..................................................................       (579)
Net income..........................................................................          4
                                                                                      ---------
Balance at December 31, 1997........................................................  $   3,621
                                                                                      ---------
                                                                                      ---------

                       See Notes to Financial Statements.

                                  M&M PARTNERS

                            STATEMENTS OF CASH FLOWS

                               (DOLLARS IN 000'S)

                                                                                  FOR THE YEAR ENDED
                                                                                     DECEMBER 31,
                                                                     ---------------------------------------------
                                                                          1997            1996           1995
                                                                     ---------------  -------------  -------------
Cash flows from operating activities:
  Net income (loss)................................................     $       4       $     (40)     $      45
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depreciation and amortization................................           496             335            222
      Increase in accounts receivable..............................          (160)            (93)           (58)
      Increase in prepaid and other current assets.................            (8)         --             --
      Increase in accounts payable and accrued liabilities.........             3               8             26
                                                                           ------          ------         ------
        Net cash provided by operating activities..................           335             210            235
                                                                           ------          ------         ------
Cash flows from investing activities:
  Acquisitions of broadcast properties.............................           (35)         (2,000)        --
  Deposit on broadcast property....................................          (100)         --             --
  Purchases of property and equipment..............................          (129)             (3)           (73)
                                                                           ------          ------         ------
        Net cash used in investing activities......................          (264)         (2,003)           (73)
                                                                           ------          ------         ------
Cash flows from financing activities:
  Proceeds from related party note payable.........................        --               1,245             68
  Payments of related party note payable...........................        (1,245)            (56)        --
  Proceeds from notes payable......................................        --                 254         --
  Payments of notes payable........................................        (1,432)         --               (603)
  Partner contributions............................................         3,255             672            478
  Partner withdrawal...............................................          (579)           (285)        --
                                                                           ------          ------         ------
        Net cash provided by (used in) investing activities........            (1)          1,830            (57)
                                                                           ------          ------         ------
Net increase in cash and cash equivalents..........................            70              37            105
Cash and cash equivalents at beginning of year.....................           144             107              2
                                                                           ------          ------         ------
Cash and cash equivalents at end of year...........................     $     214       $     144      $     107
                                                                           ------          ------         ------
                                                                           ------          ------         ------
Supplemental disclosures of cash flow information:
  Cash paid for interest...........................................     $     115       $     118      $     152
                                                                           ------          ------         ------
                                                                           ------          ------         ------
Non-cash operating activities:
  Trade revenue....................................................     $     526       $     238      $     108
                                                                           ------          ------         ------
  Trade expense....................................................     $     531       $     238      $     108
                                                                           ------          ------         ------
                                                                           ------          ------         ------

                       See Notes to Financial Statements.

                                  M&M PARTNERS

                         NOTES TO FINANCIAL STATEMENTS

                               (DOLLARS IN 000'S)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    M&M Partners (The "Partnership") was organized for the purpose of owning and operating radio broadcasting stations in and around Columbus, Georgia. The Partnership consists of two general partner interests whose ownership interests are allocated 99% and 1%, respectively.

    Until January 6, 1998, the Partnership owned and operated four stations WVRK-FM, WPNX-AM, WMLF-AM and WGSY-FM (the "Stations") and operated one station, WAGH-FM, under a time brokerage agreement ("TBA"). The Partnership has placed $100 on deposit with the licensor of WAGH-FM pending completion of a stock purchase agreement between the parties.

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated using accelerated methods over their estimated useful lives as follows:

Buildings....................................................  31.5 years
Broadcasting towers and equipment............................  5-6 years
Office furniture and equipment...............................  5-10 years
Leasehold improvement........................................  Term of lease

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets consist of FCC licenses which are stated at cost and amortized using the straight-line method over 15 years. The Partnership evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

                                  M&M PARTNERS

                               (DOLLARS IN 000'S)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INCOME TAXES

    Income or loss of the Partnership is included in the tax returns of the individual partners. Accordingly, federal income taxes are not recognized by the Partnership.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TIME BROKERAGE

    The Partnership operates station WAGH-FM under a TBA whereby the stations' operating revenues and expenses are controlled by the Partnership and, accordingly, are reflected in the Partnership's financial statements over the term of the TBA. A TBA fee is paid to the licensee of the station on a monthly basis.

TRADE AGREEMENTS

    The Partnership enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Partnership uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

2. ACQUISITIONS:

    In March 1997, the Partnership acquired station WMLF-AM licensed to Columbus, Georgia for approximately $35 in total consideration. In July 1996, the Partnership acquired station WGSY-FM licensed to Phoenix City, Alabama for $1,950 in total consideration. The acquisitions were accounted for using the purchase method of accounting.

    The Partnership's results of operations for each of the two years in the period ended December 31, 1997 include the results of operations of WGSY-FM and WMLF-AM from their respective dates of acquisition. The following unaudited pro forma statement of operations data give effect to the acquisitions as if they had occurred on January 1, 1996. In addition, depreciation and amortization has been increased each period to reflect initial purchase price allocations as if the acquisitions had occurred on January 1, 1996.

                                                                            PRO FORMA
                                                                  ------------------------------
                                                                        FOR THE YEAR ENDED
                                                                           DECEMBER 31,
                                                                  ------------------------------
                                                                       1997            1996
                                                                  ---------------  -------------

                                                                           (UNAUDITED)
Net revenues....................................................     $   3,191       $   2,486
                                                                        ------          ------
                                                                        ------          ------
Income from operations..........................................     $     117       $     181
                                                                        ------          ------
                                                                        ------          ------
Net income......................................................     $       4       $      32
                                                                        ------          ------
                                                                        ------          ------

                                  M&M PARTNERS

                               (DOLLARS IN 000'S)

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                             DECEMBER 31,
                                                                   --------------------------------
                                                                        1997             1996
                                                                   ---------------  ---------------
Buildings........................................................     $     241        $     241
Broadcasting towers and equipment................................           659              616
Office furniture and equipment...................................           307              189
Leasehold improvements...........................................            70               70
                                                                          -----            -----
                                                                          1,277            1,116
Accumulated depreciation.........................................          (741)            (554)
Land.............................................................            27               27
                                                                          -----            -----
Property and equipment, net......................................     $     563        $     589
                                                                          -----            -----
                                                                          -----            -----

    Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $187, $91 and $25, respectively.

4. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                           DECEMBER 31,
                                                                   ----------------------------
                                                                       1997           1996
                                                                   -------------  -------------
FCC licenses.....................................................    $   4,623      $   4,620
Accumulated amortization.........................................       (2,288)        (1,979)
                                                                        ------         ------
Intangible assets, net...........................................    $   2,335      $   2,641
                                                                        ------         ------
                                                                        ------         ------

    Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $309, $244 and $197, respectively.

5. RELATED PARTY TRANSACTIONS:

    JTM, Inc., which is under common ownership, provides accounting and payroll services to the Partnership in exchange for advertising time for other businesses operated by JTM, Inc. The value of these transactions, which are recorded as trade revenue and trade expense, were approximately $18 for the years ended December 31, 1997, 1996 and 1995.

                                  M&M PARTNERS

                               (DOLLARS IN 000'S)

5. RELATED PARTY TRANSACTIONS: (CONTINUED)
    The majority partner provides space for radio broadcasting facilities for which rent expense is allocated based on the estimated fair value of rental expense for similar facilities. Rent allocations included in expense were $80, $51 and $46 for the years ended December 31, 1997, 1996 and 1995, respectively.

                                                                           DECEMBER 31,
                                                                   ----------------------------
                                                                       1997           1996
                                                                   -------------  -------------
Related party note payable, interest accrues at the applicable short-term federal rate prescribed by the Internal Revenue
  Service with the balance of principal and interest due upon
  demand.........................................................    $  --          $   1,245
                                                                        ------         ------
                                                                        ------         ------

6. NOTES PAYABLE

    Notes payable consist of the following:

                                                                           DECEMBER 31,
                                                                   ----------------------------
                                                                       1997           1996
                                                                   -------------  -------------
Line of credit loan, interest at prime
  (8.5% at December 31, 1997), principal
  and interest payments due monthly..............................    $      50      $     804
Line of credit loan, interest at prime
  (8.5% at December 31, 1997), principal
  and interest payments due monthly..............................           50            728
                                                                        ------         ------
                                                                           100          1,532
Less current maturities..........................................         (100)        (1,432)
                                                                        ------         ------
                                                                     $   -          $     100
                                                                        ------         ------
                                                                        ------         ------

7. COMMITMENTS AND CONTINGENCIES

    The Partnership is involved from time to time in various other claims and lawsuits which arise in the ordinary course of business. The Partnership is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on its financial position, results of operations or cash flows.

    The Partnership incurred expenses of approximately $31, $20 and $15, respectively for the years ended December 31, 1997, 1996 and 1995 under operating leases for equipment and broadcast towers and a time brokerage arrangement. Future minimum annual payments under these non-cancelable operating leases and agreements as of December 31, 1997, are as follows:

1998..................................................................  $      30
1999..................................................................          5
                                                                              ---
                                                                        $      35
                                                                              ---
                                                                              ---

                                  M&M PARTNERS

                               (DOLLARS IN 000'S)

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short term nature. The fair value of notes payable are estimated based on current market rates and approximate the carrying value.

9. SUBSEQUENT EVENTS

    On January 6, 1998, the assets of the Partnership were sold to Cumulus Broadcasting, Inc. (a wholly-owned subsidiary of Cumulus Media Inc.) for $12.75 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Midland Broadcasters, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Chicago, Illinois
May 12, 1998

                           MIDLAND BROADCASTERS, INC.

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                           MARCH 31,    --------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
                                                                          (UNAUDITED)
                                 ASSETS
Current assets:
  Cash and cash equivalents.............................................  $    265,189  $    205,723  $     81,364
  Accounts receivable, less allowance for doubtful accounts of $30,000,
    $30,000 and $26,000, respectively...................................       420,521       391,343       343,890
  Receivable from shareholder and related party.........................        19,561        20,230        35,391
  Prepaid expenses and other current assets.............................        31,427         6,456         4,343
                                                                          ------------  ------------  ------------
      Total current assets..............................................       736,698       623,752       464,988

Property and equipment, net.............................................       688,271       708,403       770,783
Intangible assets, net of accumulated amortization of $109,916, $100,032
  and $60,498 respectively..............................................       483,101       492,985       532,519
                                                                          ------------  ------------  ------------
      Total assets......................................................  $  1,908,070  $  1,825,140  $  1,768,290
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.....................................  $     75,652  $    113,259  $     81,449
  Accounts payable......................................................        79,603        35,559        27,208
  Accrued wages and commissions.........................................       107,246       101,456        90,430
  Accrued and other current liabilities.................................        53,888        37,113        19,618
                                                                          ------------  ------------  ------------
  Total current liabilities.............................................       316,389       287,387       218,705
Long-term debt..........................................................       813,048       817,779       950,434
                                                                          ------------  ------------  ------------
      Total liabilities.................................................     1,129,437     1,105,166     1,169,139
                                                                          ------------  ------------  ------------

Commitments and contingent liabilities..................................       --            --            --

Stockholders' equity:
  Common stock, $100 par value, 10,000 shares authorized,
    601 issued and outstanding..........................................        60,100        60,100        60,100
  Additional paid-in capital............................................        99,001        99,001        99,001
  Retained earnings.....................................................       619,532       560,873       440,050
                                                                          ------------  ------------  ------------
      Total stockholders' equity........................................       778,633       719,974       599,151
                                                                          ------------  ------------  ------------
      Total liabilities and stockholders' equity........................  $  1,908,070  $  1,825,140  $  1,768,290
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                       See Notes to Financial Statements.

                           MIDLAND BROADCASTERS, INC.

                            STATEMENTS OF OPERATIONS

                                                  FOR THE THREE MONTHS
                                                    ENDED MARCH 31,          FOR THE YEAR ENDED DECEMBER 31,
                                                 ----------------------  ----------------------------------------
                                                    1998        1997         1997          1996          1995
                                                 ----------  ----------  ------------  ------------  ------------
                                                      (UNAUDITED)
Revenues.......................................  $  740,540  $  757,883  $  3,206,055  $  2,853,570  $  2,567,786
Less: agency commissions.......................     (66,990)    (69,534)     (286,605)     (248,813)     (228,924)
                                                 ----------  ----------  ------------  ------------  ------------
    Net revenues...............................     673,550     688,349     2,919,450     2,604,757     2,338,862
                                                 ----------  ----------  ------------  ------------  ------------
Operating expenses:
  Programming and promotions...................     197,765     193,190       917,724       867,754       678,529
  Sales........................................     145,225     147,377       686,589       626,850       576,668
  Technical....................................      11,262       8,954        38,091        34,123        45,442
  General and administrative...................     174,033     156,665       834,052       685,775       610,220
  Depreciation and amortization................      45,305      49,771       211,560       209,228       132,100
                                                 ----------  ----------  ------------  ------------  ------------
      Total operating expenses.................     573,590     555,957     2,688,016     2,423,730     2,042,959
                                                 ----------  ----------  ------------  ------------  ------------

Income from operations.........................      99,960     132,392       231,434       181,027       295,903

Interest expense...............................      21,116      23,131        88,586       104,724        60,802
Interest income................................      (2,315)     (1,055)       (6,438)       (4,215)       (6,839)
                                                 ----------  ----------  ------------  ------------  ------------
Net income.....................................  $   81,159  $  110,316  $    149,286  $     80,518  $    241,940
                                                 ----------  ----------  ------------  ------------  ------------
                                                 ----------  ----------  ------------  ------------  ------------

                       See Notes to Financial Statements.

                           MIDLAND BROADCASTERS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                             ADDITIONAL
                                                                   COMMON     PAID-IN     RETAINED
                                                                    STOCK     CAPITAL     EARNINGS       TOTAL
                                                                  ---------  ----------  -----------  -----------
Balance at January 1, 1995......................................  $  60,100  $   99,001  $   437,823  $   596,924
Net income......................................................                             241,940      241,940
Dividends.......................................................                            (195,876)    (195,876)
                                                                  ---------  ----------  -----------  -----------
Balance at December 31, 1995....................................     60,100      99,001      483,887      642,988
Net income......................................................                              80,518       80,518
Dividends.......................................................                            (124,355)    (124,355)
                                                                  ---------  ----------  -----------  -----------
Balance at December 31, 1996....................................     60,100      99,001      440,050      599,151
Net income......................................................                             149,286      149,286
Dividends.......................................................                             (28,463)     (28,463)
                                                                  ---------  ----------  -----------  -----------
Balance at December 31, 1997....................................  $  60,100  $   99,001  $   560,873  $   719,974
                                                                  ---------  ----------  -----------  -----------
                                                                  ---------  ----------  -----------  -----------

                       See Notes to Financial Statements.

                           MIDLAND BROADCASTERS, INC.

                            STATEMENT OF CASH FLOWS

                                                  FOR THE THREE MONTHS                 FOR THE YEAR
                                                     ENDED MARCH 31,                ENDED DECEMBER 31,
                                                 -----------------------  ---------------------------------------
                                                    1998         1997        1997         1996          1995
                                                 -----------  ----------  -----------  -----------  -------------
                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income...................................  $    81,159  $  110,316  $   149,286  $    80,518  $     241,940
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization..............       45,305      49,771      211,560      209,228        132,100
    (Increase) decrease in accounts
      receivable...............................      (29,178)    (97,804)     (47,453)     142,099       (193,154)
    Decrease in shareholder receivable.........          669       1,790       15,161        4,130        119,275
    (Increase) decrease in prepaid expenses and
      other assets.............................      (24,970)    (27,215)      (2,113)       3,235         (3,252)
    Increase (decrease) in accounts payable....       44,042      39,307        8,351      (38,295)        43,812
    Increase (decrease) in accrued and other
      liabilities..............................       21,146      42,433       28,521      (47,113)        90,676
                                                 -----------  ----------  -----------  -----------  -------------
  Net cash provided by operating activities....      138,173     118,598      363,313      353,802        431,397
                                                 -----------  ----------  -----------  -----------  -------------
Cash flows from investing activities:
  Purchases of property and equipment..........      (23,679)    (51,631)    (121,574)    (240,064)      (380,659)
  Proceeds from sale of assets.................        8,390       8,554       11,928       45,662         73,280
  Acquisition of KDVV-FM.......................      --           --          --           --            (725,000)
  Acquisition of other stations................      --           --          --           --             (75,000)
                                                 -----------  ----------  -----------  -----------  -------------
  Cash used for investing activities...........      (15,289)    (43,077)    (109,646)    (194,402)    (1,107,379)
                                                 -----------  ----------  -----------  -----------  -------------
Cash flows from financing activities:
  Proceeds from borrowings.....................           35       6,827        6,827      185,727        989,349
  Repayment of long-term obligations...........      (40,953)    (30,863)    (107,672)    (208,940)      (136,931)
  Dividends paid...............................      (22,500)     --          (28,463)    (124,355)      (195,876)
  Payment of note to shareholder...............      --           --          --           --            (109,453)
                                                 -----------  ----------  -----------  -----------  -------------
  Cash used for financing activities...........      (63,418)    (24,036)    (129,308)    (147,568)       547,089
                                                 -----------  ----------  -----------  -----------  -------------
Increase (decrease) in cash and cash
  equivalents..................................       59,466      51,485      124,359       11,832       (128,893)
Cash and cash equivalents at beginning of
  period.......................................      205,723      81,364       81,364       69,532        198,425
                                                 -----------  ----------  -----------  -----------  -------------
Cash and cash equivalent at end of period......  $   265,189  $  132,849  $   205,723  $    81,364  $      69,532
                                                 -----------  ----------  -----------  -----------  -------------
                                                 -----------  ----------  -----------  -----------  -------------
Supplemental disclosure of cash information:
  Cash paid for interest.......................  $    21,116  $   23,131  $    88,586  $   104,724  $      60,802
                                                 -----------  ----------  -----------  -----------  -------------
                                                 -----------  ----------  -----------  -----------  -------------
Non-cash operating and financing activities:
  Trade revenue................................  $    37,933  $   58,296  $   303,893  $   284,557  $     229,064
                                                 -----------  ----------  -----------  -----------  -------------
                                                 -----------  ----------  -----------  -----------  -------------
  Trade expense................................  ($   30,343) ($  27,080) ($  303,859) ($  274,278) ($    173,760)
                                                 -----------  ----------  -----------  -----------  -------------
                                                 -----------  ----------  -----------  -----------  -------------
  Trade acquisition of assets..................  ($    2,374) ($   6,263) ($   31,845) ($   43,021) ($     70,400)
                                                 -----------  ----------  -----------  -----------  -------------
                                                 -----------  ----------  -----------  -----------  -------------

                       See Notes to Financial Statements.

                           MIDLAND BROADCASTERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    DESCRIPTION OF BUSINESS

    Midland Broadcasters, Inc. (the "Company") owns and operates radio stations KMAJ-AM, KMAJ-FM, KDVV-FM and KTOP-AM located in Topeka, Kansas.

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

    REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

    TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are capitalized or expensed, respectively, when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for its accounts receivable.

    The Company reserves for potential credit losses based upon the expected collectibility of all accounts receivable.

    PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets,

                           MIDLAND BROADCASTERS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) are capitalized at cost and depreciated using accelerated methods over their estimated useful lives as follows:

Broadcasting towers and equipment...............................  5-15 years
Buildings.......................................................  15-39
                                                                  years
Office furniture and equipment..................................  5-7 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

    INTANGIBLE ASSETS

    Intangible assets primarily include goodwill and FCC licenses. Intangible assets are stated at cost and are being amortized using the straight-line method over estimated useful lives of 15 years. Amortization expense was $39,534, $39,535 and $20,963 in 1997, 1996 and 1995, respectively. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

    INCOME TAXES

    The Company's shareholders elected S Corporation status. In lieu of corporate income taxes, the Company's taxable income or loss is reported by its shareholders.

    INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. ACQUISITION

    In June 1995, the Company acquired KDVV-FM in Topeka, Kansas for $725,000 in cash. The purchase price was allocated to property and equipment ($321,323) and intangibles ($403,677). The acquisition was accounted for as a purchase. Accordingly, the accompanying financial statements include the results of operations of the acquired entity from the date of the acquisition. Had this Company been acquired at the beginning of the year, the results of operations would have not changed materially.

                           MIDLAND BROADCASTERS, INC.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                             DECEMBER 31,  DECEMBER 31,
                                                                                 1997          1996
                                                                             ------------  ------------
Broadcasting towers and equipment..........................................   $  851,085    $  785,920
Buildings..................................................................      250,198       239,820
Automobiles................................................................       99,709        99,709
Office furniture and equipment.............................................      274,394       247,717
                                                                             ------------  ------------
                                                                               1,475,386     1,373,166
Accumulated depreciation...................................................     (871,909)     (707,309)
                                                                             ------------  ------------
                                                                                 603,477       665,857
Land.......................................................................      104,926       104,926
                                                                             ------------  ------------
Property and equipment, net................................................   $  708,403    $  770,783
                                                                             ------------  ------------
                                                                             ------------  ------------

    Depreciation expense for 1997, 1996 and 1995 was $172,026, $169,693 and $111,137, respectively.

4. RELATED PARTY TRANSACTIONS:

    In June 1995, the Company sold KMAJ-AM to FR Corporation (a related party) for $50,000. FR Corporation also acquired KTOP-AM in June 1995 from an unrelated party for $25,000 in cash. In October 1995, FR Corporation sold KMAJ-AM and KTOP-AM to the Company for $75,000 and then ceased operations. The Company and FR Corporation were operated independently during the period June 1995 to October 1995. The financial statements of the Company include the operations of KMAJ-AM, KDVV-FM and KTOP-AM only for the periods they were owned by the Company, and thus do not include the results of operations of KMAJ-AM and KTOP-AM during the time they were operated by FR Corporation. Revenues of FR Corporation were $158,880 (unaudited) and net loss was $2,001 (unaudited) for the five month operations of KMAJ-AM and KTOP-AM.

    In November 1995, the Company purchased from a related party land and real property for $195,000.

                           MIDLAND BROADCASTERS, INC.

5. LONG-TERM DEBT

    Long-term debt consists of the following at December 31, 1997 and 1996:

BANK LOANS:                                                                        1997         1996
------------------------------------------------------------------------------  ----------  ------------
NationsBank, principal amount of $740,000, with monthly payments of $9,525
  (including principal and interest) with final payment due December 2005. The interest rate is Topeka Base rate plus 0.75%, which resulted in 8.75% at
  December 31, 1997...........................................................  $  617,964  $    679,491
NationsBank, principal amount of $75,000, with monthly payments of $1,612
  (including principal and interest) with final payment due June 12, 2000. The
  interest rate is 10.5% fixed................................................      35,779        54,836
NationsBank, principal amount of $29,881, with monthly payments of $725
  (including principal and interest) with final payment due August 27,
  2000.The interest rate is 7.59% fixed.......................................      22,257        28,269
Capitol Federal Savings, principal amount of $263,500, with monthly payments of $2,634 (including principal and interest) with final payment due November
  10, 2010.The interest rate is 8.75% fixed.This note is collateralized by a
  mortgage on part of the Company's real property.............................     244,894       254,602
Santa Fe Credit Union, principal amount of $15,451 with monthly payments of
  $500 (including principal and interest). The interest rate 8.25% fixed.This
  note is collateralized by an automobile owned by the Company................      10,144        14,685
                                                                                ----------  ------------
Long term debt................................................................     931,038     1,031,883
Less: current maturities......................................................     113,259        81,449
                                                                                ----------  ------------
                                                                                $  817,779  $    950,434
                                                                                ----------  ------------
                                                                                ----------  ------------

    The notes with NationsBank are collateralized by substantially all of the assets of the Company and a pledge of stock and personal guaranty by the majority stockholder.

    The note with Santa Fe Credit Union was paid in full in March, 1998 in advance of its original maturity.

    As of December 31, 1997, the Company had no additional available credit lines.

    Long term debt expires as follows:

1998..............................................................  $ 113,259
1999..............................................................    112,748
2000..............................................................     95,468
2001..............................................................     96,371
2002..............................................................    105,150
Thereafter........................................................    408,042
                                                                    ---------
                                                                    $ 931,038
                                                                    ---------
                                                                    ---------

                           MIDLAND BROADCASTERS, INC.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments. The carrying amount of notes payable approximates fair value based on current market rates.

7. CONTINGENCIES

    The Company is the guarantor of a note dated May 20, 1997 in the original amount of $505,993 between Nations Bank and Frederick P. Reynolds, Jr., current controlling stockholder.

8. SUBSEQUENT EVENT

    In April 1998, the Company signed a letter of intent with Cumulus Media Inc. to sell the assets of the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying combined balance sheets and the related combined statements of income and retained earnings and of cash flows present fairly, in all material respects, the combined financial position of The Midwestern Broadcasting Company's radio stations, WWWM-FM and WLQR-AM at October 31, 1997 and December 31, 1996, and the results of their operations and their cash flows for the period January 1, 1997 to October 31, 1997 and for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Toledo, Ohio
February 11, 1998

                      THE MIDWESTERN BROADCASTING COMPANY

                       RADIO STATIONS WWWM-FM AND WLQR-AM

                            COMBINED BALANCE SHEETS

                                                                                       OCTOBER 31,   DECEMBER 31,
                                                                                           1997          1996
                                                                                       ------------  ------------
                                                     ASSETS

Current assets:
  Cash and cash equivalents..........................................................  $    310,134   $   95,279
  Marketable securities, at fair value...............................................       303,546      544,510
  Trade accounts receivable, less allowance of $10,000 in 1997 and $10,000 in 1996...       593,249      397,661
  Amounts due from related parties...................................................        63,431      170,722
  Amount due from shareholders.......................................................        79,500       37,620
  Prepaid expenses...................................................................        10,431       25,615
  Income tax receivable..............................................................         7,177        7,750
  Interest receivable................................................................                      5,018
                                                                                       ------------  ------------
      Total current assets...........................................................     1,367,468    1,284,175

Property and equipment:
  Land and land improvements.........................................................        85,040       85,040
  Buildings and leasehold improvements...............................................       168,510      153,028
  Transmitter, towers, antenna system, and other equipment...........................       307,821      313,751
  Furniture and fixtures.............................................................       160,409      159,418
  Automobiles and other vehicles.....................................................        54,858       54,858
                                                                                       ------------  ------------
                                                                                            776,638      766,095
  Less accumulated depreciation......................................................       550,705      522,117
                                                                                       ------------  ------------
                                                                                            225,933      243,978
                                                                                       ------------  ------------
                                                                                       $  1,593,401   $1,528,153
                                                                                       ------------  ------------
                                                                                       ------------  ------------

     The accompanying notes are an integral part of the combined financial statements.

                      THE MIDWESTERN BROADCASTING COMPANY

                       RADIO STATIONS WWWM-FM AND WLQR-AM

                            COMBINED BALANCE SHEETS

                                                                                       OCTOBER 31,   DECEMBER 31,
                                                                                           1997          1996
                                                                                       ------------  ------------
                                        LIABILITIES AND STATIONS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses..............................................  $     15,860   $   71,084
  Amounts due to affiliates..........................................................       470,951      426,566
  Employees' compensation, payroll taxes, and commissions............................        83,761       83,292
  Income taxes.......................................................................         9,800          418
  Current maturities of long-term liabilities........................................         4,539        4,389
  Deferred barter revenue............................................................        89,055       86,882
                                                                                       ------------  ------------
      Total current liabilities......................................................       673,966      672,631

Long-term liabilities:
  Notes payable to bank..............................................................        36,863       38,003
  Capital lease obligations..........................................................        12,355       15,349
                                                                                       ------------  ------------
                                                                                             49,218       53,352
  Less current maturities............................................................         4,539        4,389
                                                                                       ------------  ------------
                                                                                             44,679       48,963

Stations' equity:
  Contributed equity.................................................................       105,702      105,702
  Retained earnings..................................................................       769,054      700,857
                                                                                       ------------  ------------
                                                                                            874,756      806,559
                                                                                       ------------  ------------
                                                                                       $  1,593,401   $1,528,153
                                                                                       ------------  ------------
                                                                                       ------------  ------------

     The accompanying notes are an integral part of the combined financial statements.

                      THE MIDWESTERN BROADCASTING COMPANY

                       RADIO STATIONS WWWM-FM AND WLQR-AM

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                      FOR THE PERIOD           YEAR ENDED
                                                                       JANUARY 1, TO          DECEMBER 31,
                                                                        OCTOBER 31,    --------------------------
                                                                           1997            1996          1995
                                                                      ---------------  ------------  ------------
Operating revenues:
  Local announcements...............................................   $   1,234,931   $  1,561,720  $  1,893,321
  Regional announcements............................................         618,134        545,996       797,467
  Barter revenue....................................................         172,656        239,395       333,300
  National announcements............................................         454,405        342,953       403,487
  Remotes...........................................................          37,111         39,779       105,195
  Political announcements...........................................                          4,206
  Other.............................................................                            446         6,957
                                                                      ---------------  ------------  ------------
                                                                           2,517,237      2,734,495     3,539,727
  Less: agency and national representative commissions..............         279,227        317,038       408,451
                                                                      ---------------  ------------  ------------
                                                                           2,238,010      2,417,457     3,131,276
                                                                      ---------------  ------------  ------------
Operating costs and expenses:
  Engineering.......................................................         110,848        117,195        91,620
  Production........................................................         443,054        647,557       717,461
  Selling...........................................................         560,613        619,285       781,565
  General and administrative........................................         626,268        825,500       825,606
                                                                      ---------------  ------------  ------------
                                                                           1,740,783      2,209,537     2,416,252
                                                                      ---------------  ------------  ------------

Other income (expense):
  Investment income.................................................          13,070         31,556        27,938
  Interest expense..................................................          (4,573)        (5,992)       (4,180)
  Miscellaneous.....................................................         (18,788)        (7,941)         (877)
                                                                      ---------------  ------------  ------------
                                                                             (10,291)        17,623        22,881
                                                                      ---------------  ------------  ------------
Income before local income taxes....................................         486,936        225,543       737,905
Provision for local income taxes....................................           9,800          6,000        16,000
                                                                      ---------------  ------------  ------------
Net income..........................................................         477,136        219,543       721,905

Retained earnings at beginning of year..............................         700,857        716,705       347,768
Dividends and distributions.........................................        (408,939)      (235,391)     (352,968)
                                                                      ---------------  ------------  ------------
Retained earnings at end of year....................................   $     769,054   $    700,857  $    716,705
                                                                      ---------------  ------------  ------------
                                                                      ---------------  ------------  ------------

     The accompanying notes are an integral part of the combined financial statements.

                      THE MIDWESTERN BROADCASTING COMPANY

                       RADIO STATIONS WWWM-FM AND WLQR-AM

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                          FOR THE PERIOD         YEAR ENDED
                                                                           JANUARY 1, TO        DECEMBER 31,
                                                                            OCTOBER 31,    ----------------------
                                                                               1997           1996        1995
                                                                          ---------------  ----------  ----------
Cash flows from operating activities
Net income..............................................................    $   477,136    $  219,543  $  721,905
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.........................................         49,678        53,510      37,326
  Provision for losses on accounts receivable...........................                                   20,084
  Interest income from marketable securities............................           (906)
  Loss on disposal of property, plant and equipment.....................            995
  Barter revenue........................................................       (172,656)     (239,395)   (333,300)
  Barter expense........................................................        174,829       187,317     277,828
Changes in operating assets and liabilities:
  Trade accounts and other receivables..................................       (189,997)      233,534     (74,890)
  Amounts due related parties and shareholders..........................        (36,917)     (121,408)    (26,683)
  Intercompany payable/receivable.......................................        146,713       (71,876)      5,287
  Prepaid expenses......................................................         15,184        (6,304)     (5,259)
  Other assets..........................................................                        3,250         873
  Accounts payable and accrued expenses.................................        (45,373)      (28,516)    (12,556)
                                                                          ---------------  ----------  ----------
Net cash provided by operating activities...............................        418,686       229,655     610,615
                                                                          ---------------  ----------  ----------

Cash flows from investing activities
  Purchases of property and equipment...................................        (32,628)      (51,176)   (111,503)
  Sales (purchases) of marketable securities, net.......................        241,870      (544,510)
                                                                          ---------------  ----------  ----------
Net cash provided by (used in) investing activities.....................        209,242      (595,686)   (111,503)
                                                                          ---------------  ----------  ----------

Cash flows from financing activities
Principal payments on note payable to bank and capital lease
  obligations...........................................................         (4,134)       (1,366)       (631)
Proceeds from issuance of debt..........................................                                   40,000
Dividends and distributions.............................................       (408,939)     (235,391)   (352,968)
                                                                          ---------------  ----------  ----------
Net cash used in financing activities...................................       (413,073)     (236,757)   (313,599)
                                                                          ---------------  ----------  ----------
Increase (decrease) in cash and cash equivalents........................        214,855      (602,788)    185,513
Cash and cash equivalents at beginning of period........................         95,279       698,067     512,554
                                                                          ---------------  ----------  ----------
Cash and cash equivalents at end of period..............................    $   310,134    $   95,279  $  698,067
                                                                          ---------------  ----------  ----------
                                                                          ---------------  ----------  ----------

Supplemental schedule of non-cash activities
Equipment acquired under capital leases.................................    $   --         $   15,349  $   --
                                                                          ---------------  ----------  ----------
                                                                          ---------------  ----------  ----------

     The accompanying notes are an integral part of the combined financial statements.

                      THE MIDWESTERN BROADCASTING COMPANY
                       RADIO STATIONS WWWM-FM AND WLQR-AM

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

    The Midwestern Broadcasting Company (the "Company") owns and operates radio stations WWWM-FM and WLQR-AM (the "Stations") located in Toledo, Ohio. At the close of business on November 12, 1997, the stations were sold to Cumulus Broadcasting, Inc., a wholly owned subsidiary of Cumulus Media Inc. For accounting purposes, the acquisition date has been designated as of the close of business on October 31, 1997. The combined financial statements present the operations of the Stations on a "carved out" basis. The results of operations for the period from November 1, 1997 through November 12, 1997 were not considered significant. In addition, there were no significant differences between the balance sheet at October 31, 1997 and November 12, 1997.

    The significant accounting principles followed by the Stations and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

BASIS OF PRESENTATION

    The combined financial statements include the assets and liabilities of the Stations and the results of their operations.

CASH EQUIVALENTS

    The Stations consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

MARKETABLE SECURITIES

    Marketable securities consist of U.S. Government debt securities and have original maturities of six months. Management considers all marketable securities to be "available for sale" as defined by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such securities are carried at market value.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Expenditures for additions and improvements that add materially to productive capacity or extend the useful life of an asset are capitalized, and expenditures for maintenance and repairs are charged to operations. When property is retired or otherwise disposed of, the related accounts for cost and depreciation are relieved, and any gain or loss resulting from the disposal is included in results of operations. Depreciation is computed by accelerated and straight-line methods. Useful lives ranged from 5 to 20 years for land improvements; 5 to 45 years for buildings and leasehold improvements; 5 to 10 years for transmitting equipment, towers, antennas, and furniture; and 5 to 12 years for automobiles and other vehicles.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

                      THE MIDWESTERN BROADCASTING COMPANY
                       RADIO STATIONS WWWM-FM AND WLQR-AM

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
BARTER TRANSACTIONS

    Goods and services received in exchange for commercial broadcasts are recorded at fair value when received, and the related revenue is recorded when the advertisement is broadcast. The Stations recorded $10,000, $1,700 and $7,000 of fixed assets obtained through various barter transactions during 1997, 1996 and 1995, respectively.

INCOME TAXES

    Midwestern Broadcasting is a Subchapter S corporation for federal and state income tax purposes. As a result, the shareholders of Midwestern include their pro-rata share of Midwestern's taxable income in their respective personal income tax returns. Therefore, federal and state income tax provisions have not been recorded for the Stations.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during that period. Actual results could differ from those estimates.

2. LONG-TERM LIABILITIES

    During 1995, the Stations borrowed $40,000 from a bank under a term note. The note bears interest at a fixed interest rate of 10.75% per annum and is payable in equal monthly installments of principal and interest of $448 over fifteen years. At October 31, 1996 the balance is $36,863.

    The Stations entered into a capital lease for certain equipment during 1996. The liability under the lease was $12,355 and $15,349 at October 31, 1997 and December 31, 1996, respectively. The equipment is included in furniture and fixtures and has a net book value of $11,831 and $15,028 at October 31, 1997 and December 31, 1996, respectively. Amortization of the capital lease asset is included in depreciation expense.

                      THE MIDWESTERN BROADCASTING COMPANY
                       RADIO STATIONS WWWM-FM AND WLQR-AM

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM LIABILITIES (CONTINUED)
    Future minimum payments for all long-term obligations as of October 31, 1997 are as follows:

                                                                           NOTES    CAPITALIZED
                                                                          PAYABLE     LEASES
                                                                         ---------  -----------
1998...................................................................  $   1,239   $   4,680
1999...................................................................      1,524       4,680
2000...................................................................      1,696       4,680
2001...................................................................      1,888         390
2002...................................................................      2,101
Future Years...........................................................     28,415
                                                                         ---------  -----------
                                                                         $  36,863      14,430
                                                                         ---------  -----------
Amount representing interest...........................................                  2,075
                                                                                    -----------
Present value of minimum lease payments................................              $  12,355
                                                                                    -----------
                                                                                    -----------

    Total interest payments were $4,573, $5,992 and $4,180 in 1997, 1996 and 1995, respectively.

3. RELATED PARTIES

    Stratford Research, a company affiliated through common ownership and management, provides market research and consulting services to the Stations. Consulting fees charged during 1997, 1996 and 1995 to the Stations totaled $43,000, $71,000 and $98,000, respectively, and are included in general and administrative expenses. Certain expenditures are incurred by the Stations and charged to Stratford. At October 31, 1997 and December 31, 1996 and 1995, the Stations had a receivable from Stratford totaling $6,611, $3,438 and $10,388, respectively, which is included in amounts due from related parties.

    During 1997 and 1996, the shareholders of the Company incurred travel and other personal expenses in excess of dividends paid, resulting in a net $31,864 and $38,000 receivable due from shareholders as of October 31, 1997 and December 31, 1996, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholder's equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Mustang Broadcasting Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
May 21, 1998

                          MUSTANG BROADCASTING COMPANY

                                 BALANCE SHEETS


                                                                                                DECEMBER 31,
                                                                              MARCH 31,   ------------------------
                                                                                1998         1997         1996
                                                                             -----------  ----------  ------------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents................................................  $    49,508  $   51,353  $     83,618
  Accounts receivable, less allowance for doubtful accounts of $5,000......      123,752     160,167       180,151
  Prepaid expenses.........................................................          125         227        13,430
                                                                             -----------  ----------  ------------
      Total current assets.................................................      173,385     211,747       277,199
                                                                             -----------  ----------  ------------
Property and equipment, net................................................      283,175     295,303       339,562

Intangible assets, net.....................................................      350,041     362,606       412,867
                                                                             -----------  ----------  ------------
      Total asset..........................................................  $   806,601  $  869,656     1,029,628
                                                                             -----------  ----------  ------------
                                                                             -----------  ----------  ------------
                     LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.........................................................  $   --       $    4,067  $     12,904
  Accrued expenses.........................................................       45,882      40,793        52,045
  Current portion of debt..................................................       21,540      21,540        18,049
  Current portion of stockholder advances..................................      536,633     515,203       612,371
                                                                             -----------  ----------  ------------
      Total current liabilities............................................      604,055     581,603       695,369
                                                                             -----------  ----------  ------------
Long-term debt.............................................................       27,012      31,134        39,250
Stockholder advances.......................................................      192,130     213,560       299,280

Commitments and contingencies

Stockholder's equity (deficit):
  Common stock, $.01 par value, 100,000 shares authorized, 68,500 issued and outstanding at December 31, 1997; 52,000 issued and outstanding at
    December 31, 1996......................................................          685         685           520
  Additional paid-in-capital...............................................      684,315     684,315       519,480
  Accumulated deficit......................................................     (701,596)   (641,641)     (524,271)
                                                                             -----------  ----------  ------------
      Total stockholder's equity (deficit).................................      (16,596)     43,359        (4,271)
                                                                             -----------  ----------  ------------
      Total liabilities and stockholder's equity (deficit).................  $   806,601  $  869,656  $  1,029,628
                                                                             -----------  ----------  ------------
                                                                             -----------  ----------  ------------


                       See Notes to Financial Statements.

                          MUSTANG BROADCASTING COMPANY

                            STATEMENTS OF OPERATIONS

                                                     THREE MONTHS
                                                   ENDED MARCH 31,           FOR THE YEAR ENDED DECEMBER 31,
                                               ------------------------  ----------------------------------------
                                                  1998         1997          1997          1996          1995
                                               -----------  -----------  ------------  ------------  ------------
                                                     (UNAUDITED)
Revenues.....................................  $   210,303  $   251,171  $  1,139,924  $  1,290,022  $  1,004,458
  Less: agency commissions...................       (6,976)      (9,389)      (46,753)      (52,868)      (32,276)
                                               -----------  -----------  ------------  ------------  ------------
      Net revenues...........................      203,327      241,782     1,093,171     1,237,154       972,182
Operating expenses:
  Programming................................       83,119       80,442       334,345       347,031       311,511
  Sales and promotions.......................       84,805      100,035       436,741       484,073       375,604
  Technical..................................       16,587       17,259        68,058        64,467        62,458
  General and administrative.................       52,813       56,146       238,628       248,557       207,947
  Depreciation and amortization..............       24,693       24,168        96,673        95,430        82,425
                                               -----------  -----------  ------------  ------------  ------------
      Total operating expenses...............      262,017      278,050     1,174,445     1,239,558     1,039,945
                                               -----------  -----------  ------------  ------------  ------------
Loss from operations.........................      (58,690)     (36,268)      (81,274)       (2,404)      (67,763)

Interest expense.............................       (1,265)     (14,323)      (36,096)      (36,079)      (55,152)
                                               -----------  -----------  ------------  ------------  ------------
Net loss.....................................  $   (59,955) $   (50,591) $   (117,370) $    (38,483) $   (122,915)
                                               -----------  -----------  ------------  ------------  ------------
                                               -----------  -----------  ------------  ------------  ------------

                       See Notes to Financial Statements.

                          MUSTANG BROADCASTING COMPANY

             STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)

                                                                               ADDITIONAL
                                                                    COMMON      PAID-IN    ACCUMULATED
                                                                     STOCK      CAPITAL      DEFICIT        TOTAL
                                                                  -----------  ----------  ------------  -----------
Balance at January 1, 1995......................................   $     400   $  399,600   $ (362,873)  $    37,127

Issuance of common stock........................................         120      119,880       --           120,000

Net loss........................................................      --           --         (122,915)     (122,915)
                                                                       -----   ----------  ------------  -----------
Balance at December 31, 1995....................................   $     520   $  519,480   $ (485,788)  $    34,212

Net Loss........................................................      --           --          (38,483)      (38,483)
                                                                       -----   ----------  ------------  -----------
Balance at December 31, 1996....................................         520      519,480     (524,271)       (4,271)

Issuance of common stock........................................         165      164,835       --           165,000

Net loss........................................................      --           --         (117,370)     (117,370)
                                                                       -----   ----------  ------------  -----------
Balance at December 31, 1997....................................   $     685   $  684,315   $ (641,641)  $    43,359
                                                                       -----   ----------  ------------  -----------
                                                                       -----   ----------  ------------  -----------

                       See Notes to Financial Statements.

                          MUSTANG BROADCASTING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                        THREE MONTHS
                                                      ENDED MARCH 31,          FOR THE YEAR ENDED DECEMBER 31,
                                                  ------------------------  -------------------------------------
                                                     1998         1997         1997         1996         1995
                                                  -----------  -----------  -----------  -----------  -----------
                                                        (UNAUDITED)
Cash flows from operating activities:
  Net loss......................................  $   (59,955) $   (50,591) $  (117,370) $   (38,483) $  (122,915)
  Adjustments to reconcile net loss to cash
    provided by (used for) operating activities:
    Depreciation and amortization...............       24,693       24,168       96,673       95,430       82,425
    Loss on disposal of assets..................      --           --            21,616      --             7,887
  Changes in assets and liabilities:
    Accounts receivable.........................       36,415        5,797       19,984      (17,086)     (44,083)
    Prepaid expenses and other current assets...          102       (5,849)      13,203       (2,202)         937
    Accounts payable............................       (4,067)      (7,749)      (8,837)      (1,116)      13,763
    Accrued and other liabilities...............        5,089      (16,660)     (11,252)      17,306       (4,559)
                                                  -----------  -----------  -----------  -----------  -----------
  Net cash provided by (used for) operating
    activities..................................        2,277      (50,884)      14,017       53,849      (66,545)
                                                  -----------  -----------  -----------  -----------  -----------
Cash flows from investing activities:
  Capital expenditures..........................      --           --           (23,769)     (93,861)     --
                                                  -----------  -----------  -----------  -----------  -----------
  Net cash used for investing activities........      --           --           (23,769)     (93,861)     --
                                                  -----------  -----------  -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from borrowings......................      --           --             9,466       60,000      --
  Repayment of borrowings.......................       (4,122)      (3,211)     (14,091)      (2,701)     --
  Proceeds from issuance of stock...............      --           --           165,000      --           120,000
  Stockholder advances, net.....................      --           --          (182,888)      38,990      (31,290)
                                                  -----------  -----------  -----------  -----------  -----------
  Net cash provided by (used for) financing
    activities..................................       (4,122)      (3,211)     (22,513)      96,289       88,710
                                                  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in cash and cash
  equivalents...................................       (1,845)     (54,095)     (32,265)      56,277       22,165

Cash and cash equivalents at beginning of
  period........................................       51,353       83,618       83,618       27,341        5,176
                                                  -----------  -----------  -----------  -----------  -----------
Cash and cash equivalents at end of period......  $    49,508  $    29,523  $    51,353       83,618       27,341
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
Supplemental disclosure of cash flow
  information:
Interest paid...................................  $     1,265  $    14,323  $    36,096  $    36,079  $    55,152
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
Non-cash operating activities:
  Trade revenue.................................  $    24,968  $    18,720  $    93,878  $   138,699  $   114,790
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
  Trade expense.................................  $    24,968  $    18,720  $    93,878  $   138,699  $   114,790
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

                       See Notes to Financial Statements.

                          MUSTANG BROADCASTING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Mustang Broadcasting Company (the "Company") owns and operates radio stations KEXO-AM, KKNN-FM, KQIX-FM, KQIL AM/FM located in Grand Junction, CO.

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

                                                                   5-15
Office furniture and equipment...................................  years
Leasehold improvement............................................  39 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets include organizational costs, goodwill and Federal Communications Commission ("FCC") licenses. Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life or contract term for periods not exceeding 15 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted cash flows of the related businesses.

INCOME TAXES

    The Company has elected to be treated as a Subchapter S Corporation for federal and state income tax purposes. Under this election, the income or loss of the Company is included in the tax return of the stockholder. Accordingly, federal and state income taxes are not included in the accompanying financial statements.

                          MUSTANG BROADCASTING COMPANY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Pro forma results reflecting the treatment of the Company as a tax paying entity are not included since the Company incurred a net loss for the years ended December 31, 1997, 1996 and 1995.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

FAIR VALUE OF FINANCIAL STATEMENTS

    The carrying amounts of the Company's financial instruments, including cash, accounts receivable accounts payable, short-term and long-term debt, approximate fair value.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Equipment.............................................................  $  272,476  $  274,421
Office Furniture and Leasehold improvements...........................      30,340      33,589
                                                                        ----------  ----------
                                                                           302,816     308,010
Accumulated depreciation..............................................    (132,789)    (93,724)
                                                                        ----------  ----------
                                                                           170,027     214,286
Land..................................................................     125,276     125,276
                                                                        ----------  ----------
Property and equipment, net...........................................  $  295,303  $  339,562
                                                                        ----------  ----------
                                                                        ----------  ----------

    Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $46,412, $45,169 and $32,164, respectively.

                          MUSTANG BROADCASTING COMPANY

3. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                          1997        1996
                                                                       ----------  -----------
Organization costs...................................................  $  105,263  $   105,263
Goodwill and FCC license.............................................     438,124      438,124
                                                                       ----------  -----------
                                                                          543,387      543,387
Accumulated amortization.............................................    (180,781)    (130,520)
                                                                       ----------  -----------
Intangible assets, net...............................................  $  362,606  $   412,867
                                                                       ----------  -----------
                                                                       ----------  -----------

    Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $50,261.

4. LONG-TERM DEBT:

    The Company had a note payable for $52,674 and $57,299 at December 31, 1997 and 1996, respectively, with Alpine Bank related to equipment purchases. The notes bear interest at 9.25% and the final payment is due on October 2, 2000.

    The Company also receives advances from its sole stockholder to be used in business operations. Net advances were $728,763 and $911,651 at December 31, 1997 and 1996, respectively. Of this amount, $515,203 and $612,371 was due on demand at December 31, 1997 and 1996, respectively, and has been classified as a current liability. The remaining $213,560 and $299,280 at December 31, 1997 and 1996, respectively, is outstanding pursuant to a promissory note payable and is due in quarterly installments with the balance due April 15, 1999. In 1997, no interest was paid or accrued related to the stockholder advances. In 1996 and 1995, the amounts outstanding pursuant to the promissory note carried a 7.25% interest rate.


    A summary of the future maturities of long-term debt as of December 31, 1997 is as follows:


1998..............................................................  $ 536,743
1999..............................................................    235,100
2000..............................................................      9,594

5. COMMITMENTS AND CONTINGENCIES:

    The Company incurred expenses of approximately $32,836, $29,431 and $27,177, respectively, for the years ended December 31, 1997, 1996 and 1995 under operating leases for radio broadcasting facilities. Future minimum annual payments under these non-cancelable operating leases and agreements as of December 31, 1997 are as follows:

1998...............................................................  $  26,309
1999...............................................................      3,278
2000...............................................................      3,278
2001...............................................................      3,278
Thereafter.........................................................     42,616

6. SUBSEQUENT EVENT:

    In February 1998, the Company entered into an agreement to sell certain assets, subject to approval of the Federal Communications Commission, to Cumulus Media Inc. for approximately $2,800,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
New Frontier Communications, Inc.

    We have audited the balance sheets of New Frontier Communications, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Frontier Communications, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

/s/ JOHNSON, MILLER & CO.
Odessa, Texas
February 24, 1998

                       NEW FRONTIER COMMUNICATIONS, INC.

                                 BALANCE SHEET

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                           MARCH 31,    ------------  ------------
                                                                              1998
                                                                          ------------
                                                                          (UNAUDITED)
                                               ASSETS

CURRENT ASSETS
  Cash..................................................................  $    232,307  $    388,925       118,189
  Receivables
    Trade (note B)......................................................       144,246       686,003       689,987
    Current maturities of notes receivable (note C).....................         5,517         5,108         4,023
    Affiliates..........................................................       549,504        67,693       --
  Prepaid expenses......................................................        93,725       113,107        52,728
                                                                          ------------  ------------  ------------
      Total current assets..............................................     1,025,299     1,260,836       864,927

PROPERTY AND EQUIPMENT (notes A5 and D).................................     1,435,247     1,505,691     1,281,154

GOODWILL, LICENSES AND OPERATING RIGHTS
  (net of accumulated amortization of $507,041 in 1997 and $295,942 in
  1996) (notes A6 and E)................................................     2,199,779     2,244,784     1,826,981

NOTES RECEIVABLE--less current maturities (note C)......................        27,050        28,475        14,077
                                                                          ------------  ------------  ------------
                                                                          $  4,687,375  $  5,039,786     3,987,139
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                               LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

  Current maturities of long-term debt (note G).........................  $    338,360  $    369,995       246,504
  Accounts payable (note F).............................................       117,077       183,735       206,641
  Accrued liabilities
    Interest............................................................        45,308       123,376       --
    Wages...............................................................       --             87,170        67,625
    Other...............................................................         2,581        19,321        29,612
  Advance from affiliates...............................................       118,759       116,675       --
                                                                          ------------  ------------  ------------
      Total current liabilities.........................................       622,085       900,272       550,382

LONG-TERM DEBT, less current maturities (note G)........................     4,587,938     4,646,346     3,922,241
DEFERRED INCOME TAX LIABILITY (note J)..................................        68,360        71,919        26,651
                                                                          ------------  ------------  ------------
                                                                             5,278,383     5,618,537     4,499,274
                                                                          ------------  ------------  ------------
STOCKHOLDERS' DEFICIT
  Common stock, no par value;
    1,000,000 shares authorized,
    560,000 shares issued and outstanding...............................       315,000       315,000       315,000
  Accumulated deficit...................................................      (906,008)     (893,751)     (827,135)
                                                                          ------------  ------------  ------------
                                                                              (591,008)     (578,751)     (512,135)
                                                                          ------------  ------------  ------------
                                                                          $  4,687,375  $  5,039,786     3,987,139
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                       NEW FRONTIER COMMUNICATIONS, INC.

                            STATEMENT OF OPERATIONS


                                                    THREE MONTHS
                                                  ENDED MARCH 31,                YEARS ENDED DECEMBER 31,
                                             --------------------------  ----------------------------------------
                                                 1998          1997          1997          1996          1995
                                             ------------  ------------  ------------  ------------  ------------
                                                    (UNAUDITED)

Broadcast revenue..........................  $    132,596  $    884,434  $  4,642,280     3,539,479     2,245,326

Local marketing agreement..................       681,981       --            --            --            --
                                             ------------  ------------  ------------  ------------  ------------
                                                  814,577       884,434     4,642,280     3,539,479     2,245,326

Costs and expenses
  Direct expenses..........................       117,995       232,497       410,290       351,210       211,335
  Engineering..............................        30,388       267,676       192,044       111,213        75,959
  Programming (note H).....................        22,390        48,658       801,943       496,046       326,620
  Marketing................................         6,743        99,548     1,315,784       951,446       752,828
  Administrative...........................       397,820       120,401       968,263       802,281       544,409
  Depreciation and amortization............       115,449        69,968       485,883       298,303       108,211
                                             ------------  ------------  ------------  ------------  ------------
      Total operating expenses.............       690,785       838,748     4,174,207     3,010,499     2,019,362
                                             ------------  ------------  ------------  ------------  ------------
      Operating profit.....................       123,792        45,686       468,073       528,980       225,964
                                             ------------  ------------  ------------  ------------  ------------

Other (income) expenses
  Loss on disposal of assets...............       --              2,500        33,850       --             13,076
  Interest and financing...................       146,521       110,106       497,234       363,733       167,363
  Other....................................        (6,913)      --             (1,926)       (1,724)       10,209
                                             ------------  ------------  ------------  ------------  ------------
                                                  139,608       112,606       529,158       362,009       190,648
                                             ------------  ------------  ------------  ------------  ------------

(Loss) earnings before income tax..........       (15,816)      (66,920)      (61,085)      166,971        35,316

Income tax benefit (expense)
  Current..................................       --             34,290        39,737       (32,824)       (7,207)
  Deferred.................................         3,559        (4,099)      (45,268)      (26,651)      --
                                             ------------  ------------  ------------  ------------  ------------
                                                    3,559        30,191        (5,531)      (59,475)       (7,207)
                                             ------------  ------------  ------------  ------------  ------------
      NET (LOSS) EARNINGS..................  $    (12,257) $    (36,729) $    (66,616)      107,496        28,109
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
(Loss) earnings per share..................  $       (.02) $       (.06) $       (.12)          .19           .05
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------


   The accompanying notes are an integral part of these financial statements.

                       NEW FRONTIER COMMUNICATIONS, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                     NUMBER
                                                                    OF SHARES     COMMON    ACCUMULATED
                                                                     ISSUED       STOCK       DEFICIT       TOTAL
                                                                   -----------  ----------  ------------  ----------
Balances at December 31, 1994....................................     560,000   $  315,000     (962,740)    (647,740)
Net earnings.....................................................      --           --           28,109       28,109
                                                                   -----------  ----------  ------------  ----------
Balances at December 31, 1995....................................     560,000      315,000     (934,631)    (619,631)
Net earnings.....................................................      --           --          107,496      107,496
                                                                   -----------  ----------  ------------  ----------
Balances at December 31, 1996....................................     560,000      315,000     (827,135)    (512,135)
Net loss.........................................................      --           --          (66,616)     (66,616)
                                                                   -----------  ----------  ------------  ----------
Balances at December 31, 1997....................................     560,000   $  315,000     (893,751)    (578,751)
                                                                   -----------  ----------  ------------  ----------
                                                                   -----------  ----------  ------------  ----------

   The accompanying notes are an integral part of these financial statements.

                       NEW FRONTIER COMMUNICATIONS, INC.

                            STATEMENT OF CASH FLOWS

                                                              THREE MONTHS
                                                             ENDED MARCH 31,         YEARS ENDED DECEMBER 31,
                                                          ---------------------  --------------------------------
                                                            1998        1997       1997        1996       1995
                                                          ---------  ----------  ---------  ----------  ---------
                                                               (UNAUDITED)
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities:
  Net (loss) earnings...................................  $ (12,257) $  (36,729) $ (66,616)    107,496     28,109
  Adjustments to reconcile net (loss) earnings to net
    cash provided by operating activities:
      Depreciation and amortization.....................    115,449      74,539    485,883     298,303    108,211
      Decrease (increase) in accounts receivable........     59,946     169,143      3,984    (307,645)   (55,008)
      Increase in prepaid expense.......................     19,382     (28,947)   (60,379)    (28,337)    (1,719)
      (Decrease) increase in accounts payable...........    (66,658)    (76,506)   (22,906)    (41,974)    55,616
      Increase in accrued interest payable..............    (78,068)     --        123,376      --         --
      Increase in wages payable.........................    (87,170)    (24,008)    19,545      42,736      2,926
      Loss on disposal of assets........................     --           2,500     33,850      --         13,076
      (Decrease) increase in other accrued
        liabilities.....................................    (16,740)      2,298    (10,291)     22,405      7,207
      Increase in deferred income tax liability.........     (3,559)      4,099     45,268      26,651     --
      Donation of fixed assets to charity...............     --          --         22,041      --         --
                                                          ---------  ----------  ---------  ----------  ---------
        Net cash provided by operating activities.......    (69,675)     86,389    573,755     119,635    158,418
                                                          ---------  ----------  ---------  ----------  ---------

Cash flows from investing activities:
  Acquisition of property and equipment.................     --          --        (31,972)    (24,452)   (55,562)
  Acquisition of radio stations.........................     --          --        (28,013)     --         --
  Loan made to employees................................     --          --        (33,583)     --        (21,752)
  Principal payments received on employee loan..........      1,016         970     18,100       3,652     --
                                                          ---------  ----------  ---------  ----------  ---------
        Net cash used in investing activities...........      1,016         970    (75,468)    (20,800)   (77,314)
                                                          ---------  ----------  ---------  ----------  ---------

Cash flows from financing activities:
  Loan proceeds.........................................     --          --         94,438   1,607,301    125,505
  Principal payments under note obligations.............    (90,043)    (81,587)  (280,588) (1,526,499)  (195,949)
  Payment of loan fees..................................     --          --        (90,383)   (107,341)    --
  Advance from affiliates, net..........................      2,084      --         48,982      --         --
                                                          ---------  ----------  ---------  ----------  ---------
        Net cash provided by financing activities.......    (87,959)    (81,587)  (227,551)    (26,539)   (70,444)
                                                          ---------  ----------  ---------  ----------  ---------
Net increase in cash and cash equivalents...............   (156,618)      5,772    270,736      72,296     10,660
Cash and cash equivalents at beginning of year..........    388,925     118,189    118,189      45,893     35,233
                                                          ---------  ----------  ---------  ----------  ---------
Cash and cash equivalents at end of year................  $ 232,307  $  123,961  $ 388,925     118,189     45,893
                                                          ---------  ----------  ---------  ----------  ---------
                                                          ---------  ----------  ---------  ----------  ---------
Cash paid during the year for:
  Interest..............................................  $ 146,624  $  110,106  $ 373,858     363,733    167,363

Noncash investing and financing activities:

  Detail of radio station purchases
    Assets acquired
      Property, plant and equipment.....................  $  --      $   --      $ 517,676   1,084,500     --
      Goodwill, licenses and operating rights...........     --          --        588,527   1,557,035     --
                                                          ---------  ----------  ---------  ----------  ---------
        Total consideration.............................     --          --      1,106,203   2,641,535     --
  Less: Issuance of long-term debt......................     --          --      1,033,746   2,641,535     --
      Cancellation of noncompete agreement..............     --          --         44,444      --         --
                                                          ---------  ----------  ---------  ----------  ---------
      Cash paid.........................................  $  --      $   --      $  28,013      --         --
                                                          ---------  ----------  ---------  ----------  ---------
                                                          ---------  ----------  ---------  ----------  ---------

   The accompanying notes are an integral part of these financial statements.

                       NEW FRONTIER COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1. GENERAL

    New Frontier Communications, Inc. (the Company) is an Arizona Corporation organized in 1989. Its principal business is the operation of five radio stations, KGEE, KODM, KMND, KNFM and KBAT, in Midland/Odessa, Texas.

2. CASH AND CASH EQUIVALENTS

    For the purposes of the statement of cash flows, the Company considers cash on hand and cash on deposit in banks to be cash and cash equivalents.

3. ACCOUNTS RECEIVABLE

    The Company has set up an allowance for specific accounts deemed uncollectible at year end.

4. REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

5. PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost and depreciated principally on the straight-line method over the estimated useful lives of the assets. Major additions and betterments are capitalized while replacements, maintenance and repairs that do not improve or extend the life of the respective assets are expensed. When the assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is charged or credited to operations.

6. GOODWILL, LICENSES AND OPERATING RIGHTS

    The Company's intangible assets result from station acquisitions and are being amortized on the straight-line basis over estimated useful lives of 2 to 40 years.

7. BARTER TRANSACTIONS

    Revenue from such transactions is recorded at the time the commercials are broadcast, and barter expense is recorded at the time the services are used. If the services or products have not been received at the date the commercial is aired, a receivable is reported. On the other hand, if services or products are received before the date the commercial is aired, a liability is reported. Revenue from barter transactions totaled approximately $669,000 in 1997, $481,000 in 1996, and $380,000 in 1995. Expenses from barter transactions totaled approximately $635,000 in 1997, $490,000 in 1996, and $420,000 in 1995.

                       NEW FRONTIER COMMUNICATIONS, INC.

                           DECEMBER 31, 1997 AND 1996

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
8. INCOME TAXES

    The Company has elected C Corporation status under the Internal Revenue Code. Provisions for income taxes are based on amounts reported in the statements of earnings and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed using the asset and liability approach as prescribed in Financial Accounting Standards Board Statement No. 109, ACCOUNTING FOR INCOME TAXES.

9. USE OF ESTIMATES

    In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

10. EARNINGS PER SHARE

    Net loss/earnings per share is determined by dividing net loss/earnings by the weighted average number of common shares outstanding for the period. The computation of fully diluted net loss/earnings per share was antidilutive in each of the periods presented; therefore, the amounts reported as primary and fully diluted are the same.

11. RECLASSIFICATIONS, NOT MATERIAL

    Certain reclassifications have been made to conform to the 1997 presentation.

12. INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

NOTE B--ACCOUNTS RECEIVABLE

    Receivables consist of the following at December 31:

                                                                            1997       1996
                                                                         ----------  ---------
Regular trade..........................................................  $  686,003    689,987
Barter trade...........................................................      --         --
                                                                         ----------  ---------
  Net receivables......................................................  $  686,003    689,987
                                                                         ----------  ---------
                                                                         ----------  ---------

                       NEW FRONTIER COMMUNICATIONS, INC.

                           DECEMBER 31, 1997 AND 1996

NOTE C--NOTE RECEIVABLE

    In November 1995, the Company purchased two vehicles through a finance company for the personal use of two employees. The payments, including interest, are being made by the two employees. The amounts of the notes receivable are for the same amounts as the notes payable. The balance on the notes receivable is $23,998 and $9,585 respectively at December 31, 1997.

    Schedule of long-term notes receivable for the years following December 31, 1997:

1998...............................................................  $   5,108
1999...............................................................      5,981
2000...............................................................     20,157
2001...............................................................      2,337
                                                                     ---------
                                                                     $  33,583
                                                                     ---------
                                                                     ---------

NOTE D--PROPERTY AND EQUIPMENT

    The classification of the Company's property and equipment, and their estimated useful lives, are as follows:

                                                                                  ESTIMATED
                                                           1997         1996     USEFUL LIFE
                                                       ------------  ----------  -----------
Land.................................................  $     10,000      10,000
Buildings............................................        30,000      65,010  31.5 years
Transmitter equipment................................       946,301     752,558  5-20 years
Studio equipment.....................................       760,247     511,880  5-20 years
Office furniture and equipment.......................       430,535     387,537  3-10 years
Antenna..............................................       110,913     110,913  6-15 years
Vehicles.............................................        60,566      28,066  3-5 years
                                                       ------------  ----------
                                                          2,348,562   1,865,964
    Less accumulated depreciation....................       842,871     584,810
                                                       ------------  ----------
                                                       $  1,505,691   1,281,154
                                                       ------------  ----------
                                                       ------------  ----------

    Depreciation expense was $269,220 in 1997, $181,938 in 1996 and $75,360 in
1995.

NOTE E--GOODWILL, LICENSES AND OPERATING RIGHTS

    Intangible assets consist of the following at December 31:

                                                                                            1997          1996
                                                                                        ------------  ------------
License agreements, less accumulated amortization of $278,369 and $201,200............  $    988,678       777,847
Goodwill, less accumulated amortization of $135,771 and $78,214.......................       926,291       908,321
Non-compete agreements and deferred charges, less accumulated amortization of $92,901
  and $16,528.........................................................................       329,815       140,813
                                                                                        ------------  ------------
                                                                                        $  2,244,784     1,826,981
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                       NEW FRONTIER COMMUNICATIONS, INC.

                           DECEMBER 31, 1997 AND 1996

NOTE E--GOODWILL, LICENSES AND OPERATING RIGHTS (CONTINUED)
    Amortization expense charged to operations in 1997 was $216,663, in 1996 was $116,365, and in 1995 was $32,851.

NOTE F--ACCOUNTS PAYABLE

    Payables consist of the following at December 31:

                                                                            1997       1996
                                                                         ----------  ---------
Regular trade..........................................................  $  121,751    101,581
Barter trade...........................................................      40,048     70,979
Agencies and royalties.................................................      21,936     34,081
                                                                         ----------  ---------
                                                                         $  183,735    206,641
                                                                         ----------  ---------
                                                                         ----------  ---------

NOTE G--LONG-TERM OBLIGATIONS

    Long-term debt at December 31 consists of the following:

                                                                                  1997          1996
                                                                              ------------  ------------
Note payable to FINOVA Capital Corporation at Citibank Prime plus 2.5%, payable in quarterly installments with final payment of $2,692,650 due on
5/1/01. Interest is payable monthly. Payment schedule is as follows:

1/1/98 - 4/1/98                                     $75,000
7/1/98                                             81,250
10/1/98 - 7/1/99                                    100,000
10/1/99 - 7/1/00                                    112,500
10/1/00 - 4/1/01                                    166,700
5/1/01 Remaining balance                          2,629,650

All existing and after-acquired property of Borrower, including accountings, equipment, inventory, and all proceeds of the foregoing have been pledged as
collateral for all three FINOVA notes.                                        $  4,211,000       --

                       NEW FRONTIER COMMUNICATIONS, INC.

                           DECEMBER 31, 1997 AND 1996

NOTE G--LONG-TERM OBLIGATIONS (CONTINUED)

                                                                                  1997          1996
                                                                              ------------  ------------
Note payable to FINOVA Capital Corporation at Citibank Prime plus 2.5%, payable in seventeen consecutive quarterly installments on the first business day of each quarter commencing with the first business day of the fourth quarter following the closing with final payment of $1,902,895 due on
5/1/01. Monthly interest payment commences 5/1/96. Payment schedule is as follows:

4/1/97                                            $50,000
7/1/97 - 4/1/98                                      75,000
7/1/98 - 4/1/99                                      81,250
7/1/99 - 4/1/00                                      93,750
7/1/00 - 4/1/01                                     112,500
5/1/01 Remaining balance                          1,902,895

All existing and after-acquired property of Borrower, including accountings, equipment, inventory, and all proceeds of the foregoing have been pledged as
collateral for all three FINOVA notes.                                             --          3,386,000

Note payable to FINOVA Capital Corporation at Citibank Prime plus 2.5%, payable in full on May 1, 2001. Interest is payable monthly. Collateral as
stated in above note.                                                              614,000       614,000

Revolving note payable to FINOVA Capital Corporation at Citibank Prime plus
2.5%, payable in full on May 1, 2001 with interest payable monthly.
Collateral as stated in above note. ........................................       124,121       100,000

Note payable to finance company at 12.00%, due in monthly principal and
interest installment of $514. The note is unsecured. .......................  $      2,981       --

Note payable to finance company at 11%, due in monthly principal and
interest installments of $4,000. The note is unsecured. ....................        19,469       --

Note payable to bank at 11.50%, due in monthly principal and interest installments of $1,157. The note is secured by accounts receivable,
equipment and fixtures. ....................................................         2,631        15,443

                       NEW FRONTIER COMMUNICATIONS, INC.

                           DECEMBER 31, 1997 AND 1996

NOTE G--LONG-TERM OBLIGATIONS (CONTINUED)

                                                                                  1997          1996
                                                                              ------------  ------------
Note payable to finance company at 8.75%, due in monthly principal and interest installments of $439. The note is secured by a vehicle. (See Note
C)..........................................................................        23,998       --

Note payable to finance company at 14% due in monthly principal and interest
installments of $275. The note is secured by a vehicle. (See Note C). ......         9,585       --

Note payable to finance company at 13.75%, due in monthly principal and
interest installments of $526. The note is unsecured........................         3,032       --

Note payable to a finance company at 12.6%, due in monthly principal and
interest installments of $943. The note is secured by equipment.............         5,524        15,384

Other.......................................................................       --             37,914
                                                                              ------------  ------------
                                                                                 5,016,341     4,168,745
    Less current maturities.................................................       369,995       246,504
                                                                              ------------  ------------
                                                                              $  4,646,346     3,922,241
                                                                              ------------  ------------
                                                                              ------------  ------------

    Aggregate maturities of long-term debt for the five years following December 31, 1997 are as follows:

1998............................................................  $ 369,995
1999............................................................    418,482
2000............................................................    524,357
2001............................................................  3,703,507
                                                                  ---------
                                                                  $5,016,341
                                                                  ---------
                                                                  ---------

As part of the FINOVA debt agreements, the Company must comply with certain restrictive covenants, including restrictions on capital expenditures, operating leases, involvement in mergers or acquisitions and must comply with certain financial ratios. At December 31, 1997, the Company was in compliance with these various covenants.

NOTE H--RELATED PARTY TRANSACTIONS

    The Company's majority stockholder also operates a radio station in Arizona. This station provides programming research and consulting to the Company at cost. Such consulting charges totalled approximately $32,000 in 1997 and $15,000 in 1996, and have been included in the Company's operating expenses.

    Another employee of this related party, also a stockholder of the Company, provides programming consulting to the Company at no charge. The consulting services provided have an estimated market value between approximately $4,800 and $3,600 for the years ended December 31, 1997 and 1996.

                       NEW FRONTIER COMMUNICATIONS, INC.

                           DECEMBER 31, 1997 AND 1996

NOTE H--RELATED PARTY TRANSACTIONS (CONTINUED)
    The Company's current trade payables include balances owed the Arizona station of approximately $19,210 at December 31, 1996.

NOTE I--OPERATING LEASES AND COMMITMENTS

    The Company conducts its operations utilizing leased facilities and equipment consisting of a sales and production office, antenna space, computer and software. The operating lease covering the office space provides that the Company pay taxes and a portion of the annual increments to operating expenses applicable to the leased premises. The leases provide for renewals for various periods at stipulated rates. Total rental expenses were approximately $124,000, $99,000, and $46,000 for the years ended December 31, 1997, 1996 and 1995, respectively, of which a substantial portion was provided by advertising services rendered in both years.

    The minimum rental commitments under noncancelable operating leases are as follows:

YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------
1998..............................................................................  $   82,459
1999..............................................................................      65,228
2000..............................................................................      24,795
2001..............................................................................       9,500
                                                                                    ----------
                                                                                    $  181,982
                                                                                    ----------
                                                                                    ----------

    The Company renewed a license agreement to use a rating service's market share information for advertising sales through March, 1999. The noncancelable agreement requires the following minimum annual payments:

1998...............................................................  $  22,314
1999...............................................................      5,672
                                                                     ---------
                                                                     $  27,986
                                                                     ---------
                                                                     ---------

NOTE J--TAXES

    The income tax provision reconciled to the tax computed at the Company's effective statutory rate was as follows:

                                                                             1997       1996
                                                                          ----------  ---------
Tax at statutory rate (34%).............................................  $  (20,769)    56,770
Non-deductible portion of meals--entertainment..........................       3,035      3,583
Other...................................................................      (6,056)      (878)
Limitation of net operating loss carryback..............................      29,321     --
                                                                          ----------  ---------
                                                                          $    5,531     59,475
                                                                          ----------  ---------
                                                                          ----------  ---------

                       NEW FRONTIER COMMUNICATIONS, INC.

                           DECEMBER 31, 1997 AND 1996

NOTE J--TAXES (CONTINUED)
    Deferred tax liabilities consist of the following at December 31:

                                                                             1997       1996
                                                                          ----------  ---------
Deferred tax assets
  Excess tax basis over book basis of intangibles.......................  $   10,982     36,905
  Net operating loss carryforward.......................................      21,560     --
                                                                          ----------  ---------
                                                                              32,542     36,905
      Less allowance....................................................      21,560     --
                                                                          ----------  ---------
                                                                              10,982     36,905
Deferred tax liability
  Excess book basis over tax basis of property and equipment............     (82,901)   (63,556)
                                                                          ----------  ---------
  Net deferred tax liability............................................  $  (71,919)   (26,651)
                                                                          ----------  ---------
                                                                          ----------  ---------

NOTE K--ACQUISITIONS

    On May 1, 1997, the Company entered into negotiations to purchase KBAT, a privately owned radio station. Between May 1, 1997 and the date of closing, the Company operated the radio station under a local marketing agreement. On August 1, 1997, the Company purchased substantially all the assets of KBAT. The aggregate purchase price was approximately $1,106,000, including related acquisition costs. The aggregate purchase price, which was financed by substantially long-term debt, has been allocated to the assets of the company based on their respective market values. The excess of the purchase price over the underlying assets acquired, approximately $75,000, was allocated to goodwill and is being amortized over 15 years.

    For financial statement purposes, the acquisition was accounted for as a purchase. Accordingly, the assets of the acquired business are included in the financial statement since the date of acquisition. The unaudited proforma results below assume the acquisition occurred at the beginning of the fiscal years ending December 31, 1997 and 1996.

                                                                         1997         1996
                                                                     ------------  ----------
Net sales..........................................................  $  4,762,507   3,900,159
Operating income...................................................       473,319     544,717
Net earnings.......................................................       (75,191)     81,768
Net (loss) earnings per share
  Primary..........................................................          (.13)        .18

    Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results under the ownership and management of the Company.

NOTE L--STOCK SALE AGREEMENT

    Effective December 17, 1997, the Company's stockholders entered into a Stock Sale Agreement (the Agreement) with Cumulus Holdings, Inc., an Illinois corporation. The Agreement provides for the sale of

                       NEW FRONTIER COMMUNICATIONS, INC.

                           DECEMBER 31, 1997 AND 1996

NOTE L--STOCK SALE AGREEMENT (CONTINUED)
100% of the outstanding capital stock of the Company to Cumulus. In consideration for 100% of the Company's stock, Cumulus will pay the stockholders a purchase price as follows:

    -- on December 17, 1997, Cumulus deposited with an earnest money escrow agent, the amount of $750,000 in the form of an irrevocable letter of credit,

    -- on the closing date, Cumulus will deposit with a retainage agent, in cash, the amount of $500,000. The retainage deposit shall be placed in an interest-bearing account and will be released to the Company's stockholders on the first anniversary of the closing date if Cumulus has not submitted an indemnification claim,

    -- on the closing date, Cumulus will pay to the Company's stockholders the amount of $13,000,000 less an amount equal to the total of the Company's long-term debt and other liabilities (except certain lease obligations),

    -- on the closing date, Cumulus will pay to the Company's stockholders an amount equal to the Company's cash at closing plus adjusted accounts receivable and prepaid expenses and deposits.

    The closing date will occur no later than the tenth business day after the FCC approval. If closing does not occur because of a breach by Cumulus, the earnest money deposit will be paid to the Company's stockholders; and, if the closing does not occur because of a breach by the Company's stockholders, the earnest money deposit will be returned to Cumulus.

    Concurrent with the execution of the Agreement, the Company's stockholders and Cumulus entered into a Local Marketing Agreement (the LMA) in which Cumulus will purchase airtime on the Company's stations effective January 1, 1998. The agreement will expire on the earliest of December 31, 1998 or the closing of the sale. In consideration for the airtime, Cumulus will pay monthly amounts ranging from $73,000 to $81,334. In addition, Cumulus will reimburse the Company certain station expenses, estimated to be $43,675 monthly. At December 31, 1997, the Company had received advances on these payments from Cumulus of $116,675.

    Concurrent with the closing date, the Company's President (and one of it's stockholders), will execute a noncompete agreement whereby he will agree not to compete with Cumulus in the markets served by the stations. In consideration for the noncompete agreement, in addition to his portion of the purchase price, he will receive $500,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of the Radio Stations

    In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of changes in net investment of parent and of cash flows present fairly, in all material respects, the financial position of Ninety Four Point One, Inc. (a subsidiary of Petracom Broadcasting, Inc.) and KAYD AM/FM (a division of Petracom Broadcasting of Rockford, Inc.) (the "Radio Stations") at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Radio Stations' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP
Atlanta, Georgia
February 20, 1998, except as
to Note 7, which is as of
March 6, 1998

                          NINETY FOUR POINT ONE, INC.
                 (A SUBSIDIARY OF PETRACOM BROADCASTING, INC.)
                                 AND KAYD AM/FM
            (A DIVISION OF PETRACOM BROADCASTING OF ROCKFORD, INC.)
                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                   MARCH 31,        DECEMBER 31,
                                                                                  ------------  --------------------
                                                                                      1998        1997       1996
                                                                                  ------------  ---------  ---------

                                                                                  (UNAUDITED)
                                                 ASSETS

Current assets:
  Cash..........................................................................  $        192  $      91  $      81
  Accounts receivable, less allowance for doubtful accounts of $110, $101 and
    $108, respectively..........................................................           469        641        634
  Trade receivables.............................................................            22         40         23
  Prepaid expenses and other current assets.....................................            33         13         18
                                                                                  ------------  ---------  ---------
      Total current assets......................................................           716        785        756
Property and equipment, net.....................................................           756        733        685
Intangible assets, net..........................................................           124        136        189
                                                                                  ------------  ---------  ---------
      Total assets..............................................................  $      1,596  $   1,654  $   1,630
                                                                                  ------------  ---------  ---------
                                                                                  ------------  ---------  ---------
                                LIABILITIES AND NET INVESTMENT OF PARENT
Current liabilities:
  Accounts payable..............................................................  $         96  $      76  $      90
  Trade payables................................................................            52         74         71
  Accrued expenses and other current liabilities................................            58         25          7
                                                                                  ------------  ---------  ---------
      Total current liabilities.................................................           206        175        168
Net investment of parent........................................................         1,390      1,479      1,462
Commitments and contingencies (Note 6)..........................................       --          --         --
                                                                                  ------------  ---------  ---------
      Total liabilities and net investment of parent............................  $      1,596  $   1,654  $   1,630
                                                                                  ------------  ---------  ---------
                                                                                  ------------  ---------  ---------

                       See Notes to Financial Statements.

                          NINETY FOUR POINT ONE, INC.
                 (A SUBSIDIARY OF PETRACOM BROADCASTING, INC.)
                                 AND KAYD AM/FM
            (A DIVISION OF PETRACOM BROADCASTING OF ROCKFORD, INC.)
                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                   THREE MONTHS
                                                                 ENDED MARCH 31,      FOR THE YEAR ENDED DECEMBER 31,
                                                               --------------------  ---------------------------------
                                                                 1998       1997       1997        1996        1995
                                                               ---------  ---------  ---------  -----------  ---------
                                                                   (UNAUDITED)
Revenues.....................................................  $     926  $     816  $   3,821   $   3,840   $   2,934
  Less: commissions..........................................        112        103        396         506         309
                                                               ---------  ---------  ---------  -----------  ---------
                                                                     814        713      3,425       3,334       2,625
Barter and trade revenues....................................         53         93        351         345         404
                                                               ---------  ---------  ---------  -----------  ---------
      Total net revenues.....................................        867        806      3,776       3,679       3,029
                                                               ---------  ---------  ---------  -----------  ---------
Operating expenses:
  Operating..................................................         23         21         98          57          96
  Selling, general and administrative........................        541        509      2,439       2,391       2,145
  Programming................................................        190        168        763         650         602
  Depreciation and amortization..............................         47         45        185         186         264
                                                               ---------  ---------  ---------  -----------  ---------
      Total operating expenses...............................        801        743      3,485       3,284       3,107
                                                               ---------  ---------  ---------  -----------  ---------
Income (loss) from operations................................         66         63        291         395         (78)
Other (expense) income:
  Interest expense...........................................       (105)       (91)      (380)       (336)       (239)
  Other......................................................        (12)        (1)       (22)        (12)         24
                                                               ---------  ---------  ---------  -----------  ---------
      Net (loss) income......................................  $     (51) $     (29) $    (111)  $      47   $    (293)
                                                               ---------  ---------  ---------  -----------  ---------
                                                               ---------  ---------  ---------  -----------  ---------

                       See Notes to Financial Statements.

                          NINETY FOUR POINT ONE, INC.
                 (A SUBSIDIARY OF PETRACOM BROADCASTING, INC.)
                                 AND KAYD AM/FM
            (A DIVISION OF PETRACOM BROADCASTING OF ROCKFORD, INC.)
           COMBINED STATEMENT OF CHANGES IN NET INVESTMENT OF PARENT
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

Balance at January 1, 1995..........................................................  $     836
Net loss............................................................................       (293)
Net transfers from Parent...........................................................      1,109
                                                                                      ---------
Balance at December 31, 1995........................................................      1,652
Net income..........................................................................         47
Net transfers to Parent.............................................................       (237)
                                                                                      ---------
Balance at December 31, 1996........................................................      1,462
Net loss............................................................................       (111)
Net transfers from Parent...........................................................        128
                                                                                      ---------
Balance at December 31, 1997........................................................  $   1,479
                                                                                      ---------
                                                                                      ---------

                       See Notes to Financial Statements.

                          NINETY FOUR POINT ONE, INC.
                 (A SUBSIDIARY OF PETRACOM BROADCASTING, INC.)
                                 AND KAYD AM/FM
            (A DIVISION OF PETRACOM BROADCASTING OF ROCKFORD, INC.)
                       COMBINED STATEMENTS OF CASH FLOWS
                          INCREASE (DECREASE) IN CASH
                                 (IN THOUSANDS)

                                                                           THREE MONTHS        FOR THE YEAR ENDED DECEMBER 31,
                                                                         ENDED MARCH 31,
                                                                     ------------------------  -------------------------------
                                                                        1998         1997        1997       1996       1995
                                                                     -----------  -----------  ---------  ---------  ---------
                                                                           (UNAUDITED)
Cash flows from operating activities:
Net (loss) income..................................................   $     (51)   $     (29)  $    (111) $      47  $    (293)
  Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
      Depreciation.................................................          33           31         132        141        168
      Amortization.................................................          14           14          53         45         96
      Net trade (revenue) expense..................................          (6)         (42)        (14)        91         41
      Gain on sale of fixed assets.................................      --               (2)         (2)    --         --
      Minority interest share of net loss..........................      --           --          --         --             22
      Forgiveness of debt..........................................      --           --          --         --            (44)
      Changes in assets and liabilities:
        (Increase) decrease in net investment of parent............         (38)      --             128       (237)     1,109
        Decrease (increase) in accounts receivable.................         172           55          (7)      (110)       (79)
        (Increase) decrease in prepaid expenses and other
          current assets...........................................         (20)      --               5          9         (7)
        Increase (decrease) in accounts payable....................          20           19         (14)       (16)      (101)
        Increase (decrease) in accrued expenses and other
          current liabilities......................................          33           23          18        (38)        45
                                                                          -----        -----   ---------  ---------  ---------
          Net cash provided by (used for) operating activities.....         157           69         188        (68)       957
                                                                          -----        -----   ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment..............................         (56)         (39)       (187)       (65)      (253)
  Proceeds from sale of fixed assets...............................      --                9           9     --         --
                                                                          -----        -----   ---------  ---------  ---------
          Net cash used for investing activities...................         (56)         (30)       (178)       (65)      (253)
                                                                          -----        -----   ---------  ---------  ---------
Cash flows from financing activities:
  Payments on long-term debt.......................................      --           --          --             (9)      (516)
                                                                          -----        -----   ---------  ---------  ---------
          Cash used for financing activities.......................      --           --          --             (9)      (516)
                                                                          -----        -----   ---------  ---------  ---------
Increase (decrease) in cash........................................         101           39          10       (142)       188
Cash at beginning of year..........................................          91           81          81        223         35
                                                                          -----        -----   ---------  ---------  ---------
Cash at end of year................................................   $     192    $     120   $      91  $      81  $     223
                                                                          -----        -----   ---------  ---------  ---------
                                                                          -----        -----   ---------  ---------  ---------

                       See Notes to Financial Statements.

                          NINETY FOUR POINT ONE, INC.
                 (A SUBSIDIARY OF PETRACOM BROADCASTING, INC.)
                                 AND KAYD AM/FM
            (A DIVISION OF PETRACOM BROADCASTING OF ROCKFORD, INC.)
                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. BASIS OF PRESENTATION

    The accompanying combined financial statements present the financial position, results of operations, changes of net investment of parent and cash flows of Ninety Four One, Inc. and KAYD AM/FM. Ninety Four Point One, Inc. owns and operates the KQXY and KQHN radio stations in Beaumont, Texas. Petracom Broadcasting of Rockford, Inc. owns and operates the KAYD AM/FM radio stations in Beaumont, Texas (collectively the "Radio Stations").

    Throughout the periods presented, the Radio Stations' operations were conducted and accounted for as subsidiaries or divisions of Petracom Holdings, Inc. ("Holdings"). These financial statements have been derived from the historical accounting records of the Radio Stations and include all revenues and expenses directly attributable to the Radio Station, including allocations for the costs of general and administrative expenses performed on behalf of the Radio Stations by Holdings. As more fully described in Note 2, a pro forma provision for income taxes for the year ended December 31, 1997 was made to reflect the provision for income taxes of the Radio Stations if they were a separate taxpayer. See Note 5 for a description of the allocation methodology.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Advertising revenue is recognized in the period during which the spots are aired. Revenues from other sources are recognized in the period when the services are provided.

PROPERTY AND EQUIPMENT

    Property and equipment, is recorded at cost. Depreciation is computed over the estimated useful lives of the assets which range from 5 to 20 years on a straight line basis.

INTANGIBLE ASSETS

    Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life. The Radio Stations evaluate the recoverability of goodwill annually to determine if the expected undiscounted future cash flows from goodwill is inadequate to exceed the carrying value. In those instances, the carrying value would be reduced and an impairment loss would be recognized. The Radio Stations did not recognize any impairment loss during the years ended December 31, 1997, 1996 and 1995.

                          NINETY FOUR POINT ONE, INC.
                 (A SUBSIDIARY OF PETRACOM BROADCASTING, INC.)
                                 AND KAYD AM/FM
            (A DIVISION OF PETRACOM BROADCASTING OF ROCKFORD, INC.)
                         NOTES TO FINANCIAL STATEMENTS
                           (IN THOUSANDS) (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Radio Stations' operating results have been included in the consolidated tax returns filed by Holdings and no effect for income taxes has been recorded in the historical results of operations. A pro forma adjustment for income taxes has been made for the year ended December 31, 1997 as if the Radio Stations were a separate taxpayer.

TRADE TRANSACTIONS

    The Radio Stations trade certain advertising time in exchange for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. The related revenue is recognized when the advertisements are broadcast while expenses are recognized when the goods or services are received or used.

FINANCIAL INSTRUMENTS

    Management estimates that the fair value of all financial instruments approximates their carrying value at December 31, 1997.

EARNINGS PER SHARE

    Due to the historical organization and capital structure of the Radio Stations, earning per share information is not considered relevant.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

                          NINETY FOUR POINT ONE, INC.
                 (A SUBSIDIARY OF PETRACOM BROADCASTING, INC.)
                                 AND KAYD AM/FM
            (A DIVISION OF PETRACOM BROADCASTING OF ROCKFORD, INC.)
                         NOTES TO FINANCIAL STATEMENTS
                           (IN THOUSANDS) (CONTINUED)

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                 ESTIMATED         DECEMBER 31,
                                                                USEFUL LIFE    --------------------
                                                                  (YEARS)        1997       1996
                                                              ---------------  ---------  ---------
Land........................................................            20     $     194  $     153
Building and improvements...................................            20           155        150
Broadcasting towers and equipment...........................            10           541        499
Office furniture and equipment..............................             5           725        632
Motor vehicles..............................................             5            74         70
Construction in progress....................................        --                 7         21
                                                                               ---------  ---------
                                                                                   1,696      1,525
Accumulated depreciation and amortization...................                        (963)      (840)
                                                                               ---------  ---------
                                                                               $     733  $     685
                                                                               ---------  ---------
                                                                               ---------  ---------

4. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                AMORTIZATION         DECEMBER 31,
                                                                   PERIOD        --------------------
                                                                   (YEARS)         1997       1996
                                                              -----------------  ---------  ---------
Deferred financing costs....................................            7-8      $     143  $     143
Customer list...............................................              5            125        125
Goodwill....................................................              5             25         25
Organizational costs........................................              5             12         12
                                                                                 ---------  ---------
                                                                                       305        305
Accumulated amortization....................................                          (169)      (116)
                                                                                 ---------  ---------
                                                                                 $     136  $     189
                                                                                 ---------  ---------
                                                                                 ---------  ---------

    The amortization of deferred financing costs is recorded as interest expense in the statement of operations.

5. RELATED PARTY TRANSACTIONS

    The financial statements include significant transactions with Holdings involving functions and services that were provided to or for the Radio Stations. The costs of these functions and services have been directly charged or allocated to the Radio Stations using methods that management believes are reasonable. Such charges and allocations are not necessarily indicative of costs which may have been incurred if the Radio Stations had been a separate entity. Allocated costs for the years ended December 31, 1997, 1996 and 1995 were $137, $117 and $128, respectively.

                          NINETY FOUR POINT ONE, INC.
                 (A SUBSIDIARY OF PETRACOM BROADCASTING, INC.)
                                 AND KAYD AM/FM
            (A DIVISION OF PETRACOM BROADCASTING OF ROCKFORD, INC.)
                         NOTES TO FINANCIAL STATEMENTS
                           (IN THOUSANDS) (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES

    The Radio Stations have operating lease agreements for broadcasting facilities and equipment. Rental expense for the years ended December 31, 1997, 1996 and 1995 was $93, $59 and $26, respectively. Future minimum annual payments under these noncancelable operating leases as of December 31, 1997, are as follows:

1998...............................................................  $      23
1999...............................................................          3
                                                                           ---
                                                                     $      26
                                                                           ---
                                                                           ---

7. SUBSEQUENT EVENT

    On March 6, 1998, Holdings entered into an asset purchase agreement to sell substantially all of the assets of the Radio Stations. The sale is expected to close in the second quarter 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial positions of Pamplico Broadcasting, L.P. (the "Partnership") at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
May 28, 1998

                          PAMPLICO BROADCASTING, L.P.

                                 BALANCE SHEETS

                                                            THREE MONTHS              FOR THE YEAR ENDED
                                                          ENDED MARCH 31,                DECEMBER 31,
                                                          ----------------  --------------------------------------
                                                                1998               1997                1996
                                                          ----------------  ------------------  ------------------
                                                              (UNAUDITED)
                                  ASSETS
Current assets:
  Cash..................................................    $      4,169       $    --             $        884
  Accounts receivable, less allowance for doubtful
    accounts of $53,127, $53,127 and $29,329,
    respectively........................................          24,133             91,915             102,735
  Other current assets..................................           1,960              6,000             --
                                                          ----------------       ----------          ----------
      Total current assets..............................          30,262             97,915             103,619

Property and equipment, net.............................         399,889            413,197             149,689
Intangible assets, net..................................         474,167            483,333             510,001
                                                          ----------------       ----------          ----------
      Total assets......................................    $    904,318       $    994,445        $    763,309
                                                          ----------------       ----------          ----------
                                                          ----------------       ----------          ----------

               LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current liabilities:
  Accounts payable......................................    $     65,376       $     66,331        $     73,533
  Accrued and other current liabilities.................         157,275            132,643              68,532
  Demand notes..........................................       3,524,799          3,476,993           2,729,282
  Due to affiliate......................................          98,092             58,092              99,858
                                                          ----------------       ----------          ----------
      Total current liabilities.........................       3,845,542          3,734,059           2,971,205
                                                          ----------------       ----------          ----------
Commitments and contingencies

Partners' capital (deficit):
  Beginning capital (deficit)...........................      (2,739,614)        (2,207,896)         (2,008,986)
  Current year loss.....................................        (201,610)          (531,718)           (198,910)
                                                          ----------------       ----------          ----------
      Total partners' capital (deficit).................      (2,941,224)        (2,739,614)         (2,207,896)
                                                          ----------------       ----------          ----------
      Total liabilities and partners' capital
        (deficit).......................................    $    904,318       $    994,445        $    763,309
                                                          ----------------       ----------          ----------
                                                          ----------------       ----------          ----------

                       See Notes to Financial Statements.

                          PAMPLICO BROADCASTING, L.P.

                            STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS             FOR THE YEAR ENDED
                                                                ENDED MARCH 31,               DECEMBER 31,
                                                           --------------------------  --------------------------
                                                               1998          1997          1997          1996
                                                           ------------  ------------  ------------  ------------
                                                                  (UNAUDITED)
Revenues.................................................  $    119,560  $    228,291  $  1,046,516  $    870,801
  Less: agency commissions...............................        (7,992)      (12,181)      (51,325)      (55,296)
Income from time brokerage agreement.....................        15,000       --            --            --
                                                           ------------  ------------  ------------  ------------
      Net revenues.......................................       126,568       216,110       995,191       815,505
Operating expenses:
  Sales and promotions...................................        25,052        30,040       132,955       169,070
  Technical..............................................        82,035        94,673       356,387       270,140
  General and administrative.............................       107,510        98,184       365,794       303,942
  Trade..................................................        53,350        75,628       440,082       240,085
                                                           ------------  ------------  ------------  ------------
      Total operating expenses...........................       267,947       298,525     1,295,218       983,237
                                                           ------------  ------------  ------------  ------------
Loss from operations.....................................      (141,379)      (82,415)     (300,027)     (167,732)

Other income (expense):
  Interest expense.......................................       (60,231)      (48,022)     (231,691)     (206,028)
  Other..................................................       --            --            --            174,850
                                                           ------------  ------------  ------------  ------------
Net loss.................................................  $   (201,610) $   (130,437) $   (531,718) $   (198,910)
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                       See Notes to Financial Statements.

                          PAMPLICO BROADCASTING, L.P.

                            STATEMENTS OF CASH FLOWS

                                                                     THREE MONTHS           FOR THE YEAR ENDED
                                                                   ENDED MARCH 31,             DECEMBER 31,
                                                               ------------------------  ------------------------
                                                                  1998         1997         1997         1996
                                                               -----------  -----------  -----------  -----------
                                                                     (UNAUDITED)
Cash flows used in operating activities:
  Net loss...................................................  $  (201,610) $  (130,437) $  (531,718) $  (198,910)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation and amortization..........................       22,855       15,855       63,419       59,024
      Decrease/(increase) in accounts receivable.............       67,782      (56,031)      10,820       52,063
      Decrease/(increase) in other current assets............        4,040       (5,000)      (6,000)      13,000
      Increase/(decrease) in accounts payable................         (955)      18,054       (7,202)     (41,020)
      Increase in accrued and other current liabilities......       24,632       31,559       64,111       58,086
      Increase/(decrease) in payable to affiliate............       40,000      (16,950)     (41,766)      99,858
                                                               -----------  -----------  -----------  -----------
        Net cash used in operating activities................      (43,256)    (142,950)    (448,336)      42,101
                                                               -----------  -----------  -----------  -----------
Cash flows used in investing activities--
  Purchases of property and equipment........................         (381)      (6,141)     (25,259)     (32,068)
  Purchase of WBZF-FM........................................                               (275,000)    (150,000)
                                                               -----------  -----------  -----------  -----------

        Net cash used in investing activities................         (381)      (6,141)    (300,259)    (182,068)
                                                               -----------  -----------  -----------  -----------

Cash flows from financing activities:
  Proceeds of borrowings of notes payable, net...............       47,806      153,671      747,711      140,288
                                                               -----------  -----------  -----------  -----------
        Net cash provided by financing activities............       47,806      153,671      747,711      140,288
                                                               -----------  -----------  -----------  -----------
Increase (decrease) in cash..................................        4,169        4,580         (884)         321
Cash at beginning of period..................................      --               884          884          563
                                                               -----------  -----------  -----------  -----------
Cash at end of period........................................  $     4,169  $     5,464  $   --       $       884
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------
Supplemental disclosures of cash flow information:
  Interest paid..............................................  $    51,631  $    39,422  $   197,291  $   200,904
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------
Non-cash operating activities:
  Trade revenue..............................................  $    53,350  $    75,628  $   440,082  $   240,085
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------
  Trade expense..............................................  $    53,350  $    75,628  $   440,082  $   240,085
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------

                       See Notes to Financial Statements.

                          PAMPLICO BROADCASTING, L.P.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Pamplico Broadcasting, L.P. (the "Partnership") located in Florence, South Carolina and established in August 1990, is a limited partnership comprised of a general partner and two limited partners. The Partnership owns and operates WMXT-FM and WBZF-FM, maintains a program service and time brokerage agreement to operate WWFN-FM, and owns a license for WYNA-FM.

    In February 1998, the Partnership entered into an asset purchase agreement to sell, subject to approval from the Federal Communications Commission, certain assets of the Partnership, excluding WYNA-FM, to Cumulus Broadcasting Inc. ("Cumulus" and a wholly-owned subsidiary of Cumulus Media Inc.). In conjunction with the sale, the Partnership entered into a program services and time brokerage agreement with Cumulus effective March 16, 1998. Under the terms of the agreement, Cumulus has the right to broadcast certain programming and sell advertising on the stations until the earlier of the closing or termination of the asset purchase agreement. In exchange, Cumulus has agreed to pay the partnership a monthly fee of $15,000 and reimburse the cash operating expenses of the Partnership during the term of the agreement. In addition, Cumulus advanced $50,000 to the Partnership which is reflected in accrued and other liabilities in the balance sheet at March 31, 1998.

    The Partnership is entirely dependent on the continued financial support of its partners to meet its obligations as they come due.

    The significant accounting principles followed by the Partnership and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS

    The Partnership enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Partnership uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

                          PAMPLICO BROADCASTING, L.P.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Building.....................................................  30 years
Broadcasting towers and equipment............................  7 years
Office furniture and equipment...............................  5 years
                                                               Term of
Leasehold improvement........................................  lease

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets include Federal Communications Commission ("FCC") licenses. Intangible assets are stated at cost and are being amortized using the straight-line method over a fifteen year period. The Partnership evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

FEDERAL INCOME TAXES

    The Partnership is not a taxpaying entity for Federal income tax purposes, and thus no income tax expense or benefit have been recorded.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash, accounts receivable, accounts payable, and demand notes approximates fair value due to their short-term nature.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. ACQUISITIONS:

    On December 30, 1997, the Partnership completed the acquisition of WBZF-FM, which had been previously run by the Partnership under a time brokerage agreement that had been in effect since August 30, 1996. The Partnership paid a total of $425,000 in cash for WBZF-FM consisting of a $150,000 deposit

                          PAMPLICO BROADCASTING, L.P.

2. ACQUISITIONS: (CONTINUED)
paid in 1996 and $275,000 paid in 1997. The acquisition was accounted for as a purchase, with the purchase price allocated to tangible and intangible assets as follows:

Land..............................................................  $  50,000
Building..........................................................    125,000
Equipment, transmitter and tower..................................    100,000
Broadcast license.................................................    150,000
                                                                    ---------
                                                                    $ 425,000
                                                                    ---------
                                                                    ---------

    The unaudited pro forma results of operations for the year ended December 31, 1997 assuming the acquisition of WBZF-FM occurred as of the beginning of the year are as follows:

Net revenues.....................................................  $ 995,191
Loss from operations.............................................   (328,478)

    Pro forma results may not be indicative of the results that would have been reflected if the transactions had actually occurred at the beginning of the year. Pro forma financial information for the year ended December 31, 1996 is not available.

    In July 1995, the Partnership purchased WYNA-FM. The acquisition was accounted for as a purchase, with the purchase price of $400,000 allocated to the broadcast license. The Partnership subsequently entered into an agreement on August 28, 1995 with WTAB-AM, which ran the station under a program services agreement until April 8, 1996, at which time the station went silent. Subsequent to April 8, 1996, the Partnership entered into an agreement with a third party to simulcast programming on WYNA-FM. At December 31, 1997, the simulcast agreement was no longer in effect. The Partnership expects to begin broadcasting on WYNA-FM in June 1998 at a newly constructed site.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                         DECEMBER 31,
                                                                   ------------------------
                                                                      1997         1996
                                                                   -----------  -----------
Land.............................................................  $    50,000  $   --
Building.........................................................      125,000      --
Broadcasting towers and equipment................................      456,341      331,082
Office furniture and equipment...................................       26,016       26,016
Leasehold improvements...........................................       12,317       12,317
                                                                   -----------  -----------
                                                                       669,674      369,415
Accumulated depreciation.........................................     (256,477)    (219,726)
                                                                   -----------  -----------
Property and equipment, net......................................  $   413,197  $   149,689
                                                                   -----------  -----------
                                                                   -----------  -----------

    Depreciation expense for the year ended December 31, 1997 and 1996 was $36,751 and $32,356, respectively.

                          PAMPLICO BROADCASTING, L.P.

4. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                          DECEMBER 31,
                                                                     ----------------------
                                                                        1997        1996
                                                                     ----------  ----------
FCC licenses.......................................................  $  550,000  $  400,000
Deposit on FCC license.............................................      --         150,000
Accumulated amortization...........................................     (66,667)    (39,999)
                                                                     ----------  ----------
Intangible assets, net.............................................  $  483,333  $  510,001
                                                                     ----------  ----------
                                                                     ----------  ----------

    Amortization expense for the years ended December 31, 1997 and 1996 was $26,668.

5. DEMAND NOTES:

    Demand notes consists of the following:

                                                         DECEMBER 31, 1997  DECEMBER 31, 1996
                                                         -----------------  -----------------
Note payable at prime rate minus 1% and secured by
  substantially all assets of the Partnership and the
  personal stock of a certain partner..................    $   1,900,000      $   1,900,000
Note payable at 9.25%..................................          190,143            171,157
Note payable on demand to partners at prime rate plus
  1%...................................................        1,386,850            658,125
                                                         -----------------  -----------------
                                                           $   3,476,993      $   2,729,282
                                                         -----------------  -----------------
                                                         -----------------  -----------------

6. RELATED PARTIES:

    The Partnership entered into several transactions with an affiliate owned by two of the same partners as the Partnership. At December 31, 1997 and 1996, $58,092 and $99,858, respectively, were owed to the affiliate.

    Of the $1,386,850 note payable to partners, $715,000 was loaned to the Partnership during 1997 to be used in the daily operations of the Partnership. The loans are payable on demand at prime plus 1%.

7. COMMITMENTS AND CONTINGENCIES:

    The Partnership incurred expenses of approximately $57,042 and $58,710 for the years ended December 31, 1997 and 1996, respectively, under operating leases for radio broadcasting facilities. Future minimum annual payments under these non-cancelable operating leases and agreements as of December 31, 1997, are as follows:

                                                                                     PAYMENTS
                                                                                    ----------
1998..............................................................................  $   57,000
1999..............................................................................      55,800
2000..............................................................................      55,800
2001..............................................................................      --
Thereafter........................................................................      --
                                                                                    ----------
                                                                                    $  168,600
                                                                                    ----------
                                                                                    ----------

    Other income for the year ended December 31, 1996 includes $168,000 received by the Partnership related to a legal settlement.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Phoenix Broadcast Partners, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
Chicago, Illinois
May 20, 1998

                        PHOENIX BROADCAST PARTNERS, INC.

                                 BALANCE SHEETS

                                                                            MARCH 31,         DECEMBER 31,
                                                                           -----------  ------------------------
                                                                              1998         1997         1996
                                                                           -----------  -----------  -----------
                                                                           (UNAUDITED)
                                 ASSETS
Current assets:
  Cash and cash equivalents..............................................
                                                                           $   --       $       543  $   --
  Accounts receivable, less allowance for
    doubtful accounts of $26,606, $35,300 and $25,413, respectively......       70,516      100,704       75,057
                                                                           -----------  -----------  -----------

      Total current assets...............................................       70,516      101,247       75,057

Property and equipment, net..............................................      149,403      163,410      181,643
Intangible assets, net...................................................      573,225      586,054      637,271
Due from related party...................................................       14,750       14,950       14,250
Other assets.............................................................        3,274        3,274        3,274
                                                                           -----------  -----------  -----------
      Total assets.......................................................  $   811,168  $   868,935  $   911,495
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Note payable...........................................................  $   661,000  $   661,000  $   661,000
  Due to related party...................................................      617,720      604,728      423,917
  Accounts payable.......................................................       56,509       59,475       48,757
  Accrued interest.......................................................      331,329      313,547      243,267
  Other current liabilities..............................................      137,424      134,293      155,564
                                                                           -----------  -----------  -----------
      Total current liabilities..........................................    1,803,982    1,773,043    1,532,505

Long-term liabilities....................................................       94,721       96,625      104,239
                                                                           -----------  -----------  -----------
      Total liabilities..................................................    1,898,703    1,869,668    1,636,744
                                                                           -----------  -----------  -----------
Commitments and contingencies

Stockholders' deficit:
  Common stock, $1 par value; 7,500 shares
    authorized; 7,500 issued and outstanding; 1,000 fully paid...........        1,000        1,000        1,000
  Paid-in capital........................................................      320,668      320,668      320,668
  Accumulated deficit....................................................   (1,409,203)  (1,322,401)  (1,046,917)
                                                                           -----------  -----------  -----------
      Total stockholders' deficit........................................   (1,087,535)  (1,000,733)    (725,249)
                                                                           -----------  -----------  -----------
      Total liabilities and stockholders' deficit........................  $   811,168  $   868,935  $   911,495
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

                       See Notes to Financial Statements

                        PHOENIX BROADCAST PARTNERS, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                  THREE MONTHS                     FOR THE YEARS ENDED
                                                ENDED MARCH 31,                       DECEMBER 31,
                                          ----------------------------  -----------------------------------------
                                              1998           1997           1997           1996          1995
                                          -------------  -------------  -------------  -------------  -----------
                                                  (UNAUDITED)
Revenues................................  $     128,652  $     148,365  $     777,905  $     636,638  $   612,312
Less: agency commissions................         (5,589)        (7,262)       (46,633)       (27,060)     (20,550)
                                          -------------  -------------  -------------  -------------  -----------
        Net revenues....................        123,063        141,103        731,272        609,578      591,762
                                          -------------  -------------  -------------  -------------  -----------
Operating expenses:
  Programming...........................         54,187         57,888        267,448        205,132      183,659
  Sales and promotions..................         39,719         43,451        222,603        141,430      125,522
  Technical and engineering.............         12,665         16,503         81,492         81,182      101,686
  General and administrative............         48,277         31,524        171,130        175,805      173,058
  Bad debt expense......................          4,200         12,996         47,059         41,727       52,713
  Depreciation and amortization.........         26,836         23,542         94,069         90,697      119,537
                                          -------------  -------------  -------------  -------------  -----------
        Total operating expenses........        185,884        185,904        883,801        735,973      756,175
                                          -------------  -------------  -------------  -------------  -----------
Loss from operations....................        (62,821)       (44,801)      (152,529)      (126,395)    (164,413)
Other income............................       --             --                7,645       --            --
  Interest expense......................        (23,981)       (32,650)      (130,600)      (102,580)    (239,432)
                                          -------------  -------------  -------------  -------------  -----------
  Loss before income taxes..............        (86,802)       (77,451)      (275,484)      (228,975)    (403,845)
  Income taxes..........................       --             --             --             --            --
                                          -------------  -------------  -------------  -------------  -----------
Net loss................................        (86,802)       (77,451)      (275,484)      (228,975)    (403,845)
Accumulated deficit at beginning of
  period................................     (1,322,401)    (1,046,917)    (1,046,917)      (817,942)    (414,079)
                                          -------------  -------------  -------------  -------------  -----------
Accumulated deficit at end of period....  $  (1,409,203) $  (1,124,368) $  (1,322,401) $  (1,046,917) $  (817,924)
                                          -------------  -------------  -------------  -------------  -----------
                                          -------------  -------------  -------------  -------------  -----------

                       See Notes to Financial Statements.

                        PHOENIX BROADCAST PARTNERS, INC.

                            STATEMENTS OF CASH FLOWS

                                                      THREE MONTHS
                                                    ENDED MARCH 31,           FOR THE YEARS ENDED DECEMBER 31,
                                              ----------------------------  -------------------------------------
                                                  1998           1997          1997         1996         1995
                                              -------------  -------------  -----------  -----------  -----------
                                                      (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................  $     (86,802) $     (77,451) $  (275,484) $  (228,975) $  (403,845)
  Adjustments to reconcile net loss to net
    cash provided by operating activities:
      Depreciation and amortization.........         26,836         23,542       94,069       90,697      119,537
      Decrease (increase) in accounts
        receivable..........................         30,188          3,305      (25,647)     (18,905)     (10,429)
      Increase (decrease) in accounts
        payable.............................         (2,966)         9,432       10,718       21,412        3,410
      Increase in accrued interest..........         17,782         26,528       70,280       59,095      172,949
      Decrease in long term liabilities.....         (1,904)        (1,904)      (7,614)      (7,614)      (7,524)
      Increase in due to related parties,
        net.................................         13,192          9,580      180,111       53,624       39,944
      Increase (decrease) in accrued
        expenses and other..................          3,131         25,164      (21,271)      44,298       99,944
                                              -------------  -------------  -----------  -----------  -----------
Net cash provided by (used for) operating
  activities................................           (543)        18,196       25,162       13,632       13,986
                                              -------------  -------------  -----------  -----------  -----------
Cash flows from investing activities:
  Purchase of intangible assets.............       --             --            --            (1,500)     --
  Purchases of property and equipment.......       --               (2,227)     (24,619)     (12,904)     (15,389)
                                              -------------  -------------  -----------  -----------  -----------
Net cash used for investing activities......       --               (2,227)     (24,619)     (14,404)     (15,389)
                                              -------------  -------------  -----------  -----------  -----------
Net increase (decrease) in cash.............           (543)        15,969          543         (772)      (1,403)
Cash at beginning of period.................            543       --            --               772        2,175
                                              -------------  -------------  -----------  -----------  -----------
Cash at end of period.......................  $    --        $      15,969  $       543  $   --       $       772
                                              -------------  -------------  -----------  -----------  -----------
                                              -------------  -------------  -----------  -----------  -----------
Supplemental disclosures of cash flow
  information:
  Cash paid for taxes.......................  $    --        $    --        $   --       $   --       $   --
                                              -------------  -------------  -----------  -----------  -----------
                                              -------------  -------------  -----------  -----------  -----------
  Cash paid for interest....................  $    --        $              $    30,496  $    14,070  $    43,875
                                              -------------  -------------  -----------  -----------  -----------
                                              -------------  -------------  -----------  -----------  -----------

                       See Notes to Financial Statements.

                        PHOENIX BROADCAST PARTNERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Phoenix Broadcast Partners, Inc. (the "Company"), a C corporation, owns and operates radio stations WZAT-FM and WSGA-AM in Savannah, Georgia.

    The Company shares common owners and officers with WGUL-FM, Inc. (WGUL), a radio station operating in Palm Harbor, Florida, which provides certain services to the Company. As more fully described in Note 2, the Company has significant transactions with WGUL, its owners and other related parties and is dependent upon its owners and the related parties for continued financial support.

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized. Trade activities were not significant during 1997 and 1996.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for its accounts receivable. The Company maintains reserves for potential credit losses based upon the expected collectibility of all accounts receivable.

                        PHOENIX BROADCAST PARTNERS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using accelerated methods over the estimated useful lives of the respective assets, generally 5 to 7 years. Leasehold improvements are amortized on the straight-line basis over the shorter of their estimated useful life or the lease term.

    Maintenance, repairs and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets are amortized on a straight line basis over their respective estimated useful lives of 15 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

INCOME TAXES

    The Company files separate federal and state income tax returns on the cash basis of accounting.

    Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amount at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments, including cash, accounts receivable, accounts payable and notes payable, approximate fair value due to their short term nature.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

                        PHOENIX BROADCAST PARTNERS, INC.

2. RELATED PARTY TRANSACTIONS:

    The due to/(from) related parties at December 31, 1997 and 1996 consist of the following:

                                                                         1997         1996
                                                                      -----------  -----------
Advances due from shareholder.......................................  $   (14,950) $   (14,250)
                                                                      -----------  -----------
                                                                      -----------  -----------
Advances due to shareholders........................................  $    40,710  $    40,710
Note payable to shareholders........................................      293,700      293,700
Accrued interest on note payable....................................       64,205       39,417
Balance due to WGUL.................................................      206,113       50,090
                                                                      -----------  -----------
                                                                      $   604,728  $   423,917
                                                                      -----------  -----------
                                                                      -----------  -----------

    The Company shares its owners and officers with WGUL which has from time to time paid for certain expenses on behalf of the Company. During 1997, WGUL advanced $156,023 of working capital to the Company. During 1996 and 1995, WGUL advanced $29,335 and $14,005 of working capital to the Company.

    Advances due from shareholder present an amount advanced to an employee/shareholder of the Company for investment in an unrelated business entity. The advance is unsecured and does not accrue interest.

    Advances due to shareholders represent amounts received from certain shareholders in 1996 and 1995. The amounts received were used primarily to fund the operating activities of the Company and its capital expenditures. The advances are due on demand and do not accrue interest.

    Note payable to shareholders represents a promissory note entered into on June 20, 1995 between the Company and its principal shareholders. The note is secured on all equipment, accounts receivable and intangible assets of the Company, subordinate to Lewis Broadcasting Corporation's security interest. The note is payable on demand and accrues simple interest at Prime. The weighted average interest rate on this note for the year ended December 31, 1997, 1996 and 1995 was 8.27%, 8.44% and 8.83%, respectively.

    Interest expense on the note payable was $24,788, $24,289 and $15,128 in 1997, 1996 and 1995, respectively.

3. PROPERTY AND EQUIPMENT:

    Property and equipment at December 31, 1997 and 1996 consists of the following:

                                                                          1997         1996
                                                                       -----------  ----------
Leasehold improvements...............................................  $    36,113  $   24,113
Broadcasting equipment...............................................      227,993     215,374
Office furniture and equipment.......................................       36,500      36,500
                                                                       -----------  ----------
                                                                           300,606     275,987
Accumulated depreciation.............................................     (137,196)    (94,344)
                                                                       -----------  ----------
Property and equipment, net..........................................  $   163,410  $  181,643
                                                                       -----------  ----------
                                                                       -----------  ----------

    Depreciation expense for 1997, 1996 and 1995, was $42,852, $39,305 and $68,319, respectively.

                        PHOENIX BROADCAST PARTNERS, INC.

4. INTANGIBLE ASSETS:

    Intangible assets at December 31, 1997 and 1996 consist of the following:

                                                                         1997         1996
                                                                      -----------  -----------
FCC licenses........................................................  $   635,000  $   635,000
Other...............................................................      134,757      134,757
                                                                      -----------  -----------
                                                                          769,757      769,757
Accumulated amortization............................................     (183,703)    (132,486)
                                                                      -----------  -----------
Intangible assets, net..............................................  $   586,054  $   637,271
                                                                      -----------  -----------
                                                                      -----------  -----------

    Amortization expense for 1997, 1996 and 1995 was $51,217, $51,392 and $51,218, respectively.

5. NOTE PAYABLE:

    The Note Payable balance at December 31. 1997 and 1996 is represented by the following:

                                                                           1997        1996
                                                                        ----------  ----------
Lewis Broadcasting Corporation Note, matured on
  June 10, 1995; fixed interest rate of 10%;
  secured by accounts receivable, tangible assets
  and intangible assets of the Company................................  $  661,000  $  661,000
                                                                        ----------  ----------
                                                                        ----------  ----------

    The Lewis Broadcasting Corporation (Lewis) note matured on June 10, 1995, however the Company defaulted on the loan repayment. Consequently, Lewis notified the Company and its shareholders on July 15, 1995 of the default and tendered the requisite notice to pursue remedy under the terms of the note. In connection with the default, Lewis filed a suit against the Company and its shareholders seeking specific performance of the default remedies under the note. (See Note 9).

    As a consequence of the default, interest at a rate of 10% per annum is still accruing on the outstanding note and interest with a late charge of 5% of the outstanding principal at the date of default and attorneys' fees at the rate of 15% on the outstanding principal at the date of default and 15% on outstanding interest accrued subsequent to default. Interest, late charges and attorneys' fees amounted to $70,889, $76,015 and $217,125 in 1997, 1996 and
1995, respectively.

6. LONG TERM LIABILITIES:

    Long term liabilities consist of obligations due, under an employment contract, to a former employee and consist of the following:

    - $93,757 under the employment contract payable in semi-annual installments of $3,825 for principal and 6% simple interest commencing January 1994 and maturing January 2014, and

    - $50,000 bonus payable in ten equal annual installments of $5,000 commencing May 1994.

    The Company has not been making payments in accordance with the terms set out in the contract and consequently has recorded a liability of $127,932 and $129,432 at December 31, 1997 and 1996 respectively,

                        PHOENIX BROADCAST PARTNERS, INC.

6. LONG TERM LIABILITIES: (CONTINUED)
of which $31,307 and $25,193, representing the portion currently payable, has been recorded in accrued liabilities as of December 31, 1997 and 1996, respectively.

    Interest expense on the employment contract obligation amounted to $5,036, $5,126 and $5,296 for the years ended December 31, 1997, 1996 and 1995, respectively.

7. INCOME TAXES:

    The Company's effective income tax rate differs from the statutory federal income tax rate as follows:

                                                 1997                   1996                    1995
                                        ----------------------  ---------------------  ----------------------
Income tax benefit at federal
  statutory rate......................  $   (93,665)     (34.0%) $  (77,852)     (34.0%) $  (137,307)     (34.0%)
State income taxes (net of federal
  benefit)............................      (10,902)      (4.0%)     (9,060)      (4.0%)     (15,993)      (4.0%)
Non-deductible items..................           60     --              60     --          --          --
Change in valuation allowance.........      104,507       38.0%     86,852       38.0%     153,300       38.0%
                                        -----------  ---------  ----------  ---------  -----------  ---------
                                        $   --              --% $   --             --% $   --              --%
                                        -----------  ---------  ----------  ---------  -----------  ---------
                                        -----------  ---------  ----------  ---------  -----------  ---------

    Significant items giving rise to deferred taxes as of December 31, 1997 and 1996 are as follows:

                                                                         1997         1996
                                                                      -----------  -----------
Deferred tax assets (liabilities):
Net operating loss carryforwards....................................  $   176,340  $   112,204
Accounts receivable.................................................      (38,227)     (27,526)
Depreciation and amortization.......................................       26,643       27,252
Accounts payable and accrued liabilities............................      216,949      170,370
Other...............................................................      --            (5,102)
                                                                      -----------  -----------
Net deferred tax asset..............................................      381,705      277,198
Less valuation allowance............................................     (381,705)    (277,198)
                                                                      -----------  -----------
Total net deferred tax asset........................................  $   --       $   --
                                                                      -----------  -----------
                                                                      -----------  -----------

    The net deferred tax asset at December 31, 1997 and 1996 is fully offset by the valuation allowance. The amount of the valuation allowance is reviewed periodically by management and is determined based on management's assessment of the Company's ability to generate future taxable income and realize the tax benefits associated with the deferred tax assets.

    Net operating losses expire as follows:

2009.....  $  69,955
2010.....     97,291
2011.....    129,536
2012.....    168,639
           ---------
           $ 465,421
           ---------
           ---------

                        PHOENIX BROADCAST PARTNERS, INC.

7. INCOME TAXES: (CONTINUED)
    If certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the operating loss carryforwards which can be utilized.

8. DEFINED CONTRIBUTION PLAN:

    Effective August 1997, the Company in conjunction with WGUL adopted a qualified profit sharing plan under Section 401(k) of the Internal Revenue Code. All employees meeting eligibility requirements are qualified for participation in the plan. Participants of the plan may contribute 1% to 15% of their annual compensation, up to $10,000 for the year, through payroll deductions. The Company has the option to provide a matching and discretionary contribution each year. For fiscal 1997, the total matching contribution was $2,214. No discretionary contributions were made in 1997.

9. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES AND LICENSING AGREEMENTS

    The Company leases its station studios and certain equipment under various operating leases and enters into licensing agreements to obtain the rights to broadcast shows. Rent expense under operating leases and payments under the licensing agreements for the years ended December 31, 1997 and 1996 amounted to $48,250 and $34,009 respectively. Future minimum annual payments under these non-cancelable operating leases and agreements as of December 31, 1997 are as follows:

1998...............................................................  $  51,300
1999...............................................................     36,000
2000...............................................................     12,000
Thereafter.........................................................     --
                                                                     ---------
                                                                     $  99,300
                                                                     ---------
                                                                     ---------

CONTINGENCIES

    The Company is party to a lawsuit relating to the default on the note payable to Lewis. The Lewis note was originally executed by Gulf Atlantic, the previous owners of the radio stations, and as security for the note, Gulf Atlantic executed a security agreement conveying to Lewis a first priority interest in all of the operating assets of WZAT-FM and WSGA-AM. In conjunction with the execution of the promissory note and the security agreement, Gulf Atlantic and the Company's shareholders executed an option agreement granting Lewis an irrevocable right to purchase both radio stations for $650,000, less any amounts remaining to be paid on the note plus a $100,000 non-compete fee as well as the right of first refusal on the sale of the stations' operational assets and business. Upon the Company's default on the note, Lewis notified the Company and its shareholders of the default and tendered requisite notice of its intention to exercise its rights under the option agreement. Lewis also filed a suit against the Company and its shareholders to seek specific performance of exercising the option under the option agreement and collection of all amounts due under the note. Through a counterclaim for declaratory judgment, the Company obtained a court ruling concluding that the option agreement is void as a matter of law. The court ruling, however, upheld Lewis' claim that the Company and its shareholders are indebted to Lewis for the principal and interest due under the promissory note together with reasonable attorneys' fees of

                        PHOENIX BROADCAST PARTNERS, INC.

9. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
15% of all outstanding principal and interest amounts owed. Lewis appealed the court's decision with respect to the option agreement being void.

    On April 8, 1998, the Company signed an agreement with Lewis to settle the suit for $1,700,000. The settlement agreement will satisfy the Company's and its shareholders' obligations with respect to the following: (1) all principle, interest, late fees, origination fees and attorneys fees related to the Lewis note referred to above; (2) rent and late fees related to the lease of the Company's antenna and tower from Lewis for the period up through May, 1998; (3) all obligations of the Company and its shareholders to pay Lewis some proceeds from the proposed sale of the Company to Cumulus Broadcasting, Inc. (see Note
10) under the option agreement discussed above; and (4) any and all remaining obligations of the Company with respect to the note and option agreement with Lewis.

10. SUBSEQUENT EVENTS

    On March 16, 1998, the Company entered into a one year Local Marketing Agreement (LMA) with Cumulus Broadcasting, Inc., a wholly owned subsidiary of Cumulus Holdings, Inc., in return for a monthly license fee. On April 8, 1998, the Company signed an agreement with Cumulus Broadcasting, Inc., to sell certain assets of WZAT-FM and WSGA-AM, subject to approval of the Federal Communications Commission, in return for consideration of approximately $3.5 million.

    On April 13, 1998, a suit was filed against the Company and others alleging violation of the plaintiff's rights under Title IX of the Organized Crime Control Act of 1970. The plaintiff is asking for treble damages in the amount of $1.5 million for each of the defendants. Management believes that the Company will prevail in this matter.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
  of Cumulus Media Inc.

    In our opinion, the accompanying combined statement of financial position and the related combined statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Radio Ingstad Minnesota, Inc., Radio Albert Lea, Inc. and KRCH of Minnesota, Inc. at December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
May 29, 1998

                         RADIO INGSTAD MINNESOTA, INC.,
                           RADIO ALBERT LEA, INC. AND
                            KRCH OF MINNESOTA, INC.

                    COMBINED STATEMENT OF FINANCIAL POSITION

                                                                                        SUCCESSOR    PREDECESSOR
                                                                                      -------------  ------------
                                                                                        MARCH 31,    DECEMBER 31,
                                                                                          1998           1997
                                                                                      -------------  ------------
                                                                                       (UNAUDITED)

                                       ASSETS
Current assets:
  Cash and cash equivalents.........................................................  $     341,738   $   67,069
  Accounts receivable, less allowance for doubtful accounts of $17,767 and $112,792,
    respectively....................................................................        502,980      514,130
                                                                                      -------------  ------------
      Total current assets..........................................................        844,718      581,199
Note receivable.....................................................................       --          3,500,000
Property, plant and equipment, net..................................................      3,531,172      782,791
Intangible assets, net..............................................................      5,685,624      280,101
Due from related party, net.........................................................       --            728,840
Other assets........................................................................         11,544       30,996
                                                                                      -------------  ------------
      Total assets..................................................................  $  10,073,058   $5,903,927
                                                                                      -------------  ------------
                                                                                      -------------  ------------
                                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of notes payable..................................................  $     359,921   $   79,520
  Current portion of long-term debt.................................................       --            354,003
  Accounts payable..................................................................         46,434       86,523
  Deferred revenue..................................................................       --             16,473
  Accrued and other current liabilities.............................................         83,905      173,130
                                                                                      -------------  ------------
      Total current liabilities.....................................................        490,260      709,649
Due to related party, net...........................................................      2,685,702       --
Long-term portion of notes payable..................................................      6,268,847       --
Long-term debt......................................................................       --          1,366,941
                                                                                      -------------  ------------
      Total liabilities.............................................................      9,444,809    2,076,590
                                                                                      -------------  ------------

Commitments and contingencies.......................................................       --             --

Stockholder's equity:
  Common stock, $1 par value; 75,000 shares authorized; 75,000 shares issued and outstanding; and $1 par value; 504,200 shares authorized; 404,200 shares issued
    and outstanding, respectively...................................................         75,000      404,200
Additional paid-in capital..........................................................       --            294,997
Retained earnings...................................................................        553,249    3,128,140
                                                                                      -------------  ------------
      Total stockholder's equity....................................................        628,249    3,827,337
                                                                                      -------------  ------------

            Total liabilities and stockholder's equity..............................  $  10,073,058   $5,903,927
                                                                                      -------------  ------------
                                                                                      -------------  ------------

                       See Notes to Financial Statements.

                         RADIO INGSTAD MINNESOTA, INC.,
                           RADIO ALBERT LEA, INC. AND
                            KRCH OF MINNESOTA, INC.

                        COMBINED STATEMENT OF OPERATIONS

                                                                         SUCCESSOR     PREDECESSOR   PREDECESSOR
                                                                       -------------  -------------  ------------
                                                                       FOR THE THREE  FOR THE THREE  FOR THE YEAR
                                                                       MONTHS ENDED   MONTHS ENDED      ENDED
                                                                         MARCH 31,      MARCH 31,    DECEMBER 31,
                                                                           1998           1997           1997
                                                                       -------------  -------------  ------------
                                                                               (UNAUDITED)
Revenues:                                                               $ 1,018,435    $ 1,032,197    $4,400,777
Less: Agency commissions.............................................        (4,661)       (24,362)      (67,446)
                                                                       -------------  -------------  ------------
    Net revenues.....................................................     1,013,774      1,007,835     4,333,331
                                                                       -------------  -------------  ------------

Operating expenses:
  Programming........................................................       157,962        162,399       590,301
  Sales..............................................................       277,005        261,978     1,119,513
  Engineering and technical..........................................        13,827         22,264        87,978
  News...............................................................         3,075         11,704        29,133
  Promotions.........................................................        20,462         17,375       141,114
  General and administrative.........................................       249,068        238,392       925,334
  Trade expense......................................................        99,522        149,244       566,000
  Depreciation and amortization......................................       121,242         80,300       389,705
  Provision for bad debts............................................        16,133         16,128        70,894
                                                                       -------------  -------------  ------------
    Total operating expenses.........................................       958,296        959,784     3,919,972
                                                                       -------------  -------------  ------------
Income from operations...............................................        55,478         48,051       413,359
                                                                       -------------  -------------  ------------

Other income/(expense):
  Gain on sale of assets (Note 2)....................................       --             --          4,085,000
  Interest income....................................................       --             --             29,000
  Interest expense...................................................      (185,781)       (39,662)     (170,516)
                                                                       -------------  -------------  ------------
    Total other income/(expense), net................................      (185,781)       (39,662)    3,943,484
                                                                       -------------  -------------  ------------

Net income/(loss)....................................................   $  (130,303)   $     8,389    $4,356,843
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------

                       See Notes to Financial Statements.

                         RADIO INGSTAD MINNESOTA, INC.,
                           RADIO ALBERT LEA, INC. AND
                            KRCH OF MINNESOTA, INC.

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

PREDECESSOR

                                                                          ADDITIONAL                    TOTAL
                                                                COMMON     PAID-IN      RETAINED     STOCKHOLDER'S
                                                                STOCK      CAPITAL      EARNINGS        EQUITY
                                                              ----------  ----------  -------------  ------------
Balance at December 31, 1996................................  $  404,200  $  294,997  $  (1,228,703)  $ (529,506)
Net income for the year ended December 31, 1997.............      --          --          4,356,843    4,356,843
                                                              ----------  ----------  -------------  ------------
Balance at December 31, 1997................................  $  404,200  $  294,997  $   3,128,140   $3,827,337
                                                              ----------  ----------  -------------  ------------
                                                              ----------  ----------  -------------  ------------

                       See Notes to Financial Statements.

                         RADIO INGSTAD MINNESOTA, INC.,
                           RADIO ALBERT LEA, INC. AND
                            KRCH OF MINNESOTA, INC.

                        COMBINED STATEMENT OF CASH FLOWS


                                                                                     SUCCESSOR      PREDECESSOR     PREDECESSOR
                                                                                   --------------  --------------  --------------
                                                                                   FOR THE THREE   FOR THE THREE    FOR THE YEAR
                                                                                    MONTHS ENDED    MONTHS ENDED       ENDED
                                                                                     MARCH 31,       MARCH 31,      DECEMBER 31,
                                                                                        1998            1997            1997
                                                                                   --------------  --------------  --------------
                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income/(loss)..............................................................   $   (130,303)   $      8,389    $  4,356,843
  Adjustments to reconcile net income/(loss) to net cash (used in)/provided by operating activities:
  Gain on sale of assets.........................................................        --              --           (4,085,000)
  Depreciation and amortization..................................................        121,242          80,300         389,705
  Changes in current assets and liabilities:
    Decrease/(increase) in accounts receivable...................................       (352,663)         26,085         136,480
    Decrease/(increase) in other assets..........................................        (49,444)         60,651        (104,764)
    Increase/(decrease) in accounts payable......................................         26,337         (56,647)         14,383
    Increase/(decrease) in deferred revenue......................................        --              --               16,473
    Increase/(decrease) in accrued and
      other current liabilities..................................................         81,374          (7,448)        (14,280)
                                                                                   --------------  --------------  --------------
  Net cash (used in)/provided by operating activities............................       (303,457)        111,330         709,840
                                                                                   --------------  --------------  --------------

Cash flows from investing activities:
  Cash payment for acquisition...................................................     (1,600,000)        --              --
  Direct costs of acquisition....................................................         (8,881)        --              --
  Purchases of property, plant and equipment.....................................        --              (77,521)       (106,424)
                                                                                   --------------  --------------  --------------
    Net cash (used in)/provided by investing activities..........................     (1,608,881)        (77,521)       (106,424)
                                                                                   --------------  --------------  --------------

Cash flows from financing activities:
  Decrease/(increase) in due to/from related party...............................      2,085,984          34,856        (318,986)
  Principal payments on notes payable............................................        (71,232)        --             (103,008)
  Principal payments on long-term debt...........................................        --              (67,000)       (203,147)
                                                                                   --------------  --------------  --------------
    Net cash (used in)/provided by financing activities..........................      2,014,752         (32,144)       (625,141)
                                                                                   --------------  --------------  --------------

Net increase/(decrease) in cash and cash equivalents:............................        102,414           1,665         (21,725)
Cash and cash equivalents at beginning of period.................................        239,324          88,794          88,794
                                                                                   --------------  --------------  --------------
Cash and cash equivalents at end of period.......................................   $    341,738    $     90,459    $     67,069
                                                                                   --------------  --------------  --------------
                                                                                   --------------  --------------  --------------

Supplemental disclosures of cash flow information:
  Cash payments for interest.....................................................   $    207,320    $     34,099    $     78,624
                                                                                   --------------  --------------  --------------
                                                                                   --------------  --------------  --------------
Non-cash operating, investing and
  financing activities:
  Note received on sale of assets (Note 2).......................................   $    --         $    --         $  3,500,000
                                                                                   --------------  --------------  --------------
                                                                                   --------------  --------------  --------------
  Increase in due from related party related to sale of assets (Note 2)..........   $    --         $    --         $  1,000,000
                                                                                   --------------  --------------  --------------
                                                                                   --------------  --------------  --------------
  Property, plant and equipment sold (Note 2)....................................   $    --         $    --         $  1,339,994
                                                                                   --------------  --------------  --------------
                                                                                   --------------  --------------  --------------
  Accumulated depreciation written off...........................................   $    --         $    --         $   (925,000)
                                                                                   --------------  --------------  --------------
                                                                                   --------------  --------------  --------------
  Note payable executed in connection
    with acquisition.............................................................   $  3,200,000    $    --         $    --
                                                                                   --------------  --------------  --------------
                                                                                   --------------  --------------  --------------
  Trade revenue..................................................................   $     99,522    $    149,244    $    566,000
                                                                                   --------------  --------------  --------------
                                                                                   --------------  --------------  --------------
  Trade expense..................................................................   $     99,522    $    149,244    $    566,000
                                                                                   --------------  --------------  --------------
                                                                                   --------------  --------------  --------------


                       See Notes to Financial Statements.

                         RADIO INGSTAD MINNESOTA, INC.,
                           RADIO ALBERT LEA, INC. AND
                            KRCH OF MINNESOTA, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    The combined financial statements as of December 31, 1997 and for the year then ended and for the three months ended March 31, 1997 include the accounts of Radio Ingstad Minnesota, Inc., Radio Albert Lea, Inc. and KRCH of Minnesota, Inc. (collectively, the "Companies" or "Predecessor"), which are under common ownership, control and financing. The Companies' operations are in the radio broadcasting industry. The Companies own and operate Faribault, MN radio stations KDHL-AM and KQCL-FM; Albert Lea, MN radio station KQPR-FM; Austin, MN radio station KNFX-AM; Rochester, MN radio stations KRCH-FM, KWEB- AM and KMFX-FM; and Wabasha, MN radio station KMFX-AM (collectively, the "Stations").

    On December 1, 1997, Radio Iowa Broadcasting, Inc. (the "Successor") acquired KDHL-AM, KQCL-FM, KQPR-FM and KNFX-AM from the Predecessor. On January 1, 1998, the Successor acquired KRCH-FM, KWEB-AM, KMFX-FM and KMFX-AM from the Predecessor.

    As a result of the change in ownership, the financial position, results of operations and cash flows of the Stations as of December 31, 1997 and prior periods are labeled "Predecessor" in the accompanying combined financial statements and the financial position, results of operations and cash flows of the Stations subsequent to December 31, 1997 are labeled "Successor" in the accompanying combined financial statements.

    The significant accounting principles followed by the Companies and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

PRINCIPLES OF COMBINATION

    All material related party balances and transactions between the Companies have been eliminated in combination.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance

                         RADIO INGSTAD MINNESOTA, INC.,
                           RADIO ALBERT LEA, INC. AND
                            KRCH OF MINNESOTA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

PROPERTY, PLANT AND EQUIPMENT

    Purchases of property, plant and equipment, including additions, improvements, and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated using accelerated methods over their estimated useful lives as follows:

                                                                                  PREDECESSOR
                                                                                 -------------
Building.......................................................................    31-39 years
Studio.........................................................................      5-7 years
Transmitter....................................................................        5 years
Broadcasting towers and technical equipment....................................     5-15 years
Office furniture and equipment.................................................      5-7 years

    Maintenance, repairs and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets are stated at cost and are being amortized using the straight- line method over their estimated useful lives as follows:

                                                                       10-25
FCC licenses....................................................       years
Covenants not to compete........................................    10 years

    The Companies evaluate the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

FEDERAL INCOME TAXES

    The Predecessor and Successor are organized as S-Corporations and, therefore, are not taxpaying entities for federal income tax purposes; accordingly, no income tax expense has been recorded in the combined financial statements. Income from the Stations is included in the tax returns of the respective owners.

                         RADIO INGSTAD MINNESOTA, INC.,
                           RADIO ALBERT LEA, INC. AND
                            KRCH OF MINNESOTA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS


    The Companies enter into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. Trade revenue and trade expense for the year ended December 31, 1997 were $566,000.



CONCENTRATIONS OF CREDIT RISK


    Financial instruments which potentially subject the Companies to concentrations of credit risk consist principally of accounts receivable. The Companies perform ongoing credit evaluations of its customers and generally do not require collateral for their accounts receivable. The Companies maintain reserves for potential credit losses based upon the expected collectibility of all accounts receivable.


FAIR VALUE OF FINANCIAL INSTRUMENTS


    The carrying amount of cash, accounts receivable, note receivable, accounts payable, notes payable and debt approximates fair value because of the short maturity of these instruments.

2. SALES OF ASSETS:

    On December 1, 1997, substantially all of the assets, licenses and broadcasting rights of KDHL-AM, KQCL-FM, KQPR-FM and KNFX-AM were sold to Radio Iowa Broadcasting, Inc. for $1,000,000 in cash plus a 10% promissory note for $3,500,000. In connection with this transaction, the Companies recognized a gain of $4,085,000. Accordingly, the combined financial statements of the Companies include the results of operations of the stations sold through November 30, 1997.

    On January 1, 1998, substantially all of the assets, licenses and broadcasting rights of KRCH-FM, KWEB-AM, KMFX-FM and KMFX-AM were also sold to Radio Iowa Broadcasting, Inc. for $1,600,000 in cash plus a 10% promissory note for $3,200,000. In connection with this transaction, the Companies recognized a gain of $3,590,000. As the transaction did not occur until after the fiscal year end, the accompanying combined financial statements include the results of operations of the stations sold through December 31, 1997.

3. RELATED PARTY TRANSACTIONS:

    The Companies participate in a centralized cash management program with the owner's other businesses. Accordingly, the Companies' cash receipts and disbursements are controlled centrally by the owner and the net activity under this program is reflected in due from related party or due to related party

                         RADIO INGSTAD MINNESOTA, INC.,
                           RADIO ALBERT LEA, INC. AND
                            KRCH OF MINNESOTA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. RELATED PARTY TRANSACTIONS: (CONTINUED) in the combined statement of financial position. Additionally, the cash proceeds of $1,000,000 received on the sale of assets discussed in Note 2 are included in due from related party at December 31, 1997.

4. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment at December 31, 1997 consists of the following:

Buildings.......................................................  $   99,531
Studio..........................................................      45,584
Transmitter.....................................................     561,396
Broadcasting towers and technical equipment.....................   1,409,755
Office furniture and equipment..................................      97,749
Leasehold improvements..........................................      65,856
Vehicles........................................................      30,912
                                                                  ----------
                                                                   2,310,783
Accumulated depreciation........................................  (1,612,492)
                                                                  ----------
                                                                     698,291
Land............................................................      84,500
                                                                  ----------
  Property, plant and equipment, net............................  $  782,791
                                                                  ----------
                                                                  ----------

    Depreciation expense for the year ended December 31, 1997 was $344,918.

5. INTANGIBLE ASSETS:

    Intangible assets at December 31, 1997 consists of the following:

FCC licenses.....................................................  $ 428,754
Covenants not to compete.........................................     90,000
Other............................................................     36,779
                                                                   ---------
                                                                     555,533
Accumulated amortization.........................................   (275,432)
                                                                   ---------
  Intangible assets, net.........................................  $ 280,101
                                                                   ---------
                                                                   ---------

    Amortization expense for the year ended December 31, 1997 was $44,787.

                         RADIO INGSTAD MINNESOTA, INC.,
                           RADIO ALBERT LEA, INC. AND
                            KRCH OF MINNESOTA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

6. ACCRUED AND OTHER CURRENT LIABILITIES:

    Accrued and other current liabilities at December 31, 1997 consists of the following:

Payroll taxes payable.............................................  $  26,497
Accrued vacation and commission...................................    111,648
Accrued interest..................................................     24,892
Accrued property taxes............................................      5,498
Other.............................................................      4,595
                                                                    ---------
                                                                    $ 173,130
                                                                    ---------
                                                                    ---------

7. COMMITMENTS AND CONTINGENCIES:

    The Companies lease certain of their station buildings and studios, equipment and vehicles under various non-cancelable operating lease agreements. Rent expense under these agreements for 1997 was $114,806. Future minimum annual payments under these agreements as of December 31, 1997 are as follows:

YEAR                                                                                  AMOUNT
----------------------------------------------------------------------------------  ----------
1998..............................................................................  $  120,606
1999..............................................................................      82,886
2000..............................................................................      61,326
2001..............................................................................      46,414
2002..............................................................................      40,294
Thereafter........................................................................     175,840
                                                                                    ----------
                                                                                    $  527,366
                                                                                    ----------
                                                                                    ----------

8. NOTE PAYABLE:

    Note payable at December 31, 1997 consists of the balance due on a $350,000, 10- year, 12% promissory note issued by the Companies in 1988 in connection with the acquisition of Fairbault, MN radio station KDHL-AM. The remaining balance due is payable in 1998.

    Interest expense on note payable for 1997 was $8,200.

9. LONG-TERM DEBT:

    Long-term debt consists of the following:

DESCRIPTION                                                                SHORT-TERM    LONG-TERM       TOTAL
-------------------------------------------------------------------------  -----------  ------------  ------------
Line of credit with State Bank of Faribault, principal and interest at
  10.5% payable monthly, final payment due August, 1998..................   $  10,553   $    --       $     10,553
Line of credit with State Bank of Faribault, principal and interest at
  10.0% payable monthly, final payment due June, 1999....................       4,300          2,618         6,918

                         RADIO INGSTAD MINNESOTA, INC.,
                           RADIO ALBERT LEA, INC. AND
                            KRCH OF MINNESOTA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

9. LONG-TERM DEBT: (CONTINUED)

DESCRIPTION                                                                SHORT-TERM    LONG-TERM       TOTAL
-------------------------------------------------------------------------  -----------  ------------  ------------
Line of credit with State Bank of Faribault, principal and interest at
  9.5% payable monthly, final payment due November, 1999.................      27,424        139,817       167,241
Line of credit with State Bank of Faribault, principal and interest at
  10.0% payable monthly, final payment due April, 2000...................      20,766         36,931        57,697
Line of credit with State Bank of Faribault, principal and interest at
  10.0% payable monthly, final payment due October, 2001.................       6,952         24,927        31,879
Line of credit with State Bank of Faribault, principal and interest at
  10.0% payable monthly, final payment due June, 1998....................     199,299        --            199,299
Note payable to Rochester Communications Corporation, principal and
  interest at 8.0% payable monthly, final payment due January, 2008......      82,000      1,162,648     1,244,648
Other....................................................................       2,709        --              2,709
                                                                           -----------  ------------  ------------
Totals...................................................................   $ 354,003   $  1,366,941  $  1,720,944
                                                                           -----------  ------------  ------------
                                                                           -----------  ------------  ------------

    All amounts available to the Companies under the lines of credit have been drawn upon. Substantially all assets of the Companies are pledged as collateral for the lines of credit and notes payable. The carrying amounts reported for lines of credit and notes payable approximate fair market value.

    Maturities of long-term debt are as follows:

YEAR ENDING
DECEMBER 31                                                                          AMOUNT
--------------------------------------------------------------------------------  ------------
1998............................................................................  $    354,003
1999............................................................................       261,635
2000............................................................................       118,568
2001............................................................................       112,746
2002............................................................................       112,473
Thereafter......................................................................       761,519
                                                                                  ------------
                                                                                     1,720,944
Less current portion............................................................       354,003
                                                                                  ------------
  Long-term portion.............................................................  $  1,366,941
                                                                                  ------------
                                                                                  ------------

    Interest expense on long-term debt for 1997 was $95,316.

                         RADIO INGSTAD MINNESOTA, INC.,
                           RADIO ALBERT LEA, INC. AND
                            KRCH OF MINNESOTA, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

10. STOCKHOLDER'S EQUITY:

    Common stock, all of which is owned by the same individual, additional paid-in capital and retained earnings of the Companies consist of the following at December 31, 1997:

                                                                       ADDITIONAL
                                                          AMOUNT        PAID-IN        RETAINED
LEGAL ENTITY                               PAR VALUE    OUTSTANDING     CAPITAL        EARNINGS
---------------------------------------  -------------  -----------  --------------  ------------
Radio Ingstad Minnesota, Inc...........    $       1     $ 400,000    $    153,092   $  1,156,067
Radio Albert Lea, Inc..................            1         3,000         116,530        957,301
KRCH of Minnesota, Inc.................            1         1,200          25,375      1,014,772
                                                        -----------  --------------  ------------
                                                         $ 404,200    $    294,997   $  3,128,140
                                                        -----------  --------------  ------------
                                                        -----------  --------------  ------------

11. DEFINED CONTRIBUTION RETIREMENT PLAN

    The Companies have a 401(k) plan covering substantially all of their employees which allows eligible employees to contribute a portion of their compensation to the plan. There is no provision in the plan document for any contribution to be made by the Companies.

12. PENDING SALE OF BUSINESS

    On February 19, 1998, Radio Iowa Broadcasting, Inc. agreed to sell all radio station assets and liabilities, as defined in the agreement, to Cumulus Broadcasting, Inc. (a wholly owned subsidiary of Cumulus Media Inc.). Approval of the sale must be received from the Federal Communications Commission.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Republic Corporation
Montgomery, Alabama

    We have audited the consolidated balance sheets of Republic Corporation and subsidiary (radio broadcasting operations only) as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Republic Corporation and subsidiary (radio broadcasting operations only) as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

Montgomery, Alabama
March 2, 1998

           REPUBLIC CORPORATION (RADIO BROADCASTING OPERATIONS ONLY)

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1997       1996
                                                                                  MARCH 31,   ---------  ---------
                                                                                    1998
                                                                                 -----------
                                                                                 (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents....................................................   $     313   $     247  $     257
  Accounts receivable, net of allowance for doubtful accounts of $547, $521,
    and $479, respectively.....................................................         159       1,515      1,449
  Other current assets.........................................................          47         246        172
  State income taxes receivable................................................          44          44         47
  Due from Cumulus Media Inc...................................................         661
                                                                                 -----------  ---------  ---------
      Total current assets.....................................................       1,224       2,052      1,925

Other assets:
  Land, building and equipment, net............................................       2,997       2,397      2,167
  Investment in equity investee................................................         621         628        633
  Intangible assets and other..................................................      11,912      12,152     13,103
                                                                                 -----------  ---------  ---------
      Total assets.............................................................   $  16,754   $  17,229  $  17,828
                                                                                 -----------  ---------  ---------
                                                                                 -----------  ---------  ---------

                                 LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable.............................................................   $     189   $     131  $     263
  Accrued expenses.............................................................         518         693        484
                                                                                 -----------  ---------  ---------
      Total current liabilities................................................         707         824        747

Deferred tax liability.........................................................         272         272      4,123
                                                                                 -----------  ---------  ---------
      Total liabilities........................................................         979       1,096      4,870
                                                                                 -----------  ---------  ---------

Stockholder's Equity:
  Common stock, $0.01 par; 500,000 shares authorized,
    50,000 shares issued and outstanding.......................................           1           1          1
  Contributed capital..........................................................       8,003       8,003      8,003
  Retained earnings............................................................       7,771       8,129      4,954
                                                                                 -----------  ---------  ---------
      Total stockholder's equity...............................................      15,775      16,133     12,958
                                                                                 -----------  ---------  ---------
Total liabilities and stockholder's equity.....................................   $  16,754   $  17,229  $  17,828
                                                                                 -----------  ---------  ---------
                                                                                 -----------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

           REPUBLIC CORPORATION (RADIO BROADCASTING OPERATIONS ONLY)

                       CONSOLIDATED STATEMENTS OF INCOME

               (DOLLARS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                 THREE MONTHS            FOR THE YEARS ENDED
                                                               ENDED MARCH 31,              DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1998       1997       1997       1996       1995
                                                             ---------  ---------  ---------  ---------  ---------
                                                                 (UNAUDITED)
Revenue:
  Advertising..............................................  $   1,192  $   2,478  $  11,677  $  10,959  $  11,047
  LMA Income...............................................        811
  Other....................................................          4          4         14        161         36
                                                             ---------  ---------  ---------  ---------  ---------
      Total revenue........................................      2,007      2,482     11,691     11,120     11,083
  Less commissions.........................................        155        504      2,360      2,114      2,090
                                                             ---------  ---------  ---------  ---------  ---------
      Net revenues.........................................      1,852      1,978      9,331      9,006      8,993
                                                             ---------  ---------  ---------  ---------  ---------

Expenses:
  Selling, general, and administrative.....................      1,429      1,356      6,323      5,990      5,981
  Amortization.............................................        238        238        954        954        844
  Depreciation.............................................         83         83        252        251        267
  Reorganization expenses..................................                                                    438
                                                             ---------  ---------  ---------  ---------  ---------
      Total expenses.......................................      1,750      1,677      7,529      7,195      7,530
                                                             ---------  ---------  ---------  ---------  ---------

      Operating income.....................................        102        301      1,802      1,811      1,463
                                                             ---------  ---------  ---------  ---------  ---------

Other income (expense):
  Interest income..........................................          1          2         11         14         13
  Equity in loss of equity investee........................        (15)        (9)       (32)       (41)       (62)
                                                             ---------  ---------  ---------  ---------  ---------
      Total other income (expense).........................        (14)        (7)       (21)       (27)       (49)
                                                             ---------  ---------  ---------  ---------  ---------

      Income before provision for (benefit from) income
        taxes..............................................         88        294      1,781      1,784      1,414

Provision for (benefit from) income taxes..................         11     (3,770)    (3,724)       561        464
                                                             ---------  ---------  ---------  ---------  ---------

      Net income...........................................  $      77  $   4,064  $   5,505  $   1,223  $     950
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

Earnings per share (basic and diluted):
      Net income...........................................  $    1.54  $   81.28  $  110.10  $   24.46  $   19.00
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

           REPUBLIC CORPORATION (RADIO BROADCASTING OPERATIONS ONLY)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                             (DOLLARS IN THOUSANDS)

                                                                                                             TOTAL
                                                                     COMMON     CONTRIBUTED   RETAINED    STOCKHOLDER'S
                                                                      STOCK       CAPITAL     EARNINGS       EQUITY
                                                                   -----------  -----------  -----------  ------------
Balance, December 31, 1994.......................................   $       1    $     236    $   8,655    $    8,892
Change in ownership step-up, net of taxes........................                    7,767                      7,767
Dividends to former parent.......................................                                (3,231)       (3,231)
Net distributions to stockholder.................................                                (1,284)       (1,284)
Net income.......................................................                                   950           950
                                                                   -----------  -----------  -----------  ------------
Balance, December 31, 1995.......................................           1        8,003        5,090        13,094
Net distributions to stockholder.................................                                (1,359)       (1,359)
Net income.......................................................                                 1,223         1,223
                                                                   -----------  -----------  -----------  ------------
Balance, December 31, 1996.......................................           1        8,003        4,954        12,958
Net distributions to stockholder.................................                                (2,330)       (2,330)
Net income.......................................................                                 5,505         5,505
                                                                   -----------  -----------  -----------  ------------
Balance, December 31, 1997.......................................   $       1    $   8,003    $   8,129    $   16,133
                                                                   -----------  -----------  -----------  ------------
                                                                   -----------  -----------  -----------  ------------

   The accompanying notes are an integral part of these financial statements.

           REPUBLIC CORPORATION (RADIO BROADCASTING OPERATIONS ONLY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                       THREE MONTHS            FOR THE YEARS ENDED
                                                                     ENDED MARCH 31,              DECEMBER 31,
                                                                   --------------------  -------------------------------
                                                                     1998       1997       1997       1996       1995
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income.....................................................  $      77  $   4,064  $   5,505  $   1,223  $     950
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation and amortization..............................        321        321      1,206      1,205      1,111
      Equity in loss of investee.................................         15          9         32         41         62
      Deferred income taxes......................................                (3,851)    (3,851)      (311)      (261)
      (Gain) loss on sale of land, buildings, and equipment......         (3)        (3)        (2)         6         (4)
      Changes in:
        Accounts receivable, net.................................      1,356        257        (66)        34       (311)
        Other current assets.....................................        199        (65)        79        (72)       (47)
        Due from Cumulus Media Inc...............................       (811)
        Accounts payable and accrued expenses....................       (117)      (186)        77        126        265
        State income taxes receivable............................                    47          3        (35)       (24)
                                                                   ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities........................      1,037        593      2,983      2,217      1,741
                                                                   ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of land, buildings, and equipment....................       (681)       (43)      (662)      (913)      (271)
  Proceeds from sale of land, buildings, and equipment...........          3          3         26                     4
  Contribution to equity investee................................         (8)        (2)       (27)       (25)       (35)
                                                                   ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities............................       (686)       (42)      (663)      (938)      (302)
                                                                   ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Net distributions to stockholder...............................       (435)      (384)    (2,330)    (1,359)    (1,284)
  Advance from Cumulus Media Inc.................................        150
                                                                   ---------  ---------  ---------  ---------  ---------
Net cash used in financing activities............................       (285)      (384)    (2,330)    (1,359)    (1,284)
                                                                   ---------  ---------  ---------  ---------  ---------
  (Decrease) increase in cash and cash equivalents...............         66        167        (10)       (80)       155
Cash and cash equivalents, beginning of period...................        247        257        257        337        182
                                                                   ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of period.........................  $     313  $     424  $     247  $     257  $     337
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Supplemental disclosure of cash flow information:
  Income taxes paid..............................................                        $      42  $     144  $     137
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

           REPUBLIC CORPORATION (RADIO BROADCASTING OPERATIONS ONLY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

    Republic Corporation (the Company) was formed on February 17, 1995, at which time The Colonial Company (TCC) effected a divisive reorganization and transferred ownership of Colonial Broadcasting Company, Inc. (CBC) to the Company's stockholder which is one of the three previous owners of TCC. The Company's stockholder then contributed CBC to the Company.

    The Company is engaged in radio broadcasting, operating four radio stations:
WLWI-FM, WMSP-AM, WMXS-FM, and WNZZ-AM in Montgomery, Alabama; and operating one radio station, WUSY-FM, in Chattanooga, Tennessee.

    On January 10, 1998, the stockholder of the Company entered into a Stock Purchase Agreement (the Stock Purchase Agreement) with Cumulus Holdings, Inc. (Cumulus) pursuant to which Cumulus will acquire all of the outstanding shares of the Company. Prior to or concurrent with the acquisition by Cumulus, the Company will repay all long term debt and spin-off all non-broadcasting assets and liabilities to the stockholder of the Company.

    These consolidated financial statements have been prepared to reflect the broadcasting assets and liabilities of the Company to be acquired by Cumulus pursuant to the Stock Purchase Agreement. The Company's only asset, for all periods presented, is the investment in its wholly owned broadcasting subsidiary, CBC. These financial statements exclude the non-broadcasting assets to be spun-off to the stockholder of the Company (which include CBC's two subsidiaries, CBC Realty, Inc. and Radio Management Services, Inc., as well as certain related party receivables and cash surrender value of life insurance) and all long term debt.

    Historically, the CBC broadcasting operations have been managed, financed, and accounted for on an independent stand alone basis, requiring no allocation of overhead costs by the Company. The broadcasting operations will continue to be managed and operated autonomously after the spin-off, with no material financial commitments, guarantees, or contingent liabilities with the spun-off, non-broadcasting operations. These financial statements exclude all unrelated, non-broadcasting expenses incurred by the Company at the holding company level.

    In connection with the Stock Purchase Agreement, Republic and Cumulus entered into a Local Programming and Marketing Agreement (the LMA) which became effective on February 11, 1998. The LMA provides that all advertising revenue is the property of Cumulus and that Cumulus will reimburse Republic for the operating expenses of the radio broadcasting operations. As a result, the interim financials for the three months ended March 31, 1998 include advertising revenue for the period from January 1, 1998 through February 10, 1998 and LMA Income (representing reimbursement of the operating expenses) for the period from February 11, 1998 through March 31, 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements and notes to the consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, CBC. All significant intercompany balances and transactions have been eliminated.

    BASIS IN NET ASSETS CONTRIBUTED--The February 17, 1995 divisive reorganization of TCC and the resulting contribution of CBC to the Company was a change in control which resulted in the removal of CBC's due from TCC of $3,231 through a noncash dividend and a new basis of accounting for CBC, the

           REPUBLIC CORPORATION (RADIO BROADCASTING OPERATIONS ONLY)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) primary effect of which was a step-up in basis for Federal Communications Commission (FCC) rights of $12,481, or $7,767 net of deferred taxes.

    INCOME RECOGNITION--Advertising income is recognized as services are provided. Barter transactions are reported at the estimated fair market value of the product or services received. Barter revenue is reported when commercials are broadcast, and merchandise or services received as consideration are reported when used or received.

    CASH AND CASH EQUIVALENTS--For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    LAND, BUILDINGS, AND EQUIPMENT--Land, buildings, and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method for financial statement purposes and straight-line and accelerated methods for income tax purposes. Costs for maintenance and repairs are expensed when incurred; betterments and improvements which materially prolong the lives of assets are capitalized. The cost of assets sold or otherwise disposed of and the related accumulated depreciation are removed from the accounts and the gain or loss on such disposition is included in income.

    INVESTMENT IN EQUITY INVESTEE--The investment in equity investee, in which CBC does not exercise control and has a 50% or less ownership interest, is carried at cost and adjusted for equity in undistributed earnings or losses since the date of acquisition or investment.

    INTANGIBLE ASSETS--Intangible assets are recorded at a stepped-up basis in connection with the change in ownership described in Note 2. These assets are being amortized using the straight-line method predominately over a period of 15 years.

    ACCOUNTING FOR INCOME TAXES--Effective January 1, 1997, the Company elected to be taxed as an S Corporation for federal and state income tax purposes. Under the provisions of the Internal Revenue Code, an S Corporation generally is not subject to federal income tax because its taxable income or loss accrues to the individual stockholder. Accordingly, no current federal income tax expense is recognized by the Company for 1997. The Company files tax returns in the State of Tennessee, which does not recognize S Corporations for income tax purposes.

    Prior to its S Corporation election, the Company utilized an asset and liability approach for financial accounting and reporting for income taxes. Deferred tax assets are recognized only to the extent of their anticipated realization. Deferred income taxes reflect the future tax consequences of differences between the tax basis of assets and liabilities and the amounts reported for the financial statements. The radio broadcasting operations have historically been included in the consolidated income tax returns filed with the Company. Income tax expense for 1996 and 1995 has been calculated on a separate tax return basis.

    EARNINGS PER SHARE--Earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares used in the computation for 1997, 1996, and 1995 was 50,000 each year.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts

           REPUBLIC CORPORATION (RADIO BROADCASTING OPERATIONS ONLY)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

    INTERIM FINANCIAL DATA (UNAUDITED)--The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

3. RECENTLY ISSUED ACCOUNTING STANDARDS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE. SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS). This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Bulletin Opinion No. 15, EARNINGS PER SHARE, and replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997.

    The Company does not anticipate that any other recently issued accounting standards will have a material impact on its financial position, results of operations, or cash flows.

4. LAND, BUILDINGS, AND EQUIPMENT

    Land, buildings, and equipment consists of the following at December 31, 1997 and 1996:

                                                                               1997       1996
                                                                             ---------  ---------
Land.......................................................................  $     128  $     128
Development in process.....................................................      1,081        789
Buildings and improvements.................................................         69         69
Furniture and fixtures.....................................................        227        219
Equipment..................................................................      3,302      3,148
Land improvements..........................................................         67         67
Leasehold improvements.....................................................        320        313
                                                                             ---------  ---------
                                                                                 5,194      4,733
Accumulated depreciation...................................................     (2,797)    (2,566)
                                                                             ---------  ---------
                                                                             $   2,397  $   2,167
                                                                             ---------  ---------
                                                                             ---------  ---------

           REPUBLIC CORPORATION (RADIO BROADCASTING OPERATIONS ONLY)

                             (DOLLARS IN THOUSANDS)

5. INVESTMENT IN EQUITY INVESTEE

    The following sets forth the condensed unaudited financial information of investment in equity investee at December 31, 1997 and 1996. A comparison of the Company's investment (through CBC) in Montgomery Tower Partners along with the Company's portion of Montgomery Tower Partners' capital is as follows:

                                                                                    1997                        1996
                                                                         --------------------------  --------------------------
                                                                            BALANCE      SEPARATE       BALANCE      SEPARATE
                                                              PERCENT        SHEET        ENTITY         SHEET        ENTITY
                                                             INTEREST     INVESTMENT      EQUITY      INVESTMENT      EQUITY
                                                            -----------  -------------  -----------  -------------  -----------
Montgomery Tower Partners.................................      50%        $     628     $     628     $     633     $     633
                                                                ---            -----         -----         -----         -----
                                                                ---            -----         -----         -----         -----

    Shown below is condensed financial information relating to the Company's investment in equity investee based on the entity's separate financial reporting.

                                                                                         1997
                                                                                       ---------
Assets...............................................................................  $   1,299
Liabilities..........................................................................         24
                                                                                       ---------
Partners' capital....................................................................  $   1,275
                                                                                       ---------
                                                                                       ---------
Revenue..............................................................................  $      91
                                                                                       ---------
                                                                                       ---------
Net loss.............................................................................  $     (64)
                                                                                       ---------
                                                                                       ---------
Republic Corporation's share of:
  Partners' capital..................................................................  $     628
                                                                                       ---------
                                                                                       ---------
  Equity in loss of investee.........................................................  $     (32)
                                                                                       ---------
                                                                                       ---------

6. INTANGIBLE ASSETS AND OTHER

    Unamortized intangible assets and other consist of the following at December 31, 1997 and 1996:

                                                                            1997       1996
                                                                          ---------  ---------
Federal Communications Commission rights................................  $  12,083  $  13,031
Brokers' fees and other.................................................         69         72
                                                                          ---------  ---------
                                                                          $  12,152  $  13,103
                                                                          ---------  ---------
                                                                          ---------  ---------

           REPUBLIC CORPORATION (RADIO BROADCASTING OPERATIONS ONLY)

                             (DOLLARS IN THOUSANDS)

7. OPERATING LEASES

    The Company leases office facilities and equipment under operating leases. Future minimum lease payments as of December 31, 1997 are as follows:

FOR THE YEAR ENDING DECEMBER 31:
------------------------------------------------------------------------------------
  1998..............................................................................   $     159
  1999..............................................................................         148
  2000..............................................................................         148
  2001..............................................................................         148
  2002..............................................................................         147
  Thereafter........................................................................         609
                                                                                      -----------
                                                                                       $   1,359
                                                                                      -----------
                                                                                      -----------

    Rent expense amounted to $254, $240 and $233 for the years ended December 31, 1997, 1996, and 1995, respectively.

8. INCOME TAXES

    As discussed in Note 2, effective January 1, 1997, the Company elected to be taxed as an S Corporation for federal and state income tax purposes. Prior to that election, the Company used an asset and liability approach for financial accounting and reporting for income taxes.

    The provision for (benefit from) income taxes is composed of the following at December 31, 1997, 1996 and 1995:

                                                                      1997       1996       1995
                                                                    ---------  ---------  ---------
Current:
  Federal.........................................................             $     760  $     610
  State...........................................................  $     127        112        115
                                                                    ---------  ---------  ---------
    Total.........................................................        127        872        725
                                                                    ---------  ---------  ---------

Deferred:
  Federal.........................................................     (3,756)      (278)      (219)
  State...........................................................        (95)       (33)       (42)
                                                                    ---------  ---------  ---------
    Total.........................................................     (3,851)      (311)      (261)
                                                                    ---------  ---------  ---------
                                                                    $  (3,724) $     561  $     464
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

           REPUBLIC CORPORATION (RADIO BROADCASTING OPERATIONS ONLY)

                             (DOLLARS IN THOUSANDS)

8. INCOME TAXES (CONTINUED)
    The components of the Company's net deferred tax liability as of December 31, 1997 and 1996, were as follows:

                                                                                 1997       1996
                                                                               ---------  ---------
Deferred tax assets;
  Allowance for bad debts....................................................  $      14  $     175
  Pension accrual in excess of contributions.................................          2         36
  Other......................................................................                    26
                                                                               ---------  ---------
    Total deferred tax asset.................................................         16        237
                                                                               ---------  ---------

Deferred tax liabilities:
  Accelerated tax depreciation...............................................          8        109
  Intangible assets--FCC rights..............................................        274      4,143
  Equity investment..........................................................          6        108
                                                                               ---------  ---------
    Total deferred tax liability.............................................        288      4,360
                                                                               ---------  ---------

    Net deferred tax liability...............................................  $     272  $   4,123
                                                                               ---------  ---------
                                                                               ---------  ---------

    At the time of the S Corporation election, it was determined by management that any built-in gains as a result of the tax basis of the Company's net assets would not be realized during the prescribed holding period. Therefore, the net deferred tax liability, excluding the portion related to the State of Tennessee, was written off, through the recognition of a deferred benefit in the 1997 statement of income.

9. EMPLOYEE BENEFIT PLAN

    The Company and its subsidiary are participants in a pension plan with related companies. This plan covers most employees who have met certain age and length of service requirements. The Company's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the frozen entry age actuarial method. Actuarial computations for financial reporting purposes are based on the projected unit credit method.

           REPUBLIC CORPORATION (RADIO BROADCASTING OPERATIONS ONLY)

                             (DOLLARS IN THOUSANDS)

9. EMPLOYEE BENEFIT PLAN (CONTINUED)
    Employee pension benefit plan status at December 31, 1997 and 1996:

                                                                                 1997       1996
                                                                               ---------  ---------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation.............................................  $     801  $     577
                                                                               ---------  ---------
                                                                               ---------  ---------
  Vested benefit obligation..................................................  $     737  $     549
                                                                               ---------  ---------
                                                                               ---------  ---------
  Projected benefit obligation for service rendered to date..................  $   1,278  $     965
  Plan assets at fair value..................................................      1,240        888
                                                                               ---------  ---------
    Projected benefit obligation in excess of plan assets....................        (38)       (77)
  Unrecognized transition asset..............................................        (18)       (20)
  Unrecognized prior service cost............................................        (40)       (43)
  Unrecognized gain..........................................................        (13)        53
                                                                               ---------  ---------
    Accrued pension cost.....................................................  $    (109) $     (87)
                                                                               ---------  ---------
                                                                               ---------  ---------

    Net pension cost includes the following components for the years ended December 31, 1997, 1996, and 1995:

                                                                             1997        1996         1995
                                                                           ---------     -----        -----
Service cost.............................................................  $      75   $      73    $      56
Interest cost............................................................         88          70           61
Return on plan assets....................................................       (286)        (90)         (48)
Net amortization and deferral............................................        196          18           (7)
                                                                                 ---         ---          ---
  Net pension cost.......................................................  $      73   $      71    $      62
                                                                                 ---         ---          ---
                                                                                 ---         ---          ---

    The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25%, 7.75%, and 7.75% for 1997, 1996, and 1995, respectively. The rate of increase in future compensation levels used was 4.25%, 4.75%, and 5.00% for 1997, 1996, and 1995, respectively, and the expected long-term rate of return was 9% for all years.

10. RELATED PARTY TRANSACTIONS

    The Company entered into lease agreements with an affiliate for its office facilities in Montgomery. Rent expense under these agreements was $167, $141, and $137 for the years ended December 31, 1997, 1996, and 1995, respectively, and future rent obligations were $1,340 and $1,477, respectively, at December 31, 1997 and 1996.

    The Company received $101, $117, and $69 in advertising revenue from related parties during the years ended December 31, 1997, 1996, and 1995, respectively.

    The Company maintains cash and cash equivalent amounts in an affiliated financial institution. The book value of the accounts totaled $219 and $224 at December 31, 1997 and 1996, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Savannah Communications, L.P.

    We have audited the accompanying balance sheets of Savannah Communications, L.P. (the "Partnership") as of December 31, 1997 and 1996, and the related statements of operations, partners' capital and cash flows for the period October 1, 1995 (inception) through December 31, 1995 and for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Savannah Communications, L.P. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the period October 1, 1995 (inception) through December 31, 1995 and for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. The Partnership has experienced losses since its inception in 1995 and is in default on certain of its long-term debt, raising substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Coopers & Lybrand L.L.P.
Atlanta, Georgia
February 27, 1998

                         SAVANNAH COMMUNICATIONS, L.P.

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                           MARCH 31,    ------------  ------------
                                                                              1998
                                                                          ------------
                                                                          (UNAUDITED)
                                        ASSETS
Current assets:
  Cash..................................................................  $     60,011  $      3,812  $      9,265
  Accounts receivable, net of allowance for doubtful accounts of
    $23,824, $14,815 and $10,556, respectively..........................        97,152       177,899       267,995
  Accounts receivable, partners.........................................                                   110,000
  Prepaid expenses......................................................         1,687         2,805         8,804
                                                                          ------------  ------------  ------------
      Total current assets..............................................       158,850       184,516       396,064
Property and equipment, net of accumulated depreciation.................     1,385,009     1,427,694     1,592,468
Intangible assets, net of accumulated amortization......................     3,352,022     3,464,139     3,073,085
                                                                          ------------  ------------  ------------
      Total assets......................................................  $  4,895,881  $  5,076,349  $  5,061,617
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
                          LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Current maturities and long-term debt in default......................  $  2,800,000  $  2,800,000  $  2,800,000
  Accounts payable......................................................        64,158        81,797       118,236
  Cash advances from affiliate..........................................        52,876        52,876        32,876
  Cash advances from partners...........................................        55,000       --            --
  Accrued expenses......................................................        85,336        51,220        39,783
                                                                          ------------  ------------  ------------
      Total current liabilities.........................................     3,057,370     2,985,893     2,990,895
Long-term debt, less current maturities and debt in default.............       600,000       600,000       150,000
Partners' capital.......................................................     1,238,511     1,490,456     1,920,722
                                                                          ------------  ------------  ------------
      Total liabilities and partners' capital...........................  $  4,895,881  $  5,076,349  $  5,061,617
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                         SAVANNAH COMMUNICATIONS, L.P.

                            STATEMENTS OF OPERATIONS

                                                                                                       FOR THE
                                                                                                        PERIOD
                                                                                                      OCTOBER 1,
                                                                                                         1995
                                                                                                     (INCEPTION)
                                                  THREE MONTHS              FOR THE YEARS ENDED        THROUGH
                                                 ENDED MARCH 31,               DECEMBER 31,          DECEMBER 31,
                                           ---------------------------  ---------------------------  ------------
                                               1998           1997          1997           1996          1995
                                           -------------  ------------  -------------  ------------  ------------
                                                   (UNAUDITED)
Revenues:
  Advertising............................  $      30,763  $    282,410  $   1,405,307  $  1,785,059   $  422,814
  Income from local Marketing
    Agreement............................         73,992       --            --             --            --
  Less commissions.......................         (2,878)      (25,899)      (147,772)     (216,604)     (42,433)
                                           -------------  ------------  -------------  ------------  ------------
      Net revenues.......................        101,877       256,511      1,257,535     1,568,455      380,381
                                           -------------  ------------  -------------  ------------  ------------
Operating expenses:
  Promotion..............................          1,000        10,947         32,511        66,349       14,080
  Programming............................         26,118       110,437        553,475       439,130       95,051
  Selling, general and administrative....         79,887       154,229        898,676       744,145      141,883
  Depreciation and amortization..........        160,523       119,529        507,168       149,480          260
  Local management agreement fees........       --              12,000         12,000       365,813      128,858
                                           -------------  ------------  -------------  ------------  ------------
                                                 267,528       407,142      2,003,830     1,764,917      380,132
                                           -------------  ------------  -------------  ------------  ------------
      Operating income (loss)............       (165,651)     (150,631)      (746,295)     (196,462)         249
                                           -------------  ------------  -------------  ------------  ------------
Other income (expense):
  Interest expense.......................        (83,294)      (85,247)      (366,450)      (67,642)      --
  Other, net.............................         (3,000)         (514)        14,621       (47,411)      --
                                           -------------  ------------  -------------  ------------  ------------
                                                 (86,294)      (85,761)      (351,829)     (115,053)      --
                                           -------------  ------------  -------------  ------------  ------------
      Net income (loss)..................  $    (251,945) $   (236,392) $  (1,098,124) $   (311,515)  $      249
                                           -------------  ------------  -------------  ------------  ------------
                                           -------------  ------------  -------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                         SAVANNAH COMMUNICATIONS, L.P.

                        STATEMENTS OF PARTNERS' CAPITAL

 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND THE PERIOD OCTOBER 1, 1995
                     (INCEPTION) THROUGH DECEMBER 31, 1995

Initial capital contribution, October 1, 1995...................................  $1,313,100
  Net income....................................................................         249
Partners' capital, December 31, 1995............................................   1,313,349
  Capital contributions.........................................................     918,888
  Net loss......................................................................    (311,515)
                                                                                  ----------
Partners' capital, December 31, 1996............................................   1,920,722
  Capital contributions.........................................................     667,858
  Net loss......................................................................  (1,098,124)
                                                                                  ----------
Partners' capital, December 31, 1997............................................  $1,490,456
                                                                                  ----------
                                                                                  ----------

   The accompanying notes are an integral part of these financial statements.

                         SAVANNAH COMMUNICATIONS, L.P.

                            STATEMENTS OF CASH FLOWS


                                                                                                       FOR THE
                                                                                                       PERIOD
                                                                                                     OCTOBER 1,
                                                                                                        1995
                                                                                                     (INCEPTION)
                                                THREE MONTHS          FOR THE YEARS ENDED DECEMBER     THROUGH
                                              ENDED MARCH 31,                     31,               DECEMBER 31,
                                        ----------------------------  ----------------------------  -------------
                                            1998           1997           1997           1996           1995
                                        -------------  -------------  -------------  -------------  -------------
                                                (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................  $    (251,945) $    (236,392) $  (1,098,124) $    (311,515) $         249
  Adjustments to reconcile net loss to
    net cash provided by operating
    activities:
    Depreciation......................         58,194         61,563        255,048         77,585
    Amortization of intangibles.......        102,329         57,966        252,128         71,895            260
    Changes in operating assets and
      liabilities:
      Accounts receivable.............         80,083         41,174         90,096        (10,611)      (244,284)
      Prepaid expenses................          1,118        (23,430)         5,999         (8,804)
      Accounts payable and accrued
        expenses......................         16,477        (72,209)       (25,002)       134,754         23,265
                                        -------------  -------------  -------------  -------------  -------------
        Net cash from (used by)
          operating activities........          6,256       (171,328)      (519,855)       (46,696)      (220,510)
                                        -------------  -------------  -------------  -------------  -------------
Cash flows from investing activities:
  Acquisition of business, including
    related costs.....................                      (729,410)      (729,410)    (4,450,000)
  Organization costs..................                        (4,046)        (4,046)       (61,579)       (23,965)
  Purchases of property and
    equipment.........................         (5,057)                                    (104,883)
                                        -------------  -------------  -------------  -------------  -------------
        Net cash used in investing
          activities..................         (5,057)      (733,456)      (733,456)    (4,616,462)       (23,965)
                                        -------------  -------------  -------------  -------------  -------------
Cash flows from financing activities:
  Proceeds from long-term debt, net of
    loan fees.........................                       450,000        450,000      2,775,134
  Cash advances from affiliate........                                       20,000         32,876
  Cash advances from partners.........         55,000       --             --             --
  Proceeds from capital
    contributions.....................                       450,000        777,858        808,888      1,300,000
                                        -------------  -------------  -------------  -------------  -------------
        Net cash provided by financing
          activities..................         55,000        900,000      1,247,858      3,616,898      1,300,000
                                        -------------  -------------  -------------  -------------  -------------
        Net increase (decrease) in
          cash........................         56,199         (4,784)        (5,453)    (1,046,260)     1,055,525
Cash, beginning of period.............          3,812          9,265          9,265      1,055,525       --
                                        -------------  -------------  -------------  -------------  -------------
Cash, end of period...................  $      60,011  $       4,481  $       3,812  $       9,265      1,055,525
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Supplemental disclosure of cash flow
  information:
  Cash paid for interest..............  $      34,128  $      64,750  $     329,372  $      51,966  $    --
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------


   The accompanying notes are an integral part of these financial statements.

                         SAVANNAH COMMUNICATIONS, L.P.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION:

    Savannah Communications, L.P. (the "Partnership") was formed to acquire, own and operate radio stations servicing the Savannah, Georgia area. The Partnership commenced operations effective October 1995, at which time it entered into a local marketing agreement (LMA) permitting the Partnership to program and market two stations, WBMQ-AM and WIXV-FM, prior to acquiring them on July 31, 1996. The Partnership entered into an LMA commencing August 1996 with respect to another station, WSFG-FM, prior to acquiring it on February 28, 1997.

    The Partnership's financial statements have been prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses for the period presented. They also affect the disclosures of contingencies. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Expenditures for repairs are expensed while major additions are capitalized.

INTANGIBLE ASSETS

    Intangible assets are stated at cost and amortized on a straight-line basis over their estimated useful lives, as follows:

        FCC broadcast licenses over 15 years.

        Goodwill over 15 years.

        Organization costs over five years.

    On an ongoing basis, management evaluates the recoverability of the net carrying value of intangible assets by reference to the Partnership's undiscounted anticipated future cash flows.

REVENUE RECOGNITION

    Revenue from the sale of air-time is recognized at the time the related program or advertisement is broadcast. Barter transactions are reported at the estimated fair market value of the product or services received. Barter revenue is reported when commercials are broadcast, and merchandise or services received as consideration are reported as expense when used or received.

ALLOCATIONS AND DISTRIBUTIONS

    The profits and losses of the Partnership are allocated and cash flow from operations or cash from capital transactions, if any, will be distributed to the partners in accordance with the terms of the partnership agreement.

                         SAVANNAH COMMUNICATIONS, L.P.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INCOME TAXES

    No provision for federal or state income taxes has been provided as the partners report their pro rata share of the partnership profits or losses on their tax returns.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. ACQUISITIONS:

    On July 31, 1996, the Partnership acquired substantially all of the assets of two radio stations for $4,450,000, including related costs. The Partnership operated the two stations under an LMA from October 1995 until the acquisition. On February 28, 1997, the Partnership acquired substantially all of the assets of a third radio station for $729,410, including related costs. The Partnership operated this station under an LMA from August 1996 until the acquisition.

    The 1997 and 1996 acquisitions were accounted for as purchase transactions and, accordingly, the purchase price was allocated to assets based on their estimated fair value with the excess of the purchase price over the fair value of the identifiable tangible and intangible assets acquired reflected as goodwill, as follows:

                                                                         1997         1996
                                                                      ----------  ------------
Property and equipment..............................................  $   90,274  $  1,571,407
FCC broadcast licenses..............................................     100,000     1,999,000
Goodwill............................................................     539,136       879,593
                                                                      ----------  ------------
Purchase price, including related costs.............................  $  729,410  $  4,450,000
                                                                      ----------  ------------
                                                                      ----------  ------------

    Had the acquisition of the two stations acquired in July 1996 occurred at the beginning of that year, there would be no effect on revenue and an immaterial effect on net loss reported for 1996 because the Partnership operated the stations under an LMA from the beginning of the year until the acquisition. Had the acquisition of the station acquired in February 1997 occured at the beginning of 1996, there would be no effect on revenue and an immaterial effect on net loss reported for 1997 because the Partnership operated the station under an LMA from the beginning of 1997 until the acquisiiton. It is estimated that revenue for 1996 would have increased by approximately $67,000 (revenue prior to the LMA commencing August 1996) and that the effect on net loss for 1996 would be immaterial.

                         SAVANNAH COMMUNICATIONS, L.P.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consisted of the following at December 31, 1997 and 1996:

                                                                        1997          1996
                                                                    ------------  ------------
Land and improvements.............................................  $    279,685  $    279,685
Buildings.........................................................       260,690       260,690
Tower and antenna.................................................       790,297       712,397
Furniture and equipment...........................................       420,539       408,165
Other.............................................................         9,116         9,116
                                                                    ------------  ------------
                                                                       1,760,327     1,670,053
Less accumulated depreciation.....................................      (332,633)      (77,585)
                                                                    ------------  ------------
                                                                    $  1,427,694  $  1,592,468
                                                                    ------------  ------------
                                                                    ------------  ------------

4. INTANGIBLE ASSETS:

    Intangible assets consisted of the following at December 31, 1997 and 1996:

                                                                        1997          1996
                                                                    ------------  ------------
FCC broadcast licenses............................................  $  2,099,000  $  1,999,000
Goodwill..........................................................     1,418,729       879,593
Deferred financing costs..........................................       176,970       176,970
Organization costs................................................        93,463        89,417
                                                                    ------------  ------------
                                                                       3,788,162     3,144,980
Less accumulated amortization.....................................      (324,023)      (71,895)
                                                                    ------------  ------------
                                                                    $  3,464,139  $  3,073,085
                                                                    ------------  ------------
                                                                    ------------  ------------

5. LONG-TERM DEBT:

    Long-term debt consisted of the following at December 31, 1997 and 1996:

                                                                                            1997          1996
                                                                                        ------------  ------------
Bank note payable, quarterly payments ranging from $50,000 to $125,000 commencing
  January 1, 1998 with a balloon payment of $1,275,000 due October 1, 2002, bearing interest at the bank's reference rate plus 2.5% (reference rate was 8.5% at December
  31, 1997), collateralized by substantially all assets of the Partnership............  $  2,800,000  $  2,800,000
Note payable, due September 2001, interest payable quarterly at 10%...................       150,000       150,000
Note payable, due February 2002, interest payable monthly at 9%.......................       450,000
                                                                                        ------------  ------------
                                                                                           3,400,000     2,950,000
Less current maturities and long-term debt in default.................................    (2,800,000)   (2,800,000)
                                                                                        ------------  ------------
                                                                                        $    600,000  $    150,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                         SAVANNAH COMMUNICATIONS, L.P.

5. LONG-TERM DEBT: (CONTINUED)
    The bank note is subject to certain restrictive financial covenants, including the maintenance of minimum broadcast operating cash flow amounts, and limitations on additional indebtedness, capital expenditures, lease agreements, investments and distributions to partners. The Partnership was in violation of certain of these financial covenants at December 31, 1997 and 1996. Additionally, the Partnership did not make the first required principal payment of $50,000 due January 1, 1998. As a result of these matters, the noteholder has the right to demand payment. Therefore, the entire principal balance has been classified as current at December 31, 1997 and 1996. Interest payments on this note are current.

    The carrying amount reported for long-term debt approximates fair value.

6. OPERATING LEASES:

    The Partnership leases a vehicle and a tower site under operating leases with future minimum rental payments as follows:

1998...............................................................  $  57,700
1999...............................................................     56,600
2000...............................................................     58,700
2001...............................................................     60,900
Thereafter.........................................................     13,200

    Rental expense charged to operations was $56,800, $50,500 and $11,400 for the years ended December 31, 1997, 1996 and for the period October 1, 1995 (inception) through December 31, 1995, respectively.

7. RELATED PARTY TRANSACTIONS:

    Included in other expenses are fees paid to the general partner in the amounts of $19,400, $43,800, and $0 in 1997, 1996 and 1995, respectively.

    Cash advances from an affiliate are non-interest bearing and have no fixed due dates. It is anticipated that these advances will be repaid upon completion of the events described in Note 8.

    Accounts receivable, partners at December 31, 1996 were collected in January 1997.

8. SUBSEQUENT EVENTS:

    On January 14, 1998, the Partnership entered into an agreement to sell substantially all of the assets associated with its three radio stations for $5,250,000 in cash. The party agreeing to purchase the stations began programming and marketing all three stations on that date under an LMA. Subject to FCC approval, the Partnership expects to consummate this sale in the second quarter of 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in owner's equity (deficit) in stations and of cash flows present fairly, in all material respects, the financial position of Savannah Valley Broadcasting Radio Properties at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
Chicago, Illinois
February 27, 1998

                 SAVANNAH VALLEY BROADCASTING RADIO PROPERTIES

                            COMBINED BALANCE SHEETS

                                                                           MARCH 31,           DECEMBER 31,
                                                                          ------------  --------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
                                                                          (UNAUDITED)

                                               ASSETS

Current assets:
  Cash..................................................................  $    --       $    --       $    --
  Short term investments................................................       --            --            199,000
  Accounts receivable, less allowance for
    doubtful accounts of $58,000, $58,000 and $25,000, respectively.....       170,000        11,000       560,000
  Receivable from Cumulus...............................................        80,000        85,000       --
  Prepaid expenses and other current assets.............................        69,000         3,000        34,000
                                                                          ------------  ------------  ------------
      Total current assets..............................................       319,000        99,000       793,000
Property and equipment, net.............................................       302,000       649,000       787,000
Intangible assets, net..................................................     2,416,000     2,435,000     2,640,000
                                                                          ------------  ------------  ------------
      Total assets......................................................  $  3,037,000  $  3,183,000  $  4,220,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                        LIABILITIES AND OWNER'S EQUITY (DEFICIT) IN STATIONS

Current liabilities:
  Line of credit........................................................  $    717,000  $    866,000  $  1,142,000
  Current portion of notes payable......................................     2,000,000     2,280,000        20,000
  Related party note payable............................................        50,000        50,000        50,000
  Due to related party..................................................       --            --            174,000
  Accounts payable......................................................        35,000        30,000        77,000
  Accrued legal fees....................................................       --             81,000       --
  Accrued and other current liabilities.................................       186,000        54,000        23,000
                                                                          ------------  ------------  ------------
      Total current liabilities.........................................     2,988,000     3,361,000     1,486,000
                                                                          ------------  ------------  ------------
Long-term liabilities:
  Notes payable, less current portion...................................       --            --          2,280,000
                                                                          ------------  ------------  ------------
      Total liabilities.................................................     2,988,000     3,361,000     3,766,000
                                                                          ------------  ------------  ------------
Commitments and contingencies

Owner's equity (deficit) in stations....................................        49,000      (178,000)      454,000
                                                                          ------------  ------------  ------------
      Total liabilities and owner's equity (deficit) in stations........  $  3,037,000  $  3,183,000  $  4,220,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                  See Notes to Combined Financial Statements.

                 SAVANNAH VALLEY BROADCASTING RADIO PROPERTIES

                       COMBINED STATEMENTS OF OPERATIONS

                                                     THREE MONTHS
                                                    ENDED MARCH 31,          FOR THE YEARS ENDED DECEMBER 31,
                                                -----------------------  ----------------------------------------
                                                   1998         1997         1997          1996          1995
                                                -----------  ----------  ------------  ------------  ------------
                                                      (UNAUDITED)
Revenues......................................  $   248,000  $  767,000  $  2,283,000  $  3,351,000  $  3,380,000
  Less: agency commissions....................      (26,000)    (84,000)     (258,000)     (309,000)     (427,000)
  Income from time brokerage agreement........       60,000      --           118,000       --            --
                                                -----------  ----------  ------------  ------------  ------------
      Net revenues............................      282,000     683,000     2,143,000     3,042,000     2,953,000

Operating expenses:
  Programming.................................       94,000     233,000       829,000     1,368,000     1,339,000
  Sales and promotions........................       41,000     156,000       590,000       607,000       665,000
  Technical...................................       26,000      61,000       188,000       216,000       224,000
  General and administrative..................      130,000     152,000       604,000       705,000       729,000
  Depreciation and amortization...............       74,000      87,000       352,000       362,000       354,000
                                                -----------  ----------  ------------  ------------  ------------
      Total operating expenses................      365,000     689,000     2,563,000     3,258,000     3,311,000
                                                -----------  ----------  ------------  ------------  ------------
Loss from operations..........................      (83,000)     (6,000)     (420,000)     (216,000)     (358,000)

  Donation expense, net.......................     (217,000)     --           --            --            --

  Interest expense, net.......................      (75,000)    (49,000)     (246,000)     (287,000)     (253,000)
                                                -----------  ----------  ------------  ------------  ------------
Net loss......................................  $  (375,000) $  (55,000) $   (666,000) $   (503,000) $   (611,000)
                                                -----------  ----------  ------------  ------------  ------------
                                                -----------  ----------  ------------  ------------  ------------

                  See Notes to Combined Financial Statements.

                 SAVANNAH VALLEY BROADCASTING RADIO PROPERTIES

     COMBINED STATEMENTS OF CHANGES IN OWNER'S EQUITY (DEFICIT) IN STATIONS

Balance at January 1, 1995......................................................  $1,540,000

Distribution to owner...........................................................    (12,000)
Net loss........................................................................   (611,000)
                                                                                  ---------
Balance at December 31, 1995....................................................    917,000

Distribution from partnership...................................................     40,000
Net loss........................................................................   (503,000)
                                                                                  ---------
Balance at December 31, 1996....................................................    454,000

Contribution of related party obligation........................................    174,000
Distribution to owner...........................................................   (140,000)
Net loss........................................................................   (666,000)
                                                                                  ---------
Balance at December 31, 1997....................................................  $(178,000)
                                                                                  ---------
                                                                                  ---------

                  See Notes to Combined Financial Statements.

                 SAVANNAH VALLEY BROADCASTING RADIO PROPERTIES

                       COMBINED STATEMENTS OF CASH FLOWS


                                                               THREE MONTHS
                                                              ENDED MARCH 31,         FOR THE YEAR ENDED DECEMBER 31,
                                                          -----------------------  -------------------------------------
                                                             1998         1997        1997         1996         1995
                                                          -----------  ----------  -----------  -----------  -----------
                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................................  $  (375,000) $  (55,000) $  (666,000) $  (503,000) $  (611,000)
Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
  Donation of station, net..............................      217,000      --          --           --           --
  Depreciation and amortization.........................       74,000      84,000      352,000      362,000      354,000
  Decrease (increase) in accounts receivable, net.......     (159,000)     68,000      549,000       44,000      (34,000)
  Decrease (increase) in receivable from Cumulus........        4,000      --          (85,000)     --           --
  Decrease (increase) in prepaid expenses and other
    current assets......................................      (66,000)    (53,000)      31,000                    (4,000)
  Increase in due to related party......................      --           --          --            70,000       10,000
  (Decrease) increase in accounts payable...............        5,000     (31,000)     (47,000)      20,000       57,000
  Increase (decrease) in accrued and other
    liabilities.........................................      132,000     (18,000)     112,000      (19,000)      88,000
                                                          -----------  ----------  -----------  -----------  -----------
      Net cash (used in) provided by operating
        activities......................................     (168,000)     (5,000)     246,000      (26,000)    (140,000)
                                                          -----------  ----------  -----------  -----------  -----------
Cash flows from investing activities:
  Purchases of property and equipment...................      --           --           (9,000)      (8,000)    (362,000)
  Purchase (sale) of short-term investment, net.........      --           --          199,000      148,000      (35,000)
                                                          -----------  ----------  -----------  -----------  -----------
      Cash (used for) provided by investing
        activities......................................      --           --          190,000      140,000     (397,000)
                                                          -----------  ----------  -----------  -----------  -----------
Cash flows from financing activities:
  (Decrease) increase in notes payable..................      --           (5,000)     (20,000)     (89,000)     390,000
  Contribution from owner...............................      317,000      --          --           --           --
  Distribution from partnership.........................      --            5,000      --            40,000      --
  Dividends and distributions...........................      --           --         (140,000)     --           (12,000)
  Borrowings (payments) on line of credit...............     (149,000)     43,000     (276,000)     (98,000)     --
  Payments on borrowings from related party.............      --           --          --           --            50,000
                                                          -----------  ----------  -----------  -----------  -----------
      Cash (used for) provided by financing
        activities......................................      168,000      43,000     (436,000)    (147,000)     428,000
                                                          -----------  ----------  -----------  -----------  -----------
  Net change in cash....................................      --           38,000      --           (33,000)    (109,000)
                                                          -----------  ----------  -----------  -----------  -----------
  Cash at beginning of period...........................      --           --          --            33,000      142,000
                                                          -----------  ----------  -----------  -----------  -----------
  Cash at end of period.................................  $   --       $   38,000  $   --       $   --       $    33,000
                                                          -----------  ----------  -----------  -----------  -----------
                                                          -----------  ----------  -----------  -----------  -----------
Non-cash operating activities:
  Trade revenue.........................................  $    23,127  $   44,062  $   121,000  $   276,000  $   315,000
                                                          -----------  ----------  -----------  -----------  -----------
                                                          -----------  ----------  -----------  -----------  -----------
  Trade expense.........................................  $    78,709  $   55,720  $   108,000  $   239,000  $   315,000
                                                          -----------  ----------  -----------  -----------  -----------
                                                          -----------  ----------  -----------  -----------  -----------
Supplemental disclosure of cash flow information:
  Cash paid for interest................................  $    46,000  $   92,000  $   200,000  $   293,000  $   310,000
                                                          -----------  ----------  -----------  -----------  -----------
                                                          -----------  ----------  -----------  -----------  -----------
  Contribution of related party obligation..............  $   --       $  174,000  $   174,000  $   --           --
                                                          -----------  ----------  -----------  -----------  -----------
                                                          -----------  ----------  -----------  -----------  -----------
  Payment of legal fees by third party..................  $    81,000  $   --      $   --       $   --       $   --
                                                          -----------  ----------  -----------  -----------  -----------
                                                          -----------  ----------  -----------  -----------  -----------
  Payment of notes payable and accrued interest by
    owner...............................................  $   286,000  $   --      $   --       $   --       $   --
                                                          -----------  ----------  -----------  -----------  -----------
                                                          -----------  ----------  -----------  -----------  -----------


                  See Notes to Combined Financial Statements.

                 SAVANNAH VALLEY BROADCASTING RADIO PROPERTIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    DESCRIPTION OF BUSINESS

    Savannah Valley Broadcasting Radio Properties (the "Company") consists of radio stations WBBQ-AM/FM and WZNY-FM ("the Stations") located in Augusta, Georgia which are owned and operated by common related ownership. The combination of the financial statements includes the accounts of WBBQ-AM/FM and WZNY-FM due to common ownership of the Stations.

    In September, 1997, Savannah Valley Broadcasting Radio Properties entered into an agreement with Cumulus Broadcasting, Inc. (a wholly owned subsidiary of Cumulus Media Inc.) ("Cumulus"), to sell the assets of Savannah Valley Broadcasting Radio Properties, subject to approval of the Federal Communication Commission, to Cumulus. Effective September 4, 1997, the Stations have been operating under time brokerage agreements ("TBAs") with Cumulus. Under these TBAs, the Stations have agreed to sell certain broadcast time on the Stations and Cumulus has agreed to provide programming to and sell advertising on the Stations during the purchased time. Accordingly, during the TBA period, revenue derived from the advertising sold during the purchased time and certain expenses of the Stations are recorded by Cumulus in exchange for a TBA fee. This TBA fee has been reflected in the combined statement of operations. The Stations retain responsibility for ultimate control of the Stations in accordance with FCC policies.

    As of December 31, 1997, Savannah Valley Broadcasting Radio Properties has a term note payable and a line of credit of $2,000,000 and $866,000, respectively. The original maturity dates of these instruments were extended by the bank to April 15, 1998 in anticipation of the closing of the sale to Cumulus. These financial statements have been prepared assuming the sale will close by April 15, 1998, or that Savannah Valley Broadcasting Radio Properties will have the ability to extend or refinance these debt instruments.

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    SHORT-TERM INVESTMENTS

    The Company accounts for short term investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") which requires investment securities to be classified as either held to maturity, trading or available for sale. Short term investments are comprised of mutual funds with no stated maturity date and are therefore classified as current.

                 SAVANNAH VALLEY BROADCASTING RADIO PROPERTIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    At December 31, 1996, the Company held available for sale mutual funds of $199,000. The difference between the fair value and the cost basis of these investments is not significant at December 31, 1996. These investments were sold during 1997. As the carrying value approximated the respective fair value, no gain or loss was recognized on the sale.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed primarily using accelerated methods of depreciation over the estimated useful lives of the respective assets, generally five to thirty-nine years.

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

    INTANGIBLE ASSETS

    Intangible assets include Federal Communications Commission ("FCC") license. Intangible assets are stated at cost and are being amortized using the straight-line method over 15 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

    INCOME TAXES

    The Company is operated as pass-through entities for Federal tax purposes. Under this election the income or loss of the entities is included in the tax returns of the individual shareholders. Accordingly, federal income taxes are not included in the accompanying financial statements.

    REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

    TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash, accounts receivable, and accounts payable approximate fair value due to their short-term nature. The fair value of notes payable is based on current market rates and approximates the carrying value.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in

                 SAVANNAH VALLEY BROADCASTING RADIO PROPERTIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1997           1996
                                                                  -------------  -------------
Building and improvements.......................................  $     601,000  $     596,000
Broadcasting towers and equipment...............................      1,324,000      1,324,000
Office furniture and equipment..................................        456,000        458,000
                                                                  -------------  -------------
                                                                      2,381,000      2,378,000
Accumulated depreciation........................................     (1,864,000)    (1,723,000)
Land............................................................        132,000        132,000
                                                                  -------------  -------------
Property and equipment, net.....................................  $     649,000  $     787,000
                                                                  -------------  -------------
                                                                  -------------  -------------

    Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $145,000, $155,000 and $147,000, respectively.

3. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
FCC licenses......................................................  $  3,106,000  $  3,106,000
Accumulated amortization..........................................      (671,000)     (466,000)
                                                                    ------------  ------------
Intangible assets, net............................................  $  2,435,000  $  2,640,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $207,000 for each of these years, respectively.

4. RELATED PARTY TRANSACTIONS:

    As of December 31, 1997 and 1996, the Company has a note payable to a former owner in the amount of $50,000 related to the re-purchase of stock from him. This note is due upon demand and bears interest at 6% per annum, payable on June 30 and December 31 of each year.

                 SAVANNAH VALLEY BROADCASTING RADIO PROPERTIES

4. RELATED PARTY TRANSACTIONS: (CONTINUED)
    As of December 31, 1996, the Company had a payable to a related entity. During 1997, this entity was donated to charity. The payable balance remaining at the time of donation of $174,000 was forgiven and has therefore been accounted for as a contribution to the owner of the stations.

5. NOTES PAYABLE

    In October 1994, and as amended October 1996, the Company entered into a Master Note Agreement (the "Agreement") with a bank which provided for a $2,000,000 term note and a $1,240,000 line of credit. Both the term note and the line of credit bear interest at the adjusted prime rate (8.5% at December 31, 1997) and are secured by substantially all of the Station's assets. Accrued interest is payable monthly. The original maturities of these notes of October 27, 1997 have been extended through April 15, 1998, at which time all principal and accrued interest is due and payable. The balance of the term note and line of credit as of December 31, 1997 are $2,000,000 and $866,000, respectively.

    In March 1995, the Company entered into a note agreement with a bank which provided for a note payable in the amount of $425,000. The note is payable in 120 monthly installments of principal and interest through April 2001. The interest rate on this note was 7.8% at December 31, 1997. The note is secured by substantially all of the Station's assets. Subsequent to December 31, 1997, the principal balance of the note and all remaining accrued interest was paid in full; therefore, the balance of this note of $280,000 as of December 31, 1997 has been classified as current.

    In September 1997, the assets of WZNY were transferred from the Company to the Company's sole shareholder causing an event of default under the note agreements with the bank. In October 1997, the Company and the Company's sole shareholder entered into an agreement with the bank, whereby, the bank waived this default and permitted the transfer of the assets of WZNY as well as the assumption of the obligation of payments on the notes by the Company's sole shareholder. This agreement does not release the Company from its obligations under the original note agreements, nor does it affect the original collateral securing the notes.

                                                                                     DECEMBER 31,
                                                                              --------------------------
                                                                                  1997          1996
                                                                              ------------  ------------
Notes payable consist of:
  Term loan payable to a bank...............................................  $  2,000,000  $  2,000,000
  Note payable to a bank....................................................       280,000       300,000
                                                                              ------------  ------------
  Less: current portion.....................................................    (2,280,000)      (20,000)
                                                                              ------------  ------------
  Long term portion.........................................................  $    --       $  2,280,000
                                                                              ------------  ------------
                                                                              ------------  ------------

6. COMMITMENTS AND CONTINGENCIES:

    The Company incurred expenses of approximately $33,000, $48,000 and $103,000 for the years ended December 31, 1997, 1996 and 1995, respectively, under operating leases for radio broadcasting facilities. Future minimum annual payments under these non-cancelable operating leases and agreements as of December 31, 1997, are $55,000 for 1998 and $54,000 for 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
of Cumulus Media Inc.



    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in members' equity and of cash flows present fairly, in all material respects, the financial position of Seacoast Radio Company, LLC (the "Company") at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PRICE WATERHOUSE LLP



Chicago, Illinois



June 12, 1998

                          SEACOAST RADIO COMPANY, LLC



                       BALANCE SHEETS (DOLLARS IN 000'S)



                                                                                                        DECEMBER 31,
                                                                                                    --------------------
                                                                                                      1997       1996
                                                                                                    ---------  ---------
                                                         ASSETS
Current assets:
  Cash and cash equivalents.......................................................................  $      15  $      44
  Accounts receivable, less allowance for doubtful accounts of $8.................................        104         82
  Prepaid and other current assets................................................................          4          4
                                                                                                    ---------  ---------
    Total current assets..........................................................................        123        130
                                                                                                    ---------  ---------
Property and equipment, net.......................................................................        137        176
Intangible assets, net............................................................................        205        223
                                                                                                    ---------  ---------
    Total assets..................................................................................  $     465  $     529
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------
                                            LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...........................................................  $      13  $      15
  Related party payable...........................................................................        112         90
  Current portion of long-term debt...............................................................        284         50
                                                                                                    ---------  ---------
    Total current liabilities.....................................................................        409        155
Long-term debt....................................................................................         44        330
                                                                                                    ---------  ---------
    Total liabilities.............................................................................        453        485
                                                                                                    ---------  ---------
Commitments and contingencies

Members' equity...................................................................................         12         44
                                                                                                    ---------  ---------
    Total liabilities and members' equity.........................................................  $     465  $     529
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------



                       See Notes to Financial Statements.

                          SEACOAST RADIO COMPANY, LLC



                  STATEMENTS OF OPERATIONS (DOLLARS IN 000'S)



                                                                                                  FOR THE YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                            -------------------------------
                                                                                              1997       1996       1995
                                                                                            ---------  ---------  ---------
Revenues..................................................................................  $     820  $     752  $     253
Less: agency commissions..................................................................        (80)       (66)       (10)
                                                                                            ---------  ---------  ---------
    Net revenues..........................................................................        740        686        243
                                                                                            ---------  ---------  ---------
Operating expenses:
  Programming.............................................................................        131         89         66
  Sales and promotions....................................................................        101         92         46
  Technical...............................................................................         15         18         20
  General and administrative..............................................................        168        165        140
  Trade...................................................................................         65         71         26
  Depreciation and amortization...........................................................         58         56         46
                                                                                            ---------  ---------  ---------
    Total operating expenses..............................................................        538        491        344
                                                                                            ---------  ---------  ---------
Income (loss) from operations.............................................................        202        195       (101)
Interest expense, net.....................................................................        (34)       (37)       (38)
                                                                                            ---------  ---------  ---------
Net income (loss).........................................................................  $     168  $     158  $    (139)
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------



                       See Notes to Financial Statements.

                          SEACOAST RADIO COMPANY, LLC



          STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DOLLARS IN 000'S)



Balance at January 1, 1995...........................................  $      67
Net income (loss)....................................................       (139)
                                                                       ---------
Balance at December 31, 1995.........................................        (72)

Dividend to members..................................................        (42)
Net income (loss)....................................................        158
                                                                       ---------
Balance at December 31, 1996.........................................         44

Dividend to members..................................................       (200)
Net income (loss)....................................................        168
                                                                       ---------
Balance at December 31, 1997.........................................  $      12
                                                                       ---------
                                                                       ---------



                       See Notes to Financial Statements.

                          SEACOAST RADIO COMPANY, LLC



                  STATEMENTS OF CASH FLOWS (DOLLARS IN 000'S)



                                                                                                  FOR THE YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                            -------------------------------
                                                                                              1997       1996       1995
                                                                                            ---------  ---------  ---------

Cash flows from operating activities:
  Net income (loss).......................................................................  $     168  $     158  $    (139)
Adjustments to reconcile net income to net cash provided by/(used for) operating activities:
  Depreciation and amortization...........................................................         58         56         46
  Increase in accounts receivable.........................................................        (23)       (41)       (35)
  Decrease (increase) in prepaid expenses and other current assets........................     --              2         (6)
  Increase (decrease) in accounts payable.................................................         20        (31)       121
                                                                                            ---------  ---------  ---------
    Net cash provided by/(used for) operating activities..................................        223        144        (13)
                                                                                            ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment.....................................................         (1)       (17)       (56)
                                                                                            ---------  ---------  ---------
    Net cash used for investing activities................................................         (1)       (17)       (56)
                                                                                            ---------  ---------  ---------

Cash flows from financing activities:
  Proceeds from borrowing.................................................................     --             18         68
  Repayments of borrowing.................................................................        (51)       (59)       (20)
  Dividends to members....................................................................       (200)       (42)    --
  Members capital contribution............................................................     --         --             16
                                                                                            ---------  ---------  ---------
    Net cash (used for)/provided by financing activities..................................       (251)       (83)        64
                                                                                            ---------  ---------  ---------
(Decrease) increase in cash and cash equivalents..........................................        (29)        44         (5)
Cash and cash equivalents at beginning of year............................................         44     --              5
                                                                                            ---------  ---------  ---------
Cash and cash equivalents at end of year..................................................  $      15  $      44  $  --
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Cash paid for interest..................................................................  $      34  $      38  $      38
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------
Non-cash operating activities:
  Trade revenue...........................................................................  $      65  $      71  $      27
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------
  Trade expense...........................................................................  $      65  $      71  $      27
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------



                       See Notes to Financial Statements.

                          SEACOAST RADIO COMPANY, LLC



                         NOTES TO FINANCIAL STATEMENTS



                               (DOLLARS IN 000'S)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



    Seacoast Radio Company, LLC ("the Company") is engaged in the operation of WDAI- FM, a radio broadcasting station in Surfside Beach, South Carolina.



    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.



USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



CASH AND CASH EQUIVALENTS



    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.



PROPERTY AND EQUIPMENT



    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:



Broadcasting tower and equipment..................................  5-7 years
Office furniture and equipment....................................  5-7 years



    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.



INTANGIBLE ASSETS



    Intangible assets include FCC licenses. Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life of up to 15 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related station.



INCOME TAXES



    The Company has organized in the state of South Carolina as a Limited Liability Company and is treated as a partnership for federal and state income tax purposes. Consequently, income taxes are not payable by, or provided for, the Company. Members are taxed individually on their share of the Company's earnings. The Company's net income or loss is allocated equally among the members.

                          SEACOAST RADIO COMPANY, LLC

                               (DOLLARS IN 000'S)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


REVENUE RECOGNITION



    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as advertising air time is broadcast.



TRADE AGREEMENTS



    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.



2. PROPERTY AND EQUIPMENT:



    Property and equipment consists of the following:



                                                                    DECEMBER 31,     DECEMBER 31,
                                                                        1997             1996
                                                                   ---------------  ---------------
Broadcasting tower and equipment.................................     $     200        $     199
Office furniture and equipment...................................             6                6
                                                                          -----            -----
                                                                            206              205
Accumulated depreciation.........................................          (107)             (67)
Land.............................................................            38               38
                                                                          -----            -----
Property and equipment, net......................................     $     137        $     176
                                                                          -----            -----
                                                                          -----            -----



    Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $40, $38 and $28, respectively.



3. INTANGIBLE ASSETS:



    Intangible assets consist of the following:



                                                                    DECEMBER 31,     DECEMBER 31,
                                                                        1997             1996
                                                                   ---------------  ---------------
FCC license......................................................     $     260        $     260
Accumulated amortization.........................................           (55)             (37)
                                                                          -----            -----
Intangible assets, net...........................................     $     205        $     223
                                                                          -----            -----
                                                                          -----            -----



    Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $18, $18 and $18, respectively.



4. RELATED PARTY TRANSACTIONS:



    The Company has a related party payable to the Sunny Broadcasters, Inc., ("Sunny"), a company under common control, totaling $112 and $90 at December 31, 1997 and 1996, respectively.

                          SEACOAST RADIO COMPANY, LLC

                               (DOLLARS IN 000'S)



4. RELATED PARTY TRANSACTIONS: (CONTINUED)


    Sunny performs certain corporate and accounting functions for the Company and allocates corporate overhead expenses to the Company based on estimated hours expended on the operations of the station. Corporate overhead allocations were approximately $84, $86 and $111 for the years ended December 31, 1997, 1996 and 1995, respectively, including rent expense of $7 for each of the periods ended December 31, 1997, 1996 and 1995.



5. LONG-TERM DEBT:



                                                                             DECEMBER 31,   DECEMBER 31,
                                                                                 1997           1996
                                                                             -------------  -------------
Long-term debt consists of the following:
Note payable, interest at prime plus 1% (9.5% at December 31, 1997) $4
  principal plus interest due monthly, balance due July 2, 1998.               $     274      $     318
Installment loan, payable in 60 monthly installments of $1 including interest at 9.25%, final payment due September 2001, collateralized by
  equipment.                                                                          42             47
Installment loan, payable in 60 monthly installments of $.4 including interest at 8.95%, final payment due August 2000, collateralized by
  automobile.                                                                         12             15
                                                                                   -----          -----
                                                                                     328            380
Less current portion                                                                (284)           (50)
                                                                                   -----          -----
                                                                               $      44      $     330
                                                                                   -----          -----
                                                                                   -----          -----



    The note payable is payable in 42 monthly installments with interest only due the first six months; principal payments of $3 plus interest at prime plus one percent the next twelve months; $3.5 principal plus interest the next twelve months; $4 principal plus interest the next twelve months with the final installment on July 2, 1998 to include all unpaid principal and interest due on the loan. The debt is collateralized by substantially all assets of the Company.



    The Company's long-term debt agreement contains certain restrictions and covenants. Under these restrictions, the Company must obtain the consent of the lender to borrow from others, make any loan or advance to any individual, partnership, corporation or other entity, sell, assign, dispose of, or transfer any assets of the Company or make capital expenditures in excess of $50 per year. In addition, the Company must maintain a specified cash flow debt coverage ratio.



    Maturities of long-term debt are as follows:



1998.........................................................  $     284
1999.........................................................         11
2000.........................................................         10
2001.........................................................         23
                                                               ---------
                                                               $     328
                                                               ---------
                                                               ---------

                          SEACOAST RADIO COMPANY, LLC

                               (DOLLARS IN 000'S)



6. COMMITMENTS AND CONTINGENCIES:



    The Company incurred expenses of approximately $7 for the year ended December 31, 1997, 1996 and 1995 under operating leases for radio broadcasting facilities. There are no future minimum annual payments under this cancelable operating lease.



    The Company is involved in various other claims and lawsuits which are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.



7. FAIR VALUE OF FINANCIAL INSTRUMENTS:



    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable and accrued expenses approximates fair value due to their short- term nature. The fair value of long-term debt is estimated based on current market rates and approximates the carrying value.



8. OTHER TRANSACTIONS:



    On October 11, 1997, the Company entered into an asset purchase agreement to sell all of the Company's assets to Cumulus Broadcasting, Inc. (a wholly- owned subsidiary of Cumulus Media Inc.) for $4 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
of Cumulus Media Inc.



    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Sunny Broadcasters, Inc. the ("Company") at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PRICE WATERHOUSE LLP
Chicago, Illinois
June 12, 1998

                            SUNNY BROADCASTERS, INC.



                       BALANCE SHEETS (DOLLARS IN 000'S)



                                                                                                      DECEMBER 31,
                                                                                                  --------------------
                                                                                                    1997       1996
                                                                                                  ---------  ---------
                                             ASSETS
Current assets:
  Cash and cash equivalents.....................................................................  $      38  $      58
  Accounts receivable, less allowance for doubtful accounts of $8...............................        168        151
  Related party receivable......................................................................        112         90
  Prepaid and other current assets..............................................................         19         19
                                                                                                  ---------  ---------
    Total current assets........................................................................        337        318
Property and equipment, net.....................................................................        501        599
Intangible assets, net..........................................................................        114        124
                                                                                                  ---------  ---------
    Total assets................................................................................  $     952  $   1,041
                                                                                                  ---------  ---------
                                                                                                  ---------  ---------
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities......................................................  $      48  $      47
  Trade payable.................................................................................          8     --
  Current portion of notes payable..............................................................         13         12
  Current portion notes payable--stockholders...................................................        678         97
                                                                                                  ---------  ---------
    Total current liabilities...................................................................        747        156

Commitments and contingencies

Long-term liabilities:
  Notes payable.................................................................................        129        142
  Note payable--stockholders....................................................................        192        869
                                                                                                  ---------  ---------
    Total liabilities...........................................................................      1,068      1,167
                                                                                                  ---------  ---------
Stockholders' equity:
  Common stock, $10 par value, 100,000 shares authorized, 1,000 shares issued and outstanding...         10         10
  Additional paid-in-capital....................................................................        400        400
  Accumulated deficit...........................................................................       (362)      (372)
  Less treasury stock, at cost..................................................................       (164)      (164)
                                                                                                  ---------  ---------
    Total stockholders' equity..................................................................       (116)      (126)
                                                                                                  ---------  ---------
    Total liabilities and stockholders' equity..................................................  $     952  $   1,041
                                                                                                  ---------  ---------
                                                                                                  ---------  ---------



                       See Notes to Financial Statements.

                            SUNNY BROADCASTERS, INC.



                  STATEMENTS OF OPERATIONS (DOLLARS IN 000'S)



                                                                                             FOR THE YEARS ENDED
                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
Revenues.............................................................................  $   1,359  $   1,268  $   1,031
Less: agency commissions.............................................................       (111)      (101)       (70)
                                                                                       ---------  ---------  ---------
    Net revenues.....................................................................      1,248      1,167        961
Operating expenses:
  Programming........................................................................        253        227        193
  Sales and promotions...............................................................        182        174        137
  Technical..........................................................................         27         29         19
  General and administrative.........................................................        271        256        227
  Trade..............................................................................        117        131        161
  Depreciation and amortization......................................................        117        113        110
                                                                                       ---------  ---------  ---------
    Total operating expenses.........................................................        967        930        847
                                                                                       ---------  ---------  ---------
Income from operations...............................................................        281        237        114

Other income and expense:
  Interest expense...................................................................        (99)      (107)      (115)
                                                                                       ---------  ---------  ---------
Net income (loss)....................................................................  $     182  $     130  $      (1)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------



                       See Notes to Financial Statements.

                            SUNNY BROADCASTERS, INC.



                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                               (DOLLARS IN 000'S)



                                                                            ADDITIONAL
                                                               COMMON        PAID-IN-      ACCUMULATED    TREASURY
                                                                STOCK         CAPITAL        DEFICIT        STOCK       TOTAL
                                                            -------------  -------------  -------------  -----------  ---------
Balance at January 1, 1995................................    $      10      $     400      $    (499)    $    (164)  $    (253)
Net income (loss).........................................       --             --                 (1)       --              (1)
                                                                    ---          -----          -----         -----   ---------
Balance at December 31, 1995..............................           10            400           (500)         (164)       (254)

Dividends.................................................       --             --                 (2)       --              (2)
Net income (loss).........................................       --             --                130        --             130
                                                                    ---          -----          -----         -----   ---------
Balance at December 31, 1996..............................           10            400           (372)         (164)       (126)

Dividends.................................................       --             --               (172)       --            (172)
Net income (loss).........................................       --             --                182        --             182
                                                                    ---          -----          -----         -----   ---------
Balance at December 31, 1997..............................    $      10      $     400      $    (362)    $    (164)  $    (116)
                                                                    ---          -----          -----         -----   ---------
                                                                    ---          -----          -----         -----   ---------



                       See Notes to Financial Statements.

                            SUNNY BROADCASTERS, INC.


                            STATEMENT OF CASH FLOWS

                               (DOLLARS IN 000'S)

                                                                                          FOR THE YEARS ENDED
                                                                                             DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1997       1996       1995
                                                                                    ---------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)...............................................................  $     182  $     130  $      (1)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization.................................................        117        113        110
    Increase in accounts receivable...............................................        (17)       (60)      (113)
    (Increase) decrease in receivable from related party..........................        (22)        21        (13)
    Increase (decrease) in accounts payable.......................................          1        (39)        42
    Increase in accounts payable--trades..........................................          8     --         --
                                                                                    ---------  ---------  ---------
      Net cash provided by operating activities...................................        269        165         25
                                                                                    ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment.............................................         (9)       (27)       (13)
                                                                                    ---------  ---------  ---------
      Net cash used for investing activities......................................         (9)       (27)       (13)
                                                                                    ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from borrowing.........................................................     --             39        213
  Repayments of borrowing.........................................................       (108)      (118)       (99)
  Purchase of common stock........................................................     --         --           (171)
  Dividends paid to stockholders..................................................       (172)        (2)    --
                                                                                    ---------  ---------  ---------
      Net cash used for financing activities......................................       (280)       (81)       (57)
                                                                                    ---------  ---------  ---------
(Decrease) increase in cash and cash equivalents..................................        (20)        57        (45)
Cash and cash equivalents at beginning of year....................................         58          1         46
                                                                                    ---------  ---------  ---------
Cash and cash equivalents at end of year..........................................  $      38  $      58  $       1
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Supplemental disclosure of cash flow information
  Cash paid for interest..........................................................  $      93  $     100  $     115
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Non-cash operating activities:
  Trade revenue...................................................................  $     109  $     131  $     161
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
  Trade expense...................................................................  $     117  $     131  $     161
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

                       See Notes to Financial Statements.

                            SUNNY BROADCASTERS, INC.



                         NOTES TO FINANCIAL STATEMENTS



                               (DOLLARS IN 000'S)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



    Sunny Broadcasters, Inc. (the "Company") owns and operates the radio station WSYN-FM in Surfside Beach, South Carolina.



    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.



USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



CASH AND CASH EQUIVALENTS



    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.



PROPERTY AND EQUIPMENT



    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:



Buildings and improvements........................................   31 years
Broadcasting tower and equipment..................................  5-7 years



    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.



INTANGIBLE ASSETS



    Intangible assets include Federal Communications Commission ("FCC") license and organization costs. Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life or contract term for periods not exceeding 20 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related stations.



INCOME TAXES



    The Company has elected to be treated as an S Corporation for federal income tax purposes. Under this election the income or loss of the S Corporation is included in the tax returns of the individual shareholders. Accordingly, federal income taxes are not included in the accompanying financial statement.

                            SUNNY BROADCASTERS, INC.

                               (DOLLARS IN 000'S)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


REVENUE RECOGNITION



    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.



TRADE AGREEMENTS



    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.



2. PROPERTY AND EQUIPMENT:



    Property and equipment consists of the following:



                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1997       1996
                                                                                ---------  ---------
Building and improvements.....................................................  $     171  $     171
Broadcasting tower and equipment..............................................        704        695
                                                                                ---------  ---------
                                                                                      875        866
Accumulated depreciation......................................................       (672)      (565)
Land..........................................................................        298        298
                                                                                ---------  ---------
Property and equipment, net...................................................  $     501  $     599
                                                                                ---------  ---------
                                                                                ---------  ---------



    Depreciation expense for the year ended December 31, 1997, 1996 and 1995 was $107, $103 and $100, respectively.



3. INTANGIBLE ASSETS:



    Intangible assets consist of the following:



                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1997       1996
                                                                                ---------  ---------
FCC license...................................................................  $     190  $     190
Organization expense..........................................................          2          2
                                                                                ---------  ---------
                                                                                      192        192
Accumulated amortization......................................................        (78)       (68)
                                                                                ---------  ---------
Intangible assets, net........................................................  $     114  $     124
                                                                                ---------  ---------
                                                                                ---------  ---------



    Amortization expense for the year ended December 31, 1997, 1996 and 1995 was $10, $10 and $10, respectively.

                            SUNNY BROADCASTERS, INC.

                               (DOLLARS IN 000'S)



4. RELATED PARTY TRANSACTIONS:



    The Company has receivables due from Seacoast Radio Company, LLC ("Seacoast"), which is under common ownership, totalling $112 and $90 at December 31, 1997 and 1996, respectively.



    Sunny performs certain corporate and accounting functions for Seacoast and allocates corporate overhead expenses to Seacoast based upon estimated hours expended on the operations of Seacoast. Corporate overhead allocations were approximately $84, $86 and $111 for the years ended December 31, 1997, 1996 and 1995, respectively, including rent income of $7 for each of the periods ended December 31, 1997, 1996 and 1995.



5. NOTES PAYABLE:



    Notes payable consists of the following:



                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1997       1996
                                                                                                 ---------  ---------
Note payable $150 principal, principal and interest due in 35 monthly installments of $1.5, interest at 7.5%, balance of $109 plus accrued interest due July 1999. Note collateralized by
  land and building............................................................................  $     122  $     129
Note payable, $26 principal, principal and interest due in 60 monthly installments of $.5,
  interest at 9.25%, through September 2001. Note collateralized by equipment..................         20         25
                                                                                                 ---------  ---------
                                                                                                       142        154
Less current portion...........................................................................        (13)       (12)
                                                                                                 ---------  ---------
                                                                                                 $     129  $     142
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------



    The Company's note payable agreement contains certain restrictions and covenants. Under these restrictions, the Company must obtain the consent of the lender to borrow from others, make any loan or advance to any individual, partnership, corporation or other entity, sell, assign, dispose of, or transfer any assets of the company or make capital expenditures in excess of $50 per fiscal year. In addition, the Company must maintain a specified cash flow debt coverage ratio.



    Maturities of notes payable are as follows:



1998.................................................................  $      13
1999.................................................................        116
2000.................................................................          7
2001.................................................................          6
                                                                       ---------
                                                                       $     142
                                                                       ---------
                                                                       ---------

                            SUNNY BROADCASTERS, INC.

                               (DOLLARS IN 000'S)



6. NOTE PAYABLE-STOCKHOLDERS



    Notes payable-stockholders consist of the following:



                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1997       1996
                                                                                                 ---------  ---------
Note payable to stockholders, $755 principal, payable in 102 monthly installments of $6 plus interest at prime plus 1%, which equaled 9.5% at December 31, 1997, final payment due
  September 1998, collateralized by substantially all assets of the Company....................  $     654  $     729
Note payable to former stockholder, $277 principal, principal and interest due in 120 monthly installment of $3.4, interest at 8.5% through December 2004. Note secured by the personal
  guarantees of the stockholders...............................................................        216        237
                                                                                                 ---------  ---------
                                                                                                       870        966
Less current portion...........................................................................       (678)       (97)
                                                                                                 ---------  ---------
                                                                                                 $     192  $     869
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------



    The note payable to former stockholder is comprised of $164 due from the Company for the repurchase of 333 1/3 shares of outstanding common stock into treasury and $113 of dividends payable to the same stockholder.



    Maturities of notes payable to stockholders are as follows:



1998.................................................................  $     678
1999.................................................................         26
2000.................................................................         28
2001.................................................................         31
2002.................................................................         33
Thereafter...........................................................         74
                                                                       ---------
                                                                       $     870
                                                                       ---------
                                                                       ---------



7. COMMITMENTS AND CONTINGENCIES:



    The Company is involved in various other claims and lawsuits which are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.



8. FAIR VALUE OF FINANCIAL INSTRUMENTS:



    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximates fair value due to their short term nature. The fair value of notes payable are estimated based on current market rates and approximate the carrying value.

                            SUNNY BROADCASTERS, INC.

                               (DOLLARS IN 000'S)



9. OTHER TRANSACTIONS:



    On October 11, 1997, the Company entered into an asset purchase agreements to sell all of the assets of the Company to Cumulus Broadcasting, Inc. (a wholly- owned subsidiary of Cumulus Media Inc.) for $4 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Holdings, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Tallahassee Broadcasting, Inc. (the "Company") at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
May 22, 1998

                         TALLAHASSEE BROADCASTING, INC.

                                 BALANCE SHEETS

                                                                                      DECEMBER 31,   DECEMBER 31,
                                                                                          1997           1996
                                                                         MARCH 31,    -------------  ------------
                                                                           1998
                                                                       -------------
                                                                        (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................................  $       6,857  $       6,653   $   11,669
  Accounts receivable, less allowance for doubtful accounts of
    $3,692, $7,693 and $5,000, respectively..........................          2,008         37,761      130,920
  Other current assets...............................................         18,001         19,517       --
                                                                       -------------  -------------  ------------
      Total current assets...........................................         26,866         63,931      142,589
Property and equipment, net of accumulated depreciation of
  $1,261,771, $1,222,771 and $1,055,010, respectively................        542,014        581,014      761,240
Other assets.........................................................          3,404          3,404        2,802
                                                                       -------------  -------------  ------------
      Total assets...................................................  $     572,284  $     648,349   $  906,631
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................................................  $      52,711  $      68,533   $   30,940
  Accrued property taxes.............................................         27,870         27,870       --
  Accrued compensation...............................................          2,848         29,322       47,097
  Due to related parties, net........................................      1,941,178      1,925,182    1,814,295
                                                                       -------------  -------------  ------------
      Total current liabilities......................................      2,024,607      2,050,907    1,892,332
                                                                       -------------  -------------  ------------
Commitments and contingencies........................................       --             --             --
Stockholders' equity (deficit):
Common stock, $1.00 par value, 500 shares authorized, issued and
  outstanding........................................................            500            500          500
  Accumulated deficit................................................     (1,452,823)    (1,403,058)    (986,201)
                                                                       -------------  -------------  ------------
      Total stockholders' equity (deficit)...........................     (1,452,323)    (1,402,558)    (985,701)
                                                                       -------------  -------------  ------------
      Total liabilities and stockholders' equity (deficit)...........  $     572,284  $     648,349   $  906,631
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------

                       See Notes to Financial Statements.

                         TALLAHASSEE BROADCASTING, INC.

                            STATEMENTS OF OPERATIONS

                                                  FOR THE THREE MONTHS              FOR THE YEAR ENDED
                                                    ENDED MARCH 31,                    DECEMBER 31,
                                                 ----------------------  ----------------------------------------
                                                    1998        1997         1997          1996          1995
                                                 ----------  ----------  ------------  ------------  ------------

                                                      (UNAUDITED)
Revenues.......................................  $   --      $  227,855  $    794,377  $    913,266  $    923,638
Less: Agency commissions.......................      --         (17,485)      (75,516)      (88,412)     (114,136)
                                                 ----------  ----------  ------------  ------------  ------------
      Net revenue..............................      --         210,370       718,861       824,854       809,502
                                                 ----------  ----------  ------------  ------------  ------------
Operating expenses:
  Sales and promotions.........................       3,659      48,566       276,765       327,522       331,514
  Programming..................................       1,418      57,510       197,185       254,948       223,221
  Engineering..................................         513      13,364        55,327        55,580        69,818
  General and administrative...................       9,841      76,553       393,824       407,813       464,319
  Depreciation.................................      39,000      39,000       170,107       151,386       148,758
                                                 ----------  ----------  ------------  ------------  ------------
      Total operating expenses.................      54,431     234,993     1,093,208     1,197,249     1,237,630
                                                 ----------  ----------  ------------  ------------  ------------

Loss from operations...........................     (54,431)    (24,623)     (374,347)     (372,395)     (428,128)

Other income...................................      27,190      11,744        41,848        29,786        21,674

Interest expense--related party................     (22,524)    (21,253)      (84,358)      (71,068)      (56,836)
                                                 ----------  ----------  ------------  ------------  ------------

Loss before income taxes.......................     (49,765)    (34,132)     (416,857)     (413,677)     (463,290)
                                                 ----------  ----------  ------------  ------------  ------------

Income tax benefit.............................      --          --           --            --            --
                                                 ----------  ----------  ------------  ------------  ------------

Net loss.......................................  $  (49,765) $  (34,132) $   (416,857) $   (413,677) $   (463,290)
                                                 ----------  ----------  ------------  ------------  ------------
                                                 ----------  ----------  ------------  ------------  ------------

                       See Notes to Financial Statements.

                         TALLAHASSEE BROADCASTING, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


                                                                             COMMON      ACCUMULATED
                                                                              STOCK        DEFICIT         TOTAL
                                                                           -----------  -------------  -------------

Balance at January 1, 1995...............................................   $     500   $    (109,234) $    (108,734)

Net loss.................................................................      --            (463,290)      (463,290)
                                                                                -----   -------------  -------------

Balance at December 31, 1995.............................................         500        (572,524)      (572,024)

Net loss.................................................................      --            (413,677)      (413,677)
                                                                                -----   -------------  -------------

Balance at December 31, 1996.............................................         500        (986,201)      (985,701)

Net loss.................................................................      --            (416,857)      (416,857)
                                                                                -----   -------------  -------------

Balance at December 31, 1997.............................................   $     500   $  (1,403,058) $  (1,402,558)
                                                                                -----   -------------  -------------
                                                                                -----   -------------  -------------


                       See Notes to Financial Statements.

                         TALLAHASSEE BROADCASTING, INC.

                            STATEMENTS OF CASH FLOWS

                                                       FOR THE THREE MONTHS          FOR THE YEAR ENDED
                                                         ENDED MARCH 31,                DECEMBER 31,
                                                       --------------------  ----------------------------------
                                                         1998       1997        1997        1996        1995
                                                       ---------  ---------  ----------  ----------  ----------

                                                           (UNAUDITED)
Cash flows from operating activities:
  Net loss...........................................  $ (49,765) $ (34,132) $ (416,857) $ (413,677) $ (463,290)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation.....................................     39,000     39,000     170,107     151,386     148,758
    Loss on equipment disposals......................     --         15,947      15,947      --          --
    Provision for doubtful accounts..................     --         --          23,980       8,852       8,174
    (Increase) decrease in accounts receivable.......     35,753    (39,231)     69,179       3,546     (15,535)
    (Increase) decrease in other current assets......      1,516    (17,323)    (19,517)     --          --
    Increase in other assets.........................     --           (602)       (602)     --          --
    Increase (decrease) in accounts payable..........    (15,822)    29,963      37,593     (17,517)     22,061
    Increase in accrued property taxes...............     --         --          27,870      --          --
    Increase (decrease) in accrued compensation......    (26,474)   (47,097)    (17,775)     17,742      29,355
    Increase in due to related parties, net..........     15,996     56,336     110,887     378,825     380,475
                                                       ---------  ---------  ----------  ----------  ----------
  Cash provided by operating activities..............        204      2,861         812     129,157     109,998
                                                       ---------  ---------  ----------  ----------  ----------
Cash flows used in investing activities--
  Purchases of property and equipment................     --         (2,547)     (5,828)   (127,475)   (113,337)
                                                       ---------  ---------  ----------  ----------  ----------
    Cash used in investing activities................     --         (2,547)     (5,828)   (127,475)   (113,377)
                                                       ---------  ---------  ----------  ----------  ----------
Increase (decrease) in cash and cash equivalents.....        204        314      (5,016)      1,682      (3,339)
Cash and cash equivalents at beginning of period.....      6,653     11,669      11,669       9,987      13,326
                                                       ---------  ---------  ----------  ----------  ----------
Cash and cash equivalents at end of period...........  $   6,857  $  11,983  $    6,653  $   11,669  $    9,987
                                                       ---------  ---------  ----------  ----------  ----------
                                                       ---------  ---------  ----------  ----------  ----------
Non-cash operating and financing activities:
  Trade revenue......................................  $  --      $  51,386  $  127,141  $   92,764  $  113,458
                                                       ---------  ---------  ----------  ----------  ----------
                                                       ---------  ---------  ----------  ----------  ----------
  Trade expense......................................  $  --      $  12,981  $  148,935  $   93,342  $  107,048
                                                       ---------  ---------  ----------  ----------  ----------
                                                       ---------  ---------  ----------  ----------  ----------

                       See Notes to Financial Statements.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Tallahassee Broadcasting, Inc., a Florida corporation (the "Company"), owns and operates the radio station WGLF-FM (the "Station") located in Tallahassee, FL.

    The accompanying financial statements were prepared pursuant to the sale of the Station (Note 5). The financial statements of a wholly-owned subsidiary of the Company, Sterling Communications Corporation ("Sterling"), are not presented herein as they were not included in the prospective sale of the Station.

    The Company shares common owners and officers with Timm Enterprises, Inc. ("Timm"), which provides certain services to the Station. As more fully described in Note 2, the accompanying financial statements include expense allocations from Timm for such services. In addition, the Company participates in a centralized cash management program sponsored by Timm. The Company has significant transactions with related parties and is dependent upon the related parties and its owners for continued financial support.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated using the straight-line method over estimated useful lives ranging from 5 to 40 years.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

INCOME TAXES

    The Company files consolidated federal and state income tax returns with its wholly-owned subsidiary, Sterling. The Company has provided for federal income taxes in the accompanying financial statements on a stand-alone basis based on an informal tax allocation agreement with Sterling.

    Deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of assets and liabilities using the enacted tax rates and laws. Deferred income tax expense or benefit is based on the changes in the asset or liability from period to period. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term nature.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. RELATED PARTY TRANSACTIONS:

    Due to related parties consists of the following:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
Due to Timm...........................................................................  $    475,639  $    447,201
Advances due to other affiliates......................................................       897,179       856,640
Advances due to shareholder...........................................................       324,064       306,154
Accrued rent payable..................................................................       228,300       204,300
                                                                                        ------------  ------------
                                                                                        $  1,925,182  $  1,814,295
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The Company participates in a centralized cash management program with Timm. Accordingly, the Company's cash receipts and disbursements are controlled centrally by Timm, and the net activity under this program is reflected in the above net balance due to Timm. Additionally, the Company has been charged a fee from Timm for certain services performed on behalf of the Station, including management, employee benefit and accounting services. Management believes that the fees charged have been allocated to the Station on a reasonable basis (principally on the ratio of the Station's revenue to the combined revenues of all affiliates receiving such services). Such fees totalled $66,674 in 1997, $89,493 in 1996 and $103,000 in 1995.

    Advances due to other affiliates represent amounts received from certain affiliated companies who share common owners and officers. Advances due to shareholder represent amounts received from a shareholder of the Company to fund operating activities of the Station. The advances from other affiliates and from the shareholder are due on demand and accrue interest annually. Interest rates on the advances ranged from 5.77% to 6.58% for the years ended December 31, 1997, 1996 and 1995, respectively, resulting in interest expense during those periods of $84,358, $71,068 and $56,836, respectively. No interest was paid during 1997, 1996 or 1995.

    The Station leases its studio facility from a shareholder under the terms of an informal leasing arrangement which management considers to be at arms-length. Such leasing arrangement requires monthly rent payments of $2,000 and is expected to terminate upon the closing of the sale of the Station (Note 5). The Company recorded rent expense of $24,000 annually and has recorded an accrued rent payable to the shareholder of $228,300 at December 31, 1997 and $204,300 at December 31, 1996. In addition, the Company pays the property taxes associated with this facility. Property taxes totaled $27,870, $27,540 and $32,687 in 1997, 1996 and 1995, respectively. Accrued property taxes aggregated $27,870 at December 31, 1997.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
Broadcasting tower and equipment......................................................  $  1,339,500  $  1,339,500
Building and improvements.............................................................        51,931        51,931
Studio equipment......................................................................       119,920       122,798
Furniture and other equipment.........................................................       235,434       250,564
                                                                                        ------------  ------------
                                                                                           1,746,785     1,764,793
Accumulated depreciation..............................................................    (1,222,771)   (1,055,010)
                                                                                        ------------  ------------
                                                                                             524,014       709,783
Land..................................................................................        57,000        51,457
                                                                                        ------------  ------------
Property and equipment, net...........................................................  $    581,014  $    761,240
                                                                                        ------------  ------------
                                                                                        ------------  ------------

4. INCOME TAXES:

    Significant components of the deferred tax assets (liabilities) are as follows:

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
Deferred tax assets (liabilities):
  Net operating loss carryforwards........................................................  $  723,275  $  581,007
  Allowance for doubtful accounts.........................................................       2,895       1,882
  Depreciation............................................................................     (51,522)    (64,020)
                                                                                            ----------  ----------
  Net deferred tax asset..................................................................     674,648     518,869
  Less valuation allowance................................................................    (674,648)   (518,869)
                                                                                            ----------  ----------
  Total net deferred tax asset............................................................  $   --      $   --
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The net deferred tax asset at December 31, 1997 and 1996 is fully offset by a valuation allowance. The amount of the valuation allowance is reviewed periodically by management and is determined based on management's assessment of the Company's ability to generate future taxable income and realize the tax benefits associated with the deferred tax assets.

    The Company's effective income tax rate differs from the statutory federal income tax rate as follows:

                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
Income tax benefit at federal statutory rate (34%)...........................  $  141,732  $  140,650  $  157,518
State taxes (net of federal benefit).........................................      15,027      14,909      16,732
Non-deductible items.........................................................        (980)     (1,010)       (802)
Change in valuation allowance................................................    (155,779)   (154,549)   (173,448)
                                                                               ----------  ----------  ----------
Income tax benefit...........................................................  $   --      $   --      $   --
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    Net operating losses expire as follows:

2007............................................................................  $  39,155
2008............................................................................    285,929
2009............................................................................    494,791
2010............................................................................    415,522
2011............................................................................    308,562
2012............................................................................    378,069
                                                                                  ---------
                                                                                  $1,922,028
                                                                                  ---------
                                                                                  ---------

5. SUBSEQUENT EVENT:

    On October 31, 1997, the Company entered into an asset purchase agreement with Cumulus Broadcasting, Inc. ("Cumulus") to sell substantially all of the assets and liabilities of the Station to Cumulus. The sale is subject to certain events that must occur prior to closing which include, among other things, obtaining the approval of the Federal Communications Commission. In conjunction with the sale, the Company entered into a time-brokerage agreement ("TBA") with Cumulus effective November 1, 1997. Under the terms of the TBA, Cumulus has the right to broadcast certain programming and sell advertising on the Station until the earlier of the closing or termination of the asset purchase agreement. In exchange, Cumulus has agreed to pay the Company a monthly fee of $5,000. TBA fees totaled $10,000 during 1997 and are recorded as a component of other income.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in members' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Tally Radio, LC (the "Company") at December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997, and the period from inception on March 1, 1996 to December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Chicago, Illinois
May 22, 1998

                                TALLY RADIO, LC

                                 BALANCE SHEETS

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1997          1996
                                                                                       ------------  ------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents..........................................................   $   --        $    3,902
  Accounts receivable, less allowance for doubtful accounts of $27,261 and $5,234,
    respectively.....................................................................        8,943        71,919
  Net due from related parties.......................................................       26,266         5,982
                                                                                       ------------  ------------
        Total current assets.........................................................       35,209        81,803

Property and equipment, net of accumulated depreciation of $23,374 and $7,576,
  respectively.......................................................................       91,524       101,324
Intangible assets, net of accumulated amortization of $90,435 and $30,144,
  respectively.......................................................................      736,019       796,310
                                                                                       ------------  ------------
        Total assets.................................................................   $  862,752    $  979,437
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                    LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current liabilities:
  Promissory note, current portion...................................................   $  157,397    $  144,245
  Accounts payable...................................................................       52,276        65,057
  Notes payable to members...........................................................      445,070       181,170
  Proceeds received under TBA from Cumulus...........................................       51,000        --
  Accrued wages and commissions......................................................        2,023         5,284
                                                                                       ------------  ------------
        Total current liabilities....................................................      707,766       395,756
Promissory note, long-term portion...................................................      381,353       538,760
                                                                                       ------------  ------------
        Total liabilities............................................................    1,089,119       934,516
Commitments and contingent liabilities...............................................       --            --
Members' equity (deficit)............................................................     (226,367)       44,921
                                                                                       ------------  ------------
        Total liabilities and members' equity (deficit)..............................   $  862,752    $  979,437
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                       See Notes to Financial Statements.

                                TALLY RADIO, LC

                            STATEMENTS OF OPERATIONS

                                                                                                  FOR THE PERIOD
                                                                                     FOR THE      FROM INCEPTION
                                                                                    YEAR ENDED   ON MARCH 1, 1996
                                                                                   DECEMBER 31,  TO DECEMBER 31,
                                                                                       1997            1996
                                                                                   ------------  ----------------
Revenues.........................................................................   $  238,161     $    318,379
Less: agency commissions.........................................................      (18,762)         (21,988)
                                                                                   ------------  ----------------

      Net revenues...............................................................      219,399          296,391
                                                                                   ------------  ----------------

Operating expenses:
  Programming....................................................................       99,502          116,010
  Sales..........................................................................      111,790           62,534
  Technical......................................................................       28,485           22,972
  General and administrative.....................................................      134,934          186,678
  Depreciation and amortization..................................................       76,089           37,720
                                                                                   ------------  ----------------
      Total operating expenses...................................................      450,800          425,914
                                                                                   ------------  ----------------
Loss from operations.............................................................     (231,401)        (129,523)
Other income.....................................................................          102            1,500
Interest expense.................................................................      (51,689)         (52,056)
                                                                                   ------------  ----------------

Net loss.........................................................................   $ (282,988)    $   (180,079)
                                                                                   ------------  ----------------
                                                                                   ------------  ----------------

                       See Notes to Financial Statements.

                                TALLY RADIO, LC

               STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

                                                                                                       MEMBERS'
                                                                                                        EQUITY
                                                                                                      (DEFICIT)
                                                                                                    --------------
Balance at inception on March 1, 1996.............................................................   $    --
  Capital contribution from members...............................................................        225,000

  Net loss........................................................................................       (180,079)
                                                                                                    --------------

Balance at December 31, 1996......................................................................         44,921
  Operating facilities provided by a member of the Company free of rent...........................         11,700
  Net loss........................................................................................       (282,988)
                                                                                                    --------------
Balance at December 31, 1997......................................................................   $   (226,367)
                                                                                                    --------------
                                                                                                    --------------

                       See Notes to Financial Statements.

                                TALLY RADIO, LC

                            STATEMENTS OF CASH FLOWS

                                                                                                 FOR THE PERIOD
                                                                                    FOR THE     FROM INCEPTION ON
                                                                                   YEAR ENDED     MARCH 1, 1996
                                                                                  DECEMBER 31,   TO DECEMBER 31,
                                                                                      1997            1996
                                                                                  ------------  -----------------
Cash flows from operating activities:
  Net loss......................................................................   $ (282,988)     $  (180,079)
  Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization.............................................       76,089           37,720
      Operating facilities provided by a member of the Company free of rent.....       11,700          --
      (Increase) decrease in net accounts receivable............................       62,976          (71,919)
      Increase in due from related parties......................................      (20,284)          (5,982)
      Increase (decrease) in accounts payable...................................      (12,781)          65,057
      Increase (decrease) in accrued liabilities................................       (3,261)           5,284
                                                                                  ------------  -----------------
        Cash used in operating activities.......................................     (168,549)        (149,919)
                                                                                  ------------  -----------------
Cash flows from investing activities:
  Capital expenditures..........................................................       (5,998)         (46,400)
  Acquisition of WWLD-FM........................................................       --             (148,954)
                                                                                  ------------  -----------------
        Cash used in investing activities.......................................       (5,998)        (195,354)
                                                                                  ------------  -----------------
Cash flows from financing activities:
  Repayments under promissory note..............................................     (144,255)         (56,995)
  Capital contribution from members.............................................       --              225,000
  Net advances from members.....................................................      314,900          181,170
                                                                                  ------------  -----------------
        Cash provided by financing activities...................................      170,645          349,175
                                                                                  ------------  -----------------
Net increase (decrease) in cash and cash equivalents............................       (3,902)           3,902
Cash and cash equivalents at beginning of period................................        3,902          --
                                                                                  ------------  -----------------
Cash and cash equivalents at end of year........................................   $   --          $     3,902
                                                                                  ------------  -----------------
                                                                                  ------------  -----------------
Supplemental disclosure of cash information:
  Cash paid for interest........................................................   $   52,699      $    47,137
                                                                                  ------------  -----------------
                                                                                  ------------  -----------------
Non-cash operating and financing activities:
  Trade revenue.................................................................   $   33,817      $    61,948
                                                                                  ------------  -----------------
                                                                                  ------------  -----------------
  Trade expense.................................................................   $   45,294      $    46,461
                                                                                  ------------  -----------------
                                                                                  ------------  -----------------
  Issuance of promissory note...................................................   $   --          $   740,000
                                                                                  ------------  -----------------
                                                                                  ------------  -----------------

                       See Notes to Financial Statements.

                                TALLY RADIO, LC

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Tally Radio, LC (the "Company"), a Florida limited liability company, was formed in 1996 to own and operate radio station WWLD-FM located in Tallahassee, Florida.

    On February 26, 1996, the Company's members, on behalf of the Company, entered into an agreement with Southeast Broadcasters, Inc. ("Southeast") to purchase substantially all of the assets used in the operation of radio station WWLD-FM (formerly WRZK-FM). The transaction with Southeast closed on July 1, 1996. Effective March 1, 1996, the Company's members, on behalf of the Company, entered into a Time Brokerage Agreement ("TBA") with Southeast, which extended through June 30, 1996, whereby Southeast provided airtime on the station to the Company. The Company provided programming which was broadcast during such airtime and collected revenues from advertising it sold for broadcast during such programming. The Company reimbursed Southeast for all of Southeast's expenses of operating the station. As such, the accompanying financial statements reflect activity from the inception of the TBA on March 1, 1996. In addition, the Company paid Southeast approximately $16,000 per month during the term of the TBA which was deducted from the aggregate purchase price to be paid at closing on July 1, 1996.

    On August 18, 1997, the Company entered into an asset purchase agreement with Cumulus Broadcasting, Inc., a wholly owned subsidiary of Cumulus Media Inc. ("Cumulus"), to sell the assets of the Company, subject to approval of the Federal Communications Commission ("FCC"), to Cumulus for $1,200,000. Effective August 18, 1997, the Company also entered into a TBA with Cumulus which extended through January 15, 1998. Under the TBA, the Company provides air time on the station to Cumulus which provides programming to be broadcast during such air time and collects revenues from advertising it sells for broadcast during such programming. Cumulus reimburses the Company for the Company's expenses of operating the station. Accordingly, the statement of operations for the year ended December 31, 1997 includes no advertising revenues or related cash operating expenses from August 18, 1997 through year end. In addition, Cumulus pays a monthly installment of $12,000 during the term of the TBA which will be deducted from the aggregate purchase price paid at closing. Such installment payments aggregated $51,000 at December 31, 1997. On January 15, 1998, the Company completed the sale of its assets to Cumulus.

    As more fully described in Note 5, the Company has transactions with related parties and is dependent upon the related parties and its members for continued financial support.

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                TALLY RADIO, LC

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for its accounts receivable. The Company reserves for potential credit losses based upon the expected collectibility of all accounts receivable. The provision for doubtful accounts aggregated $26,562 and $5,234 during 1997 and 1996, respectively.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated using straight-line methods over their estimated useful lives as follows:

                                                                   5-15
Broadcasting towers and equipment................................  years
Automobiles......................................................  3-5 years
Office furniture and equipment...................................  5-7 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets include an FCC license, goodwill, customer lists and organizational costs. Intangible assets are stated at cost and are being amortized using the straight-line method over estimated useful lives ranging from 5 to 15 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the business.

                                TALLY RADIO, LC

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INCOME TAXES

    The Company has organized in the state of Florida as a limited liability company and is treated as a partnership for federal and state income tax purposes. Consequently, income taxes are not payable by, or provided for, the Company. Members are taxed individually on their pro-rata share of the Company's earnings. The Company's net income or loss is allocated among the members.

2. ACQUISITION:

    On July 1, 1996, the Company acquired WWLD-FM for $850,000, consisting of cash of $110,000 and the issuance of a note payable of $740,000, and incurred $38,954 of direct costs of acquisition. The acquisition was accounted for as a purchase. The purchase price was allocated to property and equipment ($62,500) and intangible assets ($826,454). The Company operated the station under a TBA agreement with Southeast from March 1, 1996 to the acquisition date. Accordingly, the accompanying financial statements include the results of operations of the acquired station from March 1, 1996. Amortization and depreciation of acquired assets commenced on July 1, 1996, the date of the acquisition.

    After giving effect to increased depreciation and amortization as if the acquisition occurred at March 1, 1996 (inception), unaudited pro forma net revenues would aggregate $296,391 and unaudited pro forma net loss would aggregate $202,974 for the period from inception on March 1, 1996 to December 31, 1996. The unaudited pro forma results may not be indicative of the results that would have been reported if the transaction had actually occurred at March 1, 1996, or of the results that may be obtained in the future.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                          DECEMBER 31,
                                                                       1997          1996
                                                                   ------------  ------------
Broadcasting towers and equipment................................   $  100,426    $   94,428
Automobiles......................................................        6,240         6,240
Office furniture and equipment...................................        8,232         8,232
                                                                   ------------  ------------
                                                                       114,898       108,900
    Accumulated depreciation.....................................      (23,374)       (7,576)
                                                                   ------------  ------------
Property and equipment, net......................................   $   91,524    $  101,324
                                                                   ------------  ------------
                                                                   ------------  ------------

    Depreciation expense for 1997 and 1996 was $15,798 and $7,576, respectively.

                                TALLY RADIO, LC

4. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                          DECEMBER 31,
                                                                   --------------------------
                                                                       1997          1996
                                                                   ------------  ------------
FCC License, net of accumulated amortization of $70,998 and
  $23,665, respectively..........................................   $  639,002    $  686,335
Goodwill, net of accumulated amortization of $5,001 and $1,667,
  respectively...................................................       44,999        48,333
Other intangible assets, net of accumulated amortization of
  $14,436 and $4,812, respectively...............................       52,018        61,642
                                                                   ------------  ------------
Intangible Assets................................................   $  736,019    $  796,310
                                                                   ------------  ------------
                                                                   ------------  ------------

    Amortization expense was $60,291 and $30,144 in 1997 and 1996, respectively.

5. RELATED PARTY TRANSACTIONS:

    Balances due from (to) related parties consist of the following:

                                                                          DECEMBER 31,
                                                                   --------------------------
                                                                       1997          1996
                                                                   ------------  ------------
Notes payable to members.........................................   $ (445,070)   $ (181,170)
Due from Monte Radio.............................................       18,612         4,412
Due from Talstar Communication...................................          854         1,470
Due from Talstar.................................................        6,800           100

    During the period from inception on March 1, 1996 to December 31, 1997, the Company received advances from members of the Company. Such advances are due on demand and do not bear interest.

    Advances due from other affiliates represent amounts paid to certain affiliated companies who share common owners and officers. The advances are due on demand and do not accrue interest.

    The Company utilized office and studio space owned by a member of the Company free of rent from January 1, 1997 through December 31, 1997. The estimated fair value of annual rent related to this space is approximately $11,700 and has been reflected in the accompanying financial statements.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, notes payable and the promissory note approximates fair value because of the short maturity of these instruments.

7. LONG-TERM DEBT:

    In conjunction with the acquisition of the radio station on July 1, 1996, the Company issued a promissory note for $740,000 to Southeast. The promissory note, which is guaranteed by the Company's members, bears interest at 8.5% and is payable in monthly installments through January 2000 or upon the sale of the Company.

                                TALLY RADIO, LC

7. LONG-TERM DEBT: (CONTINUED)
    Maturities of debt are as follows:

YEAR ENDING DECEMBER 31,                                                            PRINCIPAL
----------------------------------------------------------------------------------  ----------
1998..............................................................................  $  157,397
1999..............................................................................     171,109
2000..............................................................................     194,011
2001..............................................................................      16,233

8. LEASES:

    The Company leases certain property under operating leases. Rent expense under these leases for 1997 and 1996 was $7,693 and $7,515, respectively. Future minimum annual lease payments under these non-cancelable operating lease agreements as of December 31, 1997 are as follows:

1998................................................................  $   6,000
1999................................................................      6,000
2000................................................................      6,000
2001................................................................      6,000
2002................................................................      6,000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Tryon-Seacoast Communications, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
Chicago, Illinois
May 22, 1998

                      TRYON-SEACOAST COMMUNICATIONS, INC.

                                 BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                              MARCH 31,   ------------------------
                                                                                1998         1997         1996
                                                                             -----------  -----------  -----------
                                                                             (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents................................................  $    20,088  $    13,869  $    10,251
  Accounts receivable, less allowance for
    doubtful accounts of $26,600, $26,600 and $21,606,
    respectively...........................................................      156,229      185,503      260,327
                                                                             -----------  -----------  -----------
        Total current assets...............................................      176,317      199,372      270,578

Property and equipment, net................................................      184,747      194,266      162,632
Intangible assets, net.....................................................      116,410      118,331       53,331
Other assets...............................................................       27,500       28,000        3,362
                                                                             -----------  -----------  -----------
        Total assets.......................................................  $   504,974  $   539,969  $   489,903
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                                LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities.................................  $   219,396  $   188,803  $   182,458
  Line of credit...........................................................      125,000      125,000      125,000
  Current maturities, long-term debt.......................................       55,193       55,193       36,608
                                                                             -----------  -----------  -----------
        Total current liabilities..........................................      399,589      368,996      344,066
                                                                             -----------  -----------  -----------
Noncurrent liabilities:
  Note payable--stockholders...............................................       54,900       54,900       54,900
  Long term debt...........................................................      601,180      612,315      590,085
                                                                             -----------  -----------  -----------
        Total noncurrent liabilities.......................................      656,080      667,215      644,985
                                                                             -----------  -----------  -----------

Commitments and contingencies

Stockholders' deficit:
  Common stock, no par value, 4,000 shares authorized, 200 shares issued
    and outstanding........................................................      --           --           --
  Additional paid-in-capital...............................................       61,000       61,000      --
  Accumulated deficit......................................................     (611,695)    (557,242)    (499,148)
                                                                             -----------  -----------  -----------
        Total stockholders' deficit........................................     (550,695)    (496,242)    (499,148)
                                                                             -----------  -----------  -----------
        Total liabilities and stockholders' deficit........................  $   504,974  $   539,969  $   489,903
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                       See Notes to Financial Statements.

                      TRYON-SEACOAST COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                  THREE MONTHS ENDED                FOR THE YEAR ENDED
                                                      MARCH 31,                        DECEMBER 31,
                                               ------------------------  ----------------------------------------
                                                  1998         1997          1997          1996          1995
                                               -----------  -----------  ------------  ------------  ------------
                                                     (UNAUDITED)
Revenues.....................................  $   262,476  $   268,115  $  1,196,630  $  1,289,985  $  1,096,328
Less: Agency commissions.....................      (13,398)     (12,782)      (61,045)      (65,422)      (42,259)
                                               -----------  -----------  ------------  ------------  ------------

        Net revenues.........................      249,078      255,333     1,135,585     1,224,563     1,054,069

Operating expenses:
  Programming................................       69,534       68,503       255,462       247,771       196,775
  Sales and promotions.......................       72,376       88,327       388,961       341,231       355,488
  Technical..................................       29,047       22,359       102,170        95,840        93,289
  General and administrative.................       93,706       78,424       326,201       332,498       299,155
  Depreciation and amortization..............       11,440       10,658        33,882        45,838        57,222
                                               -----------  -----------  ------------  ------------  ------------
        Total operating expenses.............      276,103      268,271     1,106,676     1,063,178     1,001,929
                                               -----------  -----------  ------------  ------------  ------------
Income (loss) from operations................      (27,025)     (12,938)       28,909       161,385        52,140
Interest income..............................          198          324         1,689           883           890
Interest expense.............................      (27,626)     (34,370)      (88,692)      (95,440)      (92,654)
                                               -----------  -----------  ------------  ------------  ------------
Income (loss) before income taxes............      (54,453)     (46,984)      (58,094)       66,828       (39,624)
Income tax expense (benefit).................      --           --            --            --            --
                                               -----------  -----------  ------------  ------------  ------------

        Net income (loss)....................  $   (54,453) $   (46,984) $    (58,094) $     66,828  $    (39,624)
                                               -----------  -----------  ------------  ------------  ------------
                                               -----------  -----------  ------------  ------------  ------------

                       See Notes to Financial Statements.

                      TRYON-SEACOAST COMMUNICATIONS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                                                                               ADDITIONAL
                                                                    COMMON      PAID-IN-    ACCUMULATED
                                                                     STOCK       CAPITAL      DEFICIT        TOTAL
                                                                  -----------  -----------  ------------  -----------
Balance at January 1, 1995......................................   $  --        $  --        $ (526,352)  $  (526,352)
Net Income......................................................      --           --           (39,624)      (39,624)
                                                                  -----------  -----------  ------------  -----------
Balance at December 31, 1995....................................      --           --          (565,976)     (565,976)
Net income......................................................      --           --            66,828        66,828
                                                                  -----------  -----------  ------------  -----------
Balance at December 31, 1996....................................      --           --          (499,148)     (499,148)
Stockholder contribution........................................      --           61,000        --            61,000
Net loss........................................................      --           --           (58,094)      (58,094)
                                                                  -----------  -----------  ------------  -----------
Balance at December 31, 1997....................................   $  --        $  61,000    $ (557,242)  $  (496,242)
                                                                  -----------  -----------  ------------  -----------
                                                                  -----------  -----------  ------------  -----------

                       See Notes to Financial Statements.

                      TRYON-SEACOAST COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                          THREE MONTHS ENDED            FOR THE YEAR ENDED
                                                              MARCH 31,                    DECEMBER 31,
                                                        ----------------------  ----------------------------------
                                                           1998        1997        1997        1996        1995
                                                        ----------  ----------  ----------  ----------  ----------

                                                              UNAUDITED
Cash flows from operating activities:
  Net income (loss)...................................  $  (54,453) $  (46,984) $  (58,094) $   66,828  $  (39,624)
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization...................      11,440      10,658      33,882      45,838      48,539
      Provision for doubtful accounts.................      --          --           4,994       2,563       4,665
      Decrease (increase) in accounts receivable......      29,274      69,905      69,830     (25,305)    (66,582)
      Increase (decrease) in accounts payable and
        other liabilities.............................      30,593     (23,679)      6,345     (29,542)     20,465
                                                        ----------  ----------  ----------  ----------  ----------
        Net cash provided by (used in) operating
          activities..................................      16,854       9,900      56,957      60,382     (32,537)
                                                        ----------  ----------  ----------  ----------  ----------
Cash flows from investing activities:
  Acquisition of radio station........................      --          --         (40,000)     --          --
  Purchases of property and equipment.................      --          --         (14,956)     (7,115)    (18,843)
  Payment of escrow deposit...........................      --          --         (25,000)     --          --
  Other...............................................         500      --             362         846      --
                                                        ----------  ----------  ----------  ----------  ----------
        Net cash provided by (used in) investing
          activities..................................         500      --         (79,594)     (6,269)    (18,843)
                                                        ----------  ----------  ----------  ----------  ----------
Cash flows from financing activities:
  Principal payments for debt reduction...............     (11,135)     (7,240)    (34,745)    (51,199)    (33,021)
  Stockholder contribution............................      --          --          61,000      --          --
  Proceeds from short term borrowings.................      --          --          --          --          35,331
  Borrowings from shareholders........................      --          --          --          --          54,900
                                                        ----------  ----------  ----------  ----------  ----------
        Net cash provided by (used in) financing
          activities..................................     (11,135)     (7,240)     26,255     (51,199)     57,210
                                                        ----------  ----------  ----------  ----------  ----------
Increase in cash and cash equivalents.................       6,219       2,660       3,618       2,914       5,830
Cash and cash equivalents at beginning of period......      13,869      10,251      10,251       7,337       1,507
                                                        ----------  ----------  ----------  ----------  ----------
Cash and cash equivalents at end of period............  $   20,088  $   12,911  $   13,869  $   10,251  $    7,337
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
Supplemental disclosures of cash flow information:
  Cash paid for interest..............................  $   21,744  $   28,488  $   82,810  $   95,440  $   92,654
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
  Cash paid for income taxes..........................  $   --      $   --      $   --      $   --      $   --
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------

                       See Notes to Financial Statements.

                      TRYON-SEACOAST COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

    Tryon-Seacoast Communications, Inc. (the "Company") is engaged in the operation of radio broadcasting stations in central Maine. The Company has stations licensed in Gardiner, Maine (WABK-FM and WFAU-FM), Augusta, Maine (WKCG-FM) and Madison, Maine (WIGY-FM).

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment are capitalized at cost and depreciated on an accelerated basis over their estimated useful lives as follows:

Building and improvements.........................................  15 years
Broadcasting towers and equipment.................................  5-7 years
Office furniture and equipment....................................  5 years
Automobiles.......................................................  5 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets include goodwill and FCC licenses. Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life of 15 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as advertising air time is broadcast.

                      TRYON-SEACOAST COMMUNICATIONS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized. Trade revenues were $119,937, $118,347 and $145,253 for the years ended December 31, 1997, 1996, and 1995, respectively. Trade expenses approximate trade revenues for each period.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. ACQUISITIONS:

    In November 1997, the Company acquired WIGY-FM in Madison, Maine for $125,000 consisting of $40,000 paid in cash and the assumption of debt. The station was operated by the Company under a local marketing agreement from May 1997 through the date of acquisition. The acquisition was accounted for as a purchase. Pro forma results of operations have not been presented as the effect of the acquisition was not material in relation to the Company's reported results of operations.

    During 1997, the Company entered into an asset purchase agreement to purchase WCME-FM from Bay Communications Co. for $537,000. The closure of the sale is contingent upon Federal Communications Commission (FCC) approval. The Company paid an escrow deposit of $25,000 related to this transaction, which has been classified as other assets at December 31, 1997 in the accompanying balance sheet.

                      TRYON-SEACOAST COMMUNICATIONS, INC.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1997           1996
                                                                  -------------  -------------
Building and improvements.......................................  $     158,945  $     145,170
Broadcast towers and equipment..................................      1,137,032      1,090,613
Office furniture and equipment..................................        221,920        221,598
Automobiles.....................................................         49,414         49,414
                                                                  -------------  -------------
                                                                      1,567,311      1,506,795
    Less--Accumulated depreciation..............................     (1,414,530)    (1,385,648)
                                                                  -------------  -------------
                                                                        152,781        121,147
Land............................................................         41,485         41,485
                                                                  -------------  -------------
Property and equipment, net.....................................  $     194,266  $     162,632
                                                                  -------------  -------------
                                                                  -------------  -------------

    Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $28,882, $40,835, and $40,204, respectively.

4. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1997         1996
                                                                                          -----------  -----------
Goodwill, FCC licenses and others.......................................................  $   240,668  $   170,668
Accumulated amortization................................................................     (122,337)    (117,337)
                                                                                          -----------  -----------
Intangible assets, net..................................................................  $   118,331  $    53,331
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $5,000, $5,003, and $8,335, respectively.

5. RELATED PARTY TRANSACTIONS:

    During 1997, stockholders of the Company contributed $61,000 to fund operations. This contribution is a transfer of capital to the Company and, accordingly, is recorded as additional paid-in capital as of December 31, 1997.

    Stockholders of the Company provide cash for operations as needed. At December 31, 1997 and 1996, the Company had notes payable due to stockholders of $54,900. These notes payable are due March 1999 ($40,800) and November 1999 ($14,100). The interest rate applicable to the payable balance was 8% for the two years ended December 31, 1997.

    Included in long-term debt at December 31, 1997 and 1996, is a note payable of $300,421 due to a trust of which a stockholder of the Company is a beneficiary. (See Note 7).

                      TRYON-SEACOAST COMMUNICATIONS, INC.

6. COMMITMENTS AND CONTINGENCIES:

    The Company incurred expenses of approximately $1,441, $4,538, and $9,774 for the years ended December 31, 1997, 1996 and 1995, respectively, under operating leases for radio broadcasting facilities and other operating leases. Future minimum annual payments under these non-cancelable operating leases and agreements as of December 31, 1997 are as follows:

1998...............................................................  $   5,651
1999...............................................................      5,701
2000...............................................................      1,789
2001...............................................................      1,479
2002...............................................................      1,529
Thereafter.........................................................      2,245
                                                                     ---------
                                                                     $  18,394
                                                                     ---------
                                                                     ---------

7. DEBT:

    Following is a summary of long-term debt at December 31:

                                                                           1997        1996
                                                                        ----------  ----------
Note payable to bank, due March 1, 2003, payable in monthly
  installments of $5,903, including interest at a variable interest rate of prime + 2.5% (11% at December 31, 1997), secured by the assets of the Company...............................................  $  291,527  $  326,272
Note payable to bank, due December 31, 2006, payable in monthly installments of $573, including interest at a variable interest
  rate, (11% at December 31, 1997)....................................      38,166      --
Note payable to seller, non interest bearing, due in annual
  installments of $12,465 payable November 1998, 1999, and 2000,
  secured by an interest in the assets of WIGY-FM.....................      37,394      --
Note payable variable interest rate of prime + 2.5% requiring payments
  of interest only, secured by the assets of the Company..............     300,421     300,421
Less--Current maturities included in current liability................     (55,193)    (36,608)
                                                                        ----------  ----------
                                                                        $  612,315  $  590,085
                                                                        ----------  ----------
                                                                        ----------  ----------

    The Company also maintains a $150,000 line of credit at a financial institution of which $25,000 was unused at December 31, 1997 and 1996. The interest rate applied to outstanding balances is prime plus 2.5% (11% at December 31, 1997). This line of credit is secured by certain fixed assets and accounts receivable of the Company and is personally guaranteed by two officers of the Company.

                      TRYON-SEACOAST COMMUNICATIONS, INC.

7. DEBT: (CONTINUED)
    Maturities for long-term debt in subsequent years from December 31, 1997 are as follows:

1998..............................................................................  $  55,193
1999..............................................................................     61,459
2000..............................................................................     65,051
2001..............................................................................     60,988
2002 and thereafter...............................................................    424,817
                                                                                    ---------
                                                                                    $ 667,508
                                                                                    ---------
                                                                                    ---------

8. INCOME TAXES:

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, these deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

    In 1996, the Company utilized prior year net operating losses to offset taxable income of $82,826. The Company has established a valuation allowance against all of its operating loss carryforwards following an assessment of the likelihood of realizing such amounts. In arriving at the determination as to the amount of the valuation allowance required, the Company considered its past operating history, tax planning strategies and its expectation of the level and timing of future taxable income. At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $96,000. Other temporary differences at December 31, 1997 and 1996 are insignificant.

9. PENDING SALE:

    In December 1997, the Company entered into an agreement with Cumulus Broadcasting, Inc., a wholly owned subsidiary of Cumulus Media Inc., to sell the assets of the Company, including the assets of WCME-FM, subject to the approval of the FCC, to Cumulus for $4,000,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Value Radio Corporation at August 30, 1997 and August 31, 1996, and the results of its operations and its cash flows for each of the three years in the period ended August 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
Chicago, Illinois
February 24, 1998

                            VALUE RADIO CORPORATION

                                 BALANCE SHEETS

                               (DOLLARS IN 000'S)

                                                                                            AUGUST 30,   AUGUST 31,
                                                                                               1997         1996
                                                                                            -----------  -----------
                                                       ASSETS
Current assets:
  Cash and cash equivalents...............................................................   $     167    $     102
  Accounts receivable, less allowance for doubtful accounts of $25 and $3, respectively...         606          222
  Prepaid expenses........................................................................          23            7
                                                                                            -----------  -----------
      Total current assets................................................................         796          331
                                                                                            -----------  -----------
Property and equipment, net...............................................................       1,570          739
Intangible assets, net....................................................................       3,952          170
Other assets..............................................................................         715          251
                                                                                            -----------  -----------
      Total assets........................................................................   $   7,033    $   1,491
                                                                                            -----------  -----------
                                                                                            -----------  -----------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities................................................   $     191    $      52
  Trade payable, net......................................................................          77           18
  Note payable to stockholder.............................................................         250       --
  Current portion of notes payable........................................................       1,807          696
                                                                                            -----------  -----------
      Total current liabilities...........................................................       2,325          766
                                                                                            -----------  -----------
Notes payable.............................................................................       4,300           22
                                                                                            -----------  -----------
      Total liabilities                                                                          6,625          788
                                                                                            -----------  -----------
Commitments and contingencies

Stockholders' equity:
  Common stock, no par value, 1,000 shares authorized, 591 shares issued and
    outstanding...........................................................................          55           55
  Retained earnings.......................................................................         353          648
                                                                                            -----------  -----------
      Total stockholders' equity..........................................................         408          703
                                                                                            -----------  -----------
      Total liabilities and stockholders' equity..........................................   $   7,033    $   1,491
                                                                                            -----------  -----------
                                                                                            -----------  -----------

                       See Notes to Financial Statements.

                            VALUE RADIO CORPORATION

                            STATEMENTS OF OPERATIONS

                               (DOLLARS IN 000'S)

                                                                                         FOR THE YEAR ENDED
                                                                                -------------------------------------
                                                                                AUGUST 30,   AUGUST 31,   AUGUST 31,
                                                                                   1997         1996         1995
                                                                                -----------  -----------  -----------
Revenues......................................................................   $   3,607    $   2,259    $   2,148
Less: agency commissions......................................................        (226)        (105)        (124)
                                                                                -----------  -----------  -----------
      Net revenues............................................................       3,381        2,154        2,024
                                                                                -----------  -----------  -----------
Operating expenses:
  Programming.................................................................         728          488          438
  Sales and promotions........................................................         836          631          626
  Technical...................................................................         150          100          106
  General and administration..................................................         470          316          341
  Trade.......................................................................         278          153          162
  Depreciation and amortization...............................................         624          174           77
                                                                                -----------  -----------  -----------
      Total operating expenses................................................       3,086        1,862        1,750
                                                                                -----------  -----------  -----------
Income from operations........................................................         295          292          274
Other income (expense), net...................................................          (1)         (22)           2
Interest expense, net.........................................................        (418)         (36)         (36)
                                                                                -----------  -----------  -----------
Net income (loss).............................................................   $    (124)   $     234    $     240
                                                                                -----------  -----------  -----------
                                                                                -----------  -----------  -----------

                       See Notes to Financial Statements.

                            VALUE RADIO CORPORATION

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                               (DOLLARS IN 000'S)

                                                                                    COMMON STOCK
                                                                              ------------------------   RETAINED
                                                                                SHARES       AMOUNT      EARNINGS      TOTAL
                                                                              -----------  -----------  -----------  ---------
Balance at August 31, 1994..................................................         580    $      18    $     324   $     342
Sale of stock...............................................................          11           37       --              37
Net income..................................................................      --           --              240         240
                                                                                     ---          ---        -----   ---------
Balance at August 31, 1995..................................................         591           55          564         619
Distribution to stockholders................................................      --           --             (150)       (150)
Net income..................................................................      --           --              234         234
                                                                                     ---          ---        -----   ---------
Balance at August 31, 1996..................................................         591           55          648         703
Distribution to stockholders................................................      --           --             (171)       (171)
Net loss....................................................................      --           --             (124)       (124)
                                                                                     ---          ---        -----   ---------
Balance at August 30, 1997..................................................         591    $      55    $     353   $     408
                                                                                     ---          ---        -----   ---------
                                                                                     ---          ---        -----   ---------

                       See Notes to Financial Statements.

                            VALUE RADIO CORPORATION

                            STATEMENTS OF CASH FLOWS

                               (DOLLARS IN 000'S)

                                                                                               FOR THE YEAR ENDED
                                                                                    -----------------------------------------
                                                                                    AUGUST 30,    AUGUST 31,     AUGUST 31,
                                                                                       1997          1996           1995
                                                                                    -----------  -------------  -------------
Cash flows from operating activities:
  Net income (loss)...............................................................   $    (124)    $     234      $     240
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
    operating activities:
    Depreciation and amortization.................................................         624           174             77
    Provision for doubtful accounts                                                         22        --             --
    Decrease (increase) in accounts receivable....................................        (384)           34            (73)
    Decrease (increase) in prepaid expenses.......................................         (16)           (1)             1
    (Increase) in other assets....................................................        (464)          (22)           (15)
    (Decrease) increase in accounts payable and accrued liabilities...............         139            (1)             2
    (Decrease) increase in trade payable, net.....................................          59           (18)             8
                                                                                    -----------        -----          -----
      Net cash provided by (used in) operating activities.........................        (144)          400            240
                                                                                    -----------        -----          -----

Cash flows from investing activities:
  Acquisition of broadcast properties.............................................      (5,200)         (500)        --
  Purchase of property and equipment..............................................         (59)         (160)          (111)
                                                                                    -----------        -----          -----
      Net cash used in investing activities.......................................      (5,259)         (660)          (111)
                                                                                    -----------        -----          -----

Cash flows from financing activities:
  Proceeds from sale of stock.....................................................      --            --                 37
  Distribution to stockholders....................................................        (171)         (150)        --
  Proceeds from note payable to stockholder.......................................         250        --             --
  Proceeds from notes payable.....................................................       6,085           678             34
  Repayment of notes payable......................................................        (696)         (211)          (199)
                                                                                    -----------        -----          -----
      Net cash provided by (used in) financing activities.........................       5,468           317           (128)
                                                                                    -----------        -----          -----
Increase in cash and cash equivalents.............................................          65            57              1
Cash and cash equivalents at beginning of year....................................         102            45             44
                                                                                    -----------        -----          -----
Cash and cash equivalents at end of year..........................................   $     167     $     102      $      45
                                                                                    -----------        -----          -----
                                                                                    -----------        -----          -----
Non-cash operating and financing activities:
  Trade revenue...................................................................   $     194     $     196      $     168
                                                                                    -----------        -----          -----
                                                                                    -----------        -----          -----
  Trade expense...................................................................   $     278     $     153      $     162
                                                                                    -----------        -----          -----
                                                                                    -----------        -----          -----
Supplemental cash information:
  Cash paid for interest..........................................................   $     355     $      34      $      36
                                                                                    -----------        -----          -----
                                                                                    -----------        -----          -----

                       See Notes to Financial Statements.

                            VALUE RADIO CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                               (DOLLARS IN 000'S)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Value Radio Corporation (the "Company") is an S-Corporation organized for the purpose of owning and operating radio broadcasting stations in and around the Appleton/Oshkosh, Wisconsin area. On August 30, 1997, the Company owned and operated five stations, WOSH-AM, WVBO-FM, WOGB-FM, WUSW-AM and WNAM-FM (the "Stations").

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on an accelerated basis over their estimated useful lives as follows:

                                                                   15-39
Buildings...................................................       years
Broadcasting towers and equipment...........................  5-10 years
Office furniture and equipment..............................  5-10 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets include Federal Communications Commission ("FCC") licenses and are stated at cost and are being amortized using the straight-line method over the estimated useful life of 15 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

INCOME TAXES

    Income or loss of the S-Corporation is included in the tax returns of the individual stockholders. Accordingly, federal and state income taxes are not recognized by the Company.

                            VALUE RADIO CORPORATION

                               (DOLLARS IN 000'S)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

2. ACQUISITION AND SWAP

    In January 1997, the Company acquired the partnership interest in WUSW-AM and WNAM-FM (the "Partnership") for the total consideration of approximately $5.2 million. In conjunction with the acquisition of the Partnership, the Company acquired the remaining ownership interest in Valley Radio Results Partnership, an entity which provided the sales department for both the Partnership and the Company, and has subsequently dissolved Valley Radio Results into the Company.

    In April 1996, the Company swapped the assets of WFDL-FM for the assets of WOGB-FM and paid total consideration of approximately $0.5 million. The acquisition and the swap were accounted for using the purchase method of accounting.

    The Company's results of operations for the periods ended August 30, 1997 and August 31, 1996 include the results of operations of WUSW-AM, WNAM-FM and WOGB-FM from their respective dates of acquisition and the results of WFDL-FM until its date of disposition. The following unaudited pro forma statement of operations data give effect to the acquisitions as if they had occurred on September 1, 1995. In addition, depreciation and amortization has been increased each period to reflect initial purchase price allocations as if the transactions had occurred on September 1, 1995.

                                                                          PRO FORMA FOR THE
                                                                              YEAR ENDED
                                                                       ------------------------
                                                                       AUGUST 30,   AUGUST 31,
                                                                          1997         1996
                                                                       -----------  -----------

                                                                             (UNAUDITED)
Net revenues.........................................................   $   3,925    $   3,557
                                                                       -----------  -----------
                                                                       -----------  -----------
Operating income.....................................................   $     305    $     338
                                                                       -----------  -----------
                                                                       -----------  -----------
Net income (loss)....................................................   $     160    $     142
                                                                       -----------  -----------
                                                                       -----------  -----------

                            VALUE RADIO CORPORATION

                               (DOLLARS IN 000'S)

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                    AUGUST 30,   AUGUST 31,
                                                                       1997         1996
                                                                    -----------  -----------
Land and buildings................................................   $     435    $     346
Broadcasting towers and equipment.................................       1,716          911
Office furniture and equipment....................................         662          289
                                                                    -----------       -----
                                                                         2,813        1,546
Accumulated depreciation..........................................      (1,243)        (807)
                                                                    -----------       -----
Property and equipment, net.......................................   $   1,570    $     739
                                                                    -----------       -----
                                                                    -----------       -----

    Depreciation expense for the three years ended August 30, 1997 was $436, $169 and $77, respectively.

4. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                    AUGUST 30,    AUGUST 31,
                                                                       1997          1996
                                                                    -----------  -------------
FCC licenses......................................................   $   4,145     $     175
Accumulated amortization..........................................        (193)           (5)
                                                                    -----------        -----
Intangible assets, net............................................   $   3,952     $     170
                                                                    -----------        -----
                                                                    -----------        -----

    Amortization expense for the three years ended August 30, 1997 was $188, $5 and $0, respectively.

5. OTHER ASSETS:

    Other assets consist of the following:

                                                                     AUGUST 30,     AUGUST 31,
                                                                        1997           1996
                                                                    -------------  -------------
Cash Surrender value of life insurance............................    $     110      $     105
Investment in Radio Results.......................................       --                109
Note receivable...................................................          560         --
Deposits..........................................................           45             37
                                                                          -----          -----
Other assets......................................................    $     715      $     251
                                                                          -----          -----
                                                                          -----          -----

    Prior to the January 1997 acquisition of the Partnership, the Company did not have majority ownership in Valley Radio Results and; accordingly, accounted for its investment in Radio Results using the equity method of accounting.

                            VALUE RADIO CORPORATION

                               (DOLLARS IN 000'S)

6. RELATED PARTY TRANSACTIONS:

    Certain of the Company's stockholders are also stockholders in Mid-West Management, Inc. ("Mid-West"), which provides accounting services, benefits administration, legal assistance and programming consulting to the Company. Mid-West allocates expenses to the Company, on a monthly basis, based on estimated hours expended. Allocations were $46, $44 and $40 for the periods ended August 30, 1997 and August 31, 1996 and 1995, respectively.

    At August 30, 1997, the Company had a note payable due of $250 to a stockholder, bearing interest at 9% and due on demand.

7. LONG-TERM DEBT

    Long-term debt consists of the following at August 30, 1997:

                                                                    AUGUST 30,   AUGUST 31,
                                                                       1997         1996
                                                                    -----------  -----------
Note payable, $4,300 principal, interest only due the first six months at 8.1%, interest and principal due monthly through
  January 2002....................................................   $   4,300    $  --
Note payable, $1,320 principal, interest at 8%, due quarterly,
  principal due July 1998.........................................       1,292       --
Line of credit, interest at 9.25% due monthly, principal due on
  demand..........................................................         100       --
Note payable, $401 principal, interest at 8%, due quarterly,
  principal due July 1998.........................................         392       --
Note payable, $678 principal, interest and principal due monthly through 1998, interest at prime plus 3/4% (9% at August 31,
  1996)...........................................................      --              678
Note payable, interest at 8%, $1.4 due monthly through November
  1998............................................................          23           40
                                                                    -----------  -----------
                                                                         6,107          718
Less: current maturities..........................................      (1,807)        (696)
                                                                    -----------  -----------
                                                                     $   4,300    $      22
                                                                    -----------  -----------
                                                                    -----------  -----------

    A summary of the future maturities of long-term debt follows:

1998...........................................................   $   1,807
1999...........................................................      --
2000...........................................................      --
2001...........................................................      --
2002...........................................................      --
Thereafter.....................................................       4,300
                                                                 -----------
                                                                  $   6,107
                                                                 -----------
                                                                 -----------

                            VALUE RADIO CORPORATION

                               (DOLLARS IN 000'S)

8. COMMITMENTS AND CONTINGENCIES:

    The Company incurred expenses of approximately $42 for the year ended December 31, 1997 and $22 for the year ended December 31, 1996, under operating leases for radio broadcasting facilities.

    Future minimum annual payments under these non-cancelable operating leases and agreements as of December 31, 1997, are as follows:

                                                                                   PAYMENT
                                                                                 AUGUST 31,
                                                                                -------------
1998..........................................................................    $      44
1999..........................................................................           35
2000..........................................................................           19
2001..........................................................................            4
                                                                                      -----
                                                                                  $     102
                                                                                      -----
                                                                                      -----

    The Company is also involved in various other claims and lawsuits which are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximates fair value due to their short term nature. The fair value of notes payable is estimated based on current market rates and approximates the carrying value.

10. SUBSEQUENT EVENT:

    On August 31, 1997, the Company, through a series of simultaneous transactions, sold the Stations to Cumulus Broadcasting, Inc. (a wholly-owned subsidiary of Cumulus Media Inc.) ("Cumulus") for $12.15 million. WOSH-AM, WVBO-FM and WOGB-FM (the "Swapped Stations") were swapped, in a tax related transaction, with a third party, who simultaneously sold the Swapped Stations to Cumulus. WUSW-AM and WNAM-FM were sold directly to Cumulus by the Company. These financial statements report the financial position and results of operations of the five Stations which were subsequently sold to Cumulus, as of and for the period ended August 30, 1997, the last day of ownership of the Stations by the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholder's deficit and of cash flows present fairly, in all material respects, the financial position of Venice Broadcasting Corp. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
June 9, 1998

                           VENICE BROADCASTING CORP.

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1997         1996
                                                                                         -----------  -----------
                                        ASSETS

Current assets:
  Cash.................................................................................  $     4,432  $     4,101
  Accounts receivable, less allowance for doubtful accounts of $20,935 in 1997 and $0
    in 1996............................................................................       10,670       81,230
  Prepaid expenses and other current assets............................................      --             1,250
                                                                                         -----------  -----------
    Total current assets...............................................................       15,102       86,581
Property and equipment, net............................................................      314,264      340,624
Intangible assets, net.................................................................      234,200      296,609
Other assets...........................................................................        1,760        1,760
                                                                                         -----------  -----------
    Total assets.......................................................................  $   565,326  $   725,574
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                         LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
  Accounts payable and accrued expenses................................................  $   121,837  $    88,478
  Accrued interest payable.............................................................    1,086,574    1,086,574
  Notes payable........................................................................      --            95,271
  Related party payable................................................................    4,224,613    3,702,613
                                                                                         -----------  -----------
    Total current liabilities..........................................................    5,433,024    4,972,936
                                                                                         -----------  -----------
Stockholder's deficit:
  Common stock, no par value, 500 shares authorized, 100 shares issued and
    outstanding........................................................................          500          500
  Retained deficit.....................................................................   (4,868,198)  (4,247,862)
                                                                                         -----------  -----------
Total stockholder's deficit............................................................   (4,867,698)  (4,247,362)
                                                                                         -----------  -----------
Total liabilities and stockholder's deficit............................................  $   565,326  $   725,574
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                       See Notes to Financial Statements.

                           VENICE BROADCASTING CORP.

                            STATEMENTS OF OPERATIONS

                                                                                            FOR THE YEAR ENDED
                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
Revenues:.............................................................................  $    681,021  $  1,030,361
Less: agency commissions..............................................................       (70,504)     (152,393)
                                                                                        ------------  ------------
    Net revenues......................................................................       610,517       877,968
                                                                                        ------------  ------------
Operating expenses:
  Programming.........................................................................       190,939       261,206
  Sales and promotions................................................................       351,651       366,765
  Technical...........................................................................       104,651        51,901
  General and administrative..........................................................       472,718       222,350
  Depreciation and amortization.......................................................        88,769       168,771
                                                                                        ------------  ------------
    Total operating expenses..........................................................     1,208,728     1,070,993
                                                                                        ------------  ------------
Loss from operations..................................................................      (598,211)     (193,025)
Interest expense......................................................................        22,125       193,193
                                                                                        ------------  ------------
Net loss..............................................................................  $   (620,336) $   (386,218)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                       See Notes to Financial Statements.

                           VENICE BROADCASTING CORP.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT

                                                                             COMMON       RETAINED
                                                                              STOCK        DEFICIT         TOTAL
                                                                           -----------  -------------  -------------
Balance at January 1, 1996...............................................   $     500   $  (3,861,644) $  (3,861,144)

Net loss.................................................................      --            (386,218)      (386,218)
                                                                                -----   -------------  -------------

Balance at December 31, 1996.............................................         500      (4,247,862)    (4,247,362)

Net loss.................................................................      --            (620,336)      (620,336)
                                                                                -----   -------------  -------------

Balance at December 31, 1997.............................................   $     500   $  (4,868,198) $  (4,867,698)
                                                                                -----   -------------  -------------
                                                                                -----   -------------  -------------

                       See Notes to Financial Statements.

                           VENICE BROADCASTING CORP.

                            STATEMENTS OF CASH FLOWS

                                                                                             FOR THE YEAR ENDED
                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1997         1996
                                                                                          -----------  -----------
Cash flows from operating activities:
  Net loss..............................................................................  $  (620,336) $  (386,218)
  Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
    Depreciation and amortization.......................................................       88,769      168,771
    Decrease in accounts receivable.....................................................       70,560      260,475
    Decrease in prepaid expenses and other current assets...............................        1,250      --
    (Decrease) increase in accounts payable and accrued expenses........................       33,359     (106,238)
    Increase in accrued interest payable................................................      --           173,472
                                                                                          -----------  -----------
    Net cash (used in) provided by operating activities.................................     (426,398)     110,262
                                                                                          -----------  -----------
Cash flows from financing activities:
  Proceeds from notes...................................................................      522,000       64,325
  Principal payments on notes...........................................................      (95,271)    (176,559)
                                                                                          -----------  -----------
  Cash provided by (used for) financing activities......................................      426,729     (112,234)
                                                                                          -----------  -----------
Increase (decrease) in cash and cash equivalents........................................          331       (1,972)
Cash at beginning of year...............................................................        4,101        6,073
                                                                                          -----------  -----------
Cash at end of year.....................................................................  $     4,432  $     4,101
                                                                                          -----------  -----------
                                                                                          -----------  -----------

Supplemental disclosures of cash flow information:
Cash paid for interest..................................................................  $    22,125  $    19,721
                                                                                          -----------  -----------
                                                                                          -----------  -----------

Non-cash operating activities:
  Trade revenue.........................................................................  $   249,315  $   360,006
                                                                                          -----------  -----------
                                                                                          -----------  -----------
  Trade expense.........................................................................  $   249,315  $   360,006
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                       See Notes to Financial Statements.

                           VENICE BROADCASTING CORP.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Venice Broadcasting Corp. owns and operates radio station WXKR-FM (the "Station" or "Company") located in Port Clinton, Ohio. The Company acquired WXKR-FM in 1990.

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Broadcasting equipment.............................................  5 years
Office furniture and equipment.....................................  7 years
Tower and antenna..................................................  31.5
Leasehold improvement..............................................  31.5

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets include goodwill and FCC license. Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life or contract term for periods not exceeding 25 years. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted cash flows of the related businesses.

INCOME TAXES

    The Company, with the consent of its stockholder, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the stockholder of an S corporation includes the Company's taxable income or loss in its tax return. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

                           VENICE BROADCASTING CORP.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations.

2. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                           DECEMBER 31,
                                                                      ----------------------
                                                                         1997        1996
                                                                      ----------  ----------
Broadcasting equipment..............................................  $  614,258  $  614,258
Office furniture and equipment......................................     201,985     201,985
Tower and antenna...................................................     223,074     223,074
Leasehold improvements..............................................     150,642     150,642
                                                                      ----------  ----------
                                                                       1,189,959   1,189,959
Accumulated depreciation............................................     875,695     849,335
                                                                      ----------  ----------
Property and equipment, net.........................................  $  314,264  $  340,624
                                                                      ----------  ----------
                                                                      ----------  ----------

    Depreciation expense was $26,360 and $38,028 for the years ended December 31 1997 and 1996, respectively.

3. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Goodwill, FCC license.............................................  $  1,220,000  $  1,220,000
Accumulated amortization..........................................       985,800       923,391
                                                                    ------------  ------------
Intangible assets, net............................................  $    234,200  $    296,609
                                                                    ------------  ------------
                                                                    ------------  ------------

    Amortization expense was $62,409 and $130,743 for the years ended December 1997 and 1996, respectively.

4. RELATED PARTY TRANSACTIONS:

    The stockholder of the Company and a related party provide cash for the operations of the Station as needed. In addition, the related party provided financing to the stockholder to acquire the Station. At December 31, 1997 and 1996, the Company had a balance payable to stockholder of $955,244 and $557,244, respectively. Also, at December 31, 1997 and 1996, the Company had a balance payable to a related party of $3,269,369 and $3,145,369, respectively. The interest rate applicable to the payable balance stockholder accrued at a rate of 5.5%. The interest rate applicable to the payable balance related party

                           VENICE BROADCASTING CORP.

4. RELATED PARTY TRANSACTIONS: (CONTINUED) accrued at a rate of 5.5% through December 31, 1996. The payable balances have no defined payment terms.

5. COMMITMENTS AND CONTINGENCIES

    The Company incurred expenses of approximately $12,000 for the years ended December 31, 1997 and 1996 under an operating lease for radio broadcasting facilities. Future minimum annual payments under this non-cancelable operating lease is $12,000 each year through the year 2000.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash, accounts receivable and accounts payable and settlements payable approximates fair value because of the short maturity of these instruments.

7. SUBSEQUENT EVENTS

    In January 1998, the Company completed the sale of substantially all property and equipment of the station to Cumulus Media Inc. for approximately $5,000,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Wilks Broadcast Acquisitions, Inc. at August 31, 1997 and December 31, 1996, and the results of its operations and its cash flows for the eight months ended August 31, 1997 and each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
February 16, 1998

                       WILKS BROADCAST ACQUISITIONS, INC.
                                 BALANCE SHEETS

                                                                                        AUGUST 31,   DECEMBER 31,
                                                                                           1997          1996
                                                                                       ------------  ------------
                                       ASSETS

Current assets:
  Cash and cash equivalents..........................................................  $    292,714   $   55,372
  Accounts receivable, less allowance for doubtful accounts of $113,525 and $73,114,
    respectively.....................................................................       764,689      836,475
  Prepaid expenses and other current assets..........................................        25,371       17,087
                                                                                       ------------  ------------
      Total current assets...........................................................     1,082,774      908,934

Property and equipment, net..........................................................     1,447,487    1,768,059
Intangible assets, net...............................................................     4,048,587    4,249,003
Other assets.........................................................................        94,660       80,887
                                                                                       ------------  ------------
      Total assets...................................................................  $  6,673,508   $7,006,883
                                                                                       ------------  ------------
                                                                                       ------------  ------------
                   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current portion of note payable....................................................  $    347,910   $  225,544
  Related party note payable.........................................................     3,232,348    3,201,097
  Accounts payable...................................................................       114,982      113,079
  Accrued and other current liabilities..............................................       --             9,307
                                                                                       ------------  ------------
      Total current liabilities......................................................     3,695,240    3,549,027
                                                                                       ------------  ------------
Long-term liabilities:
  Note payable, less current portion.................................................     3,039,941    3,274,456
                                                                                       ------------  ------------
      Total long-term liabilities....................................................     3,039,941    3,274,456
                                                                                       ------------  ------------
Commitments and contingencies

Shareholders' equity (deficit):
  Common stock, no par value, 200 shares authorized, 100 issued and outstanding......        25,000       25,000
  Retained earnings (deficit)........................................................       (86,673)     158,400
                                                                                       ------------  ------------
      Total shareholders' equity (deficit)...........................................       (61,673)     183,400
                                                                                       ------------  ------------
      Total liabilities and shareholders' equity (deficit)...........................  $  6,673,508   $7,006,883
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                       See Notes to Financial Statements.

                       WILKS BROADCAST ACQUISITIONS, INC.
                            STATEMENTS OF OPERATIONS

                                                                        FOR THE EIGHT      FOR THE YEAR ENDED
                                                                        MONTHS ENDED          DECEMBER 31,
                                                                         AUGUST 31,    --------------------------
                                                                            1997           1996          1995
                                                                        -------------  ------------  ------------
Revenues..............................................................   $ 2,624,507   $  3,410,871  $  1,479,090
  Less: agency commissions............................................       (22,716)       (19,544)       (5,803)
                                                                        -------------  ------------  ------------
       Net revenues...................................................     2,601,791      3,391,327     1,473,287
Operating expenses:
  Programming.........................................................       101,794        151,701       103,434
  Sales and promotions................................................       329,393        555,725       210,809
  Technical...........................................................        34,779         47,349        23,944
  General and administrative..........................................     1,402,526      1,475,659       664,129
  Depreciation and amortization.......................................       554,181        572,014       242,238
                                                                        -------------  ------------  ------------
       Total operating expenses.......................................     2,422,673      2,802,448     1,244,554
                                                                        -------------  ------------  ------------
Income from operations................................................       179,118        588,879       228,733
Interest expense......................................................       424,191        352,221       131,123
                                                                        -------------  ------------  ------------
Net income (loss).....................................................   $  (245,073)  $    236,658  $     97,610
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------

                       See Notes to Financial Statements.

                       WILKS BROADCAST ACQUISITIONS, INC.
             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                           RETAINED
                                                                                           EARNINGS
                                                                           COMMON STOCK    (DEFICIT)      TOTAL
                                                                          --------------  -----------  -----------
Balance at January 1, 1995..............................................    $   25,000    ($  146,668) ($  121,668)

Net income..............................................................        --             97,610       97,610
                                                                               -------    -----------  -----------
Balance at December 31, 1995............................................        25,000        (49,058)     (24,058)

Net income..............................................................        --            236,658      236,658
Distribution to shareholder.............................................        --            (29,200)     (29,200)
                                                                               -------    -----------  -----------
Balance at December 31, 1996............................................        25,000        158,400      183,400

Net loss................................................................        --           (245,073)    (245,073)
                                                                               -------    -----------  -----------
Balance at August 31, 1997..............................................    $   25,000    ($   86,673) ($   61,673)
                                                                               -------    -----------  -----------
                                                                               -------    -----------  -----------

                       See Notes to Financial Statements.

                       WILKS BROADCAST ACQUISITIONS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                          FOR THE EIGHT     FOR THE YEAR ENDED
                                                                          MONTHS ENDED         DECEMBER 31,
                                                                           AUGUST 31,    ------------------------
                                                                              1997          1996         1995
                                                                          -------------  -----------  -----------
Cash flows from operating activities:
  Net income (loss).....................................................   ($  245,073)  $   236,658  $    97,610
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.....................................       554,181       572,014      242,238
      Decrease in accounts receivable, net..............................        71,786      (470,562)    (216,617)
      (Increase) decrease in prepaid expenses
        and other current assets........................................        (8,284)      (53,287)       2,213
      Decrease in other assets..........................................       (13,773)      (22,256)     --
      Increase (decrease) increase in accounts payable..................         1,903        49,822       (7,852)
      Increase (decrease) in accrued and other liabilities..............        (9,307)        9,307       (1,067)
                                                                          -------------  -----------  -----------
      Net cash provided by operating activities.........................       351,433       321,696      116,525
                                                                          -------------  -----------  -----------
Cash flows from investing activities:
  Purchases of property and equipment...................................       (33,193)     (317,366)     (21,643)
  Acquisitions of broadcasting properties...............................       --         (5,009,438)     --
                                                                          -------------  -----------  -----------
  Cash used for investing activities....................................       (33,193)   (5,326,804)     (21,643)
                                                                          -------------  -----------  -----------
Cash flows from financing activities:
  Proceeds from borrowings..............................................        31,251     5,048,807      --
  Repayment of borrowings...............................................      (112,149)      --           (68,073)
  Distribution to shareholder...........................................       --            (29,200)     --
                                                                          -------------  -----------  -----------
  Cash (used for) provided by financing activities......................       (80,898)    5,019,607      (68,073)
                                                                          -------------  -----------  -----------
Increase in cash and cash equivalents...................................       237,342        14,499       26,809
Cash and cash equivalents at beginning of period........................        55,372        40,873       14,064
                                                                          -------------  -----------  -----------
Cash and cash equivalents at end of period..............................   $   292,714   $    55,372  $    40,873
                                                                          -------------  -----------  -----------
                                                                          -------------  -----------  -----------
Supplemental disclosure of cash information:
  Cash paid for interest................................................   $   424,191   $   352,221  $   131,123
                                                                          -------------  -----------  -----------
                                                                          -------------  -----------  -----------

                       See Notes to Financial Statements.

                       WILKS BROADCAST ACQUISITIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Wilks Broadcast Acquisitions, Inc. (the "Company") owns and operates radio stations on the Augusta, Georgia and South Carolina border. The Company owns and operates radio stations WEKL-FM, WUUS-FM, WRXR-FM, and WGUS-AM ("the Stations").

    The significant accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Trade revenues and trade expenses are recognized in equal amounts at the fair market value of products or services received as advertising air time is broadcast or as services are received. Trade revenues and expenses for the eight months ended August 31, 1997 and the years ended December 31, 1996 and 1995 were $320,652, $433,105 and $138,341, respectively.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using accelerated methods over the estimated useful lives of the respective assets of five to fifteen years. Leasehold improvements are amortized on the straight-line basis over their estimated useful lives of thirty-nine years.

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets consist of FCC licenses. Intangible assets are recorded at cost and amortized over 15 years.

                       WILKS BROADCAST ACQUISITIONS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INCOME TAXES

    The Company has elected to be treated as an S-Corporation for federal income tax purposes. Under this election the income or loss of the S-Corporation is included in the tax returns of the individual shareholders. Accordingly, federal and state income taxes are not included in the accompanying financial statements

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term nature. The fair value of notes payable are estimated based on current market rates and approximate the carrying value.

2. ACQUISITIONS

    In March 1996, the Company entered into an asset purchase agreement to acquire stations WUUS-FM (formerly WKBG-FM) and WRXR-FM in Augusta, Georgia for $5,000,000 in cash plus specific acquisition costs.

    The acquisitions discussed above were accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price was allocated, on the closing date, to the assets acquired and liabilities assumed based on their respective fair values. Because this acquisition occurred in March 1996, which is near January 1, 1996, the beginning of the fiscal year, the Company does not believe the pro forma effects of this acquisition is material in relation to the financial statements for the year ended December 31, 1996.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                    AUGUST 31,   DECEMBER 31,
                                                                       1997          1996
                                                                   ------------  ------------
Broadcasting towers and equipment................................  $  1,987,243   $1,954,050
Buildings........................................................        65,000       65,000
Office furniture and equipment...................................       176,366      176,366
Leasehold improvements...........................................       193,844      193,844
                                                                   ------------  ------------
                                                                      2,422,453    2,389,260
Accumulated depreciation.........................................      (974,966)    (621,201)
                                                                   ------------  ------------
Property and equipment, net......................................  $  1,447,487   $1,768,059
                                                                   ------------  ------------
                                                                   ------------  ------------

    Depreciation expense was $353,765, $388,708, and $145,693 for the eight months ended August 31, 1997 and the years ended December 31, 1996 and 1995, respectively.

                       WILKS BROADCAST ACQUISITIONS, INC.

4. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                    AUGUST 31,   DECEMBER 31,
                                                                       1997          1996
                                                                   ------------  ------------
FCC licenses.....................................................  $  4,509,298   $4,509,298
Accumulated amortization.........................................      (460,711)    (260,295)
                                                                   ------------  ------------
Intangible assets, net...........................................  $  4,048,587   $4,249,003
                                                                   ------------  ------------
                                                                   ------------  ------------

    Amortization expense was $200,416, $183,306, and $96,545 for the eight months ended August 31, 1997 and the years ended December 31, 1996 and 1995, respectively.

5. RELATED PARTY NOTES PAYABLE:

    The Company has notes payable to a related party. As of August 31, 1997 and December 31, 1996, the balances of these notes payable were $3,232,348 and $3,201,097 respectively. The notes are due upon demand and bear interest at rates ranging from 7% to 10%. Interest payments were $209,747, $176,406 and $125,698 for the eight months ended August 31, 1997 and the years ended December 31, 1996 and 1995, respectively.

6. LONG-TERM DEBT

    In July, 1996, the Company entered into a $3,500,000 term loan agreement (the "Agreement") with a bank for the purpose of acquiring two radio stations, WRXR-FM and WUUS-FM (formerly WKBG-FM). The term loan requires monthly interest and principal payments beginning July 1, 1996 with the final payment due March 31, 2004 and bears interest at the one month LIBOR Rate plus 2.25% (7.94% at August 31, 1997). The term loan is secured by substantially all of the company's assets as well as a pledge of the common stock of the corporation. The Agreement contains certain restrictive covenants, which among other things, require the maintenance of a funded debt to cash flow and pro forma debt service ratio, minimum net worth and limitations on dispositions of assets. The current portion of $347,910 represents amounts due one year past the balance sheet date of August 31, 1997. Subsequent to year end, all principal and remaining accrued interest was paid by the Company.

    A summary of the future maturities of long-term debt as of August 31, are as follows:

Four months ended December 31, 1997.............................  $ 100,667
1998............................................................    385,974
1999............................................................    444,038
2000............................................................    487,671
2001............................................................    533,881
2002............................................................    587,164
Thereafter......................................................    848,456
                                                                  ---------
                                                                  $3,387,851
Less--current portion...........................................    347,910
                                                                  ---------
                                                                  $3,039,941
                                                                  ---------
                                                                  ---------

                       WILKS BROADCAST ACQUISITIONS, INC.

7. COMMITMENTS AND CONTINGENCIES:

    The Company incurred expenses of $27,209, $31,245, and $18,267 for the eight months ended August 31, 1997 and the years ended December 31, 1996 and 1995, respectively, under operating leases for radio broadcasting facilities, broadcasting equipment automobiles, and land. Future minimum annual payments under these non-cancelable operating leases and agreements as of August 31, are as follows:

1997...........................................................  $   9,358
1998...........................................................     31,913
1999...........................................................     23,853
2000...........................................................     19,017
2001...........................................................     19,017
Thereafter.....................................................    275,900
                                                                 ---------
                                                                 $ 379,058
                                                                 ---------
                                                                 ---------

8. SUBSEQUENT EVENT:

    On September 1, 1997, the Stations were acquired by Cumulus Broadcasting, Inc. (a wholly-owned subsidiary of Cumulus Media Inc.) pursuant to an asset purchase agreement with the Company for a purchase price of $15,500,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lewis Broadcasting Corporation

    In our opinion, the accompanying balance sheets and the related statements of income, of changes in owners' net investment and of cash flows present fairly, in all material respects, the financial position of WJCL-FM (a division of Lewis Broadcasting Corporation) at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP
Atlanta, Georgia
May 21, 1998

                                    WJCL-FM
                 (A DIVISION OF LEWIS BROADCASTING CORPORATION)

                                 BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                               MARCH 31,   ----------------------
                                                                                 1998         1997        1996
                                                                              -----------  ----------  ----------
                                                                              (UNAUDITED)
                                               ASSETS
Accounts receivable--trade (less allowance for doubtful accounts of $1,532,
  $19,494 and $15,668, respectively)........................................   $  42,085   $  370,387  $  297,688
                                                                              -----------  ----------  ----------
Total current assets........................................................      42,085      370,387     297,688
Equipment and other fixed assets, net.......................................      18,338       20,353      29,981
                                                                              -----------  ----------  ----------
Total assets................................................................   $  60,423   $  390,740  $  327,669
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------
                               LIABILITIES AND OWNERS' NET INVESTMENT
Accounts payable............................................................   $           $    8,693  $    6,208
Accrued expenses............................................................                   23,107      13,484
                                                                              -----------  ----------  ----------
Total current liabilities...................................................                   31,800      19,692
Owners' net investment......................................................      60,423      358,940     307,977
                                                                              -----------  ----------  ----------
Total liabilities and owners' net investment................................   $  60,423   $  390,740  $  327,669
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

                       See notes to financial statements.

                                    WJCL-FM
                 (A DIVISION OF LEWIS BROADCASTING CORPORATION)

                            STATEMENTS OF OPERATIONS

                                                 THREE MONTHS ENDED                 FOR THE YEAR ENDED
                                                     MARCH 31,                         DECEMBER 31,
                                             --------------------------  ----------------------------------------
                                                 1998          1997          1997          1996          1995
                                             ------------  ------------  ------------  ------------  ------------
                                                    (UNAUDITED)
Revenues...................................  $         --  $    318,925  $  1,800,955  $  1,924,745  $  1,886,065
  Less: agency commissions.................            --       (38,529)     (236,084)     (261,440)     (278,628)
                                             ------------  ------------  ------------  ------------  ------------
      Net revenues.........................            --       280,396     1,564,871     1,663,305     1,607,437
                                             ------------  ------------  ------------  ------------  ------------
Operating expense
  Programming..............................                      88,366       379,521       393,565       357,781
  Sales and promotions.....................                      86,917       413,957       459,593       450,494
  Technical................................        18,985        29,686        52,024        57,623        46,509
  General and administrative...............        12,502        97,936       622,857       621,430       575,095
  Depreciation.............................         2,015         3,900        13,043         8,333         1,460
                                             ------------  ------------  ------------  ------------  ------------
                                                   33,502       306,805     1,481,402     1,540,544     1,431,339
Other income...............................        11,430
                                             ------------  ------------  ------------  ------------  ------------
Net income (loss)..........................  $    (22,072) $    (26,409) $     83,469  $    122,761  $    176,098
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Pro forma adjustments (unaudited)
Net income (loss) before pro forma
 adjustment................................  $    (22,072) $    (26,409) $     83,469  $    122,761       176,098
Pro forma adjustment for provision
 (benefit) for federal and state income
 taxes.....................................        (8,387)      (10,035)       31,685        46,600        66,845
                                             ------------  ------------  ------------  ------------  ------------
Pro forma net income (loss)................  $    (13,685) $    (16,374) $     51,784  $     76,161  $    109,253
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

                       See notes to financial statements.

                                    WJCL-FM

                 (A DIVISION OF LEWIS BROADCASTING CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                      THREE MONTHS ENDED              FOR THE YEAR ENDED
                                                           MARCH 31,                     DECEMBER 31,
                                                    -----------------------  ------------------------------------
                                                       1998        1997         1997        1996         1995
                                                    ----------  -----------  ----------  -----------  -----------
                                                          (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................  $  (22,072) $   (26,409) $   83,469  $   122,761  $   176,092
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation..................................       2,015        3,900      13,043        8,333        1,460
    (Increase) decrease in accounts receivable....     328,302       80,141     (72,699)      15,297     (117,112)
    Increase (decrease) in accounts payable.......      (8,693)       2,360       2,485       (5,091)       5,160
    Increase (decrease) in accrued expenses.......     (23,107)       1,699       9,623          919      (19,121)
                                                    ----------  -----------  ----------  -----------  -----------
Net cash provided by operating activities.........     276,445       61,691      35,921      142,219       46,479
                                                    ----------  -----------  ----------  -----------  -----------
Net cash used in investing activities:
  Purchases of equipment and other fixed assets...                               (3,415)     (36,172)          --
                                                    ----------  -----------  ----------  -----------  -----------
Net cash used in financing activities:
  Distributions to owners.........................    (276,445)     (61,691)    (32,506)    (106,047)     (46,479)
                                                    ----------  -----------  ----------  -----------  -----------
Change in cash....................................          --           --          --           --           --
Cash balance, beginning of period.................          --           --          --           --           --
                                                    ----------  -----------  ----------  -----------  -----------
Cash balance, end of period.......................  $       --  $        --  $       --  $        --  $        --
                                                    ----------  -----------  ----------  -----------  -----------
                                                    ----------  -----------  ----------  -----------  -----------

                       See notes to financial statements.

                                    WJCL-FM

                 (A DIVISION OF LEWIS BROADCASTING CORPORATION)

                STATEMENTS OF CHANGES IN OWNERS' NET INVESTMENT

                                                                                      FOR THE YEAR ENDED
                                                                                         DECEMBER 31,
                                                                                1997        1996         1995
                                                                             ----------  -----------  -----------
Owners' net investment, beginning..........................................  $  307,977  $   291,263  $   161,650
Net income.................................................................      83,469      122,761      176,092
Net distributions to owners................................................     (32,506)    (106,047)     (46,479)
                                                                             ----------  -----------  -----------
Owners' net investment, ending.............................................  $  358,940  $   307,977  $   291,263
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------

                       See notes to financial statements.

                                    WJCL-FM
                 (A DIVISION OF LEWIS BROADCASTING CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    WJCL-FM (the Business) is a division of Lewis Broadcasting Corporation (Corporation). Lewis Broadcasting Corporation also owns and operates television stations in Savannah and Columbus, Georgia, and Columbia, South Carolina. The Business operates an FM radio station in Savannah, Georgia.

    These financial statements have been derived from the historical accounting records of Lewis Broadcasting Corporation and present the financial position and results of operations as if the Business were a separate company. Accordingly, the net investment in the Business (owners' net investment) is shown in lieu of stockholders' equity.

    The significant accounting principles followed by the Business and the methods of applying these principles which materially affect the determination of financial position, changes in owners' net investment and results of operations are summarized as follows:

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE TRANSACTIONS

    The Business trades unsold commercial advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. The related revenue is recognized when commercials are broadcast; goods or services received are recorded as assets or expenses when received or used, respectively. Trade revenues were $55,556, $64,806, and $49,149 for the years ended December 31, 1997, 1996 and 1995, respectively.

INCOME TAXES

    Lewis Broadcasting Corporation, of which WJCL-FM is a division, is an S corporation, and therefore, Lewis Broadcasting Corporation's stockholders are subject to taxes on the income of the Corporation.

    Proforma net income reflects the treatment of the business as a tax paying entity assuming an estimated statutory rate of 38%. It is not necessarily indicative of the actual results had the Business in fact been a tax paying entity.

DEPRECIATION

    Equipment and other fixed assets are being depreciated over five years using accelerated methods.

USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                    WJCL-FM
                 (A DIVISION OF LEWIS BROADCASTING CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1996

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. PENDING SALE OF BUSINESS

    On December 23, 1997 Lewis Broadcasting Corporation entered into an asset purchase agreement with affiliates of Cumulus Media Inc. (Cumulus) to sell the WJCL-FM station license and other station assets. The assignment of the station license and the transfer of the station assets is conditioned and subject to the prior consent and approval of the Federal Communication Commission (FCC). Effective January 1, 1998, WJCL-FM has been operating under a local marketing agreement ("LMA") with Cumulus. Under an LMA, WJCL-FM has agreed to sell certain broadcast time on WJCL-FM and Cumulus has agreed to provide programming to and sell advertising on WJCL-FM during the purchased time. Accordingly, during the LMA period, revenue derived from the advertising sold during the purchased time and certain expenses of WJCL-FM are recorded by Cumulus in exchange for a LMA fee. This LMA fee has been reflected in the combined statement of operations as other income. WJCL-FM retains responsibility for ultimate control of WJCL-FM in accordance with FCC policies.

3. RELATED PARTY TRANSACTIONS

    As part of a combined group, the Business is allocated various corporate overhead costs. The allocation method requires management to estimate the incremental overhead costs incurred as a result of servicing the Business. Corporate overhead allocations were approximately $289,509, $255,434 and $230,029 for the years ended December 31, 1997, 1996 and 1995, respectively. The Business also leases a broadcasting tower from an affiliate on a month to month basis, which amounted to $30,000 per year for the years ended December 31, 1997, 1996 and 1995, respectively.

    The Business participates in Lewis Broadcasting Corporation's centralized cash management system. Accordingly, all cash received and disbursed that relates to operations of the Business is accounted for by Lewis Broadcasting Corporation and the net of such activity is reflected in the owners' net investment account in the accompanying balance sheet.

                                    WJCL-FM
                 (A DIVISION OF LEWIS BROADCASTING CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1996

4. EQUIPMENT AND OTHER FIXED ASSETS

    Equipment and other fixed assets consists of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Equipment and other fixed assets......................................  $  114,289  $  110,903
Accumulated depreciation..............................................     (93,936)    (80,922)
                                                                        ----------  ----------
                                                                        $   20,353  $   29,981
                                                                        ----------  ----------
                                                                        ----------  ----------

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of accounts receivable and accounts payable approximate fair value because of the short maturity of these instruments.

6. RETIREMENT PLAN

    The Business participates in the Lewis Broadcasting Corporation National Automobile Dealership Association Retirement Trust (NADART) Salary Deferral 401(k) Profit-Sharing Plan (the Plan), a defined contribution plan operated by NADART which covers all employees who qualify and elect to participate. The normal cost is funded by contributions from participants at a required rate of 2% of their compensation on a pre-tax basis. In addition to this required contribution, participants may make additional contributions not to exceed $9,500 in 1997, 1996 and 1995. The Business makes a matching contribution equal to the required 2% contribution made by all participants.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying combined balance sheet and the related combined statements of income, of changes in owner's equity and of cash flows present fairly, in all material respects, the financial position of WKKO-FM, WRQN-FM, WTOD-AM and WIMX-FM (the "Stations") at November 9, 1997, and the results of their operations and their cash flows for the period from June 30, 1997 through November 9, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Stations' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    Effective June 29, 1997, 62nd Street Broadcasting LLC (62nd Street) acquired the Stations from Fritz Broadcasting, Inc. As discussed in Note 2 to the financial statements, the acquisition was accounted for as a purchase.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
February 6, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying combined statements of income, of changes in owner's equity and of cash flows present fairly, in all material respects, the results of the operations and the cash flows of WKKO-FM, WRQN-FM, WTOD-AM and WIMX-FM (the "Stations") for the period from January 1, 1997 through June 29, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Stations' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    Effective June 29, 1997, 62nd Street Broadcasting LLC (62nd Street) acquired the Stations from Fritz Broadcasting, Inc. As discussed in Note 2 to the financial statements, the acquisition was accounted for as a purchase.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
February 6, 1998

                     WKKO-FM, WRQN-FM, WTOD-AM AND WIMX-FM

            (A WHOLLY OWNED ENTITY OF 62ND STREET BROADCASTING LLC)

                             COMBINED BALANCE SHEET

                                                                                                       SUCCESSOR
                                                                                                     -------------
                                                                                                      NOVEMBER 9,
                                                                                                         1997
                                                                                                     -------------
                                              ASSETS
Current assets:
  Cash.............................................................................................  $      30,137
  Accounts receivable, less allowance for doubtful accounts of $45,311.............................      1,368,757
  Related party receivable.........................................................................        145,443
  Prepaid expenses and other current assets........................................................          6,638
                                                                                                     -------------
      Total current assets.........................................................................      1,550,975
  Property and equipment, net......................................................................      2,825,890
  Intangible assets, net...........................................................................     26,364,694
                                                                                                     -------------
      Total assets.................................................................................  $  30,741,559
                                                                                                     -------------
                                                                                                     -------------
                                  LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Accounts payable.................................................................................  $      77,786
  Accrued expenses and other current liabilities...................................................        199,460
  Capital lease obligations........................................................................          2,632
                                                                                                     -------------
      Total current liabilities....................................................................        279,878
                                                                                                     -------------
Commitments and contingencies

Owner's equity:
  Owner's capital..................................................................................     29,922,401
  Retained earnings................................................................................        539,280
                                                                                                     -------------
      Total owner's equity.........................................................................     30,461,681
                                                                                                     -------------
      Total liabilities and owner's equity.........................................................  $  30,741,559
                                                                                                     -------------
                                                                                                     -------------

                  See Notes to Combined Financial Statements.

                     WKKO-FM, WRQN-FM, WTOD-AM AND WIMX-FM

            (A WHOLLY OWNED ENTITY OF 62ND STREET BROADCASTING LLC)

                         COMBINED STATEMENTS OF INCOME

                                                                                   SUCCESSOR        PREDECESSOR
                                                                                ---------------  -----------------
                                                                                 JUNE 30, 1997    JANUARY 1, 1997
                                                                                      TO                TO
                                                                                  NOVEMBER 9,        JUNE 29,
                                                                                     1997              1997
                                                                                ---------------  -----------------
Revenues......................................................................   $   3,012,950     $   3,362,862
  Less: agency commissions....................................................        (393,697)         (440,241)
                                                                                ---------------  -----------------
      Net revenues............................................................       2,619,253         2,922,621
Operating expenses:
  Sales and promotions........................................................         416,081           519,646
  Programming.................................................................         392,442           530,953
  Technical...................................................................          35,107            63,138
  Sports and news.............................................................          18,557            24,124
  General and administrative..................................................         351,720           461,555
  Depreciation and amortization...............................................         830,510           173,248
                                                                                ---------------  -----------------
      Total operating expenses................................................       2,044,417         1,772,664
                                                                                ---------------  -----------------
Income from operations........................................................         574,836         1,149,957
Interest expense..............................................................           1,009           143,309
                                                                                ---------------  -----------------
Income before income taxes....................................................         573,827         1,006,648
Single business tax and other sale and local income taxes.....................          34,547            39,434
                                                                                ---------------  -----------------
Net income....................................................................   $     539,280     $     967,214
                                                                                ---------------  -----------------
                                                                                ---------------  -----------------

                  See Notes to Combined Financial Statements.

                     WKKO-FM, WRQN-FM, WTOD-AM AND WIMX-FM

            (A WHOLLY OWNED ENTITY OF 62ND STREET BROADCASTING LLC)

                COMBINED STATEMENTS OF CHANGES IN OWNER'S EQUITY

PREDECESSOR
Balance at January 1, 1997.....................................................  $2,902,405
Net income.....................................................................     967,214
                                                                                 ----------
Balance at June 29, 1997.......................................................   3,869,619
                                                                                 ----------
                                                                                 ----------
SUCCESSOR
Acquisition of the station at June 30, 1997....................................  29,922,401
Net income.....................................................................     539,280
                                                                                 ----------
Balance at November 9, 1997....................................................  $30,461,681
                                                                                 ----------
                                                                                 ----------

                  See Notes to Combined Financial Statements.

                     WKKO-FM, WRQN-FM, WTOD-AM AND WIMX-FM

            (A WHOLLY OWNED ENTITY OF 62ND STREET BROADCASTING LLC)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                       SUCCESSOR     PREDECESSOR
                                                                                     -------------  --------------
                                                                                                      JANUARY 1,
                                                                                     JUNE 30, 1997       1997
                                                                                          TO              TO
                                                                                      NOVEMBER 9,      JUNE 29,
                                                                                         1997            1997
                                                                                     -------------  --------------
Cash flows from operating activities:
  Net income.......................................................................   $   539,280     $  967,214
  Adjustments to reconcile net income to net cash provided by operating activities, net of effects from acquisition:
      Depreciation and amortization................................................       830,510        173,248
      Increase in accounts receivable..............................................    (1,446,356)        (6,830)
      Increase in related party receivable.........................................      (145,443)      (472,859)
      Decrease (increase) in prepaid expenses and other current assets.............        (6,638)        18,213
      Increase in accounts payable.................................................        77,786          6,482
      Increase (decrease) in accrued expenses and other current liabilities........       196,009       (419,025)
                                                                                     -------------  --------------
        Net cash provided by operating activities..................................        45,148        266,443
                                                                                     -------------  --------------
Cash flows from financing activities:
  Principal payments under capital lease obligations...............................       (15,011)      (175,908)
                                                                                     -------------  --------------
  Cash used for financing activities...............................................       (15,011)      (175,908)
                                                                                     -------------  --------------
Increase in cash...................................................................        30,137         90,535
Cash at beginning of period........................................................            --         61,813
                                                                                     -------------  --------------
Cash at end of period..............................................................   $    30,137     $  152,348
                                                                                     -------------  --------------
                                                                                     -------------  --------------

                  See Notes to Combined Financial Statements.

                     WKKO-FM, WRQN-FM, WTOD-AM AND WIMX-FM

            (A WHOLLY OWNED ENTITY OF 62ND STREET BROADCASTING LLC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    62nd Street Broadcasting LLC (62nd Street) owns and operates radio stations WKKO-FM, WRQN-FM, WTOD-AM, and WIMX-FM (the "Stations" or the "Company") located in Toledo, Ohio. At the close of business on June 29, 1997, 62nd Street acquired the stations from Fritz Broadcasting, Inc. ("Fritz"). As a result of the change in ownership, the financial position, results of operations and cash flows of the Stations subsequent to the date of the acquisition are labeled "Successor" in the accompanying combined financial statements, and the results of operations and cash flows of the Stations for the period prior to the acquisition are labeled "Predecessor".

    The significant accounting principles followed by the Successor and Predecessor and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

CASH

    The Successor and the Predecessor paid approximately $1,009 and $143,309, respectively, in 1997 for interest.

RELATED PARTY RECEIVABLE

    Related party receivable includes cash held by 62nd Street on behalf of the Company in a centralized cash management system.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

                                                                     SUCCESSOR   PREDECESSOR
                                                                     ---------  -------------
Building...........................................................  39 years   40 years
Broadcasting towers and equipment..................................  5 years    5--20 years
Office furniture and equipment.....................................  5 years    5-20 years
Vehicles...........................................................  5 years    5 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

                     WKKO-FM, WRQN-FM, WTOD-AM AND WIMX-FM

            (A WHOLLY OWNED ENTITY OF 62ND STREET BROADCASTING LLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INTANGIBLE ASSETS

    Intangible assets include goodwill and FCC licenses. Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life or contract term for periods not exceeding 15 years for the Successor and 40 years for the Predecessor. The Company evaluates the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

INCOME TAXES

    The Company operated as an S Corporation under the provisions of the Internal Revenue Code during the ownership by Fritz and as a Limited Liability Company during the ownership by 62nd Street. Accordingly, no provision for income taxes has been made since income or losses of the Company were allocated to the owner.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

    Fees paid pursuant to various time brokerage agreements are amortized to expense, respectively, over the term of the agreement using the straight-line method.

TRADE AGREEMENTS

    The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

2. ACQUISITION:

    Effective June 29, 1997, 62nd Street acquired selected assets from Fritz which included a building, furniture and fixtures, vehicles, and broadcast licenses of WKKO-FM, WRQN-FM, WTOD-AM and WIMX-FM in Toledo, Ohio for $30 million in cash plus various other direct acquisition costs. A substantial portion of the purchase price was allocated to broadcast licenses, intangibles and goodwill. As part of the purchase agreement, 62nd Street will collect accounts receivable related to Fritz's operations of the stations and remit payments to Fritz for such receivables. This agreement expires in March 1998 at which time Fritz will be responsible for collecting any remaining receivables.

    The acquisition discussed above was accounted for as a purchase business combination by 62nd Street. 62nd Street elected, under generally accepted accounting principles, to pushdown the acquisition basis to the Company level through a non-cash capital contribution to the Company. Accordingly, the accompanying combined financial statements include the results of operations of the Stations from the date of acquisition. The effect of the acquisition on the results of operations is to primarily increase depreciation and amortization expense.

                     WKKO-FM, WRQN-FM, WTOD-AM AND WIMX-FM

            (A WHOLLY OWNED ENTITY OF 62ND STREET BROADCASTING LLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                                   SUCCESSOR
                                                                                  ------------
                                                                                  NOVEMBER 9,
                                                                                      1997
                                                                                  ------------
Building........................................................................  $    418,500
Broadcasting towers and equipment...............................................     1,960,000
Office furniture and equipment..................................................       335,000
Vehicles........................................................................        40,000
                                                                                  ------------
                                                                                     2,753,500
Accumulated depreciation........................................................      (174,110)
Land............................................................................       246,500
                                                                                  ------------
Property and equipment, net.....................................................  $  2,825,890
                                                                                  ------------
                                                                                  ------------

    Successor depreciation expense for the period ended November 9, 1997 was $174,110, and Predecessor depreciation expense for the period ended June 29, 1997 was $54,902.

4. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                                   SUCCESSOR
                                                                                 -------------
                                                                                  NOVEMBER 9,
                                                                                     1997
                                                                                 -------------
Goodwill, FCC licenses and call letters........................................  $  27,000,000
Other..........................................................................         21,094
                                                                                 -------------
                                                                                    27,021,094
Accumulated amortization.......................................................       (656,400)
                                                                                 -------------
Intangible assets, net.........................................................  $  26,364,694
                                                                                 -------------
                                                                                 -------------

    Successor amortization expense for the period ended November 9, 1997 was $656,400, and the Predecessor amortization expense for the period ended June 29, 1997 was $118,346.

                     WKKO-FM, WRQN-FM, WTOD-AM AND WIMX-FM

            (A WHOLLY OWNED ENTITY OF 62ND STREET BROADCASTING LLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

    Accrued expenses and other current liabilities consist of the following at November 9, 1997:

                                                                                    SUCCESSOR
                                                                                    ----------
Accrued sales commission..........................................................  $   97,554
Accrued payroll...................................................................      26,089
Accrued license fees..............................................................      16,441
Accrued taxes.....................................................................      34,547
Other accrued expenses............................................................      24,829
                                                                                    ----------
                                                                                    $  199,460
                                                                                    ----------
                                                                                    ----------

6. RELATED PARTY TRANSACTIONS:

    The Company participates in 62nd Street's centralized cash management system. Accordingly, cash received from the Company's operations is pooled centrally and allocated by 62nd Street based on operational, working capital and capital expenditure requirements. The Company has no available lines of credit or other sources of financing.

7. COMMITMENTS AND CONTINGENCIES:

    The Company incurred expenses of approximately $6,160 for the period ended November 9, 1997 under operating leases for radio broadcasting facilities. Future minimum annual payments, adjusted based upon formulas related to the Consumer Price Index, under the operating lease for the broadcast tower approximate $7,200.

    The Company also has a vehicle under a capital lease with a cost of $15,795 and accumulated depreciation of $13,163.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amount of cash, accounts receivable and accounts payable approximates fair value due to their short-term nature.

9. EMPLOYEE BENEFIT PLAN:

    Fritz sponsored a defined contribution 401(k) plan that covered all employees meeting a one-year eligibility period. Contributions to the plan included employee contributions and an employer amount determined on a yearly basis by management.

    Employer contributions to the plan for the period ended June 29, 1997 amounted to approximately $13,000.

10. SUBSEQUENT EVENTS:

    Effective November 9, 1997, all of the assets of the Company were sold to Cumulus Broadcasting, Inc. (a wholly-owned subsidiary of Cumulus Media Inc.).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of changes in owner's equity and of cash flows present fairly, in all material respects, the financial position of WWFG-FM and WOSC-FM (the "Stations") at December 31, 1997, and the results of their operations and their cash flows for the period from August 1, 1997 through December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Stations' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    Effective August 1, 1997, Capstar Radio Broadcasting Partners, Inc. acquired the Stations from Benchmark Communications Radio Limited Partnership, Inc., L.P. As discussed in Note 2 to the financial statements, the acquisition was accounted for as a purchase.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
March 18, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cumulus Media Inc.

    In our opinion, the accompanying combined statements of operations, of changes in owner's equity and of cash flows present fairly, in all material respects, the results of the operations and the cash flows of WWFG-FM and WOSC-FM (the "Stations") for the period from January 1, 1997 through July 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Stations' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    Effective August 1, 1997, Capstar Radio Broadcasting Partners, Inc. acquired the Stations from Benchmark Communications Radio Limited Partnership Inc., L.P. As discussed in Note 2 to the financial statements, the acquisition was accounted for as a purchase.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
March 18, 1998

                              WWFG-FM AND WOSC-FM

                             COMBINED BALANCE SHEET

                                                                                               SUCCESSOR
                                                                                       --------------------------
                                                                                                     DECEMBER 31,
                                                                                                         1997
                                                                                        MARCH 31,    ------------
                                                                                           1998
                                                                                       ------------
                                                                                       (UNAUDITED)

                                       ASSETS

Current assets:
  Cash...............................................................................  $     41,179   $    1,361
  Accounts receivable, less allowance for doubtful accounts of $45,549 and $44,596,
    respectively.....................................................................       236,026      242,570
  Due from related party.............................................................       --            92,218
  Prepaid expenses and other current assets..........................................        31,810       11,782
                                                                                       ------------  ------------
    Total current assets.............................................................       309,015      347,931
Property and equipment, net..........................................................       720,431      699,679
Intangible assets, net...............................................................     6,595,024    6,636,945
                                                                                       ------------  ------------
    Total assets.....................................................................  $  7,624,470   $7,684,555
                                                                                       ------------  ------------
                                                                                       ------------  ------------
                           LIABILITIES AND OWNER'S EQUITY

Current liabilities:
  Accounts payable...................................................................  $        758   $   35,633
  Accrued expenses and other current liabilities.....................................           606       22,434
  Due to related party...............................................................        75,173       --
  Capital lease obligation...........................................................         9,742       11,963
                                                                                       ------------  ------------
    Total current liabilities........................................................        86,279       70,030
                                                                                       ------------  ------------
Owner's equity:
  Owner's equity.....................................................................     7,750,000    7,750,000
  Accumulated deficit................................................................      (211,809)    (135,475)
                                                                                       ------------  ------------
    Total owner's equity.............................................................     7,538,191    7,614,525
                                                                                       ------------  ------------
    Total liabilities and owner's equity.............................................  $  7,624,470   $7,684,555
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                  See Notes to Combined Financial Statements.

                              WWFG-FM AND WOSC-FM

                        COMBINED STATEMENT OF OPERATIONS


                                                           SUCCESSOR                        PREDECESSOR
                                                --------------------------------  --------------------------------
                                                                 AUGUST 1, 1997                    JANUARY 1, 1997
                                                                 TO DECEMBER 31,                     TO JULY 31,
                                                                      1997                              1997
                                                JANUARY 1, 1998  ---------------  JANUARY 1, 1997  ---------------
                                                 TO MARCH 31,                      TO MARCH 31,
                                                     1998                              1997
                                                ---------------                   ---------------
                                                   (UNAUDITED)                       (UNAUDITED)
Revenues......................................   $      79,914    $     639,973    $     284,528    $     998,269
  Less: agency commissions....................          (3,909)         (20,556)         (15,460)         (57,955)
                                                ---------------  ---------------  ---------------  ---------------
      Net revenues............................          76,005          619,417          269,068          940,314
Operating expenses:
  Sales.......................................          21,960          166,411           93,876          250,402
  Programming.................................          22,189          111,394           67,768          167,617
  Other operating expenses....................          11,755          121,563          101,753          182,917
  General and administrative..................          52,016          204,594          121,901          352,675
  Depreciation and amortization...............          64,419          150,930           92,600          186,568
                                                ---------------  ---------------  ---------------  ---------------
    Total operating expenses..................         172,339          754,892          477,898        1,140,179
                                                ---------------  ---------------  ---------------  ---------------
Loss from operations..........................         (96,334)        (135,475)        (208,830)        (199,865)
  Other income (expense)......................          20,000         --               --                 (4,585)
                                                ---------------  ---------------  ---------------  ---------------
Net loss......................................   $     (76,334)   $    (135,475)   $    (208,830)   $    (204,450)
                                                ---------------  ---------------  ---------------  ---------------
                                                ---------------  ---------------  ---------------  ---------------


                  See Notes to Combined Financial Statements.

                              WWFG-FM AND WOSC-FM

                COMBINED STATEMENT OF CHANGES IN OWNER'S EQUITY

PREDECESSOR
----------

Balance at January 1, 1997......................................................  $(432,690)
Net loss........................................................................   (204,450)
                                                                                  ---------
Balance at July 31, 1997........................................................  $(637,140)
                                                                                  ---------
                                                                                  ---------
SUCCESSOR
--------

Acquisition of the station at August 1, 1997....................................  $7,750,000
Net loss for the period from August 1, 1997 to December 31, 1997................   (135,475)
                                                                                  ---------
Balance at December 31, 1997....................................................  $7,614,525
Net loss for the three months ended March 31, 1998..............................    (76,334)
                                                                                  ---------
Balance at March 31, 1998.......................................................  $7,538,191
                                                                                  ---------
                                                                                  ---------

                  See Notes to Combined Financial Statements.

                              WWFG-FM AND WOSC-FM

                        COMBINED STATEMENT OF CASH FLOWS

                                                           SUCCESSOR                        PREDECESSOR
                                                --------------------------------  --------------------------------
                                                                 AUGUST 1, 1997                    JANUARY 1, 1997
                                                                 TO DECEMBER 31,  JANUARY 1, 1997    TO JULY 31,
                                                                      1997         TO MARCH 31,         1997
                                                                 ---------------       1997        ---------------
                                                                                  ---------------
                                                JANUARY 1, 1998                     (UNAUDITED)
                                                 TO MARCH 31,
                                                     1998
                                                ---------------
                                                  (UNAUDITED)
Cash flows from operating activities:
  Net loss....................................   $     (76,334)   $    (135,475)   $    (208,830)   $    (204,450)
Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
    Depreciation and amortization.............          64,419          150,930           92,600          186,568
    Decrease (increase) in accounts
      receivable..............................           6,544           85,763           94,238          (37,187)
    Increase (decrease) in due to/due from
      related party...........................         167,391          (85,146)        --               --
    Decrease (increase) in prepaid expenses
      and other current assets................         (20,028)           9,594           (9,698)         (15,308)
    (Decrease) increase in accounts payable...         (34,875)            (218)           9,094           98,338
    Increase in payable from parent...........        --               --               --                  2,269
    Decrease in accrued expenses and other
      current liabilities.....................         (21,828)          (8,265)        --               (105,402)
    Other.....................................        --                    141         --               --
                                                ---------------  ---------------  ---------------  ---------------
      Net cash provided by operating
        activities............................          85,289           17,324          (22,596)         (75,172)
                                                ---------------  ---------------  ---------------  ---------------
Cash flows from investing activities:
  Purchase of property, plant and equipment...         (43,250)          (1,700)          (3,710)          (6,774)
                                                ---------------  ---------------  ---------------  ---------------
      Net cash used for investing
        activities............................         (43,250)          (1,700)          (3,710)          (6,774)
                                                ---------------  ---------------  ---------------  ---------------
Cash flows from financing activities:
  Principal payments under long-term
    obligations...............................          (2,221)         (14,263)          (7,466)         (18,078)
                                                ---------------  ---------------  ---------------  ---------------
      Net cash used by financing activities...          (2,221)         (14,263)          (7,466)         (18,078)
                                                ---------------  ---------------  ---------------  ---------------
Increase (decrease) in cash...................          39,818            1,361          (33,772)        (100,024)
Cash at beginning of period...................           1,361         --                100,024          100,024
                                                ---------------  ---------------  ---------------  ---------------
Cash at end of period.........................   $      41,179    $       1,361    $      66,252    $    --
                                                ---------------  ---------------  ---------------  ---------------
                                                ---------------  ---------------  ---------------  ---------------
Supplemental disclosure of cash flow
  information
  Cash payments for interest..................   $    --          $    --          $    --          $       1,924
                                                ---------------  ---------------  ---------------  ---------------
                                                ---------------  ---------------  ---------------  ---------------
Non-cash operating activities:
  Trade revenue...............................   $       9,888    $      52,547    $      42,771    $      86,615
                                                ---------------  ---------------  ---------------  ---------------
                                                ---------------  ---------------  ---------------  ---------------
  Trade expense...............................   $    --          $      74,729    $      93,305    $     108,150
                                                ---------------  ---------------  ---------------  ---------------
                                                ---------------  ---------------  ---------------  ---------------

                  See Notes to Combined Financial Statements.

                              WWFG-FM AND WOSC-FM

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    Capstar Radio Broadcasting Partners, Inc. ("Capstar") owns and operates radio stations WWFG-FM and WOSC-FM (the "Stations") located in Salisbury, Maryland. Effective August 1, 1997, Capstar acquired the stations from Benchmark Communications Radio Limited Partnership, Inc., L.P. ("Benchmark"). Benchmark was the general partner of Benchmark Radio Acquisition Fund IV Limited Partnership ("BRAF IV") which owned the stations. To reflect the change in ownership, the financial position, results of operations and cash flows of the Stations subsequent to the date of the acquisition are labeled "Successor" in the accompanying combined financial statements, and the results of operations and cash flows of the Stations for all periods prior to the acquisition are labeled "Predecessor".

    The accompanying combined financial statements reflect the "carve-out" combined financial position, combined results of operations and combined cash flows of the Stations for the periods presented. The financial information included herein does not necessarily reflect what the financial position and results of operations of the Stations would have been had they operated as a stand alone entity during the periods covered, and may not be indicative of future operations or financial position.

    The significant accounting principles followed by the Successor and Predecessor and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below.

USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

PROPERTY AND EQUIPMENT

    Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

                                                                                          SUCCESSOR    PREDECESSOR
                                                                                        -------------  -----------
Broadcasting towers and equipment.....................................................  15-39 years      12 years
Office furniture and equipment........................................................  7 years         5-7 years
Music library.........................................................................  5 years           5 years
Vehicles..............................................................................  5 years           5 years
Leasehold improvements................................................................  39 years         13 years

    Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

INTANGIBLE ASSETS

    Intangible assets include goodwill and FCC licenses. Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life for periods not exceeding 40 years. The Stations evaluate the carrying value of intangibles periodically in relation to the projected future undiscounted net cash flows of the related businesses.

                              WWFG-FM AND WOSC-FM

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INCOME TAXES

    Benchmark and BRAF IV are limited partnerships which are exempt from federal and state income taxes. Accordingly, no provision for income taxes has been made in the accompanying financial statements, as all items of tax attributes pass through pro rata to each partner in accordance with the partnership agreements.

    Capstar accounts for income taxes in accordance with the liability method and the stations are included in the consolidated return of the parent. Capstar has not recorded a tax liability since it was not assured it could realize a benefit for its loss in the future.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

TRADE AGREEMENTS

    The Stations enter into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Stations use exchanged products or services before advertising air time is provided, a trade liability is recognized.

INTERIM FINANCIAL DATA (UNAUDITED)

    The interim financial data as of March 31, 1998 and for each of the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1998.

2. ACQUISITIONS:

    On August 1, 1997, Capstar acquired selected assets from Benchmark which included a building, broadcasting equipment, furniture and fixtures, vehicles, and broadcast licenses of WWFG-FM and WOSG-FM in Salisbury, Maryland for approximately $7.8 million in cash plus various other direct acquisition costs. The allocation of the purchase price included approximately $6.7 million to FCC licenses and goodwill.

    The acquisition discussed above was accounted for as a purchase business combination by Capstar. Capstar elected under generally accepted accounting principles, to pushdown the acquisition to the Stations level through a non-cash capital contribution to the Stations. Accordingly, the accompanying combined financial statements include the results of operations of the acquired Stations.

                              WWFG-FM AND WOSC-FM

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                                                       SUCCESSOR
                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      ------------
Broadcasting equipment..............................................................................   $  547,008
Office furniture and equipment......................................................................       94,803
Tower...............................................................................................       79,809
Leasehold improvements..............................................................................       18,489
Music library.......................................................................................       39,006
Vehicles............................................................................................        1,632
                                                                                                      ------------
  Total property and equipment......................................................................      780,747
Accumulated depreciation............................................................................      (81,068)
                                                                                                      ------------
  Property and equipment, net.......................................................................   $  699,679
                                                                                                      ------------
                                                                                                      ------------

    Successor depreciation expense was $81,068. Predecessor depreciation expense was $99,213.

4. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                                                                       SUCCESSOR
                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      ------------
FCC licenses and call letters.......................................................................   $6,674,807
Goodwill............................................................................................       32,000
                                                                                                      ------------
Total intangible assets.............................................................................    6,706,807
Accumulated amortization............................................................................      (69,862)
                                                                                                      ------------
Intangible assets, net..............................................................................   $6,636,945
                                                                                                      ------------
                                                                                                      ------------

    Successor amortization expense was $69,862. Predecessor amortization expense was $87,355.

5. RELATED PARTY TRANSACTIONS:

    The Stations participate in a Capstar centralized cash management system. Accordingly, cash received from the Station's operations is pooled centrally and allocated by Capstar based on operational, working capital and capital expenditure requirements. The Stations also participated in a centralized cash management system with Benchmark during the Predecessor period. The Stations have no available lines of credit or other sources of financing. At December 31, 1997, the Stations had a receivable from Capstar of $92,218. Capstar provides the stations certain corporate, legal and accounting services. No amount is included in the combined financial statements of the Stations as the cost of such services was insignificant.

6. COMMITMENTS AND CONTINGENCIES:

    Capstar incurred expenses of approximately $31,000 for the period ended December 31, 1997, under operating leases for radio broadcasting facilities, office space, and computers. Future minimum annual payments, adjusted based upon formulas related to the Consumer Price Index, under the operating leases for the broadcast facilities approximate $60,200 through 2002.

                              WWFG-FM AND WOSC-FM

6. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    The Company also has broadcast equipment under capital lease with a cost of $110,000 at December 31, 1997 and accumulated depreciation of $63,000.

7. PROFIT SHARING PLAN:

    The employees of the Predeccessor and Successor were included in a 401(k) profit sharing plan.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term nature.

9. SUBSEQUENT EVENT:

    On January 16, 1998, the Stations entered into a local agreement with Cumulus Broadcasting, Inc. ("Cumulus"), a wholly-owned subsidiary of Cumulus Media Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE U.S. UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF CLASS A COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF CLASS A COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------

                               TABLE OF CONTENTS


                                                       PAGE
                                                       -----
Prospectus Summary................................           5
Risk Factors......................................          17
Use of Proceeds...................................          24
Dividend Policy...................................          24
Capitalization....................................          25
Dilution..........................................          26
Unaudited Pro Forma Combined Financial
  Statements......................................          27
Selected Historical Financial Data................          63
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.............          64
Business..........................................          71
Pending Acquisitions..............................          92
Management........................................          93
Certain Relationships and Related Transactions....         101
Principal and Selling Stockholders................         102
Description of Capital Stock......................         103
Description of Credit Facility and Notes..........         111
Shares Eligible for Future Sale...................         114
Underwriting......................................         115
Certain United States Tax Consequences to
  Non-United States Holders of Class A Common
  Stock...........................................         119
Legal Matters.....................................         122
Experts...........................................         122
Additional Information............................         123
Index to Financial Statements.....................         F-1


                             ---------------------

    UNTIL       , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                7,420,000 SHARES

                                     [LOGO]

                               CUMULUS MEDIA INC.
                              CLASS A COMMON STOCK

                              -------------------

                                   PROSPECTUS

                                        , 1998

                              -------------------

                                LEHMAN BROTHERS
                            BEAR, STEARNS & CO. INC.
                                 BT ALEXu BROWN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PROSPECTUS
                                               [ALTERNATE PAGE FOR INTERNATIONAL
                                                        COMMON STOCK PROSPECTUS]

                   Subject to Completion, dated June 25, 1998

                                7,420,000 Shares

     [LOGO]
                               CUMULUS MEDIA INC.
                              CLASS A COMMON STOCK
                                 --------------

    Of the shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") offered hereby, 6,250,000 shares are being sold by Cumulus Media Inc. (the "Company") and 1,170,000 shares are being sold by State of Wisconsin Board (the "Selling Stockholder"). Of the 7,420,000 shares of Class A Common Stock being offered, 1,484,000 shares are being offered outside the U.S. and Canada (the "International Offering") by the International Managers and 5,936,000 shares are being offered in a concurrent offering in the U.S. and Canada (the "U.S. Offering") by the U.S. Underwriters (together with the International Managers, the "Underwriters"). The International Offering and the U.S. Offering are collectively referred to as the "Stock Offerings." The offering price and underwriting discounts and commissions for each of the Stock Offerings will be identical.

    Upon consummation of the Reorganization (as defined in "Prospectus Summary--Reorganization and Corporate Structure"), the Company's authorized capital stock will include Class A Common Stock, Class B Common Stock, par value $.01 per share (the "Class B Common Stock") and Class C Common Stock, par value $.01 per share (the "Class C Common Stock" and, together with the Class A Common Stock and the Class B Common Stock, the "Common Stock"). Except with respect to voting and conversion, the rights of holders of Class A Common Stock, Class B Common Stock and Class C Common Stock are identical. Except upon the occurrence of certain events, holders of Class B Common Stock are not entitled to vote, whereas each share of Class A Common Stock entitles its holder to one vote and subject to certain exceptions, each share of Class C Common Stock entitles its holder to ten votes. Under certain circumstances and subject to prior governmental approval, shares of Class B Common Stock are convertible into shares of Class A Common Stock and/or shares of Class C Common Stock on a one-for-one basis at the option of the holder, and shares of Class C Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder. Following the Stock Offerings, existing stockholders of the Company, including the officers and directors of the Company, will continue to own approximately 60% of the Common Stock (representing approximately 78% of the voting power) and will have the ability to control the Company. See "Description of Capital Stock."

    Concurrently with the Stock Offerings, the Company is offering (the
"Preferred Stock Offering") $125.0 million of    % Series A Cumulative
Exchangeable Redeemable Preferred Stock Due 2009 (the "Series A Preferred Stock"), approximately $34.2 million of which are being offered directly by the Company, and not through the Underwriters, to The Northwestern Mutual Life Insurance Company the sole owner of the NML Preferred Stock (as defined in "Prospectus Summary--Reorganization and Corporate Structure") which had an accreted value as of June 1, 1998 of $34,179,810, at a purchase price equal to
the price to public and $150.0 million of    % Senior Subordinated Notes Due
2008 (the "Notes")(the "Debt Offering" and, together with the Stock Offerings and the Preferred Stock Offering, the "Offerings"). Consummation of each Offering is contingent upon consummation of each of the other Offerings. A portion of the proceeds of the Offerings will be used to repay the Credit Facility (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources-- Sources of Liquidity") for which affiliates of Lehman Brothers, Inc. act as arranger and lender.

    Prior to the Stock Offerings, there has been no public market for the Class A Common Stock of the Company. It is anticipated that the initial public offering price will be between $15 and $17 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

    The Class A Common Stock of the Company is expected to be approved for inclusion in the Nasdaq National Market System under the symbol "CMLS". There can be no assurance that an active public market for the Class A Common Stock will develop or be maintained after consummation of the Stock Offerings.
                            ------------------------
    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE CLASS A COMMON STOCK.
                              -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                 UNDERWRITING
                          PRICE TO                 DISCOUNTS               PROCEEDS TO              PROCEEDS TO
                           PUBLIC             AND COMMISSIONS(1)           COMPANY(2)           SELLING STOCKHOLDER
Per Share........             $                        $                        $                        $
Total(3).........             $                        $                        $                        $

(1) The Company has agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Stock Offerings payable by the Company
    estimated to be $         .
(3) The Company has granted the International Managers a 30-day option to purchase up to an additional 187,500 shares of Class A Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. The U.S. Underwriters have been granted a similar option to purchase up to 750,000 additional shares solely to cover over-allotments, if any. If both options are exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company, will be $         , $         and $         , respectively. See
    "Underwriting."
                            ------------------------

    The shares of Class A Common Stock offered by this Prospectus are offered by the International Managers subject to prior sale, to withdrawal, cancellation, or modification of the offer without notice, to delivery to and acceptance by the International Managers and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc.,
New York, New York, on or about       , 1998.
                            ------------------------

LEHMAN BROTHERS

              BEAR, STEARNS INTERNATIONAL LIMITED

                             BT ALEXu BROWN INTERNATIONAL

                                           CREDIT LYONNAIS SECURITIES

            , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               [ALTERNATE PAGE FOR INTERNATIONAL
                                                        COMMON STOCK PROSPECTUS]
    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE INTERNATIONAL MANAGERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF CLASS A COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF CLASS A COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------

                               TABLE OF CONTENTS


                                                      PAGE
                                                    ---------
Prospectus Summary................................          5
Risk Factors......................................         17
Use of Proceeds...................................         24
Dividend Policy...................................         24
Capitalization....................................         25
Dilution..........................................         26
Unaudited Pro Forma Combined Financial
  Statements......................................         27
Selected Historical Financial Data................         63
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.............         64
Business..........................................         71
Pending Acquisitions..............................         92
Management........................................         93
Certain Relationships and Related Transactions....        101
Principal and Selling Stockholders................        102
Description of Capital Stock......................        103
Description of Credit Facility and Notes..........        111
Shares Eligible for Future Sale...................        114
Underwriting......................................        115
Certain United States Tax Consequences to
  Non-United States Holders of Class A Common
  Stock...........................................        119
Legal Matters.....................................        122
Experts...........................................        122
Additional Information............................        123
Index to Financial Statements.....................        F-1


                             ---------------------
    UNTIL       , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                7,420,000 SHARES

                                     [LOGO]

                               CUMULUS MEDIA INC.

                              CLASS A COMMON STOCK

                              -------------------

                                   PROSPECTUS

                                        , 1998

                              -------------------

                                LEHMAN BROTHERS
                                 BEAR, STEARNS
                             INTERNATIONAL LIMITED
                                 BT ALEXuBROWN
                                 INTERNATIONAL

                           CREDIT LYONNAIS SECURITIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

                   SUBJECT TO COMPLETION, DATED JUNE 25, 1998


PRELIMINARY PROSPECTUS
                                  $150,000,000

     [LOGO]
                               CUMULUS MEDIA INC.

                       % SENIOR SUBORDINATED NOTES DUE 2008

    The    % Senior Subordinated Notes due 2008 (the "Notes") are being offered hereby (the "Debt Offering") by Cumulus Media Inc. (the "Company"). Interest on
the Notes is payable semi-annually in arrears on       and       of each year,
commencing       , 1998. The Notes will mature on       , 2008. The Notes will
be redeemable at the option of the Company, in whole or in part, at any time on
or after       , 2003 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or
before       , 2001, the Company may redeem up to 35% of the original aggregate
principal amount of the Notes at a redemption price of    % of the principal
amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net proceeds of one or more Equity Offerings, (as defined in "Description of Notes--Optional Redemption"), PROVIDED, HOWEVER, that at least 65% of the original aggregate principal amount of Notes remains outstanding following such redemption. The Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined in "Description of Notes--Certain Definitions"), the Company is required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a change of control. See "Description of Notes."

    The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined in "Description of Notes--Certain Definitions") of the Company, including all borrowings of the Company under the Credit Facility (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Sources of Liquidity"). The Notes will be fully and unconditionally guaranteed (the "Subsidiary Guarantees") on an unsecured, senior subordinated basis by each subsidiary of the Company in existence on the date of the Indenture (as defined in "Description of Notes-- General") and any Restricted Subsidiary (as defined in "Description of Notes--Certain Definitions") created or acquired by the Company after such date (the "Subsidiary Guarantors"). On a pro forma basis after giving effect to the Transactions (as defined in "Prospectus Summary") as if they had occurred on March 31, 1998, the Company would have had outstanding approximately $40.6 million of Senior Debt that would effectively rank senior to the Notes and the Subsidiary Guarantors would have had $40.6 million (constituting guarantees of borrowings by the Company under the Credit Facility) of outstanding Guarantor Senior Debt (as defined in "Description of Notes--Certain Definitions") which would have ranked senior in right of payment to the Subsidiary Guarantees. See "Description of Notes -- Subordination." The Indenture (as defined in "Description of Notes--General') pursuant to which the Notes will be issued permits the Company and its subsidiaries to incur additional Indebtedness (as defined in "Description of Notes--Certain Definitions"), including Senior Debt and Guarantor Senior Debt, subject to certain limitations. See "Capitalization" and "Description of Notes."

    Concurrently with the Debt Offering, the Company is offering $125.0 million
of     % Series A Cumulative Exchangeable Redeemable Preferred Stock Due 2009,
(the "Series A Preferred Stock" ), approximately $34.2 million of which is being offered directly by the Company, and not through the Underwriters (as defined in "Prospectus Summary--Reorganization and Corporate Structure"), to The Northwestern Mutual Life Insurance Company, the sole owner of the NML Preferred Stock (as defined in "Prospectus Summary--Reorganization and Corporate Structure) which had an accreted value as of June 1, 1998 of $34,179,810, at a purchase price equal to the price to public (the "Preferred Stock Offering") and 7,420,000 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock") (the "Stock Offering" and, together with the Debt Offering and the Preferred Stock Offering, the "Offerings"). Consummation of each Offering is contingent upon consummation of each of the other Offerings. A portion of the proceeds of the Offerings will be used to repay the Credit Facility for which affiliates of Lehman Brothers Inc. act as arranger and lender.

                               ------------------

    SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN EVALUATING AN INVESTMENT IN THE NOTES.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATIONS TO THE CONTRARY
                                     IS A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING
                                                                PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                               PUBLIC(1)         COMMISSIONS(2)    THE COMPANY(1)(3)
Per Note.................................................          %                   %                   %
Total....................................................          $                   $                   $

(1) Plus accrued interest, if any, from the date of issuance.
(2) See "Underwriting" for indemnification arrangements with the Underwriters.
(3) Before deducting expenses of the Debt Offering, payable by the Company,
    estimated at $         .
                         ------------------------------

    The Notes are offered by Bear, Stearns & Co. Inc. and Lehman Brothers Inc., as Underwriters (the "Underwriters"), subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part. It is expected that the Notes
will be available for delivery in New York, New York, on or about       , 1998
in book-entry form through the facilities of The Depository Trust Company.
BEAR, STEARNS & CO. INC.                                         LEHMAN BROTHERS

                 The date of this Prospectus is         , 1998.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENTS, STABILIZING BIDS AND SHORT COVERING TRANSACTIONS AND THE IMPLEMENTATION OF PENALTY BIDS. SEE "UNDERWRITING."

                               THE DEBT OFFERING

ISSUER............................  Cumulus Media Inc.

SECURITIES OFFERED................  $150.0 million in aggregate principal amount of    %
                                    Senior Subordinated Notes due 2008.

MATURITY..........................  , 2008.

INTEREST..........................  The Notes will bear interest at the rate of    % per
                                    annum, payable semi-annually in arrears on       and
                                          , commencing       , 1998.

OPTIONAL REDEMPTION...............  The Notes will be redeemable at the option of the
                                    Company, in whole or in part, at any time on or after
                                          , 2003, at the redemption prices set forth herein,
                                    plus accrued and unpaid interest, if any, to the date of
                                    redemption. In addition, on or before       , 2001, the
                                    Company may redeem up to 35% of the original aggregate
                                    principal amount of the Notes at a redemption price of
                                       % of the principal amount thereof, plus accrued and
                                    unpaid interest, if any, to the date of redemption, with
                                    the net proceeds of one or more Equity Offerings;
                                    PROVIDED, HOWEVER, that at least 65% of the original
                                    aggregate principal amount of the Notes remains
                                    outstanding following such redemption. See "Description
                                    of Notes -- Optional Redemption."

CHANGE OF CONTROL OFFER...........  Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase the
                                    Notes at a price equal to 101% of the principal amount
                                    thereof, plus accrued and unpaid interest, if any, to
                                    the date of repurchase. See "Description of Notes --
                                    Repurchase at the Option of Holders -- Change of
                                    Control."

SUBSIDIARY GUARANTEES.............  The Notes will be fully and unconditionally guaranteed on an unsecured, senior subordinated basis by each
                                    Subsidiary of the Company in existence on the date of
                                    the Indenture and any Restricted Subsidiary created or
                                    acquired by the Company after such date. The Subsidiary
                                    Guarantors will also guarantee the Credit Facility. In
                                    addition, the Credit Facility is secured by pledges of
                                    all of the capital stock of the Subsidiary Guarantors
                                    and security interests in substantially all other
                                    tangible and intangible assets of the Company and the
                                    Subsidiary Guarantors. See "Description of
                                    Notes--Subsidiary Guarantees."

RANKING...........................  The Notes will be general unsecured obligations of the
                                    Company, subordinated in right of payment to all
                                    existing and future Senior Debt of the Company,
                                    including all obligations of the Company under the
                                    Credit Facility. The Subsidiary Guarantees will be
                                    subordinated to all Guarantor Senior Debt on the same
                                    basis as the Notes are subordinated to Senior Debt of
                                    the Company. On a pro forma basis, after giving effect
                                    to the Transactions as if they had occurred on March 31,
                                    1998, the Company would have had outstanding
                                    approximately $40.6

                                    million of Senior Debt and the Subsidiary Guarantors
                                    would have had $40.6 million (constituting guarantees of
                                    borrowings by the Company under the Credit Facility) of
                                    outstanding Guarantor Senior Debt which would have
                                    ranked senior in right of payment to the Subsidiary
                                    Guarantees.

CERTAIN COVENANTS.................  The Indenture pursuant to which the Notes will be issued
                                    (the "Indenture") will contain certain covenants that,
                                    among other things, limit the ability of the Company and
                                    its Restricted Subsidiaries to incur additional
                                    Indebtedness, pay dividends or make other distributions,
                                    repurchase any capital stock or subordinated
                                    Indebtedness, make certain investments, create certain
                                    liens, enter into certain transactions with affiliates,
                                    sell assets or enter into certain mergers and
                                    consolidations. In addition, the Indenture will contain
                                    a covenant limiting the lines of business of certain
                                    Unrestricted Subsidiaries. See "Description of Notes --
                                    Certain Covenants."

SECURITY..........................  None.

USE OF PROCEEDS...................  Approximately $245.1 million of the net proceeds of the
                                    Offerings will be used to finance the Pending
                                    Acquisitions. The balance of the net proceeds of the
                                    Offerings will be used to repay the principal amount of
                                    Indebtedness currently outstanding under the Credit
                                    Facility for which affiliates of Lehman Brothers Inc.
                                    act as arranger and lender. See "Use of Proceeds" and
                                    "Description of Credit Facility."

CONCURRENT OFFERINGS..............  Concurrently with the Debt Offering, the Company is offering 6,250,000 shares of its Class A Common Stock
                                    and 125,000 shares of its    % Series A Cumulative
                                    Exchangeable Redeemable Preferred Stock due 2009 (with a
                                    liquidation preference of $1,000 per share). Each
                                    Offering is conditioned upon consummation of each of the
                                    other Offerings. See "Use of Proceeds."

------------------------

                                  RISK FACTORS

    An investment in the Notes offered hereby involves a high degree of risk. Prospective purchasers of the Notes offered hereby should carefully consider the factors set forth in "Risk Factors", as well as the other information set forth in this Prospectus, before making an investment in the Notes.

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                                  RISK FACTORS

    AN INVESTMENT IN THE NOTES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE NOTES OFFERED HEREBY.

RISKS OF ACQUISITION STRATEGY

    The Company intends to pursue growth through internal expansion and the acquisition of radio broadcasting companies, radio station groups and individual radio stations in mid-size and smaller markets. The Company cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisitions would be. The Company is currently evaluating certain acquisitions; however, other than as described in "Pending Acquisitions," the Company currently has no binding commitments to acquire any specific business or other material assets. Consummation of the Pending Acquisitions and any subsequent acquisitions is subject to various conditions, including FCC and other regulatory approvals including, in some cases, expiration or termination of applicable waiting periods and possible review by the DOJ and the Federal Trade Commission ("FTC") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). There can be no assurance that any of these conditions will be satisfied. Consummation of the Pending Acquisitions and any subsequent acquisitions will also be subject to FCC limits on the number of stations a broadcaster may own in a given local market and other FCC rules or policies such as the cross-interest policy, which may limit the Company's ability to acquire stations in certain markets where one or more of the Company's shareholders has other media interests. In addition, in two markets in which there are Pending Acquisitions (Dubuque, IA and Grand Junction, CO), petitions or informal objections have been filed against the Company's FCC assignment applications and certain FCC staff questions have been raised with respect to Pending Acquisitions in several other markets. All such petitions, objections and FCC staff inquiries must be resolved before FCC approval can be obtained and the Pending Acquisitions can be consummated. The Company is aware that the DOJ has opened an investigation with respect to the Company's Pending Acquisitions in two markets which potentially affects the acquisition of up to an additional nine stations in the aggregate.

    The consummation of the Offerings is not conditioned on the consummation of any of the Pending Acquisitions. No assurances can be given that such transactions will be consummated or that, if completed, they will be successful. The Company's acquisition strategy involves numerous risks, including difficulties in identifying targets and negotiating definitive purchase agreements on satisfactory terms, the integration of operations and systems and the management of a large and geographically diverse group of stations, the diversion of management's attention from other business concerns and the potential loss of key employees at acquired stations. See "Business -- Integration of Acquired Businesses." There can be no assurance that the Company's management will be able to manage effectively the resulting business or that such acquisitions will benefit the Company. In addition, there can be no assurance that the Company will be able to acquire properties at valuations as favorable as previous acquisitions. Depending upon the nature, size and timing of future acquisitions, the Company may be required to raise financing in addition to the financing necessary to consummate the Pending Acquisitions. There can be no assurance that the Credit Facility, the Indenture, the Certificate of Designation (as defined in "Description of Capital Stock--Series A Preferred Stock and Exchangeable Debentures") or the Exchange Debenture Indenture (as defined in "Description of Capital Stock--Series A Preferred Stock and Exchangeable Debentures") or any other agreements to which the Company may become a party will permit such additional financing or that such additional financing will be available to the Company or, if available, that such financing would be on terms acceptable to its management. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

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LIMITED OPERATING HISTORY

    The Company began operations in May 1997 and, consequently, has a limited operating history and limited historical financial information upon which investors may base their evaluation of the Company's performance.

MANAGEMENT OF RAPID GROWTH

    The Company has grown very rapidly through acquisitions, which will place significant demands on its administrative, operational and financial resources. Although the Company has been successful to date in initiating the integration of new properties, future performance and profitability, if any, will depend in part on the Company's ability to integrate fully the operations and systems of acquired radio stations and radio groups, to hire qualified additional personnel, and to implement necessary enhancements to its Internet-based and other management systems to respond to changes in its business. The inability of the Company to do any of the foregoing could have a material adverse effect on the Company. See "Business."

NET LOSS

    The Company had a net loss attributable to common stockholders of approximately $6.2 million for the three months ended March 31, 1998 and $3.9 million for the period from inception on May 22, 1997 to December 31, 1997, and additional losses can be expected to continue while the Company pursues its strategy of acquiring and developing radio stations. Pro forma for the Transactions, net loss attributable to common stockholders was approximately $11.9 million for the three months ending March 31, 1998 and $39.8 million for the year ended December 31, 1997. The Company expects to generate net income on a historical basis for the year ending December 31, 2000. However, there can be no assurance that the Company will be profitable in the future.

SIGNIFICANT CAPITAL REQUIREMENTS

    If consummated, the Pending Acquisitions and other acquisitions for which the Company has entered into non-binding arrangements with potential sellers could require substantial capital. The Company estimates that it will have significant capital requirements for the remainder of 1998, including approximately $245.1 million for the consummation of the Pending Acquisitions. The Company expects that the net proceeds from the Offerings, together with internally generated cash flows and borrowings under the Credit Facility, will provide sufficient funds for the Company to complete the Pending Acquisitions. The amount of the Company's future capital requirements will depend upon many factors, however, including the volume of future acquisitions, as well as regulatory, technological and competitive developments in the radio broadcasting industry, and may differ materially from the Company's current estimates.

SUBSTANTIAL LEVERAGE

    After giving effect to the Transactions, the Company will have consolidated Indebtedness that is substantial in relation to its cash flow and stockholders' equity. As of March 31, 1998, on a pro forma basis after giving effect to the Transactions, the Company would have had outstanding, on a consolidated basis, long-term Indebtedness (including current portion) of approximately $190.6 million, preferred stock subject to mandatory redemption of approximately $125.0 million and stockholders' equity of approximately $144.2 million. See "Capitalization." The Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture limit the incurrence of additional indebtedness by the Company and its subsidiaries, in each case subject to certain significant exceptions.

    The level of the Company's Indebtedness could have several important consequences to the holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and will not be available for other purposes;
(ii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate or other purposes may be impaired in the future; (iii) certain of the Company's borrowings will be at variable rates of interest (including any borrowings under the Credit Facility), which will expose the Company to the risk of increased interest rates; (iv) the Company's leveraged position and the covenants contained in the Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture could limit the Company's ability to compete, expand and make capital improvements; (v) the Company's level of Indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions; and (vi) certain restrictive covenants contained in the Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture limit the ability of Cumulus to pay dividends and make other distributions to its stockholders.

ABILITY TO SERVICE DEBT OBLIGATIONS

    The Company's ability to satisfy its debt service obligations, including the Notes, will depend upon its future financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legislative and regulatory factors, certain of which are beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned acquisitions, expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its debt service and other obligations in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to sell material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom or that such sales could be effected on terms satisfactory to the Company or at all. As a result of the net loss attributable to common stockholders, earnings were insufficient to cover fixed charges and preferred stock dividend requirements by approximately $3.5 million and $3.5 million for the period from inception on May 22, 1997 to December 31, 1997 and for the three months ended March 31, 1998, respectively. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS AND PREFERRED STOCK

    The Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture contain certain covenants that restrict, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Credit Facility, the Indenture and the Exchange Debenture Indenture also restrict the ability of the Company to incur liens or to consummate certain asset sales. The Credit Facility also requires the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Credit Facility, the Indenture, the Certificate of Designation and/or the Exchange Debenture Indenture. Upon the occurrence of an event of default under the Credit Facility, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If Cumulus were unable to repay those amounts, the lenders under the Credit Facility could proceed against the collateral granted to them to secure that indebtedness. If the Indebtedness under the Credit Facility were to be accelerated, there can be no assurance that the assets of Cumulus would be sufficient to repay in full such Indebtedness and the other Indebtedness of the Company, including the Notes. The ability of the Company to comply with the restrictions and covenants in the Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture will be dependent upon the Company's future performance and various other factors, such as legislative, business and regulatory factors, certain of which are beyond its control. If the Company fails to comply with the restrictions and covenants in the Credit Facility, the Indenture, the Certificate of Designation or the Exchange Debenture Indenture, the Company's obligation to repay the Notes, the Exchange Debentures and its Indebtedness under the Credit Facility may be accelerated.

RANKING OF THE NOTES AND THE SUBSIDIARY GUARANTEES

    The Notes will be unsecured senior subordinated obligations of the Company and, as such, will be subordinated in right of payment to all future Senior Debt of the Company, including Indebtedness under the Credit Facility. The Notes will rank PARI PASSU in right of payment (or equally) with all other senior subordinated indebtedness, if any, of the Company. As of March 31, 1998 on a pro forma basis after giving effect to the Transactions, the Company would have had approximately $40.6 million in aggregate principal amount of Indebtedness outstanding which would have ranked senior in right of payment to the Notes (all of which would have been secured) and no Indebtedness outstanding which would have ranked PARI PASSU in right of payment (or equally) with the Notes. The Subsidiary Guarantees will be subordinated to all Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt of the Company. In addition, on such a pro forma basis, at March 31, 1998, the Company would have had over $145 million of borrowing availability under the Credit Facility and, provided certain tests were met, would have been able to borrow additional Senior Debt.

    By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the holders of such Senior Debt and any other creditors who are holders of Senior Debt and creditors of subsidiaries must be paid in full before the holders of the Notes may be paid. If the Company incurs additional PARI PASSU debt, the holders of such debt would be entitled to share ratably with the holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This will have the effect of reducing the amount of proceeds paid to holders of the Notes. In addition, no payments may be made with respect to the principal of or interest on the Notes if a payment default exists with respect to Designated Senior Debt (as defined in "Description of Notes--Certain Definitions") and, under certain circumstances, no payments may be made with respect to the principal of or interest on the Notes for certain periods of time if a non-payment default exists with respect to Designated Senior Debt. See "Description of Notes -- Subordination."

STRUCTURAL SUBORDINATION

    The Company conducts its business through its subsidiaries and has no operations of its own. Consequently, the Company will be dependent on the cash flow of such subsidiaries and distributions thereof from such subsidiaries to the Company in order to meet its debt service obligations. As a result of the structure of the Company, the holders of the Notes will be structurally subordinated to all creditors of those subsidiaries of the Company. The Company's rights, and the rights of its creditors, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to the claims of any secured creditor of such subsidiary of any holder of indebtedness of such subsidiary senior to that held by the Company. As of March 31, 1998, on a pro forma basis after giving effect to the Transactions, there would have been $0.3 million of Indebtedness of the Company's subsidiaries outstanding.

ASSET ENCUMBRANCES

    The Company's obligations under the Credit Facility are secured by security interests in substantially all of the current and future assets of the Company and its domestic subsidiaries (including, to the extent permitted by applicable law, FCC licenses held by such subsidiaries). In the event of a default on secured

Indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the parties granted such security interests will have a prior secured claim on the assets securing such indebtedness. Moreover, if such parties should attempt to foreclose on their collateral, it is possible that there may not be sufficient assets remaining after satisfaction in full of all such Indebtedness to satisfy in full or in part the claims of the holders of the Notes or the Subsidiary Guarantees and the Company's financial condition and the value of the Notes could be materially adversely affected. See "Description of Credit Facility."

PURCHASE OF NOTES UPON CHANGE OF CONTROL

    Upon a Change of Control (as defined in "Description of Notes--Certain Definitions"), the Company may be required to offer to purchase all of the outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. The source of funds for any such purchase would be the Company's available cash or cash generated from other sources. However, there can be no assurance that sufficient funds would be available at the time of any Change of Control to make any required purchases of Notes tendered or, if applicable, that restrictions in the Credit Facility would permit the Company to make such required purchases. The Credit Facility will require that the Company repay all amounts outstanding under the Credit Facility prior to making any payments on the Notes upon a Change of Control. The Indenture may not afford holders of Notes the right to require the Company to repurchase the Notes in the event of certain transactions, such as a highly leveraged transaction, that may adversely affect holders of Notes if such transaction is not a transaction defined as a Change of Control. Certain events involving a Change of Control may result in an event of default under the Credit Facility or other Indebtedness of the Company that may be incurred in the future. The Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture and the Credit Facility, which could have adverse consequences for the Company and the holders of the Notes. The definition of "Change of Control" in the Indenture includes a sale, lease, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole to a person or group of persons. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, conveyance or transfer of all or substantially all of the Company's assets to a person or group of persons may be uncertain. See "Description of Notes -- Repurchase at the Option of Holders."

FRAUDULENT CONVEYANCE RISKS

    Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the obligation of, or liens securing, the Notes in favor of other existing or future creditors of the Company.

    Under applicable provisions of Federal bankruptcy law or comparable provisions of state fraudulent transfer laws and state corporation law statutes, if, among other things, the Company, at the time it incurred the Indebtedness evidenced by the Notes, (i)(a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged or about to become engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature or (d) was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), and (ii) the Company received or receives less than reasonably equivalent value or fair consideration for the incurrence of the Indebtedness evidenced by the Notes, any pledge or other security interest securing such Indebtedness could be voided, or claims in respect of the Notes or the other security interest securing such Indebtedness could be voided, or claims in respect of the Notes could be subordinated to all other debts of the Company. The voiding or subordination of any of such pledges or other security interests or of any of such Indebtedness could result in acceleration thereof. In addition, the payment of interest and principal by the Company pursuant to the Notes could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company.

    The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company would be considered insolvent if (i) the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

    On the basis of the pro forma financial information included in this Prospectus and other factors, the Company believes that after giving effect to the Indebtedness being incurred in connection with the Notes, the Company will be solvent and will continue to be solvent after issuing the Notes, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations.

    In addition, the Subsidiary Guarantees may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any of the Subsidiary Guarantors. In such a case, the analysis set forth above would generally apply, except that the Subsidiary Guarantees could also be subject to the claim that, since the Subsidiary Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Subsidiary Guarantors), the obligations of the Subsidiary Guarantors thereunder were incurred for less than reasonably equivalent value of fair consideration. A court could void any of the Subsidiary Guarantors' obligations under the Subsidiary Guarantees, subordinate the Subsidiary Guarantees to other indebtedness of a Subsidiary Guarantor or take other action detrimental to the holders of the Notes.

POSSIBLE UNENFORCEABILITY OF SUBSIDIARY GUARANTEES

    The Company derives certain of its operating income from its subsidiaries. The holders of the Notes will have no direct claim against such subsidiaries other than a claim created by one or more of the Subsidiary Guarantees, which may themselves be subject to legal challenge in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of a Subsidiary Guarantor. See "--Fraudulent Conveyance Risks." If such a challenge were upheld, such Subsidiary Guarantees would be invalid and unenforceable. To the extent that any of such Subsidiary Guarantees are not enforceable, the rights of the holders of the Notes to participate in any distribution of assets of any Subsidiary Guarantor upon liquidation, bankruptcy, reorganization or otherwise will, as is the case with other unsecured creditors of the Company, be subject to prior claims of creditors of that Subsidiary Guarantor. The Company must rely in part upon distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the Notes. The Indenture contains covenants that restrict the ability of the Company's subsidiaries to enter into any agreement limiting distributions and transfers, including dividends. However, the ability of the Company's subsidiaries to make distributions may be restricted by among other things, applicable state corporate laws and other laws and regulations or by terms of agreements to which they are or may become a party. In addition, there can be no assurance that such distributions will be adequate to fund the interest and principal payments on the Credit Facility and the Notes when due. See "Description of Notes."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    The Notes will be new securities for which there currently is no established trading market. The Company does not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. Although the Underwriters have informed the Company that they currently intend to make a market in the Notes, the Underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. The liquidity of any market for the Notes will depend upon the number of holders of the Notes, the interest of securities dealers in making a market in the Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading markets for, the Notes may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the Notes, independent of the financial performance of or prospects for the Company.

    Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that the market, if any, for the Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the Notes.

BUSINESS RISKS

    Future operations of the Company are subject to many variables which could have a material adverse effect upon the Company's financial performance. These variables include economic conditions, both generally and relative to the radio broadcasting industry; shifts in population and other demographics; shifts in audience tastes; the level of competition for advertising dollars with other radio stations, television stations and other entertainment and communications media; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in laws and governmental regulations and policies and actions of federal regulatory bodies, including the DOJ, the FTC and the FCC. Although the Company believes that substantially all of its radio stations, now owned or to be acquired upon completion of the Pending Acquisitions, are positioned to compete effectively in their respective markets, there can be no assurance that any such station will be able to maintain or increase its current audience ratings and advertising revenues. See "Business -- Competition." Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and the introduction of digital audio broadcasting ("DAB"). DAB may deliver by satellite to nationwide and regional audiences multi-channel, multi-format digital radio services with sound quality equivalent to compact discs and may sell advertising. The Company cannot predict the effect, if any, that any such new technologies may have on the radio broadcasting industry or the Company. See "Business -- Competition."

COMPETITION

    Radio broadcasting is a highly competitive business. The Company's radio stations, now owned or to be acquired upon completion of the Pending Acquisitions, compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media, such as newspapers, magazines, cable and broadcast television, outdoor advertising and direct mail. In addition, certain of the Company's stations compete, and in the future other of the Company's stations may compete, with groups of two or more stations operated by a single operator. Audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on the revenue of stations located in that market. While the Company already competes with other stations with comparable programming formats in many of its markets, if another radio station in the market were to convert its programming format to a format similar to one of the Company's stations, or launch aggressive promotional campaigns, or if a new station were to adopt a competitive format, or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings and/or advertising revenue and could require increased promotional and other expenses, and consequently would have a lower Broadcast Cash Flow. The Telecommunications Act of 1996 (the "Telecom Act") facilitates the consolidation of ownership of other radio broadcasting stations in the markets in which the Company operates or may operate in the future. Some of such competing in-market consolidated owners may be larger and have substantially more financial and other resources than the Company. In addition, increased consolidation in mid-size and smaller markets may result in greater competition for acquisition properties and a corresponding increase in purchase prices for such properties paid by the Company. See "Business--Competition."

GOVERNMENTAL REGULATION OF BROADCASTING INDUSTRY

    The broadcasting industry is subject to extensive and changing federal regulation that, among other things, requires approval by the FCC for the issuance, renewal, modification, transfer of control, or assignment of broadcasting station operating licenses, limits the number of broadcasting properties that the Company may acquire in any market, and regulates certain operating practices of radio stations. Additionally, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules impose limitations on alien ownership and voting of the capital stock of the Company. The Telecom Act creates significant new opportunities for broadcasting companies, but also creates uncertainties as to how the FCC and the courts will enforce and interpret the Telecom Act.

    The number of radio stations the Company may acquire or operate pursuant to an LMA in any market, overall and in each service (i.e., AM or FM), is limited by the Telecom Act and FCC rules and may vary depending upon whether the interests in other radio stations or certain other media properties of certain individuals or entities affiliated with the Company are attributable to those individuals or entities under FCC rules. The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. The interests of the Company's officers, directors and 5% or greater voting stockholders are generally attributable to the Company. Certain of the Company's officers and directors, and at least one stockholder of the Company, have attributable broadcast interests outside of their involvement with the Company, which will limit the number of radio stations that the Company may acquire or own in any market in which such officers or directors (or stockholders) hold or acquire such outside attributable broadcast interests. Moreover, under the FCC's cross-interest policy, the FCC, in certain instances, may prohibit one party from acquiring an attributable interest in one media outlet and a substantial non-attributable interest in another media outlet in the same market, thereby prohibiting a particular acquisition by the Company. The markets in which the Company may be subject to restrictions on ownership include Atlanta, GA, Nashville, TN and Rochester, MN.

    The Company's business will be dependent upon maintaining its broadcasting licenses issued by the FCC, which are ordinarily issued for a maximum term of eight years. Although it is rare for the FCC to deny a license renewal application, there can be no assurance that the future renewal applications of the Company will be approved or that such renewals will not include conditions or qualifications that could adversely affect the Company. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon the Company. See "Business -- Federal Regulation of Radio Broadcasting."

REGULATORY APPROVALS

    The consummation of radio broadcasting acquisitions requires prior approval of the FCC with respect to the transfer of control or assignment of the broadcast licenses of the acquired stations. Certain of the Pending Acquisitions have not yet received FCC approval. Pending Acquisitions in two markets are being challenged before the FCC by competitors. The FCC staff has also stated that is currently reevaluating its policies and procedures relating to local radio market concentration, even where proposed assignments would comply with the Telecom Act and the FCC's multiple-ownership rules. The FCC has issued a Notice of Inquiry which, among other things, seeks public comment on these issues. FCC approval of a number of pending radio station acquisitions by various parties has been delayed while this policy review is taking place. The FCC staff has informed the Company that it has delayed action on several of its applications on this basis, including pending applications to acquire stations in Augusta-Waterville. There can be no assurance that the FCC will not prohibit or require the restructuring of future acquisitions by the Company (including the Pending Acquisitions) as a result of this policy review. In addition, the FCC staff has requested additional information relating to whether the Company's Pending Acquisitions in one market would comply with the FCC's cross-interest policy. There can be no assurance that the FCC will approve future acquisitions by the Company (including the Pending Acquisitions).

    The consummation of certain of the Pending Acquisitions is also subject to applicable waiting periods and possible review by the DOJ or the FTC under the HSR Act and acquisitions that are not required to be reported under the HSR Act may still be investigated by the DOJ or the FTC under the antitrust laws before or after consummation. The DOJ has been active in reviewing radio broadcasting acquisitions and has challenged a number of such transactions, some of which have resulted in consent decrees requiring divestitures of certain stations, terminations of LMAs and other relief. In general, the DOJ has more closely scrutinized radio mergers and acquisitions that result in local market shares in excess of 35% to 40% of radio advertising revenues, depending on format, signal strength and other factors, although there is no hard-and-fast numerical rule and certain transactions resulting in more than 35% to 40% market share have not been challenged. The DOJ can be expected to continue to enforce the antitrust laws in this manner, and there can be no assurance that one or more of the Pending Acquisitions are not or will not be the subject of an investigation or enforcement action by the DOJ or the FTC. If the DOJ or the FTC investigates or challenges one or more of the Pending Acquisitions or any subsequent acquisitions, the Company may need to restructure such transactions or divest other existing stations in a particular market. The Company is aware that the DOJ has opened an investigation with respect to the Company's Pending Acquisitions in two markets which potentially affects the acquisition of up to an additional nine stations in the aggregate. However, the Company believes that its operating practices and sales and demand-driven pricing policies serve to improve its product, expand advertising volume and increase competition in a market while providing more choice to advertisers and to listeners.

POTENTIAL CONFLICTS OF INTEREST

    Mr. Weening and Mr. Dickey each have direct interests in entities that have entered into service agreements with the Company. These interests may give rise to certain conflicts of interest with respect to transactions between these entities and the Company.

TRANSACTIONS WITH AFFILIATES

    QUAESTUS Management Corporation ("QUAESTUS"), an entity controlled by Mr. Weening, and Stratford Research, Inc. ("Stratford Research"), an entity controlled by Mr. Dickey, have acted as the Company's financial and strategic advisor and market research and programming advisor, respectively, since the Company's inception. New advisory agreements between each of QUAESTUS and Stratford Research and the Company will be entered into immediately prior to the consummation of the Offerings. See "Certain Relationships and Related Transactions."

EFFECTS OF ECONOMIC RECESSION

    The Company derives substantially all of its revenue from the sale of advertising time on its radio stations. The Company's broadcasting revenue could be adversely affected by a future national recession, although in the most recent national recession, in 1991, radio revenues in small radio markets ranked below 100 were impacted less severely on average than those in the larger markets. In addition, because a substantial portion of the Company's revenue is derived from local advertisers, the Company's ability to generate advertising revenue in specific markets could be adversely affected by local or regional economic downturns. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Advertising Sales."

YEAR 2000 RISK

    The Company has implemented a Year 2000 program to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company believes that it has allocated adequate resources for this purpose and expects its Year 2000 date conversion program to be successfully completed on a timely basis. There can, however, be no assurance that this will be the case. The Company does not expect to incur significant expenditures to address this issue. The ability of third parties with whom the Company transacts business to adequately address their Year 2000 issues is outside of the Company's control. There can be no assurance that the failure of the Company or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

RELIANCE ON KEY PERSONNEL

    The Company's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. The Company believes that its future success will depend in large part on its ability to attract and retain highly skilled and qualified personnel and to expand, train and manage its employee base. The Company has entered into employment agreements with Messrs. Weening, Dickey, Bungeroth and Bonick which include provisions restricting the ability of Messrs. Weening, Dickey, Bungeroth and Bonick to compete against the Company in certain circumstances. The Company intends to arrange for "key-man" insurance on the lives of Messrs. Weening, Dickey and Bungeroth. See "Management -- Employment Agreements."

    The Company also employs several on-air personalities with large loyal audiences in their respective markets. The loss of one of these personalities could result in a short-term loss of audience share, but the Company does not believe that any such loss would have a material adverse effect on the Company's financial condition or results of operations, taken as a whole.

                         DESCRIPTION OF CREDIT FACILITY

GENERAL

    In March 1998, the Company entered into a $190.0 million senior credit facility with Lehman Brothers Inc., as Arranger and Lehman Commercial Paper Inc., as Lender, Syndication Agent and Administrative Agent pursuant to which the Company has available a revolving credit line of $110.0 million until March 2, 2006, and an eight-year term loan facility of $80.0 million. The proceeds of the borrowings under the Credit Facility have been used to finance acquisitions and repay the Company's outstanding indebtedness under the Old Credit Facility, and to secure outstanding Letters of Credit issued under the Old Credit Facility in an aggregate amount equal to approximately $10.0 million. As of June 1, 1998 approximately $129.0 million was outstanding under the Credit Facility. See "Use of Proceeds."

SECURITY; GUARANTEES

    The Company's obligations under the Credit Facility are secured by substantially all of its assets in which a security interest may lawfully be granted, (including to the extent permitted by applicable law, FCC licenses held by the Company's subsidiaries) including, without limitation, intellectual property, real property, and all of the capital stock of the Company's direct and indirect domestic subsidiaries and 65% of the capital stock of any foreign subsidiaries. The obligations under the Credit Facility are also guaranteed by each of the domestic subsidiaries of the Company and are required to be guaranteed by any additional subsidiaries acquired by the Company.

INTEREST RATES; FEES; REPAYMENTS

    Both revolving credit and term loan borrowings under the Credit Facility bear interest, at the Company's option, at a rate equal to the Base Rate (as defined under the terms of the Credit Facility) plus a margin ranging between 0.50% to 1.75%, or the Eurodollar Rate (as defined under the terms of the Credit Facility) plus a margin ranging between 1.50% to 2.75% (in each case dependent upon the leverage ratio of the Company). A commitment fee calculated at a rate ranging from 0.375% to 0.50% per annum (depending upon the Company's leverage ratio) of the average daily amount available under the revolving line of credit and the amount available under the term loan facility is payable quarterly in arrears fees in respect of letters of credit issued under the Credit Facility equal to the lesser of (i) the interest rate margin then applicable to Eurodollar Rate loans and (ii) 2.50%. In addition, a fronting fee to be agreed to by the Company and the issuing bank of such letter of credit calculated at a rate not to exceed 0.0125% per annum on the maximum payable amount of each letter of credit is payable quarterly to the issuing bank.

    The revolving credit and term loan borrowings are repayable in equal quarterly installments beginning in 2000. The scheduled annual amortization of the term loans is $10.0 million in each of the years 2000 through 2002, $15.0 million in each of the years 2003 through 2005, and $5.0 million at maturity. The scheduled annual reduction in availability under the revolving credit loans is $10.0 million in each of the years 2000 and 2001, $15.0 million in 2002, $20.0 million in year 2003, $25.0 million in each of the years 2004 and 2005, and $5.0 million at maturity in 2006. Certain mandatory prepayments of the term loan facility and the revolving credit line and reductions in the availability of the revolving credit line are required to be made including: (i) subject to certain exceptions (including the issuance of capital stock or the incurrence of senior subordinated indebtedness prior to September 2, 1998) 100% of the net proceeds from any issuance of capital stock in connection with an initial public offering or incurrence of indebtedness; (ii) 100% of the net proceeds from certain asset sales; and (iii) between 50% and 75% (dependent on the leverage ratio of the Company) of the excess cash flow of the Company.

COVENANTS

    The terms of the Credit Facility contain operating and financial covenants, including, without limitation, requirements to maintain minimum ratios of cash flow to interest expense and cash flow to debt service and maximum ratios of total debt to cash flow and senior debt to cash flow. The Credit Facility provides that the Company must maintain (a) for any four fiscal quarters, a minimum ratio of cash flow to interest expense that increases incrementally from
1.30 to 1.00 as of the date hereof to 2.50 to 1.00 for the period ending July 1, 2001 or thereafter; (b) for any four fiscal quarters, a minimum ratio of cash flow to debt service of 1.10 to 1.00; (c) for any four fiscal quarters, a maximum ratio of total debt to cash flow decreasing incrementally from 8.00 to
1.00 as of the date hereof to 5.50 to 1.00 for the period ending January 1, 2000 and thereafter; and (d) for any four fiscal quarters, a maximum ratio of senior debt to cash flow decreasing incrementally from 5.00 to 1.00 upon the consummation of the Offerings to 3.50 to 1.00 for the period ending January 1, 2000 and thereafter. In addition, the terms of the Credit Facility restrict, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Sources of Liquidity."

EVENTS OF DEFAULT

    The terms of the Credit Facility contain events of default after expiration of applicable grace periods, including failure to make payments on the Credit Facility, breach of covenants, breach of representations and warranties, invalidity of the agreement governing the Credit Facility and related documents, cross default under other agreements or conditions relating to indebtedness of the Company or its subsidiaries, certain events of liquidation, moratorium, insolvency, bankruptcy or similar events, enforcement of security, certain litigation or other proceedings, and certain events relating to changes in control.

    Upon the occurrence of an event of default under the terms of the Credit Facility, the majority of the banks may declare all amounts under the Credit Facility to be due and payable and take certain other actions, including enforcement of rights in respect of the collateral. The majority of the banks extending credit under the term loan facility and the majority of the banks under the revolving credit line may terminate the term loan facility and the revolving credit line, respectively.

    Effective as of May 1, 1998, the Company entered into an amendment to the Credit Facility pursuant to which certain financial covenants and certain other provisions therein were modified to take into account the proposed Offerings and the Pending Acquisitions. The material terms of such covenants, as amended, are described in "Description of Credit Facility--Covenants."


    The Credit Facility was further amended on June 24, 1998 to take into account the Subsidiary Guarantees and to reduce the revolving line of credit to $100.0 million and the term loan facility to $50.0 million.

                              DESCRIPTION OF NOTES

GENERAL

    The Notes will be issued pursuant to an Indenture (the "Indenture") among the Company, the Subsidiary Guarantors and Firstar Bank of Minnesota, N.A., as trustee (the "Trustee"). Copies of the Indenture will be made available to prospective purchasers of the Notes upon request to Terrence Leahy, Secretary and General Counsel of the Company at 111 East Kilbourn Avenue, Milwaukee, Wisconsin 53202, Telephone: (414) 615-2800, Facsimile: (414) 615-2880. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

    The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to Senior Debt. As of March 31, 1998, on a pro forma basis after giving effect to the Transactions, the Company would have had Senior Debt of approximately $40.6 million. The Indenture will permit the incurrence of additional Senior Debt in the future.

    For purposes of this section, the term "Company" means Cumulus Media Inc. and not its Subsidiaries. As of the date of the Indenture, all of the Company's Subsidiaries other than CCC will be Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate current and future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. See "--Certain Covenants."

SUBORDINATION

    The payment of principal of, premium, if any, and interest on the Notes and any other payment obligations of the Company in respect of the Notes (including any obligation to repurchase the Notes) will be subordinated in certain circumstances in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

    Upon any payment or distribution of property or securities to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed in a proceeding) before the Holders of the Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of the Notes would be entitled shall be made to the holders of Senior Debt (other than in each case, subject to certain exceptions, that Holders of the Notes may receive (i) securities that are subordinated at least to the same extent as the Notes are subordinated to Senior Debt (or securities issued in exchange for Senior Debt), so long as the rights of the holders of such Senior Debt are not altered or impaired without their consent, and (ii) payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance", so long as such trust at the time of its creation does not violate the Credit Facility).

    The Company also may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) upon or in respect of the Notes (except (i) in such subordinated securities, so long as the rights of the holders of such Senior Debt are not altered or impaired without their consent or

(ii) from the trust described under "-- Legal Defeasance and Covenant Defeasance", so long as such trust at the time of its creation does not violate the Credit Facility) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs, (ii) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms (together with clause (i), a "payment default") or (iii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or with the giving of notice or passage of time or both (unless cured or waived) will permit, holders of the Designated Senior Debt as to which such default relates to accelerate its maturity ("nonpayment default") and (solely with respect to this clause (iii)) the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Cash payments on the Notes shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived, the date on which the applicable Payment Blockage Notice is retracted by written notice to the Trustee or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated or a default of the type described in clause (vii) under the caption "Events of Default and Remedies" has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of Designated Senior Debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of no less than 181 days.

    The Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, Holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the Transactions, the principal amount of Senior Debt outstanding at March 31, 1998, would have been approximately $40.6 million, which includes $40.6 million of borrowings under the Credit Facility. See "Description of Credit Facility." Although the Indenture contains limitations on the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries may incur, under certain circumstances the amount of such Indebtedness may be substantial and, in any case, such Indebtedness may be Senior Debt. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

PRINCIPAL, MATURITY AND INTEREST

    The Notes will be limited in aggregate principal amount to $150.0 million, all of which will be issued on the Issue Date. The Notes will mature on
      , 2008. Interest on the Notes will accrue at the rate of    % per annum
and will be payable semi-annually in arrears on       and       of each year,
commencing on       , 1998, to Holders of the Notes of record on the immediately
preceding       and       . Interest on the Notes will accrue from the most
recent date on which interest has been paid or, if no interest has been paid, from the date of original issuance.

    Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, in the event the Notes do not remain in book entry form, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the applicable register of Holders of the Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be fully registered as to principal and interest in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

SUBSIDIARY GUARANTEES

    Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each holder and the Trustee, on a senior subordinated basis, the full and prompt payment of principal of, premium, if any, and interest on the Notes, and of all other obligations under the Indenture.

    The Indebtedness evidenced by each Subsidiary Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) will be subordinated to all Guarantor Senior Debt of such Subsidiary Guarantor on the same basis as the Notes are subordinated to Senior Debt of the Company. As of March 31, 1998, on a pro forma basis after giving effect to the Transactions, there would have been approximately $40.6 million of Guarantor Senior Debt of Subsidiary Guarantors (all of which would have represented Guarantees of borrowings under the Credit Facility). Although the Indenture contains limitations on the amount of additional Indebtedness that the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Guarantor Senior Debt. See "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" below. See "--Subordination" above.

    The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

    Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation, partnership or trust other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), except that if the surviving corporation of any such merger or consolidation is a Subsidiary of the Company, such Subsidiary shall not be a foreign Subsidiary. Upon the sale or disposition of a Subsidiary Guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets) to a Person (whether or not an Affiliate of the Subsidiary Guarantor) which is not a Subsidiary of the Company, which sale or disposition is otherwise in compliance with the Indenture (including the covenant described under "Repurchase at the Option of the the Holders--Asset Sales"), such Subsidiary Guarantor will be deemed released from all its obligations under the Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee will terminate; provided, however, that any such termination will occur only to the extent that all obligations of such Subsidiary Guarantor under the Credit Facility and all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any other Indebtedness of the Company will also terminate upon such release, sale or transfer.

OPTIONAL REDEMPTION

    Except as otherwise described below, the Notes will not be redeemable at the
Company's option prior to       , 2003. Thereafter, the Notes will be subject to
redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning
on       of the years indicated below:

YEAR                                                                                 PERCENTAGE
----------------------------------------------------------------------------------  -------------
2003..............................................................................             %
2004..............................................................................             %
2005..............................................................................             %
2006 and thereafter...............................................................          100%

    Prior to             , 2001, the Company may, at its option, on any one or
more occasions, redeem up to 35% of the original aggregate principal amount of
the Notes at a redemption price equal to       % of the principal amount
thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with all or a portion of the net proceeds of one or more Equity Offerings (as defined below); PROVIDED that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption; and PROVIDED, FURTHER, that such redemption shall occur within 90 days of the date of the closing of any such Equity Offering.

    As used in the preceding paragraph, "Equity Offering" means any public or private sale of common stock of the Company pursuant to which the Company receives net proceeds of at least $25.0 million, other than issuances of common stock of the Company pursuant to employee benefit plans or as compensation to employees.

SELECTION AND NOTICE

    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if such Notes are not so listed, on a pro rata basis, by lot or by such method as such Trustee shall deem fair and appropriate; PROVIDED that no Note of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption.

MANDATORY REDEMPTION

    Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of the Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will (i) mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase the Notes pursuant to the procedures required by the Indenture and described in such notice on a date no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date") and (ii)

(a) offer to repay in full all Obligations under the Credit Facility and to repay in full all Obligations of each lender who has accepted such offer or (b) obtain the requisite consent under agreements evidencing Senior Debt to permit the purchase of the Notes as described herein. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all the Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the relevant Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of such Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of the Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each tendering Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes (or portions thereof) validly tendered and not withdrawn under such Change of Control Offer.

    The Credit Facility will prohibit the Company from repurchasing any Notes pursuant to a Change of Control Offer prior to the repayment in full of the Senior Debt under the Credit Facility. Moreover, the occurrence of certain change of control events identified in the Credit Facility will constitute a default under the Credit Facility. Any future Credit Agreements or other agreements relating to the Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control were to occur, the Company may not have sufficient available funds to pay the Change of Control Payment for all Notes that might be delivered by Holders of the Notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Credit Facility or other agreements relating to Senior Debt. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Payment when due will constitute a Default under the Indenture and will otherwise give the Trustee and the Holders of the Notes the rights described under "--Events of Default and Remedies."

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain. The outcome of any claim in this area which more clearly defines the phrase "substantially all" would assist to resolve such uncertainty. In the absence of a definitive judicial determination of the definition of "substantially all," it will be necessary for a Holder to seek to clarify such interpretation through litigation or other proceedings.

    ASSET SALES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any non-cash consideration received by the Company or any such Restricted Subsidiary from such transferee that is converted by the Company or such Restricted Subsidiary into cash within 30 days of closing such Asset Sale, shall be deemed to be cash for purposes of this provision (to the extent of the cash received).

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds, at its option, (a) to permanently reduce Senior Debt (and to correspondingly permanently reduce commitments with respect thereto in the case of revolving borrowings), or (b) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets, in each case, used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt that is revolving debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied as provided in the first sentence of this paragraph will (after the expiration of the periods specified in this paragraph) be deemed to constitute "Excess Proceeds."

    When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of the Notes and, to the extent required by the terms thereof, to all holders or lenders of Pari Passu Indebtedness (an "Asset Sale Offer") to purchase the maximum principal amount of the Notes and any such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable. A Holder of the Notes electing to have Notes purchased pursuant to an Asset Sale Offer may only elect to have all of such Notes purchased and may not elect to have only a portion of such Notes purchased. To the extent that the aggregate principal amount of the Notes and Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of the Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders thereof, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the trustee or other lender representative for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness to be purchased on a pro rata basis, based on the aggregate principal amount thereof surrendered in such Asset Sale Offer. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Credit Facility may prohibit the Company from purchasing any Notes from the Net Proceeds of Asset Sales. Any future Credit Agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale Offer occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase or could attempt to refinance the Senior Debt that contains such prohibition. If the Company does not obtain such a consent or repay such Senior Debt, the Company may remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Facility and possibly a default under other agreements relating to Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Notes.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment to holders of the Company's Equity Interests in connection with any merger or consolidation involving the Company) to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent or other Affiliate of the Company that is not a Wholly Owned Restricted Subsidiary of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3),(5),(6) and (7) of the next succeeding paragraph), is less than the sum of (i) (A) 100% of the aggregate Consolidated Cash Flow of the Company (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued for the period beginning on the first day of the Company's fiscal quarter commencing after the Issue Date and ending on the last day of the Company's most recent fiscal quarter for which financial information is available to the Company ending prior to the date of such proposed Restricted Payment, taken as one accounting period, less
    (B) 1.4 times Consolidated Interest Expense for the same period, PLUS (ii) 100% of the aggregate net cash proceeds and the fair market value of marketable securities (as determined in good faith by the Company) received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company, other than Disqualified Stock or debt securities that have been converted into Disqualified Stock and other than the Common Stock issued in the Common Stock Offering), PLUS (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the net proceeds of such sale, liquidation or repayment and (B) the amount of such Restricted Investment, PLUS (iv) $5.0 million.

    The foregoing provisions will not prohibit (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (3) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of subordinated Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any of the Company's (or any of its Subsidiaries') employees pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture in connection with the termination of such person's employment for any reason (including by reason of death or disability); PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period; and PROVIDED FURTHER that no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (5) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; (6) (a) the issuance by the Company of shares of Series A Preferred Stock as dividends paid in kind on the Series A Preferred Stock and
(b) commencing       , 2003, the payment of cash dividends by the Company on the
Series A Preferred Stock or on any Preferred Stock issued in exchange for the Series A Preferred Stock, or any dividends on such Preferred Stock to the extent such dividends are made pursuant to the terms of the Certificate of Designation of such Preferred Stock, so long as the Company would be able to Incur, on a pro forma basis, an additional $1.00 of Indebtedness pursuant to the test set forth in the first paragraph of the covenant described under "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; and (7) the exchange of Series A Preferred Stock for Exchange Debentures in accordance with the terms of the Certificate of Designation for such Series A Preferred Stock as in effect on the Issue Date; PROVIDED, HOWEVER, that the Company may only effect such exchange so long as the Company would be able to Incur, on a pro forma basis, an additional $1.00 of Indebtedness pursuant to the test set forth in the first paragraph of the covenant described under " -- Incurrence of Indebtedness and Issuance of Preferred Stock."

    The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than five days after the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

    DESIGNATION OF UNRESTRICTED SUBSIDIARIES

    The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant "Restricted Payments." All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of the fair market value or the book value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and the Company may issue shares of Disqualified Stock if the Company's Leverage Ratio at the time of the incurrence of such Indebtedness or issuance of such Disqualified Stock, after giving pro forma effect thereto and to the use of proceeds therefrom, is less than 7.0 to 1.0. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    Notwithstanding the foregoing, the Indenture will not prohibit any of the following (collectively, "Permitted Indebtedness"): (a) the Indebtedness evidenced by the Notes and the Subsidiary Guarantees; (b) the incurrence by the Company of Indebtedness pursuant to Credit Agreements, so long as the aggregate principal amount of all Indebtedness outstanding under all Credit Agreements does not, at any one time, exceed $190 million, less the aggregate amount of all proceeds from all Asset Sales that have been applied since the date of the Indenture to permanently reduce the outstanding amount of such Indebtedness pursuant to the provisions described under the caption "Repurchase at the Option of Holders -- Asset Sales"; (c) all Indebtedness of the Company and its Restricted Subsidiaries in existence as of the date of the Indenture; (d) intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; PROVIDED, HOWEVER, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; (e) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price, lease or cost of construction or improvement of property, plant or equipment used in a Permitted Business in an aggregate principal amount not to exceed $15.0 million at any time outstanding;
(f) the incurrence by the Company or its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred; (g) the incurrence by the Company or its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating or variable rate Indebtedness or for the purpose of protecting against fluctuations in interest rates or the value of foreign currencies purchased or received, in each case in respect of Indebtedness that is permitted by the terms of the Indenture to be outstanding; PROVIDED, HOWEVER, that in the case of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risks with respect to Indebtedness, the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates and in the case of Hedging Obligations incurred for the purpose of protecting against fluctuations in interest rates or the value of foreign currencies purchased or received, such Hedging Obligations do not increase the Indebtedness of the Company and its Restricted

Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; (h) Indebtedness incurred solely in respect of performance, surety and similar bonds or completion guarantees, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others; (i) Indebtedness arising out of standby letters of credit covering workers compensation, performance or similar obligations in an aggregate amount not to exceed $500,000 at any time outstanding; (j) any guarantee of the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; (k) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million; (l) the issuance of Series A Preferred Stock issued as payment in kind dividends on the Series A Preferred Stock outstanding on the Issue Date or issued subsequent to the Issue Date as dividends permitted pursuant to this clause (l), to the extent such dividends are made pursuant to the terms of the Certificate of Designation for such Series A Preferred Stock as in effect on the Issue Date, on any Series A Preferred Stock issued in exchange for the Series A Preferred Stock, or any dividends on such Series A Preferred Stock to the extent such dividends are made pursuant to the terms of the Certificate of Designation of such Preferred Stock; (m) the incurrence by the Company of Indebtedness in respect of Exchange Debentures issued as payment in kind interest on Exchange Debentures issued on the exchange of Series A Preferred Stock, to the extent such interest payments are made pursuant to the terms of the Exchange Debenture Indenture and (n) Guarantor Senior Debt constituting Guarantees by the Subsidiary Guarantors of Senior Debt incurred under a Credit Agreement that is permitted by the terms of the Indenture to be incurred.

    The Indenture will provide that the Company will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by the Company.

    ASSET SWAPS

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, in one or a series of related transactions, directly or indirectly, engage in any Asset Swaps, unless: (i) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) the Company would, after giving PRO FORMA effect to the proposed Asset Swap, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio in the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock"; (iii) the respective fair market values of the assets being purchased and sold by the Company or any of its Restricted Subsidiaries (as determined in good faith by the management of the Company or, if such Asset Swap includes consideration in excess of $1.0 million by the Board of Directors of the Company, as evidenced by a Board Resolution) are substantially the same at the time of entering into the agreement to swap assets; and (iv) at the time of the consummation of the proposed Asset Swap, the percentage of any decline in the fair market value (determined as aforesaid) of the asset or assets being acquired by the Company and its Restricted Subsidiaries shall not be significantly greater than the percentage of any decline in the fair market value (determined as aforesaid) of the assets being disposed of by the Company or its Restricted Subsidiaries, calculated from the time the agreement to swap assets was entered into.

    NO LAYERING

    The Indenture will provide that the Company and the Subsidiary Guarantors will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt or Guarantor Senior Debt, respectively, and senior in any respect in right of payment to the Notes or the Subsidiary Guarantees, respectively; PROVIDED, HOWEVER, the foregoing limitations will not apply to distinctions between categories of Indebtedness that exist by reason of any Liens arising or created in accordance with the provisions of the Indenture in respect of some but not all such Indebtedness.

    LIENS

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(x) pay dividends or make any other distributions to the Company or any of the Restricted Subsidiaries of the Company (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed to the Company or any Restricted Subsidiaries of the Company,
(ii) make loans or advances to the Company or any Restricted Subsidiaries of the Company or (iii) transfer any of its properties or assets to the Company or any Restricted Subsidiaries of the Company, except for such encumbrances or restrictions existing under or by reason of (a) the Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof or any other Credit Agreement, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or other Credit Agreements are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the date of the Indenture, (b) the Indenture and the Notes, (c) the Debentures and the Exchange Debenture Indenture, (d) the Certificate of Designation, (e) applicable law, (f) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except, in the case of Indebtedness, to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, PROVIDED that, such Indebtedness or Disqualified Stock was permitted by the terms of the Indenture to be incurred, (g) customary non-assignment provisions in leases entered into in the ordinary course of business, (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (i) Permitted Refinancing Debt, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company to another Person unless: (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity (if the Company is not the continuing obligor under the Indenture) assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after giving effect to such transaction or series of transactions no Default or Event of Default exists; (iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company and its Subsidiaries which becomes the obligation of the Company or any of its Subsidiaries as a result of such transaction or series of transactions as having been incurred at the time of such transaction or series of transactions), the Consolidated Net Worth of the Company and its Subsidiaries or the Surviving Entity (if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company and its Subsidiaries immediately prior to such transaction or series of transactions; and (v) the Company or the Surviving Entity (if the Company is not the continuing obligor under the Indenture) will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock." Notwithstanding the restrictions described in the foregoing clauses (iv) and (v), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and any Wholly Owned Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Wholly Owned Restricted Subsidiary.

    TRANSACTIONS WITH AFFILIATES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with clause (i) above and that such Affiliate Transaction or series of Affiliate Transactions has been approved in good faith by a majority of the members of the Board of Directors who are disinterested with respect to such Affiliate Transaction or series of Affiliated Transactions, which resolution shall be conclusive evidence of compliance with this provision, and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company delivers an Officer's Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (i) above and that such Affiliate Transaction or series of related Affiliate Transactions has been approved in good faith by a resolution adopted by a majority of the members of the Board of Directors of the Company who are disinterested with respect to such Affiliate Transaction or series of related Affiliate Transactions and an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal, engineering or investment banking firm of national standing (which resolution and fairness opinion shall be conclusive evidence of compliance with this provision); PROVIDED that the foregoing provisions will not apply to the following: (1) transactions contemplated by any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; (2) transactions between or among the Company and/or its Restricted Subsidiaries; (3) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments"; (4) indemnification payments made to officers, directors and employees of the Company or any Restricted Subsidiary pursuant to charter, bylaw, statutory or contractual provisions; and
(5) any agreement as in effect as of the Issue Date or any transaction contemplated thereby.

    ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED SUBSIDIARIES

    The Indenture will provide that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary; PROVIDED that the Company may, and may permit any Wholly Owned Restricted Subsidiary of the Company to, take any of the actions referred to in (i) and (ii) above so long as immediately after giving effect to such action no more than 10% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries is owned by other than Wholly Owned Restricted Subsidiaries of the Company.

    BUSINESS ACTIVITIES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any material respect in any business other than a Permitted Business.

    PAYMENTS FOR CONSENT

    The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

    The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods set forth in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of such information and report with the Commission for public availability within the time periods set forth in the Commission's rules and regulations (unless the Commission will not accept such a filing).

    FUTURE SUBSIDIARY GUARANTORS

    After the date of the Indenture, the Company will cause each Restricted Subsidiary created or acquired by the Company after such date to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior subordinated basis.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture will provide that each of the following constitutes an Event of Default: (i) a default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) a default in payment when due of the principal of or premium, if any, and on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) the failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions, "Repurchase at the Option of Holders", "Certain Covenants--Merger, Consolidation, or Sale of Assets; Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries" and the provisions regarding Asset Sale Offers under the caption "Asset Sales"; (iv) failure by the Company for 30 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (v) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) the failure by the Company or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $5.0 million (net of any amounts with respect to which a creditworthy insurance company has acknowledged full liability in writing), which judgments remain unpaid or discharged for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together would constitute a Significant Subsidiary or (viii) any Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding may declare the principal of and accrued but unpaid interest on such Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five business days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company, or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (except as provided in the next succeeding sentence), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of the Notes to receive payments of principal of or premium, if any, or interest on the Notes or (vii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions described under "Repurchase at the Option of Holders" or the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 66 2/3% in principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of such Notes. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consents to such change.

    Notwithstanding the foregoing, without the consent of any Holder of the Notes the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to secure the Notes or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to such Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

    The Indenture, the Notes and the Subsidiary Guarantees provide that they will be governed by the laws of the State of New York.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition (but excluding the creation of a Lien) of any assets including, without limitation, by way of a sale and leaseback (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets" and not by the provisions described above under "-- Repurchase at the Option of Holders -- Asset Sales"), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (including the sale by the Company or a Restricted Subsidiary of Equity Interests in an Unrestricted Subsidiary), in the case of either clause
(i) or (ii), whether in a single transaction or a series of related transactions
(a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company; (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company; (iii) the making of a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments";
(iv) a disposition of cash or Cash Equivalents; (v) a disposition of either obsolete equipment or equipment that is damaged, worn out or otherwise no longer useful in the business; (vi) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; (vii) any sale and leaseback of an asset within 90 days after the completion of construction or acquisition of such asset; (viii) any surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims of any kind or a grant of any Lien not prohibited by the Indenture; (ix) any transfer of properties or assets that is governed by the provisions of the Indenture described under the caption "-- Certain Covenants -- Asset Swaps"; or (x) a disposition of inventory in the ordinary course of business.

    "ASSET SWAP" means the execution of a definitive agreement, subject only to regulatory approval and other customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of assets used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another person or group of affiliated persons; provided that any amendment to or waiver of any closing conditions which individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK"  means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company or similar entity, any membership or similar interests therein and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having a rating of at least P2 from Moody's Investors Service, Inc. (or its successor) and a rating of at least A2 from Standard & Poor's Ratings Services (or its successor) and (vi) investments in money market or other mutual funds substantially all of whose assets comprise securities of types described in clauses (ii) through (v) above.

    "CCC" means Caribbean Communications Company Ltd., a corporation organized under the laws of Montserrat.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" or group of related "persons" (a "Group") (as such terms are used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any "person" (as defined above) or Group other than a Principal or a Related Party of a Principal becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 50% of the aggregate voting power of all classes of Capital Stock of the Company having the right to elect directors under ordinary circumstances or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    "COMMISSION"  means the Securities and Exchange Commission.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the sum of, without duplication, the Consolidated Net Income of such Person for such period plus (i) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (ii) Consolidated Interest Expense of such Person for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income, plus
(iii) consolidated depreciation, amortization and other non-cash charges of the Person and its Subsidiaries deducted in computing Consolidated Net Income of such Person for such period, plus (iv) cash payments with respect to any non-cash charges previously added back pursuant to clause (iii). Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum, without duplication of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of its Restricted

Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior government approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, and (v) all other extraordinary gains and extraordinary losses shall be excluded.

    "CONSOLIDATED NET TANGIBLE ASSETS" of a Person means the consolidated total assets of such Person and its consolidated Subsidiaries determined in accordance with GAAP, less the sum of (i) all current liabilities and current liability items, and (ii) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock (or, in the case of the preferred stock to be issued on the Issue Date in exchange for the NML Preferred Stock, to the extent of cash received by the Company upon the original issuance of the NML Preferred Stock), less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of original issuance of the Notes or (ii) was nominated for election or elected to such Board of Directors with the approval of (x) two-thirds of the Continuing Directors who were members of such Board at the time of such nomination or election or (y) two-thirds of those Directors who were previously approved by Continuing Directors.

    "CREDIT AGREEMENTS" means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Agreements outstanding on the date on which the Notes are first issued and authenticated under the Indenture (after giving effect to the use of proceeds thereof) shall be deemed to have been incurred on such date in reliance on the exception provided by clause (b) of the definition of Permitted Indebtedness.

    "CREDIT FACILITY" means that certain Credit Agreement, dated as of March 2, 1998, by and among the Company, Lehman Brothers Inc., as Arranger, and Lehman Brothers Commercial Paper Inc., as Syndication Agent and Administrative Agent and as a lender, and certain banks, financial institutions and other entities, as lenders, providing for up to $190.0 million of Indebtedness, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, whether or not with the same lenders or agents.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DESIGNATED SENIOR DEBT" means (i) the Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is convertible or exchangeable for Indebtedness or Disqualified Stock or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, PROVIDED HOWEVER, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the Indenture described under the caption "Repurchase at the Option of Holders--Change of Control" or "Repurchase at the Option of Holders--Asset Sales," as the case may be.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "GUARANTOR SENIOR DEBT" means (i) Indebtedness of any Subsidiary Guarantor under or in respect of any Credit Agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts, and (ii) any other Indebtedness of any Subsidiary Guarantor permitted under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Subsidiary Guarantees. Notwithstanding anything to the contrary in the foregoing sentence, Guarantor Senior Debt will not include (w) any liability for federal, state, local or other taxes owed by a Subsidiary Guarantor, (x) any Indebtedness of a Subsidiary Guarantor to any of its Subsidiaries or other Affiliates or (y) any Indebtedness that is incurred in violation of the Indenture (other than Indebtedness under (i) the Credit Facility or (ii) any other Credit Agreement that is incurred on the basis of a representation by the Company to the applicable lenders that the applicable Subsidiary Guarantor is permitted to incur such Indebtedness under the Indenture).

    "HEDGING OBLIGATIONS" means with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements with respect to Indebtedness that is permitted by the terms of the Indenture and (ii) other agreements or arrangements designed to protect such Person against fluctuation in interest rates or the value of foreign currencies purchased or received by such Person in the ordinary course of business.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, or (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof (other than letters of credit securing obligations not constituting Indebtedness that are issued in the ordinary course of business by a Person to the extent not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit) or bankers' acceptances, or (iii) representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable for such property or services, or (iv) representing any Hedging Obligations, in each case if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and extensions of trade credit in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

    "ISSUE DATE"  means the date on which the Notes are originally issued.

    "LEVERAGE RATIO" means the ratio of (i) the aggregate outstanding amount of Indebtedness of the Company and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the aggregate liquidation preference of all outstanding Disqualified Stock of the Company and preferred stock of the Company's Subsidiaries (except preferred stock issued to the Company or a Wholly Owned Subsidiary of the Company) on such date to (ii) the Consolidated Cash Flow of the Company for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

    For purposes of this definition, (i) the amount of Indebtedness which is issued at a discount shall be deemed to be the accreted value of such Indebtedness at the end of the Four Quarter Period, whether or not such amount is the amount then reflected on a balance sheet prepared in accordance with GAAP, and (ii) the aggregate outstanding principal amount of Indebtedness of the Company and its Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of the Company's Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, Consolidated Cash Flow shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries and the issuance of the preferred stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period, (ii) any acquisition (including, without limitation, any acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such acquisition) incurring, assuming or otherwise becoming liable for Indebtedness or such Person's Subsidiaries issuing preferred stock) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company consistent with Article 11 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture. Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated Cash Flow," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement with respect to a lease not intended as a security agreement).

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and after any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or Asset Swap or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding cash amounts placed in escrow, until such amounts are released to the Company), net of the direct costs relating to such

Asset Sale (including, without limitation, legal, accounting and investment banking fees and expenses, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve established for future liabilities.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise); (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) the explicit terms of which provide that there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PARI PASSU INDEBTEDNESS" means Indebtedness that ranks PARI PASSU in right of payment to the Notes.

    "PERMITTED BUSINESS" means the broadcasting business or any business that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

    "PERMITTED INDEBTEDNESS" has the meaning given in the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

    "PERMITTED INVESTMENTS" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents or securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if, as a result of such Investment, (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) other Investments in any Person or Persons having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (e) that are at the time outstanding without giving effect to subsequent changes in value or increases or decreases attributable to the accounting for the net income of such Investment, not to exceed $15.0 million; (f) any Investment acquired by the Company in exchange for Equity Interests in the Company (other than Disqualified Stock); (g) any Investment acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of the transfer of title with respect to any secured investment in default as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to such secured Investment; (h) Hedging Obligations permitted under the "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;
(i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business; (j) any guarantees permitted to be made pursuant to the covenant entitled "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (k) all Investments of the Company and its Restricted Subsidiaries in existence as of the date of the Indenture.

    "PERMITTED LIENS" means (i) Liens outstanding on the date of issuance of the Notes and Liens securing Senior Debt or Guarantor Senior Debt that is permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, PROVIDED that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other kinds of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens existing on the date of the Indenture; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business; (viii) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; (ix) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (e) of the second paragraph of the covenant entitled "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (x) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that
(A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (xi) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or its Subsidiary) or interfere with the ordinary conduct of the business of the Company or such Subsidiary; provided, however, that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit; and (xii) customary Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security legislation.

    "PERMITTED REFINANCING DEBT" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness incurred under a Credit Agreement) of the Company or any of its Restricted Subsidiaries; PROVIDED that: (i) the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable taken as a whole to the Holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PRINCIPAL"  means Richard W. Weening and Lewis W. Dickey, Jr..

    "RELATED PARTY" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned subsidiary, or spouse or immediate family member (in the case of an individual) of such principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

    "RESTRICTED INVESTMENT"  means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" means any direct or indirect Subsidiary of the Company that is not an Unrestricted Subsidiary.

    "SENIOR DEBT" means (i) Indebtedness of the Company or any Subsidiary of the Company under or in respect of any Credit Agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts, and (ii) any other Indebtedness permitted under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing sentence, Senior Debt will not include
(w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates or (y) any Indebtedness that is incurred in violation of the Indenture (other than Indebtedness under (i) the Credit Facility or (ii) any other Credit Agreement that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Indebtedness under the Indenture).

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary which would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "SUBSIDIARY GUARANTEE" means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the Indenture.

    "SUBSIDIARY GUARANTOR" means each Subsidiary of the Company in existence on the date of the Indenture and any Restricted Subsidiary created or acquired by the Company after such date.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below), (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) CCC. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if (a) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (b) all the Indebtedness of such Subsidiary shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt; (c) the Company certifies that such designation complies with the "Limitation on Restricted Payments" covenant; (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries; (e) such Subsidiary does not, directly or indirectly, own any Indebtedness of or Equity Interest in, and has no Investments in, the Company or any Restricted Subsidiary; (f) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (g) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the first paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant on a pro forma basis taking into account such designation.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one--twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned, directly or indirectly, by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth as of June 24, 1998 (assuming consummation of the Reorganization as of such date and assuming an offering price of $16.00 per share) and as adjusted to give effect to the sale of Class A Common offered pursuant to the Stock Offering certain information regarding beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director, (iii) each of the Named Executive Officers and
(iv) all directors and executive officers as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                 CLASS A COMMON STOCK                              CLASS B COMMON STOCK(1)
                            ---------------------------------------------------------------  -----------------------------------
                                                                                                                         AFTER
                                 PRIOR TO STOCK                                                   PRIOR TO STOCK         STOCK
                                   OFFERINGS           SHARES      AFTER STOCK OFFERINGS            OFFERINGS          OFFERINGS
                            ------------------------    BEING    --------------------------  ------------------------  ---------
NAME                         NUMBER     PERCENTAGE     OFFERED     NUMBER      PERCENTAGE     NUMBER     PERCENTAGE     NUMBER
--------------------------  ---------  -------------  ---------  -----------  -------------  ---------  -------------  ---------
State of Wisconsin
  Investment Board          1,170,000         85.8%   1,170,000      --            --        3,751,950         43.1%   3,751,950
NationsBanc Capital Corp.      --           --           --          --            --        3,343,417         38.4%   3,343,417
Heller Equity Capital
  Corporation                  --           --           --          --            --          922,272         10.6%     922,272
The Northwestern Mutual
  Life Insurance Company       --           --           --          --            --          693,728          8.0%     693,728
CML Holdings, LLC              --           --           --          --            --           --           --           --
QUAESTUS Management
  Corporation                  --           --           --          --            --           --           --           --
DBBC of Georgia, LLC           --           --           --          --            --           --           --           --
Richard W. Weening             --           --           --          --            --           --           --           --
Lewis W. Dickey, Jr.
William M. Bungeroth           96,725          7.1%      --          96,725(4)         1.3%     --           --           --
Richard J. Bonick, Jr.         96,725          7.1%      --          96,725(4)         1.3%     --           --           --
Robert H. Sheridan, III        --           --           --          --    (5)      --          --           --           --
Ralph B. Everett               --           --           --          --    (5)      --          --           --           --
All Executive Officers and
  Directors, as a group (6
  persons)................    193,450         14.2%      --         193,450           2.6%      --           --           --

                                                        CLASS C COMMON STOCK(2)
                                           --------------------------------------------------

                                                PRIOR TO STOCK
                                                  OFFERINGS           AFTER STOCK OFFERINGS
                                           ------------------------  ------------------------
NAME                         PERCENTAGE     NUMBER     PERCENTAGE     NUMBER     PERCENTAGE
--------------------------  -------------  ---------  -------------  ---------  -------------
State of Wisconsin
  Investment Board                 43.1%      --           --           --           --
NationsBanc Capital Corp.          38.4%      --           --           --           --
Heller Equity Capital
  Corporation                      10.6%      --           --           --           --
The Northwestern Mutual
  Life Insurance Company            8.0%      --           --           --           --
CML Holdings, LLC                --        1,643,214         67.5%   1,643,214         67.5%
QUAESTUS Management
  Corporation                    --          474,356         19.5%     474,356         19.5%
DBBC of Georgia, LLC             --          316,238         13.0%     316,238         13.0%
Richard W. Weening               --          474,356         19.5%     474,356(3)        19.5%
Lewis W. Dickey, Jr.                         316,238         13.0%     316,238(3)        13.0%
William M. Bungeroth             --           --           --           --           --
Richard J. Bonick, Jr.           --           --           --           --           --
Robert H. Sheridan, III          --           --           --           --           --
Ralph B. Everett                 --           --           --           --           --
All Executive Officers and
  Directors, as a group (6
  persons)................       --          790,594         32.5%     790,594         32.5%

------------------------------

(1) Except upon the occurrence of certain events, holders of Class B Common Stock are not entitled to vote, whereas each share of Class A Common Stock entitles its holders to one vote and subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. Under certain conditions and subject to prior governmental approval, shares of Class B Common Stock are convertible into shares of Class A Common Stock and/or Class C Common Stock.

(2) Subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. Under certain conditions and subject to prior governmental approval, shares of Class C Common Stock are convertible into shares of Class A Common Stock.

(3) Represents beneficial ownership attributable to Messrs. Weening and Dickey as a result of their controlling interests in QUAESTUS and DBBC, respectively. Does not include options to purchase 1,000,690 shares of Class C Common Stock granted to each of Messrs. Weening and Dickey under the Executive Plan.


(4) Does not include options to purchase 235,000 and 30,355 shares of Class A Common Stock granted to Messrs. Bungeroth and Bonick, respectively, under the 1998 Plan.



(5) Does not include options to purchase 30,000 shares of class A Common Stock granted to each of Messrs. Sheridan and Everett upon their election to the Board of Directors.

                                  UNDERWRITING

    Subject to the terms and conditions of an Underwriting Agreement dated
            , 1998 (the "Underwriting Agreement") among the Company and the Underwriters, the Underwriters named below (collectively, the "Underwriters"), acting through their representatives, Bear, Stearns & Co. Inc. and Lehman Brothers Inc. (the "Representatives") have agreed, severally and not jointly, to purchase from the Company and the Company has agreed to sell to the Underwriters the respective principal amounts of Notes set forth opposite their names below.

UNDERWRITERS                                                                                      PRINCIPAL AMOUNT
------------------------------------------------------------------------------------------------  ----------------
Bear, Stearns & Co. Inc.........................................................................   $
Lehman Brothers Inc.............................................................................

                                                                                                  ----------------
Total...........................................................................................   $  150,000,000
                                                                                                  ----------------
                                                                                                  ----------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are
severally committed to take and pay for $      million aggregate principal
amount of Notes if any are taken. The Company has agreed to indemnify the Underwriters against certain liabilities in connection with the offer and sale of the Notes, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and to contribute to payments that the Underwriters may be required to make in respect thereof. The closing of each Offering is conditioned upon the closing of each of the other Offerings.

    The Underwriters propose to offer all or part of the Notes directly to the public at the public offering price set forth on the cover page hereof and all or part to certain dealers at a price which represents concessions not to exceed
   % of the principal amount of the Notes. The Underwriters may allow, and any
such dealer may reallow, concessions to certain other dealers not to exceed    %
of the principal amount of the Notes. After the initial public offering, the public offering price and such concessions may be changed.

    The Notes will constitute a new class of securities with no established trading market. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market. The Company has been advised by the Representatives that following the completion of the Debt Offering, the Representatives intend to make a market in the Notes. However, they are not obligated to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice.

    In order to facilitate the Debt Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes during and after the Debt Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Notes for their own account by selling more Notes than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing Notes in the open market. In addition, the Underwriters may stabilize or maintain the price of the Notes by bidding for or purchasing Notes in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Debt Offering are reclaimed if Notes previously distributed in the Debt Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Notes to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced may be discontinued at any time.

    Lehman Brothers Inc. and Lehman Brothers Commercial Paper Inc., an affiliate of Lehman Brothers Inc., act as Arranger, and Syndication Agent and Administrative Agent, respectively, in connection with the Credit Facility and will receive any repayment by the Company of amounts outstanding under the Credit Facility from the proceeds of the Offerings. The Representatives will act as representatives of the underwriters in the concurrent Stock Offering and the concurrent Preferred Stock Offering. Each of the Representatives has engaged from time to time and may in the future engage in general financing and banking transactions with the Company or affiliates thereof.

    The Debt Offering is being made pursuant to the provisions of Section 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. Bear, Stearns & Co. Inc. ("Bear Stearns") has agreed to act as Qualified Independent Underwriter for the Debt Offering, and as such has assumed responsibilities of conducting due diligence and has reviewed and participated in the preparation of the Registration Statement. The yield on the Notes will not be lower than that recommended by Bear Stearns.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

    The following summary describes certain United States federal income tax consequences of the acquisition, ownership and disposition of the Notes as of the date hereof by a person who acquires the Notes from the Initial Purchasers. Except where noted, it deals only with Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, tax exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, life insurance companies, persons holding Notes as a part of a hedging or conversion transaction or a straddle, persons subject to the alternative minimum tax or holders of Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    As used herein, a "United States Holder" of a Note means an initial holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if
(i) a U.S. court is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. trustees or fiduciaries have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

    The Company does not intend to treat the Notes, the Class A Common Stock and the Series A Preferred Stock, all of which are being offered concurrently, as an investment unit for United States federal income tax purposes.

STATED INTEREST ON NOTES

    Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

MARKET DISCOUNT

    If a United States Holder purchases a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules, a United States Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

AMORTIZABLE BOND PREMIUM

    A United States Holder that purchases a Note for an amount in excess of the principal amount will be considered to have purchased the Note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. However, if the Note is purchased at a time when the Note may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of bond premium until later in the term of the Note. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

    Upon the sale, exchange, redemption, retirement or other disposition of a Note, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition and such holder's adjusted tax basis of the Note. A United States Holder's adjusted tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by market discount previously included in income by the United States Holder and reduced by any amortized premium previously deducted from income by the United States Holder. Except as described above with respect to market discount or except to the extent the gain or loss is attributable to accrued but unpaid stated interest, such gain or loss will be capital gain or loss. Under recently enacted legislation, an individual United States Holder generally will be subject to tax on the net amount of his or her capital gain realized on the sale or exchange of a Note at a maximum rate of (i) 28% for a note held for more than one year but not more than eighteen months and (ii) 20% for a Note held for more than eighteen months. Special rules (and generally lower maximum rates) apply for individuals whose taxable income is below certain levels. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

    Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

        (i) no United States federal withholding tax will be imposed with respect to the payment by the Company or its paying agent of principal, premium, if any, or interest on a Note owned by a Non-United States Holder (the "Portfolio Interest Exception"), provided (i) that such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) such Non-United States Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, (iii) such Non-United States Holder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and (iv) such Non-United States Holder satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

        (ii) no United States federal withholding tax will be imposed generally with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, redemption, retirement or other disposition of a Note; and

        (iii) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individuals death, effectively connected with the conduct of a United States trade or business by such individual.

    To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States Holder. Pursuant to current temporary U.S. Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States Holder (which certification may be made on an IRS Form W-8 (or substitute form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

    United States Treasury Regulations recently issued by the Internal Revenue Service, which will be effective for payments made after December 31, 1999 (subject to certain transition rules), made modifications to the certification procedure applicable to Non-United States Holders. In general, these regulations unify certain certification procedures and forms and clarify and modify reliance standards. A Non-United States Holder should consult its own tax advisor regarding the effect of the new Regulations.

    If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exception described in (a) above, payments on a Note made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or substitute form) claiming an exemption from or reduction of withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or substitute form) stating that interest paid on the Note is not subject to withholding tax because is is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under recently finalized Treasury regulations, for payments made after December 31, 1999, non-United States Holders will generally be required to provide an IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

    If a Non-United States Holder is engaged in a trade or business in the United States and payment on a note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from United States federal withholding tax as discussed above, will be subject to United States federal income tax on such payment on a net income basis in the same manner as if it were a United States Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such payment on a Note will be included in such foreign corporation's earnings and profits.

    Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to payments on a Note and to the proceeds of the sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "-- Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

    In addition, backup withholding and information reporting will not apply if payments on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable U.S. Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting (but not backup withholding), unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary U.S. Treasury regulations provide that the U.S. Treasury is considering whether backup withholding will apply with respect to payments of principal, premium, if any, interest or the proceeds of a sale that are subject to backup withholding under the current regulations.

    Payments on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

    In October 1997, United States Treasury Regulations were issued which alter the foregoing rules in certain respects and which generally will apply to any payments in respect of a Note or proceeds from the sale of a Note that are made after December 31, 1999. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the general backup withholding requirements. Holders of the Notes should consult their tax advisors concerning the possible application of such regulations to any payments made on or with respect to the Notes.

    Any amounts withheld under the backup withholding rules will be credited toward such Holder's United States federal income tax liability, if any. To the extent that the amounts withheld exceed the Holder's tax liability, the excess may be refunded to the Holder provided the required information is furnished to the IRS. In addition to providing the necessary information, the Holder must file a United States tax return in order to obtain a refund of the excess withholding.

                                 LEGAL MATTERS



    Certain legal matters with respect to the Notes offered hereby will be passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Ralph B. Everett, who will be elected to serve as a Director of the Company upon the consummation of the Offerings, is a partner in the Washington, D.C. office of Paul, Hastings, Janofsky & Walker LLP. Simpson Thacher & Bartlett, New York, New York, has acted as counsel to the Underwriters in connection with the Offerings.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION TO OR MAKE ANY REPRESENTATIONS NOT IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CUMULUS MEDIA INC. OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES TO ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ----------------

                               TABLE OF CONTENTS

                                               PAGE
                                               -----
Prospectus Summary........................
Risk Factors..............................
Use of Proceeds...........................
Capitalization............................
Unaudited Pro Forma Combined Financial
  Statements..............................
Selected Historical Financial Data........
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................
Business..................................
Pending Acquisitions......................
Management................................
Certain Relationships and Related
  Transactions............................
Principal Stockholders....................
Description of Capital Stock..............
Description of Credit Facility............
Description of Notes......................
Underwriting..............................
Certain Federal Income Tax
  Considerations..........................
Legal Matters.............................
Experts...................................
Additional Information....................
Index to Financial Statements.............         F-1

    UNTIL               , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  $150,000,000

                                     [LOGO]

                               CUMULUS MEDIA INC.

                             % SENIOR SUBORDINATED
                                 NOTES DUE 2008

                                 --------------

                                   PROSPECTUS

                                ---------------

                            BEAR, STEARNS & CO. INC.
                                LEHMAN BROTHERS

                                           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

                   SUBJECT TO COMPLETION, DATED JUNE 25, 1998


PRELIMINARY PROSPECTUS
                                  $125,000,000

     [LOGO]
                               CUMULUS MEDIA INC.
   % SERIES A CUMULATIVE EXCHANGEABLE REDEEMABLE PREFERRED STOCK DUE 2009

    Cumulus Media Inc. is offering $125.0 million of its    % Series A
Cumulative Exchangeable Redeemable Preferred Stock due 2009 (the "Series A Preferred Stock"), approximately $34.2 million of which are being offered directly by the Company, and not through the Underwriters (as defined in "Underwriting"), to The Northwestern Mutual Life Insurance Company, the sole owner of the NML Preferred Stock (as defined in "Prospectus Summary--Reorganization and Corporate Structure"), which had an accreted value as of June 1, 1998 of $34,179,810, at a purchase price equal to the price to public (the "Preferred Stock Offering"). The Company will issue 125,000 shares of the Series A Preferred Stock. Each share of Series A Preferred Stock will have a liquidation preference of $1,000 per share. All dividends will be cumulative from the date of issuance of the Series A Preferred Stock and will be
payable quarterly in arrears on        ,        ,        and        of each year
commencing on        , 1998. On or before        , 2003, the Company may, at its
option, pay dividends in cash or in additional fully-paid and non-assessable shares of Series A Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. Thereafter, dividends may be paid in cash only. It is not expected that the Company will pay any dividends in cash for the
period ending on or prior to        , 2003. On any scheduled dividend payment
date, the Company may, at its option, but subject to certain conditions, exchange all but not less than all of the shares of the Series A Preferred Stock
for the Company's    % Subordinated Exchange Debentures Due 2009 (the "Exchange
Debentures").

    The Company will be required, subject to certain conditions, to redeem all of the Series A Preferred Stock or the Exchange Debentures, as the case may be,
on        , 2009. Except as described below, the Company may not redeem the
Series A Preferred Stock or the Exchange Debentures prior to        , 2003. On
or after such date, the Company may, at its option, redeem the Series A Preferred Stock or the Exchange Debentures, in whole or in part, for cash, at the redemption prices set forth herein together with, in the case of the Series A Preferred Stock, all accumulated and unpaid dividends to the date of redemption, or in the case of the Exchange Debentures, all accrued and unpaid
interest to the date of redemption. Prior to        , 2001, the Company may
redeem up to 50% of the original aggregate liquidation preference of the Series A Preferred Stock or the original aggregate principal amount of the Exchange Debentures, as the case may, be with the proceeds of one or more Equity Offerings (as defined in "Description of Series A Preferred Stock and Exchange Debentures--Optional Redemption") at the redemption price set forth herein. Upon the occurrence of a Change of Control (as defined in "Description of Series A Preferred Stock and Exchange Debentures--Certain Definitions"), the Company will be required to make an offer to purchase the Series A Preferred Stock or the Exchange Debentures, for cash, at a price equal to 101% of the liquidation preference or aggregate principal amount, as the case may be, thereof, together with, in the case of the Series A Preferred Stock, all accumulated and unpaid dividends to the date of purchase, or in the case of the Exchange Debentures, all accrued and unpaid interest thereon. See "Description of the Series A Preferred Stock and Exchange Debentures."

    The Exchange Debentures will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Exchange Debenture Senior Debt (as defined in "Description of Series A Preferred Stock and Exchange Debentures--Certain Definitions") of the Company, including all borrowings of the Company under the Company's Credit Facility (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations") and the Notes (as defined below). On a pro forma basis after giving effect to the Transactions (as defined in "Prospectus Summary") as if they had occurred on March 31, 1998, the Company would have had outstanding approximately $40.6 million of Exchange Debenture Senior Debt that would effectively rank senior to the Exchange Debentures. See "Description of Series A Preferred Stock and Exchange Debentures--Exchange Debentures--Subordination." The Exchange Debenture Indenture (as defined in "Description of the Series A Preferred Stock and Exchange Debentures--Exchange Debentures--General") permits the Company and its subsidiaries to incur additional indebtedness, including Exchange Debenture Senior Debt, subject to certain limitations. See "Capitalization" and "Description of the Series A Preferred Stock and Exchange Debentures."

    Concurrently with the Preferred Stock Offering, $150.0 million of    %
Senior Subordinated Notes Due 2008 (the "Notes") and 7,420,000 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), are being offered to the public by the Company (the "Debt Offering" and the "Stock Offering", respectively, and together with the Preferred Stock Offering, the "Offerings"). Consummation of each Offering is contingent upon the consummation of each of the other Offerings. A portion of the proceeds of the Offerings will be used to repay the Credit Facility for which affiliates of Lehman Brothers Inc. act as arranger and lender.
                           --------------------------

    SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN EVALUATING AN INVESTMENT IN THE SERIES A PREFERRED STOCK.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                 UNDERWRITING
                                                             PRICE TO           DISCOUNTS AND          PROCEEDS TO
                                                            PUBLIC(1)           COMMISSIONS(2)      THE COMPANY(1)(3)
Per Share of Exchangeable Preferred Stock............           %                     %                     %
Total................................................           $                     $                     $

(1) Plus accumulated dividends, if any, from the date of issuance.

(2) See "Underwriting" for indemnification arrangements with the Underwriters.

(3) Before deducting expenses of the Preferred Stock Offering, payable by the
    Company, estimated at $         .
                         ------------------------------
    The Series A Preferred Stock is offered by Bear, Stearns & Co. Inc. and Lehman Brothers Inc., as Underwriters (the "Underwriters"), subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part. It is expected that the Series A Preferred Stock will be available for delivery in New
York, New York, on or about       , 1998 in book-entry form through the
facilities of The Depository Trust Company.
BEAR, STEARNS & CO. INC.                                         LEHMAN BROTHERS

                  The date of this Prospectus is       , 1998.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A PREFERRED STOCK, INCLUDING OVER-ALLOTMENTS, STABILIZING BIDS AND SHORT COVERING TRANSACTIONS AND THE IMPLEMENTATION OF PENALTY BIDS. SEE "UNDERWRITING."

                          THE PREFERRED STOCK OFFERING

ISSUER.......................................  Cumulus Media Inc.

SECURITIES OFFERED...........................  125,000 shares of    % Series A Cumulative
                                               Exchangeable Redeemable Preferred Stock due
                                               2009. Each share of Series A Preferred Stock
                                               will have a liquidation preference of $1,000
                                               per share.

MATURITY.....................................  , 2009.

DIVIDEND.....................................  All dividends will be cumulative from the date of issuance of the Series A Preferred
                                               Stock and will be payable quarterly in
                                               arrears on        ,        ,        , and
                                                      of each year, commencing on
                                                          , 1998. On or before            ,
                                               2003, the Company may, at its option, pay
                                               dividends in cash or in additional fully paid
                                               and non-assessable shares of Series A
                                               Preferred Stock having an aggregate
                                               liquidation preference equal to the amount of
                                               such dividends. After            , 2003,
                                               dividends may be paid only in cash.

VOTING RIGHTS................................  Holders of Series A Preferred Stock will have no voting rights with respect to general
                                               corporate matters except as provided by law
                                               or, in certain limited circumstances, as set
                                               forth in the Certificate of Designation (as
                                               defined in "Description of the Series A
                                               Preferred Stock and Exchange
                                               Debentures--Series A Preferred Stock"). See
                                               "Description of the Series A Preferred Stock
                                               and Exchange Debentures--Series A Preferred
                                               Stock--Voting Rights."

MANDATORY REDEMPTION.........................  The Company is required, subject to certain conditions, to redeem all of the Series A
                                               Preferred Stock outstanding on            ,
                                               2009 at a redemption price equal to 100% of
                                               the liquidation preference thereof, plus,
                                               without duplication, accumulated and unpaid
                                               dividends to the date of redemption.

OPTIONAL REDEMPTION..........................  Except as described below, the Company may not redeem the Series A Preferred Stock prior
                                               to            , 2003. On or after such date,
                                               the Company may, at its option redeem the
                                               Series A Preferred Stock, in whole or in
                                               part, at the redemption prices set forth
                                               herein together with accumulated and unpaid
                                               dividends, if any, to the date of redemption.
                                                Prior to            , 2001, the Company, at
                                               its option, may redeem up to 50% of the
                                               liquidation preference of the Series A
                                               Preferred Stock, with the proceeds of one or
                                               more

                                               Equity Offerings at a redemption price equal
                                               to    % of the original aggregate liquidation
                                               preference thereof, together with accumulated
                                               and unpaid dividends, if any, to the date of
                                               redemption.

CHANGE OF CONTROL............................  Upon the occurrence of a Change of Control, the Company will be required to make an offer
                                               to purchase the Series A Preferred Stock for
                                               cash at a purchase price of 101% of the
                                               liquidation preference thereof, together with
                                               all accumulated and unpaid dividends to the
                                               date of purchase.

RANKING......................................  The Series A Preferred Stock will rank (i)
                                               senior to all other classes of Capital Stock
                                               of the Company established after the issue
                                               date of the Series A Preferred Stock which do
                                               not expressly provide that such classes rank
                                               on a parity with the Series A Preferred Stock
                                               as to dividends and distributions upon the
                                               liquidation, winding up and dissolution of
                                               the Company and (ii) subject to certain
                                               conditions, on a parity with any class of
                                               Capital Stock established after the date of
                                               issuance of the Series A Preferred Stock the
                                               terms of which expressly provide that such
                                               class or series will rank on a parity with
                                               the Series A Preferred Stock as to dividends
                                               and distributions upon the liquidation,
                                               winding up and dissolution of the Company.
                                               Creditors of the Company will have priority
                                               over the Series A Preferred Stock with
                                               respect to claims on the assets of the
                                               Company. See "Description of the Series A
                                               Preferred Stock and Exchange
                                               Debentures--Series A Preferred Stock--Rank."

CERTAIN COVENANTS............................  The Certificate of Designation for the
                                               issuance of the Preferred Stock will limit:
                                               (i) the incurrence of additional indebtedness
                                               by the Company and its Restricted
                                               Subsidiaries (as defined in "Description of
                                               Series A Preferred Stock and Exchange
                                               Debentures--Certain Definitions"); (ii) the
                                               redemption or repurchase of Junior Securities
                                               (as defined in "Description of the Series A
                                               Preferred Stock and Exchange
                                               Debentures--Rank") or Parity Securities (as
                                               defined in "Description of the Series A
                                               Preferred Stock and Exchange
                                               Debentures--Rank") and the payment of
                                               dividends thereon; (iii) certain investments;
                                               (iv) consolidations or mergers; and (v)
                                               certain transactions with affiliates.
                                               However, all these limitations and
                                               prohibitions are subject to a number of
                                               important qualifications and exceptions. See
                                               "Description of the Series A

                                               Preferred Stock and Exchange Debentures--
                                               Series A Preferred Stock--Certain Covenants."

SECURITY.....................................  None.

EXCHANGE FEATURE.............................  On any scheduled dividend payment date, subject to provisions of the Company's debt
                                               instruments, the Company may, at its option,
                                               exchange all but not less than all of the
                                               shares of the Series A Preferred Stock then
                                               outstanding for the Company's Exchange
                                               Debentures. See "Description of the Series A
                                               Preferred Stock and Exchange
                                               Debentures--Series A Preferred
                                               Stock--Exchange."

THE EXCHANGE DEBENTURES

THE EXCHANGE DEBENTURES......................  % Subordinated Exchange Debentures Due 2009.

MATURITY.....................................  , 2009.

INTEREST.....................................  Interest on the Exchange Debentures will be payable semi-annually in cash (or on or prior
                                               to            , 2003, in additional Exchange
                                               Debentures, at the option of the Company) in
                                               arrears on            and            of each
                                               year, commencing with the first such date
                                               after the Exchange Date.

OPTIONAL REDEMPTION..........................  Except as described below, the Company may not redeem the Exchange Debentures prior to
                                                          , 2003. On or after such date, the
                                               Company may, at its option, redeem the
                                               Exchange Debentures, in whole or in part, at
                                               the redemption prices set forth herein
                                               together with accrued and unpaid interest, if
                                               any, to the date of redemption. Prior to
                                                          , 2001, the Company may, at its
                                               option, redeem up to 50% of the original
                                               aggregate principal amount of the Exchange
                                               Debentures with the proceeds of one or more
                                               Equity Offerings at a redemption price equal
                                               to    % of the principal amount of the
                                               Exchange Debentures to be redeemed, together
                                               with accrued and unpaid interest, if any, to
                                               the date of redemption.

CHANGE OF CONTROL............................  Upon the occurrence of a Change of Control, subject to certain restrictions in the
                                               Company's debt instruments, the Company will
                                               be required to make an offer to repurchase
                                               the Exchange Debentures held by such holder
                                               at a price equal to 101% of the principal
                                               amount thereof, together with accrued and
                                               unpaid interest, if any, to the date of
                                               repurchase.

RANKING......................................  The Exchange Debentures will be unsecured and will be subordinated in right of payment to
                                               all existing and future Exchange Debenture
                                               Senior Debt of the Company, including the
                                               Credit Facility and the Notes, and will be
                                               effectively subordinated to all obligations
                                               of the subsidiaries of the Company. The
                                               Exchange Debentures will rank senior to all
                                               other Exchange Debenture Subordinated Debt
                                               (as defined in "Description of Series A
                                               Preferred Stock and Exchange
                                               Debentures--Certain Definitions") of the
                                               Company. The indenture under which the
                                               Exchange Debentures will be issued (the
                                               "Exchange Debenture Indenture") permits the
                                               Company to incur additional indebtedness,
                                               including Exchange Debenture Senior Debt,
                                               subject to certain limitations. See "Risk
                                               Factors" and "Description of the Series A
                                               Preferred Stock and Exchange
                                               Debentures--Exchange
                                               Debentures--Subordination and Ranking."

RESTRICTIVE COVENANTS........................  The Exchange Debenture Indenture will limit:
                                               (i) the incurrence of additional indebtedness
                                               by the Company and its Restricted
                                               Subsidiaries; (ii) the payment of dividends
                                               on, and redemption of, capital stock of the
                                               Company and its Restricted Subsidiaries and
                                               the redemption of certain subordinated
                                               obligations of the Company and its Restricted
                                               Subsidiaries; (iii) investments; (iv) sales
                                               of assets and Restricted Subsidiary stock;
                                               (v) certain transactions with affiliates;
                                               (vi) the sale or issuance of capital stock of
                                               Restricted Subsidiaries; (vii) the creation
                                               and existence of liens; and (viii)
                                               consolidations, mergers and transfers of all
                                               or substantially all of the Company's assets.
                                               The Exchange Debenture Indenture will also
                                               prohibit certain restrictions on
                                               distributions from Restricted Subsidiaries.
                                               However, all of these limitations and
                                               prohibitions are subject to a number of
                                               important qualifications and exceptions. See
                                               "Description of the Series A Preferred Stock
                                               and Exchange Debentures--Exchange
                                               Debentures--Certain Covenants."

USE OF PROCEEDS..............................  Approximately $245.1 million of the net proceeds of the Offerings will be used to
                                               finance the Pending Acquisitions. The balance
                                               of the net proceeds of the Offerings will be
                                               used to repay the principal amount of
                                               Indebtedness currently outstanding under the
                                               Credit Facility for which affiliates of
                                               Lehman Brothers Inc. act as arranger

                                               and lender. See "Use of Proceeds" and
                                               "Description of Credit Facility and Notes."

CONCURRENT OFFERINGS.........................  Concurrently with the Preferred Stock
                                               Offering, the Company is offering 6,250,000
                                               shares of its Class A Common Stock and $150
                                               million aggregate principal amount of its
                                                  % Senior Subordinated Notes due 2008. Each
                                               Offering is conditioned upon consummation of
                                               each of the other Offerings. See "Use of
                                               Proceeds."

                                  RISK FACTORS

    An investment in the Series A Preferred Stock offered hereby involves a high degree of risk. Prospective purchasers of the Series A Preferred Stock offered hereby should carefully consider the factors set forth in "Risk Factors", as well as the other information set forth in this Prospectus, before making an investment in the Series A Preferred Stock.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF SERIES A PREFERRED STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE SERIES A PREFERRED STOCK OFFERED HEREBY.

RISKS OF ACQUISITION STRATEGY

    The Company intends to pursue growth through internal expansion and the acquisition of radio broadcasting companies, radio station groups and individual radio stations in mid-size and smaller markets. The Company cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisitions would be. The Company is currently evaluating certain acquisitions; however, other than as described in "Pending Acquisitions," the Company currently has no binding commitments to acquire any specific business or other material assets. Consummation of the Pending Acquisitions and any subsequent acquisitions is subject to various conditions, including FCC and other regulatory approvals including, in some cases, expiration or termination of applicable waiting periods and possible review by the DOJ and the Federal Trade Commission ("FTC") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). There can be no assurances that any of these conditions will be satisfied. Consummation of the Pending Acquisitions and any subsequent acquisitions will also be subject to FCC limits on the number of stations a broadcaster may own in a given local market and other FCC rules or policies such as the cross-interest policy, which may limit the Company's ability to acquire stations in certain markets where one or more of the Company's shareholders has other media interests. In addition, in two markets in which there are Pending Acquisitions (Dubuque, IA and Grand Junction, CO), petitions or informal objections have been filed against the Company's FCC assignment applications and certain FCC staff questions have been raised with respect ot Pending Acquisitions in several other markets. All such petitions, objections and FCC staff inquiries must be resolved before FCC approval can be obtained and the Pending Acquisitions can be consummated. The Company is aware that DOJ has opened an investigation with respect to the Company's Pending Acquisitions in two markets which potentially affects the acquisition of up to an additional nine stations in the aggregate.

    The consummation of the Offerings is not conditioned on the consummation of any of the Pending Acquisitions. No assurances can be given that such transactions will be consummated or that, if completed, they will be successful. The Company's acquisition strategy involves numerous risks, including difficulties in identifying targets and negotiating definitive purchase agreements on satisfactory terms, the integration of operations and systems and the management of a large and geographically diverse group of stations, the diversion of management's attention from other business concerns and the potential loss of key employees at acquired stations. See "Business -- Integration of Acquired Businesses." There can be no assurance that the Company's management will be able to manage effectively the resulting business or that such acquisitions will benefit the Company. In addition, there can be no assurance that the Company will be able to acquire properties at valuations as favorable as previous acquisitions. Depending upon the nature, size and timing of future acquisitions, the Company may be required to raise financing in addition to the financing necessary to consummate the Pending Acquisitions. There can be no assurance that the Credit Facility, the Indenture, the Certificate of Designation (as defined in Description of Capital Stock--Series A Preferred Stock and Exchangeable Debentures) or the Exchange Debenture Indenture (as defined in Description of Capital Stock--Series A Preferred Stock and Exchangeable Debentures) or any other agreements to which the Company may become a party will permit such additional financing or that such additional financing will be available to the Company or, if available, that such financing would be on terms acceptable to its management. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

LIMITED OPERATING HISTORY

    The Company began operations in May 1997 and, consequently, has a limited operating history and limited historical financial information upon which investors may base their evaluation of the Company's performance.

MANAGEMENT OF RAPID GROWTH

    The Company has grown very rapidly through acquisitions, which will place significant demands on its administrative, operational and financial resources. Although the Company has been successful to date in initiating the integration of new properties, future performance and profitability, if any, will depend in part on the Company's ability to integrate fully the operations and systems of acquired radio stations and radio groups, to hire qualified additional personnel, and to implement necessary enhancements to its Internet-based and other management systems to respond to changes in its business.

NET LOSS

    The Company had a net loss attributable to common stockholders of approximately $6.2 million for the three months ended March 31, 1998 and $3.9 million for the period from inception on May 22, 1997 to December 31, 1997, and additional losses can be expected to continue while the Company pursues its strategy of acquiring and developing radio stations. Pro forma for the Transactions, net loss attributable to common stockholders was approximately $11.9 million for the three months ending March 31, 1998 and $39.8 million for the year ended December 31, 1997. The Company expects to generate net income on a historical basis for the year ending December 31, 2000. However, there can be no assurance that the Company will be profitable in the future.

SIGNIFICANT CAPITAL REQUIREMENTS

    If consummated, the Pending Acquisitions and other acquisitions for which the Company has entered into non-binding arrangements with potential sellers could require substantial capital. The Company estimates that it will have significant capital requirements for the remainder of 1998, including approximately $245.1 million for the consummation of the Pending Acquisitions. The Company expects that the net proceeds from the Offerings, together with internally generated cash flows and borrowings under the Credit Facility, will provide sufficient funds for the Company to complete the Pending Acquisitions. The amount of the Company's future capital requirements will depend upon many factors, however, including the volume of future acquisitions, as well as regulatory, technological and competitive developments in the radio broadcasting industry, and may differ materially from the Company's current estimates.

SUBSTANTIAL LEVERAGE

    After giving effect to the Transactions, the Company will have consolidated Indebtedness that is substantial in relation to its cash flow and stockholders' equity. As of March 31, 1998, on a pro forma basis after giving effect to the Transactions, the Company would have had outstanding, on a consolidated basis, long-term Indebtedness (including current portion) of approximately $190.6 million, preferred stock subject to mandatory redemption of approximately $125.0 million and stockholders' equity of approximately $144.2 million. See "Capitalization." The Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture limit the incurrence of additional Indebtedness by the Company and its subsidiaries, in each case subject to certain significant exceptions.

    The level of the Company's Indebtedness could have several important consequences to the holders of the Series A Preferred Stock, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate or other purposes may be impaired in the future; (iii) certain of the Company's borrowings will be at variable rates of interest (including any borrowings under the Credit Facility), which will expose the Company to the risk of increased interest rates; (iv) the Company's leveraged position and the covenants contained in the Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture could limit the Company's ability to compete, expand and make capital improvements; (v) the Company's level of Indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions; and (vi) certain restrictive covenants contained in the Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture limit the ability of Cumulus to pay dividends and make other distributions to its stockholders.

ABILITY TO SERVICE DEBT OBLIGATIONS

    The Company's ability to satisfy its debt service obligations, including the Exchange Debentures, and pay dividends on the Series A Preferred Stock will depend upon its future financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legislative and regulatory factors, certain of which are beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned acquisitions, expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its debt service and other obligations in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to sell material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom or that such sales could be effected on terms satisfactory to the Company or at all. As a result of the net loss attributable to common stockholders, earnings were insufficient to cover fixed charges and preferred stock dividend requirements by approximately $3.5 million and $3.5 million for the period from inception on May 22, 1997 to December 31, 1997 and for the three months ended March 31, 1998, respectively. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS AND PREFERRED STOCK

    The Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture contain certain covenants that restrict, among other things, the ability of the Company and its subsidiaries to incur additional Indebtedness, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Credit Facility, the Indenture and the Exchange Debenture Indenture also restrict the ability of the Company to incur liens or to consummate certain asset sales. The Credit Facility also requires the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Credit Facility, the Indenture, the Certificate of Designation and/or the Exchange Debenture Indenture. Upon the occurrence of an event of default under the Credit Facility, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If Cumulus were unable to repay those amounts, the lenders under the Credit Facility could proceed against the collateral granted to them to secure that Indebtedness. If the Indebtedness under the Credit Facility were to be accelerated, there can be no assurance that the assets of Cumulus would be sufficient to repay in full such Indebtedness and the other Indebtedness of the Company, including the Exchange Debentures. The ability of the Company to comply with the restrictions and covenants in the Credit Facility, the Indenture, the Certificate of Designation and the Exchange Debenture Indenture will be dependent upon the Company's future performance and various other factors, such as legislative, business and regulatory factors, certain of which are beyond its control. If the Company fails to comply with the restrictions and covenants in the Credit Facility, the Indenture, the Certificate of Designation or the Exchange Debenture Indenture, the Company's obligation to repay the Notes, the Exchange Debentures and its Indebtedness under the Credit Facility may be accelerated.

REDEMPTION OF SERIES A PREFERRED STOCK UPON CHANGE OF CONTROL

    Upon a Change of Control, the Company may be required to offer to purchase all of the outstanding shares of the Series A Preferred Stock or the Exchange Debentures at 101% of the principal amount or liquidation preference thereof, as the case may be, plus accrued and unpaid dividends or interest to the date of purchase. The source of funds for any such purchase would be the Company's available cash or cash generated from other sources. However, there can be no assurance that sufficient funds would be available at the time of any Change of Control to make any required purchases of Series A Preferred Stock tendered or, if applicable, that restrictions in the Credit Facility or the Indenture would permit the Company to make such required purchases. The Credit Facility and the Indenture will require that the Company repay all amounts outstanding under the Credit Facility and the Notes prior to making any payments on the Series A Preferred Stock upon a Change of Control. The Certificate of Designation may not afford holders of Series A Preferred Stock the right to require the Company to repurchase the Series A Preferred Stock in the event of certain transactions, such as a highly leveraged transaction, that may adversely affect holders of Series A Preferred Stock if such transaction is not a transaction defined as a Change of Control. Certain events involving a Change of Control may result in an event of default under the Credit Facility or the Indenture or other Indebtedness of the Company that may be incurred in the future. The Company's failure to purchase tendered Series A Preferred Stock would constitute an event of default under the Indenture and the Credit Facility, which could have adverse consequences for the Company and the holders of the Series A Preferred Stock. The definition of "Change of Control" includes a sale, lease, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole to a person or group of persons. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of the Series A Preferred Stock to require the Company to repurchase such Series A Preferred Stock as a result of a sale, lease, conveyance or transfer of all or substantially all of the Company's assets to a person or group of persons may be uncertain. See "Description of the Series A Preferred Stock and Exchange Debentures -- Series A Preferred Stock -- Repurchase at the Option of Holders."

SUBORDINATION OF THE EXCHANGE DEBENTURES

    The Exchange Debentures will be subordinated in right of payment to all Exchange Debenture Senior Debt of the Company. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchange Debentures only after all Exchange Debenture Senior Debt has been paid in full and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures then outstanding. In addition, Indebtedness outstanding under the Credit Facility is secured by substantially all of the assets of the Company and its subsidiaries in which a security interest may lawfully be granted. Additional Exchange Debenture Senior Debt may be incurred by the Company from time to time subject to certain restrictions contained in the Credit Facility and the Indenture.

TAX CONSEQUENCES OF DISTRIBUTIONS WITH RESPECT TO THE SERIES A PREFERRED STOCK
  AND EXCHANGE DEBENTURES; POTENTIAL FOR UNPLANNED DEEMED DIVIDEND INCOME AND ORIGINAL ISSUE DISCOUNT

    If the redemption price of the Series A Preferred Stock exceeds its issue price by more than a DE MINIMIS (or negligible) amount, such excess may be treated as a constructive distribution with respect to the Series A Preferred Stock of additional stock over the term of the Series A Preferred Stock using a constant interest rate method similar to that used for accruing original issue discount. In addition, because the issue price of the Series A Preferred Stock distribution in lieu of payment of cash dividends (the "Dividend Shares") will be equal to the fair market value of the Series A Preferred Stock at the time of distribution, it is possible depending on its fair market value at the time, that such Dividend Shares will be issued with a redemption premium large enough to be considered a dividend as described above. In such event, holders would be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income, and such Series A Preferred Stock might trade separately, which might adversely affect the liquidity of the Series A Preferred Stock.

    The Company may, at its option and under certain circumstances, issue Exchange Debentures in exchange for the Series A Preferred Stock. Any such exchange will be a taxable event to holders of the Series A Preferred Stock. Furthermore, the Exchange Debentures may in certain circumstances be treated as having been issued with original issue discount for U.S. federal income tax purposes. In such event, holders of Exchange Debentures will be required to include such original issue discount (as ordinary income) in income over the life of the Exchange Debentures, in advance of the receipt of cash attributable to such income.

HOLDING COMPANY STRUCTURE-DEPENDENCE UPON OPERATIONS OF SUBSIDIARIES

    The Company conducts its business through its subsidiaries and has no operations of its own. Consequently, the Company will be dependent upon the cash flow of such subsidiaries and distributions thereof from such subsidiaries to the Company in order to pay the liquidation preference of and dividends when due on the Series A Preferred Stock and interest and principal when due to holders of the Exchange Debentures. The Company's subsidiaries will have no obligation, contingent or otherwise, to make any funds available to the Company for payment of the aggregate liquidation preference and dividends on the Series A Preferred Stock or interest or principal on the Exchange Debentures. Under the Indenture, the Credit Facility, the Certificate of Designation and the Exchange Debenture Indenture, the Company's subsidiaries will be restricted in their ability to incur debt in the future.

FRAUDULENT CONVEYANCE RISKS

    Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the obligation of, or liens securing, the Exchange Debentures in favor of other existing or future creditors of the Company.

    Under applicable provisions of Federal bankruptcy law or comparable provisions of state fraudulent transfer laws and state corporation law statutes, if, among other things, the Company, at the time it incurred the Indebtedness evidenced by the Exchange Debentures, (i)(a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged or about to become engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature or (d) was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), and (ii) the Company received or receives less than reasonably equivalent value or fair consideration for the incurrence of the Indebtedness evidenced by the Exchange Debentures, any pledge or other security interest securing such Indebtedness could be voided, or claims in respect of the Exchange Debentures or the other security interest securing such Indebtedness could be voided, or claims in respect of the Exchange Debentures could be subordinated to all other debts of the Company. The voiding or subordination of any of such pledges or other security interests or of any of such Indebtedness could result in acceleration thereof. In addition, the payment of interest and principal by the Company pursuant to the Exchange Debentures could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company.

    The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company would be considered insolvent if (i) the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

    On the basis of the pro forma financial information included in this Prospectus and other factors, the Company believes that after giving effect to the Indebtedness being incurred in connection with the Exchange Debentures, the Company will be solvent and will continue to be solvent after issuing the Exchange Debentures, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations.

ABSENCE OF PUBLIC MARKET FOR THE SERIES A PREFERRED STOCK

    The Series A Preferred Stock will be new securities for which there currently is no established trading market. The Company does not intend to apply for listing of the Series A Preferred Stock on any national securities exchange or for quotation of the Series A Preferred Stock on any automated dealer quotation system. Although the Underwriters have informed the Company that they currently intend to make a market in the Series A Preferred Stock and, if issued, the Exchange Debentures, the Underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. The liquidity of any market for the Series A Preferred Stock and, if issued, the Exchange Debentures will depend upon the number of holders of the Series A Preferred Stock, the interest of securities dealers in making a market in the Series A Preferred Stock and, if issued, the Exchange Debentures and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Series A Preferred Stock and, if issued, the Exchange Debentures. If an active trading market for the Series A Preferred Stock and, if issued, the Exchange Debentures does not develop, the market price and liquidity of the Series A Preferred Stock and, if issued, the Exchange Debentures may be adversely affected. If the Series A Preferred Stock are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading markets for, the Series A Preferred Stock and, if issued, the Exchange Debentures may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the Series A Preferred Stock, independent of the financial performance of or prospects for the Company.

BUSINESS RISKS

    Future operations of the Company are subject to many variables which could have a material adverse effect upon the Company's financial performance. These variables include economic conditions, both generally and relative to the radio broadcasting industry; shifts in population and other demographics; shifts in audience tastes; the level of competition for advertising dollars with other radio stations, television stations and other entertainment and communications media; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in laws and governmental regulations and policies and actions of federal regulatory bodies, including the DOJ, the FTC and the FCC. Although the Company believes that substantially all of its radio stations, now owned or to be acquired upon completion of the Pending Acquisitions, are positioned to compete effectively in their respective markets, there can be no assurance that any such station will be able to maintain or increase its current audience ratings and advertising revenues. See "Business -- Competition." Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and the introduction of digital audio broadcasting ("DAB"). DAB may deliver by satellite to nationwide and regional audiences multi-channel, multi-format digital radio services with sound quality equivalent to compact discs and may sell advertising. The Company cannot predict the effect, if any, that any such new technologies may have on the radio broadcasting industry or the Company. See "Business -- Competition."

COMPETITION

    Radio broadcasting is a highly competitive business. The Company's radio stations, now owned or to be acquired upon completion of the Pending Acquisitions, compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media, such as newspapers, magazines, cable and broadcast television, outdoor advertising and direct mail. In addition, certain of the Company's stations compete, and in the future other of the Company's stations may compete, with groups of two or more stations operated by a single operator. Audience ratings and market shares are subject to change, and any adverse change in a particular market could have a material adverse effect on the revenue of stations located in that market. While the Company already competes with other stations with comparable programming formats in many of its markets, if another radio station in the market were to convert its programming format to a format similar to one of the Company's stations, or launch aggressive promotional campaigns, or if a new station were to adopt a competitive format, or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings and/or advertising revenue and could require increased promotional and other expenses, and consequently would have a lower Broadcast Cash Flow (as defined under "Certain Definitions and Market and Industry Data"). The Telecommunications Act of 1996 (the "Telecom Act") facilitates the consolidation of ownership of other radio broadcasting stations in the markets in which the Company operates or may operate in the future. Some of such competing in-market consolidated owners may be larger and have substantially more financial and other resources than the Company. In addition, increased consolidation in mid-size and smaller markets may result in greater competition for acquisition properties and a corresponding increase in purchase prices for such properties paid by the Company. See "Business-- Competition."

GOVERNMENTAL REGULATION OF BROADCASTING INDUSTRY

    The broadcasting industry is subject to extensive and changing federal regulation that, among other things, requires approval by the FCC for the issuance, renewal, modification, transfer of control, or assignment of broadcasting station operating licenses, limits the number of broadcasting properties that the Company may acquire in any market, and regulates certain operating practices of radio stations. Additionally, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules impose limitations on alien ownership and voting of the capital stock of the Company. The Telecom Act creates significant new opportunities for broadcasting companies, but also creates uncertainties as to how the FCC and the courts will enforce and interpret the Telecom Act.

    The number of radio stations the Company may acquire or operate pursuant to an LMA in any market, overall and in each service (i.e., AM or FM), is limited by the Telecom Act and FCC rules and may vary depending upon whether the interests in other radio stations or certain other media properties of certain individuals or entities affiliated with the Company are attributable to those individuals or entities under FCC rules. The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. The interests of the Company's officers, directors and 5% or greater voting stockholders are generally attributable to the Company. Certain of the Company's officers and directors, and at least one stockholder of the Company, have attributable broadcast interests outside of their involvement with the Company, which will limit the number of radio stations that the Company may acquire or own in any market in which such officers or directors (or stockholders) hold or acquire such outside attributable broadcast interests. Moreover, under the FCC's cross-interest policy, the FCC, in certain instances, may prohibit one party from acquiring an attributable interest in one media outlet and a substantial non-attributable interest in another media outlet in the same market, thereby prohibiting a particular acquisition by the Company. The markets in which the Company may be subject to restricitons on ownership include Atlanta, GA, Nashville, TN and Rochester, MN.

    The Company's business will be dependent upon maintaining its broadcasting licenses issued by the FCC, which are ordinarily issued for a maximum term of eight years. Although it is rare for the FCC to deny a license renewal application, there can be no assurance that the future renewal applications of the Company will be approved or that such renewals will not include conditions or qualifications that could adversely affect the Company. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon the Company. See "Business -- Federal Regulation of Radio Broadcasting."

REGULATORY APPROVALS

    The consummation of radio broadcasting acquisitions requires prior approval of the FCC with respect to the transfer of control or assignment of the broadcast licenses of the acquired stations. Certain of the Pending Acquisitions have not yet received FCC approval. Pending Acquisitions in two markets are being challenged before the FCC by competitors. The FCC staff has also stated that it is currently reevaluating its policies and procedures relating to local radio market concentration, even where proposed assignments would comply with the Telecom Act and the FCC's multiple-ownership rules. The FCC has issued a Notice of Inquiry which, among other things, seeks public comment on these issues. FCC approval of a number of pending radio station acquisitions by various parties has been delayed while this policy review is taking place. The FCC staff has informed the Company that it has delayed action on several of its applications on this basis, including pending applications to acquire stations in Augusta-Waterville. There can be no assurance that the FCC will not prohibit or require the restructuring of future acquisitions by the Company (including the Pending Acquisitions) as a result of this policy review. In addition, the FCC staff has requested additional information relating to whether the Company's Pending Acquisitions in one market would comply with the FCC's cross-interest policy. There can be no assurance that the FCC will approve future acquisitions by the Company (including the Pending Acquisitions).

    The consummation of certain of the Pending Acquisitions is also subject to applicable waiting periods and possible review by the DOJ or the FTC under the HSR Act, and acquisitions that are not required to be reported under the HSR Act may still be investigated by the DOJ or the FTC under the antitrust laws before or after consummation. The DOJ has been active in reviewing radio broadcasting acquisitions and has challenged a number of such transactions, some of which have resulted in consent decrees requiring divestitures of certain stations, terminations of LMAs and other relief. In general, the DOJ has more closely scrutinized radio mergers and acquisitions that result in local market shares in excess of 35% to 40% of radio advertising revenues, depending on format, signal strength and other factors, although there is no hard-and-fast numerical rule and certain transactions resulting in more than 35% to 40% market share have not been challenged. The DOJ can be expected to continue to enforce the antitrust laws in this manner, and there can be no assurance that one or more of the Pending Acquisitions are not or will not be the subject of an investigation or enforcement action by the DOJ or the FTC. If the DOJ or the FTC investigates or challenges one or more of the Pending Acquisitions or any subsequent acquisitions, the Company may need to restructure such transactions or divest other existing stations in a particular market. The Company is aware that the DOJ has opened an investigation with respect to the Company's Pending Acquisition in two markets which potentially affects the acquisition of up to an additional nine stations in the aggregate. However, the Company believes that its operating and sales practices and demand-driven pricing policies serve to improve its product, expand advertising volume and increase competition in a market while providing more choice to advertisers and to listeners.

POTENTIAL CONFLICTS OF INTEREST

    Mr. Weening and Mr. Dickey each have direct interests in entities that have entered into service agreements with the Company. These interests may give rise to certain conflicts of interest with respect to transactions between these entities and the Company. See "Certain Relationships and Related Transactions."

TRANSACTIONS WITH AFFILIATES

    QUSTUS Management Corporation ("QUSTUS"), an entity controlled by Mr. Weening, and Stratford Research, Inc. ("Stratford Research"), an entity controlled by Mr. Dickey, have acted as the Company's financial and strategic advisor and market research and programming advisor, respectively, since the Company's inception. New advisory agreements between each of QUSTUS and Stratford Research and the Company will be entered into immediately prior to the consummation of the Offerings. See "Certain Relationships and Related Transactions."

EFFECTS OF ECONOMIC RECESSION

    The Company derives substantially all of its revenue from the sale of advertising time on its radio stations. The Company's broadcasting revenue could be adversely affected by a future national recession, although in the most recent national recession, in 1991, radio revenues in small radio markets ranked below 100 were impacted less severely on average than those in the larger markets. In addition, because a substantial portion of the Company's revenue is derived from local advertisers, the Company's ability to generate advertising revenue in specific markets could be adversely affected by local or regional economic downturns. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Advertising Sales."

YEAR 2000 RISK

    The Company has implemented a Year 2000 program to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company believes that it has allocated adequate resources for this purpose and expects its Year 2000 date conversion program to be successfully completed on a timely basis. There can, however, be no assurance that this will be the case. The Company does not expect to incur significant expenditures to address this issue. The ability of third parties with whom the Company transacts business to adequately address their Year 2000 issues is outside of the Company's control. There can be no assurance that the failure of the Company or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

RELIANCE ON KEY PERSONNEL

    The Company's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. The Company believes that its future success will depend in large part on its ability to attract and retain highly skilled and qualified personnel and to expand, train and manage its employee base. The Company has entered into employment agreements with Messrs. Weening, Dickey, Bungeroth and Bonick which include provisions restricting the ability of Messrs. Weening, Dickey, Bungeroth and Bonick to compete against the Company in certain circumstances. The Company intends to arrange for "key-man" insurance on the lives of Messrs. Weening, Dickey and Bungeroth. See "Management -- Employment Agreements."

    The Company also employs several on-air personalities with large loyal audiences in their respective markets. The loss of one of these personalities could result in a short-term loss of audience share, but the Company does not believe that any such loss would have a material adverse effect on the Company's financial condition or results of operations, taken as a whole.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Preferred Stock Offering, the Company will have outstanding 125,000 shares of Series A Preferred Stock, all of which will be freely transferable without restriction (subject to any FCC consent that might be required) under the Securities Act of 1933, as amended (the "Securities Act") or further registration under the Securities Act, except that shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), may generally only be sold subject to certain restrictions as to timing, manner and volume.

    Future sales of substantial amounts of Preferred Stock, or the perception that such sales could occur, may affect the market price of the Preferred Stock prevailing from time to time. See "Shares Eligible for Future Sale" and "Underwriting."

DIVIDEND POLICY

    The Company does not anticipate paying any dividends except for the payment of scheduled dividends on the Series A Preferred Stock. The Company has never declared or paid any cash dividends on its capital stock and does not anticipate
paying cash dividends on the Series A Preferred Stock prior to              ,
2003. In addition, the Indenture, the Credit Facility, the Certificate of Designation and the Exchange Debenture Indenture will restrict the ability of the Company to pay dividends. See "Dividend Policy."

                  DESCRIPTION OF THE SERIES A PREFERRED STOCK
                            AND EXCHANGE DEBENTURES

    The Series A Preferred Stock will be issued by the Company pursuant to a Statement of Resolutions Fixing Terms relating to the Series A Preferred Stock (the "Certificate of Designation"). The summary contained herein of certain provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Designation. Definitions of certain capitalized terms used in the Certificate of Designation and in the following summary are set forth below under "--Exchange Debentures--Certain Definitions." Notwithstanding the foregoing, with respect to terms used in the Certificate of Designation (i) the words "Voting Rights Triggering Event" shall be substituted for the words "Default or Event of Default" when used in the definition of "Unrestricted Subsidiary", (ii) references to "Asset Sales" in the definition of "Disqualified Capital Stock" and "Permitted Investments" shall be deleted, (iii) the words "asset sale" shall be substituted for the defined term "Asset Sale" in the definition of " Net Income" and (iv) the words "Issue Date" shall be substituted for the words "the date on which the Exchange Debentures are first issued" in the definitions of "Consolidated Net Worth", "Credit Agreements" and "Leverage Ratio."

SERIES A PREFERRED STOCK

GENERAL


    The Board of Directors of the Company intends to adopt resolutions creating a maximum of 125,000 shares of Series A Preferred Stock, which consist of the shares of Series A Preferred Stock to be issued in the Preferred Stock Offering plus 94,000 additional shares of Series A Preferred Stock which, among other things, may be used to pay certain dividends on the Series A Preferred Stock issued in the Preferred Stock Offering at the election of the Company. The Company will file a Statement of Resolutions Fixing Terms with respect thereto with the Secretary of State of the State of Illinois as required by Illinois law. Subject to certain conditions, the Series A Preferred Stock will be exchangeable for Exchange Debentures at the option of the Company on any dividend payment date. The Series A Preferred Stock, when issued and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement (as defined under "Underwriting"), will be fully paid and non-assessable, and the holders thereof will not have any subscription or preemptive rights related
thereto.                     will be the transfer agent and registrar for the
Series A Preferred Stock.


RANK

    The Series A Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank (i) senior to all other classes of Capital Stock of the Company established after the date of the Issue Date by the Board of Directors of the Company the terms of which do not expressly provide that it ranks on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Common Stock of the Company as "Junior Securities"); and
(ii) subject to certain conditions, on a parity with each series of preferred stock existing on the date of the Prospectus the terms of which do not expressly provide that it ranks junior to any preferred stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, and any class of Capital Stock established after the Issue Date by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"). Creditors of the Company will have priority over the Series A Preferred Stock with respect to claims on the assets of the Company. In addition, creditors and stockholders of the Company's Subsidiaries will have priority over the Series A Preferred Stock with respect to claims on the assets of such Subsidiaries. The Series A Preferred Stock will be subject to the issuance of new classes of Junior Securities and Parity Securities, PROVIDED that the Company may not issue any new class of Parity Securities without the approval of the holders of at least 50% of the shares of Series A Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class, except that without the approval of the holders of Series A Preferred Stock, the Company may issue and have outstanding shares of Parity Securities issued from time to time in exchange for, or the proceeds of which are used to redeem or repurchase, any or all of the shares of Series A Preferred Stock or other Parity Securities.

DIVIDENDS

    Series A Preferred Stock Holders will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends on the Series A Preferred Stock at a rate per
annum equal to   % of the liquidation preference per share of the Series A
Preferred Stock. All dividends will be cumulative whether or not earned or declared on a daily basis from the Issue Date and will be payable quarterly in
arrears on           ,           ,           and           of each year,
commencing on           , 1998. On or before           , 2003 the Company may,
at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Series A Preferred Stock having an aggregate
liquidation preference equal to the amount of such dividends. After           ,
2003, dividends may be paid only in cash. It is not expected that the Company
will pay any dividends in cash for any period ending on or prior to           ,
2003. The terms of certain debt instruments of the Company, including the Credit Facility and the Notes, restrict the payment of cash dividends by the Company, and future agreements may provide the same. See "Risk Factors--Substantial Leverage," "Risk Factors--Restrictions Imposed by Terms of Indebtedness and Preferred Stock," and "Description of Credit Facility and Notes."

    No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Series A Preferred Stock. If full dividends are not so paid, the Series A Preferred Stock will share dividends pro rata with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid on the Series A Preferred Stock.

OPTIONAL REDEMPTION

    The Series A Preferred Stock may be redeemed for cash (subject to contractual and other restrictions with respect thereto, the Business Corporation Act of Illinois and to the legal availability of funds therefor) at
any time on or after           , 2003, in whole or in part, at the option of the
Company, at the following redemption prices (expressed as percentages of the liquidation preference thereof) if redeemed during the 12-month period beginning
on           of each of the years set forth below, in each case together with an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date):

YEAR                                                                                      PERCENTAGE
--------------------------------------------------------------------------------------  ---------------
2003..................................................................................              %
2004..................................................................................              %
2005..................................................................................              %
2006..................................................................................              %
2007 and thereafter...................................................................           100%

    Prior to           , 2001, the Company may, at its option, on any one or
more occasions, redeem up to 50% of the original aggregate liquidation preference of the Series A Preferred Stock, in whole or in
part, at the option of the Company, at a redemption price equal to    % of the
liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends thereon (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date), with the proceeds of one or more Equity Offerings (as defined below); PROVIDED that at least 50% of the original aggregate liquidation preference of the Series A Preferred Stock remains outstanding immediately after the occurrence of such redemption; and PROVIDED FURTHER that such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

    As used in the preceding paragraph, "Equity Offering" means any public or private sale of the common stock of the Company pursuant to which the Company receives net proceeds of at least $25.0 million, other than issuances of common stock of the Company pursuant to employee benefit plans or as compensation to employees.

    No optional redemption may be authorized or made (i) unless prior thereto or contemporaneously therewith full unpaid cumulative dividends shall have been paid or a sum set apart for such payment on the Series A Preferred Stock or (ii) at less than 101% of the liquidation preference of the Series A Preferred Stock at any time when the Company is making an offer to purchase shares of Series A Preferred Stock under a Change of Control Offer (as defined) in accordance with the provisions of "--Repurchase at the Option of Series A Preferred Stock Holders--Change of Control."

    In the event of partial redemptions of Series A Preferred Stock, the shares to be redeemed will be determined PRO RATA or by lot, as determined by the Company, except that the Company may redeem such shares held by any holders of fewer than 100 shares (or shares held by holders who would hold less than 100 shares as a result of such redemption), without regard to any PRO RATA redemption requirement. The terms of certain debt instruments of the Company, including the Credit Facility and the Notes, restrict, directly or indirectly, the ability of the Company to redeem the Series A Preferred Stock, and future agreements to which the Company or its subsidiaries are parties may provide the same. See "Description of Credit Facility and Notes."

MANDATORY REDEMPTION

    On           , 2009, the Company will be required to redeem (subject to the
Business Corporation Act of Illinois and the legal availability of funds therefor) all outstanding shares of Series A Preferred Stock at a price equal to the then effective liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends to the date of redemption.

PROCEDURES FOR REDEMPTIONS

    On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accrue on shares of Series A Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest. The Company will send a written notice of redemption by first class mail to each holder of record of shares of Series A Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of Series A Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Illinois law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Series A Preferred Stock must be in compliance with the Certificate of Designation.

REPURCHASE AT THE OPTION OF SERIES A PREFERRED STOCK HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of the Series A Preferred Stock will have the right to require the Company to repurchase all or any part of such Holder's Series A Preferred Stock pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the repurchase date to the repurchase date), if any, to the date of repurchase (subject to the right of Series A Preferred Stock Holders of record on the relevant record date to receive dividends due on the relevant dividend payment date); PROVIDED, HOWEVER, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Series A Preferred Stock pursuant to this covenant in the event that it has exercised its right to redeem all of the Series A Preferred Stock as described under "--Optional Redemption."

    In the event that at the time of such Change of Control, the terms of any Credit Agreement restricts or prohibits the repurchase of Series A Preferred Stock pursuant to this covenant, then prior to the mailing of the notice to Series A Preferred Stock Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control (unless the Company has exercised its right to redeem all the Series A Preferred Stock as described under "--Optional Redemption"), the Company shall (i) repay in full all Obligations under such Credit Agreements or offer to repay in full all Obligations under such Credit Agreements and repay the Obligations of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Exchange Debenture Senior Debt to permit the repurchase of the Series A Preferred Stock as provided for in the immediately following paragraph.

    The Company shall, within 30 days following any Change of Control (or at the Company's option, prior to such Change of Control but after the public announcement thereof), mail a notice to each Series A Preferred Stock Holder stating: (1) that a Change of Control has occurred or will occur and that such Series A Preferred Stock Holder has (or upon such occurrence will have) the right to require the Company to purchase such Series A Preferred Stock Holder's Series A Preferred Stock at a purchase price in cash equal to 101% of the aggregate liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the repurchase date to the repurchase date), if any, to the date of redemption (subject to the right of Series A Preferred Stock Holders of record on a record date to receive dividends on the relevant dividend payment date);
(2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Company, consistent with this covenant, that an Series A Preferred Stock Holder must follow in order to have its Series A Preferred Stock repurchased; and (5) that, if such offer is made prior to such Change of Control, payment is conditioned on the occurrence of such Change of Control.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Series A Preferred Stock pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

    The occurrence of a Change of Control would constitute a default under the Credit Facility. Future Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Series A Preferred Stock Holders of their right to require the Company to repurchase the Series A Preferred Stock could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Series A Preferred Stock Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series A Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution, the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series A Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series A Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a liquidation, dissolution or winding-up of the Company.

    The Certificate of Designation does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Series A Preferred Stock. In addition, the Company is not aware of any provision of Illinois law or any controlling decision of the courts of the State of Illinois (the state of incorporation of the Company) that requires a restriction upon any surplus of the Company solely because the liquidation preference of the Series A Preferred Stock will exceed its par value. Consequently, there will be no restriction upon any surplus of the Company solely because the liquidation preference of the Series A Preferred Stock will exceed the par value and there will be no remedies available to holders of the Series A Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Series A Preferred Stock and its par value.

VOTING RIGHTS

    Series A Preferred Stock Holders will have no voting rights with respect to general corporate matters except as required by law or as set forth in the Certificate of Designation. The Certificate of Designation will provide that (a) if (i) dividends on the Series A Preferred Stock are in arrears and unpaid (and,
in the case of dividends payable after           , 2003, are not paid in cash)
for four consecutive quarterly periods, (ii) the Company fails to discharge any redemption obligation with respect to the Series A Preferred Stock (whether or not the Company is permitted to do so by the terms of the Credit Facility, the Notes or any other obligation of the Company), (iii) the Company fails to make an offer to purchase all of the outstanding shares of Series A Preferred Stock following a Change of Control (whether or not the Company is permitted to do so by the terms of the Credit Facility, the Notes or any other obligation of the Company) or fails to purchase shares of Series A Preferred Stock from holders who elect to have such shares repurchased pursuant to the Change of Control Offer, (iv) a breach or violation of the provisions described under the caption "--Certain Covenants" occurs and the breach or violation continues for a period of 60 days or more after the Company receives notice thereof specifying the default from holders of 25% of the Series A Preferred Stock then outstanding, or
(v) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Certificate of Designation, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more, then the number of directors constituting the Board of Directors of the Company will be adjusted to permit the holders of the majority of the then outstanding Series A Preferred Stock, voting separately as a class, to elect two directors, and (b) the approval of holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, will be required for (i) any merger, consolidation or sale of all or substantially all of the assets of the Company except as permitted pursuant to the covenant below under "--Certain Covenants--Merger or Consolidation" and (ii) for any modification of the Certificate of Designation or the Exchange Debenture Indenture. Each such event described in clause (a) above is referred to herein as a "Voting Rights Triggering Event." Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on
the Series A Preferred Stock are paid in full (and after           , 2003, paid
in cash) and any failure, breach or default referred to in clause (a) is remedied.

    In addition, the Certificate of Designation will provide that the Company will not authorize any class of Parity Securities without the affirmative vote or consent of holders of at least 50% of the shares of Series A Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. The Certificate of Designation will also provide that the Company may not amend the Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Series A Preferred Stock, or authorize the issuance of any additional shares of Series A Preferred Stock, without the affirmative vote or consent of the holders of at least 50% of the then outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, as one class. The Certificate of Designation will also provide that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Securities or Parity Securities, (b) the decrease in the amount of authorized capital stock of any class, including any Series A Preferred Stock or (c) the increase in the amount of authorized capital stock of any class of Junior Securities shall not require the consent of the holders of Series A Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Series A Preferred Stock.

    Under Illinois law, holders of Series A Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Articles of Incorporation, whether or not entitled to vote thereon by the Articles of Incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares or such class so as to affect them adversely.

CERTAIN COVENANTS

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Certificate of Designation will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company and the Subsidiary Guarantors may incur Indebtedness (including Acquired
Debt) and the Company may issue shares of Disqualified Stock if the Company's Leverage Ratio at the time of the incurrence of such Indebtedness or issuance of such Disqualified Stock, after giving pro-forma effect thereto and to the use of proceeds therefrom, is less than 7.0 to 1.0. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    Notwithstanding the foregoing, the Certificate of Designation will not prohibit any of the following (collectively, "Permitted Indebtedness"): (a) the Indebtedness evidenced by the Notes and the Subsidiary Guarantees; (b) the incurrence by the Company of Indebtedness pursuant to Credit Agreements, so long as the aggregate principal amount of all Indebtedness outstanding under all Credit Agreements does not, at any one time, exceed $150.0 million, less the aggregate amount of all mandatory prepayments of principal applied since the date of the Certificate of Designation to permanently reduce the outstanding amount of such Indebtedness; (c) all Indebtedness of the Company and its Restricted Subsidiaries in existence as of the date of the Certificate of Designation; (d) intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; PROVIDED, HOWEVER, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Exchange Debentures and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; (e) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price, lease or cost of construction or improvement of property, plant or equipment used in a Permitted Business in an aggregate principal amount not to exceed $15.0 million at any time outstanding; (f) the incurrence by the Company or its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Certificate of Designation to be incurred; (g) the incurrence by the Company or its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating or variable rate Indebtedness or for the purpose of protecting against fluctuations in interest rates or the value of foreign currencies purchased or received, in each case in respect of Indebtedness that is permitted by the terms of the Certificate of Designation to be outstanding; PROVIDED, HOWEVER, that in the case of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risks with respect to Indebtedness, the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates and in the case of Hedging Obligations incurred for the purpose of protecting against fluctuations in interest rates or the value of foreign currencies purchased or received, such Hedging Obligations do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; (h) Indebtedness incurred solely in respect of performance, surety and similar bonds or completion guarantees, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others;
(i) Indebtedness arising out of standby letters of credit covering workers compensation, performance or similar obligations in an aggregate amount not to exceed $500,000 at any time outstanding; (j) any guarantee of the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Certificate of Designation; (k) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million; (l) the issuance of Series A Preferred Stock issued as payment in kind dividends on the Series A Preferred Stock outstanding on the Issue Date or issued subsequent to the Issue Date as dividends permitted pursuant to this clause (l), to the extent such dividends are made pursuant to the terms of the Certificate of Designation for such Series A Preferred Stock as in effect on the Issue Date, on any Preferred Stock issued in exchange for the Series A Preferred Stock, or any dividends on such Preferred Stock to the extent such dividends are made pursuant to the terms of the Certificate of Designation of such Preferred Stock and (m) Guarantor Senior Debt constituting Guarantees by the Subsidiary Guarantors of Indebtedness incurred under the Credit Facility that is permitted by the terms of the Certificate of Designation to be incurred.

    The Certificate of Designation will provide that the Company will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by the Company.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Certificate of Designation will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company to another Person unless: (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Series A Preferred Stock shall be converted into or exchanged for and shall become shares of the Surviving Entity, having in respect of such successor, transferee or resulting corporation substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon that the Series A Preferred Stock had immediately prior to such transaction; (iii) immediately after such transaction, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, shall have occurred and be continuing; and (iv) the Company or the Surviving Entity will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock." Notwithstanding the restrictions described in the foregoing clause (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and any Wholly Owned Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Wholly Owned Restricted Subsidiary.

    RESTRICTED PAYMENTS

    The Certificate of Designation will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,
(i) declare or pay any dividend or make any distribution on account of any Junior Securities (other than dividends or distributions payable in Junior Securities (other than Disqualified Stock)), (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities or (iii) make any Investment (other than a Permitted Investment) in any Person (all such dividends, distributions, purchases, redemptions, acquisitions, retirements and Investments being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Junior Payment:

        (a) no Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof;

        (b) all dividends on the Series A Preferred Stock payable on dividend
    payment dates after           , 2003, have been declared and paid in cash;
    and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Certificate of Designation

    (excluding Restricted Payments permitted by clause (2) of the next succeeding paragraph), is less than the sum of (i) (A) 100% of the aggregate Consolidated Cash Flow of the Company (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued for the period beginning on the first day of the Company's fiscal quarter commencing after the Issue Date and ending on the last day of the Company's most recent fiscal quarter for which financial information is available to the Company ending prior to the date of such proposed Restricted Payment, taken as one accounting period, less (B) 1.4 times Consolidated Interest Expense for the same period, PLUS (ii) 100% of the aggregate net cash proceeds and the fair market value of marketable securities (as determined in good faith by the Company) received by the Company from the issue or sale since the Issue Date of Equity Interests of the Company or of debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company, other than Disqualified Stock or debt securities that have been converted into Disqualified Stock and other than the Common Stock issued in the Stock Offerings), PLUS (iii) to the extent that any Restricted Investment that was made after the date of the Exchange Debenture Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of
    (A) the net proceeds of such sale, liquidation or repayment and (B) the amount of such Restricted Investment, PLUS (iv) $5.0 million.

    The foregoing provisions will not prohibit: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Certificate of Designation; (2) the redemption, repurchase, retirement or other acquisition of any Junior Securities or Parity Securities of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Junior Securities or Parity Securities of the Company (other than any Disqualified Stock); (3) the repurchase, redemption or other acquisition or retirement for value of any Junior Securities or Parity Securities of the Company or any Subsidiary of the Company held by any of the Company's (or any of its Subsidiaries') employees pursuant to any management equity subscription agreement or stock option agreement in connection with the termination of such person's employment for any reason (including by reason of death or disability); PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Junior Securities or Parity Securities shall not exceed $500,000 in any twelve-month period; and PROVIDED FURTHER that no Voting Rights Triggering Event shall have occurred and be continuing immediately after such transaction; and (4) repurchases of Junior Securities or Parity Securities deemed to occur upon exercise of stock options if such Junior Securities or Parity Securities represent a portion of the exercise price of such options.

    DESIGNATION OF UNRESTRICTED SUBSIDIARIES

    The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Voting Rights Triggering Event. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant "Restricted Payments." All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of the fair market value or the book value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    TRANSACTIONS WITH AFFILIATES

    The Certificate of Designation will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its

Affiliates (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, such Affiliate Transaction or series of Affiliated Transactions has been approved in good faith by a majority of the members of the Board of Directors who are disinterested with respect to such Affiliate Transaction or series of Affiliated Transactions, and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, such Affiliate Transaction or series of related Affiliate Transactions has been approved in good faith by a resolution adopted by a majority of the members of the Board of Directors of the Company who are disinterested with respect to such Affiliate Transaction or series of related Affiliate Transactions and an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view has been issued to the Company by an accounting, appraisal, engineering or investment banking firm of national standing PROVIDED that the foregoing provisions will not apply to the following: (1) transactions contemplated by any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (2) transactions between or among the Company and/or its Restricted Subsidiaries, (3) Restricted Payments and Permitted Investments that are permitted by the provisions of the Certificate of Designation described above under the caption "--Restricted Payments", (4) indemnification payments made to officers, directors and employees of the Company or any Restricted Subsidiary pursuant to charter, bylaw, statutory or contractual provisions and (5) any agreement in effect as of the Issue Date or any transaction contemplated thereby.

    REPORTS. The Certificate of Designation will provide that, whether or not required by the rules and regulations of the Commission, so long as any shares of Series A Preferred Stock are outstanding, the Company will furnish Series A Preferred Stock Holders, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports, in each case within the time periods set forth in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of such information and reports with the Commission for public availability within the time periods set forth in the Commission's rules and regulations (unless the Commission will not accept such filing).

EXCHANGE

    The Company may at its option exchange all, but not less than all, of the then outstanding shares of Series A Preferred Stock into Exchange Debentures on any dividend payment date, PROVIDED that on the date of such exchange: (a) there are no contractual impediments to such exchange; (b) such exchange would comply with the Business Corporation Act of Illinois; (c) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Debenture Indenture) would exist under the Exchange Debenture Indenture; and (d) the Company shall have delivered a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (a) and (b) and certain other matters. The Company shall send a written notice of exchange by mail to each holder of record of shares of Series A Preferred Stock, which notice shall state, among other things, (i) that the Company is exercising its option to exchange the Series A Preferred Stock for Exchange Debentures pursuant to the Certificate of Designation and (ii) the date of exchange (the "Exchange Date"), which date shall not be less than 30 days nor more than 60 days following the date on which such notice is mailed. On the Exchange Date, holders of outstanding shares of Series A Preferred Stock will be entitled to receive a principal amount of Exchange Debentures equal to the liquidation preference per share, plus an amount in cash equal to all accrued and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the Exchange Date to the Exchange Date), as provided below.

    The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Series A Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Series A Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which his shares of Series A Preferred Stock entitle him, provided that the Company may, at its option, pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. On and after the Exchange Date, dividends will cease to accrue on the outstanding shares of Series A Preferred Stock, and all rights of the holders of Series A Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash equal to the accrued and unpaid dividends to the Exchange Date and if the Company so elects, cash in lieu of any Exchange Debenture which is in an amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for any purposes as the registered holder of such Exchange Debentures.

    The Credit Facility contains limitations with respect to the Company's ability to issue the Exchange Debentures, and any future Credit Agreements or other agreements relating to indebtedness to which the Company or any of its Subsidiaries become a party may contain similar limitations. See "Description of Credit Facility and Notes."

    The Company intends to comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with any exchange, to the extent applicable.

    TRANSFER AGENT AND REGISTRAR. Firstar Trust Company is the transfer agent and registrar for the Series A Preferred Stock.

EXCHANGE DEBENTURES
  GENERAL

    The Exchange Debentures, if issued, will be issued under an indenture (the "Exchange Debenture Indenture") between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee"). The terms of the Exchange Debentures include those stated in the Exchange Debenture Indenture and those made part of the Exchange Debenture Indenture by reference to The Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Debentures will be subject to all such terms, and prospective holders of the Exchange Debentures are referred to the Exchange Debenture Indenture and the Trust Indenture Act for a statement of such terms. The following summary of certain provisions of the Exchange Debenture Indenture does not purport to be complete and is qualified in its entirety by reference to the Exchange Debenture Indenture, including the definitions therein of certain terms. Definitions of certain capitalized terms used in the Exchange Debenture Indenture and in the following summary are set forth below under "--Certain Definitions."

    The Exchange Debentures, if issued, will be general unsecured obligations of the Company, subordinated to all existing and future Exchange Debenture Senior Debt, including the Notes and the Credit Facility. The Exchange Debentures will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof (other than as described in "--Series A Preferred Stock--Exchange" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein).

PRINCIPAL, MATURITY AND INTEREST

    The Exchange Debentures will mature on                     , 2009. Interest
on the Exchange Debentures will accrue at a rate of    % per annum from the
Exchange Date or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semi-
annually in cash (or, on or prior to           , 2003, in additional Exchange
Debentures, at the option of the Company) in arrears on       and       of each
year, commencing with the first such date after the Exchange Date, to Exchange
Debenture Holders of record on the immediately preceding       and       .
Interest on the Exchange Debentures will be computed on the basis of a 360-day year of twelve 30-day months. Principal, premium, if any, and interest on the Exchange Debentures will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Exchange Debenture Holders at their respective addresses set forth in the register of Exchange Debenture Holders. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Company may change such office without prior notice to holders of the Exchange Debentures, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

SUBORDINATION

    The Indebtedness evidenced by the Exchange Debentures will be unsecured and subordinated in right of payment, as set forth in the Exchange Debenture Indenture, to the payment when due of all existing and future Exchange Debenture Senior Debt of the Company, including the Company's obligations under the Credit Facility and the Notes, will rank PARI PASSU (or equal to) in right of payment with all existing and future Exchange Debenture Pari Passu Debt of the Company and will be senior in right of payment to all existing and future Exchange Debenture Subordinated Debt of the Company.

    Although the Exchange Debenture Indenture contains limitations on the amount of additional Indebtedness which the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Exchange Debenture Indebtedness may be Exchange Debenture Senior Debt. See "--Certain Covenants--Limitation on Indebtedness" below.

    Only Indebtedness of the Company that is Exchange Debenture Senior Debt will rank senior to the Exchange Debentures in accordance with the provisions of the Indenture. The Exchange Debentures will in all respects rank PARI PASSU (or equal) with all other Exchange Debenture Pari Passu Debt of the Company.

    Upon any payment or distribution of property or securities to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Exchange Debenture Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Exchange Debenture Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Exchange Debenture Senior Debt, whether or not a claim for such interest would be allowed in a proceeding) before the Holders of the Exchange Debentures will be entitled to receive any payment with respect to the Exchange Debentures, and until all Obligations with respect to Exchange Debenture Senior Debt are paid in full, any distribution to which the Holders of the Exchange Debentures would be entitled shall be made to the holders of Exchange Debenture Senior Debt (except in each case that Holders of the Exchange Debentures may receive (i) securities that are subordinated at least to the same extent as the Exchange Debentures are subordinated to Exchange Debenture Senior Debt (or securities issued in exchange for Exchange Debenture Senior Debt), so long as the rights of the holders of such Senior Debt are not altered or impaired without their consent, and (ii) payments made from the trust described under "--Legal Defeasance and Covenant Defeasance", so long as such trust at the time of its creation does not violate the Credit Facility).

    The Company also may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) upon or in respect of the Exchange Debentures (except (i) in such subordinated securities or from the trust described under "--Legal Defeasance and Covenant Defeasance", so long as such trust at the time of its creation does not violate the Credit Facility) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Exchange Debenture Senior Debt occurs, (ii) any other default on Designated Exchange Debenture Senior Debt occurs and the maturity of such

Designated Exchange Debenture Senior Debt is accelerated in accordance with its terms (together with clause (i), a "payment default") or (iii) any other default occurs and is continuing with respect to Designated Exchange Debenture Senior Debt that permits, or with the giving of notice or passage of time or both (unless cured or waived) will permit, holders of the Designated Exchange Debenture Senior Debt as to which such default relates to accelerate its maturity ("non-payment default") and (solely with respect to this clause (iii)) the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Exchange Debenture Senior Debt. Cash payments on the Exchange Debentures shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a non-payment default, the earliest of the date on which such non-payment default is cured or waived, the date on which the applicable Payment Blockage Notice is retracted by written notice to the Trustee or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Exchange Debenture Senior Debt has been accelerated or a default of the type described in clause (vii) under the caption "Events of Default and Remedies" has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No non-payment default in respect of Designated Exchange Debenture Senior Debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of no less than 181 days.

    The Exchange Debenture Indenture will further require that the Company promptly notify holders of Exchange Debenture Senior Debt if payment of the Exchange Debentures is accelerated because of an Event of Default.

    By reason of such subordination provisions contained in the Exchange Debenture Indenture, in the event of insolvency, (i) creditors of the Company who are holders of Exchange Debenture Senior Debt may recover more, ratably, than the Exchange Debenture Holders, and (ii) trade creditors of the Company who are not holders of Exchange Debenture Senior Debt or of Exchange Debenture Pari Passu Debt (including the Exchange Debentures) may recover less, ratably, than holders of Exchange Debenture Senior Debt and may recover more, ratably, than the holders of Exchange Debenture Pari Passu Debt.

OPTIONAL REDEMPTION

    Except as set forth below, the Exchange Debentures may not be redeemed at
the option of the Company prior to           , 2003. Thereafter, the Exchange
Debentures will be subject to redemption for cash at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each holder of Exchange Debentures to be redeemed, at the following redemption prices (expressed as percentages of principal amount) if redeemed during the
twelve-month period beginning on           of each of the years indicated below,
in each case together with any accrued and unpaid interest thereon to the applicable redemption date:

YEAR                                                                                    PERCENTAGE
--------------------------------------------------------------------------------------  -----------
2003..................................................................................            %
2004..................................................................................            %
2005..................................................................................            %
2006..................................................................................            %
2007 and thereafter...................................................................      100.00%

    Prior to           , 2001, the Company may, at its option, on any one or
more occasions redeem up to 50% of the original aggregate principal amount of
the Exchange Debentures at a redemption price equal to   % of the principal
amount thereof, plus an amount in cash equal to all accrued and unpaid interest, if any, thereon to the redemption date, with all or a portion of the net proceeds of one or more Equity Offerings (as defined below); PROVIDED that at least 50% of the original aggregate principal amount of the Exchange Debentures remains outstanding immediately after the occurrence of such redemption; and PROVIDED, FURTHER, that such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

    As used in the preceding paragraph, "Equity Offering" means any public or private sale of common stock of the Company pursuant to which the Company receives net proceeds of at least $25 million other than issuances of common stock of the Company pursuant to employee benefit plans or as compensation to employees.

    No optional redemption of Exchange Debentures may be authorized or made at less than 101% of the principal amount thereof at any time when the Company is making or purchasing Exchange Debentures under a Change of Control Offer in accordance with the provisions of "--Repurchase at the Option of Exchange Debenture Holders--Change of Control."

    If less than all of the Exchange Debentures are to be redeemed at any time, selection of Exchange Debentures for redemption will be made by the Trustee on a PRO RATA basis, by lot or by such method as the Trustee will deem fair and appropriate; provided that no Exchange Debentures of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Exchange Debenture Holder to be redeemed at its registered address. If any Exchange Debenture is to be redeemed in part only, the notice of redemption that relates to such Exchange Debenture will state the portion of the principal amount thereof to be redeemed. A new Exchange Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Exchange Debenture Holder thereof upon cancellation of the original Exchange Debenture. On and after the redemption date, interest will cease to accrue on Exchange Debentures or portions of them called for redemption unless the Company defaults in the payment thereof.

MANDATORY REDEMPTION

    Except as set forth below under "--Repurchase at the Option of Exchange Debenture Holders," the Company is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Exchange Debentures prior to the maturity date.

REPURCHASE AT THE OPTION OF EXCHANGE DEBENTURE HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of the Exchange Debentures will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Exchange Debentures pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount of the Exchange Debentures plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control (unless the Company has exercised its rights to redeem all the Exchange Debentures), the Company will (i) mail a notice to each Exchange Debenture Holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase the Exchange Debentures pursuant to the procedures required by the Exchange Debenture Indenture and described in such notice on a date no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date") and (ii) (a) offer to repay in full all Obligations under the Credit Facility and Obligations in respect of the Notes and to repay in full all Obligations of each lender and each Holder of Notes who has accepted such offer or (b) obtain the requisite consent under agreements evidencing Exchange Debenture Senior Debt to permit the purchase of the Exchange Debentures as described herein. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Debentures as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Exchange Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all the Exchange Debentures or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the relevant Exchange Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount of such Exchange Debentures or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of the Exchange Debentures so tendered the Change of Control Payment for such Exchange Debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each tendering Holder a new Note equal in principal amount to any unpurchased portion of the Exchange Debentures surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Except as described above with respect to a Change of Control, the Exchange Debenture Indenture will not contain provisions that permit the Holders of the Exchange Debentures to require that the Company repurchase or redeem the Exchange Debentures in the event of a takeover, recapitalization or similar transaction.

    The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Exchange Debenture Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Debentures (or portions thereof) validly tendered and not withdrawn under such Change of Control Offer.

    The Credit Facility will prohibit the Company from repurchasing any Exchange Debentures pursuant to a Change of Control Offer prior to the repayment in full of all Obligations under the Credit Facility. Moreover, the occurrence of certain change of control events identified in the Credit Facility will constitute a default under the Credit Facility. Any future Credit Agreements or other agreements relating to Exchange Debenture Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control were to occur, the Company may not have sufficient available funds to pay the Change of Control Payment for all Exchange Debentures that might be delivered by Holders of the Exchange Debentures seeking to accept the Change of Control Offer after first satisfying its obligations under the Credit Facility or other agreements relating to Exchange Debenture Senior Debt. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Payment when due will constitute a Default under the Exchange Debenture Indenture and will otherwise give the Trustee and the Holders of the Exchange Debentures the rights described under "--Events of Default and Remedies."

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the Exchange Debentures to require the Company to repurchase such Exchange Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    ASSET SALES

    The Exchange Debenture Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Debentures or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any non-cash consideration received by the Company or any such Restricted Subsidiary from such transferee that is converted by the Company or such Restricted Subsidiary into cash within 30 days of closing such Asset Sale, shall be deemed to be cash for purposes of this provision (to the extent of the cash received).

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds, at its option, (a) to permanently reduce Exchange Debenture Senior Debt (and to correspondingly permanently reduce commitments with respect thereto in the case of revolving borrowings), or (b) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets, in each case, used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Exchange Debenture Senior Debt that is revolving debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Exchange Debenture Indenture. Any Net Proceeds from Asset Sales that are not applied as provided in the first sentence of this paragraph will (after the expiration of the periods specified in this paragraph) be deemed to constitute "Excess Proceeds."

    When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of the Exchange Debentures and, to the extent required by the terms thereof, to all holders or lenders of Exchange Debenture Pari Passu Debt (an "Asset Sale Offer") to purchase the maximum principal amount of the Exchange Debentures and any such Exchange Debenture Pari Passu Debt to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Exchange Debenture Indenture or the agreements governing the Exchange Debenture Pari Passu Debt, as applicable. To the extent that the aggregate principal amount of the Exchange Debentures and Exchange Debenture Pari Passu Debt tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of the Exchange Debentures surrendered by Holders thereof and other Exchange Debenture Pari Passu Debt surrendered by holders or lenders thereof, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Exchange Debentures and the trustee or other lender representative for the Exchange Debenture Pari Passu Debt shall select the Exchange Debenture Pari Passu Debt to be purchased on a pro rata basis, based on the aggregate principal amount thereof surrendered in such Asset Sale Offer. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Credit Facility may prohibit the Company from purchasing any Exchange Debentures from the Net Proceeds of Asset Sales. Any future Credit Agreements or other agreements relating to Exchange Debenture Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale Offer occurs at a time when the Company is prohibited from purchasing the Exchange Debentures, the Company could seek the consent of its lenders to the purchase or could attempt to refinance the Exchange Debenture Senior Debt that contains such prohibition. If the Company does not obtain such a consent or repay such Exchange Debenture Senior Debt, the Company may remain prohibited from purchasing the Exchange Debentures. In such case, the Company's failure to purchase tendered Exchange Debentures would constitute an Event of Default under the Exchange Debenture Indenture which would, in turn, constitute a default under the Credit Facility and possibly a default under other agreements relating to Exchange Debenture Senior Debt. In such circumstances, the subordination provisions in the Exchange Debenture Indenture would likely restrict payments to the Holders of the Exchange Debentures.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Exchange Debenture Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment to holders of the Company's Equity Interests in connection with any merger or consolidation involving the Company) to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent or other Affiliate of the Company that is not a Wholly Owned Restricted Subsidiary of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Exchange Debenture Subordinated Debt, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Exchange Debenture Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (5) of the next succeeding paragraph), is less than the sum of (i) (A) 100% of the aggregate Consolidated Cash Flow of the Company (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued for the period beginning on the first day of the Company's fiscal quarter commencing after the Issue Date and ending on the last day of the Company's most recent fiscal quarter for which financial information is available to the Company ending prior to the date of such proposed Restricted Payment, taken as one accounting period, less (B) 1.4 times Consolidated Interest Expense for the same period, PLUS (ii) 100% of the aggregate net cash proceeds and the fair market value of marketable securities (as determined in good faith by the Company) received by the Company from the issue or sale since the date of the Exchange Debenture Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company, other than Disqualified Stock or debt securities that have been converted into Disqualified Stock and other than the Common Stock issued in the Common Stock Offering), PLUS
    (iii) to the extent that any Restricted Investment that was made after the date of the Exchange Debenture

    Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the net proceeds of such sale, liquidation or repayment and
    (B) the amount of such Restricted Investment, PLUS (iv) $5.0 million.

    The foregoing provisions will not prohibit (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Exchange Debenture Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;
(3) the defeasance, redemption or repurchase of Exchange Debenture Subordinated Debt with the net cash proceeds from an incurrence of subordinated Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;
(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any of the Company's (or any of its Subsidiaries') employees pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Exchange Debenture Indenture in connection with the termination of such person's employment for any reason (including by reason of death or disability); PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period; and PROVIDED FURTHER that no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and (5) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options.

    The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than five days after the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

    DESIGNATION OF UNRESTRICTED SUBSIDIARIES

    The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant "Restricted Payments." All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of the fair market value or the book value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Exchange Debenture Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "Incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and the Company may issue shares of Disqualified Stock if the Company's Leverage Ratio at the time of the incurrence of such Indebtedness, after giving pro-forma effect thereto and to the use of proceeds therefrom, is less than 7.0 to 1. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    Notwithstanding the foregoing, the Exchange Debenture Indenture will not prohibit any of the following (collectively, "Permitted Indebtedness"): (a) the Indebtedness evidenced by the Exchange Debentures; (b) the incurrence of Indebtedness pursuant to Credit Agreements, the Notes or the Subsidiary Guarantees, so long as the aggregate principal amount of all Indebtedness outstanding under all Credit Agreements does not, at any one time, exceed $150.0 million, less the aggregate amount of all proceeds from all Asset Sales that have been applied since the date of the Exchange Debenture Indenture to permanently reduce the outstanding amount of such Indebtedness pursuant to the provisions described under the caption "Repurchase at the Option of Holders--Asset Sales"; (c) all Indebtedness of the Company and its Restricted Subsidiaries in existence as of the date of the Exchange Debenture Indenture;
(d) intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; PROVIDED, HOWEVER, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Exchange Debentures and
(ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; (e) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price, lease or cost of construction or improvement of property, plant or equipment used in a Permitted Business in an aggregate principal amount not to exceed $15.0 million at any time outstanding;
(f) the incurrence by the Company or its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Exchange Debenture Indenture to be incurred; (g) the incurrence by the Company or its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating or variable rate Indebtedness or for the purpose of protecting against fluctuations in interest rates or the value of foreign currencies purchased or received, in each case in respect of Indebtedness that is permitted by the terms of the Exchange Debenture Indenture to be outstanding; PROVIDED, HOWEVER, that in the case of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risks with respect to Indebtedness, the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates and in the case of Hedging Obligations incurred for the purpose of protecting against fluctuations in interest rates or the value of foreign currencies purchased or received, such Hedging Obligations do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; (h) Indebtedness incurred solely in respect of performance, surety and similar bonds or completion guarantees, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others;
(i) Indebtedness arising out of standby letters of credit covering workers compensation, performance or similar obligations in an aggregate amount not to exceed $500,000 at any time outstanding; (j) any guarantee of the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Exchange Debenture Indenture; (k) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million; (l) the incurrence by the Company of Indebtedness in respect of Exchange Debentures issued as payment in kind interest on Exchange Debentures issued on the exchange of Series A Preferred Stock, to the extent such interest payments are made pursuant to the terms of the Exchange Debenture Indenture and (m) Guarantor Senior Debt constituting Guarantees by the Subsidiary Guarantors of Exchange Debenture Senior Debt incurred under the Credit Facility that is permitted by the terms of the Exchange Debenture Indenture to be incurred.

    The Exchange Debenture Indenture will provide that the Company will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by the Company.

    ASSET SWAPS

    The Exchange Debenture Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, in one or a series of related transactions, directly or indirectly, engage in any Asset Swaps, unless:
(i) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(ii) the Company would, after giving PRO FORMA effect to the proposed Asset Swap, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio in the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock"; (iii) the respective fair market values of the assets being purchased and sold by the Company or any of its Restricted Subsidiaries (as determined in good faith by the management of the Company or, if such Asset Swap includes consideration in excess of $1.0 million, by the Board of Directors of the Company, as evidenced by a Board Resolution) are substantially the same at the time of entering into the agreement to swap assets; and (iv) at the time of the consummation of the proposed Asset Swap, the percentage of any decline in the fair market value (determined as aforesaid) of the asset or assets being acquired by the Company and its Restricted Subsidiaries shall not be significantly greater than the percentage of any decline in the fair market value (determined as aforesaid) of the assets being disposed of by the Company or its Restricted Subsidiaries, calculated from the time the agreement to swap assets was entered into.

    LIENS

    The Exchange Debenture Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Exchange Debenture Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(x) pay dividends or make any other distributions to the Company or any of the Restricted Subsidiaries of the Company (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed to the Company or any Restricted Subsidiaries of the Company, (ii) make loans or advances to the Company or any Restricted Subsidiaries of the Company or (iii) transfer any of its properties or assets to the Company or any Restricted Subsidiaries of the Company, except for such encumbrances or restrictions existing under or by reason of (a) the Credit Facility as in effect as of the date of the Exchange Debenture Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof or any other Credit Agreements, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or other Credit Agreements are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the date of the Exchange Debenture Indenture, (b) the Indenture and the Notes; (c) the Exchange Debenture Indenture and the Exchange Debentures, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except, in the case of Indebtedness, to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, PROVIDED that, such Indebtedness or Disqualified Stock was permitted by the terms of the Exchange Debenture Indenture to be incurred, (f) customary non-assignment provisions in leases entered into in the ordinary course of business, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (h) Permitted Refinancing Debt, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Exchange Debenture Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity (if the Company is not the continuing obligor under the Exchange Debenture Indenture) assumes all the obligations of the Company under the Exchange Debentures and the Exchange Debenture Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after giving effect to such transaction or series of transactions no Default or Event of Default exists; (iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company and its Subsidiaries which becomes the obligation of the Company or any of its Subsidiaries as a result of such transaction or series of transactions as having been incurred at the time of such transaction or series of transactions), the Consolidated Net Worth of the Company and its Subsidiaries or the Surviving Entity (if the Company is not the continuing obligor under the Exchange Debenture Indenture) is equal to or greater than the Consolidated Net Worth of the Company and its Subsidiaries immediately prior to such transaction or series of transactions; and (v) the Company or the Surviving Entity (if the Company is not the continuing obligor under the Exchange Debenture Indenture) will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock." Notwithstanding the restrictions described in the foregoing clauses (iv) and (v), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and any Wholly Owned Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Wholly Owned Restricted Subsidiary.

    TRANSACTIONS WITH AFFILIATES

    The Exchange Debenture Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction or series of Affiliated Transactions complies with clause (i) above and that such Affiliate Transaction or series of Affiliated Transactions has been approved in good faith by a majority of the members of the Board of Directors who are disinterested with respect to such Affiliate Transaction or series of Affiliated Transactions, which resolution shall be conclusive evidence of compliance with this provision, and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company delivers an Officer's Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (i) above and that such Affiliate Transaction or series of related Affiliate Transactions has been approved in good faith by a resolution adopted by a majority of the members of the Board of Directors of the Company who are disinterested with respect to such Affiliate Transaction or series of related Affiliate Transactions and an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal, engineering or investment banking firm of national standing (which resolution and fairness opinion shall be conclusive evidence of compliance with this provision); PROVIDED that the foregoing provisions will not apply to the following: (1) transactions contemplated by any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (2) transactions between or among the Company and/or its Restricted Subsidiaries, (3) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," (4) indemnification payments made to officers, directors and employees of the Company or any Restricted Subsidiary pursuant to charter, bylaw, statutory or contractual provisions and (5) any agreement as in effect as of the Issue Date or any transaction contemplated thereby.

    ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED SUBSIDIARIES

    The Exchange Debenture Indenture will provide that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary; provided that the Company may, and may permit any Wholly Owned Restricted Subsidiary of the Company to, take any of the actions referred to in (i) and (ii) above so long as immediately after giving effect to such action, no more than 10% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries is owned by other than Wholly Owned Restricted Subsidiaries of the Company.

    BUSINESS ACTIVITIES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any material respect in any business other than a Permitted Business.

    PAYMENTS FOR CONSENT

    The Exchange Debenture Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Exchange Debentures for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Exchange Debenture Indenture or the Exchange Debentures unless such consideration is offered to be paid or is paid to all Holders of the Exchange Debentures that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

    The Exchange Debenture Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Exchange Debentures are outstanding, the Company will furnish to the Holders of Exchange Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods set forth in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of such information and report with the Commission for public availability within the time periods set forth in the Commission's rules and regulations (unless the Commission will not accept such a filing).

EVENTS OF DEFAULT AND REMEDIES

    The Exchange Debenture Indenture will provide that each of the following constitutes an Event of Default: (i) a default for 30 days in the payment when due of interest on the Exchange Debentures (whether or not prohibited by the subordination provisions of the Exchange Debenture Indenture); (ii) a default in payment when due of the principal of or premium, if any, on the Exchange Debentures (whether or not prohibited by the subordination provisions of the Exchange Debenture Indenture); (iii) the failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "Repurchase at the Option of Holders", "Certain Covenants--Merger, Consolidation, or Sale of Assets; Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries" and the provisions regarding Asset Sale Offers under the caption "Asset Sales"; (iv) failure by the Company for 30 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Exchange Debentures then outstanding to comply with any of its other agreements in the Exchange Debenture Indenture or the Exchange Debentures; (v) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Exchange Debenture Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) the failure by the Company or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $5.0 million (net of any amounts with respect to which a credit-worthy insurance company has acknowledged full liability in writing), which judgments remain unpaid or discharged for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together would constitute a Significant Subsidiary.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Exchange Debentures then outstanding may declare the principal of and accrued but unpaid interest on such Exchange Debentures to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Exchange Debentures will become due and payable without further action or notice. Holders of the Exchange Debentures may not enforce the Exchange Debenture Indenture or the Exchange Debentures except as provided in the Exchange Debenture Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Exchange Debentures then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Exchange Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding by notice to the Trustee may on behalf of the Holders of all of the Exchange Debentures waive any existing Default or Event of Default and its consequences under the Exchange Debenture Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Exchange Debentures.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Exchange Debenture Indenture, and the Company is required, within five business days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Debentures ("Legal Defeasance") except for (i) the rights of Holders of such outstanding Exchange Debentures to receive payments in respect of the principal of, premium, if any, and interest on such Exchange Debentures when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to such Exchange Debentures concerning issuing temporary Exchange Debentures, registration of such Exchange Debentures, mutilated, destroyed, lost or stolen Exchange Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Exchange Debenture Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Exchange Debenture Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Exchange Debentures on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Debentures are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Exchange Debenture Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Exchange Debenture Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Exchange Debentures over the other creditors of the Company, or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Exchange Debentures in accordance with the Exchange Debenture Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Exchange Debenture Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of the Exchange Debenture to be redeemed.

    The registered Holder of an Exchange Debenture will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Exchange Debenture Indenture or the Exchange Debentures may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Exchange Debentures), and any existing default or compliance with any provision of the Exchange Debenture Indenture or the Exchange Debentures may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Debentures (including consents obtained in connection with a tender offer or exchange offer for the Exchange Debentures).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Debentures held by a non-consenting Holder): (i) reduce the principal amount of the Exchange Debentures whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Debenture or alter the provisions with respect to the redemption of the Exchange Debentures (except as provided in the next succeeding sentence), (iii) reduce the rate of or change the time for payment of interest on any Exchange Debenture, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Debentures (except a rescission of acceleration of the Exchange Debentures by the Holders of at least a majority in principal amount of such Exchange Debentures and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Debenture payable in money other than that stated in the Exchange Debentures, (vi) make any change in the provisions of the Exchange Debenture Indenture relating to waivers of past Defaults or the rights of Holders of the Exchange Debentures to receive payments of principal of or premium, if any, or interest on the Exchange Debentures or (vii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions described under "Repurchase at the Option of Holders" or the provisions of Article 10 of the Exchange Debenture Indenture (which relate to subordination) will require the consent of the Holders of at least 66 2/3% in principal amount of the Exchange Debentures then outstanding if such amendment would adversely affect the rights of Holders of such Exchange Debentures. However, no amendment may be made to the subordination provisions of the Exchange Debenture Indenture that adversely affects the rights of any holder of Exchange Debenture Senior Debt then outstanding unless the holders of such Exchange Debenture Senior Debt (or any group or representative thereof authorized to give a consent) consents to such change.

    Notwithstanding the foregoing, without the consent of any Holder of the Exchange Debentures the Company and the Trustee may amend or supplement the Exchange Debenture Indenture or the Exchange Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures, to provide for the assumption of the Company's obligations to Holders of the Exchange Debentures in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Exchange Debentures or that does not adversely affect the legal rights under the Exchange Debenture Indenture of any such Holder, to secure the Exchange Debentures or to comply with requirements of the Commission in order to effect or maintain the qualification of the Exchange Debenture Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Exchange Debenture Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Exchange Debenture Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Debenture Indenture at the request of any Holder of the Exchange Debentures, unless such Holder shall have offered to such Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

    The Exchange Debenture Indenture and the Exchange Debentures provide that they will be governed by the laws of the State of New York.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Certificate of Designation and in the Exchange Debenture Indenture. Reference is made to the Certificate of Designation and the Exchange Debenture Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition (but excluding the creation of a Lien) of any assets including, without limitation, by way of a sale and leaseback (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Exchange Debenture Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets" and not by the provisions described above under "-- Repurchase at the Option of Holders -- Asset Sales"), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (including the sale by the Company or a Restricted Subsidiary of Equity Interests in an Unrestricted Subsidiary), in the case of either clause
(i) or (ii), whether in a single transaction or a series of related transactions
(a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company; (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company; (iii) the making of a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments";
(iv) a disposition of cash or Cash Equivalents; (v) a disposition of either obsolete equipment or equipment that is damaged, worn out or otherwise no longer useful in the business; (vi) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; (vii) any sale and leaseback of an asset within 90 days after the completion of construction or acquisition of such asset; (viii) any surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims of any kind or a grant of any Lien not prohibited by the Exchange Debenture Indenture; (ix) any transfer of properties or assets that is governed by the provisions of the Exchange Debenture Indenture described under the caption "--Certain Covenants--Asset Swaps"; or (x) a disposition of inventory in the ordinary course of business.

    "ASSET SWAP" means the execution of a definitive agreement, subject only to regulatory approval and other customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of assets used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another person or group of affiliated persons; provided that any amendment to or waiver of any closing conditions which individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company or similar entity, any membership or similar interests therein and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having a rating of at least P2 from Moody's Investors Service, Inc. (or its successor) and a rating of at least A2 from Standard & Poor's Ratings Services (or its successor) and (vi) investments in money market or other mutual funds substantially all of whose assets comprise securities of types described in clauses (ii) through (v) above.

    "CCC" means Caribbean Communications Company Ltd., a corporation organized under the laws of Montserrat.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" or group of related "persons" (a "Group") (as such terms are used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any "person" (as defined above) or Group other than a Principal or a Related Party of a Principal becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 50% of the aggregate voting power of all classes of Capital Stock of the Company having the right to elect directors under ordinary circumstances or
(iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    "COMMISSION" means the Securities and Exchange Commission.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the sum of, without duplication, the Consolidated Net Income of such Person for such period plus (i) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (ii) Consolidated Interest Expense of such Person for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income, plus
(iii) consolidated depreciation, amortization and other non-cash charges of the Person and its Subsidiaries deducted in computing Consolidated Net Income of such Person for such period plus (iv) cash payments with respect to any non-cash charges previously added back pursuant to clause (iii). Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum, without duplication of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior government approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, and (v) all other extraordinary gains and extraordinary losses shall be excluded.

    "CONSOLIDATED NET TANGIBLE ASSETS" of a Person means the consolidated total assets of such Person and its consolidated Subsidiaries determined in accordance with GAAP, less the sum of (i) all current liabilities and current liability items, and (ii) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock (or, in the case of the preferred stock to be issued on the Issue Date in exchange for the NML Preferred Stock, to the extent of cash received by the Company upon the original issuance of the NML Preferred Stock), less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date on which the Exchange Debentures are first issued in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of original issuance of the Exchange Debentures or (ii) was nominated for election or elected to such Board of Directors with the approval of (x) two-thirds of the Continuing Directors who were members of such Board at the time of such nomination or election or (y) two-thirds of those Directors who were previously approved by Continuing Directors.

    "CREDIT AGREEMENTS" means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Agreements outstanding on the date on which the Exchange Debentures are first issued and authenticated under the Exchange Debenture Indenture (after giving effect to the use of proceeds thereof) shall be deemed to have been incurred on such date in reliance on the exception provided by clause (b) of the definition of Permitted Indebtedness.

    "CREDIT FACILITY" means that certain Credit Agreement, dated as of March 2, 1998 by and among the Company, Lehman Brothers Inc., as Arranger, and Lehman Brothers Commercial Paper Inc., as Syndication Agent and Administrative Agent and as a lender, and certain banks, financial institutions and other entities, as lenders, providing for up to $190 million of Indebtedness, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, whether or not with the same lenders or agents.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is convertible or exchangeable for Indebtedness or Disqualified Stock or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Exchange Debentures mature, PROVIDED HOWEVER, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the Exchange Debenture Indenture described under the caption "Repurchase at the Option of Holders-- Change of Control" or "Repurchase at the Option of Holders--Asset Sales," as the case may be.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXCHANGE DEBENTURE DESIGNATED SENIOR DEBT" means (i) the Credit Facility,
(ii) the Notes and (iii) any other Senior Debt permitted under the Exchange Debenture Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Exchange Debenture Designated Senior Debt."

    "EXCHANGE DEBENTURE HOLDER" means the Person in whose name an Exchange Debenture is registered.

    "EXCHANGE DEBENTURE PARI PASSU DEBT" means the Exchange Debentures and any other Indebtedness of the Company that (i) specifically provides that such Indebtedness is to rank PARI PASSU with the Exchange Debentures or is otherwise entitled "Senior Subordinated" Indebtedness and (ii) is not expressly subordinated by its terms in right of payment to any Indebtedness of the Company that is not Exchange Debenture Senior Debt.

    "EXCHANGE DEBENTURE SENIOR DEBT" means (i) Indebtedness of the Company or any Subsidiary of the Company under or in respect of any Credit Agreement and the Notes, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts, and (ii) any other Indebtedness permitted under the terms of the Exchange Debenture Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Exchange Debentures. Notwithstanding anything to the contrary in the foregoing sentence, Exchange Debenture Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates or (y) any Indebtedness that is incurred in violation of the Exchange Debenture Indenture (other than Indebtedness under (i) the Credit Facility or (ii) any other Credit Agreement that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Indebtedness under the Exchange Debenture Indenture).

    "EXCHANGE DEBENTURE SUBORDINATED DEBT" means any Indebtedness of the Company (whether outstanding on the date of the Exchange Debenture Indenture or thereafter Incurred) which is expressly subordinate in right of payment to the Exchange Debentures pursuant to a written agreement.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements with respect to Indebtedness that is permitted by the terms of the Exchange Debenture Indenture and (ii) other agreements or arrangements designed to protect such Person against fluctuation in interest rates or the value of foreign currencies purchased or received by such Person in the ordinary course of business.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, or (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof (other than letters of credit securing obligations not constituting Indebtedness that are issued in the ordinary course of business by a Person to the extent not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit) or bankers' acceptances, or (iii) representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable for such property or services, or (iv) representing any Hedging Obligations, in each case if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and extensions of trade credit in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

    "ISSUE DATE" means the date on which the Series A Preferred Stock was originally issued.

    "LEVERAGE RATIO" means the ratio of (i) the aggregate outstanding amount of Indebtedness of the Company and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the aggregate liquidation preference of all outstanding Disqualified Stock of the Company and preferred stock of the Company's Subsidiaries (except preferred stock issued to the Company or a Wholly Owned Subsidiary of the Company) on such date to (ii) the Consolidated Cash Flow of the Company for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

    For purposes of this definition, (i) the amount of Indebtedness which is issued at a discount shall be deemed to be the accreted value of such Indebtedness at the end of the Four Quarter Period, whether or not such amount is the amount then reflected on a balance sheet prepared in accordance with GAAP, and (ii) the aggregate outstanding principal amount of Indebtedness of the Company and its Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of the Company's Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, Consolidated Cash Flow shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries and the issuance of the preferred stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period, (ii) any acquisition (including, without limitation, any acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such acquisition) incurring, assuming or otherwise becoming liable for Indebtedness or such Person's Subsidiaries issuing preferred stock) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company consistent with Article 11 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date on which the Exchange Debentures are first issued. Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated Cash Flow,"
(i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement with respect to a lease not intended as a security agreement).

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and after any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or Asset Swap or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding cash amounts placed in escrow, until such amounts are released to the Company), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and expenses, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any Credit Agreement) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve established for future liabilities.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) the explicit terms of which provide that there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED BUSINESS" means the broadcasting business or any business that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

    "PERMITTED INDEBTEDNESS" has the meaning given in the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

    "PERMITTED INVESTMENTS" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents or securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if, as a result of such Investment, (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) other Investments in any Person or Persons having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (e) that are at the time outstanding without giving effect to subsequent changes in value or increases or decreases attributable to the accounting for the net income of such Investment, not to exceed $15.0 million;
(f) any Investment acquired by the Company in exchange for Equity Interests in the Company (other than Disqualified Stock); (g) any Investment acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of the transfer of title with respect to any secured investment in default as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to such secured Investment; (h) Hedging Obligations permitted under the "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; (i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business; (j) any guarantees permitted to be made pursuant to the covenant entitled "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (k) all Investments of the Company and its Restricted Subsidiaries in existence as of the date of the Exchange Debenture Indenture.

    "PERMITTED LIENS" means (i) Liens securing Indebtedness of a Subsidiary or Liens securing Exchange Debenture Senior Debt that is outstanding on the date of issuance of the Exchange Debentures and Liens securing Exchange Debenture Senior Debt that is permitted by the terms of the Exchange Debenture Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, PROVIDED that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other kinds of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens existing on the date of the Exchange Debenture Indenture; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business; (viii) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; (ix) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (e) of the second paragraph of the covenant entitled "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (x) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (xi) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or its Subsidiary) or interfere with the ordinary conduct of the business of the Company or such Subsidiary; provided, however, that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit; and (xii) customary Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security legislation.

    "PERMITTED REFINANCING DEBT" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness incurred under a Credit Agreement) of the Company or any of its Restricted Subsidiaries; PROVIDED that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Exchange Debenture Subordinated Debt, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Debentures on terms at least as favorable taken as a whole to the Holders of the Exchange Debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PRINCIPAL" means Richard W. Weening and Lewis W. Dickey, Jr.

    "RELATED PARTY" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned subsidiary, or spouse or immediate family member (in the case of an individual) of such principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" means any direct or indirect Subsidiary of the Company that is not an Unrestricted Subsidiary.

    "SERIES A PREFERRED STOCK HOLDER" means the Person in whose name a share of Series A Preferred Stock is registered.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary which would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Exchange Debenture Indenture.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below), (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) CCC. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed

Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if (a) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (b) all the Indebtedness of such Subsidiary shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt; (c) the Company certifies that such designation complies with the "Limitation on Restricted Payments" covenant; (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries; (e) such Subsidiary does not, directly or indirectly, own any Indebtedness of or Equity Interest in, and has no investments in, the Company or any Restricted Subsidiary; (f) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (g) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Exchange Debenture Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the first paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant on a pro forma basis taking into account such designation.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned, directly or indirectly, by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Preferred Stock Offering, the Company will have outstanding 125,000 shares of Series A Preferred Stock, all of which will be freely transferable without restriction (subject to any FCC consent that might be required) or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 may generally only be sold subject to certain restrictions as to timing, manner and volume.

    In general, under Rule 144 as currently in effect, a shareholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Series A Preferred Stock or the average weekly trading volume in the Series A Preferred Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

    Prior to the Preferred Stock Offering, there has been no public market for the Series A Preferred Stock. No prediction can be made as to the effect, if any, that market sales of shares of Series A Preferred Stock or the availability of shares for sale will have on the market price of the Series A Preferred Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of Series A Preferred Stock in the public market could adversely affect the market price of the Series A Preferred Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Underwriting."

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth as of June 24, 1998 (assuming consummation of the Reorganization as of such date and assuming an offering price of $16.00 per share) and as adjusted to give effect to the sale of Class A Common Stock offered pursuant to the Stock Offering, certain information regarding beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director, (iii) each of the Named Executive Officers and
(iv) all directors and executive officers as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                 CLASS A COMMON STOCK                              CLASS B COMMON STOCK(1)
                            ---------------------------------------------------------------  -----------------------------------
                                                                                                                         AFTER
                                 PRIOR TO STOCK                                                   PRIOR TO STOCK         STOCK
                                   OFFERINGS           SHARES      AFTER STOCK OFFERINGS            OFFERINGS          OFFERINGS
                            ------------------------    BEING    --------------------------  ------------------------  ---------
NAME                         NUMBER     PERCENTAGE     OFFERED     NUMBER      PERCENTAGE     NUMBER     PERCENTAGE     NUMBER
--------------------------  ---------  -------------  ---------  -----------  -------------  ---------  -------------  ---------
State of Wisconsin
  Investment Board          1,170,000         85.8%   1,170,000      --            --        3,751,950         43.1%   3,751,950
NationsBanc Capital Corp.      --           --           --          --            --        3,343,417         38.4%   3,343,417
Heller Equity Capital
  Corporation                  --           --           --          --            --          922,272         10.6%     922,272
The Northwestern Mutual
  Life Insurance Company       --           --           --          --            --          693,728          8.0%     693,728
CML Holdings, LLC              --           --           --          --            --           --           --           --
QUAESTUS Management
  Corporation                  --           --           --          --            --           --           --           --
DBBC of Georgia, LLC           --           --           --          --            --           --           --           --
Richard W. Weening             --           --           --          --            --           --           --           --
Lewis W. Dickey, Jr.
William M. Bungeroth           96,725          7.1%      --          96,725(4)         1.3%     --           --           --
Richard J. Bonick, Jr.         96,725          7.1%      --          96,725(4)         1.3%     --           --           --
Robert H. Sheridan, III        --           --           --          --    (5)      --          --           --           --
Ralph B. Everett               --           --           --          --    (5)      --          --           --           --
All Executive Officers and
  Directors, as a group (6
  persons)................    193,450         14.2%      --         193,450           2.6%      --           --           --

                                                        CLASS C COMMON STOCK(2)
                                           --------------------------------------------------

                                                PRIOR TO STOCK
                                                  OFFERINGS           AFTER STOCK OFFERINGS
                                           ------------------------  ------------------------
NAME                         PERCENTAGE     NUMBER     PERCENTAGE     NUMBER     PERCENTAGE
--------------------------  -------------  ---------  -------------  ---------  -------------
State of Wisconsin
  Investment Board                 43.1%      --           --           --           --
NationsBanc Capital Corp.          38.4%      --           --           --           --
Heller Equity Capital
  Corporation                      10.6%      --           --           --           --
The Northwestern Mutual
  Life Insurance Company            8.0%      --           --           --           --
CML Holdings, LLC                --        1,643,214         67.5%   1,643,214         67.5%
QUAESTUS Management
  Corporation                    --          474,356         19.5%     474,356         19.5%
DBBC of Georgia, LLC             --          316,238         13.0%     316,238         13.0%
Richard W. Weening               --          474,356         19.5%     474,356(3)        19.5%
Lewis W. Dickey, Jr.                         316,238         13.0%     316,238(3)        13.0%
William M. Bungeroth             --           --           --           --           --
Richard J. Bonick, Jr.           --           --           --           --           --
Robert H. Sheridan, III          --           --           --           --           --
Ralph B. Everett                 --           --           --           --           --
All Executive Officers and
  Directors, as a group (6
  persons)................       --          790,594         32.5%     790,594         32.5%

------------------------------

(1) Except upon the occurrence of certain events, holders of Class B Common Stock are not entitled to vote, whereas each share of Class A Common Stock entitles its holders to one vote and subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. Under certain conditions and subject to prior governmental approval, shares of Class B Common Stock are convertible into shares of Class A Common Stock and/or Class C Common Stock.

(2) Subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. Under certain conditions and subject to prior governmental approval, shares of Class C Common Stock are convertible into shares of Class A Common Stock.

(3) Represents beneficial ownership attributable to Messrs. Weening and Dickey as a result of their controlling interests in QUAESTUS and DBBC, respectively. Does not include options to purchase 1,000,690 shares of Class C Common Stock granted to each of Messrs. Weening and Dickey under the Executive Plan.


(4) Does not include options to purchase 235,000 and 30,355 shares of Class A Common Stock granted to Messrs. Bungeroth and Bonick, respectively, under the 1998 Plan.



(5) Does not include options to purchase 30,000 shares of class A Common Stock granted to each of Messrs. Sheridan and Everett upon their election to the Board of Directors.

                                  UNDERWRITING

    Subject to the terms and conditions of an Underwriting Agreement dated
            , 1998 (the "Underwriting Agreement") among the Company and the Underwriters, the Underwriters named below (collectively, the "Underwriters"), acting through their representatives, Bear, Stearns & Co. Inc. and Lehman Brothers Inc. (the "Representatives") have agreed, severally and not jointly, to purchase from the Company and the Company has agreed to sell to the Underwriters the number of shares of the Series A Preferred Stock set forth opposite their names below.

UNDERWRITERS                                                                                     NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
Bear, Stearns & Co. Inc........................................................................
Lehman Brothers Inc............................................................................

                                                                                                        -------
  Total........................................................................................         125,000
                                                                                                        -------
                                                                                                        -------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are severally committed to take and pay for all of the Shares of Series A Preferred Stock if any are taken. The closing of the Stock Offering and the Debt Offering are conditions to the closing of the Preferred Stock Offering. The Company has agreed to indemnify the Underwriters against certain liabilities in connection with the offer and sale of the Series A Preferred Stock, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Underwriters propose to offer all or part of the Series A Preferred Stock directly to the public at the public offering price set forth on the cover page hereof and all or part to certain dealers at a price which represents
concessions not to exceed    % of the principal amount of the Series A Preferred
Stock. The Underwriters may allow, and any such dealer may reallow, concessions
to certain other dealers not to exceed    % of the principal amount of the
Series A Preferred Stock. After the initial public offering, the public offering price and such concessions may be changed.

    The Series A Preferred Stock will constitute a new class of securities with no established trading market. The Company does not intend to list the Series A Preferred Stock on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market. The Company has been advised by the Representatives that following the completion of the Preferred Stock Offering, the Representatives intend to make a market in the Series A Preferred Stock. However, they are not obligated to do so and any market-making activities with respect to the Series A Preferred Stock may be discontinued at any time without notice.

    In order to facilitate the Preferred Stock Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series A Preferred Stock during and after the Preferred Stock Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Series A Preferred Stock for their own account by selling more Series A Preferred Stock than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing Series A Preferred Stock in the open market. In addition, the Underwriters may stabilize or maintain the price of the Series A Preferred Stock by bidding for or purchasing shares of the Series A Preferred Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Preferred Stock Offering are reclaimed if Series A Preferred Stock previously distributed in the Preferred Stock Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Series A Preferred Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Series A Preferred Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced may be discontinued at any time.

    Lehman Brothers Inc. and Lehman Brothers Commercial Paper Inc., an affiliate of Lehman Brothers Inc., act as Arranger, and Syndication Agent and Administrative Agent, respectively, in connection with the Credit Facility and will receive any repayment by the Company of amounts outstanding under the Credit Facility from the proceeds of the Offerings. Lehman Brothers Inc. and Bear, Stearns & Co. Inc. ("Bear Stearns") will act as representatives of the Underwriters in the concurrent Debt Offering and the concurrent Stock Offering. Each of the Representatives has engaged from time to time and may in the future engage in general financing and banking transactions with the Company or affiliates thereof.

    The Preferred Stock Offering is being made pursuant to the provisions of
Section 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. Bear Stearns has agreed to act as Qualified Independent Underwriter for the Preferred Stock Offering, and as such has assumed responsibilities of conducting due diligence and has reviewed and participated in the preparation of the Registration Statement. The public offering price of the Series A Preferred Stock will not be higher than the price recommended by Bear Stearns.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain material United States federal income tax consequences generally applicable to purchasers of the Preferred Stock offered hereby. The federal income tax considerations set forth below are based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations ("Treasury Regulations"), judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (the "IRS"). There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below. This discussion applies only to a person who is an initial beneficial owner of the Series A Preferred Stock and (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of source,
(iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of the Series A Preferred Stock or Exchange Debentures is effectively connected with the conduct of a United States trade or business (or, if applicable, attributable to a permanent establishment situated in the United States (a "Holder").

    The summary is not a complete analysis or description of all potential federal tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on, particular Holders, and does not address foreign, state, local or other tax consequences. This summary does not address the federal income tax consequences to (a) special classes of taxpayers (such as S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, foreign companies, nonresident alien individuals, regulated investment companies, real estate investment trusts, dealers in securities or currencies, broker-dealers and tax-exempt organizations) who are subject to special treatment under the federal income tax laws, (b) Holders that hold the Series A Preferred Stock as part of a position in a "straddle", or as part of a "hedging", "conversion", or other integrated investment transaction for federal income tax purposes, (c) Holders that do not hold the Series A Preferred Stock, and the Exchange Debentures that may be issued in redemption of the Series A Preferred Stock as capital assets within the meaning of section 1221 of the Code or (d) Holders whose functional currency is not the U.S. dollar. Furthermore, estate and gift tax consequences are not discussed herein. The Company does not intend to treat the Series A Preferred Stock, the Notes and the Class A Common Stock, all of which are being offered concurrently, as an investment unit for United States federal income tax purposes.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE PURCHASER OF THE SERIES A PREFERRED STOCK IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, HOLDING AND DISPOSITION OF THE SERIES A PREFERRED STOCK OR THE EXCHANGE DEBENTURES.

DIVIDENDS ON THE SERIES A PREFERRED STOCK

    Dividends paid on the Series A Preferred Stock (including dividends paid through the issuance of additional shares of Series A Preferred Stock) will be taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of distributions paid on the Series A Preferred Stock exceeds the Company's current or accumulated earnings and profits, the distributions will be treated as a return of capital, thus reducing the Holder's adjusted tax basis in such Series A Preferred Stock and increasing the amount of gain (or reducing the amount of loss) that may be realized by such Holder upon a sale or exchange of the Series A Preferred Stock. The amount of any distribution which exceeds the Holder's adjusted basis in the Series A Preferred Stock will be taxed as capital gain, and generally will be long-term capital gain if the Holder's holding period for such Series A Preferred Stock exceeds one year. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of the Company's allocable earnings and profits unless the context indicates otherwise.

    DIVIDENDS RECEIVED DEDUCTION. Dividends paid to a corporate Holder who owns less than 20 percent of the Company (by vote or value) will be eligible for the 70 percent dividends-received deduction under section 243 of the Code, subject to the limitations contained in sections 246 and 246A of the Code. In general, the dividends-received deduction is available only if the stock in respect of which the dividend is paid is held for at least 46 days during the 90-day period that begins 45 days before the stock becomes ex-dividend with respect to the dividend (91 days during the 180-day period that begins 90 days before the stock becomes ex-dividend with respect to a dividend in the case of a dividend attributable to a period or periods aggregating more than 366 days). Under section 246(c) of the Code, a taxpayer's holding period for these purposes is reduced by periods during which the taxpayer's risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell and similar transactions. The dividends-received deduction will also not be available if the taxpayer is under an obligation to make related payments with respect to positions in substantially similar or related property. The dividends-received deduction is limited to specified percentages of a corporate Holder's taxable income and may be reduced or eliminated if the corporate Holder has indebtedness "directly attributable" to its investment in the stock. Prospective corporate purchasers of the Series A Preferred Stock should consult their own tax advisors to determine whether these limitations might apply to them.

    For purposes of computing its alternative minimum tax, dividends eligible for the 70 percent dividends-received deduction are included in a corporate Holder's "adjusted current earnings." If such adjusted current earnings exceed the corporate Holder's alternative minimum taxable income (determined without regard to the adjustments for adjusted current earnings or the alternative tax net operating loss deduction), 75 percent of the excess is added to the Holder's alternative minimum taxable income.

    EXTRAORDINARY DIVIDENDS. Under section 1059 of the Code, if a corporate Holder receives an "extraordinary dividend" from the Company with respect to the Series A Preferred Stock which it has not held for more than two years on the dividend announcement date, the basis of the Series A Preferred Stock will be reduced (but not below zero) by the non-taxed portion of the dividend. The reduction in basis is treated as occurring at the beginning of the ex-dividend date of the extraordinary dividend to which the reduction relates. If, because of the limitation on reducing basis below zero, any amount of the non-taxed portion of an extraordinary dividend has not been applied to reduce basis, such amount will be treated as gain from the sale or exchange of the Series A Preferred Stock in the year in which the extraordinary dividend is received. Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income under section 243 of the Code (relating to the dividends-received deduction). An extraordinary dividend on the Series A Preferred Stock generally would include any dividend that (i) equals or exceeds five percent of the Holder's adjusted tax basis in the Series A Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend or (ii) exceeds 20 percent of the Holder's adjusted tax basis in the Series A Preferred Stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the Series A Preferred Stock is an extraordinary dividend, a Holder may elect to use the fair market value of such stock rather than its adjusted tax basis for purposes of determining the applicable percentage limitation if the Holder is able to establish to the satisfaction of the IRS the fair market value of the Series A Preferred Stock as of the day before the ex-dividend date. An extraordinary dividend would also include any amount treated as a dividend in the case of a redemption of the Series A Preferred Stock that is either non-pro rata as to all holders of Company stock or part of a partial liquidation, without regard to the period the Holder held the stock. Corporate Holders should see "Redemption of the Series A Preferred Stock" for a discussion of when a redemption of the Series A Preferred Stock will constitute an extraordinary dividend.

    Certain "qualified preferred dividends," however, are not considered extraordinary dividends. A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends when acquired, provided, however, that the actual rate of return (as determined under section 1059(e)(3) of the Code) on such stock does not exceed 15 percent. If a qualified preferred dividend announced within two years of the date of acquisition of the preferred stock exceeds the five percent (or 20 percent) threshold for extraordinary dividend status described above, (i)
section 1059(a) will not apply (and no reduction in basis will be required) if the Holder holds the stock for more than five years and (ii) if the Holder disposes of the stock before it has been held for more than five years, the aggregate reduction in basis under section 1059(a) will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the Holder over the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return, as determined under section 1059(e)(3) of the Code. The length of time that a Holder is deemed to have held stock for purposes of section 1059 of the Code is determined under principles similar to those contained in section 246(c) of the Code discussed above.

PREFERRED STOCK DISCOUNT

    The Series A Preferred Stock is subject to mandatory redemption on , 2009 (the "Mandatory Redemption"). In addition, on or after
           , 2003 and subject to certain restrictions, the Series A Preferred Stock is redeemable at any time at the option of the Company at specified redemption prices (the "Optional Redemption"). See "Preferred Stock--Optional Redemption" and "Mandatory Redemption." Pursuant to section 305(c) of the Code, Holders of Series A Preferred Stock generally may be required to treat a portion of the difference between the Series A Preferred Stock's issue price and its redemption price as constructive distributions of property includible in income on a periodic basis. For purposes of determining whether such constructive distribution treatment applies, the Mandatory Redemption and the Optional Redemption are tested separately. Constructive distribution treatment is required if either (or both) of these tests is satisfied.

    Section 305(c) of the Code provides that the entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption is treated as being distributed to the Holders of such preferred stock on an economic accrual basis. Preferred stock generally is considered to have a redemption premium for this purpose if the price at which it must be redeemed (the "Redemption Price") exceeds its issue price by more than a DE MINIMIS amount. For this purpose, such excess (the "Series A Preferred Stock Discount") will be treated as zero if it is less than 1/4 of 1% of the Redemption Price multiplied by the number of complete years from the date of issuance of the stock until the stock must be redeemed. Series A Preferred Stock Discount is taxable as a constructive distribution to the Holder (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over the term of the Series A Preferred Stock using a constant interest rate method similar to that employed for accruing original issue discount pursuant to the Code.

    Series A Preferred Stock Discount will arise due to the Optional Redemption feature only if, based on all of the facts and circumstances as of the date the Series A Preferred Stock is issued, redemption pursuant to the Optional Redemption is more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market conditions over which neither the issuer not the Holder has legal or practical control, such as changes in prevailing dividend rates. The Treasury Regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if
(i) the issuer and the Holder are unrelated, (ii) there are no arrangements that effectively require the issuer to redeem the stock and (iii) exercise of the option to redeem would not reduce the yield of the stock. Although the issue is not free from doubt, the Company believes that the Series A Preferred Stock should not be considered to have been issued with Series A Preferred Stock Discount by reason of the Optional Redemption feature.

    Any additional shares of Series A Preferred Stock distributed by the Company in lieu of cash dividend payments on the Series A Preferred Stock ("Dividend Shares") received by Holders of the Series A Preferred Stock may bear Series A Preferred Stock Discount depending upon the issue price of such shares (I.E., the fair market value of the Dividend Shares on the date of their issuance). A Holder's initial tax basis in Dividend Shares will equal the fair market value of such Dividend Shares on their date of distribution. Depending on the fair market value of the Series A Preferred Stock on the date of issuance, Holders may be required to include additional Series A Preferred Stock Discount in income based on the difference between (x) the fair market value of such shares on the date of their issuance and (y) the amount payable on redemption of such shares, unless the difference is DE MINIMUS, as described above. If shares of Series A Preferred Stock (including Dividend Shares) bear Series A Preferred Stock Discount, such shares generally will have different tax characteristics from other shares of Series A Preferred Stock (including other Dividend Shares) and might trade separately, which might adversely affect the liquidity of such shares.

REDEMPTION OF THE PREFERRED STOCK

    A redemption of shares of the Series A Preferred Stock for cash or for Exchange Debentures will be a taxable event. A redemption of shares of the Series A Preferred Stock for cash will be treated as a dividend to the extent of the Company's current or accumulated earnings and profits, unless the redemption
(i) results in a "complete termination" of the Holder's stock interest in the Company under section 302(b) (3) of the Code, or (ii) is "not essentially equivalent to a dividend" with respect to the Holder under section 302(b)(l) of the Code. In determining whether the redemption is treated as a dividend, the Holder must take into account not only stock he or she actually owns, but also stock constructively owned within the meaning of section 318 of the Code. A distribution to a Holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the Holder's stock interest in the company. For these purposes, a redemption of Series A Preferred Stock from a Holder whose actual and constructive ownership of Company Common Stock does not result in such Holder having actual or practical control of the Company should satisfy the "not essentially equivalent to a dividend" test of section 302(b)(l).

    If the redemption of the Series A Preferred Stock for cash or for Exchange Debentures is not treated as a distribution taxable as a dividend, the redemption would result in capital gain or loss equal to the difference between the amount of cash (or the issue price of the Exchange Debentures (as described under "--Issue Price of Exchange Debentures")) received and the Holder's adjusted tax basis in the Series A Preferred Stock redeemed. This gain or loss would be long-term capital gain or loss. See the discussion under "Disposition of the Series A Preferred Stock," regarding certain rules applicable to such gain or loss.

    If a redemption of the Series A Preferred Stock is treated as a distribution rather than a sale or exchange, the amount of the distribution will be measured by the amount of cash (or the issue price of the Exchange Debentures) received by a Holder. As described above, the distribution will be taxable as a dividend to the extent of the Company's earnings and profits. The amount of the distribution in excess of the Company's earnings and profits will reduce the Holder's basis in the redeemed Series A Preferred Stock, and, to the extent the amount of the distribution exceeds such basis, will result in capital gain. If a Holder is left with basis in the redeemed Series A Preferred Stock, such basis will be transferred to any remaining stock holdings in the Company.

    Under section 1059 of the Code, as discussed above, the term extraordinary dividend includes any non-liquidating redemption of stock that is treated as a divided that is (i) non-pro rata as to all holders of the stock of the Company or (ii) which would not be treated as a dividend if options had not be taken into account, in both cases, irrespective of the holding period. Consequently, to the extent an exchange of the Series A Preferred Stock constitutes a dividend, it will constitute an extraordinary dividend to a corporate Holder.

DISPOSITION OF THE PREFERRED STOCK

    Unless a nonrecognition provision applies, the sale or other disposition of Series A Preferred Stock will be a taxable event for U.S. federal income tax purposes. In such event, in general, a Holder of Series A Preferred Stock will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received and (ii) the Holder's tax basis in the Series A Preferred Stock. A Holder's tax basis in the Series A Preferred Stock will equal the initial tax basis of such stock. A corporate Holder's tax basis may be adjusted by virtue of an extraordinary dividend, as discussed above. Any such gain or loss will generally be capital gain or loss. Recently enacted legislation includes substantial changes to the federal taxation of capital gains recognized by individuals, including a 20% maximum tax rate for certain gains from the sale of capital assets held for more than 18 months. The deduction for capital losses is subject to certain limitations. Prospective investors should consult their tax advisors regarding the treatment of capital gains and losses.

INTEREST ON THE EXCHANGE NOTES

    Except as set forth below, interest on the Exchange Debentures will be taxable to a Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the Holder's method of accounting for U.S. federal income tax purposes.

    ORIGINAL ISSUE DISCOUNT. The Exchange Debentures may be issued with original issue discount ("OID") equal to the excess of their "stated redemption price at maturity" over their "issue price" if such excess is greater than a DE MINIMIS amount. Holders of Exchange Debentures will be subject to special tax accounting rules, as described in greater detail below. Holders of Exchange Debentures should be aware that they generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method. As a result, such Holders will include OID in income in advance of the receipt of cash attributable to that income. However, Holders of Exchange Debentures generally will not be required to include separately in income cash payments received on such Exchange Debentures, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). The Company will report to Holders of any OID Exchange Debentures on a timely basis the reportable amount of OID and interest income based on its understanding of applicable law.

    The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest." For this purpose, "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate during the entire term of the debt instrument that appropriately takes into account the length of the intervals between payments). If the Exchange Debentures are issued at a time when the Company has the right to make interest payments with additional Exchange Debentures in lieu of cash, none of the stated interest on such Exchange Debentures will be treated as qualified stated interest. The "issue price" of an Exchange Debenture will be determined as described under "--Issue Price of Exchange Debentures."

    The amount of OID includible in income by the initial Holder of an Exchange Debenture is the sum of the "daily portions" of OID with respect to the Exchange Debenture for each day during the taxable year or portion of the taxable year in which such Holder held such Exchange Debenture ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Exchange Debenture may be of any length and may vary in length over the term of the Exchange Debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Exchange Debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of an Exchange Debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any bond premium, as described below) and reduced by any payments made on such Exchange Debenture (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods.

    PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF OWNING EXCHANGE DEBENTURES.

ISSUE PRICE OF EXCHANGE DEBENTURES

    The issue price of an Exchange Debenture would be equal to (i) its fair market value as of the exchange date if the Exchange Debentures are traded on an established securities market on or at any time during a specified period or
(ii) the fair market value at the exchange date of the Exchangeable Series A Preferred Stock if such Exchangeable Series A Preferred Stock is traded on an established securities market during a specified period but the Exchange Debentures are not. If neither the Exchangeable Series A Preferred Stock nor the Exchange Debentures are so traded, the issue price of the Exchange Debentures would be determined under Section 1274 of the Code, in which case the issue price would be the stated principal amount of the Exchange Debentures provided that the yield on the Exchange Debentures is equal to or greater than the "applicable federal rate" in effect at the time the Exchange Debentures are issued. If the yield on the Exchange Debentures is less than such applicable federal rate, its issue price under section 1274 of the Code would be equal to the present value as of the issue date of all payments to be made on the Exchange Debentures, discounted at the applicable federal rate. It can not be determined at the present time whether the Series A Preferred Stock or the Exchange Debentures will be, at the relevant time, traded on an established securities market within the meaning of the Regulations or whether the yield on the Exchange Debentures will equal or exceed the applicable federal rate.

ELECTION

    A Holder of Exchange Debentures, subject to certain limitations, may elect to include all interest and discount on the Exchange Debentures in gross income under the constant yield method. For this purpose, interest includes stated and unstated interest, acquisition discount, and OID and DE MINIMIS OID, as adjusted by any amortizable bond premium.

AMORTIZABLE BOND PREMIUM

    If the Series A Preferred Stock is exchanged for Exchange Debentures at a time when the "issue price" of the Exchange Debentures exceeds the amount payable at maturity of the Exchange Debenture, such excess will constitute amortizable bond premium that the Holder may elect to amortize under the constant yield method over the term of the Exchange Debenture. A Holder who elects to amortize bond premium must reduce the tax basis in the Exchange Debenture by the amount of the aggregate amortization allowable for amortizable bond premium. Amortizable bond premium will be treated under the Code as an offset to interest income on the related debt instrument for federal income tax purposes.

DISPOSITION OF THE EXCHANGE DEBENTURES

    Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of an Exchange Debenture, will be a taxable event for U.S. federal income tax purposes. In such event, in general, a Holder of Exchange Debentures will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received (except to the extent attributable to accrued interest on the Exchange Debentures which will be treated as such if not previously included in income) and (ii) the Holders's tax basis in the Exchange Debentures (as increased by any OID previously included in income by the Holder and decreased by any amortizable bond premium, if any, deducted over the term of the Exchange Debentures). Any such gain or loss generally will be long-term capital gain or loss. At the time of sale, exchange, disposition, retirement or redemption, a Holder of the Exchange Debentures must also include in income any previously accrued but unrecognized OID.

APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

    The Exchange Debentures will be treated as "applicable high yield discount obligations" ("AHYDO"), under section 163(e) of the Code if they have a term of more than five years, have a yield to maturity that equals or exceeds five percentage points over the "applicable federal rate" for the month in which the Exchange Debentures are issued and have "significant" OID. A debt instrument is treated as having "significant" OID if the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending five years or more after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period and (ii) the product of the initial issue price of such debt instrument and its yield to maturity. For purposes of determining whether an Exchange Debenture is an AHYDO, Holders are bound by the issuer's determination of the appropriate accrual period. Under sections 163(e) and 163(i) of the Code, a C corporation that is an issuer of a debt obligation subject to the AHYDO rules may not deduct any portion of OID until such portion is actually paid.

    In addition, if the Exchange Debentures are AHYDOs and the yield to maturity of the Exchange Debentures exceeds the sum of the AFR plus six percentage points, a portion of the OID under the Exchange Debentures, equal to the product of the total OID under the Exchange Debentures times the ratio of (a) the excess of the yield to maturity over the sum of the AFR plus six percentage points to
(b) the yield to maturity, will not be deductible by the issuer and will be treated for some purposes as dividends to the holders of the Exchange Debentures (to the extent that such amounts would have been treated as dividends to the holders of Exchange Debentures if they had been distribution's with respect to the issuer's stock). Amounts treated as dividends will be nondeductible by the issuer, and may qualify for the dividends-received deduction for corporate Holders.

    Because the amount of OID, if any, attributable to the Exchange Debentures will be determined at such time that the Exchange Debentures are issued and the AFR at such time is not predictable, it is impossible to determine at the present time whether the Exchange Debentures will be treated as AHYDOs.

                               BACKUP WITHHOLDING

    Under section 3406 of the Code and applicable Treasury Regulations, a noncorporate Holder of the Series A Preferred Stock or the Exchange Debentures may be subject to backup withholding at the rate of 31 percent with respect to "reportable payments," which include interest and dividends paid on or the proceeds of a sale, exchange or redemption of Series A Preferred Stock or the Exchange Debentures, as the case may be. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a Taxpayer identification Number ("TIN") to the payor in the manner required, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee underreporting" described in section 3406(c) of the Code or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a) (l)(C) of the Code. As a result, if any one of the events listed above occurs, the payor will be required to withhold an amount equal to 31 percent from any dividend or interest payment made with respect to the Series A Preferred Stock or the Exchange Debentures or any payment or proceeds of a redemption of the Series A Preferred Stock or the Exchange Debentures to a noncorporate Holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the Holder's federal income tax liability, so long as the required information is provided to the IRS. The payor generally will report to the Holders of the Series A Preferred Stock and the Exchange Debentures and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on those securities.

                                 LEGAL MATTERS



    Certain legal matters with respect to the shares of Series A Preferred Stock offered hereby will be passed upon for the Company by Holleb & Coff, Chicago, Illinois. Simpson Thacher & Bartlett, New York, New York has acted as counsel to the Underwriters in connection with the offerings.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION TO OR MAKE ANY REPRESENTATIONS NOT IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CUMULUS MEDIA INC. OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SERIES A PREFERRED STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SERIES A PREFERRED STOCK TO ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                                ----------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................
Risk Factors...................................
Use of Proceeds................................
Dividend Policy................................
Capitalization.................................
Unaudited Pro Forma Combined Financial
 Statements....................................
Selected Historical Financial Data.............
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................
Business.......................................
Pending Acquisitions...........................
Management.....................................
Certain Relationships and Related
 Transactions..................................
Principal Stockholders.........................
Description of Capital Stock...................
Description of Credit Facility and Notes.......
Description of the Series A Preferred Stock and
 Exchange Debentures...........................
Shares Eligible for Future Sale................
Underwriting...................................
Certain Federal Income Tax Considerations......
Legal Matters..................................
Experts........................................
Additional Information.........................
Index to Financial Statements..................        F-1

    UNTIL               , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  $125,000,000

                                     [LOGO]

                               CUMULUS MEDIA INC.

                               % SERIES A CUMULATIVE
                            EXCHANGEABLE REDEEMABLE
                                PREFERRED STOCK

                                ----------------
                                   PROSPECTUS
                                ----------------

                            BEAR, STEARNS & CO. INC.

                                LEHMAN BROTHERS

                                           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Class A Common Stock, the Notes, and the Series A Preferred Stock being registered, all of which will be paid by the Registrant. All amounts are estimates except the registration fee and the NASD filing fee.

Registration fee................................................  $ 148,303
NASD filing fee.................................................     30,500
Nasdaq National Market listing fee..............................     66,000
Blue Sky fees and expenses......................................      7,500
Accounting fees and expenses....................................  1,250,000
Legal fees and expenses.........................................  1,050,000
Transfer agent and registrar fees...............................     15,000
Printing and engraving expenses.................................    350,000
Miscellaneous expenses                                              500,000
                                                                  ---------
  Total.........................................................  $3,417,303
                                                                  ---------
                                                                  ---------

------------------------

*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The general effect of the provisions in the Company's Articles of Incorporation and Illinois Law is to provide that the Company shall indemnify its directors and officers against all liabilities and expenses actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which they have become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor opposed to the best interests of the Company. With respect to legal proceedings by or in the right of the Company in which a director or officer is adjudged liable for improper performance of his duty to the Company or another enterprise which such person served in a similar capacity at the request of the Company, indemnification is limited by such provisions of that amount which is permitted by the court.

    The Company will maintain officers' and directors' liability insurance which will insure against liabilities that officers and directors of the Company may incur in such capacities. The Company anticipates that it will enter into indemnification agreements with each of its directors. Pursuant to such agreements, the Company would indemnify each director (the "Indemnitee") to the fullest extent permitted by Illinois law if the Indemnitee was, is or becomes a party to or witness or other participant in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism resulting from any event or occurrence relating to the fact that the Indemnitee is a director, officer, employee, agent or fiduciary of the Company.

    The Underwriting Agreements will provide for indemnification of the directors and officers of the Company signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including those arising under the Securities Act in certain instances, of the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Upon the initial formation of the Company in April 1997, 1,000 shares of common stock of the Company were issued to Media LLC for nominal consideration.

    On November 17, 1997, the Company issued 16,250 shares of NML Preferred Stock to NML for $16,250,000. On February 5, 1998, the Company issued an additional 16,250 shares of NML Preferred Stock to NML for $16,250,000.

    All of the above transactions were exempt from registration pursuant to
Section 4(2) of the Securities Act. The transactions did not involve a public offering because of the limited number of offerees, the financial sophistication of such offerees, and the fact that no underwriters or investment bankers participated in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

1.1*       Form of U.S. Underwriting Agreement between the Registrant and the U.S.
             Underwriters.
1.2*       Form of International Underwriting Agreements between the Registrant and the
             International Managers
1.3*       Form of Underwriting Agreement between the Registrant and the Underwriters (  %
             Series A Cumulative Exchangeable Redeemable Preferred Stock due 2009)
1.4*       Form of Underwriting Agreement between the Registrant and the Underwriters (  %
             Senior Subordinated Notes)
2.1*       Local Programming and Marketing Agreement dated December 17, 1997 between the
             Cumulus Broadcasting, Inc. and New Frontier Communications, Inc.
2.2*       Local Programming and Marketing Agreement dated January 1, 1998 between Cumulus
             Broadcasting, Inc. and Westwind Broadcasting, Inc.
2.3*       Local Marketing Agreement dated February 10, 1998 between Cumulus Broadcasting,
             Inc. and Wiskes/Abaris Communications KQIZ Partnership
2.4*       Time Brokerage Agreement dated December 15, 1997 between Cumulus Broadcasting,
             Inc. and Clearly Superior Radio, L.L.C.
2.5*       Local Marketing Agreement dated February 16, 1998 between Cumulus Broadcasting,
             Inc. and Lyle Evans d/b/a Brillion Radio Company
2.6*       Program Service and Time Brokerage Agreement dated October 31, 1997 between
             Cumulus Broadcasting, Inc. and Tallahassee Broadcasting Company
2.7*       Local Marketing Agreement dated January 14, 1998 between Cumulus Broadcasting,
             Inc. and Savannah Communications, L.P.
2.8*       Local Programming and Marketing Agreement dated December 23, 1997, between Cumulus
             Broadcasting, Inc. and Lewis Broadcasting Corporation
2.9*       Local Marketing Agreement dated February 16, 1998 between Cumulus Broadcasting,
             Inc. and Jon A. LeDuc
2.10*      Program Services and Time Brokerage Agreement dated February 12, 1998 between
             Cumulus Broadcasting, Inc. and Pamplico Broadcasting, L.P.
2.11*      Asset Purchase Agreement dated December 1, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and West Jewell Management, Inc.
2.12*      Asset Purchase Agreement dated October 30, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, and KIKR Inc.
2.13*      Asset Purchase Agreement dated December 5, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, and Wiskes/Abaris Communications KQIZ Partnership
2.14*      Asset Purchase Agreement dated January 30, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, Pacific Broadcasting of Beaumont, Inc., Beaumont
             Skyware Inc., and Richard Dames
2.15*      Asset Purchase Agreement dated December 30, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, and Sovereign Communications Corporation
2.16*      Asset Purchase Agreement dated December 19, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, Tryon-Seacoast Communications, Inc., Seacoast
             Broadcasting, Inc., and Kennebec-Tryon Communications Corp.
2.17*      Asset Purchase Agreement dated February 18, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, and George H. Buck, Jr., d/b/a WHSC Radio
2.18*      Asset Purchase Agreement dated February 12, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, and Pamplico Broadcasting L.P.

2.19*      Asset Purchase Agreement dated October 8, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, Connor FM Broadcasting Co., Connor Broadcasting
             Corp., J. Parker Connor and Susan C. Connor
2.20*      Stock Purchase Agreement dated December 17, 1997 among Cumulus Holdings, Inc.,
             Tommy R. Vascocu, Elizabeth L. Young, Michael L. Owens, Alan Owens, Robert
             Podolsky, Larry Daniels, Sonja Erskine, and Jeffrey D. Erskine
2.21*      Stock Purchase Agreement dated February 17, 1998 among Cumulus Holdings, Inc. and
             John M. Borders, Don L. Turner, Jerry Goos and Kan-D Land, Inc.
2.22*      Asset Purchase Agreement dated December 15, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, Clearly Superior Radio, L.L.C., 3-D
             Communications Corporation and Dennis F. Doelitzsch
2.23*      Asset Purchase Agreement dated February 12, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Lyle R. Evans d/b/a Brillion Radio Company
2.24*      Asset Purchase Agreement dated January 14, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Savannah Communications, L.P.
2.25*      Asset Purchase Agreement dated December 23, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Lewis Broadcasting Corporation
2.26*      Asset Purchase Agreement dated February 12, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, Jon A. LeDuc and American Communications Company,
             Inc.
2.27*      Asset Purchase Agreement dated January, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, Lesnick Communications, Inc. and Mrs. Betty Carey
2.28*      Asset Purchase Agreement dated October 29, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, Big Country Broadcasting, Inc., and Tye
             Broadcasting, Inc.
2.29*      Asset Purchase Agreement dated October 29, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Arbor Radio, L.P.
2.30*      Asset Purchase Agreement dated March 5, 1997 between Wilks Broadcast Acquisitions,
             Inc. and Cumulus Media, LLC
2.31*      Asset Purchase Agreement dated August 15, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and M & M Partners
2.32*      Stock Purchase Agreement dated October 16, 1997 between Cumulus Holdings, Inc. and
             Philip T. Kelly
2.33*      Stock Purchase Agreement dated November 7, 1997 between Cumulus Holdings, Inc. and
             James Maurer
2.34*      Asset Purchase Agreement dated October 29, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, Carolina Broadcasting, Inc., and Georgetown
             Radio, Inc.
2.35*      Asset Purchase Agreement dated October 9, 1997 among Seacoast Radio Company, LLC,
             Cumulus Broadcasting, Inc. and Cumulus Licensing Corporation
2.36*      Asset Purchase Agreement dated October 9, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Sunny Broadcasters, Inc.
2.37*      Asset Purchase Agreement dated June 26, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, Venice Michel and Venice Broadcasting Corporation
2.38*      Agreement of Sale dated September 4, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Medical College of Georgia Foundation
2.39*      Program Service and Time Brokerage Agreement dated August 18, 1997 between Cumulus
             Broadcasting, Inc. and Tally Radio, LLC
2.40*      Asset Purchase Agreement dated August 18, 1997 among Tally Radio, LLC and Cumulus
             Broadcasting, Inc. and Cumulus Licensing Corporation
2.41*      Asset Purchase Agreement dated August 18, 1997 among HVS Partners and Cumulus
             Broadcasting, Inc. and Cumulus Licensing Corporation
2.42*      Asset Purchase Agreement dated August 25, 1997 among HVS Partners and Cumulus
             Broadcasting, Inc. and Cumulus Licensing Corporation
2.43*      Letter Agreement dated January 16, 1998 between Benchmark Radio Acquisition Fund
             IV Limited Partnership, Cumulus Broadcasting, Inc. and Cumulus Licensing Corp.
2.44*      WZNY Agreement of Sale dated September 4, 1997 among George G. Weiss and Cumulus
             Broadcasting, Inc. and Cumulus Licensing Corporation

2.45*      Asset Purchase Agreement dated May 1, 1997 between HVS Partners and Cumulus Media,
             LLC
2.46*      Asset Purchase Agreement dated April 30, 1997 among Hara Broadcasting, Inc. and
             DLM Communications, Inc. and Cumulus Media, LLC
2.47*      Asset Purchase Agreement dated June 24, 1997 among 62nd Street Broadcasting of
             Toledo, L.L.C., 62nd Street Broadcasting of Toledo License, L.L.C., 62nd Street
             Broadcasting, L.L.C., Cumulus Broadcasting, Inc. and Cumulus Licensing
             Corporation
2.48*      Local Marketing Agreement dated February 15, 1998 among Cumulus Broadcasting,
             Inc., Pacific Broadcasting of Beaumont, Inc., and Beaumont Skyware Inc.
2.49*      Local Marketing Agreement dated December 31, 1997 between Cumulus Broadcasting,
             Inc. and Sovereign Communications Corporation and Madison Radio Group Inc.
2.50*      Asset Purchase Agreement dated March 23, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Esprit Communications Corporation.
2.51*      Purchase Agreement dated November 20, 1996 between IQ Radio, Inc. and Taylor
             Country Broadcasting, Inc.
2.52*      Assignment and Assumption Agreement dated January 20, 1998 among Taylor Country
             Broadcasting, Inc., Cumulus Licensing Corp. and Cumulus Broadcasting, Inc.
2.53*      Asset Purchase Agreement dated January 2, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Westwind Broadcasting Inc.
2.54*      Asset Purchase Agreement dated March 16, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and P and T Broadcasting, Inc.
2.55*      Asset Purchase Agreement dated March 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Crystal Radio Group, Inc.
2.56*      Asset Purchase Agreement dated March 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Ocmulgee Broadcasting Co., Inc.
2.57*      Local Marketing Agreement dated March 16, 1998 between Cumulus Broadcasting, Inc.
             and Phoenix Broadcast Partners, Inc.
2.58*      Asset Purchase Agreement dated February 1997 between Cumulus Media, LLC and Value
             Radio Corporation (WVBO-FM/WOSH-FM/WOGB-FM)
2.59*      Asset Purchase Agreement dated February 1997 between Cumulus Media, LLC and Value
             Radio Corporation (WUSW-FM/WNAM-AM)
2.60*      Asset Purchase Agreement dated February 26, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Mustang Broadcasting Company
2.61*      Asset Purchase Agreement dated March 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, Robert Brooks d/b/a Brooks Broadcasting Company
             and K-Country, Inc.
2.62*      Asset Purchase Agreement dated March 24, 1998 among WSEA, Inc., Cumulus
             Broadcasting, Inc., and Cumulus Licensing Corporation
2.63*      Asset Purchase Agreement dated March 30, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Mountain Wireless, Inc.
2.64*      Asset Purchase Agreement dated February 5, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Castle Broadcasting Limited Partnership
2.65*      Asset Purchase Agreement dated March 5, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, Missouri River Broadcasting, Inc. and JKJ
             Broadcasting, Inc.
2.66*      Asset Purchase Agreement dated March 11, 1998 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation and Clarendon Country Broadcasting, Co. Inc.
2.67*      Asset Purchase Agreement dated April 1998, among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, and Phoenix Broadcast Partners, Inc.
2.68*      Stock Purchase Agreement dated January 9, 1998 between Cumulus Holdings, Inc. and
             Robert Lowder
2.69*      Asset Purchase Agreement dated February 19, 1997 among Cumulus Broadcasting, Inc.,
             Cumulus Licensing Corporation, James Ingstad Broadcasting, Inc., Hometown
             Wireless, Inc., Radio Iowa Broadcasting, Inc. and Ingstad Mankato, Inc.
3.1*       Articles of Incorporation of Cumulus Media Inc.
3.2*       Form of Amended and Restated Articles of Incorporation of Cumulus Media Inc.
3.3*       Bylaws of Cumulus Media Inc.
3.4*       Form of Amended and Restated Bylaws of Cumulus Media Inc.

3.5*       Form of Certificate of Designation with respect to Series A Cumulative
             Exchangeable Redeemable Preferred Stock Due 2009.
3.6**      Articles of Incorporation of Forjay Broadcasting Corporation
3.7**      Bylaws of Forjay Broadcasting Corporation
3.8**      Articles of Incorporation of Minority Radio Associates, Inc.
3.9**      Bylaws of Minority Radio Associates, Inc.
3.10**     Memorandum of Association of GEM Radio Five Ltd.
3.11**     Articles of Association of GEM Radio Five Ltd.
3.12**     Memorandum of Association of Carribean Communications Company Limited
3.13**     Articles of Association of Carribean Communications Company Limited
3.14**     Articles of Incorporation of Forjay Licensing Corp.
3.15**     Bylaws of Forjay Licensing Corp.
3.16**     Articles of Incorporation of MRA Licensing Corp.
3.17**     Bylaws of MRA Licensing Corp.
3.18**     Articles of Incorporation of Cumulus Broadcasting, Inc.
3.19**     Bylaws of Cumulus Broadcasting, Inc.
3.20**     Articles of Incorporation of Cumulus Licensing Corp.
3.21**     Bylaws of Cumulus Licensing Corp.
4.1**      Form of Class A Common Stock Certificate
4.2**      Form of Series A Preferred Stock Certificate
5.1**      Opinion of Holleb & Coff as to the validity of the Common Stock and the Preferred
             Stock
5.2**      Opinion of Paul, Hastings, Janofsky & Walker LLP as to the validity of the Notes
10.1*      Credit Facility dated March 2, 1998 among Cumulus Media Inc., Lehman Brothers Inc.
             and Lehman Commercial Paper Inc.
10.2*      First Amendment, dated May 1, 1998, to the Credit Facility among Cumulus Media
             Inc., Lehman Brothers Inc. and Lehman Commercial Paper
10.3**     Second Amendment, dated June 24, 1998, to the Credit Facility among Cumulus Media
             Inc., Lehman Brothers Inc. and Lehman Commercial Paper
10.4*      Form of Indenture dated            , 1998, between Cumulus Media Inc. and Firstar
             Bank of Minnesota, N.A., as Trustee
10.5*      Form of Exchange Debenture Indenture, dated            , 1998, between Cumulus
             Media Inc. and U.S. Bank Trust National Association, as Trustee
10.6**     Form of Employment Agreement between Cumulus Media Inc. and Richard W. Weening
10.7**     Form of Employment Agreement between Cumulus Media Inc. and Lewis W. Dickey, Jr.
10.8*      Employment Agreement between Cumulus Media Inc. and William M. Bungeroth
10.9*      Employment Agreement between Cumulus Media Inc. and Richard J. Bonick, Jr.
10.10*     Form of Cumulus Media Inc. 1998 Employee Stock Incentive Plan
10.11*     Form of Cumulus Media Inc. 1998 Executive Stock Incentive Plan
10.12**    Services Agreement dated May 1, 1998 by and between QUAESTUS Management
             Corporation and Cumulus Media Inc.
10.13*     Services Agreement dated March 23, 1998 between Stratford Research, Inc. and
             Cumulus Media Inc.
12.1*      Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
             Dividend Requirements
21.1**     Subsidiaries of the Company
23.1*      Consent of Price Waterhouse LLP
23.2*      Consent of Coopers & Lybrand L.L.P.
23.3*      Consent of Coopers & Lybrand L.L.P.
23.4*      Consent of Johnson, Miller & Co.
23.5*      Consent of McGladrey & Pullen, LLP
23.6*      Consent of Plante & Moran, LLP
23.7*      Consent of KPMG Peat Marwick LLP
23.8*      Consent of Johnson, Miller & Co.
23.9**     Consent of Holleb & Coff (included in Exhibit 5.1)
23.10**    Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.2)

24.1*      Powers of Attorney, included on page II-6
25.1*      Statement of Eligibility of the Trustee for the    % Senior Subordinated Notes
25.2*      Statement of Eligibility of the Trustee for the    % Series A Cumulative
             Exchangeable Redeemable Preferred Stock due 2009
27.1***    Financial Data Schedule
99.1*      Affidavit to dispense with consent of certain directors

------------------------

*   Previously filed.

**  Filed herewith.


*** All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.


    (b) Financial Statement Schedules

ITEM 17. UNDERTAKINGS.

    (a) The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act (Section 230.424(b)(1) or (4) or Section 230.497(h)) shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 25, 1998.



                                CUMULUS MEDIA INC.
                                CUMULUS BROADCASTING, INC.
                                CUMULUS LICENSING CORP.
                                FORJAY BROADCASTING CORPORATION
                                FORJAY LICENSING CORP.
                                MINORITY RADIO ASSOCIATES, INC.
                                MRA LICENSING CORP.

                                BY:  /S/ RICHARD W. WEENING
                                     -----------------------------------------
                                     Richard W. Weening
                                     EXECUTIVE CHAIRMAN




    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Executive Chairman,
    /s/ RICHARD W. WEENING        Treasurer and Director
------------------------------    (Principal Executive          June 25, 1998
      Richard W. Weening          Officer)

    /s/ RICHARD W. WEENING      Executive Vice Chairman and
------------------------------    Director
     Richard W. Weening,                                        June 25, 1998
   As Attorney-in-Fact for
     Lewis W. Dickey, Jr.

    /s/ RICHARD W. WEENING      President and Director
------------------------------
     Richard W. Weening,                                        June 25, 1998
   As Attorney-in-Fact for
     William M. Bungeroth

    /s/ RICHARD W. WEENING      Vice President and Chief
------------------------------    Financial Officer
     Richard W. Weening,          (Principal Accounting         June 25, 1998
   As Attorney-in-Fact for        Officer and Principal
    Richard J. Bonick, Jr.        Financial Officer)

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 25, 1998.



                                CARRIBEAN COMMUNICATIONS COMPANY LTD.

                                BY:  /S/ WILLIAM M. BUNGEROTH
                                     -----------------------------------------
                                     William M. Bungeroth
                                     PRESIDENT




    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------

    /s/ RICHARD W. WEENING      Chairman and Director
------------------------------                                  June 25, 1998
      Richard W. Weening

    /s/ RICHARD W. WEENING      Director
------------------------------
     Richard W. Weening,                                        June 25, 1998
   As Attorney-in-Fact for
     Lewis W. Dickey, Jr.

   /s/ WILLIAM M. BUNGEROTH     President, Treasurer and
------------------------------    Director (Principal           June 25, 1998
     William M. Bungeroth         Executive Officer)

    /s/ RICHARD W. WEENING      Vice President and Director
------------------------------
    Richard W. Weening, as                                      June 25, 1998
     Attorney-in-Fact for
    Robin Woodard Weening

                                Director
------------------------------
         John Dickey

    /s/ RICHARD W. WEENING      General Manager (Principal
------------------------------    Accounting Officer and
    Richard W. Weening, as        Principal Financial           June 25, 1998
     Attorney-in-Fact for         Officer)
       Cheryl Chambers

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 25, 1998.



                                GEM RADIO FIVE LTD.

                                BY:  /S/ WILLIAM M. BUNGEROTH
                                     -----------------------------------------
                                     William M. Bungeroth
                                     PRESIDENT




    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------
   /s/ WILLIAM M. BUNGEROTH     President and Director
------------------------------    (Principal Executive          June 25, 1998
     William M. Bungeroth         Officer)

    /s/ RICHARD W. WEENING      General Manager and
------------------------------    Director (Principal
    Richard W. Weening, as        Accounting Officer and        June 25, 1998
     Attorney-in-Fact for         Principal Financial
       Cheryl Chambers            Officer)

    /s/ RICHARD W. WEENING      Director
------------------------------
    Richard W. Weening, as                                      June 25, 1998
     Attorney-in-Fact for
    Robin Woodard Weening

                                Director
------------------------------
         David Chang

                                Director
------------------------------
    Ingrid Crooks-Hussein

                                 EXHIBIT INDEX

                                                                                                              PAGE
   NO.      DESCRIPTION                                                                                      NUMBER
----------  --------------------------------------------------------------------------------------------  -------------
1.1*        Form of U.S. Underwriting Agreement between the Registrant and the U.S. Underwriters.
1.2*        Form of International Underwriting Agreements between the Registrant and the International
              Managers
1.3*        Form of Underwriting Agreement between the Registrant and the Underwriters (  % Series A
              Cumulative Exchangeable Redeemable Preferred Stock due 2009)
1.4*        Form of Underwriting Agreement between the Registrant and the Underwriters (  % Senior
              Subordinated Notes)
2.1*        Local Programming and Marketing Agreement dated December 17, 1997 between the Cumulus
              Broadcasting, Inc. and New Frontier Communications, Inc.
2.2*        Local Programming and Marketing Agreement dated January 1, 1998 between Cumulus
              Broadcasting, Inc. and Westwind Broadcasting, Inc.
2.3*        Local Marketing Agreement dated February 10, 1998 between Cumulus Broadcasting, Inc. and
              Wiskes/Abaris Communications KQIZ Partnership
2.4*        Time Brokerage Agreement dated December 15, 1997 between Cumulus Broadcasting, Inc. and
              Clearly Superior Radio, L.L.C.
2.5*        Local Marketing Agreement dated February 16, 1998 between Cumulus Broadcasting, Inc. and
              Lyle Evans d/b/a Brillion Radio Company
2.6*        Program Service and Time Brokerage Agreement dated October 31, 1997 between Cumulus
              Broadcasting, Inc. and Tallahassee Broadcasting Company
2.7*        Local Marketing Agreement dated January 14, 1998 between Cumulus Broadcasting, Inc. and
              Savannah Communications, L.P.
2.8*        Local Programming and Marketing Agreement dated December 23, 1997, between Cumulus
              Broadcasting, Inc. and Lewis Broadcasting Corporation
2.9*        Local Marketing Agreement dated February 16, 1998 between Cumulus Broadcasting, Inc. and Jon
              A. LeDuc
2.10*       Program Services and Time Brokerage Agreement dated February 12, 1998 between Cumulus
              Broadcasting, Inc. and Pamplico Broadcasting, L.P.
2.11*       Asset Purchase Agreement dated December 1, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and West Jewell Management, Inc.
2.12*       Asset Purchase Agreement dated October 30, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, and KIKR Inc.
2.13*       Asset Purchase Agreement dated December 5, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, and Wiskes/Abaris Communications KQIZ Partnership
2.14*       Asset Purchase Agreement dated January 30, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, Pacific Broadcasting of Beaumont, Inc., Beaumont Skyware Inc., and
              Richard Dames
2.15*       Asset Purchase Agreement dated December 30, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, and Sovereign Communications Corporation
2.16*       Asset Purchase Agreement dated December 19, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, Tryon-Seacoast Communications, Inc., Seacoast Broadcasting, Inc.,
              and Kennebec-Tryon Communications Corp.
2.17*       Asset Purchase Agreement dated February 18, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, and George H. Buck, Jr., d/b/a WHSC Radio
2.18*       Asset Purchase Agreement dated February 12, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, and Pamplico Broadcasting L.P.
2.19*       Asset Purchase Agreement dated October 8, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, Connor FM Broadcasting Co., Connor Broadcasting Corp., J. Parker
              Connor and Susan C. Connor
2.20*       Stock Purchase Agreement dated December 17, 1997 among Cumulus Holdings, Inc., Tommy R.
              Vascocu, Elizabeth L. Young, Michael L. Owens, Alan Owens, Robert Podolsky, Larry Daniels,
              Sonja Erskine, and Jeffrey D. Erskine
2.21*       Stock Purchase Agreement dated February 17, 1998 among Cumulus Holdings, Inc. and John M.
              Borders, Don L. Turner, Jerry Goos and Kan-D Land, Inc.
2.22*       Asset Purchase Agreement dated December 15, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, Clearly Superior Radio, L.L.C., 3-D Communications Corporation and
              Dennis F. Doelitzsch

                                                                                                              PAGE
   NO.      DESCRIPTION                                                                                      NUMBER
----------  --------------------------------------------------------------------------------------------  -------------
2.23*       Asset Purchase Agreement dated February 12, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Lyle R. Evans d/b/a Brillion Radio Company
2.24*       Asset Purchase Agreement dated January 14, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Savannah Communications, L.P.
2.25*       Asset Purchase Agreement dated December 23, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Lewis Broadcasting Corporation
2.26*       Asset Purchase Agreement dated February 12, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, Jon A. LeDuc and American Communications Company, Inc.
2.27*       Asset Purchase Agreement dated January, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, Lesnick Communications, Inc. and Mrs. Betty Carey
2.28*       Asset Purchase Agreement dated October 29, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, Big Country Broadcasting, Inc., and Tye Broadcasting, Inc.
2.29*       Asset Purchase Agreement dated October 29, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Arbor Radio, L.P.
2.30*       Asset Purchase Agreement dated March 5, 1997 between Wilks Broadcast Acquisitions, Inc. and
              Cumulus Media, LLC
2.31*       Asset Purchase Agreement dated August 15, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and M & M Partners
2.32*       Stock Purchase Agreement dated October 16, 1997 between Cumulus Holdings, Inc. and Philip T.
              Kelly
2.33*       Stock Purchase Agreement dated November 7, 1997 between Cumulus Holdings, Inc. and James
              Maurer
2.34*       Asset Purchase Agreement dated October 29, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, Carolina Broadcasting, Inc., and Georgetown Radio, Inc.
2.35*       Asset Purchase Agreement dated October 9, 1997 among Seacoast Radio Company, LLC, Cumulus
              Broadcasting, Inc. and Cumulus Licensing Corporation
2.36*       Asset Purchase Agreement dated October 9, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Sunny Broadcasters, Inc.
2.37*       Asset Purchase Agreement dated June 26, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, Venice Michel and Venice Broadcasting Corporation
2.38*       Agreement of Sale dated September 4, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Medical College of Georgia Foundation
2.39*       Program Service and Time Brokerage Agreement dated August 18, 1997 between Cumulus
              Broadcasting, Inc. and Tally Radio, LLC
2.40*       Asset Purchase Agreement dated August 18, 1997 among Tally Radio, LLC and Cumulus
              Broadcasting, Inc. and Cumulus Licensing Corporation
2.41*       Asset Purchase Agreement dated August 18, 1997 among HVS Partners and Cumulus Broadcasting,
              Inc. and Cumulus Licensing Corporation
2.42*       Asset Purchase Agreement dated August 25, 1997 among HVS Partners and Cumulus Broadcasting,
              Inc. and Cumulus Licensing Corporation
2.43*       Letter Agreement dated January 16, 1998 between Benchmark Radio Acquisition Fund IV Limited
              Partnership, Cumulus Broadcasting, Inc. and Cumulus Licensing Corp.
2.44*       WZNY Agreement of Sale dated September 4, 1997 among George G. Weiss and Cumulus
              Broadcasting, Inc. and Cumulus Licensing Corporation
2.45*       Asset Purchase Agreement dated May 1, 1997 between HVS Partners and Cumulus Media, LLC
2.46*       Asset Purchase Agreement dated April 30, 1997 among Hara Broadcasting, Inc. and DLM
              Communications, Inc. and Cumulus Media, LLC
2.47*       Asset Purchase Agreement dated June 24, 1997 among 62nd Street Broadcasting of Toledo,
              L.L.C., 62nd Street Broadcasting of Toledo License, L.L.C., 62nd Street Broadcasting,
              L.L.C., Cumulus Broadcasting, Inc. and Cumulus Licensing Corporation
2.48*       Local Marketing Agreement dated February 15, 1998 among Cumulus Broadcasting, Inc., Pacific
              Broadcasting of Beaumont, Inc., and Beaumont Skyware Inc.
2.49*       Local Marketing Agreement dated December 31, 1997 between Cumulus Broadcasting, Inc. and
              Sovereign Communications Corporation and Madison Radio Group Inc.

                                                                                                              PAGE
   NO.      DESCRIPTION                                                                                      NUMBER
----------  --------------------------------------------------------------------------------------------  -------------
2.50*       Asset Purchase Agreement dated March 23, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Esprit Communications Corporation.
2.51*       Purchase Agreement dated November 20, 1996 between IQ Radio, Inc. and Taylor Country
              Broadcasting, Inc.
2.52*       Assignment and Assumption Agreement dated January 20, 1998 among Taylor Country
              Broadcasting, Inc., Cumulus Licensing Corp. and Cumulus Broadcasting, Inc.
2.53*       Asset Purchase Agreement dated January 2, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Westwind Broadcasting Inc.
2.54*       Asset Purchase Agreement dated March 16, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and P and T Broadcasting, Inc.
2.55*       Asset Purchase Agreement dated March 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Crystal Radio Group, Inc.
2.56*       Asset Purchase Agreement dated March 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Ocmulgee Broadcasting Co., Inc.
2.57*       Local Marketing Agreement dated March 16, 1998 between Cumulus Broadcasting, Inc. and
              Phoenix Broadcast Partners, Inc.
2.58*       Asset Purchase Agreement dated February 1997 between Cumulus Media, LLC and Value Radio
              Corporation (WVBO-FM/WOSH-FM/WOGB-FM)
2.59*       Asset Purchase Agreement dated February 1997 between Cumulus Media, LLC and Value Radio
              Corporation (WUSW-FM/WNAM-AM)
2.60*       Asset Purchase Agreement dated February 26, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Mustang Broadcasting Company
2.61*       Asset Purchase Agreement dated March 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, Robert Brooks d/b/a Brooks Broadcasting Company and K-Country, Inc.
2.62*       Asset Purchase Agreement dated March 24, 1998 among WSEA, Inc., Cumulus Broadcasting, Inc., and Cumulus Licensing Corporation
2.63*       Asset Purchase Agreement dated March 30, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Mountain Wireless, Inc.
2.64*       Asset Purchase Agreement dated February 5, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Castle Broadcasting Limited Partnership
2.65*       Asset Purchase Agreement dated March 5, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, Missouri River Broadcasting, Inc. and JKJ Broadcasting, Inc.
2.66*       Asset Purchase Agreement dated March 11, 1998 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation and Clarendon Country Broadcasting, Co. Inc.
2.67*       Asset Purchase Agreement dated April 1998, among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, and Phoenix Broadcast Partners, Inc.
2.68*       Stock Purchase Agreement dated January 9, 1998 between Cumulus Holdings, Inc. and Robert
              Lowder
2.69*       Asset Purchase Agreement dated February 19, 1997 among Cumulus Broadcasting, Inc., Cumulus
              Licensing Corporation, James Ingstad Broadcasting, Inc., Hometown Wireless, Inc., Radio
              Iowa Broadcasting, Inc. and Ingstad Mankato, Inc.
3.1*        Articles of Incorporation of Cumulus Media Inc.
3.2*        Form of Amended and Restated Articles of Incorporation of Cumulus Media Inc.
3.3*        Bylaws of Cumulus Media Inc.
3.4*        Form of Amended and Restated Bylaws of Cumulus Media Inc.
3.5*        Form of Certificate of Designation with respect to Series A Cumulative Exchangeable
              Redeemable Preferred Stock Due 2009.
3.6**       Articles of Incorporation of Forjay Broadcasting Corporation
3.7**       Bylaws of Forjay Broadcasting Corporation
3.8**       Articles of Incorporation of Minority Radio Associates, Inc.
3.9**       Bylaws of Minority Radio Associates, Inc.
3.10**      Memorandum of Association of GEM Radio Five Ltd.
3.11**      Articles of Association of GEM Radio Five Ltd.
3.12**      Memorandum of Association of Carribean Communications Company Limited
3.13**      Articles of Association of Carribean Communications Company Limited
3.14**      Articles of Incorporation of Forjay Licensing Corp.
3.15**      Bylaws of Forjay Licensing Corp.
3.16**      Articles of Incorporation of MRA Licensing Corp.
3.17**      Bylaws of MRA Licensing Corp.
3.18**      Articles of Incorporation of Cumulus Broadcasting, Inc.

                                                                                                              PAGE
   NO.      DESCRIPTION                                                                                      NUMBER
----------  --------------------------------------------------------------------------------------------  -------------
3.19**      Bylaws of Cumulus Broadcasting, Inc.
3.20**      Articles of Incorporation of Cumulus Licensing Corp.
3.21**      Bylaws of Cumulus Licensing Corp.
4.1**       Form of Class A Common Stock Certificate
4.2**       Form of Series A Preferred Stock Certificate
5.1**       Opinion of Holleb & Coff as to the validity of the Common Stock and the Preferred Stock
5.2**       Opinion of Paul, Hastings, Janofsky & Walker LLP as to the validity of the Notes
10.1*       Credit Facility dated March 2, 1998 among Cumulus Media Inc., Lehman Brothers Inc. and
              Lehman Commercial Paper Inc.
10.2*       First Amendment, dated May 1, 1998, to the Credit Facility among Cumulus Media Inc., Lehman
              Brothers Inc. and Lehman Commercial Paper.
10.3**      Second Amendment, dated June 24, 1998 to the Credit Facility among Cumulus Media Inc.,
              Lehman Brothers Inc. and Lehman Commercial Paper
10.4*       Form of Indenture dated              , 1998, between Cumulus Media Inc. and Firstar Bank of
              Minnesota, N.A., as Trustee.
10.5**      Form of Exchange Debenture Indenture, dated              , 1998, between Cumulus Media Inc.
              and U.S. Bank Trust National Association, as Trustee.
10.6**      Form of Employment Agreement between Cumulus Media Inc. and Richard W. Weening
10.7**      Form of Employment Agreement between Cumulus Media Inc. and Lewis W. Dickey, Jr.
10.8*       Employment Agreement between Cumulus Media Inc. and William M. Bungeroth
10.9*       Employment Agreement between Cumulus Media Inc. and Richard J. Bonick, Jr.
10.10*      Form of Cumulus Media Inc. 1998 Employee Stock Incentive Plan
10.11*      Form of Cumulus Media Inc. 1998 Executive Stock Incentive Plan
10.12**     Services Agreement dated May 1, 1998 by and between QUAESTUS Management Corporation and
              Cumulus Media Inc.
10.13*      Services Agreement dated March 23, 1998 between Stratford Research, Inc. and Cumulus Media
              Inc.
12.1*       Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend
              Requirements
21.1**      Subsidiaries of the Company
23.1*       Consent of Price Waterhouse LLP
23.2*       Consent of Coopers & Lybrand L.L.P.
23.3*       Consent of Coopers & Lybrand L.L.P.
23.4*       Consent of Johnson, Miller & Co.
23.5*       Consent of McGladrey & Pullen, LLP
23.6*       Consent of Plante & Moran, LLP
23.7*       Consent of KPMG Peat Marwick LLP
23.8*       Consent of Johnson, Miller & Co.
23.9**      Consent of Holleb & Coff (included in Exhibit 5.1)
23.10**     Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.2)
24.1*       Powers of Attorney, included on page II-6
25.1*       Statement of Eligibility of the Trustee for the    % Senior Subordinated Notes
25.2*       Statement of Eligibility of the Trustee for the    % Series A Cumulative Exchangeable
              Redeemable Preferred Stock due 2009
27.1***     Financial Data Schedule
99.1*       Affidavit to dispense with consent of certain directors


--------------------------
*   Previously filed.


**  Filed herewith.



*** All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.